UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 11-K

(Mark One)

☒           ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2016

OR

☐              TRANSITION REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                   to

Commission file number 1-2360

A.            Full title of the plan and address of the plan, if different from that of the issuer named below:

IBM 401(k) Plus Plan

New Orchard Road, M/D 261

Armonk, New York 10504

B.            Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

INTERNATIONAL BUSINESS MACHINES CORPORATION

New Orchard Road

Armonk, New York 10504

IBM 401(k) PLUS PLAN

Page

Financial Statements and Schedules:

Report of Independent Registered Public Accounting Firm	4

Financial Statements:

Statements of Net Assets Available for Benefits at December 31, 2016 and 2015	5

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2016	6

Notes to Financial Statements	7

Supplemental Schedules*:

Schedule G, Part I - Schedule of Loans or Fixed Income Obligations in Default or Classified as Uncollectible at December 31, 2016	27

Schedule H, Line 4i - Schedule of Assets (Held at End of Year) at December 31, 2016	28

Schedule H, Line 4i - Schedule of Assets (Acquired and Disposed of Within Year) for the Year Ended December 31, 2016	31

Exhibit:

Exhibit 23 - Consent of Independent Registered Public Accounting Firm

*   Other schedules required by Section 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosures under the Employee Retirement Income Security Act of 1974 are omitted because they are not applicable.

SIGNATURE

The Plan.  Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

IBM 401(k) Plus Plan

Date:	June 16, 2017	By:	/s/ Robert F. Del Bene
Robert F. Del Bene
Vice President and Controller

Report of Independent Registered Public Accounting Firm

To the Plan Administrator of the IBM 401(k) Plus Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the IBM 401(k) Plus Plan (the “Plan”) at December 31, 2016 and 2015, and the changes in net assets available for benefits for the year ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

The supplemental schedules of loans or fixed income obligations in default or classified as uncollectible at Decenber 31, 2016, of assets (held at end of year) at December 31, 2016, and of assets (acquired and disposed of within year) for the year ended December 31, 2016 have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements.  The supplemental schedules are the responsibility of the Plan’s management.  Our audit procedures included determining whether the supplemental schedules reconcile to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the supplemental schedules, we evaluated whether the supplemental schedules, including their form and content, are presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  In our opinion, the supplemental schedules of loans or fixed income obligations in default or classified as uncollectible, of assets (held at end of year) and of assets (acquired and disposed of within year) are fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, NY

June 16, 2017

IBM 401(k) PLUS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AT DECEMBER 31,

	2016	2015
	(Dollars in thousands)
Assets:
Investments, at fair value (Note 3)	$39,264,034	$36,972,487
Investments in fully benefit-responsive investment contracts, at contract value (Note 5)	8,870,037	8,587,661
Total investments	48,134,071	45,560,148

Receivables:
Notes receivable from participants	250,068	272,452
Income, sales proceeds and other receivables	111,048	90,840
Total receivables	361,116	363,292

Total assets	48,495,187	45,923,440

Liabilities:
Payable for investments purchased	278,067	255,968
Total liabilities	278,067	255,968

Net assets available for benefits	$48,217,120	$45,667,471

The accompanying notes are an integral part of these financial statements.

IBM 401(k) PLUS PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEAR ENDED DECEMBER 31,

2016
(Dollars in thousands)
Additions to net assets attributed to:

Investment income:
Net appreciation in fair value of investments (Note 3)	$3,089,738
Interest income from investments (Note 5)	378,462
Dividends	497,465
3,965,664

Interest income on notes receivable from participants	10,702

Contributions:
Participants	1,088,420
Employer	626,068
1,714,488

Transfer from other benefit plans	89,972

Total additions	5,780,826

Deductions from net assets attributed to:

Distributions to participants	3,184,311

Administrative expenses, net	46,867

Total deductions	3,231,178

Net increase in net assets during the year	2,549,648

Net assets available for benefits:

Beginning of year	45,667,471

End of year	$48,217,120

The accompanying notes are an integral part of these financial statements.

IBM 401(k) PLUS PLAN

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF THE PLAN

The following description of the IBM 401(k) Plus Plan (the “Plan”) provides only general information.  Participants should refer to the Plan prospectus (Summary Plan Description) for a complete description of the Plan’s provisions.

General

The Plan was established by resolution of International Business Machines Corporation’s Retirement Plans Committee (the “Committee”) effective July 1, 1983 and Plan assets are held in trust for the benefit of its participants.  The Plan offers all eligible active, full-time and part-time regular and long-term supplemental United States (U.S.) employees of International Business Machines Corporation (“IBM”) and certain of its domestic related companies and partnerships an opportunity to defer from one to eighty percent of their eligible compensation for before-tax 401(k) and/or Roth 401(k) contributions to any of thirty-four primary investment funds and about 165 mutual funds in an  “Expanded Choice - Mutual Funds tier.”  The investment objectives of the primary funds are described in Note 6, Description of Investment Funds.  In addition, participants are able to contribute up to ten percent of their eligible compensation on an after-tax basis.  Roth 401(k) and after-tax contributions are not available for employees working in Puerto Rico.  Annual contributions are subject to the legal limits permitted by Internal Revenue Service (“IRS”) regulations.

Participants are provided the choice to enroll in a “disability protection program” under which a portion of the participant’s account is used to pay premiums to purchase term insurance (underwritten by Metropolitan Life Insurance Company), which will pay the amount of their before-tax 401(k) contributions, matching contributions, automatic contributions and/or Special Savings Awards into their accounts in the event the participant becomes disabled while insured.

Participants have the choice to enroll in Managed Accounts, an account management service provided by Financial Engines for a fee which is deducted from the participant’s account.

At December 31, 2016 and 2015, the number of participants with an account balance in the Plan was 186,290 and 187,937, respectively.

The Plan is dual qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, and Section 1081.01(a) of the Internal Revenue Code for a New Puerto Rico, as amended (the “PRIRC”).  It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended.

Administration

The Plan is administered by the Committee, which appointed certain officials of IBM to assist in administering the Plan.  The Committee appointed State Street Bank and Trust Company (“SSBT”), as Trustee, to safeguard the assets of the funds and State Street Global Advisors (“SSGA”), the institutional investment management affiliate of SSBT, The Vanguard Group and other investment managers to direct investments in the various funds.  Fidelity Workplace Services LLC (“Fidelity”) is the provider of record keeping and participant services, operator of the IBM Employee Services Center for the Plan in Raleigh, North Carolina as well as the provider of administrative services related to the Expanded Choice - Mutual Funds tier.  Communication services are provided by Fidelity as well as The Vanguard Group.

Contributions

Generally, IBM employer contributions are based upon the IBM pension formula for which the employee was eligible on December 31, 2007, or on hire date on or after January 1, 2005.  If a participant’s IBM Pension Plan eligibility as of December 31, 2007 was (1) the Pension Credit Formula, the participant is eligible to receive a 6% matching contribution and a 4% automatic contribution; or (2) the Personal Pension Account, the participant is eligible to receive a 6% matching contribution and a 2% automatic contribution.  If the participant was hired or rehired on or after January 1, 2005, and is not in one of the job families described below, then the participant is eligible for a 5% employer matching contribution and 1% automatic contribution (Note: Certain Band 6 GBS Entry Professional Hires on or after April 1, 2015 shall become eligible for these benefits only upon promotion.).  If a participant is in any one of the following categories: (1) GBS Application Development Specialist Job Family hired or rehired on or after April 15, 2013; (2) Multi Vendor Service Representative hired or rehired on or after April 1, 2015; (3) Systems Services Representative hired or rehired on or after November 1, 2015; or (4) is in one of the following job families in IBM GTS Infrastructure Services on or after January 1, 2016 (a) IT Specialist; (b) Technical Services; (c) Project Management  (excluding Project Executives and Delivery Project Executives); (d) Enterprise Operations; and (e) Product Services, then the participant is eligible for a 2% matching contribution and a 1% automatic contribution.

A contribution equal to five percent of eligible compensation (referred to as a “Special Savings Award”) will be added to the accounts of participants who are non-exempt employees at each year-end, determinable  on December 15, who participated in the Pension Credit Formula as of December 31, 2007 and have been continuously employed by IBM since that date.  The Special Savings Award will be contributed to eligible participants on the last business day of the year.

Newly hired employees are automatically enrolled at five percent of eligible salary and performance pay after approximately thirty days of employment with IBM, unless they elect otherwise.  New hires become eligible for the IBM automatic contribution and the IBM matching contribution after completing the applicable service requirement, which generally is one year.  GBS Application Development Specialist Job Family hires, Multi Vendor Service Representative hires on or after April 1, 2015 and Systems Services Representative hires on or after November 1, 2015 have a service requirement of two years. GBS Entry Professional Hires on or after April 1, 2015 shall become eligible for these employer contributions only upon promotion.

Matching and automatic contributions are made once annually at the end of the year.  In order to receive such IBM employer contributions each year, a participant must be employed on December 15 of the plan year, and meet all eligibility requirements.  However, if a participant separates from service prior to December 15:

•                  has completed certain service and/or age requirements,

•                  effective April 1, 2016, due to a business transaction (including a divestiture, outsourcing or similar transaction) and the participant accepts employment with the buyer, or

•                  effective July 1, 2016, due to death,

then the participant will be eligible to receive matching and automatic contributions for which they are eligible, following separation from service.

Eligible compensation under the Plan includes regular salary, commissions, overtime, shift premium and similar additional compensation payments for nonscheduled workdays, recurring payments under an employee variable compensation plan, regular IBM Short-Term Disability Income Plan payments, holiday pay and vacation pay, and payments made under any executive incentive compensation plan.  Non-recurring compensation, such as awards, deal team payments and significant signing bonuses are not eligible compensation and cannot be deferred under the Plan.

Participants are able to choose to have their contributions invested entirely in one of, or in any combination of, the following funds or in the Expanded Choice - Mutual Funds tier funds, in multiples of one percent. If participants do not make an investment election, then contributions will be invested in the default Target Date fund that most closely corresponds to the year in which they will reach age 60.

These funds and their investment objectives are more fully described in Note 6, Description of Investment Funds.

All-in-One Life Cycle Funds

Target Retirement 2010 Fund

Target Retirement 2015 Fund

Target Retirement 2020 Fund

Target Retirement 2025 Fund

Target Retirement 2030 Fund

Target Retirement 2035 Fund

Target Retirement 2040 Fund

Target Retirement 2045 Fund

Target Retirement 2050 Fund

Target Retirement 2055 Fund

Income Plus Fund

Conservative Fund

Moderate Fund

Aggressive Fund

Core Building Block Funds

Interest Income Fund
Inflation Protected Bond Fund

Total Bond Market Fund

High Yield and Emerging Markets Bond Fund

Total Stock Market Index Fund

Total International Stock Market Index Fund

Global Real Estate Stock Index Fund (Effective April 1, 2016, 70% Real Estate Investment Trust (REIT) Index Fund and 30% International Real Estate Index Fund)

Expanded Choice — Institutional Funds

Long-Term Corporate Bond Fund

Large Company Index Fund

Large-Cap Value Index Fund

Large-Cap Growth Index Fund

Small/Mid-Cap Stock Index Fund

Small-Cap Value Index Fund

Small-Cap Growth Index Fund

European Stock Index Fund

Pacific Stock Index Fund

Emerging Markets Stock Index Fund

Real Estate Investment Trust (REIT) Index Fund (Effective June 30, 2016 in Expanded Choice — Institutional Fund tier)

International Real Estate Index Fund (Effective June 30, 2016 in Expanded Choice- Institutional Fund tier)

IBM Stock Fund

The Plan participants also have access to the Expanded Choice - Mutual Funds tier investment options.

Participants may change their deferral percentage and investment selection for future contributions at any time.  The changes will take effect for the next eligible pay cycle if the request is completed before the applicable cutoff date.  Also, participants may transfer part or all of existing account balances among funds in the Plan once daily, subject to the Plan restrictions on trading.

The Committee is committed to preserving the integrity of the Plan as a long-term savings vehicle for its employees.  Frequent, short-term trading that is intended to take advantage of pricing lags in funds can harm long-term investors, or increase trading expenses in general.  Therefore, the Plan has implemented frequent trading transaction restrictions and reserves the right to take other appropriate action to curb short-term transactions (buying/selling).

Participant Accounts

The Plan record keeper maintains an account in the name of each participant to which each participant’s contributions and share of the net earnings, losses and expenses, if any, of the various investment funds are recorded.  The earnings on the assets held in each of the funds and all proceeds from the sale of such assets are held and reinvested in the respective funds.

Participants may transfer rollover contributions of before-tax and Roth 401(k) amounts from other qualified savings plans or Individual Retirement Accounts into their Plan account.  Rollovers must be made in cash within the time limits specified by the IRS; stock or in-kind rollovers are not accepted.  These rollovers are limited to active employees on the payroll of IBM (or affiliated companies) who have existing accounts in the Plan.  Retirees are not eligible for such rollovers, except that a retiree or separated employee who has an existing account in the Plan may roll over a lump-sum distribution from an IBM-sponsored qualified retirement plan, including the IBM Personal Pension Plan.  After-tax amounts may also be directly rolled over into the Plan from another qualified savings plan.

On each valuation date, the unit/share value of each fund is determined by dividing the current investment value of the assets in that fund on that date by the number of units/shares in the fund.  The participant’s investment value of assets equals the market value of assets for all funds except the Interest Income Fund for which the participant’s investment value of assets equals the contract value of assets.  In determining the unit/share value, new contributions that are to be allocated as of the valuation date are excluded from the calculation.  On the next day, the cash related to new contributions is transferred into the fund and the number of additional units to be credited to a participant’s account for each fund, due to new contributions, is equal to the amount of the participant’s new contributions to the fund divided by the prior night’s unit value.

Contributions (with the exception of after-tax contributions and Roth 401(k) contributions) made to the Plan, as well as interest, dividends, or other earnings of the Plan are generally not included in the taxable income of the participant until withdrawal, at which time all earnings and contributions withdrawn generally are taxed as ordinary income to the participant.  Additionally, withdrawals by the participant before attaining age 59 1/2 generally are subject to a penalty tax of 10 percent.  After-tax contributions made to the Plan are not tax deferred, but are taxable income prior to the participant making the contribution.  Any interest, dividends or other earnings on the after-tax contributions are generally not included in the taxable income of the participant until withdrawal, at which time all earnings withdrawn are generally taxed as ordinary income to the participant.  Any distribution of earnings on after-tax contributions that are withdrawn by the participant before attaining age 59 1/2 generally are subject to a penalty tax of 10 percent.  Roth 401(k) contributions are not tax deferred, but are taxable income prior to the participant making the contribution.  Interest, dividends or other earnings on Roth 401(k) contributions may not be taxable at withdrawal provided the participant has met the applicable rules.

Consistent with provisions established by the IRS, the Plan’s 2016 limit on employee salary and performance pay deferrals was $18,000.  Participants who were age 50 or older during 2016 could take advantage of a higher 401(k) contribution limit of $24,000.    The 2016 maximum annual deferral amount for employees residing in Puerto Rico was limited by local government regulations to $18,000.  Puerto Rico participants who were age 50 or older in 2016 could take advantage of a higher contribution limit of $19,500.

Vesting

Participants in the Plan are at all times fully vested in their account balance, including employee contributions, employer contributions and earnings thereon, if any.

Distributions

Participants who have terminated employment or are eligible for in-service distributions (e.g. have reached age 59 ½) may request ad hoc distributions ($500 minimum) or a full distribution.

In addition, participants who (1) terminate employment with at least 30 years of IBM service, or (2) become eligible for benefits under the IBM Long-Term Disability Plan or the IBM Medical Disability Income Plan, or (3) are age 55 or older at the time installments begin, may also elect to receive the balance of their account in annual, quarterly or monthly installments.  Eligible participants may request installments over a fixed period of time or at a flat dollar amount ($500 minimum per period for a flat dollar election).  Distributions are subject to the required minimum distribution rules for participants who have reached age 70 ½.

Withdrawals for financial hardship are permitted provided they are for an immediate and significant financial need, and the distribution is necessary to satisfy that need.  Employees are required to fully use the Plan loan program, described below, before requesting a hardship withdrawal. Only an employee’s contributions are eligible for hardship withdrawal; earnings on before-tax 401(k) and Roth 401(k), and IBM contributions (match, automatic, transition credits and Special Savings Award) are not eligible for withdrawal.  Employees must submit evidence of hardship to the record keeper who will determine whether the situation qualifies for a hardship withdrawal based on guidance from the Plan administrator.   A hardship withdrawal is taxed as ordinary income to the employee and may be subject to the 10 percent additional tax on early distributions.

If the participant dies and is married at the time of death, the participant’s spouse must be the beneficiary of the participant’s Plan account, unless the participant’s spouse has previously given written, notarized consent to designate another person as beneficiary.  If the participant marries or remarries, any prior beneficiary designation is canceled and the spouse automatically becomes the beneficiary.  If the participant is single, the beneficiary may be anyone previously designated by the participant under the Plan.  In the absence of an effective designation under the Plan at the time of death, the proceeds normally will be paid in the following order:  the participant’s spouse, the participant’s children in equal shares, or to surviving parents equally.  If no spouse, child, or parent is living, payments will be made to the executors or administrators of the participant’s estate.

After the death of a participant, an account will be established for the participant’s beneficiary.  If the beneficiary is a spouse or domestic partner, the beneficiary’s account may be maintained in the Plan, subject to IRS required minimum distributions.  If the beneficiary is neither a spouse nor a domestic partner, the account will be paid to the beneficiary in a lump sum.  Beneficiaries may roll over distributions from the Plan.

Participant Loans

Participants may borrow up to one-half of the value of their account balance, not to exceed $50,000, within a twelve month period.  Loans will be granted in $1 increments subject to a minimum loan amount of $500.  Participants are limited to two simultaneous outstanding Plan loans.  Repayment of a loan is made through semi-monthly payroll deductions.  Loans originated under the Plan have a repayment term of one to four years for a general purpose loan or one to ten years for a primary residence loan.  There are a limited number of outstanding loans originated under acquired company plans that were merged into the Plan having repayment terms greater than 10 years and up to a maximum term of 30 years.  The loans originated under the Plan bear a fixed rate of interest, set quarterly, for the term of the loan, determined by the plan administrator to be 1.25 points above the prime rate.  The interest is credited to the participant’s account as the semi-monthly repayments of principal and interest are made.  Interest rates on outstanding loans at December 31, 2016 and 2015 ranged from 3.25 percent to 10.75 percent.

Participants may prepay the entire remaining loan principal at any time.  Employees on an approved leave of absence may elect to make scheduled loan payments directly to the Plan.  Participants may continue to contribute to the Plan while having an outstanding loan.  A loan default is a taxable event to the participant and will be reported as such in the year of the loan default.

Participants who retire or separate from IBM and have outstanding Plan loans may make loan repayments via coupon payments or Automated Clearing House (ACH) deductions to continue monthly loan repayments according to their original amortization schedule.

Termination of Service

If the value of a participant’s account is $1,000 or less, it will be distributed to the participant in a lump-sum payment following the termination of the participant’s employment with IBM.  If the account balance is greater than $1,000 at the time of separation, the participant may defer distribution of the account until age 70 ½.

Termination of the Plan

IBM reserves the right to terminate this Plan at any time by action of the Board of Directors of IBM.  In that event, each participant or beneficiary receiving or entitled to receive payments under the Plan would receive the balance of the account at such time and in accordance with applicable law and regulations.  In the event of a full or partial termination of the Plan, or upon complete discontinuance of contributions under the Plan, the rights of all affected participants in the value of their accounts would be non-forfeitable.

Risks and Uncertainties

The Plan provides for various investment options in the form of mutual funds, commingled funds or separately-managed funds. These funds invest in equities, fixed income securities, synthetic guaranteed investment contracts (“synthetic GICs”), a separate account investment contract (“separate account GIC”) and derivative contracts.  Investment securities are exposed to various risks, such as interest rate and foreign currency movements, credit quality changes and overall market volatility.  Interest rate risk is the risk of change in the market value of the assets due to a change in interest rates. Foreign currency risk is the risk of a change in market value due to the change in foreign currency exchange rates. Credit risk is the risk of change in the market value of assets due to the change in creditworthiness of the underlying issuer. Market risk is the possibility of  losses due to factors that affect the overall performance of the financial markets. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is reasonably possible that changes in risks in the near term could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits.  The Plan is potentially exposed to credit loss in the event of non-performance by the companies with whom the Plan entered into the synthetic GICs and a separate account GIC.  However, the Committee does not anticipate non-performance by these companies at this time.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are prepared under the accrual basis of accounting, except distributions, which are recorded when paid.  Investments held by a defined contribution plan are required to be reported at fair value, except for fully benefit-responsive investment contracts.  Contract value is the relevant measure for the portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan.  Notes receivable from participants are measured at their unpaid principal balance plus any accrued interest.  Within the financial statements and tables presented, certain columns and rows may not add due to the use of rounded numbers for disclosure purposes. Percentages presented are calculated from the underlying whole-dollar amounts. Certain prior year amounts have been reclassified to conform to the current year presentation. This is annotated where applicable.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and changes therein, and disclosures of contingent assets and liabilities at the date of the financial statements.  Actual results could differ from those estimates.

Valuation of Investments

Investments are stated at fair value (except for fully benefit-responsive investment contracts, which are stated at contract value).  Accounting guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Under this guidance, the Plan is required to classify certain assets and liabilities based on the following fair value hierarchy:

• Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities that can be accessed at the measurement date;

• Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and

• Level 3 —Unobservable inputs for the asset or liability.

The guidance requires the use of observable market data if such data is available without undue cost and effort.

Assets are classified within the fair value hierarchy according to the lowest level input that is significant to the fair value measurement. Valuation techniques used maximize the use of observable inputs and minimize the use of unobservable inputs.  A security that is categorized as Level 3 is valued using the last available market price or a price from an alternate pricing source.  The valuation methodology is applied consistently from period to period.

Certain investments are measured at fair value using the net asset value (NAV) per share (or its equivalent) as a practical expedient. These investments include commingled funds which may include 103-12 investments, common collective trusts and pooled separate accounts which are typically valued using the NAV provided by the administrator of the fund. The NAV is based on the value of the underlying assets owned by the fund, minus liabilities and divided by the number of shares or units outstanding.  In accordance with accounting guidance, these investments have not been classified in the fair value hierarchy. Refer to note 2, “Standards Implemented”. Generally, mutual funds have a quoted market price in an active market and are classified as Level 1.

Common stocks, certain mutual funds  and financial derivative instruments, such as futures contracts or options contracts that are traded on a national securities exchange, are stated at the last reported sale or settlement price on the day of valuation.  Valuation adjustments may be applied to certain securities that are solely traded on a foreign exchange to account for the market movement between the close of the foreign market and the close of the New York Stock Exchange. These securities are valued using pricing service providers that consider the correlation of the trading patterns of the foreign security to the intraday trading in the U.S. markets for investments.

Fixed income investments are valued on the basis of valuations furnished by Trustee-approved independent pricing services. These services determine valuations for normal institutional-size trading units of such securities using models or matrix pricing, which incorporates yield and/or price with respect to bonds that are considered comparable in characteristics such as rating, interest rate and maturity date and quotations from bond dealers to determine current value. If these valuations are deemed to be either not reliable or not readily available, the fair value will be determined in good faith by the Trustee.

Over-the-counter derivatives are typically valued using proprietary pricing models that use as their basis readily observable market parameters — that is, parameters that are actively quoted and can be validated to external sources, including industry pricing services. Depending on the types and contractual terms of derivatives, fair value can be modeled using a series of techniques, such as the Black-Scholes option pricing model, simulation models or a combination of various models, which are consistently applied. Where derivative products have been established for some time, the Plan uses models that are widely accepted in the financial services industry. These models reflect the contractual terms of the derivatives, including the period to maturity, and market-based parameters such as interest rates, volatility and the credit quality of the counterparty. Further, many of these models do not contain a high level of subjectivity, as the methodologies used in the models do not require significant judgment, and inputs to the model are readily observable from actively quoted markets, as is the case for “plain vanilla” interest rate swaps, option contracts and credit default swaps.

Short-term interest bearing cash securities are valued at amortized cost, which includes cost and accrued interest and approximates fair value. Short-term investments represent securities with original maturities of one year or less. These assets are classified as Level 1 or Level 2.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values.  Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Security Transactions and Related Investment Income

Security transactions are recorded on a trade-date basis.  Dividend income is recorded on the ex-dividend date and interest income is recorded on the accrual basis.

The Plan presents in the Statement of Changes in Net Assets Available for Benefits the net change in the fair value of its investments, which consists of realized gains and losses and the unrealized appreciation and depreciation on those investments.

Administrative Expenses and Investment Management Fees

Participants pay for administrative expenses of the Plan which are included in each fund’s expense ratio.  These costs include (a) investment management, custody and benefit responsive investment contract fees which are charged to the applicable funds,  and, (b) operational expenses required for administration of the Plan including trustee and recordkeeping which are charged against the funds’ assets on a pro rata basis throughout the year.  Operational expenses related to balances in the Expanded Choice - Mutual Funds  are deducted from participant account balances. Brokerage fees and commissions are included in the cost of investments and in determining net proceeds on sales of investments.  Investment management, custodial and administrative fees for commingled trusts and mutual funds are charged based on a percentage of net asset value and are paid from the assets of the respective funds.

Revenue Sharing

Certain fund families may pass a portion of their fees to Fidelity as provider of recordkeeping services for the Plan. In addition, Fidelity attributes a certain portion of Fidelity mutual fund expenses to recordkeeping.  Participants invested in mutual funds that have such arrangements (currently Dodge & Cox and Fidelity) will receive a credit based on their investment in those funds, if the participant has an account balance in the Plan when the credit is calculated.  Following each quarter-end (currently within 30 days of quarter-end), a pro rata share of the fees received from the mutual fund will be allocated to the participant’s account, based on the participant’s investment in the mutual fund.  The amount allocated will be used to purchase additional shares of the mutual fund to which the credit relates. Any revenue sharing that is attributable to a participant who no longer has an account in the Plan will be used to reduce future Plan expenses.

Standards Implemented

In May 2015, the Financial Accounting Standards Board (FASB) amended guidance for reporting investments in certain entities that calculate net asset value per share (or its equivalent) so that entities will no longer be required to categorize these investments in the fair value hierarchy  The guidance is effective for the year ending December 31, 2016 with early adoption permitted. The Plan adopted the guidance for 2016, on a retrospective basis. Refer to Note 3, “Investments”, on pages 16 to 17 for additional information.

In July 2015, the FASB issued a three-part standard that provides guidance on certain aspects of  accounting by employee benefit plans.  Part I amended the guidance for fully benefit-responsive investment contracts (FBRICs) to report them only at contract value and to no longer present a reconciliation of a FBRIC’s fair value to its contract value on the face of the plan financial statements.  In addition, FBRICs, including the underlying investments of a synthetic guaranteed investment contract, are not included in the fair value hierarchy table.  Part II amended certain plan investment disclosures, including the elimination of investments greater than 5 percent of net assets; reporting the net appreciation/depreciation only in the aggregate and investments in the fair value hierarchy table are segregated only by general type of investment.  In addition, if an investment is measured using the net asset value per share (or its equivalent) practical expedient, and that investment is in a fund that files a U.S. Department of Labor Form 5500, Annual Return/Report of Employee Benefit Plan, as a direct filing entity, a disclosure of that investment’s strategy is not required. The guidance is effective January 1, 2016 with early adoption permitted. The Plan adopted the guidance in 2015.

NOTE 3 — INVESTMENTS

The following tables set forth by level, within the fair value hierarchy, the Plan’s investments at fair value at December 31, 2016 and 2015.

Investments at Fair Value as of December 31, 2016

(Dollars in Thousands)	Level 1	Level 2	Level 3	Total

Equity:
Equity mutual funds	$3,497,409	$—	$—	$3,497,409
IBM Corporation common stock	1,460,288			1,460,288
Equity securities	5,462,599	3,166,148	704	8,629,451

Fixed income:
Government securities		4,437,222		4,437,222
Corporate bonds		1,489,215	1,479	1,490,693
Mortgage and asset-backed securities		70,044		70,044
Fixed income mutual funds	1,327,053			1,327,053

Cash and cash equivalents	28,398	8,297		36,695

Derivatives	(1,017)	(2,278)		(3,295)

Other mutual funds	870,384			870,384

Subtotal	12,645,114	9,168,648	2,183	21,815,945

Investments measured at net asset value using the NAV practical expedient (1)				17,448,089
Total investments at fair value	$12,645,114	$9,168,648	$2,183	$39,264,034

(1)   Investments measured at fair value using the net asset value (NAV) per share (or its equivalent) as a practical expedient, includes commingled funds, hedge funds, private equity and real estate partnerships.  Commingled funds may include 103-12 investments, common collective trusts, and pooled separate accounts.

The balances of and changes in the fair values of the Plan’s level 3 assets for the period ending December 31, 2016 were not material and therefore a roll forward is not presented.

Investments at Fair Value as of December 31, 2015

(Dollars in Thousands)	Level 1	Level 2	Level 3	Total

Equity:
Equity mutual funds	$3,586,614	$—	$—	$3,586,614
IBM Corporation common stock	1,321,957			1,321,957
Equity securities	5,063,625	3,197,606	1,660	8,262,891

Fixed income:
Government securities		4,246,733		4,246,733
Corporate bonds		1,211,075	1,346	1,212,421
Mortgage and asset-backed securities		55,323		55,323
Fixed income mutual funds	1,158,277			1,158,277

Cash and cash equivalents	29,655			29,655

Derivatives	470	115		585

Other mutual funds	737,793			737,793

Subtotal	11,898,392	8,710,852	3,006	20,612,250

Investments measured at net asset value using the NAV practical expedient (1)				16,360,237
Total investments at fair value	$11,898,392	$8,710,852	$3,006	$36,972,487

(1)   Investments measured at fair value using the net asset value (NAV) per share (or its equivalent) as a practical expedient, includes commingled funds, hedge funds, private equity and real estate partnerships.  Commingled funds may include 103-12 investments, common collective trusts, and pooled separate accounts.

The balances of and changes in the fair values of the Plan’s level 3 assets for the period ending December 31, 2015 were not material and therefore a roll forward is not presented.

Transfers between Levels

The Plan’s policy is to recognize transfers in and transfers out at the beginning of the period.  For the year ended December 31, 2016, $6.6 million in equity securities were transferred  from Level 2 to Level 1. In 2016, these securities were valued based on quoted prices in active markets and therefore were classified as Level 1.  For the year ended December 31, 2016, there were no transfers  in or out of Level 3. For the  year ended December 31, 2015, there were no transfers between Levels 1 and 2 and no transfers in or out of Level 3.

Fair Value of Investments that Calculate Net Asset Value

The following table summarizes investments measured at fair value based on net asset value per share at December 31, 2016 and 2015, respectively:

Investments at fair value:	2016	2015
	(Dollars in thousands)

Equity funds	$15,274,471	$14,360,223
Other funds	1,238,215	1,118,592
Short-term Investment funds	935,403	881,422
Total investments measured at net asset value using the NAV practical expedient	$17,448,089	$16,360,237

Generally, under ordinary market conditions, investments in the funds included in the table above provide daily market liquidity to Plan participants and the Plan, facilitating daily participant transactions (issuances and redemptions).  Investment in some of these funds may be subject to redemption restrictions at the fund’s discretion in limited situations including, but not limited to, a major market event, closure of a market on which any significant portion of the assets of the fund are invested, a situation deemed to be an emergency by the fund, and a situation in which price or value of the assets cannot be promptly and accurately ascertained.  At December 31, 2016 and 2015, no funds were subject to redemption restrictions.

NOTE 4 — DERIVATIVES

In accordance with the investment strategy of the separately-managed funds, investment managers execute transactions in various derivative instruments.  These derivative instruments include swaps, options, bond and equity futures and forward contracts.  The fund uses derivatives to obtain synthetic exposure and for risk management purposes, which involves risks such as credit risk.

Derivative instruments are carried at fair value.  The net fair value of derivative financial instruments was a liability of  $3.3 million  (Assets $6.4 million and Liabilities $9.7 million) and an asset of $0.6 million (Assets $5.2 million and Liabilities $4.6 million) as of December 31, 2016 and 2015, respectively.  The gross notional amount of derivative financial instruments reported in Investments, at fair value within the Statement of Net Assets Available for Benefits was $729 million and $478 million as of December 31, 2016 and 2015, respectively.

NOTE 5 — INVESTMENT CONTRACTS

The Plan entered into benefit-responsive synthetic investment contracts (“synthetic GICs”) and a separate account investment contract (“separate account GIC” and together with the synthetic GICs, “Investment Contracts”), for the Interest Income Fund (“the Fund”), with various third parties, i.e., insurance companies and banks.

A synthetic GIC provides for a fixed return on principal over a specified period of time, e.g., a quarterly crediting rate.  These investment contracts, which are backed by underlying assets owned by the Plan, are issued by third parties.  A separate account GIC also provides for a fixed return on principal and these investment contracts are funded by contributions which are held in separate accounts at the third party established for the sole benefit of the Fund participants.  Both types of Investment Contracts are meant to be fully benefit-responsive.  Participants transact at contract value, which represents contributions plus interest earned based on a formula called the “crediting rate.”  The crediting rate formula smooths and decreases differences over time between the market value of the covered assets and the contract value.  The crediting rate is most impacted by the change in the annual effective yield to maturity of the underlying securities, but is also affected by changes in general level of interest rates, administrative expenses and cash flows into or out of the contract.  The difference between the contract value and the market value of the covered assets is amortized over time as determined by the terms of the contract, typically the Investment Contract’s actual or benchmark duration. A change in duration of the covered assets or benchmark from reset period to reset period can affect the timing with which any difference is amortized.  Crediting rates are reset quarterly or more often if deemed appropriate.  Investment Contracts provide a guarantee that the crediting rate will not fall below zero percent.

An Investment Contract crediting rate, and hence the Fund’s return, may be affected by many factors, including purchases and redemptions by participants.  The precise impact on the Investment Contract depends on whether the market value of the covered assets is higher or lower than the contract value of those assets.  If the market value of the covered assets is higher than the contract value, the crediting rate will ordinarily be higher than the yield of the covered assets.  Under these circumstances, cash from new investors will tend to lower the crediting rate and the Fund’s return, and redemptions by existing participants will tend to increase the crediting rate and the Fund’s return.  If the market value of the covered assets is less than the contract value, the crediting rate will ordinarily be lower than the yield of the covered assets.  Under these circumstances, cash from new investors will tend to increase the crediting rate and the Fund’s return, and redemptions by existing participants will tend to decrease the crediting rate and the Fund’s return. If the Investment Contract experiences significant redemptions when the market value is below the contract value, the Investment Contract’s crediting rate may be reduced significantly, to a level that may not be competitive with other investment options. If redemptions continued, the crediting rate could be reduced to zero.  If the Investment Contract has insufficient covered assets to meet redemption requests, the Fund would require payments from the Investment Contract issuer to pay further participant redemptions.

The Fund and the Investment Contracts purchased for the Fund are designed to pay all participant-initiated transactions at contract value.  Participant-initiated transactions are those transactions allowed by the provisions of the Plan (typically this would include withdrawals for benefits, loans, or transfers to non-competing funds within the Plan).  However, the Investment Contracts may limit the ability of the Fund to transact at contract value upon the occurrence of certain events.  At this time, the occurrence of any of these events is not probable.  These events include:

•                  The Plan’s failure to qualify under Section 401(a) or Section 401(k) of the Internal Revenue Code.

•                  The establishment of a defined contribution plan that competes with the Plan for employee contributions.

•                  Any substantive modification of the Plan or the administration of the Plan that is not consented to by the investment contract issuer.

•                  Complete or partial termination of the Plan.

•                  Any change in law, regulation or administrative ruling applicable to the Plan that could have a material adverse effect on the Fund’s cash flow.

•                  Merger or consolidation of the Plan with another plan, the transfer of plan assets to another plan, or the sale, spin-off or merger of a subsidiary or division of the plan sponsor.

•                  Any communication given to participants by the Plan sponsor or any other plan fiduciary that is designed to induce or influence participants not to invest in the Fund or to transfer assets out of the Fund.

•                  Exclusion of a group of previously eligible employees from eligibility in the Plan.

•                  Any significant retirement program, group termination, group layoff, facility closing or similar program.

•                  Any transfer of assets from the Fund directly to a competing option, if such transfers are prohibited.

•                  Bankruptcy of the plan sponsor or other plan sponsor events which cause a significant withdrawal from the Plan.

An investment contract issuer may terminate a contract at any time.  In the event that the market value of the covered assets is below the contract value at the time of such termination, the Plan may elect to keep a contract in place to allow for the convergence of the market value and the contract value.  An investment contract issuer may also terminate a contract if certain terms of the Investment Contract fail to be met.

Investment Contracts generally impose conditions on both the Plan and the issuer.  If an event of default occurs and is not remediated, the non-defaulting party may terminate the contract.  The following may cause the Plan to be in default: a breach of material obligation under the contract; a material misrepresentation; or a material amendment to the Plan agreement.  The issuer may be in default if it breaches a material obligation under the investment contract; makes a material misrepresentation; is acquired or reorganized.  If, in the event of default of an issuer, the Fund were unable to obtain a replacement investment contract, the Fund may experience losses if the market value of the Plan’s assets no longer covered by the contract is below contract value.  The Fund may seek to add additional issuers over time to diversify the Fund’s exposure to such risk, but there is no assurance the Fund will be able to do so.  The combination of the default of an issuer and an inability to obtain a replacement agreement could render the Fund unable to maintain contract value.  The terms of an Investment Contract generally provide for settlement of payments only upon termination of the contract or total liquidation of the covered investments.  Generally, payments will be made pro-rata, based on the percentage of investments covered by each issuer.  Contract termination occurs whenever the contract value or market value of the covered investments reaches zero or upon certain events of default.  If the contract terminates when the market value equals zero, the issuer will pay the excess of contract value over market value to the Plan to the extent necessary for the Plan to satisfy outstanding contract value withdrawal requests.  Contract termination also may occur by either party upon election and notice as agreed to under the terms of the contract.

The following table provides the disaggregation of contract value between types of Investment Contracts held by the Plan.

Investment Contracts at December 31,	2016	2015
	(Dollars in thousands)
Contract value:
Synthetic GICs	$7,272,966	$7,032,426
Separate account GICs	1,597,071	1,555,235
Total Investment Contracts	$8,870,037	$8,587,661

NOTE 6 - DESCRIPTION OF INVESTMENT FUNDS

The objectives of the thirty-four primary investment funds in which participants could invest in 2016 are described below:

All in One Life Cycle Funds

The All in One Life Cycle funds reflect a portfolio of diversified investments — U.S. stocks, international stocks, real estate equity stocks and fixed-income investments — from the existing core funds noted below, plus a balanced exposure fund and a commodities fund (not available to participants as standalone offerings).  These funds offer a convenient low-cost way to achieve diversification, professional investment management and periodic rebalancing as needed.  The funds are structured by the IBM Retirement Fund organization and managed by the underlying funds’ managers.

The Target Retirement Funds offer portfolios with asset allocations designed for varying retirement dates or the year in which one expects to start drawing on their retirement assets. The portfolios are offered in five year increments from 2010 to 2055, with the 2030 through 2055 funds providing a significantly higher allocation to stocks. As a fund draws closer to its associated “target date”, the fund will automatically shift toward a more conservative risk level by reducing its allocation to stocks. Each fund’s reduction to stocks continues through its “target date” for another 10 years, until the fund’s allocation and risk profile matches that of the Income Plus Fund and will subsequently be merged into the Income Plus Fund. The Target Retirement funds assume a retirement age of 60.

•                                          Target Retirement 2010 Fund - seeks returns that moderately outpace inflation over the long term. Target asset allocation between stocks and bonds is 34% stocks*, 66% bonds.

•                                          Target Retirement 2015 Fund - seeks returns that outpace inflation over the long term. Target asset allocation between stocks and bonds is 46% stocks*, 54% bonds.

•                                          Target Retirement 2020 Fund - seeks relatively high returns at a moderate risk level. Target asset allocation between stocks and bonds is 58% stocks*, 42% bonds.

•                                          Target Retirement 2025 Fund — seeks relatively high returns at a moderate risk level. Target asset allocation between stocks and bonds is 70% stocks*, 30% bonds.

•                                          Target Retirement 2030 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 82% stocks*, 18% bonds.

•                                          Target Retirement 2035 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 89% stocks*, 11% bonds.

•                                          Target Retirement 2040 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 90% stocks*, 10% bonds.

•                                          Target Retirement 2045 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 90% stocks*, 10% bonds.

•                                          Target Retirement 2050 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 90% stocks*, 10% bonds.

•                                          Target Retirement 2055 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 90% stocks*, 10% bonds.

* Exposure to the balanced exposure and commodities funds is considered part of the allocation to stocks.

The Target Risk Funds that have a preset mix of stock and fixed income investments in order to provide broad diversification at four given levels of exposure to equities.  The preset mix of each Target Risk Fund is not expected to change over time.

•                                          Income Plus Fund - target allocation: 25% stocks*, 75% bonds; seeks returns that modestly but fairly consistently outpace inflation.

•                                          Conservative Fund - target allocation: 50% stocks*, 50% bonds; seeks returns that moderately outpace inflation over the long term.

•                                          Moderate Fund - target allocation: 65% stocks*, 35% bonds; seeks relatively high returns at a moderate risk level.

•                                          Aggressive Fund - target allocation: 90% stocks*, 10% bonds; seeks high returns over the long term.

* Exposure to the balanced exposure and commodities funds is considered part of the allocation to stocks.

Core Building Block Funds - funds that provide an opportunity to build a portfolio from a selection of broadly diversified U.S. and international stock funds and from funds that track the fixed-income markets.

•                                          Interest Income Fund - seeks to provide income similar to an intermediate bond fund with low volatility and to preserve principal.  The fund is managed by multiple investment managers.

•                                          Inflation Protected Bond Fund - seeks over the long term to provide a rate of return similar to the Barclays U.S. Treasury Inflation Protected Securities - Series L Index (TIPS).  The fund is managed by State Street Global Advisors.

•                                          Total Bond Market Fund - seeks to provide a rate of return similar to its benchmark index (Barclays Aggregate Bond Index), which consists of a diversified group of U.S. Treasury, federal agency, mortgage-backed, and corporate securities. The fund is managed by Neuberger Berman.

•                                          High Yield and Emerging Markets Bond Fund - seeks to modestly exceed the returns of a customized composite benchmark of 50% U.S. high yield, 25% emerging market bonds issued in local currencies and 25% emerging market bonds issued in U.S. dollars. The fund invests in “below investment grade” U.S. corporate and emerging market bonds. The fund is managed by multiple investment managers.

•                                          Total Stock Market Index Fund - seeks long-term growth of capital and income with a market rate of return for a diversified group of U.S. equities.  It attempts to match the performance of the Dow Jones U.S. Total Stock Market Index. The fund is managed by The Vanguard Group.

•                                          Total International Stock Market Index Fund - seeks long-term capital growth with a market rate of return for a diversified group of non-U.S. equities in such major markets as Europe and Asia plus the emerging markets of the world.  It attempts to match the performance of the MSCI All Country World Ex-USA Investable Market Index.  The fund is managed by State Street Global Advisors.

•                                          Global Real Estate Index Fund was added April 1, 2016 - seeks to replicate the returns of a customized composite benchmark of 70% MSCI US REIT Index and 30% FTSE EPRA/NAREIT Developed ex-US Rental Index. The fund is managed by BlackRock Institutional Trust Company.

Expanded Choice Funds - funds that provide an opportunity to build an investment portfolio with funds that are less broadly diversified, focusing instead on discrete sectors of the stock and bond markets.

•                                          Long-Term Corporate Bond Fund - seeks to modestly outperform the return of the Barclays U.S. Long Credit Index. The fund invests in a diversified group of investment grade corporate and local U.S. and non-U.S. government fixed-rate debt issues with maturities of ten years or more.  The fund is managed by Neuberger Berman. Effective in May 2017, the fund is managed by multiple investment managers.

•                                          Large Company Index Fund - seeks long-term growth of capital and income from dividends by holding all the stocks that make up the Standard & Poor’s 500 Index.  The fund is managed by The Vanguard Group.

•                                          Large-Cap Value Index Fund - seeks long-term growth of capital and income from dividends.  The fund holds all the stocks in the Russell 1000 Value Index in approximately the same proportion as those stocks represented in the index.  The fund is managed by The Vanguard Group.

•                                          Large-Cap Growth Index Fund - seeks long-term growth of capital by holding all the stocks in the Russell 1000 Growth Index in approximately the same proportion as those stocks represented in the index.  The fund is managed by The Vanguard Group.

•                                          Small/Mid-Cap Stock Index Fund - seeks long-term growth of capital with a market rate of return from a diversified group of medium- and small-company stocks.  The fund holds stocks in the Russell 3000 index that are not part of the Standard and Poor’s 500 Index and attempts to match the performance of the Russell Small-Cap Completeness Index.  The fund is managed by State Street Global Advisors.

•                                          Small-Cap Value Index Fund - seeks long-term growth of capital by attempting to match the performance of the Russell 2000 Value Index.  The fund is managed by The Vanguard Group.

•                                          Small-Cap Growth Index Fund - seeks long-term growth of capital by attempting to match the performance of the Russell 2000 Growth Index.  The fund is managed by The Vanguard Group.

•                                          European Stock Index Fund - seeks long-term growth of capital that corresponds to an index of European stocks. It attempts to match the investment results of the MSCI Europe Index.  The fund is managed by The Vanguard Group.

•                                          Pacific Stock Index Fund - seeks long-term growth of capital by attempting to match the performance of the MSCI Pacific Index.  The fund is managed by The Vanguard Group.

•                                          Emerging Markets Stock Index Fund - seeks long-term growth of capital by attempting to match the investment results of the FTSE Emerging Markets All Cap China A Transition Index.  The fund is managed by The Vanguard Group.

•                                          Real Estate Investment Trust (REIT) Index Fund - seeks a total rate of return approximating the returns of the MSCI U.S. REIT index.  Investment consists of U.S. publicly traded real estate equity securities.  The fund is managed by BlackRock Institutional Trust Company.

•                                          International Real Estate Index Fund - seeks to replicate the returns of the FTSE EPRA/NAREIT Developed ex-US Rental Index. Investment consists of the international market for securities of companies principally engaged in the real estate industry that derive greater than or equal to 70% of their total revenue from rental revenue of investment properties. The fund is managed by BlackRock Institutional Trust Company.

•                                          IBM Stock Fund - invests in IBM common stock and holds a small interest-bearing cash balance of approximately 0.35% for liquidity purposes.  The fund is managed by State Street Bank and Trust Company.

IBM 401(k) participants also have access to the Expanded Choice - Mutual Funds tier investments — which extend  the Plan’s investment options to include about 165 mutual funds, most of which are actively managed.  This feature gives more options to participants who are interested in investing in brand-name funds, or in simply having a broader range of investment options from which to choose.

Securities Lending

The Plan does not currently engage in securities lending for the separate accounts.  Securities lending may be permitted in certain commingled funds and in funds within the Expanded Choice -Mutual Funds tier.  The prospectus for each fund will disclose if lending is permitted and the risks involved.

NOTE 7 - TAX STATUS

The Trust established under the Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986 and Section 1081.01 of the Internal Revenue Code for a New Puerto Rico (2011), and the Trustee intends for the Trust to remain dual-qualified in this manner.  The Plan received a favorable determination letter from the IRS on February 17, 2017, and received a favorable determination letter from the Hacienda (Puerto Rico) on April 29, 1993.  Subsequent to the periods covered by the determination letters from the IRS and the Hacienda, the Plan was amended.  The Plan administrator and Counsel continue to believe the Plan is designed and is being operated in compliance with the applicable requirements of the Internal Revenue Code and the Internal Revenue Code for a New Puerto Rico (2011).  The Plan submitted a request for a new determination letter to the Hacienda on April 15, 2014.

U.S. GAAP requires plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The Plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2016, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements and does not believe this position will change in the next twelve months. The Plan is subject to routine audits by taxing jurisdictions. In the second quarter of 2017,  the IRS notified the Plan of its intent to audit the Plan for the 2015 calendar year. Based upon discussions with the IRS, the Plan anticipates that this audit will be completed by the end of 2018.

NOTE 8 - RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 as of:

	December 31,
	2016	2015
	(Dollars in thousands)
Net assets available for benefits per the financial statements	$48,217,120	$45,667,471
Plus:
Adjustment from contract value to fair value for fully benefit-responsive investment contracts held by the Interest Income Fund	214,009	261,230
Net assets available for benefits per the Form 5500	$48,431,129	$45,928,701

The following is a reconciliation of investment income per the financial statements to the Form 5500:

Year Ended December 31, 2016
(Dollars in thousands)
Total investment income and interest income on notes receivable from participants per the financial statements	$3,976,366
Less:
Adjustment from fair value to contract value for fully benefit-responsive investment contracts at December 31, 2015	(261,230)
Plus:
Adjustment from fair value to contract value for fully benefit-responsive investment contracts at December 31, 2016	214,009
Total investment income per the Form 5500	$3,929,145

NOTE 9 - RELATED-PARTY TRANSACTIONS

At December 31, 2016, a significant portion of the Plan’s assets were managed by SSGA, an affiliate of SSBT.  SSBT also acts as the Trustee for the Plan and, therefore, these investments in addition to participant loans qualify as party-in-interest transactions.  The Plan also pays a fee to the Trustee.  These transactions qualify as party-in-interest transactions as well.

In addition, Fidelity is the provider of administrative services related to the Expanded Choice - Mutual funds as well as an affiliate of the investment manager of Fidelity funds within the Expanded Choice - Mutual funds.  Fidelity is also the provider of record keeping and participant services, and the operator of the IBM Employee Services Center for the IBM 401(k) Plus Plan.

At December 31, 2016 and 2015, the Plan held 8,797,446 and 9,605,847 shares of IBM common stock valued at $1,460 million and $1,321 million, respectively.  During the year ended December 31, 2016, purchases of IBM common stock by the Plan totaled $95 million and sales of IBM common stock by the Plan totaled $220 million.

IBM 401(k) PLUS PLAN AT DECEMBER 31, 2016

Schedule G, Part I - Schedule of Loans or Fixed Income Obligations in Default or Classified as Uncollectible

(c) Detailed description of loan including dates of making and maturity, interest rate, the type and value of collateral, any renegotiation of the loan and the terms of the renegotiation, and other material items

								Amount received during		(g) Unpaid
				Maturity	Interest	Capitalized	(d) Original	reporting year		balance at end	Amount Overdue
(a)*	(b) Identity and address of Obligor	Security ID	Issue Date	Date	Rate	Interest	amount of loan	(e) Principal	(f) Interest	of year	(h) Principal	(i) Interest

	Caesars Entertainment Operating Co., One Caesars Palace Drive, Las Vegas, NV 89109	12768RAD9	12/6/2012	2/15/2020	8.5	$	$425,000	$	$6,248	$29,877	$	$29,877
	Caesars Entertainment Operating Co., One Caesars Palace Drive, Las Vegas, NV 89109	127693AE9	8/1/2013	2/15/2020	9.0		935,000		14,552	69,598		69,598
	Caesars Entertainment Operating Co., One Caesars Palace Drive, Las Vegas, NV 89109	127693AH2	8/1/2013	2/15/2020	9.0		190,000	3,124	2,957	13,862		13,862
	Hipotecaria Su Casita, S.A. de C.V., AV San Geronimo 478 Col. Jardines del Pedregal Mexico, DF 01090	433514AB2	6/29/2011	6/29/2018	7.5	1,791	87,022			28,864		28,864
	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	524ESC7M6	12/21/2007	12/28/2017	6.75		9,850,000			5,319,000		5,319,000
	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	524ESCXA3	5/17/2007	11/30/2056	5.857		1,730,000			2,158,075		2,158,075
	Sigma Finance Corp., M&C Corp. Services LTD, Box 309GT, Ugland House, South Church St., George Town, Grand Cayman, Grand Cayman Islands	8265Q0XQ0	6/4/2007	6/4/2009	variable		10,000,000			9,463,894	9,407,906	55,988
	UCI International, LLC., 1900 West Field Court, Lake Forest, IL 60045	90266DAB7	6/11/2011	2/15/2019	8.625		250,000			21,563		21,563

* Party-in-interest

Schedule G, Part I - Overdue Loan Explanation

Investment managers have responsibility for these securities as well as other securities in their portfolio and they have or will take appropriate actions taking into consideration the circumstances surrounding each security and the overall portfolio that they manage.

IBM 401(k) PLUS PLAN

Schedule H, line 4i - Schedule of Assets (Held at End of Year)

AT DECEMBER 31, 2016

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Fair value
			(n/a)
	IBM Stock Fund

*	International Business Machines Corporation	IBM Common Stock 8,797,446 shares		$1,460,288,062
	Managed by State Street Global Advisors	State Street Bank and Trust Company Government Short-Term Investment Fund		1,882,493

	Mutual Funds

	Administered by Fidelity	Expanded Choice - Mutual Funds (refer to Exhibit K - investments)		5,549,615,094
	Vanguard Emerging Markets Stock Index Fund	Vanguard Emerging Markets Stock Index Fund Institutional Plus Shares 1,120,498 shares		84,407,182

	Commingled Funds

	Vanguard Employee Benefit Index Fund	Large Company Index		5,775,297,627
	Vanguard Total Stock Market Index Trust	Total Stock Market Index		5,133,977,044
	Vanguard Russell 1000 Growth Index Trust	Large Cap Growth Index		1,058,218,106
	Vanguard Russell 1000 Value Index Trust	Large Cap Value Index		1,013,897,149
	Vanguard Russell 2000 Growth Index Trust	Small Cap Growth Index		665,563,964
	Bridgewater All Weather Portfolio III, LTD.	Balanced Fund		693,737,927
	Vanguard Russell 2000 Value Index Trust	Small Cap Value Index		797,694,252
	Vanguard European Stock Index Trust	European Stock Index		437,360,393
	Vanguard Pacific Stock Index Trust	Pacific Stock Index		327,050,504
	PIMCO Commodities Plus Trust II	Commodity		313,389,644
	AQR Global Risk Parity Enhanced Liquidity Fund	Balanced Fund		231,087,635

*    Party-In-Interest

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Fair value
			(n/a)
	Separately-Managed Funds

	Managed by State Street Global Advisors	Small/Mid Cap Stock Index (refer to Exhibit A - investments)		$3,773,771,322
	Managed by State Street Global Advisors	Total International Stock Market Index (refer to Exhibit B - investments)		3,374,616,139
	Managed by Neuberger Berman	Total Bond Market (refer to Exhibit C - investments)		2,975,851,043
	Managed by State Street Global Advisors	Inflation Protected Bond (refer to Exhibit D - investments)		1,756,164,134
	Managed by BlackRock Institutional Trust Company	Real Estate Investment Trust (refer to Exhibit E - investments)		1,331,826,316
	Managed by Neuberger Berman	Long-Term Corporate Bond (refer to Exhibit F - investments)		479,971,733
	Managed by BlackRock Institutional Trust Company	International Real Estate Index (refer to Exhibit G -investments)		323,810,463
	Managed by Pacific Investment Management Company (PIMCO)	High Yield and Emerging Markets Bond (refer to Exhibit H - investments)		256,016,096
	Managed by Prudential and Other	Emerging Markets Debt (Refer to Exhibit I - investments)		121,766,591
	Managed by JP Morgan	High Yield Debt (Refer to Exhibit J - investments)		114,858,687

*                 Party-In-Interest

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Fair value
(n/a)
Separately-Managed Funds (continued)
	Underlying assets managed by various investment companies	Interest Income Fund (refer to Exhibit L - investments)		$10,332,325,102
*	Mass Mutual Life Insurance Company	Synthetic GIC Wrapper Contract, Rate of Interest 3.17%
	Royal Bank of Canada	Synthetic GIC Wrapper Contract, Rate of Interest 3.81%
*	State Street Bank and Trust Company	Synthetic GIC Wrapper Contract, Rate of Interest 3.81%
*	The Prudential Insurance Company of America	Synthetic GIC Wrapper Contract, Rate of Interest 3.20%
*	New York Life Insurance Company	Synthetic GIC Wrapper Contract, Rate of Interest 2.83%
*	Metropolitan Life Insurance Company	Separate Account GIC Contract, Rate of Interest 2.68%
*	Notes receivable from participants	Interest rates range: 3.25% - 10.75% Terms: one to thirty years		250,068,415

Interest-Bearing Cash

	Managed by State Street Global Advisors	State Street Bank and Trust Company Government Short-Term Investment Fund		638,226,406

*                 Party-In-Interest

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2016

Schedule H, line 4i-Schedule of Assets (Acquired and Disposed of Within Year)

FOR THE YEAR ENDED DECEMBER 31, 2016

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	AUSTRALIA AND NEW ZELAND BANKING GROUP	INTEREST-BEARING CASH	2,050,000		$2,050,000
	BANK OF AMERICA SECURITIES LLC	INTEREST-BEARING CASH	510,000		510,000
	CCBPSDUS2 FWCC BNP PARIBAS	INTEREST-BEARING CASH	260,000		260,000
	CCPC CCFOBHUS0 COC CREDIT SUISSE	INTEREST-BEARING CASH	786,000		786,000
	CCPC CSFB CCFOBCUS1 CREDIT SUISSE	INTEREST-BEARING CASH	4,307,000		4,307,000
	CITIBANK CASH COLLATERAL CCP	INTEREST-BEARING CASH	302,000		302,000
	CITIGROUP	INTEREST-BEARING CASH	328,000		328,000
	FORWARDS CCUBSDUS2 USD COC UBS	INTEREST-BEARING CASH	310,000		310,000
	FORWARDS MORGAN STANLEY BOC	INTEREST-BEARING CASH	130,000		130,000
	FORWARDS ROYAL BANK OF CANADA	INTEREST-BEARING CASH	130,000		130,000
	FORWARDS WELLS FARGO BOC	INTEREST-BEARING CASH	2,151,000		2,151,000
	GOLDMAN SACHS BANK USA BOC	INTEREST-BEARING CASH	8,920,000		8,920,000
	GOLDMAN SACHS BANK USA COC	INTEREST-BEARING CASH	2,730,000		2,730,000
	MORGAN STANLEY CAP SVCS BOC	INTEREST-BEARING CASH	110,000		110,000
	MORGAN STANLEY CASH BOC	INTEREST-BEARING CASH	610,000		610,000
	MORGAN STANLEY CASH COLLATERAL	INTEREST-BEARING CASH	540,000		540,000
	NATIONAL AUSTRAILIAN BANK CASH	INTEREST-BEARING CASH	1,220,000		1,220,000
	REPO BNP PARIBAS COC	INTEREST-BEARING CASH	416,000		416,000
	SWAP BANK OF AMERICA BOC	INTEREST-BEARING CASH	2,560,000		2,560,000
	SWAP BANK OF AMERICA COC	INTEREST-BEARING CASH	1,670,000		1,670,000
	SWAP BARCLAYS BANK BOC	INTEREST-BEARING CASH	630,000		630,000
	SWAP BNP PARIBAS BOC	INTEREST-BEARING CASH	3,850,000		3,850,000
	SWAP BNP PARIBAS COC	INTEREST-BEARING CASH	972,000		972,000
	SWAP CCPC CITIBANK COC	INTEREST-BEARING CASH	63,000		63,000
	SWAP CITIBANK BOC	INTEREST-BEARING CASH	5,920,000		5,920,000
	SWAP CITIBANK COC	INTEREST-BEARING CASH	6,870,000		6,870,000
	SWAP HSBC BOC	INTEREST-BEARING CASH	830,000		830,000
*	SWAP JP MORGAN BOC	INTEREST-BEARING CASH	300,000		300,000
*	SWAP JP MORGAN COC	INTEREST-BEARING CASH	7,186,000		7,186,000
	SWAP UBS BOC	INTEREST-BEARING CASH	260,000		260,000
	SWAP UBS COC	INTEREST-BEARING CASH	1,100,000		1,100,000

		Total			$58,021,000

* Party-In-Interest

EXHIBIT A - Small/Mid-Cap Stock Index Fund

(Managed by State Street Global Advisors)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2016

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	1 800 FLOWERS.COM INC CL A	COMMON STOCK USD.01	27,500		$294,250
	1ST SOURCE CORP	COMMON STOCK	18,830		840,948
	2U INC	COMMON STOCK USD.001	31,500		949,725
	3D SYSTEMS CORP	COMMON STOCK USD.001	98,739		1,312,241
	8X8 INC	COMMON STOCK USD.001	79,800		1,141,140
	A10 NETWORKS INC	COMMON STOCK USD.00001	50,000		415,500
	AAC HOLDINGS INC	COMMON STOCK USD.001	6,900		49,956
	AAON INC	COMMON STOCK USD.004	41,236		1,362,850
	AAR CORP	COMMON STOCK USD1.0	28,400		938,620
	AARON S INC	COMMON STOCK USD.5	60,062		1,921,383
	ABAXIS INC	COMMON STOCK	19,456		1,026,693
	ABERCROMBIE + FITCH CO CL A	COMMON STOCK USD.01	60,100		721,200
	ABIOMED INC	COMMON STOCK USD.01	36,600		4,124,088
	ABM INDUSTRIES INC	COMMON STOCK USD.01	47,100		1,923,564
	ABRAXAS PETROLEUM CORP	COMMON STOCK USD.01	85,900		220,763
	ACACIA COMMUNICATIONS INC	COMMON STOCK USD.0001	4,600		284,050
	ACACIA RESEARCH CORP	COMMON STOCK USD.001	44,300		287,950
	ACADIA HEALTHCARE CO INC	COMMON STOCK USD.01	63,900		2,115,090
	ACADIA PHARMACEUTICALS INC	COMMON STOCK USD.0001	89,000		2,566,760
	ACADIA REALTY TRUST	REIT USD.001	73,907		2,415,281
	ACCELERATE DIAGNOSTICS INC	COMMON STOCK	19,600		406,700
	ACCELERON PHARMA INC	COMMON STOCK USD.001	24,100		615,032
	ACCESS NATIONAL CORP	COMMON STOCK USD.835	7,304		202,759
	ACCO BRANDS CORP	COMMON STOCK USD.01	90,634		1,182,774
	ACCURAY INC	COMMON STOCK USD.001	65,085		299,391
	ACETO CORP	COMMON STOCK USD.01	26,700		586,599
	ACHILLION PHARMACEUTICALS	COMMON STOCK USD.001	94,900		391,937
	ACI WORLDWIDE INC	COMMON STOCK USD.005	103,400		1,876,710
	ACLARIS THERAPEUTICS INC	COMMON STOCK USD.00001	7,380		200,293
	ACNB CORP	COMMON STOCK USD2.5	1,300		40,625
	ACORDA THERAPEUTICS INC	COMMON STOCK USD.001	37,814		710,903
	ACTUA CORP	COMMON STOCK USD.001	20,800		291,200
	ACTUANT CORP A	COMMON STOCK USD.2	50,000		1,297,500
	ACUSHNET HOLDINGS CORP	COMMON STOCK USD.001	20,000		394,200
	ACXIOM CORP	COMMON STOCK USD.1	69,700		1,867,960
	ADAMAS PHARMACEUTICALS INC	COMMON STOCK USD.001	12,300		207,870
	ADAMS RESOURCES + ENERGY INC	COMMON STOCK USD.1	2,700		107,055
	ADDUS HOMECARE CORP	COMMON STOCK USD.001	5,700		199,785
	ADEPTUS HEALTH INC CLASS A	COMMON STOCK USD.01	10,500		80,220
	ADIENT PLC	COMMON STOCK USD.001	81,800		4,793,480
	ADTRAN INC	COMMON STOCK USD.01	48,037		1,073,627
	ADURO BIOTECH INC	COMMON STOCK USD.0001	31,200		355,680
	ADVANCED DISPOSAL SERVICES I	COMMON STOCK USD.01	19,900		442,178
	ADVANCED DRAINAGE SYSTEMS IN	COMMON STOCK USD.01	26,900		554,140
	ADVANCED ENERGY INDUSTRIES	COMMON STOCK USD.001	34,300		1,877,925
	ADVANCED MICRO DEVICES	COMMON STOCK USD.01	664,400		7,534,296
	ADVANCEPIERRE FOODS HOLDINGS	COMMON STOCK USD.01	19,100		568,798
	ADVANSIX INC	COMMON STOCK USD.01	27,400		606,636
	ADVAXIS INC	COMMON STOCK USD.001	23,300		166,828
	ADVERUM BIOTECHNOLOGIES INC	COMMON STOCK USD.0001	16,900		49,010
	ADVISORY BOARD CO/THE	COMMON STOCK USD.01	37,904		1,260,308
	AECOM	COMMON STOCK USD.01	135,128		4,913,254
	AEGION CORP	COMMON STOCK USD.01	38,091		902,757
	AEP INDUSTRIES INC	COMMON STOCK USD.01	4,100		476,010
	AERIE PHARMACEUTICALS INC	COMMON STOCK USD.001	18,700		707,795
	AEROJET ROCKETDYNE HOLDINGS	COMMON STOCK USD.1	51,400		922,630
	AEROVIRONMENT INC	COMMON STOCK USD.0001	17,000		456,110
	AEVI GENOMIC MEDICINE INC	COMMON STOCK USD.0001	5,200		26,936
	AG MORTGAGE INVESTMENT TRUST	REIT USD.01	23,400		400,374
	AGCO CORP	COMMON STOCK USD.01	62,800		3,633,608
	AGENUS INC	COMMON STOCK USD.01	58,900		242,668
	AGILYSYS INC	COMMON STOCK USD.3	17,100		177,156

AGIOS PHARMACEUTICALS INC	COMMON STOCK USD.001	27,700	1,155,921
AGNC INVESTMENT CORP	REIT USD.01	294,000	5,330,220
AGREE REALTY CORP	REIT USD.0001	20,340	936,657
AIMMUNE THERAPEUTICS INC	COMMON STOCK USD.0001	23,100	472,395
AIR LEASE CORP	COMMON STOCK USD.01	89,100	3,058,803
AIR METHODS CORP	COMMON STOCK USD.06	31,500	1,003,275
AIR TRANSPORT SERVICES GROUP	COMMON STOCK USD.01	45,800	730,968
AIRCASTLE LTD	COMMON STOCK USD.01	42,100	877,785
AK STEEL HOLDING CORP	COMMON STOCK USD.01	276,500	2,823,065
AKEBIA THERAPEUTICS INC	COMMON STOCK USD.0001	22,500	234,225
AKORN INC	COMMON STOCK	72,165	1,575,362
ALAMO GROUP INC	COMMON STOCK USD.1	7,800	593,580
ALARM.COM HOLDINGS INC	COMMON STOCK	7,100	197,593
ALBANY INTL CORP CL A	COMMON STOCK USD.001	23,160	1,072,308
ALBANY MOLECULAR RESEARCH	COMMON STOCK USD.01	21,300	399,588
ALCOA CORP	COMMON STOCK USD.01	130,900	3,675,672
ALDER BIOPHARMACEUTICALS INC	COMMON STOCK USD.0001	40,300	838,240
ALERE INC	COMMON STOCK USD.001	75,096	2,926,491
ALEXANDER + BALDWIN INC	COMMON STOCK	44,224	1,984,331
ALEXANDER S INC	REIT USD1.0	2,214	945,090
ALEXANDRIA REAL ESTATE EQUIT	REIT USD.01	69,493	7,722,757
ALICO INC	COMMON STOCK USD1.0	4,280	116,202
ALIGN TECHNOLOGY INC	COMMON STOCK USD.0001	64,600	6,209,998
ALKERMES PLC	COMMON STOCK USD.01	136,900	7,608,902
ALLEGHANY CORP	COMMON STOCK USD1.0	13,161	8,003,467
ALLEGHENY TECHNOLOGIES INC	COMMON STOCK USD.1	94,600	1,506,978
ALLEGIANCE BANCSHARES INC	COMMON STOCK USD1.0	6,300	227,745
ALLEGIANT TRAVEL CO	COMMON STOCK USD.001	11,300	1,880,320
ALLETE INC	COMMON STOCK	45,400	2,914,226
ALLIANCE ONE INTERNATIONAL	COMMON STOCK	2,300	44,160
ALLIED WORLD ASSURANCE CO	COMMON STOCK USD4.1	76,600	4,114,186
ALLISON TRANSMISSION HOLDING	COMMON STOCK USD.01	124,100	4,180,929
ALLSCRIPTS HEALTHCARE SOLUTI	COMMON STOCK USD.01	163,482	1,669,151
ALLY FINANCIAL INC	COMMON STOCK USD.1	398,100	7,571,862
ALMOST FAMILY INC	COMMON STOCK USD.1	8,100	357,210
ALNYLAM PHARMACEUTICALS INC	COMMON STOCK USD.01	68,500	2,564,640
ALON USA ENERGY INC	COMMON STOCK USD.01	27,200	309,536
ALPHA + OMEGA SEMICONDUCTOR	COMMON STOCK	13,875	295,121
ALTISOURCE PORTFOLIO SOL	COMMON STOCK USD1.0	12,900	343,011
ALTISOURCE RESIDENTIAL CORP	REIT USD.01	48,000	529,920
ALTRA INDUSTRIAL MOTION CORP	COMMON STOCK USD.001	25,581	943,939
AMAG PHARMACEUTICALS INC	COMMON STOCK USD.01	29,700	1,033,560
AMBAC FINANCIAL GROUP INC	COMMON STOCK USD.01	43,100	969,750
AMBARELLA INC	COMMON STOCK USD.00045	26,700	1,445,271
AMBER ROAD INC	COMMON STOCK USD.001	23,400	212,472
AMC ENTERTAINMENT HLDS CL A	COMMON STOCK USD.01	28,647	963,983
AMC NETWORKS INC A	COMMON STOCK	52,700	2,758,318
AMDOCS LTD	COMMON STOCK GBP.0001	132,750	7,732,688
AMEDISYS INC	COMMON STOCK USD.001	24,879	1,060,592
AMER NATL BNKSHS/DANVILLE VA	COMMON STOCK USD1.0	2,900	100,920
AMERCO	COMMON STOCK USD.25	5,383	1,989,503
AMERESCO INC CL A	COMMON STOCK USD.0001	17,400	95,700
AMERICA S CAR MART INC	COMMON STOCK USD.01	7,200	315,000
AMERICAN ASSETS TRUST INC	REIT USD.01	33,848	1,458,172
AMERICAN AXLE + MFG HOLDINGS	COMMON STOCK USD.01	66,450	1,282,485
AMERICAN CAMPUS COMMUNITIES	REIT USD.01	114,883	5,717,727
AMERICAN EAGLE OUTFITTERS	COMMON STOCK USD.01	144,664	2,194,553
AMERICAN EQUITY INVT LIFE HL	COMMON STOCK USD1.0	70,400	1,586,816
AMERICAN FINANCIAL GROUP INC	COMMON STOCK	59,839	5,273,013
AMERICAN HOMES 4 RENT A	REIT USD.01	145,735	3,057,520
AMERICAN NATIONAL INSURANCE	COMMON STOCK USD1.0	7,700	959,497
AMERICAN OUTDOOR BRANDS CORP	COMMON STOCK USD.001	52,600	1,108,808
AMERICAN PUBLIC EDUCATION	COMMON STOCK USD.01	18,700	459,085
AMERICAN RAILCAR INDUSTRIES	COMMON STOCK USD.01	8,200	371,378
AMERICAN RENAL ASSOCIATES HO	COMMON STOCK USD.01	7,700	163,856
AMERICAN SOFTWARE INC CL A	COMMON STOCK USD.1	32,300	333,659
AMERICAN STATES WATER CO	COMMON STOCK	35,382	1,612,004
AMERICAN VANGUARD CORP	COMMON STOCK USD.1	29,899	572,566
AMERICAN WOODMARK CORP	COMMON STOCK	13,500	1,015,875
AMERIS BANCORP	COMMON STOCK USD1.0	31,064	1,354,390
AMERISAFE INC	COMMON STOCK USD.01	16,924	1,055,211
AMES NATIONAL CORP	COMMON STOCK USD2.0	12,479	411,807
AMICUS THERAPEUTICS INC	COMMON STOCK USD.01	142,100	706,237
AMKOR TECHNOLOGY INC	COMMON STOCK USD.001	89,100	940,005
AMN HEALTHCARE SERVICES INC	COMMON STOCK USD.01	41,090	1,579,911
AMPHASTAR PHARMACEUTICALS IN	COMMON STOCK USD.0001	32,100	591,282
AMPIO PHARMACEUTICALS INC	COMMON STOCK USD.0001	38,700	34,838
AMPLIFY SNACK BRANDS INC	COMMON STOCK USD.0001	32,400	285,444
AMTRUST FINANCIAL SERVICES	COMMON STOCK USD.01	79,076	2,165,101

ANALOGIC CORP	COMMON STOCK USD.05	10,700	887,565
ANAVEX LIFE SCIENCES CORP	COMMON STOCK USD.001	29,000	114,840
ANDERSONS INC/THE	COMMON STOCK	25,770	1,151,919
ANGIE S LIST INC	COMMON STOCK USD.001	31,000	255,130
ANGIODYNAMICS INC	COMMON STOCK USD.01	29,300	494,291
ANI PHARMACEUTICALS INC	COMMON STOCK USD.0001	7,800	472,836
ANIKA THERAPEUTICS INC	COMMON STOCK USD.01	12,900	631,584
ANIXTER INTERNATIONAL INC	COMMON STOCK USD1.0	26,350	2,135,668
ANNALY CAPITAL MANAGEMENT IN	REIT USD.01	904,087	9,013,747
ANSYS INC	COMMON STOCK USD.01	78,823	7,290,339
ANTERO RESOURCES CORP	COMMON STOCK USD.01	165,000	3,902,250
ANTHERA PHARMACEUTICALS INC	COMMON STOCK USD.001	31,000	20,122
ANWORTH MORTGAGE ASSET CORP	REIT USD.01	102,688	530,897
APOGEE ENTERPRISES INC	COMMON STOCK USD.333	25,177	1,348,480
APOLLO COMMERCIAL REAL ESTAT	REIT USD.01	68,091	1,131,672
APOLLO EDUCATION GROUP INC	COMMON STOCK	85,600	847,440
APPFOLIO INC A	COMMON STOCK USD.0001	700	16,695
APPLE HOSPITALITY REIT INC	REIT NPV	154,500	3,086,910
APPLIED GENETIC TECHNOLOGIES	COMMON STOCK USD.001	7,800	72,930
APPLIED INDUSTRIAL TECH INC	COMMON STOCK	31,425	1,866,645
APPLIED MICRO CIRCUITS CORP	COMMON STOCK USD.01	68,699	566,767
APPLIED OPTOELECTRONICS INC	COMMON STOCK USD.001	14,500	339,880
APTARGROUP INC	COMMON STOCK USD.01	56,244	4,131,122
APTEVO THERAPEUTICS INC	COMMON STOCK USD.001	14,650	35,746
AQUA AMERICA INC	COMMON STOCK USD.5	160,075	4,808,653
ARAMARK	COMMON STOCK USD.01	217,200	7,758,384
ARATANA THERAPEUTICS INC	COMMON STOCK USD.001	20,400	146,472
ARC DOCUMENT SOLUTIONS INC	COMMON STOCK USD.001	36,300	184,404
ARCBEST CORP	COMMON STOCK USD.01	25,000	691,250
ARCH CAPITAL GROUP LTD	COMMON STOCK USD.01	102,783	8,869,145
ARCHROCK INC	COMMON STOCK USD.01	56,436	744,955
ARCTIC CAT INC	COMMON STOCK USD.01	14,700	220,794
ARDELYX INC	COMMON STOCK USD.000001	27,786	394,561
ARDMORE SHIPPING CORP	COMMON STOCK USD.01	11,900	88,060
ARENA PHARMACEUTICALS INC	COMMON STOCK USD.0001	212,980	302,432
ARES COMMERCIAL REAL ESTATE	REIT USD.01	24,600	337,758
ARGAN INC	COMMON STOCK USD.15	14,100	994,755
ARGO GROUP INTERNATIONAL	COMMON STOCK USD1.0	27,395	1,805,331
ARIAD PHARMACEUTICALS INC	COMMON STOCK USD.001	151,000	1,878,440
ARISTA NETWORKS INC	COMMON STOCK USD.0001	34,100	3,299,857
ARLINGTON ASSET INVESTMENT A	COMMON STOCK USD.01	18,800	278,616
ARMADA HOFFLER PROPERTIES IN	REIT USD.01	25,800	375,906
ARMOUR RESIDENTIAL REIT INC	REIT USD.0001	34,275	743,425
ARMSTRONG FLOORING INC	COMMON STOCK USD.0001	17,178	342,014
ARMSTRONG WORLD INDUSTRIES	COMMON STOCK USD.01	41,356	1,728,681
ARRAY BIOPHARMA INC	COMMON STOCK USD.001	148,904	1,308,866
ARRIS INTERNATIONAL PLC	COMMON STOCK GBP.0001	169,072	5,094,139
ARROW ELECTRONICS INC	COMMON STOCK USD1.0	79,850	5,693,305
ARROW FINANCIAL CORP	COMMON STOCK USD1.0	14,659	593,690
ARROWHEAD PHARMACEUTICALS IN	COMMON STOCK USD.001	51,400	79,670
ARTESIAN RESOURCES CORP CL A	COMMON STOCK USD1.0	9,341	298,352
ARTISAN PARTNERS ASSET MA A	COMMON STOCK USD.01	31,900	949,025
ASBURY AUTOMOTIVE GROUP	COMMON STOCK USD.01	19,700	1,215,490
ASCENA RETAIL GROUP INC	COMMON STOCK USD.01	154,148	954,176
ASCENT CAPITAL GROUP INC A	COMMON STOCK USD.01	14,019	227,949
ASHFORD HOSPITALITY PRIME IN	REIT USD.01	25,118	342,861
ASHFORD HOSPITALITY TRUST	REIT USD.01	73,800	572,688
ASHLAND GLOBAL HOLDINGS INC	COMMON STOCK	56,700	6,196,743
ASPEN INSURANCE HOLDINGS LTD	COMMON STOCK USD.001514456	54,300	2,986,500
ASPEN TECHNOLOGY INC	COMMON STOCK USD.1	73,200	4,002,576
ASSOCIATED BANC CORP	COMMON STOCK USD.01	141,677	3,499,422
ASSOCIATED CAPITAL GROUP A	COMMON STOCK USD.001	6,690	219,767
ASSURED GUARANTY LTD	COMMON STOCK USD.01	123,000	4,645,710
ASTEC INDUSTRIES INC	COMMON STOCK USD.2	16,400	1,106,344
ASTERIAS BIOTHERAPEUTICS	COMMON STOCK USD.0001	7,500	34,500
ASTERIAS BIOTHERAPEUTICS	COMMON STOCK	1,500	818
ASTORIA FINANCIAL CORP	COMMON STOCK USD.01	77,788	1,450,746
ASTRONICS CORP	COMMON STOCK USD.01	21,800	737,712
ATARA BIOTHERAPEUTICS INC	COMMON STOCK USD.0001	20,400	289,680
ATHENAHEALTH INC	COMMON STOCK USD.01	34,500	3,628,365
ATHERSYS INC	COMMON STOCK USD.001	67,000	102,510
ATKORE INTERNATIONAL GROUP I	COMMON STOCK USD.01	10,700	255,837
ATLANTIC CAPITAL BANCSHARES	COMMON STOCK	15,300	290,700
ATLANTIC POWER CORP	COMMON STOCK	97,400	243,500
ATLANTICA YIELD PLC	COMMON STOCK	58,000	1,122,300
ATLAS AIR WORLDWIDE HOLDINGS	COMMON STOCK USD.01	21,000	1,095,150
ATLAS FINANCIAL HOLDINGS INC	COMMON STOCK	7,300	131,765
ATLASSIAN CORP PLC CLASS A	COMMON STOCK USD.1	22,400	539,392
ATMOS ENERGY CORP	COMMON STOCK	89,450	6,632,718

ATN INTERNATIONAL INC	COMMON STOCK USD.01	9,000	721,170
ATRICURE INC	COMMON STOCK USD.001	27,900	546,003
ATRION CORPORATION	COMMON STOCK USD.1	1,199	608,133
ATWOOD OCEANICS INC	COMMON STOCK USD1.0	58,770	771,650
AV HOMES INC	COMMON STOCK USD1.0	8,600	135,880
AVANGRID INC	COMMON STOCK USD.01	52,133	1,974,798
AVEXIS INC	COMMON STOCK USD.0001	4,300	205,239
AVID TECHNOLOGY INC	COMMON STOCK USD.01	24,100	106,040
AVIS BUDGET GROUP INC	COMMON STOCK USD.01	73,120	2,682,042
AVISTA CORP	COMMON STOCK	57,412	2,295,906
AVNET INC	COMMON STOCK USD1.0	112,579	5,359,886
AVON PRODUCTS INC	COMMON STOCK USD.25	392,900	1,980,216
AVX CORP	COMMON STOCK USD.01	50,526	789,721
AXALTA COATING SYSTEMS LTD	COMMON STOCK USD1.0	144,500	3,930,400
AXCELIS TECHNOLOGIES INC	COMMON STOCK USD.001	34,475	501,611
AXIS CAPITAL HOLDINGS LTD	COMMON STOCK USD.0125	80,300	5,241,181
AXOGEN INC	COMMON STOCK USD.01	11,500	103,500
AXON ENTERPRISE INC	COMMON STOCK USD.00001	50,000	1,212,000
AXOVANT SCIENCES LTD	COMMON STOCK USD.00001	21,700	269,514
AZZ INC	COMMON STOCK USD1.0	24,000	1,533,600
B. RILEY FINANCIAL INC	COMMON STOCK USD.0001	700	12,915
B/E AEROSPACE INC	COMMON STOCK USD.01	90,800	5,465,252
B+G FOODS INC	COMMON STOCK USD.01	59,100	2,588,580
BABCOCK + WILCOX ENTERPR	COMMON STOCK USD.01	40,399	670,219
BADGER METER INC	COMMON STOCK USD1.0	23,540	869,803
BALCHEM CORP	COMMON STOCK USD.0667	28,647	2,404,056
BALDWIN + LYONS INC CL B	COMMON STOCK	9,250	233,100
BANC OF CALIFORNIA INC	COMMON STOCK USD.01	48,100	834,535
BANCFIRST CORP	COMMON STOCK USD1.0	7,800	725,790
BANCO LATINOAMERICANO COME E	COMMON STOCK	27,693	815,282
BANCORP INC/THE	COMMON STOCK USD1.0	40,708	319,965
BANCORPSOUTH INC	COMMON STOCK USD2.5	81,581	2,533,090
BANK MUTUAL CORP	COMMON STOCK USD.01	52,892	499,829
BANK OF HAWAII CORP	COMMON STOCK USD.01	39,700	3,520,993
BANK OF MARIN BANCORP/CA	COMMON STOCK	5,300	369,675
BANK OF NT BUTTERFIELD + SON	COMMON STOCK BMD1.0	11,000	345,840
BANK OF THE OZARKS	COMMON STOCK USD.01	81,600	4,291,344
BANKFINANCIAL CORP	COMMON STOCK USD.01	24,955	369,833
BANKRATE INC	COMMON STOCK USD.01	58,300	644,215
BANKUNITED INC	COMMON STOCK USD.01	90,500	3,410,945
BANKWELL FINANCIAL GROUP INC	COMMON STOCK	1,100	35,750
BANNER CORPORATION	COMMON STOCK USD.01	25,900	1,445,479
BAR HARBOR BANKSHARES	COMMON STOCK USD2.0	2,100	99,393
BARNES + NOBLE EDUCATION INC	COMMON STOCK	24,467	280,636
BARNES + NOBLE INC	COMMON STOCK USD.001	64,715	721,572
BARNES GROUP INC	COMMON STOCK USD.01	46,200	2,190,804
BARRACUDA NETWORKS INC	COMMON STOCK USD.001	18,100	387,883
BARRETT BUSINESS SVCS INC	COMMON STOCK USD.01	6,200	397,420
BASSETT FURNITURE INDS	COMMON STOCK USD5.0	9,200	279,680
BAZAARVOICE INC	COMMON STOCK USD.0001	60,000	291,000
BEACON ROOFING SUPPLY INC	COMMON STOCK USD.01	51,950	2,393,337
BEAR STATE FINANCIAL INC	COMMON STOCK USD.01	1,600	16,240
BEAZER HOMES USA INC	COMMON STOCK USD.001	22,037	293,092
BEL FUSE INC CL B	COMMON STOCK USD.1	11,600	358,440
BELDEN INC	COMMON STOCK USD.01	39,250	2,934,723
BELLICUM PHARMACEUTICALS INC	COMMON STOCK USD.01	18,400	250,608
BELMOND LTD CLASS A	COMMON STOCK USD.01	73,760	984,696
BEMIS COMPANY	COMMON STOCK USD.1	87,500	4,184,250
BENCHMARK ELECTRONICS INC	COMMON STOCK USD.1	43,822	1,336,571
BENEFICIAL BANCORP INC	COMMON STOCK USD.01	66,026	1,214,878
BENEFITFOCUS INC	COMMON STOCK USD.001	11,400	338,580
BERKSHIRE HILLS BANCORP INC	COMMON STOCK USD.01	27,395	1,009,506
BERRY GLOBAL GROUP INC	COMMON STOCK USD.01	107,700	5,248,221
BGC PARTNERS INC CL A	COMMON STOCK USD.01	192,625	1,970,554
BIG 5 SPORTING GOODS CORP	COMMON STOCK USD.01	23,041	399,761
BIG LOTS INC	COMMON STOCK USD.01	40,300	2,023,463
BIGLARI HOLDINGS INC	COMMON STOCK USD.5	1,322	625,570
BILL BARRETT CORP	COMMON STOCK USD.001	47,480	331,885
BIO PATH HOLDINGS INC	COMMON STOCK USD.001	73,100	98,685
BIO RAD LABORATORIES A	COMMON STOCK USD.0001	18,288	3,333,537
BIO TECHNE CORP	COMMON STOCK USD.01	32,500	3,341,975
BIOCRYST PHARMACEUTICALS INC	COMMON STOCK USD.01	64,700	409,551
BIOMARIN PHARMACEUTICAL INC	COMMON STOCK USD.001	154,000	12,757,360
BIOSCRIP INC	COMMON STOCK USD.0001	53,200	55,328
BIOSPECIFICS TECHNOLOGIES	COMMON STOCK USD.001	4,300	239,510
BIOTELEMETRY INC	COMMON STOCK USD.001	23,500	525,225
BIOTIME INC	COMMON STOCK	61,800	223,098
BJ S RESTAURANTS INC	COMMON STOCK	22,000	864,600
BLACK BOX CORP	COMMON STOCK USD.001	19,500	297,375

BLACK HILLS CORP	COMMON STOCK USD1.0	46,650	2,861,511
BLACK KNIGHT FINANCIAL CL A	COMMON STOCK USD.0001	23,500	888,300
BLACKBAUD INC	COMMON STOCK USD.001	43,400	2,777,600
BLACKHAWK NETWORK HOLDINGS I	COMMON STOCK USD.001	47,900	1,804,633
BLOOMIN BRANDS INC	COMMON STOCK USD.01	98,200	1,770,546
BLUCORA INC	COMMON STOCK USD.0001	39,708	585,693
BLUE BUFFALO PET PRODUCTS IN	COMMON STOCK USD.01	51,900	1,247,676
BLUE HILLS BANCORP INC	COMMON STOCK USD.01	16,800	315,000
BLUE NILE INC	COMMON STOCK USD.001	15,410	626,108
BLUEBIRD BIO INC	COMMON STOCK USD.01	32,100	1,980,570
BLUEPRINT MEDICINES CORP	COMMON STOCK USD.001	17,800	499,290
BLUEROCK RESIDENTIAL GROWTH	REIT USD.01	7,300	100,156
BMC STOCK HOLDINGS INC	COMMON STOCK USD.01	47,300	922,350
BNC BANCORP	COMMON STOCK	33,500	1,068,650
BOB EVANS FARMS	COMMON STOCK USD.01	20,400	1,085,484
BOFI HOLDING INC	COMMON STOCK USD.01	52,100	1,487,455
BOINGO WIRELESS INC	COMMON STOCK	21,800	265,742
BOISE CASCADE CO	COMMON STOCK USD.01	35,600	801,000
BOJANGLES INC	COMMON STOCK USD.01	8,700	162,255
BOK FINANCIAL CORPORATION	COMMON STOCK USD.00006	22,852	1,897,630
BOOT BARN HOLDINGS INC	COMMON STOCK	5,700	71,364
BOOZ ALLEN HAMILTON HOLDINGS	COMMON STOCK USD.01	101,200	3,650,284
BOSTON BEER COMPANY INC A	COMMON STOCK USD.01	8,100	1,375,785
BOSTON PRIVATE FINL HOLDING	COMMON STOCK USD1.0	82,155	1,359,665
BOTTOMLINE TECHNOLOGIES (DE)	COMMON STOCK USD.001	39,269	982,510
BOX INC CLASS A	COMMON STOCK USD.0001	41,200	571,032
BOYD GAMING CORP	COMMON STOCK USD.01	76,600	1,545,022
BRADY CORPORATION CL A	COMMON STOCK USD.01	43,800	1,644,690
BRANDYWINE REALTY TRUST	REIT USD.01	150,408	2,483,236
BRIDGE BANCORP INC	COMMON STOCK USD.01	14,900	564,710
BRIDGEPOINT EDUCATION INC	COMMON STOCK USD.01	12,878	130,454
BRIGGS + STRATTON	COMMON STOCK USD.01	37,000	823,620
BRIGHT HORIZONS FAMILY SOLUT	COMMON STOCK USD.001	38,200	2,674,764
BRIGHTCOVE	COMMON STOCK USD.001	20,700	166,635
BRINK S CO/THE	COMMON STOCK USD1.0	39,800	1,641,750
BRINKER INTERNATIONAL INC	COMMON STOCK USD.1	44,154	2,186,948
BRISTOW GROUP INC	COMMON STOCK USD.01	29,327	600,617
BRIXMOR PROPERTY GROUP INC	REIT USD.01	167,900	4,100,118
BROADRIDGE FINANCIAL SOLUTIO	COMMON STOCK USD.01	106,000	7,027,800
BROADSOFT INC	COMMON STOCK	27,300	1,126,125
BROCADE COMMUNICATIONS SYS	COMMON STOCK USD.001	356,599	4,453,922
BROOKDALE SENIOR LIVING INC	COMMON STOCK USD.01	160,790	1,997,012
BROOKLINE BANCORP INC	COMMON STOCK USD.01	63,623	1,043,417
BROOKS AUTOMATION INC	COMMON STOCK USD.01	60,193	1,027,495
BROWN + BROWN INC	COMMON STOCK USD.1	104,700	4,696,842
BRUKER CORP	COMMON STOCK USD.01	99,507	2,107,558
BRUNSWICK CORP	COMMON STOCK USD.75	79,900	4,357,746
BRYN MAWR BANK CORP	COMMON STOCK USD1.0	13,900	585,885
BSB BANCORP INC/MA	COMMON STOCK USD.01	2,600	75,270
BUCKLE INC/THE	COMMON STOCK USD.01	27,475	626,430
BUFFALO WILD WINGS INC	COMMON STOCK	16,800	2,593,920
BUILD A BEAR WORKSHOP INC	COMMON STOCK USD.01	18,700	257,125
BUILDERS FIRSTSOURCE INC	COMMON STOCK USD.01	71,817	787,832
BUNGE LTD	COMMON STOCK USD.01	124,017	8,958,988
BURLINGTON STORES INC	COMMON STOCK USD.0001	63,500	5,381,625
BWX TECHNOLOGIES INC	COMMON STOCK USD.01	81,698	3,243,411
C + F FINANCIAL CORP	COMMON STOCK USD1.0	400	19,940
CABELA S INC	COMMON STOCK USD.01	44,200	2,587,910
CABLE ONE INC	COMMON STOCK USD.01	4,100	2,549,093
CABOT CORP	COMMON STOCK USD1.0	54,800	2,769,592
CABOT MICROELECTRONICS CORP	COMMON STOCK USD.001	21,355	1,348,995
CACI INTERNATIONAL INC CL A	COMMON STOCK USD.1	20,916	2,599,859
CADENCE DESIGN SYS INC	COMMON STOCK USD.01	271,855	6,856,183
CAESARS ACQUISITION CO CL A	COMMON STOCK USD.001	44,900	606,150
CAESARS ENTERTAINMENT CORP	COMMON STOCK USD.01	47,700	405,450
CAESARSTONE LTD	COMMON STOCK	20,400	584,460
CAI INTERNATIONAL INC	COMMON STOCK USD.0001	20,100	174,267
CAL MAINE FOODS INC	COMMON STOCK USD.01	29,580	1,306,697
CALAMOS ASSET MANAGEMENT A	COMMON STOCK USD.01	22,380	191,349
CALAMP CORP	COMMON STOCK USD.01	34,500	500,250
CALATLANTIC GROUP INC	COMMON STOCK USD.01	67,907	2,309,517
CALAVO GROWERS INC	COMMON STOCK USD.001	12,600	773,640
CALERES INC	COMMON STOCK USD.01	41,425	1,359,569
CALGON CARBON CORP	COMMON STOCK USD.01	52,500	892,500
CALIFORNIA RESOURCES CORP	COMMON STOCK USD.01	28,700	611,023
CALIFORNIA WATER SERVICE GRP	COMMON STOCK USD.01	43,200	1,464,480
CALIX INC	COMMON STOCK	37,300	287,210
CALLAWAY GOLF COMPANY	COMMON STOCK USD.01	73,773	808,552
CALLIDUS SOFTWARE INC	COMMON STOCK USD.001	53,800	903,840

CALLON PETROLEUM CO	COMMON STOCK USD.01	128,300	1,971,971
CALPINE CORP	COMMON STOCK USD.001	330,715	3,780,072
CAMBREX CORP	COMMON STOCK USD.1	27,100	1,462,045
CAMDEN NATIONAL CORP	COMMON STOCK	14,850	660,083
CAMDEN PROPERTY TRUST	REIT USD.01	76,398	6,422,780
CAMPING WORLD HOLDINGS INC A	COMMON STOCK USD.01	10,700	348,713
CANTEL MEDICAL CORP	COMMON STOCK USD.1	31,573	2,486,374
CAPELLA EDUCATION CO	COMMON STOCK USD.01	10,500	921,900
CAPITAL BANK FINANCIAL CL A	COMMON STOCK	21,734	853,060
CAPITAL CITY BANK GROUP INC	COMMON STOCK USD.01	13,681	280,187
CAPITAL SENIOR LIVING CORP	COMMON STOCK USD.01	28,200	452,610
CAPITOL FEDERAL FINANCIAL IN	COMMON STOCK USD.01	112,365	1,849,528
CAPSTEAD MORTGAGE CORP	REIT USD.01	98,100	999,639
CARA THERAPEUTICS INC	COMMON STOCK USD.001	14,400	133,776
CARBO CERAMICS INC	COMMON STOCK USD.01	19,350	202,401
CARBONITE INC	COMMON STOCK USD.01	15,100	247,640
CARDINAL FINANCIAL CORP	COMMON STOCK USD1.0	32,500	1,065,675
CARDIOVASCULAR SYSTEMS INC	COMMON STOCK	27,400	663,354
CARDTRONICS PLC A	COMMON STOCK	39,908	2,177,780
CARE CAPITAL PROPERTIES INC	REIT USD.01	73,600	1,840,000
CARE.COM INC	COMMON STOCK USD.001	10,700	91,699
CAREER EDUCATION CORP	COMMON STOCK USD.01	55,600	561,004
CARETRUST REIT INC	REIT USD.01	42,671	653,720
CARLISLE COS INC	COMMON STOCK USD1.0	55,700	6,143,153
CAROLINA FINANCIAL CORP	COMMON STOCK	3,700	113,923
CARPENTER TECHNOLOGY	COMMON STOCK USD5.0	45,278	1,637,705
CARRIAGE SERVICES INC	COMMON STOCK USD.01	14,700	421,008
CARRIZO OIL + GAS INC	COMMON STOCK USD.01	48,340	1,805,499
CARROLS RESTAURANT GROUP INC	COMMON STOCK USD.01	37,200	567,300
CARTER S INC	COMMON STOCK USD.01	46,400	4,008,496
CASCADE BANCORP	COMMON STOCK	28,847	234,238
CASELLA WASTE SYSTEMS INC A	COMMON STOCK USD.01	28,200	349,962
CASEY S GENERAL STORES INC	COMMON STOCK NPV	34,850	4,142,968
CASS INFORMATION SYSTEMS INC	COMMON STOCK USD.5	10,765	791,981
CASTLIGHT HEALTH INC B	COMMON STOCK USD.0001	31,000	153,450
CATALENT INC	COMMON STOCK USD.01	86,400	2,329,344
CATCHMARK TIMBER TRUST INC A	REIT USD.01	27,800	313,028
CATHAY GENERAL BANCORP	COMMON STOCK USD.01	64,382	2,448,447
CATO CORP CLASS A	COMMON STOCK USD.033	27,050	813,664
CAVCO INDUSTRIES INC	COMMON STOCK USD.01	7,100	708,935
CAVIUM INC	COMMON STOCK USD.001	57,826	3,610,655
CBIZ INC	COMMON STOCK USD.01	43,943	602,019
CBL + ASSOCIATES PROPERTIES	REIT USD.01	155,130	1,783,995
CBOE HOLDINGS INC	COMMON STOCK	73,400	5,423,526
CDK GLOBAL INC	COMMON STOCK USD.01	139,400	8,320,786
CDW CORP/DE	COMMON STOCK USD.01	145,800	7,594,722
CEB INC	COMMON STOCK USD.01	28,246	1,711,708
CECO ENVIRONMENTAL CORP	COMMON STOCK USD.01	25,798	359,882
CEDAR REALTY TRUST INC	REIT USD.06	72,400	472,772
CELADON GROUP INC	COMMON STOCK USD.033	20,380	145,717
CELANESE CORP SERIES A	COMMON STOCK USD.0001	132,300	10,417,302
CELLDEX THERAPEUTICS INC	COMMON STOCK USD.001	85,100	301,254
CELLULAR BIOMEDICINE GROUP I	COMMON STOCK USD.001	8,200	107,420
CEMPRA INC	COMMON STOCK USD.001	36,400	101,920
CENTERSTATE BANKS INC	COMMON STOCK USD.01	39,500	994,215
CENTRAL EUROPEAN MEDIA ENT A	COMMON STOCK USD.08	62,014	158,136
CENTRAL GARDEN + PET CO	COMMON STOCK USD.01	13,200	436,788
CENTRAL GARDEN AND PET CO A	COMMON STOCK USD.01	28,400	877,560
CENTRAL PACIFIC FINANCIAL CO	COMMON STOCK	26,700	838,914
CENTRAL VALLEY COMM BANCORP	COMMON STOCK	1,800	35,928
CENTURY ALUMINUM COMPANY	COMMON STOCK USD.01	43,500	372,360
CENTURY BANCORP INC CL A	COMMON STOCK USD1.0	3,800	228,000
CENTURY CASINOS INC	COMMON STOCK USD.01	1,900	15,637
CENTURY COMMUNITIES INC	COMMON STOCK USD.01	11,200	235,200
CERUS CORP	COMMON STOCK USD.001	76,500	332,775
CEVA INC	COMMON STOCK USD.001	17,400	583,770
CHANNELADVISOR CORP	COMMON STOCK USD.001	11,600	166,460
CHARLES RIVER LABORATORIES	COMMON STOCK USD.01	42,191	3,214,532
CHART INDUSTRIES INC	COMMON STOCK USD.01	29,970	1,079,519
CHARTER FINANCIAL CORP	COMMON STOCK USD.01	8,106	135,127
CHASE CORP	COMMON STOCK USD.1	6,000	501,300
CHATHAM LODGING TRUST	REIT USD.01	29,100	598,005
CHEESECAKE FACTORY INC/THE	COMMON STOCK USD.01	43,250	2,589,810
CHEFS WAREHOUSE INC/THE	COMMON STOCK USD.01	15,200	240,160
CHEGG INC	COMMON STOCK USD.001	79,100	583,758
CHEMED CORP	COMMON STOCK USD1.0	14,500	2,325,945
CHEMICAL FINANCIAL CORP	COMMON STOCK USD1.0	61,015	3,305,183
CHEMOCENTRYX INC	COMMON STOCK USD.001	20,400	150,960
CHEMOURS CO/THE	COMMON STOCK	163,100	3,602,879

CHEMTURA CORP	COMMON STOCK USD.01	56,360	1,871,152
CHENIERE ENERGY INC	COMMON STOCK USD.003	178,936	7,413,318
CHESAPEAKE LODGING TRUST	REIT USD.01	51,300	1,326,618
CHESAPEAKE UTILITIES CORP	COMMON STOCK USD.4867	14,103	944,196
CHICAGO BRIDGE + IRON CO NV	COMMON STOCK EUR.01	96,999	3,079,718
CHICO S FAS INC	COMMON STOCK USD.01	124,000	1,784,360
CHILDREN S PLACE INC/THE	COMMON STOCK USD.1	18,300	1,847,385
CHIMERA INVESTMENT CORP	REIT USD.01	171,880	2,925,398
CHIMERIX INC	COMMON STOCK USD.001	35,100	161,460
CHOICE HOTELS INTL INC	COMMON STOCK USD.01	30,797	1,726,172
CHURCHILL DOWNS INC	COMMON STOCK	11,608	1,746,424
CHUY S HOLDINGS INC	COMMON STOCK USD.01	14,300	464,035
CIDARA THERAPEUTICS INC	COMMON STOCK USD.0001	2,300	23,920
CIENA CORP	COMMON STOCK USD.01	119,300	2,912,113
CIMPRESS NV	COMMON STOCK USD.001	21,800	1,997,098
CINCINNATI BELL INC	COMMON STOCK USD.01	36,817	822,860
CINEMARK HOLDINGS INC	COMMON STOCK USD.001	93,900	3,602,004
CIRCOR INTERNATIONAL INC	COMMON STOCK USD.01	16,172	1,049,239
CIRRUS LOGIC INC	COMMON STOCK USD.001	54,800	3,098,392
CIT GROUP INC	COMMON STOCK USD.01	178,500	7,618,380
CITI TRENDS INC	COMMON STOCK USD.01	15,247	287,253
CITIZENS + NORTHERN CORP	COMMON STOCK USD1.0	12,596	330,015
CITIZENS INC	COMMON STOCK	38,100	374,142
CITY HOLDING CO	COMMON STOCK USD2.5	15,200	1,027,520
CITY OFFICE REIT INC	REIT USD.01	16,600	218,622
CIVITAS SOLUTIONS INC	COMMON STOCK USD.01	10,200	202,980
CLARCOR INC	COMMON STOCK USD1.0	42,900	3,537,963
CLAYTON WILLIAMS ENERGY INC	COMMON STOCK USD.1	4,300	512,818
CLEAN ENERGY FUELS CORP	COMMON STOCK USD.0001	68,300	195,338
CLEAN HARBORS INC	COMMON STOCK USD.01	45,720	2,544,318
CLEAR CHANNEL OUTDOOR CL A	COMMON STOCK USD.01	44,300	223,715
CLEARFIELD INC	COMMON STOCK USD.01	6,500	134,550
CLEARWATER PAPER CORP	COMMON STOCK USD.0001	18,416	1,207,169
CLIFFS NATURAL RESOURCES INC	COMMON STOCK USD.125	193,300	1,625,653
CLIFTON BANCORP INC	COMMON STOCK USD.01	16,046	271,498
CLOVIS ONCOLOGY INC	COMMON STOCK USD.001	28,300	1,257,086
CLUBCORP HOLDINGS INC	COMMON STOCK USD.01	56,900	816,515
CNA FINANCIAL CORP	COMMON STOCK USD2.5	25,624	1,063,396
CNB FINANCIAL CORP/PA	COMMON STOCK	17,800	475,972
CNO FINANCIAL GROUP INC	COMMON STOCK USD.01	163,739	3,135,602
COBALT INTERNATIONAL ENERGY	COMMON STOCK USD.01	317,800	387,716
COBIZ FINANCIAL INC	COMMON STOCK USD.01	33,886	572,335
COCA COLA BOTTLING CO CONSOL	COMMON STOCK USD1.0	4,200	751,170
CODEXIS INC	COMMON STOCK USD.0001	29,500	135,700
CODORUS VALLEY BANCORP INC	COMMON STOCK USD2.5	1,200	34,320
COEUR MINING INC	COMMON STOCK USD.01	151,217	1,374,563
COGENT COMMUNICATIONS HOLDIN	COMMON STOCK USD.001	35,894	1,484,217
COGNEX CORP	COMMON STOCK USD.002	72,100	4,587,002
COHEN + STEERS INC	COMMON STOCK USD.01	19,899	668,606
COHERENT INC	COMMON STOCK USD.01	22,414	3,079,347
COHERUS BIOSCIENCES INC	COMMON STOCK USD.0001	26,000	731,900
COHU INC	COMMON STOCK USD1.0	22,325	310,318
COLFAX CORP	COMMON STOCK USD.001	86,900	3,122,317
COLLECTORS UNIVERSE	COMMON STOCK USD.001	1,000	21,230
COLLEGIUM PHARMACEUTICAL INC	COMMON STOCK USD.001	6,700	104,319
COLONY CAPITAL INC A	REIT USD.01	102,800	2,081,700
COLONY STARWOOD HOMES	REIT USD.01	56,280	1,621,427
COLUMBIA BANKING SYSTEM INC	COMMON STOCK	54,007	2,413,033
COLUMBIA PROPERTY TRUST INC	REIT USD.01	106,800	2,306,880
COLUMBIA SPORTSWEAR CO	COMMON STOCK	26,900	1,568,270
COLUMBUS MCKINNON CORP/NY	COMMON STOCK USD.01	22,000	594,880
COMFORT SYSTEMS USA INC	COMMON STOCK USD.01	32,200	1,072,260
COMMERCE BANCSHARES INC	COMMON STOCK USD5.0	78,255	4,523,948
COMMERCEHUB INC SERIES A	COMMON STOCK USD.01	12,300	184,623
COMMERCEHUB INC SERIES C	COMMON STOCK USD.01	24,601	369,753
COMMERCIAL METALS CO	COMMON STOCK USD.01	99,772	2,173,034
COMMSCOPE HOLDING CO INC	COMMON STOCK USD.01	112,300	4,177,560
COMMUNITY BANK SYSTEM INC	COMMON STOCK USD1.0	38,740	2,393,745
COMMUNITY HEALTH SYSTEMS INC	COMMON STOCK USD.01	103,946	581,058
COMMUNITY HEALTHCARE TRUST I	REIT USD.01	11,100	255,633
COMMUNITY TRUST BANCORP INC	COMMON STOCK USD5.0	15,682	777,827
COMMVAULT SYSTEMS INC	COMMON STOCK USD.01	34,100	1,752,740
COMPASS MINERALS INTERNATION	COMMON STOCK USD.01	29,100	2,279,985
COMPUTER PROGRAMS + SYSTEMS	COMMON STOCK USD.001	10,800	254,880
COMPUTER SCIENCES CORP	COMMON STOCK USD1.0	125,400	7,451,268
COMSCORE INC	COMMON STOCK USD.001	45,137	1,425,426
COMTECH TELECOMMUNICATIONS	COMMON STOCK USD.1	14,875	176,269
CONCERT PHARMACEUTICALS INC	COMMON STOCK USD.001	18,500	190,365
CONFORMIS INC	COMMON STOCK USD.00001	31,800	257,580

CONMED CORP	COMMON STOCK USD.01	27,090	1,196,565
CONN S INC	COMMON STOCK USD.01	18,331	231,887
CONNECTICUT WATER SVC INC	COMMON STOCK	10,300	575,255
CONNECTONE BANCORP INC	COMMON STOCK	20,300	526,785
CONS TOMOKA LAND CO FLORIDA	COMMON STOCK USD1.0	6,600	352,572
CONSOL ENERGY INC	COMMON STOCK USD.01	201,900	3,680,637
CONSOLIDATED COMMUNICATIONS	COMMON STOCK USD.01	45,521	1,222,239
CONSOLIDATED WATER CO ORD SH	COMMON STOCK USD.6	3,200	34,720
CONTAINER STORE GROUP INC/TH	COMMON STOCK USD.01	8,600	54,610
CONTANGO OIL + GAS	COMMON STOCK USD.04	15,200	141,968
CONTINENTAL BUILDING PRODUCT	COMMON STOCK USD.001	29,500	681,450
CONTINENTAL RESOURCES INC/OK	COMMON STOCK USD.01	76,930	3,964,972
CONTRA LEAP WIRELESS	COMMON STOCK	60,900	609
CONTROL4 CORP	COMMON STOCK USD.0001	11,800	120,360
CONVERGYS CORP	COMMON STOCK	77,200	1,896,032
COOPER STANDARD HOLDING	COMMON STOCK USD.001	12,100	1,250,898
COOPER TIRE + RUBBER	COMMON STOCK USD1.0	49,750	1,932,788
COPA HOLDINGS SA CLASS A	COMMON STOCK	27,633	2,509,905
COPART INC	COMMON STOCK	85,812	4,754,843
CORCEPT THERAPEUTICS INC	COMMON STOCK USD.001	66,400	482,064
CORE MARK HOLDING CO INC	COMMON STOCK USD.01	40,000	1,722,800
CORECIVIC INC	REIT USD.01	105,856	2,589,238
CORELOGIC INC	COMMON STOCK USD1.0	79,843	2,940,618
CORENERGY INFRASTRUCTURE TRU	REIT USD.001	15,840	552,499
CORESITE REALTY CORP	REIT USD.01	29,100	2,309,667
CORNERSTONE ONDEMAND INC	COMMON STOCK USD.0001	45,200	1,912,412
CORPORATE OFFICE PROPERTIES	REIT USD.01	85,173	2,659,101
CORVEL CORP	COMMON STOCK USD.0001	10,800	395,280
COSTAMARE INC	COMMON STOCK USD.0001	23,400	131,040
COSTAR GROUP INC	COMMON STOCK USD.01	28,725	5,414,375
COTIVITI HOLDINGS INC	COMMON STOCK USD.001	11,100	381,840
COUSINS PROPERTIES INC	REIT USD1.0	319,826	2,721,719
COVANTA HOLDING CORP	COMMON STOCK USD.1	106,310	1,658,436
COVENANT TRANSPORT GRP CL A	COMMON STOCK USD.01	4,900	94,766
COWEN GROUP INC CLASS A	COMMON STOCK USD.01	24,662	382,261
CRA INTERNATIONAL INC	COMMON STOCK	11,600	424,560
CRACKER BARREL OLD COUNTRY	COMMON STOCK USD.01	17,593	2,937,679
CRAFT BREW ALLIANCE INC	COMMON STOCK USD.005	9,300	157,170
CRANE CO	COMMON STOCK USD1.0	41,987	3,028,102
CRAWFORD + CO CL B	COMMON STOCK USD1.0	10,533	132,294
CRAY INC	COMMON STOCK USD.01	40,330	834,831
CREDIT ACCEPTANCE CORP	COMMON STOCK USD.01	7,579	1,648,508
CREE INC	COMMON STOCK USD.00125	92,000	2,427,880
CROCS INC	COMMON STOCK USD.001	64,500	442,470
CROSS COUNTRY HEALTHCARE INC	COMMON STOCK USD.0001	39,071	609,898
CROWN HOLDINGS INC	COMMON STOCK USD5.0	123,350	6,484,510
CRYOLIFE INC	COMMON STOCK USD.01	26,900	515,135
CSG SYSTEMS INTL INC	COMMON STOCK USD.01	26,800	1,297,120
CSS INDUSTRIES INC	COMMON STOCK USD.1	12,195	330,119
CST BRANDS INC	COMMON STOCK USD.01	69,100	3,327,165
CSW INDUSTRIALS INC	COMMON STOCK USD.01	12,100	445,885
CTS CORP	COMMON STOCK	32,530	728,672
CU BANCORP	COMMON STOCK	14,400	515,520
CUBESMART	REIT USD.01	155,400	4,160,058
CUBIC CORP	COMMON STOCK	24,713	1,184,988
CULLEN/FROST BANKERS INC	COMMON STOCK USD.01	46,825	4,131,370
CULP INC	COMMON STOCK USD.05	9,400	349,210
CURIS INC	COMMON STOCK USD.01	65,000	200,200
CURTISS WRIGHT CORP	COMMON STOCK USD1.0	39,261	3,861,712
CUSTOMERS BANCORP INC	COMMON STOCK USD1.0	26,470	948,155
CUTERA INC	COMMON STOCK USD.001	5,500	95,425
CVB FINANCIAL CORP	COMMON STOCK	91,836	2,105,799
CVR ENERGY INC	COMMON STOCK USD.01	14,000	355,460
CYNOSURE INC A	COMMON STOCK USD.001	20,112	917,107
CYPRESS SEMICONDUCTOR CORP	COMMON STOCK USD.01	271,607	3,107,184
CYRUSONE INC	REIT USD.01	64,700	2,894,031
CYS INVESTMENTS INC	REIT USD.01	130,600	1,009,538
CYTOKINETICS INC	COMMON STOCK USD.001	30,116	365,909
CYTOMX THERAPEUTICS INC	COMMON STOCK USD.00001	12,000	131,880
CYTRX CORP	COMMON STOCK USD.001	58,400	21,736
DAILY JOURNAL CORP	COMMON STOCK USD.01	897	216,895
DAKTRONICS INC	COMMON STOCK	35,900	384,130
DANA INC	COMMON STOCK USD.01	135,484	2,571,486
DARLING INGREDIENTS INC	COMMON STOCK USD.01	153,578	1,982,692
DATALINK CORP	COMMON STOCK USD.001	20,600	231,956
DAVE + BUSTER S ENTERTAINMEN	COMMON STOCK USD.01	32,800	1,846,640
DAWSON GEOPHYSICAL CO	COMMON STOCK USD.01	2,700	21,708
DCT INDUSTRIAL TRUST INC	REIT USD.01	79,050	3,784,914
DDR CORP	REIT USD.1	269,111	4,109,325

DEAN FOODS CO	COMMON STOCK USD.01	81,100	1,766,358
DECKERS OUTDOOR CORP	COMMON STOCK USD.01	28,200	1,561,998
DEL FRISCO S RESTAURANT GROU	COMMON STOCK USD.001	25,800	438,600
DEL TACO RESTAURANTS INC	COMMON STOCK	22,600	319,112
DELEK US HOLDINGS INC	COMMON STOCK USD.01	49,700	1,196,279
DELL TECHNOLOGIES INC CL V	TRACKING STK	197,000	10,829,090
DELTA NATURAL GAS CO INC	COMMON STOCK USD1.0	100	2,933
DELTIC TIMBER CORP	COMMON STOCK USD.01	10,900	840,063
DELUXE CORP	COMMON STOCK USD1.0	41,950	3,004,040
DENBURY RESOURCES INC	COMMON STOCK USD.001	321,400	1,182,752
DENNY S CORP	COMMON STOCK USD.01	67,139	861,393
DEPOMED INC	COMMON STOCK	49,900	899,198
DERMIRA INC	COMMON STOCK USD.001	18,500	561,105
DESTINATION XL GROUP INC	COMMON STOCK USD.01	47,900	203,575
DEVRY EDUCATION GROUP INC	COMMON STOCK USD.01	56,200	1,753,440
DEXCOM INC	COMMON STOCK USD.001	74,690	4,458,993
DHI GROUP INC	COMMON STOCK USD.01	43,826	273,913
DHT HOLDINGS INC	COMMON STOCK USD.01	80,700	334,098
DIAMOND HILL INVESTMENT GRP	COMMON STOCK	2,900	610,102
DIAMOND OFFSHORE DRILLING	COMMON STOCK USD.01	57,600	1,019,520
DIAMONDBACK ENERGY INC	COMMON STOCK USD.01	68,800	6,952,928
DIAMONDROCK HOSPITALITY CO	REIT USD.01	181,646	2,094,378
DICK S SPORTING GOODS INC	COMMON STOCK USD.01	77,632	4,122,259
DIEBOLD NIXDORF INC	COMMON STOCK USD1.25	59,125	1,486,994
DIGI INTERNATIONAL INC	COMMON STOCK USD.01	25,379	348,961
DIGIMARC CORP	COMMON STOCK USD.001	6,400	192,000
DIGITALGLOBE INC	COMMON STOCK USD.001	59,888	1,715,791
DILLARDS INC CL A	COMMON STOCK	16,900	1,059,461
DIME COMMUNITY BANCSHARES	COMMON STOCK USD.01	31,966	642,517
DINEEQUITY INC	COMMON STOCK USD.01	15,554	1,197,658
DIODES INC	COMMON STOCK USD.667	34,949	897,141
DIPLOMAT PHARMACY INC	COMMON STOCK	36,300	457,380
DISH NETWORK CORP A	COMMON STOCK USD.01	198,427	11,494,876
DMC GLOBAL INC	COMMON STOCK USD.05	5,312	84,195
DOLBY LABORATORIES INC CL A	COMMON STOCK USD.001	43,740	1,976,611
DOMINO S PIZZA INC	COMMON STOCK USD.01	44,528	7,090,639
DOMTAR CORP	COMMON STOCK USD.01	55,000	2,146,650
DONALDSON CO INC	COMMON STOCK USD5.0	112,800	4,746,624
DONEGAL GROUP INC CL A	COMMON STOCK USD.01	13,366	233,638
DONNELLEY FINANCIAL SOLUTION	COMMON STOCK USD.01	22,793	523,783
DORIAN LPG LTD	COMMON STOCK USD.01	14,800	121,508
DORMAN PRODUCTS INC	COMMON STOCK USD.01	23,960	1,750,518
DOUGLAS DYNAMICS INC	COMMON STOCK USD.01	19,500	656,175
DOUGLAS EMMETT INC	REIT USD.01	128,087	4,682,861
DRIL QUIP INC	COMMON STOCK USD.01	32,300	1,939,615
DSP GROUP INC	COMMON STOCK USD.001	31,400	409,770
DST SYSTEMS INC	COMMON STOCK USD.01	30,717	3,291,327
DSW INC CLASS A	COMMON STOCK	62,328	1,411,729
DUCOMMUN INC	COMMON STOCK USD.01	7,600	194,256
DUKE REALTY CORP	REIT USD.01	311,700	8,278,752
DULUTH HOLDINGS INC CL B	COMMON STOCK	8,801	223,545
DUNKIN BRANDS GROUP INC	COMMON STOCK USD.001	84,100	4,410,204
DUPONT FABROS TECHNOLOGY	REIT USD.001	64,000	2,811,520
DURECT CORPORATION	COMMON STOCK USD.0001	97,200	130,248
DXP ENTERPRISES INC	COMMON STOCK USD.01	10,005	347,574
DYAX CORPORATION CVR	COMMON STOCK	125,800	139,638
DYCOM INDUSTRIES INC	COMMON STOCK USD.333	28,600	2,296,294
DYNAVAX TECHNOLOGIES CORP	COMMON STOCK USD.001	28,970	114,432
DYNEGY INC	COMMON STOCK USD.01	110,600	935,676
DYNEX CAPITAL INC	REIT USD.01	57,600	392,832
EAGLE BANCORP INC	COMMON STOCK USD.01	25,840	1,574,948
EAGLE MATERIALS INC	COMMON STOCK USD.01	41,448	4,083,871
EAGLE PHARMACEUTICALS INC	COMMON STOCK USD.001	6,700	531,578
EARTHLINK HOLDINGS CORP	COMMON STOCK USD.01	89,122	502,648
EAST WEST BANCORP INC	COMMON STOCK USD.001	127,690	6,490,483
EASTERLY GOVERNMENT PROPERTI	REIT USD.01	29,000	580,580
EASTGROUP PROPERTIES INC	REIT	29,900	2,207,816
EASTMAN KODAK CO	COMMON STOCK USD.01	15,000	232,500
EATON VANCE CORP	COMMON STOCK USD.00390625	96,229	4,030,071
EBIX INC	COMMON STOCK USD.1	23,131	1,319,624
ECHO GLOBAL LOGISTICS INC	COMMON STOCK USD.0001	26,200	656,310
ECHOSTAR CORP A	COMMON STOCK USD.001	40,725	2,092,858
ECLIPSE RESOURCES CORP	COMMON STOCK USD.01	27,400	73,158
EDGE THERAPEUTICS INC	COMMON STOCK USD.00033	14,300	178,750
EDGEWELL PERSONAL CARE CO	COMMON STOCK USD.01	51,781	3,779,495
EDITAS MEDICINE INC	COMMON STOCK USD.0001	8,600	139,578
EDUCATION REALTY TRUST INC	REIT USD.01	64,433	2,725,516
EGALET CORP	COMMON STOCK USD.001	19,700	150,705
EHEALTH INC	COMMON STOCK USD.001	19,491	207,579

EL PASO ELECTRIC CO	COMMON STOCK	34,920	1,623,780
EL POLLO LOCO HOLDINGS INC	COMMON STOCK USD.01	11,900	146,370
ELDORADO RESORTS INC	COMMON STOCK	24,500	415,275
ELECTRO SCIENTIFIC INDS INC	COMMON STOCK	3,700	21,904
ELECTRONICS FOR IMAGING	COMMON STOCK USD.01	39,500	1,732,470
ELLIE MAE INC	COMMON STOCK USD.0001	28,700	2,401,616
EMC INS GROUP INC	COMMON STOCK USD1.0	10,800	324,108
EMCOR GROUP INC	COMMON STOCK USD.01	53,512	3,786,509
EMCORE CORP	COMMON STOCK	23,300	202,710
EMERGENT BIOSOLUTIONS INC	COMMON STOCK USD.001	29,300	962,212
EMPIRE DISTRICT ELECTRIC CO	COMMON STOCK USD1.0	40,470	1,379,622
EMPIRE RESORTS INC	COMMON STOCK	1,428	32,487
EMPIRE STATE REALTY TRUST A	REIT USD.01	113,500	2,291,565
EMPLOYERS HOLDINGS INC	COMMON STOCK USD.01	31,104	1,231,718
ENANTA PHARMACEUTICALS INC	COMMON STOCK USD.01	15,700	525,950
ENCORE CAPITAL GROUP INC	COMMON STOCK USD.01	23,462	672,186
ENCORE WIRE CORP	COMMON STOCK USD.01	20,300	880,005
ENDOCYTE INC	COMMON STOCK	29,200	74,460
ENDOLOGIX INC	COMMON STOCK USD.001	64,000	366,080
ENDURANCE INTERNATIONAL GROU	COMMON STOCK USD.0001	47,200	438,960
ENDURANCE SPECIALTY HOLDINGS	COMMON STOCK USD1.0	56,817	5,249,891
ENERGEN CORP	COMMON STOCK USD.01	88,600	5,109,562
ENERGIZER HOLDINGS INC	COMMON STOCK	57,881	2,582,071
ENERGOUS CORP	COMMON STOCK USD.00001	18,800	316,780
ENERGY RECOVERY INC	COMMON STOCK USD.001	30,500	315,675
ENERNOC INC	COMMON STOCK USD.001	20,100	120,600
ENERSYS	COMMON STOCK USD.01	37,515	2,929,922
ENGILITY HOLDINGS INC	COMMON STOCK USD.01	15,552	524,102
ENNIS INC	COMMON STOCK USD2.5	26,765	464,373
ENOVA INTERNATIONAL INC	COMMON STOCK USD.00001	27,267	342,201
ENPRO INDUSTRIES INC	COMMON STOCK USD.01	20,600	1,387,616
ENSCO PLC CL A	COMMON STOCK USD.1	268,000	2,604,960
ENSIGN GROUP INC/THE	COMMON STOCK USD.001	44,064	978,661
ENSTAR GROUP LTD	COMMON STOCK USD1.0	9,800	1,937,460
ENTEGRIS INC	COMMON STOCK USD.01	121,187	2,169,247
ENTELLUS MEDICAL INC	COMMON STOCK USD.001	4,000	75,880
ENTERCOM COMMUNICATIONS CL A	COMMON STOCK USD.01	24,300	371,790
ENTERPRISE BANCORP INC	COMMON STOCK USD.01	8,668	325,570
ENTERPRISE FINANCIAL SERVICE	COMMON STOCK USD.01	16,358	703,394
ENTRAVISION COMMUNICATIONS A	COMMON STOCK USD.0001	50,800	355,600
ENVESTNET INC	COMMON STOCK	35,362	1,246,511
ENZO BIOCHEM INC	COMMON STOCK USD.01	34,900	242,206
EP ENERGY CORP CL A	COMMON STOCK USD.01	30,100	197,155
EPAM SYSTEMS INC	COMMON STOCK USD.001	43,800	2,816,778
EPIZYME INC	COMMON STOCK USD.0001	35,500	429,550
EPLUS INC	COMMON STOCK USD.01	5,600	645,120
EPR PROPERTIES	REIT USD.01	55,300	3,968,881
EQUITY BANCSHARES INC CL A	COMMON STOCK USD.01	3,500	117,740
EQUITY COMMONWEALTH	REIT USD.01	108,860	3,291,926
EQUITY LIFESTYLE PROPERTIES	REIT USD.01	67,100	4,837,910
EQUITY ONE INC	REIT USD.01	81,500	2,501,235
ERA GROUP INC	COMMON STOCK USD.01	20,762	352,331
ERIE INDEMNITY COMPANY CL A	COMMON STOCK	21,698	2,439,940
EROS INTERNATIONAL PLC	COMMON STOCK GBP.3	24,329	317,493
ESCO TECHNOLOGIES INC	COMMON STOCK USD.01	24,700	1,399,255
ESPERION THERAPEUTICS INC	COMMON STOCK USD.001	12,300	153,996
ESSENDANT INC	COMMON STOCK USD.1	32,218	673,356
ESSENT GROUP LTD	COMMON STOCK USD.015	64,500	2,087,865
ESTERLINE TECHNOLOGIES CORP	COMMON STOCK USD.2	25,740	2,296,008
ETHAN ALLEN INTERIORS INC	COMMON STOCK USD.01	27,200	1,002,320
ETSY INC	COMMON STOCK USD.001	90,100	1,061,378
EURONET WORLDWIDE INC	COMMON STOCK USD.02	44,900	3,252,107
EVERBANK FINANCIAL CORP	COMMON STOCK USD.01	91,700	1,783,565
EVERCORE PARTNERS INC CL A	COMMON STOCK USD.01	36,800	2,528,160
EVEREST RE GROUP LTD	COMMON STOCK USD.01	37,564	8,128,850
EVERTEC INC	COMMON STOCK USD.01	65,500	1,162,625
EVOLENT HEALTH INC A	COMMON STOCK USD.01	16,200	239,760
EVOLUTION PETROLEUM CORP	COMMON STOCK USD.001	12,900	129,000
EW SCRIPPS CO/THE A	COMMON STOCK USD.01	47,048	909,438
EXA CORP	COMMON STOCK USD.001	3,000	46,080
EXACT SCIENCES CORP	COMMON STOCK USD.01	92,600	1,237,136
EXACTECH INC	COMMON STOCK USD.01	8,500	232,050
EXAR CORP	COMMON STOCK USD.0001	37,701	406,417
EXCO RESOURCES INC	COMMON STOCK USD.001	165,980	145,017
EXELIXIS INC	COMMON STOCK USD.001	200,100	2,983,491
EXLSERVICE HOLDINGS INC	COMMON STOCK USD.001	27,386	1,381,350
EXONE CO/THE	COMMON STOCK USD.01	8,800	82,192
EXPONENT INC	COMMON STOCK USD.001	25,100	1,513,530
EXPRESS INC	COMMON STOCK	73,000	785,480

	EXTENDED STAY AMERICA INC	UNIT USD.01	65,600	1,059,440
	EXTERRAN CORP	COMMON STOCK USD.01	28,218	674,410
	EXTRACTION OIL + GAS INC	COMMON STOCK	32,900	659,316
	EXTREME NETWORKS INC	COMMON STOCK USD.001	97,300	489,419
	EZCORP INC CL A	COMMON STOCK USD.01	41,500	441,975
	FABRINET	COMMON STOCK USD.01	30,700	1,237,210
	FACTSET RESEARCH SYSTEMS INC	COMMON STOCK USD.01	36,670	5,992,978
	FAIR ISAAC CORP	COMMON STOCK USD.01	27,504	3,279,027
	FAIRMOUNT SANTROL HOLDINGS I	COMMON STOCK USD.01	83,000	978,570
	FAIRPOINT COMMUNICATIONS INC	COMMON STOCK USD.01	19,400	362,780
	FARMER BROS CO	COMMON STOCK USD1.0	8,300	304,610
	FARMERS CAPITAL BANK CORP	COMMON STOCK USD.125	6,500	273,325
	FARMERS NATL BANC CORP	COMMON STOCK	21,900	310,980
	FARO TECHNOLOGIES INC	COMMON STOCK USD.001	14,600	525,600
	FBL FINANCIAL GROUP INC CL A	COMMON STOCK	8,677	678,108
	FCB FINANCIAL HOLDINGS CL A	COMMON STOCK USD.001	28,700	1,368,990
	FEDERAL AGRIC MTG CORP CL C	COMMON STOCK USD1.0	10,000	572,700
	FEDERAL MOGUL HOLDINGS CORP	COMMON STOCK USD.01	18,449	190,209
	FEDERAL SIGNAL CORP	COMMON STOCK USD1.0	52,950	826,550
	FEDERATED INVESTORS INC CL B	COMMON STOCK	83,100	2,350,068
	FEDERATED NATIONAL HOLDING C	COMMON STOCK USD.01	10,400	194,376
	FELCOR LODGING TRUST INC	REIT USD.01	124,085	993,921
	FERRO CORP	COMMON STOCK USD1.0	70,350	1,008,116
	FERROGLOBE PLC	COMMON STOCK USD7.5	60,200	651,966
	FERROGLOBE REP + WRNTY INS TRU	NON TRANSFERABLE BENE INT UNIT	60,200	0
	FIBROGEN INC	COMMON STOCK USD.01	46,100	986,540
	FIDELITY + GUARANTY LIFE	COMMON STOCK USD.01	13,000	308,100
	FIDELITY SOUTHERN CORP	COMMON STOCK	14,256	337,440
	FIESTA RESTAURANT GROUP	COMMON STOCK USD.01	21,700	647,745
*	FINANCIAL ENGINES INC	COMMON STOCK USD.0001	47,900	1,760,325
	FINANCIAL INSTITUTIONS INC	COMMON STOCK USD.01	15,200	519,840
	FINISAR CORPORATION	COMMON STOCK USD.001	100,000	3,027,000
	FINISH LINE/THE CL A	COMMON STOCK USD.01	39,900	750,519
	FIREEYE INC	COMMON STOCK USD.0001	130,500	1,552,950
	FIRST AMERICAN FINANCIAL	COMMON STOCK USD.00001	98,143	3,594,978
	FIRST BANCORP INC/ME	COMMON STOCK USD.01	8,800	291,280
	FIRST BANCORP PUERTO RICO	COMMON STOCK USD.1	105,800	699,338
	FIRST BANCORP/NC	COMMON STOCK	23,350	633,719
	FIRST BUSEY CORP	COMMON STOCK USD.001	27,553	848,081
	FIRST BUSINESS FINANCIAL SER	COMMON STOCK USD.01	5,300	125,716
	FIRST CITIZENS BCSHS CL A	COMMON STOCK USD1.0	6,900	2,449,500
	FIRST COMMONWEALTH FINL CORP	COMMON STOCK USD1.0	95,661	1,356,473
	FIRST COMMUNITY BANCSHARES	COMMON STOCK USD1.0	15,690	472,897
	FIRST COMMUNITY FINANCIAL PA	COMMON STOCK	1,100	12,870
	FIRST CONNECTICUT BANCORP	COMMON STOCK USD.01	15,000	339,750
	FIRST DATA CORP CLASS A	COMMON STOCK USD.01	274,400	3,893,736
	FIRST DEFIANCE FINL CORP	COMMON STOCK USD.01	8,300	421,142
	FIRST FINANCIAL BANCORP	COMMON STOCK	59,304	1,687,199
	FIRST FINANCIAL CORP/INDIANA	COMMON STOCK	10,265	541,992
	FIRST FINANCIAL NORTHWEST	COMMON STOCK USD.01	2,400	47,376
	FIRST FINL BANKSHARES INC	COMMON STOCK USD.01	55,448	2,506,250
	FIRST FOUNDATION INC	COMMON STOCK USD.001	11,700	333,450
	FIRST HAWAIIAN INC	COMMON STOCK USD.01	21,700	755,594
	FIRST HORIZON NATIONAL CORP	COMMON STOCK USD.625	206,517	4,132,405
	FIRST INDUSTRIAL REALTY TR	REIT USD.01	107,200	3,006,960
	FIRST INTERNET BANCORP	COMMON STOCK	1,600	51,200
	FIRST INTERSTATE BANCSYS A	COMMON STOCK	17,000	723,350
	FIRST MERCHANTS CORP	COMMON STOCK	32,566	1,226,110
	FIRST MID ILLINOIS BNCSHS	COMMON STOCK USD4.0	7,000	238,000
	FIRST MIDWEST BANCORP INC/IL	COMMON STOCK USD.01	74,138	1,870,502
	FIRST NBC BANK HOLDING CO	COMMON STOCK	15,400	112,420
	FIRST NORTHWEST BANCORP	COMMON STOCK	2,000	31,200
	FIRST OF LONG ISLAND CORP	COMMON STOCK USD.1	17,550	501,053
	FIRST POTOMAC REALTY TRUST	REIT USD.001	59,590	653,702
	FIRST REPUBLIC BANK/CA	COMMON STOCK USD.01	131,900	12,153,266
	FIRSTCASH INC	COMMON STOCK USD.01	43,457	2,042,479
	FITBIT INC A	COMMON STOCK USD.0001	109,800	803,736
	FIVE BELOW	COMMON STOCK USD.01	47,100	1,882,116
	FIVE PRIME THERAPEUTICS INC	COMMON STOCK USD.001	23,700	1,187,607
	FIVE9 INC	COMMON STOCK USD.001	21,000	297,990
	FLAGSTAR BANCORP INC	COMMON STOCK USD.01	17,800	479,532
	FLEETCOR TECHNOLOGIES INC	COMMON STOCK USD.001	82,600	11,689,552
	FLEXION THERAPEUTICS INC	COMMON STOCK USD.001	20,700	393,714
	FLEXSTEEL INDS	COMMON STOCK USD1.0	5,800	357,686
	FLOTEK INDUSTRIES INC	COMMON STOCK USD.0001	49,100	461,049
	FLOWERS FOODS INC	COMMON STOCK USD.01	154,112	3,077,617
	FLUIDIGM CORP	COMMON STOCK USD.001	23,900	173,992
	FLUSHING FINANCIAL CORP	COMMON STOCK USD.01	31,041	912,295
	FNB CORP	COMMON STOCK USD.01	182,046	2,918,197

FNF GROUP	TRACKING STK USD.0001	235,422	7,994,931
FNFV GROUP	TRACKING STK USD.0001	63,856	874,827
FOREST CITY REALTY TRUST A	REIT USD.01	204,781	4,267,636
FORESTAR GROUP INC	COMMON STOCK USD1.0	31,533	419,389
FORMFACTOR INC	COMMON STOCK USD.001	55,652	623,302
FORRESTER RESEARCH INC	COMMON STOCK USD.01	8,700	373,665
FORTINET INC	COMMON STOCK USD.001	127,400	3,837,288
FORUM ENERGY TECHNOLOGIES IN	COMMON STOCK USD.01	60,000	1,320,000
FORWARD AIR CORP	COMMON STOCK USD.01	26,140	1,238,513
FOSSIL GROUP INC	COMMON STOCK USD.01	36,300	938,718
FOUNDATION MEDICINE INC	COMMON STOCK USD.0001	10,334	182,912
FOUR CORNERS PROPERTY TRUST	REIT USD.0001	49,335	1,012,354
FOX FACTORY HOLDING CORP	COMMON STOCK USD.001	25,100	696,525
FRANCESCAS HOLDINGS CORP	COMMON STOCK USD.01	45,300	816,759
FRANK S INTERNATIONAL NV	COMMON STOCK EUR.01	32,500	400,075
FRANKLIN COVEY CO	COMMON STOCK USD.05	11,446	230,637
FRANKLIN ELECTRIC CO INC	COMMON STOCK USD.1	40,700	1,583,230
FRANKLIN FINANCIAL NETWORK	COMMON STOCK	7,100	297,135
FRANKLIN STREET PROPERTIES C	REIT USD.0001	88,700	1,149,552
FRED S INC CLASS A	COMMON STOCK	33,515	622,038
FREIGHTCAR AMERICA INC	COMMON STOCK USD.01	10,750	160,498
FRESH DEL MONTE PRODUCE INC	COMMON STOCK USD.01	28,900	1,752,207
FRESHPET INC	COMMON STOCK USD.001	15,200	154,280
FRONTLINE LTD	COMMON STOCK USD1.0	41,120	292,363
FRP HOLDINGS INC	COMMON STOCK USD.1	9,200	346,840
FTD COS INC	COMMON STOCK USD.0001	18,322	436,796
FTI CONSULTING INC	COMMON STOCK USD.01	35,400	1,595,832
FUELCELL ENERGY INC	COMMON STOCK USD.0001	13,024	22,792
FULTON FINANCIAL CORP	COMMON STOCK USD2.5	152,761	2,871,907
FUTUREFUEL CORP	COMMON STOCK USD.0001	29,700	412,830
G + K SERVICES INC CL A	COMMON STOCK USD.5	17,300	1,668,585
G III APPAREL GROUP LTD	COMMON STOCK USD.01	35,070	1,036,669
GAIN CAPITAL HOLDINGS INC	COMMON STOCK USD.00001	38,900	255,962
GALENA BIOPHARMA INC	COMMON STOCK USD.0001	6,820	13,231
GAMCO INVESTORS INC A	COMMON STOCK USD.001	6,690	206,654
GAMESTOP CORP CLASS A	COMMON STOCK USD.001	92,200	2,328,972
GAMING AND LEISURE PROPERTIE	REIT	164,477	5,036,286
GANNETT CO INC	COMMON STOCK	96,000	932,160
GARTNER INC	COMMON STOCK USD.0005	71,700	7,246,719
GASLOG LTD	COMMON STOCK USD.01	38,500	619,850
GATX CORP	COMMON STOCK USD.625	36,600	2,253,828
GCP APPLIED TECHNOLOGIES	COMMON STOCK USD.01	60,785	1,625,999
GENER8 MARITIME INC	COMMON STOCK USD.01	34,700	155,456
GENERAC HOLDINGS INC	COMMON STOCK USD.01	57,700	2,350,698
GENERAL CABLE CORP	COMMON STOCK USD.01	49,550	943,928
GENERAL COMMUNICATION INC A	COMMON STOCK	36,795	715,663
GENESCO INC	COMMON STOCK USD1.0	19,700	1,223,370
GENESEE + WYOMING INC CL A	COMMON STOCK USD.01	51,550	3,578,086
GENESIS HEALTHCARE INC	COMMON STOCK USD.001	27,576	117,198
GENMARK DIAGNOSTICS INC	COMMON STOCK USD.0001	33,500	410,040
GENOMIC HEALTH INC	COMMON STOCK USD.0001	14,568	428,154
GENPACT LTD	COMMON STOCK USD.01	133,687	3,253,942
GENTEX CORP	COMMON STOCK USD.06	261,964	5,158,071
GENTHERM INC	COMMON STOCK	32,824	1,111,092
GENWORTH FINANCIAL INC CL A	COMMON STOCK USD.001	427,300	1,628,013
GEO GROUP INC/THE	REIT USD.01	70,035	2,516,358
GEOSPACE TECHNOLOGIES CORP	COMMON STOCK USD.01	12,600	256,536
GERMAN AMERICAN BANCORP	COMMON STOCK	13,100	689,191
GERON CORP	COMMON STOCK USD.001	142,136	294,222
GETTY REALTY CORP	REIT USD.01	27,451	699,726
GIBRALTAR INDUSTRIES INC	COMMON STOCK USD.01	26,700	1,112,055
GIGAMON INC	COMMON STOCK USD.0001	28,700	1,307,285
GIGPEAK INC	COMMON STOCK USD.001	16,900	42,588
GLACIER BANCORP INC	COMMON STOCK USD.01	67,819	2,457,082
GLADSTONE COMMERCIAL CORP	REIT USD.001	13,700	275,370
GLATFELTER	COMMON STOCK USD.01	39,084	933,717
GLAUKOS CORP	COMMON STOCK USD.001	14,700	504,210
GLOBAL BLOOD THERAPEUTICS IN	COMMON STOCK USD.001	14,700	212,415
GLOBAL BRASS + COPPER HOLDIN	COMMON STOCK USD.01	20,000	686,000
GLOBAL EAGLE ENTERTAINMENT I	COMMON STOCK USD.0001	27,100	175,066
GLOBAL INDEMNITY LTD	COMMON STOCK USD.0001	8,104	309,654
GLOBAL NET LEASE INC	REIT USD.01	147,100	1,151,793
GLOBALSTAR INC	COMMON STOCK USD.0001	421,800	666,444
GLOBANT SA	COMMON STOCK USD1.2	22,100	737,035
GLOBUS MEDICAL INC A	COMMON STOCK USD.001	60,500	1,501,005
GLU MOBILE INC	COMMON STOCK USD.0001	71,100	137,934
GMS INC	COMMON STOCK USD.01	6,300	184,464
GNC HOLDINGS INC CL A	COMMON STOCK USD.001	63,400	699,936
GODADDY INC CLASS A	COMMON STOCK USD.001	40,500	1,415,475

GOGO INC	COMMON STOCK USD.0001	54,800	505,256
GOLAR LNG LTD	COMMON STOCK USD1.0	75,931	1,741,857
GOLD RESOURCE CORP	COMMON STOCK USD.001	61,200	266,220
GOPRO INC CLASS A	COMMON STOCK USD.0001	80,400	700,284
GORMAN RUPP CO	COMMON STOCK	15,508	479,973
GOVERNMENT PROPERTIES INCOME	REIT USD.01	57,440	1,095,094
GP STRATEGIES CORP	COMMON STOCK USD.01	9,600	274,560
GRACO INC	COMMON STOCK USD1.0	49,112	4,080,716
GRAHAM CORP	COMMON STOCK USD.1	9,800	217,070
GRAHAM HOLDINGS CO CLASS B	COMMON STOCK USD1.0	3,800	1,945,410
GRAMERCY PROPERTY TRUST	REIT USD.01	363,785	3,339,546
GRAND CANYON EDUCATION INC	COMMON STOCK USD.01	39,600	2,314,620
GRANITE CONSTRUCTION INC	COMMON STOCK USD.01	33,000	1,815,000
GRAPHIC PACKAGING HOLDING CO	COMMON STOCK USD.01	293,600	3,664,128
GRAY TELEVISION INC	COMMON STOCK	49,200	533,820
GREAT AJAX CORP	REIT USD.01	4,500	59,715
GREAT LAKES DREDGE + DOCK CO	COMMON STOCK USD.0001	63,100	265,020
GREAT PLAINS ENERGY INC	COMMON STOCK	191,729	5,243,788
GREAT SOUTHERN BANCORP INC	COMMON STOCK USD.01	12,338	674,272
GREAT WESTERN BANCORP INC	COMMON STOCK USD.01	51,100	2,227,449
GREEN BANCORP INC	COMMON STOCK USD.01	13,400	203,680
GREEN BRICK PARTNERS INC	COMMON STOCK USD.01	8,700	87,435
GREEN DOT CORP CLASS A	COMMON STOCK USD.001	42,300	996,165
GREEN PLAINS INC	COMMON STOCK USD.001	29,900	832,715
GREENBRIER COMPANIES INC	COMMON STOCK	22,097	918,130
GREENHILL + CO INC	COMMON STOCK USD.01	26,200	725,740
GREENLIGHT CAPITAL RE LTD A	COMMON STOCK USD.01	27,400	624,720
GREIF INC CL A	COMMON STOCK	22,706	1,165,045
GREIF INC CL B	COMMON STOCK	5,100	344,505
GRIFFON CORP	COMMON STOCK USD.25	29,461	771,878
GROUP 1 AUTOMOTIVE INC	COMMON STOCK USD.01	21,100	1,644,534
GROUPON INC	COMMON STOCK USD.0001	317,500	1,054,100
GRUBHUB INC	COMMON STOCK USD.0001	71,900	2,704,878
GTT COMMUNICATIONS INC	COMMON STOCK USD.0001	18,600	534,750
GUARANTY BANCORP	COMMON STOCK USD.001	15,400	372,680
GUESS? INC	COMMON STOCK USD.01	55,777	674,902
GUIDANCE SOFTWARE INC	COMMON STOCK USD.001	11,500	81,420
GUIDEWIRE SOFTWARE INC	COMMON STOCK USD.0001	63,000	3,107,790
GULFPORT ENERGY CORP	COMMON STOCK USD.01	109,219	2,363,499
H.B. FULLER CO.	COMMON STOCK USD1.0	43,500	2,101,485
H+E EQUIPMENT SERVICES INC	COMMON STOCK USD.01	29,500	685,875
HABIT RESTAURANTS INC/THE A	COMMON STOCK USD.01	11,600	200,100
HACKETT GROUP INC/THE	COMMON STOCK USD.001	20,774	366,869
HAEMONETICS CORP/MASS	COMMON STOCK USD.01	44,712	1,797,422
HAIN CELESTIAL GROUP INC	COMMON STOCK USD.01	90,294	3,524,175
HALLMARK FINL SERVICES INC	COMMON STOCK USD.18	15,800	183,754
HALOZYME THERAPEUTICS INC	COMMON STOCK USD.001	92,100	909,948
HALYARD HEALTH INC	COMMON STOCK USD.01	42,500	1,571,650
HANCOCK HOLDING CO	COMMON STOCK USD3.33	67,362	2,903,302
HANMI FINANCIAL CORPORATION	COMMON STOCK USD.001	27,549	961,460
HANNON ARMSTRONG SUSTAINABLE	REIT USD.01	29,800	565,902
HANOVER INSURANCE GROUP INC/	COMMON STOCK USD.01	39,900	3,631,299
HARBORONE BANCORP INC	COMMON STOCK	12,900	249,486
HARMONIC INC	COMMON STOCK USD.001	102,014	510,070
HARSCO CORP	COMMON STOCK USD1.25	80,850	1,099,560
HAVERTY FURNITURE	COMMON STOCK USD1.0	20,400	483,480
HAWAIIAN ELECTRIC INDS	COMMON STOCK	95,600	3,161,492
HAWAIIAN HOLDINGS INC	COMMON STOCK USD.01	48,600	2,770,200
HAWAIIAN TELCOM HOLDCO INC	COMMON STOCK USD.01	11,800	292,404
HAWKINS INC	COMMON STOCK USD.05	11,100	598,845
HAYNES INTERNATIONAL INC	COMMON STOCK USD.001	10,800	464,292
HC2 HOLDINGS INC	COMMON STOCK USD.001	8,900	52,777
HCI GROUP INC	COMMON STOCK	8,300	327,684
HD SUPPLY HOLDINGS INC	COMMON STOCK USD.01	180,300	7,664,553
HEADWATERS INC	COMMON STOCK USD.001	64,600	1,519,392
HEALTHCARE REALTY TRUST INC	REIT USD.01	104,500	3,168,440
HEALTHCARE SERVICES GROUP	COMMON STOCK USD.01	61,808	2,421,019
HEALTHCARE TRUST OF AME CL A	REIT USD.01	120,850	3,517,944
HEALTHEQUITY INC	COMMON STOCK USD.0001	38,000	1,539,760
HEALTHSOUTH CORP	COMMON STOCK USD.01	79,100	3,262,084
HEALTHSTREAM INC	COMMON STOCK	18,600	465,930
HEARTLAND EXPRESS INC	COMMON STOCK USD.01	40,710	828,856
HEARTLAND FINANCIAL USA INC	COMMON STOCK USD1.0	17,506	840,288
HECLA MINING CO	COMMON STOCK USD.25	339,335	1,778,115
HEICO CORP	COMMON STOCK USD.01	17,441	1,345,573
HEICO CORP CLASS A	COMMON STOCK USD.01	34,000	2,308,600
HEIDRICK + STRUGGLES INTL	COMMON STOCK USD.01	18,300	441,945
HELEN OF TROY LTD	COMMON STOCK USD.1	24,600	2,077,470
HELIX ENERGY SOLUTIONS GROUP	COMMON STOCK	96,294	849,313

HERBALIFE LTD	COMMON STOCK USD.002	67,700	3,259,078
HERC HOLDINGS INC	COMMON STOCK USD.01	21,086	846,814
HERITAGE COMMERCE CORP	COMMON STOCK	19,500	281,385
HERITAGE CRYSTAL CLEAN INC	COMMON STOCK USD.01	3,400	53,380
HERITAGE FINANCIAL CORP	COMMON STOCK	30,738	791,504
HERITAGE INSURANCE HOLDINGS	COMMON STOCK USD.0001	18,700	293,029
HERITAGE OAKS BANCORP	COMMON STOCK	11,300	139,329
HERMAN MILLER INC	COMMON STOCK USD.2	56,505	1,932,471
HERON THERAPEUTICS INC	COMMON STOCK USD.01	23,500	307,850
HERSHA HOSPITALITY TRUST	REIT USD.01	36,626	787,459
HERTZ GLOBAL HOLDINGS INC	COMMON STOCK USD.01	63,260	1,363,886
HESKA CORP	COMMON STOCK USD.001	4,100	293,560
HEXCEL CORP	COMMON STOCK USD.01	85,000	4,372,400
HFF INC CLASS A	COMMON STOCK USD.01	32,100	971,025
HIBBETT SPORTS INC	COMMON STOCK USD.01	21,075	786,098
HIGHWOODS PROPERTIES INC	REIT USD.01	83,300	4,249,133
HILL ROM HOLDINGS INC	COMMON STOCK	57,300	3,216,822
HILLENBRAND INC	COMMON STOCK	52,076	1,997,115
HILLTOP HOLDINGS INC	COMMON STOCK USD.01	62,964	1,876,327
HILTON WORLDWIDE HOLDINGS IN	COMMON STOCK USD.01	472,800	12,860,160
HINGHAM INSTITUTION FOR SVGS	COMMON STOCK USD1.0	600	118,068
HMS HOLDINGS CORP	COMMON STOCK USD.01	74,600	1,354,736
HNI CORP	COMMON STOCK USD1.0	42,200	2,359,824
HOLLYFRONTIER CORP	COMMON STOCK USD.01	142,606	4,671,773
HOME BANCORP INC	COMMON STOCK USD.01	100	3,861
HOME BANCSHARES INC	COMMON STOCK USD.01	112,240	3,116,905
HOMESTREET INC	COMMON STOCK	17,732	560,331
HOMETRUST BANCSHARES INC	COMMON STOCK	19,400	502,460
HOOKER FURNITURE CORP	COMMON STOCK	9,400	356,730
HOPE BANCORP INC	COMMON STOCK USD.001	121,420	2,657,884
HORACE MANN EDUCATORS	COMMON STOCK USD.001	38,500	1,647,800
HORIZON BANCORP INDIANA	COMMON STOCK	12,600	352,800
HORIZON GLOBAL CORP	COMMON STOCK	15,600	374,400
HORIZON PHARMA PLC	COMMON STOCK USD.0001	140,100	2,266,818
HORNBECK OFFSHORE SERVICES	COMMON STOCK USD.01	33,800	244,036
HORTONWORKS INC	COMMON STOCK USD.0001	33,800	280,878
HOSPITALITY PROPERTIES TRUST	REIT USD.01	146,100	4,637,214
HOUGHTON MIFFLIN HARCOURT CO	COMMON STOCK USD.01	112,800	1,223,880
HOULIHAN LOKEY INC	COMMON STOCK USD.001	9,100	283,192
HOVNANIAN ENTERPRISES A	COMMON STOCK USD.01	125,200	341,796
HOWARD HUGHES CORP/THE	COMMON STOCK	31,704	3,617,426
HRG GROUP INC	COMMON STOCK USD.01	102,570	1,595,989
HSN INC	COMMON STOCK USD.01	30,300	1,039,290
HUB GROUP INC CL A	COMMON STOCK USD.01	30,280	1,324,750
HUBBELL INC	COMMON STOCK USD.01	48,822	5,697,527
HUBSPOT INC	COMMON STOCK USD.001	24,900	1,170,300
HUDSON PACIFIC PROPERTIES IN	REIT USD.01	86,300	3,001,514
HUNTINGTON INGALLS INDUSTRIE	COMMON STOCK USD.01	41,727	7,685,696
HUNTSMAN CORP	COMMON STOCK USD.01	176,633	3,370,158
HURCO COMPANIES INC	COMMON STOCK	9,000	297,900
HURON CONSULTING GROUP INC	COMMON STOCK USD.01	19,094	967,111
HYATT HOTELS CORP CL A	COMMON STOCK USD.01	29,100	1,608,066
HYSTER YALE MATERIALS	COMMON STOCK USD.01	10,240	653,005
IAC/INTERACTIVECORP	COMMON STOCK USD.001	64,000	4,146,560
IBERIABANK CORP	COMMON STOCK USD1.0	37,975	3,180,406
ICF INTERNATIONAL INC	COMMON STOCK USD.001	17,000	938,400
ICONIX BRAND GROUP INC	COMMON STOCK USD.001	37,300	348,382
ICU MEDICAL INC	COMMON STOCK USD.1	12,709	1,872,671
IDACORP INC	COMMON STOCK	43,581	3,510,450
IDERA PHARMACEUTICALS INC	COMMON STOCK USD.001	77,500	116,250
IDEX CORP	COMMON STOCK USD.01	66,787	6,014,837
IDEXX LABORATORIES INC	COMMON STOCK USD.1	79,566	9,330,705
IDT CORP CLASS B	COMMON STOCK USD.01	17,100	317,034
IES HOLDINGS INC	COMMON STOCK USD.01	3,500	67,025
IGNYTA INC	COMMON STOCK	22,000	116,600
II VI INC	COMMON STOCK	53,600	1,589,240
ILG INC	COMMON STOCK USD.01	100,000	1,817,000
IMAX CORP	COMMON STOCK	49,900	1,566,860
IMMERSION CORPORATION	COMMON STOCK USD.001	23,400	248,742
IMMUNE DESIGN CORP	COMMON STOCK USD.001	4,200	23,100
IMMUNOGEN INC	COMMON STOCK USD.01	74,504	151,988
IMMUNOMEDICS INC	COMMON STOCK USD.01	92,300	338,741
IMPAX LABORATORIES INC	COMMON STOCK USD.01	61,300	812,225
IMPERVA INC	COMMON STOCK USD.0001	22,600	867,840
IMPINJ INC	COMMON STOCK USD.001	4,900	173,166
INC RESEARCH HOLDINGS INC A	COMMON STOCK USD.01	35,800	1,883,080
INCYTE CORP	COMMON STOCK USD.001	145,939	14,633,304
INDEPENDENCE CONTRACT DRILLI	COMMON STOCK USD.01	11,514	77,144
INDEPENDENCE HOLDING CO	COMMON STOCK USD1.0	16,070	314,169

INDEPENDENCE REALTY TRUST IN	REIT USD.01	37,700	336,284
INDEPENDENT BANK CORP MICH	COMMON STOCK USD1.0	15,000	325,500
INDEPENDENT BANK CORP/MA	COMMON STOCK USD.01	21,800	1,535,810
INDEPENDENT BANK GROUP INC	COMMON STOCK USD.01	10,200	636,480
INFINERA CORP	COMMON STOCK USD.001	111,200	944,088
INFINITY PHARMACEUTICALS INC	COMMON STOCK USD.001	53,864	72,716
INFINITY PROPERTY + CASUALTY	COMMON STOCK	9,880	868,452
INFRAREIT INC	REIT USD.01	35,200	630,432
INGEVITY CORP	COMMON STOCK USD.01	39,000	2,139,540
INGLES MARKETS INC CLASS A	COMMON STOCK USD.05	11,931	573,881
INGREDION INC	COMMON STOCK USD.01	64,600	8,072,416
INNERWORKINGS INC	COMMON STOCK USD.0001	45,500	448,175
INNOPHOS HOLDINGS INC	COMMON STOCK USD.001	16,983	887,532
INNOSPEC INC	COMMON STOCK USD.01	23,204	1,589,474
INNOVIVA INC	COMMON STOCK	83,100	889,170
INOGEN INC	COMMON STOCK USD.001	14,500	973,965
INOTEK PHARMACEUTICALS CORP	COMMON STOCK USD.01	15,500	94,550
INOVALON HOLDINGS INC A	COMMON STOCK USD.000005	51,000	525,300
INOVIO PHARMACEUTICALS INC	COMMON STOCK USD.001	74,100	514,254
INPHI CORP	COMMON STOCK	38,300	1,708,946
INSIGHT ENTERPRISES INC	COMMON STOCK USD.01	32,450	1,312,278
INSMED INC	COMMON STOCK USD.01	54,200	717,066
INSPERITY INC	COMMON STOCK USD.01	14,500	1,028,775
INSTALLED BUILDING PRODUCTS	COMMON STOCK USD.01	14,800	611,240
INSTEEL INDUSTRIES INC	COMMON STOCK	17,950	639,738
INSTRUCTURE INC	COMMON STOCK USD.0001	13,900	271,745
INSULET CORP	COMMON STOCK USD.001	52,700	1,985,736
INSYS THERAPEUTICS INC	COMMON STOCK USD.0002145	19,900	183,080
INTEGER HOLDINGS CORP	COMMON STOCK USD.001	26,931	793,118
INTEGRA LIFESCIENCES HOLDING	COMMON STOCK USD.01	26,600	2,282,014
INTEGRATED DEVICE TECH INC	COMMON STOCK USD.001	124,852	2,941,513
INTELIQUENT INC	COMMON STOCK USD.001	32,200	738,024
INTELLIA THERAPEUTICS INC	COMMON STOCK USD.0001	6,100	79,971
INTELSAT SA	COMMON STOCK USD.01	27,300	72,891
INTER PARFUMS INC	COMMON STOCK USD.001	17,262	565,331
INTERACTIVE BROKERS GRO CL A	COMMON STOCK USD.01	54,500	1,989,795
INTERCEPT PHARMACEUTICALS IN	COMMON STOCK USD.001	13,900	1,510,235
INTERDIGITAL INC	COMMON STOCK USD.01	30,500	2,786,175
INTERFACE INC	COMMON STOCK USD.1	57,900	1,074,045
INTERNATIONAL BANCSHARES CRP	COMMON STOCK USD1.0	46,847	1,911,358
INTERNATIONAL GAME TECHNOLOG	COMMON STOCK USD.1	88,700	2,263,624
INTERNATIONAL SEAWAYS INC	COMMON STOCK	10,066	141,322
INTERSECT ENT INC	COMMON STOCK USD.001	14,400	174,240
INTERSIL CORP A	COMMON STOCK USD.01	115,084	2,566,373
INTL FCSTONE INC	COMMON STOCK USD.01	10,677	422,809
INTL SPEEDWAY CORP CL A	COMMON STOCK USD.01	27,300	1,004,640
INTRA CELLULAR THERAPIES INC	COMMON STOCK USD.0001	29,500	445,155
INTRALINKS HOLDINGS INC	COMMON STOCK USD.001	40,000	540,800
INTRAWEST RESORTS HOLDINGS I	COMMON STOCK USD.01	23,400	417,690
INTREXON CORP	COMMON STOCK	49,100	1,193,130
INVACARE CORP	COMMON STOCK USD.25	33,600	438,480
INVENSENSE INC	COMMON STOCK USD.001	64,800	828,792
INVENTURE FOODS INC	COMMON STOCK USD.01	8,300	81,755
INVESCO MORTGAGE CAPITAL	REIT USD.01	106,500	1,554,900
INVESTMENT TECHNOLOGY GROUP	COMMON STOCK USD.01	29,600	584,304
INVESTORS BANCORP INC	COMMON STOCK USD.01	258,811	3,610,413
INVESTORS REAL ESTATE TRUST	REIT	111,000	791,430
INVESTORS TITLE CO	COMMON STOCK	200	31,636
INVITAE CORP	COMMON STOCK USD.0001	20,000	158,800
INVIVO THERAPEUTICS HOLDINGS	COMMON STOCK USD.00001	19,600	82,320
IONIS PHARMACEUTICALS INC	COMMON STOCK USD.001	107,800	5,156,074
IPG PHOTONICS CORP	COMMON STOCK USD.0001	31,600	3,119,236
IRADIMED CORP	COMMON STOCK USD.0001	1,400	15,540
IRIDIUM COMMUNICATIONS INC	COMMON STOCK USD.001	71,900	690,240
IROBOT CORP	COMMON STOCK USD.01	26,925	1,573,766
IRONWOOD PHARMACEUTICALS INC	COMMON STOCK USD.001	111,100	1,698,719
ISLE OF CAPRI CASINOS	COMMON STOCK USD.01	26,400	651,816
ISRAMCO INC	COMMON STOCK USD.01	1,400	174,020
ISTAR INC	REIT USD.001	60,718	751,082
ITRON INC	COMMON STOCK	29,500	1,854,075
ITT INC	COMMON STOCK USD1.0	79,000	3,047,030
IXIA	COMMON STOCK	62,500	1,006,250
IXYS CORPORATION	COMMON STOCK USD.01	23,580	280,602
J + J SNACK FOODS CORP	COMMON STOCK	12,822	1,710,839
J ALEXANDER S HOLDINGS	COMMON STOCK USD.001	11,944	128,398
J.C. PENNEY CO INC	COMMON STOCK USD.5	263,834	2,192,461
J2 GLOBAL INC	COMMON STOCK USD.01	41,660	3,407,788
JABIL CIRCUIT INC	COMMON STOCK USD.001	174,700	4,135,149
JACK HENRY + ASSOCIATES INC	COMMON STOCK USD.01	69,200	6,143,576

	JACK IN THE BOX INC	COMMON STOCK USD.01	29,022	3,240,016
	JAKKS PACIFIC INC	COMMON STOCK USD.001	18,700	96,305
	JAMBA INC	COMMON STOCK USD.001	15,700	161,710
	JAMES RIVER GROUP HOLDINGS L	COMMON STOCK USD.0002	11,100	461,205
	JANUS CAPITAL GROUP INC	COMMON STOCK USD.01	126,900	1,683,963
	JETBLUE AIRWAYS CORP	COMMON STOCK USD.01	294,885	6,611,322
	JIVE SOFTWARE INC	COMMON STOCK	44,500	193,575
	JOHN B. SANFILIPPO + SON INC	COMMON STOCK USD.01	8,200	577,198
	JOHN BEAN TECHNOLOGIES CORP	COMMON STOCK USD.01	25,765	2,214,502
	JOHNSON OUTDOORS INC A	COMMON STOCK USD.05	9,200	365,148
	JONES ENERGY INC A	COMMON STOCK USD.001	50,300	251,500
	JONES LANG LASALLE INC	COMMON STOCK USD.01	39,800	4,021,392
	JOY GLOBAL INC	COMMON STOCK USD1.0	83,800	2,346,400
	JUNO THERAPEUTICS INC	COMMON STOCK USD.0001	54,900	1,034,865
	K12 INC	COMMON STOCK USD.0001	28,100	482,196
	K2M GROUP HOLDINGS INC	COMMON STOCK USD.001	22,900	458,916
	KADANT INC	COMMON STOCK USD.01	9,344	571,853
	KAISER ALUMINUM CORP	COMMON STOCK USD.01	14,800	1,149,812
	KAMAN CORP	COMMON STOCK USD1.0	23,654	1,157,390
	KAPSTONE PAPER AND PACKAGING	COMMON STOCK USD.0001	75,900	1,673,595
	KAR AUCTION SERVICES INC	COMMON STOCK USD.01	120,900	5,152,758
	KARYOPHARM THERAPEUTICS INC	COMMON STOCK USD.0001	14,500	136,300
	KATE SPADE + CO	COMMON STOCK USD1.0	116,671	2,178,248
	KB HOME	COMMON STOCK USD1.0	81,300	1,285,353
	KBR INC	COMMON STOCK USD.001	120,487	2,010,928
	KCG HOLDINGS INC CL A	COMMON STOCK USD.01	46,363	614,310
	KEARNY FINANCIAL CORP/MD	COMMON STOCK USD.01	74,653	1,160,854
	KELLY SERVICES INC A	COMMON STOCK USD1.0	32,000	733,440
	KEMPER CORP	COMMON STOCK USD.1	37,200	1,647,960
	KENNAMETAL INC	COMMON STOCK USD1.25	72,110	2,254,159
	KENNEDY WILSON HOLDINGS INC	COMMON STOCK USD.0001	75,400	1,545,700
	KERYX BIOPHARMACEUTICALS	COMMON STOCK USD.001	87,100	510,406
	KEYSIGHT TECHNOLOGIES IN	COMMON STOCK	157,100	5,745,147
	KEYW HOLDING CORP/THE	COMMON STOCK	24,500	288,855
	KFORCE INC	COMMON STOCK USD.01	21,390	494,109
	KILROY REALTY CORP	REIT USD.01	81,281	5,951,395
	KIMBALL ELECTRONICS INC	COMMON STOCK	28,800	524,160
	KIMBALL INTERNATIONAL B	COMMON STOCK USD.05	38,400	674,304
	KINDRED HEALTHCARE INC	COMMON STOCK USD.25	67,924	533,203
	KINSALE CAPITAL GROUP INC	COMMON STOCK USD.01	5,900	200,659
	KIRBY CORP	COMMON STOCK USD.1	48,251	3,208,692
	KIRKLAND S INC	COMMON STOCK	17,800	276,078
	KITE PHARMA INC	COMMON STOCK USD.001	34,500	1,546,980
	KITE REALTY GROUP TRUST	REIT USD.01	72,100	1,692,908
	KLX INC	COMMON STOCK USD.01	48,900	2,205,879
	KMG CHEMICALS INC	COMMON STOCK USD.01	4,200	163,338
	KNIGHT TRANSPORTATION INC	COMMON STOCK USD.01	59,587	1,969,350
	KNOLL INC	COMMON STOCK USD.01	41,100	1,147,923
	KNOWLES CORP	COMMON STOCK USD.01	83,500	1,395,285
	KOPIN CORP	COMMON STOCK USD.01	52,029	147,762
	KOPPERS HOLDINGS INC	COMMON STOCK USD.01	21,500	866,450
	KORN/FERRY INTERNATIONAL	COMMON STOCK USD.01	51,000	1,500,930
	KOSMOS ENERGY LTD	COMMON STOCK USD.01	127,500	893,775
	KRATON CORP	COMMON STOCK USD.01	28,500	811,680
	KRATOS DEFENSE + SECURITY	COMMON STOCK USD.001	36,973	273,600
	KRONOS WORLDWIDE INC	COMMON STOCK USD.01	26,800	319,992
	KVH INDUSTRIES INC	COMMON STOCK USD.01	15,103	178,215
	LA JOLLA PHARMACEUTICAL CO	COMMON STOCK USD.01	10,000	175,300
	LA QUINTA HOLDINGS INC	COMMON STOCK USD.01	77,000	1,094,170
	LA Z BOY INC	COMMON STOCK USD1.0	44,300	1,375,515
	LADDER CAPITAL CORP REIT	REIT USD.001	37,325	512,099
	LADENBURG THALMANN FINANCIAL	COMMON STOCK USD.0001	95,200	232,288
	LAKE SUNAPEE BANK GROUP	COMMON STOCK USD.01	700	16,513
	LAKELAND BANCORP INC	COMMON STOCK	34,545	673,628
	LAKELAND FINANCIAL CORP	COMMON STOCK	25,650	1,214,784
	LAMAR ADVERTISING CO A	REIT USD.001	71,954	4,838,187
	LAMB WESTON HOLDINGS INC	COMMON STOCK USD1.0	129,700	4,909,145
	LANCASTER COLONY CORP	COMMON STOCK	16,050	2,269,310
	LANDAUER INC	COMMON STOCK USD.1	8,700	418,470
	LANDEC CORP	COMMON STOCK USD.001	26,549	366,376
	LANDS END INC	COMMON STOCK USD.01	15,701	237,870
	LANDSTAR SYSTEM INC	COMMON STOCK USD.01	37,700	3,215,810
	LANNETT CO INC	COMMON STOCK USD.001	23,200	511,560
	LAREDO PETROLEUM INC	COMMON STOCK USD.01	137,100	1,938,594
	LAS VEGAS SANDS CORP	COMMON STOCK USD.001	324,550	17,334,216
	LASALLE HOTEL PROPERTIES	REIT USD.01	96,900	2,952,543
	LATTICE SEMICONDUCTOR CORP	COMMON STOCK USD.01	112,300	826,528
	LAYNE CHRISTENSEN COMPANY	COMMON STOCK USD.01	9,100	98,917
*	LAZARD LTD CL A	COMMON STOCK USD.01	111,700	4,589,753

	LCI INDUSTRIES	COMMON STOCK USD.01	23,000	2,478,250
	LCNB CORPORATION	COMMON STOCK	800	18,600
	LEAR CORP	COMMON STOCK USD.01	65,300	8,643,761
	LEGACYTEXAS FINANCIAL GROUP	COMMON STOCK USD.01	38,760	1,669,006
*	LEGG MASON INC	COMMON STOCK USD.1	93,700	2,802,567
	LEIDOS HOLDINGS INC	COMMON STOCK USD.0001	116,800	5,973,152
	LEMAITRE VASCULAR INC	COMMON STOCK USD.01	9,100	230,594
	LENDINGCLUB CORP	COMMON STOCK USD.01	284,300	1,492,575
	LENDINGTREE INC	COMMON STOCK USD.01	5,400	547,290
	LENNOX INTERNATIONAL INC	COMMON STOCK USD.01	35,333	5,411,956
	LEXICON PHARMACEUTICALS INC	COMMON STOCK USD.001	35,242	487,397
	LEXINGTON REALTY TRUST	REIT USD.0001	194,693	2,102,684
	LGI HOMES INC	COMMON STOCK USD.01	10,200	293,046
	LHC GROUP INC	COMMON STOCK USD.01	11,249	514,079
	LIBBEY INC	COMMON STOCK USD.01	20,300	395,038
	LIBERTY BROADBAND A	COMMON STOCK USD.01	21,442	1,553,687
	LIBERTY BROADBAND C	COMMON STOCK USD.01	90,730	6,720,371
	LIBERTY EXPEDIA HOLD A	COMMON STOCK	49,202	1,951,843
	LIBERTY INTERACTIVE CORP Q A	TRACKING STK USD.01	398,172	7,955,477
	LIBERTY MEDIA COR SIRIUSXM A	TRACKING STK	79,468	2,743,235
	LIBERTY MEDIA COR SIRIUSXM C	TRACKING STK	160,936	5,458,949
	LIBERTY MEDIA CORP BRAVES A	TRACKING STK	9,146	187,402
	LIBERTY MEDIA CORP BRAVES C	TRACKING STK	28,214	580,926
	LIBERTY MEDIA CORP LIBERTY A	TRACKING STK USD.01	22,867	716,880
	LIBERTY MEDIA CORP LIBERTY C	TRACKING STK USD.01	45,434	1,423,447
	LIBERTY PROPERTY TRUST	REIT USD.001	134,600	5,316,700
	LIBERTY TAX INC	COMMON STOCK USD.01	200	2,680
	LIBERTY TRIPADVISOR HDG A	COMMON STOCK USD.01	66,242	996,942
	LIBERTY VENTURES SER A	TRACKING STK USD.01	73,803	2,721,117
	LIFE STORAGE INC	REIT USD.01	42,102	3,589,617
	LIFELOCK INC	COMMON STOCK USD.001	75,700	1,810,744
	LIFEPOINT HEALTH INC	COMMON STOCK USD.01	35,936	2,041,165
	LIFETIME BRANDS INC	COMMON STOCK USD.01	9,700	172,175
	LIFEWAY FOODS INC	COMMON STOCK	8,300	95,533
	LIGAND PHARMACEUTICALS	COMMON STOCK USD.001	16,933	1,720,562
	LIMELIGHT NETWORKS INC	COMMON STOCK USD.001	57,600	145,152
	LIMONEIRA CO	COMMON STOCK USD.01	9,400	202,194
	LINCOLN ELECTRIC HOLDINGS	COMMON STOCK	53,560	4,106,445
	LINDSAY CORP	COMMON STOCK USD1.0	10,233	763,484
	LION BIOTECHNOLOGIES INC	COMMON STOCK USD.001	50,200	348,890
	LIONBRIDGE TECHNOLOGIES INC	COMMON STOCK USD.01	53,600	310,880
	LIONS GATE ENTERTAINMENT A	COMMON STOCK NPV	41,600	1,119,040
	LIONS GATE ENTERTAINMENT B	COMMON STOCK	91,916	2,255,608
	LIQUIDITY SERVICES INC	COMMON STOCK USD.001	26,600	259,350
	LITHIA MOTORS INC CL A	COMMON STOCK	21,100	2,043,113
	LITTELFUSE INC	COMMON STOCK USD.01	19,700	2,989,869
	LIVE NATION ENTERTAINMENT IN	COMMON STOCK USD.01	114,862	3,055,329
	LIVE OAK BANCSHARES INC	COMMON STOCK	17,300	320,050
	LIVEPERSON INC	COMMON STOCK USD.001	54,800	413,740
	LOGMEIN INC	COMMON STOCK USD.01	22,500	2,172,375
	LORAL SPACE + COMMUNICATIONS	COMMON STOCK USD.01	12,200	500,810
	LOUISIANA PACIFIC CORP	COMMON STOCK USD1.0	124,951	2,365,322
	LOXO ONCOLOGY INC	COMMON STOCK USD.0001	11,700	375,746
	LPL FINANCIAL HOLDINGS INC	COMMON STOCK	77,000	2,711,170
	LSB INDUSTRIES INC	COMMON STOCK USD.1	20,600	173,452
	LSC COMMUNICATIONS INC	COMMON STOCK USD.01	22,793	676,496
	LSI INDUSTRIES INC	COMMON STOCK	21,387	208,309
	LTC PROPERTIES INC	REIT USD.01	33,800	1,587,924
	LULULEMON ATHLETICA INC	COMMON STOCK USD.005	85,400	5,550,146
	LUMBER LIQUIDATORS HOLDINGS	COMMON STOCK USD.001	23,800	374,612
	LUMENTUM HOLDINGS INC	COMMON STOCK USD.001	42,220	1,631,803
	LUMINEX CORP	COMMON STOCK USD.001	38,905	787,048
	LUMOS NETWORKS CORP	COMMON STOCK USD.01	16,476	257,355
	LYDALL INC	COMMON STOCK USD.1	14,800	915,380
	M/I HOMES INC	COMMON STOCK USD.01	24,300	611,874
	MACATAWA BANK CORP	COMMON STOCK	23,400	243,594
	MACK CALI REALTY CORP	REIT USD.01	79,940	2,319,859
	MACOM TECHNOLOGY SOLUTIONS H	COMMON STOCK USD.001	20,100	930,228
	MACQUARIE INFRASTRUCTURE COR	COMMON STOCK USD.001	66,500	5,433,050
	MACROGENICS INC	COMMON STOCK USD.01	25,700	525,308
	MADISON SQUARE GARDEN CO A	COMMON STOCK USD.01	18,122	3,108,104
	MAGELLAN HEALTH INC	COMMON STOCK USD.01	22,250	1,674,313
	MAIDEN HOLDINGS LTD	COMMON STOCK USD.01	55,800	973,710
	MAINSOURCE FINANCIAL GROUP I	COMMON STOCK	18,612	640,253
	MALIBU BOATS INC A	COMMON STOCK USD.01	9,300	177,444
	MANHATTAN ASSOCIATES INC	COMMON STOCK USD.01	64,976	3,445,677
	MANITOWOC COMPANY INC	COMMON STOCK USD.01	123,400	737,932
	MANNKIND CORP	COMMON STOCK USD.01	217,729	138,628
	MANPOWERGROUP INC	COMMON STOCK USD.01	59,800	5,314,426

MANTECH INTERNATIONAL CORP A	COMMON STOCK USD.01	24,639	1,040,998
MARCHEX INC CLASS B	COMMON STOCK USD.01	27,900	73,935
MARCUS + MILLICHAP INC	COMMON STOCK USD.0001	11,800	315,296
MARCUS CORPORATION	COMMON STOCK USD1.0	16,500	519,750
MARINE PRODUCTS CORP	COMMON STOCK USD.1	8,362	115,981
MARINEMAX INC	COMMON STOCK USD.001	25,000	483,750
MARKEL CORP	COMMON STOCK	12,320	11,143,440
MARKETAXESS HOLDINGS INC	COMMON STOCK USD.003	33,000	4,848,360
MARLIN BUSINESS SERVICES INC	COMMON STOCK USD.01	8,800	183,920
MARRIOTT VACATIONS WORLD	COMMON STOCK USD.01	21,300	1,807,305
MARTEN TRANSPORT LTD	COMMON STOCK USD.01	26,464	616,611
MARVELL TECHNOLOGY GROUP LTD	COMMON STOCK USD.002	353,055	4,896,873
MASIMO CORP	COMMON STOCK USD.001	38,600	2,601,640
MASONITE INTERNATIONAL CORP	COMMON STOCK	25,800	1,697,640
MASTEC INC	COMMON STOCK USD.1	57,957	2,216,855
MATADOR RESOURCES CO	COMMON STOCK USD.01	76,185	1,962,526
MATCH GROUP INC	COMMON STOCK USD.001	30,700	524,970
MATERION CORP	COMMON STOCK	19,899	788,000
MATRIX SERVICE CO	COMMON STOCK USD.01	23,300	528,910
MATSON INC	COMMON STOCK	36,624	1,296,123
MATTHEWS INTL CORP CLASS A	COMMON STOCK USD1.0	26,986	2,073,874
MAXIM INTEGRATED PRODUCTS	COMMON STOCK USD.001	256,309	9,885,838
MAXIMUS INC	COMMON STOCK	58,628	3,270,856
MAXLINEAR INC	COMMON STOCK	45,642	994,996
MAXWELL TECHNOLOGIES INC	COMMON STOCK USD.1	8,400	43,008
MB FINANCIAL INC	COMMON STOCK USD.01	66,953	3,162,190
MBIA INC	COMMON STOCK USD1.0	117,036	1,252,285
MBT FINANCIAL CORP	COMMON STOCK	2,400	27,240
MCDERMOTT INTL INC	COMMON STOCK USD1.0	210,813	1,557,908
MCGRATH RENTCORP	COMMON STOCK	22,748	891,494
MDC HOLDINGS INC	COMMON STOCK USD.01	35,401	908,383
MDC PARTNERS INC A	COMMON STOCK	37,350	244,643
MDU RESOURCES GROUP INC	COMMON STOCK USD1.0	169,545	4,877,810
MEDIA GENERAL INC	COMMON STOCK	96,500	1,817,095
MEDICAL PROPERTIES TRUST INC	REIT USD.001	260,481	3,203,916
MEDICINES COMPANY	COMMON STOCK USD.001	59,600	2,022,824
MEDICINOVA INC	COMMON STOCK USD.001	26,100	157,383
MEDIDATA SOLUTIONS INC	COMMON STOCK USD.01	47,800	2,374,226
MEDIFAST INC	COMMON STOCK USD.001	13,400	557,842
MEDNAX INC	COMMON STOCK USD.01	82,498	5,499,317
MEDPACE HOLDINGS INC	COMMON STOCK USD.01	7,200	259,704
MEET GROUP INC/THE	COMMON STOCK USD.001	54,000	266,220
MENTOR GRAPHICS CORP	COMMON STOCK	91,700	3,382,813
MERCANTILE BANK CORP	COMMON STOCK	12,000	452,400
MERCHANTS BANCSHARES INC	COMMON STOCK USD.01	7,276	394,359
MERCURY GENERAL CORP	COMMON STOCK	26,100	1,571,481
MERCURY SYSTEMS INC	COMMON STOCK USD.01	30,700	927,754
MEREDITH CORP	COMMON STOCK USD1.0	33,400	1,975,610
MERIDIAN BANCORP INC	COMMON STOCK	42,759	808,145
MERIDIAN BIOSCIENCE INC	COMMON STOCK	43,140	763,578
MERIT MEDICAL SYSTEMS INC	COMMON STOCK	35,520	941,280
MERITAGE HOMES CORP	COMMON STOCK USD.01	35,800	1,245,840
MERITOR INC	COMMON STOCK USD1.0	90,212	1,120,433
MERRIMACK PHARMACEUTICALS IN	COMMON STOCK USD.01	101,900	415,752
MESA LABORATORIES INC	COMMON STOCK	2,600	319,150
META FINANCIAL GROUP INC	COMMON STOCK USD.01	6,000	617,400
METALDYNE PERFORMANCE GROUP	COMMON STOCK USD.001	13,400	307,530
METHODE ELECTRONICS INC	COMMON STOCK USD.5	36,260	1,499,351
MFA FINANCIAL INC	REIT USD.01	325,800	2,485,854
MGE ENERGY INC	COMMON STOCK USD1.0	31,450	2,053,685
MGIC INVESTMENT CORP	COMMON STOCK USD1.0	293,700	2,992,803
MGM RESORTS INTERNATIONAL	COMMON STOCK USD.01	427,550	12,326,267
MGP INGREDIENTS INC	COMMON STOCK	8,800	439,824
MICHAELS COS INC/THE	COMMON STOCK USD.06775	81,200	1,660,540
MICROSEMI CORP	COMMON STOCK USD.2	103,890	5,606,943
MICROSTRATEGY INC CL A	COMMON STOCK USD.001	8,068	1,592,623
MIDDLEBURG FINANCIAL CORP	COMMON STOCK USD2.5	1,300	45,175
MIDDLEBY CORP	COMMON STOCK USD.01	50,382	6,489,705
MIDDLESEX WATER CO	COMMON STOCK	17,200	738,568
MIDWESTONE FINANCIAL GROUP I	COMMON STOCK USD.01	5,100	191,760
MILACRON HOLDINGS CORP	COMMON STOCK USD.01	19,000	353,970
MILLER INDUSTRIES INC/TENN	COMMON STOCK USD.01	10,900	288,305
MIMEDX GROUP INC	COMMON STOCK USD.001	93,000	823,980
MINDBODY INC CLASS A	COMMON STOCK USD.000004	12,700	270,510
MINERALS TECHNOLOGIES INC	COMMON STOCK USD.1	30,500	2,356,125
MINERVA NEUROSCIENCES INC	COMMON STOCK USD.0001	14,100	165,675
MIRATI THERAPEUTICS INC	COMMON STOCK	10,100	47,975
MISTRAS GROUP INC	COMMON STOCK USD.01	13,500	346,680
MITEK SYSTEMS INC	COMMON STOCK USD.001	24,900	153,135

MKS INSTRUMENTS INC	COMMON STOCK	46,152	2,741,429
MOBILE MINI INC	COMMON STOCK USD.01	42,831	1,295,638
MOBILEIRON INC	COMMON STOCK USD.0001	18,100	67,875
MODEL N INC	COMMON STOCK USD.00015	18,200	161,070
MODINE MANUFACTURING CO	COMMON STOCK USD.625	46,000	685,400
MOELIS + CO CLASS A	COMMON STOCK USD.01	14,700	498,330
MOLINA HEALTHCARE INC	COMMON STOCK USD.001	38,050	2,064,593
MOMENTA PHARMACEUTICALS INC	COMMON STOCK USD.0001	57,800	869,890
MONARCH CASINO + RESORT INC	COMMON STOCK USD.01	12,125	312,583
MONEYGRAM INTERNATIONAL INC	COMMON STOCK USD.01	18,150	214,352
MONMOUTH REAL ESTATE INV COR	REIT USD.01	56,100	854,964
MONOGRAM RESIDENTIAL TRUST I	REIT	146,700	1,587,294
MONOLITHIC POWER SYSTEMS INC	COMMON STOCK USD.001	34,400	2,818,392
MONOTYPE IMAGING HOLDINGS IN	COMMON STOCK USD.001	39,900	792,015
MONRO MUFFLER BRAKE INC	COMMON STOCK USD.01	28,339	1,620,991
MOOG INC CLASS A	COMMON STOCK USD1.0	28,199	1,852,110
MORNINGSTAR INC	COMMON STOCK	16,517	1,214,991
MOTORCAR PARTS OF AMERICA IN	COMMON STOCK USD.01	15,700	422,644
MOVADO GROUP INC	COMMON STOCK USD.01	14,000	402,500
MRC GLOBAL INC	COMMON STOCK USD.01	92,200	1,867,972
MSA SAFETY INC	COMMON STOCK	27,115	1,879,883
MSC INDUSTRIAL DIRECT CO A	COMMON STOCK USD.001	39,325	3,633,237
MSCI INC	COMMON STOCK USD.01	80,024	6,304,291
MSG NETWORKS INC A	COMMON STOCK USD.01	58,468	1,257,062
MTGE INVESTMENT CORP	REIT USD.01	40,700	638,990
MTS SYSTEMS CORP	COMMON STOCK USD.25	15,340	869,778
MUELLER INDUSTRIES INC	COMMON STOCK USD.01	53,600	2,141,856
MUELLER WATER PRODUCTS INC A	COMMON STOCK USD.01	138,700	1,846,097
MULTI COLOR CORP	COMMON STOCK	11,920	924,992
MULTI PACKAGING SOLUTIONS IN	COMMON STOCK USD1.0	16,300	232,438
MURPHY USA INC	COMMON STOCK	32,400	1,991,628
MUTUALFIRST FINANCIAL INC	COMMON STOCK USD.01	400	13,240
MYERS INDUSTRIES INC	COMMON STOCK	25,743	368,125
MYOKARDIA INC	COMMON STOCK USD.0001	9,900	128,205
MYR GROUP INC/DELAWARE	COMMON STOCK USD.01	15,000	565,200
MYRIAD GENETICS INC	COMMON STOCK USD.01	60,000	1,000,200
N B T BANCORP INC	COMMON STOCK USD.01	42,485	1,779,272
NABORS INDUSTRIES LTD	COMMON STOCK USD.001	249,100	4,085,240
NACCO INDUSTRIES CL A	COMMON STOCK USD1.0	5,520	499,836
NANOMETRICS INC	COMMON STOCK	28,500	714,210
NANOSTRING TECHNOLOGIES INC	COMMON STOCK USD.0001	10,000	223,000
NATERA INC	COMMON STOCK USD.0001	23,000	269,330
NATHAN S FAMOUS INC	COMMON STOCK USD.01	495	32,126
NATIONAL BANK HOLD CL A	COMMON STOCK	25,900	825,951
NATIONAL BANKSHARES INC/VA	COMMON STOCK USD1.25	8,300	360,635
NATIONAL BEVERAGE CORP	COMMON STOCK USD.01	11,260	575,161
NATIONAL CINEMEDIA INC	COMMON STOCK USD.01	54,300	799,839
NATIONAL COMMERCE CORP	COMMON STOCK	7,000	260,050
NATIONAL FUEL GAS CO	COMMON STOCK USD1.0	64,584	3,658,038
NATIONAL GENERAL HLDGS	COMMON STOCK USD.01	44,000	1,099,560
NATIONAL HEALTHCARE CORP	COMMON STOCK USD.01	10,700	810,953
NATIONAL INSTRUMENTS CORP	COMMON STOCK USD.01	91,925	2,833,129
NATIONAL PRESTO INDS INC	COMMON STOCK USD1.0	4,200	446,880
NATIONAL RESEARCH CORP A	COMMON STOCK USD.001	7,921	150,499
NATIONAL RETAIL PROPERTIES	REIT USD.01	129,956	5,744,055
NATIONAL STORAGE AFFILIATES	REIT USD.01	36,500	805,555
NATIONAL WESTERN LIFE GROU A	COMMON STOCK USD.01	2,400	745,920
NATIONSTAR MORTGAGE HOLDINGS	COMMON STOCK USD.01	34,200	617,652
NATL HEALTH INVESTORS INC	REIT USD.01	34,416	2,552,635
NATURAL GAS SERVICES GROUP	COMMON STOCK USD.01	14,300	459,745
NATURAL GROCERS BY VITAMIN C	COMMON STOCK USD.001	9,900	117,711
NATURAL HEALTH TRENDS CORP	COMMON STOCK USD.001	6,800	168,980
NATURES SUNSHINE PRODS INC	COMMON STOCK	16,500	247,500
NATUS MEDICAL INC	COMMON STOCK USD.001	29,700	1,033,560
NAUTILUS INC	COMMON STOCK	33,900	627,150
NAVIGANT CONSULTING INC	COMMON STOCK USD.001	38,500	1,007,930
NAVIGATORS GROUP INC	COMMON STOCK USD.1	9,600	1,130,400
NAVIOS MARITIME ACQUISITION	COMMON STOCK USD.0001	18,300	31,110
NAVISTAR INTERNATIONAL CORP	COMMON STOCK USD.1	42,600	1,336,362
NCI BUILDING SYSTEMS INC	COMMON STOCK USD.01	18,805	294,298
NCR CORPORATION	COMMON STOCK USD.01	109,700	4,449,432
NEENAH PAPER INC	COMMON STOCK USD.01	15,600	1,329,120
NEKTAR THERAPEUTICS	COMMON STOCK USD.0001	125,600	1,541,112
NELNET INC CL A	COMMON STOCK USD.01	21,900	1,111,425
NEOGEN CORP	COMMON STOCK USD.16	32,014	2,112,924
NEOGENOMICS INC	COMMON STOCK USD.001	46,400	397,648
NEOPHOTONICS CORP	COMMON STOCK USD.0025	25,400	274,574
NETGEAR INC	COMMON STOCK USD.001	27,800	1,510,930
NETSCOUT SYSTEMS INC	COMMON STOCK USD.001	79,300	2,497,950

NEUROCRINE BIOSCIENCES INC	COMMON STOCK USD.001	75,700	2,929,590
NEUSTAR INC CLASS A	COMMON STOCK USD.001	51,160	1,708,744
NEVRO CORP	COMMON STOCK USD.001	20,800	1,511,328
NEW HOME CO INC/THE	COMMON STOCK USD.01	2,800	32,788
NEW JERSEY RESOURCES CORP	COMMON STOCK USD2.5	78,450	2,784,975
NEW MEDIA INVESTMENT GROUP	COMMON STOCK USD.01	38,800	620,412
NEW RELIC INC	COMMON STOCK USD.001	18,700	528,275
NEW RESIDENTIAL INVESTMENT	REIT USD.01	223,500	3,513,420
NEW SENIOR INVESTMENT GROUP	REIT	71,000	695,090
NEW YORK COMMUNITY BANCORP	COMMON STOCK USD.01	429,048	6,826,154
NEW YORK MORTGAGE TRUST INC	REIT USD.02	92,700	611,820
NEW YORK REIT INC	REIT USD.01	143,300	1,450,196
NEW YORK TIMES CO A	COMMON STOCK USD.1	121,300	1,613,290
NEWLINK GENETICS CORP	COMMON STOCK USD.01	17,300	177,844
NEWMARKET CORP	COMMON STOCK	6,472	2,743,092
NEWPARK RESOURCES INC	COMMON STOCK USD.01	90,000	675,000
NEWSTAR FINANCIAL INC	COMMON STOCK USD.01	26,900	248,825
NEXPOINT RESIDENTIAL	REIT USD.01	16,000	357,440
NEXSTAR MEDIA GROUP INC	COMMON STOCK USD.01	27,700	1,753,410
NIC INC	COMMON STOCK	63,900	1,527,210
NICOLET BANKSHARES INC	COMMON STOCK	6,700	319,523
NIMBLE STORAGE INC	COMMON STOCK USD.001	41,200	326,304
NL INDUSTRIES	COMMON STOCK USD.125	12,400	101,060
NMI HOLDINGS INC CLASS A	COMMON STOCK USD.01	54,300	578,295
NN INC	COMMON STOCK USD.01	22,300	424,815
NOBILIS HEALTH CORP	COMMON STOCK	36,100	75,810
NOBLE CORP PLC	COMMON STOCK USD.01	209,400	1,239,648
NOODLES + CO	COMMON STOCK USD.01	9,200	37,720
NORDIC AMERICAN TANKERS LTD	COMMON STOCK USD.01	79,900	671,160
NORDSON CORP	COMMON STOCK	50,848	5,697,518
NORTHERN OIL AND GAS INC	COMMON STOCK USD.001	63,500	174,625
NORTHFIELD BANCORP INC	COMMON STOCK USD.01	37,253	743,942
NORTHRIM BANCORP INC	COMMON STOCK USD1.0	300	9,480
NORTHSTAR ASSET MANAGEMENT	COMMON STOCK USD.01	175,839	2,623,518
NORTHSTAR REALTY EUROPE CORP	REIT	52,439	659,158
NORTHSTAR REALTY FINANCE	REIT USD.01	163,119	2,471,253
NORTHWEST BANCSHARES INC	COMMON STOCK USD.01	87,875	1,584,386
NORTHWEST NATURAL GAS CO	COMMON STOCK USD3.167	24,933	1,490,993
NORTHWESTERN CORP	COMMON STOCK USD.01	42,195	2,399,630
NORWEGIAN CRUISE LINE HOLDIN	COMMON STOCK USD.001	139,800	5,945,694
NOVANTA INC	COMMON STOCK	26,300	552,300
NOVAVAX INC	COMMON STOCK USD.01	244,700	308,322
NOVOCURE LTD	COMMON STOCK	42,800	335,980
NOW INC	COMMON STOCK USD.01	102,300	2,094,081
NRG YIELD INC CLASS A	COMMON STOCK USD.01	36,800	565,248
NRG YIELD INC CLASS C	COMMON STOCK	51,800	818,440
NU SKIN ENTERPRISES INC A	COMMON STOCK USD.001	48,100	2,298,218
NUANCE COMMUNICATIONS INC	COMMON STOCK USD.001	193,304	2,880,230
NUTANIX INC A	COMMON STOCK USD.000025	13,300	353,248
NUTRACEUTICAL INTL CORP	COMMON STOCK USD.01	12,361	432,017
NUTRISYSTEM INC	COMMON STOCK USD.001	25,025	867,116
NUVASIVE INC	COMMON STOCK USD.001	44,399	2,990,717
NV5 GLOBAL INC	COMMON STOCK USD.01	8,100	270,540
NVE CORP	COMMON STOCK USD.01	4,717	336,935
NVR INC	COMMON STOCK USD.01	3,100	5,173,900
NXSTAGE MEDICAL INC	COMMON STOCK USD.001	56,900	1,491,349
OASIS PETROLEUM INC	COMMON STOCK USD.01	206,200	3,121,868
OCEANEERING INTL INC	COMMON STOCK USD.25	88,732	2,503,130
OCEANFIRST FINANCIAL CORP	COMMON STOCK USD.01	22,692	681,441
OCLARO INC	COMMON STOCK USD.01	98,800	884,260
OCULAR THERAPEUTIX INC	COMMON STOCK USD.0001	11,300	94,581
OCWEN FINANCIAL CORP	COMMON STOCK USD.01	96,200	518,518
OFFICE DEPOT INC	COMMON STOCK USD.01	475,863	2,150,901
OFG BANCORP	COMMON STOCK USD1.0	48,718	638,206
OGE ENERGY CORP	COMMON STOCK USD.01	174,600	5,840,370
OIL DRI CORP OF AMERICA	COMMON STOCK USD.1	5,500	210,155
OIL STATES INTERNATIONAL INC	COMMON STOCK USD.01	45,600	1,778,400
OLD DOMINION FREIGHT LINE	COMMON STOCK USD.1	61,020	5,234,906
OLD LINE BANCSHARES INC	COMMON STOCK USD.01	2,400	57,552
OLD NATIONAL BANCORP	COMMON STOCK	116,021	2,105,781
OLD REPUBLIC INTL CORP	COMMON STOCK USD1.0	212,070	4,029,330
OLD SECOND BANCORP INC	COMMON STOCK USD1.0	16,300	180,115
OLIN CORP	COMMON STOCK USD1.0	146,532	3,752,685
OLLIE S BARGAIN OUTLET HOLDI	COMMON STOCK USD.001	18,000	512,100
OLYMPIC STEEL INC	COMMON STOCK	7,089	171,766
OM ASSET MANAGEMENT PLC	COMMON STOCK USD.001	35,500	514,750
OMEGA FLEX INC	COMMON STOCK USD.01	600	33,456
OMEGA HEALTHCARE INVESTORS	REIT USD.1	166,072	5,191,411
OMEGA PROTEIN CORP	COMMON STOCK USD.01	21,900	548,595

OMEROS CORP	COMMON STOCK USD.01	39,900	395,808
OMNICELL INC	COMMON STOCK USD.001	35,300	1,196,670
OMNOVA SOLUTIONS INC	COMMON STOCK USD.1	49,800	498,000
ON ASSIGNMENT INC	COMMON STOCK USD.01	43,152	1,905,592
ON DECK CAPITAL INC	COMMON STOCK USD.005	42,400	196,312
ON SEMICONDUCTOR CORP	COMMON STOCK USD.01	373,021	4,759,748
ONCOMED PHARMACEUTICALS INC	COMMON STOCK USD.001	7,400	57,054
ONE GAS INC	COMMON STOCK	45,500	2,910,180
ONE LIBERTY PROPERTIES INC	REIT USD1.0	14,985	376,423
ONEBEACON INSURANCE GROUP A	COMMON STOCK USD.01	25,600	410,880
ONEMAIN HOLDINGS INC	COMMON STOCK USD.01	43,000	952,020
OPHTHOTECH CORP	COMMON STOCK USD.001	26,400	127,512
OPKO HEALTH INC	COMMON STOCK USD.01	288,322	2,681,395
OPPENHEIMER HOLDINGS CL A	COMMON STOCK USD.001	14,200	264,120
OPUS BANK	COMMON STOCK	15,200	456,760
ORASURE TECHNOLOGIES INC	COMMON STOCK USD.000001	67,110	589,226
ORBCOMM INC	COMMON STOCK USD.001	49,900	412,673
ORBITAL ATK INC	COMMON STOCK USD.01	51,849	4,548,713
ORCHID ISLAND CAPITAL INC	REIT USD.01	13,400	145,122
ORCHIDS PAPER PRODUCTS CO	COMMON STOCK USD.001	4,700	123,046
ORGANOVO HOLDINGS INC	COMMON STOCK USD.0001	52,900	179,331
ORION GROUP HOLDINGS INC	COMMON STOCK USD.01	24,300	241,785
ORITANI FINANCIAL CORP	COMMON STOCK USD.01	38,000	712,500
ORMAT TECHNOLOGIES INC	COMMON STOCK USD.001	32,100	1,721,202
ORRSTOWN FINL SERVICES INC	COMMON STOCK	1,300	29,120
ORTHOFIX INTERNATIONAL NV	COMMON STOCK USD.1	17,700	640,386
OSHKOSH CORP	COMMON STOCK USD.01	64,739	4,182,787
OSI SYSTEMS INC	COMMON STOCK	17,100	1,301,652
OSIRIS THERAPEUTICS INC	COMMON STOCK USD.001	19,800	97,218
OTONOMY INC	COMMON STOCK USD.001	21,200	337,080
OTTER TAIL CORP	COMMON STOCK USD5.0	32,600	1,330,080
OUTFRONT MEDIA INC	REIT USD.01	120,122	2,987,434
OVASCIENCE INC	COMMON STOCK	20,300	31,059
OVERSEAS SHIPHOLDING GROUP A	COMMON STOCK	30,200	115,666
OVERSTOCK.COM INC	COMMON STOCK USD.0001	13,200	231,000
OWENS + MINOR INC	COMMON STOCK USD2.0	54,550	1,925,070
OWENS CORNING	COMMON STOCK USD.001	100,700	5,192,092
OWENS ILLINOIS INC	COMMON STOCK USD.01	143,600	2,500,076
OWENS REALTY MORTGAGE INC	REIT USD.01	1,900	35,188
OXFORD IMMUNOTEC GLOBAL PLC	COMMON STOCK GBP.006705	19,700	294,515
OXFORD INDUSTRIES INC	COMMON STOCK USD1.0	11,894	715,186
PACIFIC BIOSCIENCES OF CALIF	COMMON STOCK USD.0001	67,100	254,980
PACIFIC CONTINENTAL CORP	COMMON STOCK	19,793	432,477
PACIFIC ETHANOL INC	COMMON STOCK USD.001	18,500	175,750
PACIFIC PREMIER BANCORP INC	COMMON STOCK USD.01	24,200	855,470
PACIRA PHARMACEUTICALS INC	COMMON STOCK USD.001	32,800	1,059,440
PACKAGING CORP OF AMERICA	COMMON STOCK USD.01	83,800	7,107,916
PACWEST BANCORP	COMMON STOCK	104,091	5,666,714
PALO ALTO NETWORKS INC	COMMON STOCK USD.0001	78,600	9,828,930
PANDORA MEDIA INC	COMMON STOCK USD.0001	204,300	2,664,072
PANERA BREAD COMPANY CLASS A	COMMON STOCK USD.0001	20,400	4,183,836
PANHANDLE OIL AND GAS INC A	COMMON STOCK USD.01666	13,682	322,211
PAPA JOHN S INTL INC	COMMON STOCK USD.01	23,100	1,976,898
PAR PACIFIC HOLDINGS INC	COMMON STOCK USD.01	20,990	305,195
PARAMOUNT GROUP INC	REIT USD.01	155,300	2,483,247
PARATEK PHARMACEUTICALS INC	COMMON STOCK USD.001	16,300	251,020
PAREXEL INTERNATIONAL CORP	COMMON STOCK USD.01	47,170	3,100,012
PARK CITY GROUP INC	COMMON STOCK USD.01	3,000	38,100
PARK ELECTROCHEMICAL CORP	COMMON STOCK USD.1	22,850	426,153
PARK NATIONAL CORP	COMMON STOCK	11,217	1,342,226
PARK OHIO HOLDINGS CORP	COMMON STOCK USD1.0	8,500	362,100
PARK STERLING CORP	COMMON STOCK USD.01	51,300	553,527
PARKER DRILLING CO	COMMON STOCK USD.167	132,880	345,488
PARKWAY INC	REIT USD.001	38,078	847,236
PARSLEY ENERGY INC CLASS A	COMMON STOCK USD.01	143,300	5,049,892
PARTY CITY HOLDCO INC	COMMON STOCK USD.01	22,000	312,400
PATHEON NV	COMMON STOCK EUR.01	29,000	832,590
PATRICK INDUSTRIES INC	COMMON STOCK	13,500	1,030,050
PATTERN ENERGY GROUP INC	COMMON STOCK USD.01	63,400	1,203,966
PATTERSON UTI ENERGY INC	COMMON STOCK USD.01	133,500	3,593,820
PAYCOM SOFTWARE INC	COMMON STOCK USD.01	38,100	1,733,169
PAYLOCITY HOLDING CORP	COMMON STOCK USD.001	18,400	552,184
PBF ENERGY INC CLASS A	COMMON STOCK USD.001	84,500	2,355,860
PC CONNECTION INC	COMMON STOCK USD.01	9,500	266,855
PDC ENERGY INC	COMMON STOCK USD.01	49,494	3,592,275
PDF SOLUTIONS INC	COMMON STOCK USD.00015	25,000	563,750
PDL BIOPHARMA INC	COMMON STOCK USD.01	127,610	270,533
PDVWIRELESS INC	COMMON STOCK USD.0001	9,800	220,990
PEAPACK GLADSTONE FINL CORP	COMMON STOCK	10,305	318,218

PEBBLEBROOK HOTEL TRUST	REIT USD.01	66,800	1,987,300
PEGASYSTEMS INC	COMMON STOCK USD.01	35,662	1,283,832
PENN NATIONAL GAMING INC	COMMON STOCK USD.01	72,300	997,017
PENN REAL ESTATE INVEST TST	REIT USD1.0	66,848	1,267,438
PENNS WOODS BANCORP INC	COMMON STOCK USD8.33	5,200	262,600
PENNYMAC FINANCIAL SERVICE A	COMMON STOCK USD.0001	15,000	249,750
PENNYMAC MORTGAGE INVESTMENT	REIT USD.01	64,100	1,049,317
PENSKE AUTOMOTIVE GROUP INC	COMMON STOCK USD.0001	32,000	1,658,880
PENUMBRA INC	COMMON STOCK USD.001	22,000	1,403,600
PEOPLE S UTAH BANCORP	COMMON STOCK USD.01	11,500	308,775
PEOPLES BANCORP INC	COMMON STOCK	12,495	405,588
PEOPLES FINANCIAL SERVICES	COMMON STOCK USD2.0	6,300	306,810
PERFICIENT INC	COMMON STOCK USD.001	34,200	598,158
PERFORMANCE FOOD GROUP CO	COMMON STOCK USD.01	32,100	770,400
PERRY ELLIS INTERNATIONAL	COMMON STOCK USD.01	12,150	302,657
PETMED EXPRESS INC	COMMON STOCK USD.001	26,700	615,969
PFENEX INC	COMMON STOCK USD.001	11,800	107,026
PFSWEB INC	COMMON STOCK USD.001	17,800	151,300
PGT INNOVATIONS INC	COMMON STOCK USD.01	33,800	387,010
PHARMATHENE INC	COMMON STOCK USD.0001	54,800	178,100
PHARMERICA CORP	COMMON STOCK USD.01	27,079	681,037
PHH CORP	COMMON STOCK USD.01	43,100	653,396
PHI INC NON VOTING	COMMON STOCK USD.1	13,300	239,666
PHIBRO ANIMAL HEALTH CORP A	COMMON STOCK USD.001	13,200	386,760
PHOTRONICS INC	COMMON STOCK USD.01	59,242	669,435
PHYSICIANS REALTY TRUST	REIT USD.01	119,800	2,271,408
PICO HOLDINGS INC	COMMON STOCK USD.001	24,084	364,873
PIEDMONT OFFICE REALTY TRU A	REIT USD.01	131,900	2,758,029
PIER 1 IMPORTS INC	COMMON STOCK USD.001	95,550	815,997
PILGRIM S PRIDE CORP	COMMON STOCK USD.01	52,430	995,646
PINNACLE ENTERTAINMENT INC	COMMON STOCK USD.01	52,300	758,350
PINNACLE FINANCIAL PARTNERS	COMMON STOCK USD1.0	40,260	2,790,018
PINNACLE FOODS INC	COMMON STOCK USD.01	103,300	5,521,385
PIONEER ENERGY SERVICES CORP	COMMON STOCK USD.1	61,505	421,309
PIPER JAFFRAY COS	COMMON STOCK USD.01	11,841	858,473
PJT PARTNERS INC A	COMMON STOCK	14,800	457,024
PLANET FITNESS INC CL A	COMMON STOCK	14,300	287,430
PLANET PAYMENT INC	COMMON STOCK USD.01	7,500	30,600
PLANTRONICS INC	COMMON STOCK USD.01	30,400	1,664,704
PLATFORM SPECIALTY PRODUCTS	COMMON STOCK USD.01	173,200	1,699,092
PLEXUS CORP	COMMON STOCK USD.01	29,000	1,567,160
PLUG POWER INC	COMMON STOCK USD.01	144,900	173,880
PLY GEM HOLDINGS INC	COMMON STOCK USD.01	13,200	214,500
PNM RESOURCES INC	COMMON STOCK	73,332	2,515,288
POLARIS INDUSTRIES INC	COMMON STOCK USD.01	52,868	4,355,795
POLYONE CORPORATION	COMMON STOCK USD.01	78,972	2,530,263
POOL CORP	COMMON STOCK USD.001	35,374	3,690,923
POPEYES LOUISIANA KITCHEN IN	COMMON STOCK USD.01	20,375	1,232,280
POPULAR INC	COMMON STOCK USD.01	89,484	3,921,189
PORTLAND GENERAL ELECTRIC CO	COMMON STOCK	77,200	3,345,076
PORTOLA PHARMACEUTICALS INC	COMMON STOCK USD.001	43,000	964,920
POST HOLDINGS INC	COMMON STOCK USD.01	57,101	4,590,349
POTBELLY CORP	COMMON STOCK USD.01	19,300	248,970
POTLATCH CORP	REIT USD1.0	40,005	1,666,208
POWELL INDUSTRIES INC	COMMON STOCK USD.01	9,600	374,400
POWER INTEGRATIONS INC	COMMON STOCK USD.001	24,200	1,641,970
POWER SOLUTIONS INTERNATIONA	COMMON STOCK USD.001	100	750
PRA GROUP INC	COMMON STOCK USD.01	40,000	1,564,000
PRA HEALTH SCIENCES INC	COMMON STOCK USD.01	21,300	1,174,056
PREFERRED APARTMENT COMMUN A	REIT USD.01	12,400	184,884
PREFERRED BANK/LOS ANGELES	COMMON STOCK	9,800	513,716
PREFORMED LINE PRODUCTS CO	COMMON STOCK USD2.0	3,500	203,420
PREMIER FINANCIAL BANCORP	COMMON STOCK	1,300	26,130
PREMIER INC CLASS A	COMMON STOCK USD.01	39,700	1,205,292
PRESTIGE BRANDS HOLDINGS INC	COMMON STOCK USD.01	45,233	2,356,639
PRICESMART INC	COMMON STOCK USD.0001	18,500	1,544,750
PRIMERICA INC	COMMON STOCK	41,700	2,883,555
PRIMO WATER CORP	COMMON STOCK	18,700	229,636
PRIMORIS SERVICES CORP	COMMON STOCK USD.0001	35,500	808,690
PRIVATEBANCORP INC	COMMON STOCK	68,900	3,733,691
PROASSURANCE CORP	COMMON STOCK USD.01	48,940	2,750,428
PROGENICS PHARMACEUTICALS	COMMON STOCK USD.0013	60,205	520,171
PROGRESS SOFTWARE CORP	COMMON STOCK USD.01	46,500	1,484,745
PROOFPOINT INC	COMMON STOCK USD.0001	36,700	2,592,855
PROS HOLDINGS INC	COMMON STOCK USD.001	22,900	492,808
PROSPERITY BANCSHARES INC	COMMON STOCK USD1.0	59,300	4,256,554
PROTAGONIST THERAPEUTICS INC	COMMON STOCK USD.00001	3,300	72,567
PROTHENA CORP PLC	COMMON STOCK USD.01	29,800	1,465,862
PROTO LABS INC	COMMON STOCK USD.001	19,800	1,016,730

PROVIDENCE SERVICE CORP	COMMON STOCK USD.001	10,355	394,008
PROVIDENT FINANCIAL SERVICES	COMMON STOCK USD.01	61,201	1,731,988
PS BUSINESS PARKS INC/CA	REIT USD.01	18,840	2,195,237
PTC INC	COMMON STOCK USD.01	100,000	4,627,000
PTC THERAPEUTICS INC	COMMON STOCK USD.001	27,700	302,207
PUMA BIOTECHNOLOGY INC	COMMON STOCK USD.0001	24,900	764,430
PURE STORAGE INC CLASS A	COMMON STOCK USD.0001	51,800	585,858
PZENA INVESTMENT MANAGM CL A	COMMON STOCK USD.01	14,100	156,651
Q2 HOLDINGS INC	COMMON STOCK USD.0001	26,500	764,525
QAD INC A	COMMON STOCK	5,948	180,819
QCR HOLDINGS INC	COMMON STOCK USD1.0	10,600	458,980
QEP RESOURCES INC	COMMON STOCK USD.01	219,300	4,037,313
QIAGEN N.V.	COMMON STOCK EUR.01	205,100	5,746,902
QTS REALTY TRUST INC CL A	REIT USD.01	40,700	2,020,755
QUAD GRAPHICS INC	COMMON STOCK USD.025	28,000	752,640
QUAKER CHEMICAL CORP	COMMON STOCK USD1.0	12,800	1,637,632
QUALITY CARE PROPERTIES	REIT USD.01	83,700	1,297,350
QUALITY SYSTEMS INC	COMMON STOCK USD.01	47,500	624,625
QUALYS INC	COMMON STOCK USD.001	27,200	860,880
QUANEX BUILDING PRODUCTS	COMMON STOCK USD.01	29,255	593,877
QUIDEL CORP	COMMON STOCK USD.001	27,738	594,148
QUINSTREET INC	COMMON STOCK USD.001	29,900	112,424
QUINTILES IMS HOLDINGS INC	COMMON STOCK USD.01	126,118	9,591,274
QUORUM HEALTH CORP	COMMON STOCK USD.0001	25,986	188,918
QUOTIENT TECHNOLOGY INC	COMMON STOCK USD.00001	47,500	510,625
RADIAN GROUP INC	COMMON STOCK USD.001	186,780	3,358,304
RADISYS CORP	COMMON STOCK	9,200	40,756
RADIUS HEALTH INC	COMMON STOCK USD.0001	28,500	1,083,855
RADNET INC	COMMON STOCK USD.0001	18,000	116,100
RAIT FINANCIAL TRUST	REIT USD.01	77,900	261,744
RAMBUS INC	COMMON STOCK USD.001	108,364	1,492,172
RAMCO GERSHENSON PROPERTIES	REIT USD.01	68,227	1,131,204
RAPID7 INC	COMMON STOCK	17,600	214,192
RAVEN INDUSTRIES INC	COMMON STOCK USD1.0	36,582	921,866
RAYMOND JAMES FINANCIAL INC	COMMON STOCK USD.01	115,412	7,994,589
RAYONIER ADVANCED MATERIALS	COMMON STOCK USD.01	37,627	581,713
RAYONIER INC	REIT	112,982	3,005,321
RBC BEARINGS INC	COMMON STOCK USD.01	19,240	1,785,664
RE/MAX HOLDINGS INC CL A	COMMON STOCK USD.0001	16,800	940,800
READING INTERNATIONAL INC A	COMMON STOCK USD.01	7,900	131,140
REAL INDUSTRY INC	COMMON STOCK	9,300	56,730
REALNETWORKS INC	COMMON STOCK USD.001	24,775	120,407
REALOGY HOLDINGS CORP	COMMON STOCK USD.01	125,000	3,216,250
REALPAGE INC	COMMON STOCK USD.001	46,100	1,383,000
REATA PHARMACEUTICALS INC A	COMMON STOCK USD.001	5,100	111,333
RED ROBIN GOURMET BURGERS	COMMON STOCK USD.001	14,400	812,160
RED ROCK RESORTS INC CLASS A	COMMON STOCK USD.01	25,500	591,345
REDWOOD TRUST INC	REIT USD.01	68,900	1,047,969
REGAL BELOIT CORP	COMMON STOCK USD.01	40,104	2,777,202
REGAL ENTERTAINMENT GROUP A	COMMON STOCK USD.001	79,765	1,643,159
REGENCY CENTERS CORP	REIT USD.01	93,180	6,424,761
REGENXBIO INC	COMMON STOCK USD.0001	17,800	330,190
REGIONAL MANAGEMENT CORP	COMMON STOCK USD.1	9,400	247,032
REGIS CORP	COMMON STOCK USD.05	41,240	598,805
REGULUS THERAPEUTICS INC	COMMON STOCK USD.001	34,300	77,175
REINSURANCE GROUP OF AMERICA	COMMON STOCK USD.01	57,275	7,206,913
REIS INC	COMMON STOCK USD.01	4,100	91,225
RELIANCE STEEL + ALUMINUM	COMMON STOCK	60,986	4,850,826
RENAISSANCERE HOLDINGS LTD	COMMON STOCK USD1.0	37,375	5,091,223
RENASANT CORP	COMMON STOCK USD5.0	37,875	1,599,083
RENEWABLE ENERGY GROUP INC	COMMON STOCK USD.0001	38,200	370,540
RENT A CENTER INC	COMMON STOCK USD.01	45,850	515,813
REPLIGEN CORP	COMMON STOCK USD.01	28,200	869,124
REPUBLIC BANCORP INC CLASS A	COMMON STOCK	9,490	375,235
REPUBLIC FIRST BANCORP INC	COMMON STOCK USD.01	29,900	249,665
RESMED INC	COMMON STOCK USD.004	124,164	7,704,376
RESOURCE CAPITAL CORP	REIT USD.001	30,917	257,539
RESOURCES CONNECTION INC	COMMON STOCK USD.01	26,500	510,125
RETAIL OPPORTUNITY INVESTMEN	REIT USD.0001	100,400	2,121,452
RETAIL PROPERTIES OF AME A	REIT USD.001	210,600	3,228,498
RETAILMENOT INC	COMMON STOCK USD.001	26,700	248,310
RETROPHIN INC	COMMON STOCK USD.0001	31,900	603,867
REVANCE THERAPEUTICS INC	COMMON STOCK USD.001	13,100	271,170
REVLON INC CLASS A	COMMON STOCK USD.01	11,400	332,310
REX AMERICAN RESOURCES CORP	COMMON STOCK USD.01	6,900	681,375
REXFORD INDUSTRIAL REALTY IN	REIT USD.01	58,400	1,354,296
REXNORD CORP	COMMON STOCK USD.01	71,700	1,404,603
RH	COMMON STOCK USD.0001	34,400	1,056,080
RICE ENERGY INC	COMMON STOCK USD.01	137,300	2,931,355

RIGEL PHARMACEUTICALS INC	COMMON STOCK USD.001	86,763	206,496
RIGNET INC	COMMON STOCK USD.001	11,700	270,855
RING ENERGY INC	COMMON STOCK USD.001	31,600	410,484
RINGCENTRAL INC CLASS A	COMMON STOCK USD.0001	56,900	1,172,140
RITE AID CORP	COMMON STOCK USD1.0	934,800	7,702,752
RLI CORP	COMMON STOCK USD1.0	33,000	2,083,290
RLJ LODGING TRUST	REIT	105,900	2,593,491
RMR GROUP INC/THE A	COMMON STOCK	6,092	240,634
ROADRUNNER TRANSPORTATION SY	COMMON STOCK USD.01	19,200	199,488
ROCKWELL MEDICAL INC	COMMON STOCK	41,900	274,445
ROGERS CORP	COMMON STOCK USD1.0	17,900	1,374,899
ROLLINS INC	COMMON STOCK USD1.0	82,105	2,773,507
ROSETTA STONE INC	COMMON STOCK USD.00005	2,600	23,166
ROWAN COMPANIES PLC A	COMMON STOCK USD.125	112,300	2,121,347
ROYAL GOLD INC	COMMON STOCK USD.01	57,500	3,642,625
RPC INC	COMMON STOCK USD.1	60,993	1,208,271
RPM INTERNATIONAL INC	COMMON STOCK USD.01	118,047	6,354,470
RPX CORP	COMMON STOCK USD.0001	45,300	489,240
RR DONNELLEY + SONS CO W/I	COMMON STOCK USD1.25	60,781	991,946
RSP PERMIAN INC	COMMON STOCK USD.01	86,900	3,877,478
RTI SURGICAL INC	COMMON STOCK USD.001	55,300	179,725
RUBICON PROJECT INC/THE	COMMON STOCK USD.00001	25,200	186,984
RUBY TUESDAY INC	COMMON STOCK USD.01	64,300	207,689
RUDOLPH TECHNOLOGIES INC	COMMON STOCK USD.001	34,006	794,040
RUSH ENTERPRISES INC CL B	COMMON STOCK USD.01	1,200	37,044
RUSH ENTERPRISES INC CL A	COMMON STOCK USD.01	26,022	830,102
RUSSELL 2000 MINI MAR17	IFUS 20170317	6,900	(124,200)
RUTH S HOSPITALITY GROUP INC	COMMON STOCK USD.01	31,764	581,281
RYERSON HOLDING CORP	COMMON STOCK USD.01	11,200	149,520
RYMAN HOSPITALITY PROPERTIES	REIT USD.01	40,078	2,525,315
S + T BANCORP INC	COMMON STOCK USD2.5	29,200	1,139,968
S+P MID 400 EMINI MAR17	XCME 20170317	9,300	(209,540)
SABRA HEALTH CARE REIT INC	REIT USD.01	57,709	1,409,254
SABRE CORP	COMMON STOCK USD.01	181,900	4,538,405
SAFEGUARD SCIENTIFICS INC	COMMON STOCK USD.1	25,306	340,366
SAFETY INSURANCE GROUP INC	COMMON STOCK USD.01	13,900	1,024,430
SAGA COMMUNICATIONS INC CL A	COMMON STOCK USD.01	2,300	115,690
SAGE THERAPEUTICS INC	COMMON STOCK USD.0001	26,800	1,368,408
SAIA INC	COMMON STOCK USD.001	24,375	1,076,156
SALLY BEAUTY HOLDINGS INC	COMMON STOCK USD.01	128,917	3,405,987
SANCHEZ ENERGY CORP	COMMON STOCK USD.01	42,300	381,969
SANDERSON FARMS INC	COMMON STOCK USD1.0	17,250	1,625,640
SANDY SPRING BANCORP INC	COMMON STOCK USD1.0	25,150	1,005,749
SANGAMO THERAPEUTICS INC	COMMON STOCK USD.01	62,900	191,845
SANMINA CORP	COMMON STOCK USD.01	66,700	2,444,555
SANTANDER CONSUMER USA HOLDI	COMMON STOCK USD.01	103,200	1,393,200
SAPIENS INTERNATIONAL CORP	COMMON STOCK USD.01	14,600	209,364
SAREPTA THERAPEUTICS INC	COMMON STOCK USD.0001	44,300	1,215,149
SAUL CENTERS INC	REIT USD.01	8,835	588,499
SBA COMMUNICATIONS CORP CL A	COMMON STOCK USD.01	112,371	11,603,429
SCANSOURCE INC	COMMON STOCK	21,500	867,525
SCHNITZER STEEL INDS INC A	COMMON STOCK USD1.0	27,534	707,624
SCHOLASTIC CORP	COMMON STOCK USD.01	26,000	1,234,740
SCHULMAN (A.) INC	COMMON STOCK USD1.0	28,836	964,564
SCHWEITZER MAUDUIT INTL INC	COMMON STOCK USD.1	26,310	1,197,894
SCICLONE PHARMACEUTICALS INC	COMMON STOCK USD.001	42,925	463,590
SCIENCE APPLICATIONS INTE	COMMON STOCK USD.0001	36,742	3,115,722
SCIENTIFIC GAMES CORP A	COMMON STOCK USD.01	51,187	716,618
SCORPIO BULKERS INC	COMMON STOCK USD.01	26,483	133,739
SCORPIO TANKERS INC	COMMON STOCK USD.01	168,500	763,305
SCOTTS MIRACLE GRO CO	COMMON STOCK USD.01	39,420	3,766,581
SEABOARD CORP	COMMON STOCK USD1.0	227	897,102
SEACOAST BANKING CORP/FL	COMMON STOCK USD.1	26,140	576,648
SEACOR HOLDINGS INC	COMMON STOCK USD.01	16,962	1,209,051
SEADRILL LTD	COMMON STOCK USD2.0	327,000	1,115,070
SEARS HOLDINGS CORP	COMMON STOCK USD.01	9,500	88,255
SEATTLE GENETICS INC	COMMON STOCK USD.001	86,124	4,544,763
SEAWORLD ENTERTAINMENT INC	COMMON STOCK USD.01	60,200	1,139,586
SECOND SIGHT MEDICAL PRODUCT	COMMON STOCK	2,681	5,282
SEI INVESTMENTS COMPANY	COMMON STOCK USD.01	112,144	5,535,428
SELECT COMFORT CORPORATION	COMMON STOCK USD.01	45,300	1,024,686
SELECT INCOME REIT	REIT USD.01	56,400	1,421,280
SELECT MEDICAL HOLDINGS CORP	COMMON STOCK USD.001	92,600	1,226,950
SELECTA BIOSCIENCES INC	COMMON STOCK USD.0001	4,500	77,175
SELECTIVE INSURANCE GROUP	COMMON STOCK USD2.0	49,258	2,120,557
SEMGROUP CORP CLASS A	COMMON STOCK	58,449	2,440,246
SEMTECH CORP	COMMON STOCK USD.01	60,800	1,918,240
SENECA FOODS CORP CL A	COMMON STOCK USD.25	10,100	404,505
SENIOR HOUSING PROP TRUST	REIT USD.01	211,690	4,007,292

SENSIENT TECHNOLOGIES CORP	COMMON STOCK USD.1	40,300	3,166,774
SEQUENTIAL BRANDS GROUP INC	COMMON STOCK USD.01	18,542	86,777
SERES THERAPEUTICS INC	COMMON STOCK USD.001	15,000	148,500
SERITAGE GROWTH PROP A REIT	REIT	21,500	918,265
SERVICE CORP INTERNATIONAL	COMMON STOCK USD1.0	164,669	4,676,600
SERVICEMASTER GLOBAL HOLDING	COMMON STOCK USD.01	119,000	4,482,730
SERVICENOW INC	COMMON STOCK USD.001	142,500	10,593,450
SERVICESOURCE INTERNATIONAL	COMMON STOCK USD.0001	44,300	251,624
SERVISFIRST BANCSHARES INC	COMMON STOCK USD.001	40,600	1,520,064
SHAKE SHACK INC CLASS A	COMMON STOCK USD.01	13,900	497,481
SHENANDOAH TELECOMMUNICATION	COMMON STOCK	39,700	1,083,810
SHIP FINANCE INTL LTD	COMMON STOCK USD.01	53,029	787,481
SHOE CARNIVAL INC	COMMON STOCK USD.01	16,200	437,076
SHORE BANCSHARES INC	COMMON STOCK USD.01	2,200	33,550
SHORETEL INC	COMMON STOCK USD.001	54,600	390,390
SHUTTERFLY INC	COMMON STOCK USD.0001	30,993	1,555,229
SHUTTERSTOCK INC	COMMON STOCK USD.01	14,700	698,544
SI FINANCIAL GROUP INC	COMMON STOCK USD.01	1,000	15,400
SIERRA BANCORP	COMMON STOCK	12,800	340,352
SIGMA DESIGNS INC	COMMON STOCK	35,200	211,200
SIGNATURE BANK	COMMON STOCK USD.01	47,100	7,074,420
SILGAN HOLDINGS INC	COMMON STOCK USD.01	35,159	1,799,438
SILICOM LTD	COMMON STOCK ILS.01	3,100	127,379
SILICON LABORATORIES INC	COMMON STOCK USD.0001	35,600	2,314,000
SILVER BAY REALTY TRUST CORP	REIT USD.01	34,058	583,754
SILVER SPRING NETWORKS INC	COMMON STOCK USD.001	29,700	395,307
SIMMONS FIRST NATL CORP CL A	COMMON STOCK USD.01	24,500	1,522,675
SIMPSON MANUFACTURING CO INC	COMMON STOCK USD.01	39,400	1,723,750
SINCLAIR BROADCAST GROUP A	COMMON STOCK USD.01	57,296	1,910,822
SIRIUS XM HOLDINGS INC	COMMON STOCK USD.001	1,596,696	7,105,297
SITEONE LANDSCAPE SUPPLY INC	COMMON STOCK USD.01	9,600	333,408
SIX FLAGS ENTERTAINMENT CORP	COMMON STOCK	63,100	3,783,476
SJW GROUP	COMMON STOCK USD.001	15,067	843,451
SKECHERS USA INC CL A	COMMON STOCK USD.001	121,100	2,976,638
SKYWEST INC	COMMON STOCK	48,666	1,773,876
SLM CORP	COMMON STOCK USD.2	376,300	4,146,826
SM ENERGY CO	COMMON STOCK USD.01	86,300	2,975,624
SMART + FINAL STORES INC	COMMON STOCK USD.001	17,900	252,390
SMITH (A.O.) CORP	COMMON STOCK USD1.0	130,168	6,163,455
SNYDERS LANCE INC	COMMON STOCK USD.833	71,262	2,732,185
SONIC AUTOMOTIVE INC CLASS A	COMMON STOCK USD.01	25,400	581,660
SONIC CORP	COMMON STOCK USD.01	43,533	1,154,060
SONOCO PRODUCTS CO	COMMON STOCK	90,920	4,791,484
SONUS NETWORKS INC	COMMON STOCK USD.001	42,563	268,147
SORRENTO THERAPEUTICS INC	COMMON STOCK USD.0001	26,800	131,320
SOTHEBY S	COMMON STOCK USD.01	43,600	1,737,896
SOUTH JERSEY INDUSTRIES	COMMON STOCK USD1.25	70,700	2,381,883
SOUTH STATE CORP	COMMON STOCK USD2.5	20,939	1,830,069
SOUTHERN COPPER CORP	COMMON STOCK USD.01	73,203	2,338,104
SOUTHERN FIRST BANCSHARES	COMMON STOCK USD.01	1,600	57,600
SOUTHERN MISSOURI BANCORP	COMMON STOCK USD.01	1,200	42,456
SOUTHERN NATL BANCORP OF VA	COMMON STOCK USD.01	1,000	16,340
SOUTHSIDE BANCSHARES INC	COMMON STOCK USD1.25	25,433	958,061
SOUTHWEST BANCORP INC/OKLA	COMMON STOCK USD1.0	21,400	620,600
SOUTHWEST GAS HOLDINGS INC	COMMON STOCK USD1.0	43,400	3,325,308
SP PLUS CORP	COMMON STOCK USD.001	13,700	385,655
SPARK THERAPEUTICS INC	COMMON STOCK USD.001	17,000	848,300
SPARTAN MOTORS INC	COMMON STOCK USD.01	18,500	171,125
SPARTANNASH CO	COMMON STOCK	33,558	1,326,883
SPARTON CORP	COMMON STOCK USD1.25	9,600	228,960
SPECTRANETICS CORP	COMMON STOCK USD.001	39,434	966,133
SPECTRUM BRANDS HOLDINGS INC	COMMON STOCK USD.01	21,500	2,630,095
SPECTRUM PHARMACEUTICALS INC	COMMON STOCK USD.001	67,339	298,312
SPEEDWAY MOTORSPORTS INC	COMMON STOCK USD.01	14,400	312,048
SPIRE INC	COMMON STOCK USD1.0	40,100	2,588,455
SPIRIT AEROSYSTEMS HOLD CL A	COMMON STOCK USD.01	108,730	6,344,396
SPIRIT AIRLINES INC	COMMON STOCK USD.0001	64,900	3,755,114
SPIRIT REALTY CAPITAL INC	REIT USD.01	426,578	4,632,637
SPLUNK INC	COMMON STOCK USD.001	117,700	6,020,355
SPOK HOLDINGS INC	COMMON STOCK USD.0001	25,260	524,145
SPORTSMAN S WAREHOUSE HOLDIN	COMMON STOCK USD.01	23,000	215,970
SPRINT CORP	COMMON STOCK USD.01	679,028	5,717,416
SPROUTS FARMERS MARKET INC	COMMON STOCK USD.001	122,200	2,312,024
SPS COMMERCE INC	COMMON STOCK USD.001	14,600	1,020,394
SPX CORP	COMMON STOCK USD.01	35,586	844,100
SPX FLOW INC	COMMON STOCK USD.01	31,186	999,823
SQUARE INC A	COMMON STOCK USD.000001	55,500	756,465
SRC ENERGY INC	COMMON STOCK USD.001	163,060	1,452,865
SS+C TECHNOLOGIES HOLDINGS	COMMON STOCK USD.01	152,600	4,364,360

SSGA	G STIFF ERISA QUALIFIED	16,257,388	16,257,388
ST JOE CO/THE	COMMON STOCK	53,600	1,018,400
STAAR SURGICAL CO	COMMON STOCK USD.01	35,900	389,515
STAG INDUSTRIAL INC	REIT USD.01	58,400	1,394,008
STAGE STORES INC	COMMON STOCK USD.01	35,248	154,034
STAMPS.COM INC	COMMON STOCK USD.001	15,450	1,771,343
STANDARD MOTOR PRODS	COMMON STOCK USD2.0	19,200	1,021,824
STANDEX INTERNATIONAL CORP	COMMON STOCK USD1.5	12,400	1,089,340
STARWOOD PROPERTY TRUST INC	REIT USD.01	210,800	4,627,060
STATE AUTO FINANCIAL CORP	COMMON STOCK	14,700	394,107
STATE BANK FINANCIAL CORP	COMMON STOCK USD.01	30,700	824,602
STATE NATIONAL COS INC	COMMON STOCK USD.001	19,800	274,428
STEEL DYNAMICS INC	COMMON STOCK USD.005	209,300	7,446,894
STEELCASE INC CL A	COMMON STOCK	70,090	1,254,611
STEIN MART INC	COMMON STOCK USD.01	27,600	151,248
STEMLINE THERAPEUTICS INC	COMMON STOCK USD.0001	8,600	92,020
STEPAN CO	COMMON STOCK USD1.0	18,832	1,534,431
STERLING BANCORP/DE	COMMON STOCK USD.01	111,994	2,620,660
STEVEN MADDEN LTD	COMMON STOCK USD.0001	54,512	1,948,804
STEWART INFORMATION SERVICES	COMMON STOCK USD1.0	21,500	990,720
STIFEL FINANCIAL CORP	COMMON STOCK USD.15	58,666	2,930,367
STILLWATER MINING CO	COMMON STOCK USD.01	114,543	1,845,288
STOCK YARDS BANCORP INC	COMMON STOCK	22,865	1,073,512
STONEGATE BANK	COMMON STOCK USD.01	8,900	371,397
STONERIDGE INC	COMMON STOCK	23,800	421,022
STORE CAPITAL CORP	REIT USD.01	132,300	3,269,133
STRAIGHT PATH COMM B	COMMON STOCK USD.01	8,000	271,280
STRATASYS LTD	COMMON STOCK ILS.01	44,100	729,414
STRATTEC SECURITY CORP	COMMON STOCK USD.01	1,500	60,450
STRATUS PROPERTIES INC	COMMON STOCK USD.01	1,500	49,125
STRAYER EDUCATION INC	COMMON STOCK USD.01	9,300	749,859
STURM RUGER + CO INC	COMMON STOCK USD1.0	16,200	853,740
SUCAMPO PHARMACEUTICALS CL A	COMMON STOCK USD.01	21,500	291,325
SUFFOLK BANCORP	COMMON STOCK USD2.5	10,770	461,171
SUMMIT FINANCIAL GROUP INC	COMMON STOCK USD2.5	1,500	41,295
SUMMIT HOTEL PROPERTIES INC	REIT	77,400	1,240,722
SUMMIT MATERIALS INC CL A	COMMON STOCK USD.01	74,278	1,767,068
SUN BANCORP INC NJ	COMMON STOCK USD5.0	6,180	160,680
SUN COMMUNITIES INC	REIT USD.01	59,800	4,581,278
SUN HYDRAULICS CORP	COMMON STOCK USD.001	19,700	787,409
SUNCOKE ENERGY INC	COMMON STOCK USD.01	70,660	801,284
SUNPOWER CORP	COMMON STOCK USD.001	42,985	284,131
SUNRUN INC	COMMON STOCK USD.0001	55,900	296,829
SUNSTONE HOTEL INVESTORS INC	REIT USD.01	185,906	2,835,067
SUPER MICRO COMPUTER INC	COMMON STOCK USD.001	32,700	917,235
SUPERIOR ENERGY SERVICES INC	COMMON STOCK USD.001	139,770	2,359,318
SUPERIOR INDUSTRIES INTL	COMMON STOCK	25,600	674,560
SUPERIOR UNIFORM GROUP INC	COMMON STOCK	589	11,556
SUPERNUS PHARMACEUTICALS INC	COMMON STOCK USD.001	41,300	1,042,825
SUPERVALU INC	COMMON STOCK USD.01	240,700	1,124,069
SUPREME INDS INC CLASS A	COMMON STOCK USD.1	18,000	282,600
SURGERY PARTNERS INC	COMMON STOCK USD.01	13,600	215,560
SURGICAL CARE AFFILIATES INC	COMMON STOCK USD.01	23,600	1,091,972
SURMODICS INC	COMMON STOCK USD.05	16,025	407,035
SVB FINANCIAL GROUP	COMMON STOCK USD.001	46,000	7,896,360
SWIFT TRANSPORTATION CO	COMMON STOCK USD.001	65,916	1,605,714
SYKES ENTERPRISES INC	COMMON STOCK USD.01	37,043	1,069,061
SYNAPTICS INC	COMMON STOCK USD.001	31,900	1,709,202
SYNCHRONOSS TECHNOLOGIES INC	COMMON STOCK USD.0001	39,200	1,501,360
SYNERGY PHARMACEUTICALS INC	COMMON STOCK USD.0001	159,700	972,573
SYNNEX CORP	COMMON STOCK USD.001	25,300	3,061,806
SYNOPSYS INC	COMMON STOCK USD.01	135,547	7,978,296
SYNOVUS FINANCIAL CORP	COMMON STOCK USD1.0	115,903	4,761,295
SYNTEL INC	COMMON STOCK	30,700	607,553
SYNUTRA INTERNATIONAL INC	COMMON STOCK USD.0001	19,399	103,785
SYSTEMAX INC	COMMON STOCK USD.01	10,600	92,962
T MOBILE US INC	COMMON STOCK USD.0001	257,500	14,808,825
T2 BIOSYSTEMS INC	COMMON STOCK USD.001	19,900	104,674
TABLEAU SOFTWARE INC CL A	COMMON STOCK USD.0001	48,900	2,061,135
TAHOE RESOURCES INC	COMMON STOCK	263,600	2,483,112
TAILORED BRANDS INC	COMMON STOCK USD.01	40,060	1,023,533
TAKE TWO INTERACTIVE SOFTWRE	COMMON STOCK USD.01	75,850	3,738,647
TANDEM DIABETES CARE INC	COMMON STOCK	11,500	24,725
TANGER FACTORY OUTLET CENTER	REIT USD.01	84,292	3,015,968
TANGOE INC/CT	COMMON STOCK USD.0001	27,800	219,064
TARGA RESOURCES CORP	COMMON STOCK USD.001	141,600	7,939,512
TAUBMAN CENTERS INC	REIT USD.01	54,100	3,999,613
TAYLOR MORRISON HOME CORP A	COMMON STOCK USD.00001	28,200	543,132
TCF FINANCIAL CORP	COMMON STOCK USD.01	146,075	2,861,609

TD AMERITRADE HOLDING CORP	COMMON STOCK USD.01	222,976	9,721,754
TEAM HEALTH HOLDINGS INC	COMMON STOCK USD.01	61,100	2,654,795
TEAM INC	COMMON STOCK USD.3	27,046	1,061,556
TECH DATA CORP	COMMON STOCK USD.0015	32,475	2,749,983
TECHTARGET	COMMON STOCK USD.001	10,300	87,859
TEEKAY CORP	COMMON STOCK USD.001	44,200	354,926
TEEKAY TANKERS LTD CLASS A	COMMON STOCK USD.01	72,800	164,528
TEJON RANCH CO	COMMON STOCK USD.5	15,384	391,215
TELADOC INC	COMMON STOCK USD.001	13,500	222,750
TELEDYNE TECHNOLOGIES INC	COMMON STOCK USD.01	30,237	3,719,151
TELEFLEX INC	COMMON STOCK USD1.0	39,076	6,297,097
TELENAV INC	COMMON STOCK USD.001	23,400	164,970
TELEPHONE AND DATA SYSTEMS	COMMON STOCK USD.01	81,995	2,367,196
TELETECH HOLDINGS INC	COMMON STOCK USD.01	19,400	591,700
TELIGENT INC	COMMON STOCK USD.01	35,800	236,638
TEMPUR SEALY INTERNATIONAL I	COMMON STOCK USD.01	46,629	3,183,828
TENET HEALTHCARE CORP	COMMON STOCK USD.05	70,000	1,038,800
TENNANT CO	COMMON STOCK USD.375	16,100	1,146,320
TENNECO INC	COMMON STOCK USD.01	52,982	3,309,786
TERADYNE INC	COMMON STOCK USD.125	187,900	4,772,660
TEREX CORP	COMMON STOCK USD.01	98,300	3,099,399
TERRAFORM GLOBAL INC CL A	COMMON STOCK USD.01	75,400	297,830
TERRAFORM POWER INC A	COMMON STOCK USD.01	77,400	991,494
TERRAVIA HOLDINGS INC	COMMON STOCK USD.001	66,100	76,015
TERRENO REALTY CORP	REIT USD.01	42,400	1,207,976
TERRITORIAL BANCORP INC	COMMON STOCK USD.01	11,200	367,808
TESARO INC	COMMON STOCK USD.0001	25,100	3,375,448
TESCO CORP	COMMON STOCK	29,000	239,250
TESLA INC	COMMON STOCK USD.001	111,575	23,842,462
TETRA TECH INC	COMMON STOCK USD.01	52,283	2,256,011
TETRA TECHNOLOGIES INC	COMMON STOCK USD.01	81,605	409,657
TETRAPHASE PHARMACEUTICALS I	COMMON STOCK USD.001	31,200	125,736
TEXAS CAPITAL BANCSHARES INC	COMMON STOCK USD.01	40,825	3,200,680
TEXAS ROADHOUSE INC	COMMON STOCK USD.001	60,515	2,919,244
TEXTAINER GROUP HOLDINGS LTD	COMMON STOCK USD.01	20,500	152,725
TFS FINANCIAL CORP	COMMON STOCK USD.01	52,700	1,003,408
TG THERAPEUTICS INC	COMMON STOCK USD.001	25,100	116,715
THERAPEUTICSMD INC	COMMON STOCK USD.001	126,800	731,636
THERAVANCE BIOPHARMA INC	COMMON STOCK	31,828	1,014,677
THERMON GROUP HOLDINGS INC	COMMON STOCK USD.001	27,000	515,430
THIRD POINT REINSURANCE LTD	COMMON STOCK USD.1	73,400	847,770
THOMSON REUTERS CORP	COMMON STOCK	271,300	11,877,514
THOR INDUSTRIES INC	COMMON STOCK USD.1	43,100	4,312,155
TIDEWATER INC	COMMON STOCK USD.1	48,535	165,504
TIER REIT INC	REIT USD.0001	40,600	706,034
TILE SHOP HLDGS INC	COMMON STOCK USD.0001	29,000	566,950
TILLY S INC CLASS A SHRS	COMMON STOCK USD.001	2,000	26,380
TIME INC	COMMON STOCK USD.01	94,800	1,692,180
TIMKEN CO	COMMON STOCK	66,975	2,658,908
TIMKENSTEEL CORP	COMMON STOCK	38,887	601,971
TIPTREE INC	COMMON STOCK USD.001	4,600	28,290
TITAN INTERNATIONAL INC	COMMON STOCK	53,100	595,251
TITAN MACHINERY INC	COMMON STOCK USD.00001	16,681	243,042
TIVITY HEALTH INC	COMMON STOCK USD.001	36,100	821,275
TIVO CORP	COMMON STOCK USD.001	108,285	2,263,157
TOBIRA THERAPEUTICS IN	COMMON STOCK	7,800	107,172
TOKAI PHARMACEUTICALS INC	COMMON STOCK USD.001	8,200	8,019
TOLL BROTHERS INC	COMMON STOCK USD.01	135,600	4,203,600
TOMPKINS FINANCIAL CORP	COMMON STOCK USD.1	13,787	1,303,423
TOOTSIE ROLL INDS	COMMON STOCK USD.694	16,576	658,896
TOPBUILD CORP	COMMON STOCK	33,500	1,192,600
TORO CO	COMMON STOCK USD1.0	93,712	5,243,186
TOWER INTERNATIONAL INC	COMMON STOCK USD.01	17,800	504,630
TOWNE BANK	COMMON STOCK USD1.667	46,990	1,562,418
TOWNSQUARE MEDIA INC CL A	COMMON STOCK USD.01	1,200	12,492
TRANSENTERIX INC	COMMON STOCK USD.001	39,400	51,220
TRANSUNION	COMMON STOCK USD.01	46,200	1,428,966
TRAVELPORT WORLDWIDE LTD	COMMON STOCK USD.0025	102,200	1,441,020
TRC COS INC	COMMON STOCK USD.1	1,700	18,020
TRECORA RESOURCES	COMMON STOCK USD.1	21,400	296,390
TREDEGAR CORP	COMMON STOCK	27,946	670,704
TREEHOUSE FOODS INC	COMMON STOCK USD.01	49,784	3,593,907
TREVENA INC	COMMON STOCK USD.001	39,800	234,024
TREX COMPANY INC	COMMON STOCK USD.01	26,182	1,686,121
TRI POINTE GROUP INC	COMMON STOCK USD.01	133,700	1,534,876
TRIBUNE MEDIA CO A	COMMON STOCK	71,400	2,497,572
TRICO BANCSHARES	COMMON STOCK	16,900	577,642
TRIMAS CORP	COMMON STOCK USD.01	39,000	916,500
TRIMBLE INC	COMMON STOCK	223,870	6,749,681

TRINET GROUP INC	COMMON STOCK USD.000025	32,900	842,898
TRINITY INDUSTRIES INC	COMMON STOCK USD.01	130,600	3,625,456
TRINITY PLACE HOLDINGS INC	COMMON STOCK	2,700	25,029
TRINSEO SA	COMMON STOCK USD.01	24,800	1,470,640
TRIPLE S MANAGEMENT CORP B	COMMON STOCK USD1.0	22,800	471,960
TRISTATE CAPITAL HLDGS INC	COMMON STOCK	13,000	287,300
TRITON INTERNATIONAL LTD/BER	COMMON STOCK USD.01	32,785	518,003
TRIUMPH BANCORP INC	COMMON STOCK USD.01	8,300	217,045
TRIUMPH GROUP INC	COMMON STOCK USD.001	45,100	1,195,150
TRIUS THERAPEUTICS INC	COMMON STOCK	30,500	0
TRONC INC	COMMON STOCK USD.01	23,900	331,493
TRONOX LTD CL A	COMMON STOCK USD.01	51,200	527,872
TROVAGENE INC	COMMON STOCK USD.001	26,100	54,810
TRUEBLUE INC	COMMON STOCK	36,428	897,950
TRUECAR INC	COMMON STOCK USD.0001	48,400	605,000
TRUPANION INC	COMMON STOCK USD.00001	19,500	302,640
TRUSTCO BANK CORP NY	COMMON STOCK USD1.0	81,033	709,039
TRUSTMARK CORP	COMMON STOCK	64,982	2,316,608
TTM TECHNOLOGIES	COMMON STOCK USD.001	64,468	878,699
TUESDAY MORNING CORP	COMMON STOCK USD.01	38,450	207,630
TUPPERWARE BRANDS CORP	COMMON STOCK USD.01	45,000	2,367,900
TUTOR PERINI CORP	COMMON STOCK USD1.0	32,549	911,372
TWILIO INC A	COMMON STOCK USD.001	10,300	297,155
TWITTER INC	COMMON STOCK USD.000005	572,900	9,338,270
TWO HARBORS INVESTMENT CORP	REIT	302,400	2,636,928
TYLER TECHNOLOGIES INC	COMMON STOCK USD.01	29,114	4,156,606
U.S. PHYSICAL THERAPY INC	COMMON STOCK USD.01	10,900	765,180
UBIQUITI NETWORKS INC	COMMON STOCK USD.001	22,300	1,288,940
UFP TECHNOLOGIES INC	COMMON STOCK USD.01	1,100	27,995
UGI CORP	COMMON STOCK	151,600	6,985,728
ULTIMATE SOFTWARE GROUP INC	COMMON STOCK USD.01	25,220	4,598,867
ULTRA CLEAN HOLDINGS INC	COMMON STOCK USD.001	19,500	189,150
ULTRAGENYX PHARMACEUTICAL IN	COMMON STOCK USD.001	31,700	2,228,827
ULTRATECH INC	COMMON STOCK USD.001	19,100	458,018
UMB FINANCIAL CORP	COMMON STOCK USD1.0	39,684	3,060,430
UMH PROPERTIES INC	REIT USD.1	12,400	186,620
UMPQUA HOLDINGS CORP	COMMON STOCK	198,935	3,735,999
UNIFI INC	COMMON STOCK USD.1	14,300	466,609
UNIFIRST CORP/MA	COMMON STOCK USD.1	13,800	1,982,370
UNION BANKSHARES CORP	COMMON STOCK USD1.33	40,471	1,446,434
UNION BANKSHARES INC /VT	COMMON STOCK USD2.0	1,000	45,450
UNISYS CORP	COMMON STOCK USD.01	47,140	704,743
UNIT CORP	COMMON STOCK USD.2	48,650	1,307,226
UNITED BANKSHARES INC	COMMON STOCK USD2.5	56,993	2,635,926
UNITED COMMUNITY BANKS/GA	COMMON STOCK USD1.0	60,462	1,790,884
UNITED COMMUNITY FINANCIAL	COMMON STOCK	26,600	237,804
UNITED FINANCIAL BANCORP INC	COMMON STOCK	52,757	958,067
UNITED FIRE GROUP INC	COMMON STOCK USD.001	17,500	860,475
UNITED INSURANCE HOLDINGS CO	COMMON STOCK USD.0001	14,900	225,586
UNITED NATURAL FOODS INC	COMMON STOCK USD.01	45,300	2,161,716
UNITED STATES LIME + MINERAL	COMMON STOCK USD.1	2,700	204,525
UNITED STATES STEEL CORP	COMMON STOCK USD1.0	135,800	4,482,758
UNITED THERAPEUTICS CORP	COMMON STOCK USD.01	39,110	5,609,547
UNITI GROUP INC	REIT USD.0001	110,220	2,800,690
UNITIL CORP	COMMON STOCK	12,900	584,886
UNIVAR INC	COMMON STOCK USD.01	34,600	981,602
UNIVERSAL AMERICAN CORP	COMMON STOCK USD.01	37,161	369,752
UNIVERSAL CORP/VA	COMMON STOCK	19,566	1,247,333
UNIVERSAL DISPLAY CORP	COMMON STOCK USD.01	35,100	1,976,130
UNIVERSAL ELECTRONICS INC	COMMON STOCK USD.01	12,900	832,695
UNIVERSAL FOREST PRODUCTS	COMMON STOCK	17,200	1,757,496
UNIVERSAL HEALTH RLTY INCOME	REIT USD.01	10,100	662,459
UNIVERSAL INSURANCE HOLDINGS	COMMON STOCK USD.01	33,500	951,400
UNIVERSAL LOGISTICS HOLDINGS	COMMON STOCK	8,000	130,800
UNIVEST CORP OF PENNSYLVANIA	COMMON STOCK USD5.0	23,316	720,464
URBAN EDGE PROPERTIES	REIT USD.01	84,300	2,319,093
URSTADT BIDDLE CLASS A	REIT USD.01	26,600	641,326
US CELLULAR CORP	COMMON STOCK USD1.0	12,350	539,942
US CONCRETE INC	COMMON STOCK USD.001	11,700	766,350
US DOLLAR		288,802	288,802
US ECOLOGY INC	COMMON STOCK USD.01	18,800	924,020
US FOODS HOLDING CORP	COMMON STOCK USD.01	38,600	1,060,728
US SILICA HOLDINGS INC	COMMON STOCK USD.01	66,000	3,740,880
USA TECHNOLOGIES INC	COMMON STOCK	20,400	87,720
USA TRUCK INC	COMMON STOCK USD.01	5,400	47,034
USANA HEALTH SCIENCES INC	COMMON STOCK USD.001	9,780	598,536
USG CORP	COMMON STOCK USD.1	83,225	2,403,538
UTAH MEDICAL PRODUCTS INC	COMMON STOCK USD.01	2,400	174,600
VAIL RESORTS INC	COMMON STOCK USD.01	34,500	5,565,195

VALIDUS HOLDINGS LTD	COMMON STOCK USD.175	65,879	3,624,004
VALLEY NATIONAL BANCORP	COMMON STOCK	220,517	2,566,818
VALMONT INDUSTRIES	COMMON STOCK USD1.0	20,200	2,846,180
VALSPAR CORP/THE	COMMON STOCK USD.5	69,058	7,155,099
VALVOLINE INC	COMMON STOCK USD.01	31,000	666,500
VANDA PHARMACEUTICALS INC	COMMON STOCK USD.001	38,600	615,670
VANTIV INC CL A	COMMON STOCK USD.00001	138,900	8,281,218
VARONIS SYSTEMS INC	COMMON STOCK USD.001	11,800	316,240
VASCO DATA SECURITY INTL	COMMON STOCK USD.001	26,597	363,049
VASCULAR SOLUTIONS INC	COMMON STOCK USD.01	16,000	897,600
VCA INC	COMMON STOCK USD.001	68,200	4,681,930
VECTOR GROUP LTD	COMMON STOCK USD.1	82,553	1,877,255
VECTREN CORP	COMMON STOCK	75,288	3,926,269
VECTRUS INC	COMMON STOCK USD.01	10,072	240,217
VEECO INSTRUMENTS INC	COMMON STOCK USD.01	39,500	1,151,425
VEEVA SYSTEMS INC CLASS A	COMMON STOCK USD.00001	84,100	3,422,870
VERA BRADLEY INC	COMMON STOCK	19,200	225,024
VEREIT INC	REIT USD.01	855,200	7,234,992
VERIFONE SYSTEMS INC	COMMON STOCK USD.01	103,761	1,839,683
VERINT SYSTEMS INC	COMMON STOCK USD.001	56,048	1,975,692
VERITEX HOLDINGS INC	COMMON STOCK USD.01	7,300	194,983
VERITIV CORP	COMMON STOCK USD.01	7,500	403,125
VERSARTIS INC	COMMON STOCK USD.0001	27,900	415,710
VERSUM MATERIALS INC	COMMON STOCK USD1.0	87,800	2,464,546
VIAD CORP	COMMON STOCK USD1.5	18,294	806,765
VIASAT INC	COMMON STOCK USD.0001	45,880	3,038,174
VIAVI SOLUTIONS INC	COMMON STOCK USD.001	211,100	1,726,798
VICOR CORP	COMMON STOCK USD.01	20,000	302,000
VILLAGE SUPER MARKET CLASS A	COMMON STOCK	6,800	210,120
VINCE HOLDING CORP	COMMON STOCK USD.001	14,764	59,794
VIRNETX HOLDING CORP	COMMON STOCK USD.0001	41,600	91,520
VIRTU FINANCIAL INC CLASS A	COMMON STOCK USD.00001	15,900	253,605
VIRTUS INVESTMENT PARTNERS	COMMON STOCK USD.01	5,300	625,665
VIRTUSA CORP	COMMON STOCK USD.01	22,844	573,841
VISHAY INTERTECHNOLOGY INC	COMMON STOCK USD.1	129,758	2,102,080
VISHAY PRECISION GROUP	COMMON STOCK	11,477	216,915
VISTA OUTDOOR INC	COMMON STOCK USD.01	53,868	1,987,729
VISTEON CORP	COMMON STOCK	31,100	2,498,574
VITAL THERAPIES INC	COMMON STOCK USD.0001	16,200	70,470
VITAMIN SHOPPE INC	COMMON STOCK USD.01	26,975	640,656
VIVINT SOLAR INC	COMMON STOCK USD.01	18,000	45,900
VMWARE INC CLASS A	COMMON STOCK USD.01	73,836	5,813,108
VOCERA COMMUNICATIONS INC	COMMON STOCK USD.0003	17,500	323,575
VONAGE HOLDINGS CORP	COMMON STOCK USD.001	170,000	1,164,500
VOYA FINANCIAL INC	COMMON STOCK USD.01	181,200	7,106,664
VOYAGER THERAPEUTICS INC	COMMON STOCK USD.001	10,300	131,222
VSE CORP	COMMON STOCK USD.05	9,000	349,560
VWR CORP	COMMON STOCK USD.01	68,100	1,704,543
W+T OFFSHORE INC	COMMON STOCK USD.00001	37,200	103,044
WABASH NATIONAL CORP	COMMON STOCK USD.01	58,657	927,954
WABCO HOLDINGS INC	COMMON STOCK USD.01	47,815	5,075,562
WABTEC CORP	COMMON STOCK USD.01	75,904	6,301,550
WADDELL + REED FINANCIAL A	COMMON STOCK USD.01	77,008	1,502,426
WAGEWORKS INC	COMMON STOCK USD.001	32,600	2,363,500
WALKER + DUNLOP INC	COMMON STOCK	20,400	636,480
WALTER INVESTMENT MANAGEMENT	COMMON STOCK USD.01	34,982	166,165
WASHINGTON FEDERAL INC	COMMON STOCK USD1.0	82,022	2,817,456
WASHINGTON PRIME GROUP INC	REIT USD.0001	160,218	1,667,869
WASHINGTON REIT	REIT USD.01	68,100	2,226,189
WASHINGTON TRUST BANCORP	COMMON STOCK USD.0625	15,400	863,170
WASHINGTONFIRST BANKSHARE	COMMON STOCK USD5.0	3,050	88,420
WATERSTONE FINANCIAL INC	COMMON STOCK USD.01	21,342	392,693
WATSCO INC	COMMON STOCK USD.5	22,500	3,332,700
WATTS WATER TECHNOLOGIES A	COMMON STOCK USD.1	23,700	1,545,240
WAVE LIFE SCIENCES LTD	COMMON STOCK	6,600	172,590
WAYFAIR INC CLASS A	COMMON STOCK USD.001	27,200	953,360
WCI COMMUNITIES INC	COMMON STOCK USD.01	15,100	354,095
WD 40 CO	COMMON STOCK USD.001	12,600	1,472,940
WEATHERFORD INTERNATIONAL PL	COMMON STOCK USD.001	873,900	4,360,761
WEB.COM GROUP INC	COMMON STOCK USD.001	34,900	738,135
WEBMD HEALTH CORP	COMMON STOCK USD.01	33,950	1,682,902
WEBSTER FINANCIAL CORP	COMMON STOCK USD.01	82,362	4,470,609
WEIGHT WATCHERS INTL INC	COMMON STOCK	27,700	317,165
WEINGARTEN REALTY INVESTORS	REIT USD.03	103,450	3,702,476
WEIS MARKETS INC	COMMON STOCK	10,100	675,084
WELBILT INC	COMMON STOCK USD.01	112,300	2,170,759
WELLCARE HEALTH PLANS INC	COMMON STOCK USD.01	40,100	5,496,908
WENDY S CO/THE	COMMON STOCK USD.1	186,577	2,522,521
WERNER ENTERPRISES INC	COMMON STOCK USD.01	44,532	1,200,137

WESBANCO INC	COMMON STOCK USD2.0833	35,219	1,516,530
WESCO AIRCRAFT HOLDINGS INC	COMMON STOCK USD.001	53,700	802,815
WESCO INTERNATIONAL INC	COMMON STOCK USD.01	43,165	2,872,631
WEST BANCORPORATION	COMMON STOCK	19,400	479,180
WEST CORP	COMMON STOCK USD.001	45,500	1,126,580
WEST MARINE INC	COMMON STOCK USD.001	22,400	234,528
WEST PHARMACEUTICAL SERVICES	COMMON STOCK USD.25	65,000	5,513,950
WESTAMERICA BANCORPORATION	COMMON STOCK	22,038	1,386,851
WESTAR ENERGY INC	COMMON STOCK USD5.0	126,800	7,145,180
WESTERN ALLIANCE BANCORP	COMMON STOCK USD.0001	83,582	4,071,279
WESTERN ASSET MORTGAGE CAPIT	REIT USD.01	25,475	256,533
WESTERN NEW ENGLAND BANCORP	COMMON STOCK USD.01	22,100	206,635
WESTERN REFINING INC	COMMON STOCK USD.01	75,900	2,872,815
WESTLAKE CHEMICAL CORP	COMMON STOCK USD.01	34,800	1,948,452
WESTMORELAND COAL CO	COMMON STOCK USD2.5	14,500	256,215
WESTWOOD HOLDINGS GROUP INC	COMMON STOCK USD.01	6,929	415,671
WEX INC	COMMON STOCK USD.01	33,781	3,769,960
WEYCO GROUP INC	COMMON STOCK USD1.0	6,586	206,142
WGL HOLDINGS INC	COMMON STOCK	45,008	3,433,210
WHITE MOUNTAINS INSURANCE GP	COMMON STOCK USD1.0	3,800	3,176,990
WHITESTONE REIT	REIT USD.001	20,700	297,666
WHITEWAVE FOODS CO	COMMON STOCK USD.01	154,390	8,584,084
WHITING PETROLEUM CORP	COMMON STOCK USD.001	185,257	2,226,789
WI TREASURY SEC	0.01% 02 Mar 2017	2,157,000	2,155,490
WILEY (JOHN) + SONS CLASS A	COMMON STOCK USD1.0	40,733	2,219,949
WILLIAM LYON HOMES CL A	COMMON STOCK USD.01	27,500	523,325
WILLIAMS SONOMA INC	COMMON STOCK USD.01	80,438	3,892,395
WINDSTREAM HOLDINGS INC	COMMON STOCK USD.0001	88,050	645,407
WINGSTOP INC	COMMON STOCK USD.01	14,000	414,260
WINMARK CORP	COMMON STOCK	2,200	277,530
WINNEBAGO INDUSTRIES	COMMON STOCK USD.5	25,900	819,735
WINS FINANCE HOLDINGS INC	COMMON STOCK	1,200	216,000
WINTRUST FINANCIAL CORP	COMMON STOCK	47,724	3,463,331
WISDOMTREE INVESTMENTS INC	COMMON STOCK USD.01	98,700	1,099,518
WMIH CORP	COMMON STOCK USD.00001	169,900	263,345
WOLVERINE WORLD WIDE INC	COMMON STOCK USD1.0	89,158	1,957,018
WOODWARD INC	COMMON STOCK USD.00292	46,000	3,176,300
WORKDAY INC CLASS A	COMMON STOCK USD.001	105,500	6,972,495
WORKIVA INC	COMMON STOCK USD.001	17,141	233,975
WORLD ACCEPTANCE CORP	COMMON STOCK	7,500	482,100
WORLD FUEL SERVICES CORP	COMMON STOCK USD.01	63,800	2,929,058
WORLD WRESTLING ENTERTAIN A	COMMON STOCK USD.01	26,500	487,600
WORTHINGTON INDUSTRIES	COMMON STOCK	41,600	1,973,504
WP CAREY INC	REIT USD.001	94,300	5,572,187
WPX ENERGY INC	COMMON STOCK	293,800	4,280,666
WR BERKLEY CORP	COMMON STOCK USD.2	85,471	5,684,676
WR GRACE + CO	COMMON STOCK USD.01	61,885	4,185,901
WRIGHT MEDICAL GROUP NV	COMMON STOCK	90,823	2,087,113
WSFS FINANCIAL CORP	COMMON STOCK USD.01	25,800	1,195,830
XACTLY CORP	COMMON STOCK USD.001	20,200	222,200
XBIOTECH INC	COMMON STOCK	15,400	155,848
XCERRA CORP	COMMON STOCK USD.05	58,533	447,192
XENCOR INC	COMMON STOCK USD.01	28,400	747,488
XENIA HOTELS + RESORTS INC	REIT USD.01	100,300	1,947,826
XENITH BANKSHARES INC	COMMON STOCK USD.01	2,060	58,092
XO GROUP INC	COMMON STOCK USD.01	32,300	628,235
XPERI CORP	COMMON STOCK USD.001	43,909	1,940,778
XPO LOGISTICS INC	COMMON STOCK USD.001	85,049	3,670,715
YADKIN FINANCIAL CORP	COMMON STOCK USD1.0	44,050	1,509,153
YELP INC	COMMON STOCK USD.000001	63,700	2,428,881
YORK WATER CO	COMMON STOCK	13,500	515,700
YRC WORLDWIDE INC	COMMON STOCK USD1.0	26,200	347,936
YUM CHINA HOLDINGS INC	COMMON STOCK USD.01	310,500	8,110,260
ZAFGEN INC	COMMON STOCK USD.001	12,700	40,386
ZAGG INC	COMMON STOCK USD.001	16,600	117,860
ZAYO GROUP HOLDINGS INC	COMMON STOCK USD.001	143,200	4,705,552
ZEBRA TECHNOLOGIES CORP CL A	COMMON STOCK USD.01	44,925	3,852,768
ZELTIQ AESTHETICS INC	COMMON STOCK USD.001	31,300	1,362,176
ZENDESK INC	COMMON STOCK USD.01	70,400	1,492,480
ZILLOW GROUP INC A	COMMON STOCK USD.0001	45,561	1,660,698
ZILLOW GROUP INC C	COMMON STOCK	89,822	3,275,808
ZIOPHARM ONCOLOGY INC	COMMON STOCK USD.001	94,428	505,190
ZIX CORP	COMMON STOCK USD.01	65,800	325,052
ZOE S KITCHEN INC	COMMON STOCK USD.01	15,100	362,249
ZOGENIX INC	COMMON STOCK USD.001	15,137	183,915
ZUMIEZ INC	COMMON STOCK	21,862	477,685
ZYNGA INC CL A	COMMON STOCK USD.00000625	658,300	1,691,831

	Total: EXHIBIT A - Small/Mid-Cap Stock Index Fund		$3,773,771,322

n / a - Cost is not applicable

EXHIBIT B - Total International Stock Market Index Fund

(Managed by State Street Global Advisors)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2016

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	3I GROUP PLC	COMMON STOCK GBP.738636	162,771		$1,417,720
	58.COM INC ADR	ADR	15,300		428,400
	77 BANK LTD/THE	COMMON STOCK	67,000		322,926
	888 HOLDINGS PLC	COMMON STOCK GBP.005	96,135		258,853
	A2A SPA	COMMON STOCK EUR.52	306,853		397,869
	AA PLC	COMMON STOCK GBP.001	127,447		435,882
	AAC TECHNOLOGIES HOLDINGS IN	COMMON STOCK USD.01	141,000		1,268,738
	AAK AB	COMMON STOCK	6,344		418,013
	AALBERTS INDUSTRIES NV	COMMON STOCK EUR.25	19,538		634,456
	AAREAL BANK AG	COMMON STOCK	11,435		431,429
	ABACUS PROPERTY GROUP	REIT	208,733		456,012
	ABB LTD REG	COMMON STOCK CHF.12	304,700		6,426,659
	ABC ARBITRAGE	COMMON STOCK EUR.016	43,935		333,139
	ABERDEEN ASSET MGMT PLC	COMMON STOCK GBP.1	154,171		491,257
	ABERTIS INFRAESTRUCTURAS SA	COMMON STOCK EUR3.0	84,033		1,178,074
	ABN AMRO GROUP NV CVA	DUTCH CERT EUR1.0	40,034		888,524
	ABU DHABI COMMERCIAL BANK	COMMON STOCK AED1.	341,222		639,856
	ACBEL POLYTECH INC	COMMON STOCK TWD10.	198,095		147,571
	ACCELL GROUP	COMMON STOCK EUR.01	9,025		208,461
	ACCIONA SA	COMMON STOCK EUR1.	5,247		386,902
	ACCOR SA	COMMON STOCK EUR3.	35,575		1,328,920
	ACCTON TECHNOLOGY CORP	COMMON STOCK TWD10.	356,685		559,285
	ACEA SPA	COMMON STOCK EUR5.16	16,800		204,505
	ACER INC	COMMON STOCK TWD10.	418,953		169,242
	ACERINOX SA	COMMON STOCK EUR.25	31,018		412,118
	ACKERMANS + VAN HAAREN	COMMON STOCK	5,040		702,138
	ACOM CO LTD	COMMON STOCK	66,500		290,756
	ACS ACTIVIDADES CONS Y SERV	COMMON STOCK EUR.5	35,064		1,107,599
	ACTELION LTD REG	COMMON STOCK	15,698		3,399,598
	ACTIVIA PROPERTIES INC	REIT	96		453,543
	ADARO ENERGY TBK PT	COMMON STOCK IDR100.	4,647,500		583,320
	ADASTRIA CO LTD	COMMON STOCK	9,900		255,993
	ADCOCK INGRAM HOLDINGS LTD	COMMON STOCK ZAR.001	26,730		94,306
	ADECCO GROUP AG REG	COMMON STOCK CHF1.0	29,463		1,927,314
	ADELAIDE BRIGHTON LTD	COMMON STOCK	96,394		378,313
	ADIDAS AG	COMMON STOCK	31,554		4,996,765
	ADMIRAL GROUP PLC	COMMON STOCK GBP.001	37,060		833,224
	ADP	COMMON STOCK EUR3.	5,489		589,214
	ADVANCE RESIDENCE INVESTMENT	REIT	210		556,338
	ADVANCED INFO SERVICE FOR RG	FOREIGN SH. THB1.0 A	203,298		834,526
	ADVANCED SEMICONDUCTOR ENGR	COMMON STOCK TWD10.	1,156,147		1,176,364
	ADVANTAGE OIL + GAS LTD	COMMON STOCK	49,400		335,952
	ADVANTECH CO LTD	COMMON STOCK TWD10.	71,927		564,321
	ADVANTEST CORP	COMMON STOCK	26,600		447,637
	AECI LTD	COMMON STOCK ZAR1.	28,493		209,980
	AEGON NV	COMMON STOCK EUR.12	311,156		1,714,481
	AENA SA	COMMON STOCK	11,606		1,586,593
	AEON CO LTD	COMMON STOCK	111,300		1,578,091
	AEON DELIGHT CO LTD	COMMON STOCK	3,700		103,240
	AEON FINANCIAL SERVICE CO LT	COMMON STOCK	21,900		388,171
	AEON MALL CO LTD	COMMON STOCK	19,800		278,429
	AERCAP HOLDINGS NV	COMMON STOCK EUR.01	20,290		844,267
	AF AB B SHS	COMMON STOCK SEK5.0	31,136		572,251
	AFRICA ISRAEL PROPERTIES LTD	COMMON STOCK ILS1.0	13,711		234,801
	AFRICAN BANK INVESTMENTS LTD	COMMON STOCK ZAR.025	246,737		0
	AFRICAN RAINBOW MINERALS LTD	COMMON STOCK ZAR.05	28,114		201,082
	AGEAS	COMMON STOCK	42,633		1,690,565
	AGFA GEVAERT NV	COMMON STOCK	76,870		297,307
	AGGREKO PLC	COMMON STOCK GBP.04832911	43,971		498,096
	AGILE GROUP HOLDINGS LTD	COMMON STOCK HKD.1	351,000		178,606
	AGL ENERGY LTD	COMMON STOCK	116,758		1,863,962
	AGNICO EAGLE MINES LTD	COMMON STOCK	40,293		1,696,089

	AGRICULTURAL BANK OF CHINA H	COMMON STOCK CNY1.0	3,647,000	1,489,351
	AGRIUM INC	COMMON STOCK	24,887	2,504,567
	AIA GROUP LTD	COMMON STOCK	1,950,200	10,915,736
	AICA KOGYO CO LTD	COMMON STOCK	10,700	282,366
	AIDA ENGINEERING LTD	COMMON STOCK	19,000	180,188
	AIFUL CORP	COMMON STOCK	73,000	216,015
	AIMIA INC	COMMON STOCK	44,372	293,817
	AIR CHINA LTD H	COMMON STOCK CNY1.0	438,000	279,385
	AIR LIQUIDE SA	COMMON STOCK EUR5.5	63,975	7,116,222
	AIR WATER INC	COMMON STOCK	33,000	595,381
	AIRASIA BHD	COMMON STOCK MYR.1	360,400	183,795
	AIRBUS SE	COMMON STOCK EUR1.0	103,407	6,838,329
	AIRPORT CITY LTD	COMMON STOCK ILS.01	29,277	291,854
	AIRPORTS OF THAILAND PCL FOR	FOREIGN SH. THB10.0 A	82,000	911,353
	AISIN SEIKI CO LTD	COMMON STOCK	36,600	1,587,162
	AIXTRON SE	COMMON STOCK NPV	29,650	96,887
	AJINOMOTO CO INC	COMMON STOCK	99,000	1,995,208
	AKASTOR ASA	COMMON STOCK NOK.592	66,959	126,033
	AKBANK T.A.S.	COMMON STOCK TRY1.	400,481	889,598
	AKER SOLUTIONS ASA	COMMON STOCK NOK1.08	39,298	188,658
	AKSA AKRILIK KIMYA SANAYII	COMMON STOCK TRY1.	89,961	234,890
	AKZO NOBEL	COMMON STOCK EUR2.	41,684	2,608,419
	ALACER GOLD CORP	COMMON STOCK	76,500	127,780
	ALAMOS GOLD INC CLASS A	COMMON STOCK	68,146	470,551
	ALBIOMA SA	COMMON STOCK EUR.0385	12,279	214,223
	ALDAR PROPERTIES PJSC	COMMON STOCK AED1.0	1,119,028	801,286
	ALFA LAVAL AB	COMMON STOCK SEK2.84	57,841	958,247
	ALFA S.A.B. A	COMMON STOCK	596,700	743,214
	ALFRESA HOLDINGS CORP	COMMON STOCK	30,000	495,616
	ALIBABA GROUP HOLDING SP ADR	ADR USD.000025	187,000	16,420,470
	ALIBABA HEALTH INFORMATION T	COMMON STOCK HKD.01	694,200	347,989
	ALIBABA PICTURES GROUP LTD	COMMON STOCK HKD.25	1,550,000	251,057
	ALIMENTATION COUCHE TARD B	COMMON STOCK	71,700	3,254,984
	ALLIANCE FINANCIAL GROUP BHD	COMMON STOCK MYR1.	315,700	261,448
*	ALLIANZ SE REG	COMMON STOCK	73,019	12,094,344
	ALLIED MINDS PLC	COMMON STOCK GBP.01	41,374	240,221
	ALMIRALL SA	COMMON STOCK EUR.12	13,095	203,751
	ALONY HETZ PROPERTIES + INV	COMMON STOCK ILS1.0	55,463	445,528
	ALPHA BANK AE	COMMON STOCK EUR.3	241,802	485,452
	ALPS ELECTRIC CO LTD	COMMON STOCK	36,600	882,831
	ALS LTD	COMMON STOCK	126,591	552,179
	ALSTOM	COMMON STOCK EUR7.0	30,042	828,295
	ALTAGAS LTD	COMMON STOCK	25,700	649,663
	ALTEN SA	COMMON STOCK	6,428	452,272
	ALTICE NV A	COMMON STOCK EUR.01	73,709	1,460,879
	ALTICE NV B	COMMON STOCK EUR.25	15,629	311,429
	ALTRAN TECHNOLOGIES SA	COMMON STOCK EUR.5	32,884	481,064
	ALTRI SGPS SA	COMMON STOCK EUR.125	76,954	313,538
	ALUMINA LTD	COMMON STOCK	471,310	622,157
	ALUMINUM CORP OF CHINA LTD H	COMMON STOCK CNY1.0	860,000	352,082
	AMADA HOLDINGS CO LTD	COMMON STOCK	70,000	781,105
	AMADEUS IT GROUP SA	COMMON STOCK EUR.01	74,611	3,396,285
	AMATA CORP PUBLIC CO LTD FOR	FOREIGN SH. THB1.0 A	508,228	163,210
	AMAYA INC	COMMON STOCK	24,100	341,629
	AMBEV SA	COMMON STOCK	719,425	3,549,054
	AMCOR LIMITED	COMMON STOCK	211,509	2,286,100
	AMEC FOSTER WHEELER PLC	COMMON STOCK GBP.5	65,390	378,022
	AMER SPORTS OYJ	COMMON STOCK	33,770	898,781
	AMERICA MOVIL SAB DE C SER L	COMMON STOCK	5,513,762	3,484,658
	AMMB HOLDINGS BHD	COMMON STOCK MYR1.0	285,025	273,534
	AMOREPACIFIC CORP	COMMON STOCK KRW500.0	6,270	1,667,106
	AMOREPACIFIC GROUP	COMMON STOCK KRW500.0	5,101	560,745
	AMOT INVESTMENTS LTD	COMMON STOCK ILS1.0	58,743	250,029
	AMP LTD	COMMON STOCK	497,103	1,809,335
	AMS AG	COMMON STOCK	14,700	417,196
	ANA HOLDINGS INC	COMMON STOCK	212,000	571,397
	ANADOLU ANONIM TURK SIGORTA	COMMON STOCK TRY1.	144,414	79,205
	ANADOLU EFES BIRACILIK VE	COMMON STOCK TRY1.	47,720	239,095
	ANDRITZ AG	COMMON STOCK	12,976	652,635
	ANEKA TAMBANG PERSERO TBK PT	COMMON STOCK IDR100.	5,505,526	364,409
	ANGLO AMERICAN PLATINUM LTD	COMMON STOCK ZAR.1	11,485	220,992
	ANGLO AMERICAN PLC	COMMON STOCK USD.54945	239,007	3,361,084
	ANGLOGOLD ASHANTI LTD	COMMON STOCK ZAR.25	70,811	762,019
	ANHEUSER BUSCH INBEV SA/NV	COMMON STOCK	134,051	14,184,962
	ANHUI CONCH CEMENT CO LTD H	COMMON STOCK CNY1.0	228,000	615,411
	ANHUI EXPRESSWAY CO LTD H	COMMON STOCK CNY1.0	412,000	316,317
	ANHUI GUJING DISTILLERY CO B	COMMON STOCK CNY1.	65,480	253,245
	ANRITSU CORP	COMMON STOCK	24,000	129,450
	ANSALDO STS SPA	COMMON STOCK EUR.5	18,433	230,187

ANSELL LTD	COMMON STOCK	28,939	517,270
ANTA SPORTS PRODUCTS LTD	COMMON STOCK HKD.1	203,000	601,995
ANTOFAGASTA PLC	COMMON STOCK GBP.05	71,895	593,511
AOKI HOLDINGS INC	COMMON STOCK	9,000	110,691
AOZORA BANK LTD	COMMON STOCK	207,000	733,699
AP MOELLER MAERSK A/S A	COMMON STOCK DKK1000.	667	1,006,042
AP MOLLER MAERSK A/S B	COMMON STOCK DKK1000.0	1,159	1,847,488
APA GROUP	STAPLED SECURITY	200,753	1,244,585
APERAM	COMMON STOCK	10,968	502,355
ARA ASSET MANAGEMENT	COMMON STOCK	279,848	329,905
ARC RESOURCES LTD	COMMON STOCK	63,400	1,092,557
ARCA CONTINENTAL SAB DE CV	COMMON STOCK	109,300	572,139
ARCELORMITTAL	COMMON STOCK	305,783	2,258,949
ARCLAND SAKAMOTO CO LTD	COMMON STOCK	11,800	137,198
ARCS CO LTD	COMMON STOCK	7,200	162,285
ARGENTINE PESO	FOREIGN CURRENCY	1,235	78
ARIAKE JAPAN CO LTD	COMMON STOCK	7,600	406,058
ARISTOCRAT LEISURE LTD	COMMON STOCK	130,071	1,456,227
ARKEMA	COMMON STOCK EUR10.	14,140	1,384,144
ARYZTA AG	COMMON STOCK CHF.02	16,284	718,387
ASAHI DIAMOND INDUSTRIAL CO	COMMON STOCK	21,000	153,162
ASAHI GLASS CO LTD	COMMON STOCK	167,000	1,136,939
ASAHI GROUP HOLDINGS LTD	COMMON STOCK	67,300	2,126,311
ASAHI HOLDINGS INC	COMMON STOCK	11,600	201,724
ASAHI KASEI CORP	COMMON STOCK	224,000	1,954,175
ASCENDAS REAL ESTATE INV TRT	REIT	539,292	844,666
ASCOM HOLDING AG REG	COMMON STOCK CHF.5	10,106	159,100
ASCOPIAVE SPA	COMMON STOCK EUR1.	76,626	220,073
ASCOTT RESIDENCE TRUST 100	REIT	287,865	225,096
ASHTEAD GROUP PLC	COMMON STOCK GBP.1	84,117	1,633,946
ASIA CEMENT CORP	COMMON STOCK TWD10.	519,924	423,688
ASIA OPTICAL CO INC	COMMON STOCK TWD10.0	172,931	162,671
ASIANA AIRLINES	COMMON STOCK KRW5000.	32,524	113,407
ASICS CORP	COMMON STOCK	31,000	619,194
ASM PACIFIC TECHNOLOGY	COMMON STOCK HKD.1	50,200	531,533
ASML HOLDING NV	COMMON STOCK EUR.09	57,740	6,482,305
ASOS PLC	COMMON STOCK GBP.035	9,075	553,781
ASPEN PHARMACARE HOLDINGS LT	COMMON STOCK ZAR.1390607	58,601	1,214,429
ASSA ABLOY AB B	COMMON STOCK SEK1.0	191,003	3,553,245
ASSECO POLAND SA	COMMON STOCK PLN1.	34,631	447,288
ASSICURAZIONI GENERALI	COMMON STOCK EUR1.0	196,979	2,931,383
ASSOCIATED BRITISH FOODS PLC	COMMON STOCK GBP.0568	59,014	1,999,719
ASSYSTEM	COMMON STOCK EUR1.0	4,311	120,360
ASTALDI SPA	COMMON STOCK EUR2.	18,867	107,400
ASTELLAS PHARMA INC	COMMON STOCK	354,700	4,926,683
ASTRA INTERNATIONAL TBK PT	COMMON STOCK IDR50.	3,696,380	2,260,513
ASTRAL FOODS LTD	COMMON STOCK ZAR.01	16,039	151,117
ASTRAZENECA PLC	COMMON STOCK USD.25	211,309	11,490,200
ASUSTEK COMPUTER INC	COMMON STOCK TWD10.	111,172	908,642
ASX LTD	COMMON STOCK	36,639	1,316,788
ATCO LTD CLASS I	COMMON STOCK	17,100	569,469
ATEA ASA	COMMON STOCK NOK1.0	20,172	186,232
ATHABASCA OIL CORP	COMMON STOCK	79,800	121,987
ATLANTIA SPA	COMMON STOCK EUR1.0	70,175	1,645,282
ATLAS COPCO AB A SHS	COMMON STOCK SEK.64	105,912	3,228,674
ATLAS COPCO AB B SHS	COMMON STOCK SEK.64	56,321	1,537,303
ATOS SE	COMMON STOCK EUR1.0	15,140	1,600,343
ATS AUTOMATION TOOLING SYS	COMMON STOCK	22,500	210,059
AU OPTRONICS CORP	COMMON STOCK TWD10.0	1,380,552	500,921
AUCKLAND INTL AIRPORT LTD	COMMON STOCK	209,636	911,824
AURIZON HOLDINGS LTD	COMMON STOCK	386,217	1,410,193
AUST AND NZ BANKING GROUP	COMMON STOCK	467,963	10,279,313
AUSTRALIAN AGRICULTURAL CO	COMMON STOCK	164,371	201,201
AUSTRALIAN DOLLAR	FOREIGN CURRENCY	2,217,066	1,605,377
AUTO TRADER GROUP PLC	COMMON STOCK GBP.01	169,826	857,348
AUTOBACS SEVEN CO LTD	COMMON STOCK	8,700	130,669
AUTOGRILL SPA	COMMON STOCK	41,650	376,991
AVANZA BANK HOLDING AB	COMMON STOCK SEK2.5	11,755	477,231
AVEO GROUP	STAPLED SECURITY	137,701	333,776
AVEVA GROUP PLC	COMMON STOCK GBP.03555556	14,649	338,479
AVEX GROUP HOLDINGS INC	COMMON STOCK	9,700	139,635
AVI LTD	COMMON STOCK ZAR.05	64,450	429,787
AVICHINA INDUSTRY + TECH H	COMMON STOCK CNY1.0	600,000	412,176
AVIVA PLC	COMMON STOCK GBP.25	673,107	4,027,092
AWA BANK LTD/THE	COMMON STOCK	55,000	337,559
AXA SA	COMMON STOCK EUR2.29	316,371	7,999,200
AXEL SPRINGER SE	COMMON STOCK EUR1.0	8,215	399,118
AXIATA GROUP BERHAD	COMMON STOCK MYR1.	451,775	474,458
AXWAY SOFTWARE SA	COMMON STOCK	6,867	221,613

AYALA CORPORATION	COMMON STOCK PHP50.	54,812	806,297
AYALA LAND INC	COMMON STOCK PHP1.0	1,639,190	1,053,913
AZ. BGP HOLDINGS	COMMON STOCK	818,748	12
AZBIL CORP	COMMON STOCK	13,200	371,437
AZIMUT HOLDING SPA	COMMON STOCK	24,388	407,008
B2W CIA DIGITAL	COMMON STOCK	38,232	119,112
BABCOCK INTL GROUP PLC	COMMON STOCK GBP.6	48,095	565,724
BAE SYSTEMS PLC	COMMON STOCK GBP.025	538,947	3,924,249
BAIDU INC SPON ADR	ADR USD.00005	45,400	7,464,214
BALFOUR BEATTY PLC	COMMON STOCK GBP.5	128,476	425,414
BALOISE HOLDING AG REG	COMMON STOCK CHF.1	10,016	1,261,893
BANCA CARIGE SPA	COMMON STOCK	149,434	50,062
BANCA IFIS SPA	COMMON STOCK EUR1.	15,840	433,642
BANCA MEDIOLANUM SPA	COMMON STOCK EUR.1	49,250	354,473
BANCA MONTE DEI PASCHI SIENA	COMMON STOCK	4,589	72,991
BANCA POPOLARE DI MILANO	COMMON STOCK	962,565	363,599
BANCA POPOLARE DI SONDRIO	COMMON STOCK EUR3.	94,002	309,878
BANCO ABC BRASIL SA	PREFERENCE	41,820	179,084
BANCO BILBAO VIZCAYA ARGENTA	COMMON STOCK EUR.49	1,067,185	7,213,930
BANCO BRADESCO S.A.	COMMON STOCK	136,950	1,220,740
BANCO BRADESCO SA PREF	PREFERENCE	485,954	4,239,759
BANCO COMERCIAL PORTUGUES R	COMMON STOCK	118,913	134,278
BANCO DE SABADELL SA	COMMON STOCK EUR.125	906,885	1,264,897
BANCO DO BRASIL S.A.	COMMON STOCK	152,989	1,310,799
BANCO ESTADO RIO GRAN PREF B	PREFERENCE	49,732	156,936
BANCO POPOLARE SC	COMMON STOCK	64,030	154,716
BANCO POPULAR ESPANOL	COMMON STOCK EUR.5	578,885	560,196
BANCO SANTANDER CHILE ADR	ADR	29,884	653,563
BANCO SANTANDER SA	COMMON STOCK EUR.5	2,359,982	12,344,229
BANDAI NAMCO HOLDINGS INC	COMMON STOCK	36,900	1,017,901
BANG + OLUFSEN A/S	COMMON STOCK DKK10.	12,429	140,937
BANGKOK BANK PCL FOREIGN REG	FOREIGN SH. THB10.0 A	50,600	225,372
BANGKOK EXPRESSWAY AND METRO	FOREIGN SH. THB1.0 A	2,574,975	535,697
BANK CENTRAL ASIA TBK PT	COMMON STOCK IDR62.5	1,923,500	2,202,990
BANK DANAMON INDONESIA TBK	COMMON STOCK	1,043,431	287,457
BANK HANDLOWY W WARSZAWIE SA	COMMON STOCK PLN4.	9,886	180,902
BANK HAPOALIM BM	COMMON STOCK ILS1.	174,315	1,035,690
BANK LEUMI LE ISRAEL	COMMON STOCK ILS.1	233,062	958,652
BANK MANDIRI PERSERO TBK PT	COMMON STOCK IDR500.	1,970,249	1,684,748
BANK NEGARA INDONESIA PERSER	COMMON STOCK IDR7500.	1,090,000	445,515
BANK OF CHINA LTD H	COMMON STOCK CNY1.0	11,888,400	5,246,176
BANK OF COMMUNICATIONS CO H	COMMON STOCK CNY1.0	1,425,140	1,020,358
BANK OF EAST ASIA LTD	COMMON STOCK	195,518	746,010
BANK OF IRELAND	COMMON STOCK EUR.05	4,440,630	1,094,280
BANK OF KYOTO LTD/THE	COMMON STOCK	55,000	408,030
BANK OF MONTREAL	COMMON STOCK	109,244	7,866,741
BANK OF NAGOYA LTD/THE	COMMON STOCK	4,200	148,766
BANK OF NOVA SCOTIA	COMMON STOCK	203,800	11,361,312
BANK OF QUEENSLAND LTD	COMMON STOCK	84,318	722,932
BANK OF THE PHILIPPINE ISLAN	COMMON STOCK PHP10.	278,654	497,644
BANK OF THE RYUKYUS LTD	COMMON STOCK	11,400	149,466
BANK PEKAO SA	COMMON STOCK PLN1.0	23,137	697,261
BANK RAKYAT INDONESIA PERSER	COMMON STOCK IDR250.	2,120,000	1,838,452
BANK ZACHODNI WBK SA	COMMON STOCK PLN10.	6,814	515,812
BANKIA SA	COMMON STOCK EUR.8	800,769	819,722
BANKINTER SA	COMMON STOCK EUR.3	118,710	921,192
BANPU PUBLIC CO LTD FOR REG	FOREIGN SH. THB1.0 A	795,800	426,673
BANQUE CANTONALE VAUDOIS REG	COMMON STOCK CHF10.0	609	386,428
BARCLAYS AFRICA GROUP LTD	COMMON STOCK ZAR2.0	60,478	741,015
BARCLAYS PLC	COMMON STOCK GBP.25	2,682,822	7,389,064
BARLOWORLD LTD	COMMON STOCK ZAR.05	45,954	395,964
BARRATT DEVELOPMENTS PLC	COMMON STOCK GBP.1	178,549	1,018,457
BARRICK GOLD CORP	COMMON STOCK	208,625	3,343,165
BARRY CALLEBAUT AG REG	COMMON STOCK CHF7.29	453	555,463
BASF SE	COMMON STOCK	149,301	13,951,722
BASILEA PHARMACEUTICA REG	COMMON STOCK CHF1.0	2,763	198,703
BAVARIAN NORDIC A/S	COMMON STOCK DKK10.	10,926	384,476
BAYER AG REG	COMMON STOCK	137,933	14,418,695
BAYERISCHE MOTOREN WERKE AG	COMMON STOCK EUR1.0	53,049	4,976,504
BAYERISCHE MOTOREN WERKE PRF	PREFERENCE	9,524	731,954
BAYTEX ENERGY CORP	COMMON STOCK	53,950	263,907
BB SEGURIDADE PARTICIPACOES	COMMON STOCK	122,200	1,057,808
BBA AVIATION PLC	COMMON STOCK GBP.2976	171,687	599,109
BCE INC	COMMON STOCK	26,267	1,136,627
BDO UNIBANK INC	COMMON STOCK PHP10.0	463,260	1,043,575
BEACH ENERGY LTD	COMMON STOCK	314,532	192,977
BEC WORLD PCL FOREIGN	FOREIGN SH. THB1.0 A	276,700	128,265
BECHTLE AG	COMMON STOCK	4,491	467,556
BEIERSDORF AG	COMMON STOCK	17,893	1,521,311

BEIJING CAPITAL INTL AIRPO H	COMMON STOCK CNY1.0	468,000	472,204
BEIJING ENTERPRISES HLDGS	COMMON STOCK	96,500	456,166
BEIJING ENTERPRISES WATER GR	COMMON STOCK HKD.1	968,000	638,441
BELLE INTERNATIONAL HOLDINGS	COMMON STOCK HKD.01	835,736	467,581
BELLWAY PLC	COMMON STOCK GBP.125	21,886	667,692
BENDIGO AND ADELAIDE BANK	COMMON STOCK	91,041	835,859
BENESSE HOLDINGS INC	COMMON STOCK	11,100	306,024
BERENDSEN PLC	COMMON STOCK GBP.3	32,278	345,713
BERJAYA SPORTS TOTO BHD	COMMON STOCK MYR.1	266,972	176,162
BERKELEY GROUP HOLDINGS/THE	COMMON STOCK	22,673	785,779
BETSSON AB	COMMON STOCK SEK.67	27,594	266,689
BEZEQ THE ISRAELI TELECOM CO	COMMON STOCK ILS1.	341,288	648,727
BHP BILLITON LIMITED	COMMON STOCK	502,889	9,007,020
BHP BILLITON PLC	COMMON STOCK USD.5	326,281	5,172,452
BID CORP LTD	COMMON STOCK	53,986	962,772
BIDVEST GROUP LTD	COMMON STOCK ZAR.05	54,871	723,866
BIG YELLOW GROUP PLC	REIT GBP.1	44,589	379,429
BILFINGER SE	COMMON STOCK	8,628	330,060
BILLERUDKORSNAS AB	COMMON STOCK SEK7.38	33,200	558,384
BIM BIRLESIK MAGAZALAR AS	COMMON STOCK TRY1.	37,519	522,320
BINCKBANK NV	COMMON STOCK EUR.1	23,546	136,501
BINGGRAE CO LTD	COMMON STOCK KRW5000.	8,659	457,340
BIOTEST AG VORZUGSAKTIEN	PREFERENCE	8,863	125,055
BITAUTO HOLDINGS LTD ADR	ADR USD.00004	4,000	75,760
BLACKBERRY LTD	COMMON STOCK	90,700	624,934
BLUESCOPE STEEL LTD	COMMON STOCK	119,607	798,569
BM+FBOVESPA SA	COMMON STOCK	321,908	1,622,919
BNK FINANCIAL GROUP INC	COMMON STOCK KRW5000.0	52,751	379,055
BNP PARIBAS	COMMON STOCK EUR2.	171,981	10,977,281
BOC HONG KONG HOLDINGS LTD	COMMON STOCK	576,000	2,062,548
BODYCOTE PLC	COMMON STOCK GBP.17273	36,288	288,409
BOIRON SA	COMMON STOCK EUR1.	2,931	259,856
BOLIDEN AB	COMMON STOCK SEK2.11	54,121	1,413,951
BOLIVAR	FOREIGN CURRENCY	55,012	82
BOLLORE	COMMON STOCK EUR.16	165,025	582,600
BOLLORE NEW	COMMON STOCK	944	3,256
BOLSAS Y MERCADOS ESPANOLES	COMMON STOCK EUR3.0	14,513	428,402
BOMBARDIER INC B	COMMON STOCK	365,099	588,057
BONAVA AB B SHARES	COMMON STOCK SEK4.0	15,845	245,939
BONAVISTA ENERGY CORP	COMMON STOCK	75,100	269,364
BOOKER GROUP PLC	COMMON STOCK GBP.01	284,563	615,542
BORAL LTD	COMMON STOCK	205,570	805,296
BOSKALIS WESTMINSTER	COMMON STOCK EUR.01	16,494	573,104
BOUYGUES SA	COMMON STOCK EUR1.	35,994	1,290,826
BOVIS HOMES GROUP PLC	COMMON STOCK GBP.5	29,840	301,872
BP PLC	COMMON STOCK USD.25	3,065,315	19,096,534
BPER BANCA	COMMON STOCK EUR3.0	88,650	472,555
BR MALLS PARTICIPACOES SA	COMMON STOCK	99,113	362,068
BRADESPAR SA PREF	PREFERENCE	49,700	223,172
BRAIT SE	COMMON STOCK	56,320	360,260
BRAMBLES LTD	COMMON STOCK	271,269	2,427,972
BRASKEM SA PREF A	PREFERENCE	41,460	439,668
BRAZILIAN REAL	FOREIGN CURRENCY	1,222,837	375,714
BRENNTAG AG	COMMON STOCK	27,350	1,518,595
BREWIN DOLPHIN HOLDINGS PLC	COMMON STOCK GBP.01	63,832	240,930
BRF SA	COMMON STOCK	86,232	1,273,062
BRIDGESTONE CORP	COMMON STOCK	104,000	3,748,798
BRILLIANCE CHINA AUTOMOTIVE	COMMON STOCK USD.01	560,000	768,717
BRITISH AMERICAN TOBACCO BHD	COMMON STOCK MYR.5	29,219	290,436
BRITISH AMERICAN TOBACCO PLC	COMMON STOCK GBP.25	311,134	17,712,431
BRITISH LAND CO PLC	REIT GBP.25	184,901	1,436,493
BRITVIC PLC	COMMON STOCK GBP.2	50,718	355,080
BROOKFIELD ASSET MANAGE CL A	COMMON STOCK	146,475	4,838,628
BROTHER INDUSTRIES LTD	COMMON STOCK	44,200	796,481
BROWN (N) GROUP PLC	COMMON STOCK GBP.1105263	50,429	138,120
BRUNEL INTERNATIONAL	COMMON STOCK EUR.03	7,794	126,298
BT GROUP PLC	COMMON STOCK GBP.05	1,428,694	6,486,677
BT INVESTMENT MANAGEMENT LTD	COMMON STOCK	66,299	509,741
BTG PLC	COMMON STOCK GBP.1	72,135	524,560
BUCHER INDUSTRIES AG REG	COMMON STOCK CHF.2	1,551	382,694
BUMRUNGRAD HOSPITAL FOREIGN	FOREIGN SH. THB1.0 A	156,600	791,516
BUNKA SHUTTER CO LTD	COMMON STOCK	26,000	200,631
BUNZL PLC	COMMON STOCK GBP.3214286	57,418	1,489,756
BURBERRY GROUP PLC	COMMON STOCK GBP.0005	77,562	1,433,445
BURCKHARDT COMPRESSION HOLDI	COMMON STOCK CHF2.5	750	197,590
BURE EQUITY AB	COMMON STOCK SEK6.6	31,536	359,259
BUREAU VERITAS SA	COMMON STOCK EUR.12	46,200	896,916
BURSA MALAYSIA BHD	COMMON STOCK MYR.5	188,000	370,814
BUWOG AG	COMMON STOCK	10,359	241,446

BWP TRUST	REIT	210,341	454,755
BYD CO LTD H	COMMON STOCK CNY1.0	127,700	670,239
C C LAND HOLDINGS LTD	COMMON STOCK HKD.1	491,974	141,591
C+C GROUP PLC	COMMON STOCK EUR.01	115,750	485,536
C+C GROUP PLC	COMMON STOCK EUR.01	71,107	288,450
CA IMMOBILIEN ANLAGEN AG	COMMON STOCK	12,270	225,998
CAE INC	COMMON STOCK	54,651	765,330
CAIRN ENERGY PLC	COMMON STOCK GBP.013669	101,001	293,445
CAIXABANK S.A	COMMON STOCK EUR1.	455,877	1,508,959
CAJA DE AHORROS DEL MEDITERR	COMMON STOCK EUR2.	23,863	33,727
CAL COMP ELECTRONICS THAI F	COMMON STOCK A	1,165,014	87,838
CALBEE INC	COMMON STOCK	13,700	429,488
CALSONIC KANSEI CORP	COMMON STOCK	27,000	413,531
CALTEX AUSTRALIA LTD	COMMON STOCK	46,790	1,030,747
CAMBRIDGE INDUSTRIAL TRUST	REIT	549,187	205,323
CAMECO CORP	COMMON STOCK	77,868	815,232
CAN IMPERIAL BK OF COMMERCE	COMMON STOCK	67,215	5,491,276
CANADIAN DOLLAR	FOREIGN CURRENCY	2,299,890	1,714,992
CANADIAN NATL RAILWAY CO	COMMON STOCK	134,984	9,095,227
CANADIAN NATURAL RESOURCES	COMMON STOCK	188,140	6,003,140
CANADIAN PACIFIC RAILWAY LTD	COMMON STOCK	24,352	3,478,520
CANADIAN TIRE CORP CLASS A	COMMON STOCK	13,762	1,429,204
CANADIAN UTILITIES LTD A	COMMON STOCK	24,100	650,370
CANADIAN WESTERN BANK	COMMON STOCK	18,600	420,808
CANFOR CORP	COMMON STOCK	21,100	240,257
CANON INC	COMMON STOCK	169,900	4,767,601
CANON MARKETING JAPAN INC	COMMON STOCK	13,000	218,772
CAPCOM CO LTD	COMMON STOCK	10,600	249,380
CAPE PLC	COMMON STOCK GBP.25	59,056	106,454
CAPGEMINI	COMMON STOCK EUR8.0	26,063	2,202,475
CAPITA PLC	COMMON STOCK GBP.020667	123,153	808,390
CAPITAL + COUNTIES PROPERTIE	COMMON STOCK GBP.25	133,454	488,945
CAPITALAND COMMERCIAL TRUST	REIT	403,000	410,558
CAPITALAND LTD	COMMON STOCK	472,499	983,822
CAPITALAND MALL TRUST	REIT	450,249	585,139
CAPITALAND RETAIL CHINA TRUS	REIT	219,786	208,664
CARGOTEC OYJ B SHARE	COMMON STOCK	7,004	316,765
CARILLION PLC	COMMON STOCK GBP.5	90,521	262,657
CARL ZEISS MEDITEC AG BR	COMMON STOCK	8,898	328,480
CARLSBERG AS B	COMMON STOCK DKK20.	16,952	1,465,660
CARNIVAL PLC	COMMON STOCK USD1.66	32,398	1,645,750
CARREFOUR SA	COMMON STOCK EUR2.5	97,496	2,350,191
CASCADES INC	COMMON STOCK	32,200	290,534
CASINO GUICHARD PERRACHON	COMMON STOCK EUR1.53	10,960	526,873
CASIO COMPUTER CO LTD	COMMON STOCK	36,300	512,692
CASTELLUM AB	COMMON STOCK SEK.5	44,886	616,925
CATCHER TECHNOLOGY CO LTD	COMMON STOCK TWD10.	118,134	811,470
CATHAY FINANCIAL HOLDING CO	COMMON STOCK TWD10.0	1,507,459	2,257,191
CATHAY PACIFIC AIRWAYS	COMMON STOCK	217,000	285,298
CATHAY REAL ESTATE DEVELOPME	COMMON STOCK TWD10.0	182,834	103,157
CAVERION CORP	COMMON STOCK	24,095	201,203
CAWACHI LTD	COMMON STOCK	6,800	169,690
CCL INDUSTRIES INC CL B	COMMON STOCK	5,400	1,062,242
CCR SA	COMMON STOCK	169,300	824,982
CELESTICA INC	COMMON STOCK	25,416	301,531
CELLCOM ISRAEL LTD	COMMON STOCK ILS.01	34,102	270,429
CELLTRION INC	COMMON STOCK KRW1000.0	12,685	1,124,530
CEMBRA MONEY BANK AG	COMMON STOCK CHF1.0	4,652	339,654
CEMEX SAB CPO	UNIT	2,681,007	2,157,663
CENCOSUD SA	COMMON STOCK	204,232	573,253
CENOVUS ENERGY INC	COMMON STOCK	144,592	2,188,746
CENTERRA GOLD INC	COMMON STOCK	40,000	187,614
CENTRAIS ELETRICAS BRAS PR B	PREFERENCE	43,805	347,318
CENTRAL EUROPEAN MEDIA ENT A	COMMON STOCK USD.08	29,432	76,463
CENTRAL JAPAN RAILWAY CO	COMMON STOCK	22,500	3,703,102
CENTRICA PLC	COMMON STOCK GBP.061728	924,554	2,670,723
CETIP SA MERCADOS ORGANIZADO	COMMON STOCK	53,139	726,737
CEZ AS	COMMON STOCK CZK100.	28,874	484,073
CGG SA	COMMON STOCK EUR.8	7,535	108,166
CGI GROUP INC CLASS A	COMMON STOCK	39,930	1,918,712
CGN POWER CO LTD H	COMMON STOCK CNY1.0	1,487,000	406,973
CHAILEASE HOLDING CO LTD	COMMON STOCK TWD10.	227,920	389,062
CHALLENGER LTD	COMMON STOCK	113,755	922,893
CHANG HWA COMMERCIAL BANK	COMMON STOCK TWD10.	900,859	479,463
CHAROEN POKPHAND INDONESI PT	COMMON STOCK IDR10.	499,500	114,183
CHARTER HALL GROUP	REIT	116,648	401,398
CHARTER HALL RETAIL REIT	REIT	153,429	469,657
CHECK POINT SOFTWARE TECH	COMMON STOCK USD.01	21,951	1,853,981
CHEIL WORLDWIDE INC	COMMON STOCK KRW200.	20,740	270,130

CHEMRING GROUP PLC	COMMON STOCK GBP.01	78,927	165,544
CHENG SHIN RUBBER IND CO LTD	COMMON STOCK TWD10.	441,088	829,260
CHENG UEI PRECISION INDUSTRY	COMMON STOCK TWD10.	192,919	218,813
CHESNARA PLC	COMMON STOCK GBP.05	41,885	188,842
CHEUNG KONG INFRASTRUCTURE	COMMON STOCK HKD1.0	116,000	922,765
CHEUNG KONG PROPERTY HOLDING	COMMON STOCK HKD1.0	441,236	2,676,194
CHIBA BANK LTD/THE	COMMON STOCK	141,000	863,594
CHIBA KOGYO BANK LTD/THE	COMMON STOCK	15,000	75,904
CHILEAN PESO	FOREIGN CURRENCY	69,628,373	103,956
CHINA AGRI INDUSTRIES HLDGS	COMMON STOCK	534,300	207,906
CHINA AIRLINES LTD	COMMON STOCK TWD10.	846,278	243,687
CHINA AOYUAN PROPERTY GROUP	COMMON STOCK HKD.01	1,126,884	258,120
CHINA BLUECHEMICAL LTD H	COMMON STOCK HKD1.	712,000	196,877
CHINA CINDA ASSET MANAGEME H	COMMON STOCK CNY1.0	1,382,908	498,988
CHINA CITIC BANK CORP LTD H	COMMON STOCK CNY1.0	1,454,200	918,686
CHINA COAL ENERGY CO H	COMMON STOCK CNY1.0	691,169	326,510
CHINA COMMUNICATIONS CONST H	COMMON STOCK CNY1.0	828,000	948,586
CHINA COMMUNICATIONS SERVI H	COMMON STOCK CNY1.0	518,352	329,946
CHINA CONCH VENTURE HOLDINGS	COMMON STOCK HKD.01	250,900	444,775
CHINA CONSTRUCTION BANK H	COMMON STOCK CNY1.0	14,014,400	10,738,496
CHINA DEVELOPMENT FINANCIAL	COMMON STOCK TWD10.	2,176,020	542,561
CHINA DONGXIANG GROUP CO	COMMON STOCK HKD.01	865,000	155,899
CHINA EVERBRIGHT INTL LTD	COMMON STOCK	622,000	701,887
CHINA EVERBRIGHT LTD	COMMON STOCK	194,000	366,099
CHINA EVERGRANDE GROUP	COMMON STOCK USD.01	1,056,000	656,245
CHINA GALAXY SECURITIES CO H	COMMON STOCK CNY1.0	626,000	562,101
CHINA GAS HOLDINGS LTD	COMMON STOCK HKD.01	592,000	802,336
CHINA GREENLAND BROAD GREENS	COMMON STOCK HKD.025	552,000	91,664
CHINA HUISHAN DAIRY HOLDINGS	COMMON STOCK HKD.1	2,105,500	816,700
CHINA HUIYUAN JUICE GROUP	COMMON STOCK USD.00001	462,000	152,762
CHINA JINMAO HOLDINGS GROUP	COMMON STOCK	718,000	192,899
CHINA LIFE INSURANCE CO H	COMMON STOCK CNY1.0	1,270,000	3,286,057
CHINA LONGYUAN POWER GROUP H	COMMON STOCK CNY1.0	596,000	461,236
CHINA MEDICAL SYSTEM HOLDING	COMMON STOCK USD.005	240,000	378,703
CHINA MENGNIU DAIRY CO	COMMON STOCK HKD.1	492,000	940,798
CHINA MERCHANTS BANK H	COMMON STOCK CNY1.0	771,505	1,793,130
CHINA MERCHANTS PORT HOLDING	COMMON STOCK	265,925	657,738
CHINA METAL RECYCLING	COMMON STOCK HKD.0001	190,245	245
CHINA MINSHENG BANKING H	COMMON STOCK CNY1.0	1,124,880	1,194,484
CHINA MOBILE LTD	COMMON STOCK	1,012,500	10,618,692
CHINA MOTOR CORP	COMMON STOCK TWD10.	191,899	155,919
CHINA NATIONAL BUILDING MA H	COMMON STOCK CNY1.0	508,608	247,073
CHINA OILFIELD SERVICES H	COMMON STOCK CNY1.0	366,000	338,118
CHINA OVERSEAS LAND + INVEST	COMMON STOCK	698,880	1,843,661
CHINA PACIFIC INSURANCE GR H	COMMON STOCK CNY1.0	445,200	1,539,944
CHINA PETROCHEMICAL DEV CORP	COMMON STOCK TWD10.	395,975	120,918
CHINA PETROLEUM + CHEMICAL H	COMMON STOCK CNY1.0	4,005,500	2,835,008
CHINA POWER NEW ENERGY DEVEL	COMMON STOCK HKD1.0	342,000	180,084
CHINA RAILWAY CONSTRUCTION H	COMMON STOCK CNY1.0	388,000	497,166
CHINA RAILWAY GROUP LTD H	COMMON STOCK CNY1.0	785,000	642,390
CHINA RESOURCES BEER HOLDIN	COMMON STOCK	324,893	641,983
CHINA RESOURCES GAS GROUP LT	COMMON STOCK HKD.1	178,000	498,962
CHINA RESOURCES LAND LTD	COMMON STOCK HKD.1	479,777	1,081,919
CHINA RESOURCES POWER HOLDIN	COMMON STOCK	373,465	591,302
CHINA SHANSHUI CEMENT GROUP	COMMON STOCK USD.01	539,000	109,320
CHINA SHENHUA ENERGY CO H	COMMON STOCK CNY1.0	595,000	1,109,898
CHINA SHINEWAY PHARMACEUTICA	COMMON STOCK HKD.1	241,000	273,147
CHINA SOUTHERN AIRLINES CO H	COMMON STOCK CNY1.0	408,000	210,917
CHINA STATE CONSTRUCTION INT	COMMON STOCK HKD.025	390,320	582,101
CHINA STEEL CORP	COMMON STOCK TWD10.	1,910,895	1,455,456
CHINA TAIPING INSURANCE HOLD	COMMON STOCK	290,366	596,203
CHINA TELECOM CORP LTD H	COMMON STOCK CNY1.0	2,196,000	1,011,517
CHINA TRAVEL INTL INV HK	COMMON STOCK	1,184,000	324,520
CHINA UNICOM HONG KONG LTD	COMMON STOCK	1,029,250	1,195,871
CHINA VANKE CO LTD H	COMMON STOCK CNY1.0	253,800	573,845
CHINA WATER AFFAIRS GROUP	COMMON STOCK HKD.01	804,000	526,311
CHINA YURUN FOOD GROUP LTD	COMMON STOCK HKD.1	515,600	76,655
CHINA ZHENGTONG AUTO SERVICE	COMMON STOCK HKD.1	281,000	81,693
CHIPBOND TECHNOLOGY CORP	COMMON STOCK TWD10.	165,000	234,305
CHIYODA CO LTD	COMMON STOCK	6,600	156,427
CHIYODA CORP	COMMON STOCK	25,000	173,165
CHIYODA INTEGRE CO LTD	COMMON STOCK	6,800	137,142
CHOCOLADEFABRIKEN LINDT PC	COMMON STOCK CHF10.0	178	923,690
CHOCOLADEFABRIKEN LINDT REG	COMMON STOCK CHF100.0	19	1,156,256
CHOFU SEISAKUSHO CO LTD	COMMON STOCK	5,800	130,314
CHONG KUN DANG PHARMACEUTICA	COMMON STOCK KRW2500.0	3,251	280,545
CHONGQING CHANGAN AUTOMOBI B	COMMON STOCK CNY1.	181,800	259,752
CHONGQING RURAL COMMERCIAL H	COMMON STOCK CNY1.0	570,000	334,676
CHORUS LTD	COMMON STOCK	90,807	251,065

CHOW SANG SANG HLDG	COMMON STOCK HKD.25	195,000	361,680
CHR HANSEN HOLDING A/S	COMMON STOCK DKK10.	19,090	1,057,914
CHRISTIAN DIOR SE	COMMON STOCK EUR2.0	9,142	1,919,136
CHUBU ELECTRIC POWER CO INC	COMMON STOCK	109,600	1,532,025
CHUGAI PHARMACEUTICAL CO LTD	COMMON STOCK	37,500	1,076,220
CHUGOKU BANK LTD/THE	COMMON STOCK	30,000	430,350
CHUGOKU ELECTRIC POWER CO	COMMON STOCK	50,200	589,219
CHUNGHWA TELECOM CO LTD	COMMON STOCK TWD10.	661,473	2,086,835
CI FINANCIAL CORP	COMMON STOCK	43,819	943,331
CI Z HOLDINGS CO LTD	COMMON STOCK	10,800	304,370
CIA BRASILEIRA DE DIS PREF	PREFERENCE	24,524	406,023
CIA CERVECERIAS UNI SPON ADR	ADR	16,633	348,960
CIA DE MINAS BUENAVENTUR ADR	ADR	31,930	360,170
CIA DE MINAS BUENAVENTUR COM	COMMON STOCK PEN10.	8,119	83,228
CIA ENERGETICA DE SP PREF B	PREFERENCE	48,966	203,180
CIA ENERGETICA DO CEARA PR A	PREFERENCE	7,118	109,034
CIA ENERGETICA MINAS GER PRF	PREFERENCE	128,642	293,866
CIA PARANAENSE DE ENERGI PFB	PREFERENCE	25,907	219,965
CIA SANEAMENTO BASICO DE SP	COMMON STOCK	64,720	562,324
CIA SIDERURGICA NACIONAL SA	COMMON STOCK	122,188	396,339
CIE FINANCIERE RICHEMONT REG	COMMON STOCK CHF1.0	83,684	5,551,500
CIELO SA	COMMON STOCK	189,068	1,613,593
CIMB GROUP HOLDINGS BHD	COMMON STOCK MYR1.	1,000,174	1,005,015
CIMC ENRIC HOLDINGS LTD	COMMON STOCK HKD.01	222,000	104,106
CIMIC GROUP LTD	COMMON STOCK	28,237	712,309
CINEPLEX INC	COMMON STOCK	10,600	404,856
CIPUTRA DEVELOPMENT TBK PT	COMMON STOCK IDR250.0	3,172,462	314,293
CITIC LTD	COMMON STOCK	750,000	1,070,163
CITIC RESOURCES HOLDINGS LTD	COMMON STOCK HKD.05	763,110	93,233
CITIC SECURITIES CO LTD H	COMMON STOCK CNY1.0	380,000	766,056
CITIC TELECOM INTERNATIONAL	COMMON STOCK	702,625	210,897
CITIZEN WATCH CO LTD	COMMON STOCK	56,900	340,031
CITY DEVELOPMENTS LTD	COMMON STOCK	89,000	508,164
CITY LODGE HOTELS LTD	COMMON STOCK ZAR.1	12,222	131,998
CITYCON OYJ	COMMON STOCK	105,583	260,335
CJ CGV CO LTD	COMMON STOCK KRW500.	6,610	384,104
CJ CHEILJEDANG CORP	COMMON STOCK KRW5000.	1,532	452,580
CJ CORP	COMMON STOCK KRW5000.	3,084	476,580
CJ KOREA EXPRESS CORP	COMMON STOCK KRW5000.	1,717	254,314
CK HUTCHISON HOLDINGS LTD	COMMON STOCK HKD1.0	437,736	4,942,508
CK LIFE SCIENCES INTL HLDGS	COMMON STOCK HKD.1	2,934,000	259,840
CLARIANT AG REG	COMMON STOCK CHF3.7	54,789	946,020
CLARION CO LTD	COMMON STOCK	94,000	336,916
CLEANAWAY WASTE MANAGEMENT L	COMMON STOCK	410,702	365,388
CLICKS GROUP LTD	COMMON STOCK ZAR.01	58,516	493,905
CLOSE BROTHERS GROUP PLC	COMMON STOCK GBP.25	24,650	438,594
CLP HOLDINGS LTD	COMMON STOCK	266,000	2,430,938
CMC MAGNETICS CORP	COMMON STOCK TWD10.	533,712	57,642
CMIC HOLDINGS CO LTD	COMMON STOCK	9,500	122,871
CNH INDUSTRIAL NV	COMMON STOCK EUR.01	162,549	1,416,077
CNOOC LTD	COMMON STOCK	2,980,500	3,680,388
CNP ASSURANCES	COMMON STOCK EUR1.	34,771	645,322
COBHAM PLC	COMMON STOCK GBP.025	312,424	631,253
COCA COLA AMATIL LTD	COMMON STOCK	103,660	758,531
COCA COLA BOTTLERS JAPAN INC	COMMON STOCK	12,800	377,463
COCA COLA EAST JAPAN CO LTD	COMMON STOCK	22,000	484,669
COCA COLA EUROPEAN PARTNERS	COMMON STOCK EUR.01	36,395	1,150,640
COCA COLA FEMSA SAB SER L	COMMON STOCK	95,000	605,927
COCA COLA HBC AG DI	COMMON STOCK CHF6.7	36,490	797,452
COCHLEAR LTD	COMMON STOCK	10,322	914,307
COCOKARA FINE INC	COMMON STOCK	4,000	146,898
COFINIMMO	REIT	4,979	570,502
COLLIERS INTERNATIONAL GROUP	COMMON STOCK	9,300	343,206
COLOPLAST B	COMMON STOCK DKK1.	20,275	1,366,857
COLOWIDE CO LTD	COMMON STOCK	15,700	261,260
COLRUYT SA	COMMON STOCK	15,324	759,570
COMBA TELECOM SYSTEMS HOLDIN	COMMON STOCK HKD.1	627,845	110,649
COMDIRECT BANK AG	COMMON STOCK	13,621	138,379
COMFORTDELGRO CORP LTD	COMMON STOCK	382,000	650,455
COMINAR REAL ESTATE INV TR U	REIT	30,100	330,392
COMMERCIAL INTERNATIONAL BAN	COMMON STOCK EGP10.	319,826	1,288,654
COMMERZBANK AG	COMMON STOCK	185,039	1,414,075
COMMONWEALTH BANK OF AUSTRAL	COMMON STOCK	277,089	16,490,256
COMPAGNIE DE SAINT GOBAIN	COMMON STOCK EUR4.0	82,253	3,837,863
COMPAL ELECTRONICS	COMMON STOCK TWD10.	626,092	356,530
COMPASS GROUP PLC	COMMON STOCK GBP.10625	275,811	5,097,242
COMPUTERSHARE LTD	COMMON STOCK	87,297	787,444
COMSYS HOLDINGS CORP	COMMON STOCK	17,400	318,878
CONCORD NEW ENERGY GROUP LTD	COMMON STOCK HKD.01	1,910,000	100,546

CONCORDIA FINANCIAL GROUP LT	COMMON STOCK	227,700	1,094,254
CONSTELLATION SOFTWARE INC	COMMON STOCK	3,600	1,637,845
CONSTRUCC Y AUX DE FERROCARR	COMMON STOCK EUR.301	5,410	218,473
CONTACT ENERGY LTD	COMMON STOCK	109,817	355,987
CONTINENTAL AG	COMMON STOCK	18,365	3,582,142
CONTROLADORA VUELA CIA DE A	COMMON STOCK	268,200	404,093
CONWERT IMMOBILIEN INVEST SE	COMMON STOCK	9,814	167,884
CORBION NV	COMMON STOCK EUR.25	13,530	362,611
CORONATION FUND MANAGERS LTD	COMMON STOCK ZAR.0001	48,730	249,991
CORPORACION FINANCIERA ALBA	COMMON STOCK EUR1.	3,823	172,841
COSAN SA INDUSTRIA COMERCIO	COMMON STOCK	38,149	446,414
COSCO CORP SINGAPORE LTD	COMMON STOCK	160,000	31,010
COSCO SHIPPING PORTS LTD	COMMON STOCK HKD.1	376,872	377,710
COSEL CO LTD	COMMON STOCK	8,700	92,887
COSMO ENERGY HOLDINGS CO LTD	COMMON STOCK	12,400	174,290
COSMO PHARMACEUTICALS NV	COMMON STOCK	1,050	174,917
COSTAIN GROUP PLC	COMMON STOCK GBP.5	42,804	186,149
COUNTRY GARDEN HOLDINGS CO	COMMON STOCK HKD.1	1,007,127	560,893
COVESTRO AG	COMMON STOCK	11,408	786,361
COWAY CO LTD	COMMON STOCK KRW500.0	10,890	795,366
CP ALL PCL FOREIGN	FOREIGN SH. THB1.0 A	832,300	1,452,612
CPFL ENERGIA SA	COMMON STOCK	59,025	455,503
CRAMO OYJ	COMMON STOCK	16,352	410,200
CREATE SD HOLDINGS CO	COMMON STOCK	3,900	83,572
CREDICORP LTD	COMMON STOCK USD5.	3,996	632,167
CREDICORP LTD	COMMON STOCK USD5.0	8,685	1,371,014
CREDIT AGRICOLE SA	COMMON STOCK EUR3.	187,338	2,327,175
CREDIT SAISON CO LTD	COMMON STOCK	33,100	590,139
CREDIT SUISSE GROUP AG REG	COMMON STOCK CHF.04	302,147	4,322,640
CREDITO VALTELLINESE	RIGHT	254,803	0
CREDITO VALTELLINESE SCARL	COMMON STOCK	254,803	99,988
CRESCENT POINT ENERGY CORP	COMMON STOCK	90,050	1,225,467
CRESUD S.A.C.I.F.Y A.	COMMON STOCK ARS1.0	4	6
CREW ENERGY INC	COMMON STOCK	50,600	283,365
CRH PLC	COMMON STOCK EUR.32	136,105	4,713,474
CRODA INTERNATIONAL PLC	COMMON STOCK GBP.1035714	25,521	1,003,813
CROWN RESORTS LTD	COMMON STOCK	83,131	695,430
CRRC CORP LTD H	COMMON STOCK CNY1.0	489,000	437,453
CSL LTD	COMMON STOCK	79,181	5,739,461
CSPC PHARMACEUTICAL GROUP LT	COMMON STOCK	1,030,000	1,095,757
CSR LTD	COMMON STOCK	115,145	384,902
CT REAL ESTATE INVESTMENT TR	REIT	5,300	59,282
CTBC FINANCIAL HOLDING CO LT	COMMON STOCK TWD10.	2,754,652	1,504,781
CTRIP.COM INTERNATIONAL ADR	ADR USD.01	61,800	2,472,000
CTS EVENTIM AG + CO KGAA	COMMON STOCK	13,785	434,526
CYBERAGENT INC	COMMON STOCK	19,600	484,656
CYBERARK SOFTWARE LTD/ISRAEL	COMMON STOCK ILS.01	4,252	193,466
CYBG PLC CDI	CDI	127,406	446,048
CYFROWY POLSAT SA	COMMON STOCK PLN.04	56,616	333,650
CYRELA BRAZIL REALTY SA EMP	COMMON STOCK	70,400	220,636
CZECH KORUNA	FOREIGN CURRENCY	2,306,083	90,018
D IETEREN SA/NV	COMMON STOCK	5,489	243,073
D LINK CORP	COMMON STOCK TWD10.	313,094	104,308
DAEHWA PHARM CO LTD	COMMON STOCK KRW500.	3,810	73,398
DAELIM INDUSTRIAL CO LTD	COMMON STOCK KRW5000.	5,815	418,441
DAETWYLER HOLDING AG BR	COMMON STOCK CHF.05	1,793	244,133
DAEWOO ENGINEERING + CONSTR	COMMON STOCK KRW5000.	33,894	142,154
DAEWOO SHIPBUILDING + MARINE	COMMON STOCK KRW5000.	26,150	96,996
DAH CHONG HONG	COMMON STOCK	455,000	173,130
DAH SING FINANCIAL HOLDINGS	COMMON STOCK	45,250	305,581
DAI ICHI LIFE HOLDINGS INC	COMMON STOCK	189,300	3,142,823
DAI NIPPON PRINTING CO LTD	COMMON STOCK	101,000	997,914
DAICEL CORP	COMMON STOCK	55,000	604,861
DAIDO STEEL CO LTD	COMMON STOCK	59,000	244,285
DAIICHI SANKYO CO LTD	COMMON STOCK	109,600	2,242,963
DAIICHIKOSHO CO LTD	COMMON STOCK	7,700	303,223
DAIKEN CORP	COMMON STOCK	11,000	193,570
DAIKIN INDUSTRIES LTD	COMMON STOCK	40,500	3,716,613
DAIKYO INC	COMMON STOCK	84,000	168,356
DAILY MAIL+GENERAL TST A NV	COMMON STOCK GBP.125	54,135	520,372
DAIMLER AG REGISTERED SHARES	COMMON STOCK	156,700	11,652,751
DAIO PAPER CORP	COMMON STOCK	22,600	239,167
DAIRY CREST GROUP PLC	COMMON STOCK GBP.25	44,060	337,326
DAISHI BANK LTD/THE	COMMON STOCK	59,000	264,833
DAITO TRUST CONSTRUCT CO LTD	COMMON STOCK	12,500	1,881,251
DAIWA HOUSE INDUSTRY CO LTD	COMMON STOCK	94,800	2,591,420
DAIWA SECURITIES GROUP INC	COMMON STOCK	290,000	1,785,154
DAIWABO HOLDINGS CO LTD	COMMON STOCK	65,000	159,222
DANIELI + CO	COMMON STOCK EUR1.	6,866	139,768

DANISH KRONE	FOREIGN CURRENCY	350,029	49,653
DANONE	COMMON STOCK EUR.25	99,675	6,321,547
DANSKE BANK A/S	COMMON STOCK DKK10.	117,617	3,573,783
DARWIN PRECISIONS CORP	COMMON STOCK TWD10.0	311,006	122,887
DASSAULT SYSTEMES SA	COMMON STOCK EUR.5	25,394	1,938,392
DATATEC LTD	COMMON STOCK ZAR.01	44,836	162,276
DAVIDE CAMPARI MILANO SPA	COMMON STOCK EUR.1	59,542	583,162
DBS GROUP HOLDINGS LTD	COMMON STOCK	251,089	3,002,832
DCC PLC	COMMON STOCK EUR.25	15,925	1,183,654
DE LONGHI SPA	COMMON STOCK EUR1.5	15,505	368,946
DEA CAPITAL SPA	COMMON STOCK EUR1.0	108,840	137,526
DEBENHAMS PLC	COMMON STOCK GBP.0001	210,378	148,805
DELTA ELECTRONICS INC	COMMON STOCK TWD10.	328,794	1,611,476
DELTA LLOYD NV	COMMON STOCK EUR.2	94,966	532,222
DENA CO LTD	COMMON STOCK	17,600	384,187
DENISON MINES CORP	COMMON STOCK	153,548	80,149
DENKA CO LTD	COMMON STOCK	92,000	405,835
DENKI KOGYO CO LTD	COMMON STOCK	24,000	117,651
DENSO CORP	COMMON STOCK	81,400	3,523,628
DENTSU INC	COMMON STOCK	37,900	1,788,945
DERICHEBOURG	COMMON STOCK EUR.25	40,413	179,053
DERWENT LONDON PLC	REIT GBP.05	20,629	705,758
DESCENTE LTD	COMMON STOCK	23,000	264,744
DETOUR GOLD CORP	COMMON STOCK	38,000	518,266
DEUTSCHE BANK AG REGISTERED	COMMON STOCK	215,008	3,898,719
DEUTSCHE BETEILIGUNGS AG	COMMON STOCK	8,222	266,783
DEUTSCHE BOERSE AG TENDER	COMMON STOCK	33,551	2,738,790
DEUTSCHE LUFTHANSA REG	COMMON STOCK	43,459	562,669
DEUTSCHE POST AG REG	COMMON STOCK	164,324	5,406,873
DEUTSCHE TELEKOM AG REG	COMMON STOCK	521,101	8,970,180
DEUTSCHE WOHNEN AG BR	COMMON STOCK	58,403	1,835,124
DEXUS PROPERTY GROUP	REIT	183,927	1,284,613
DFDS A/S	COMMON STOCK DKK20.0	8,295	378,927
DGB FINANCIAL GROUP INC	COMMON STOCK KRW5000.	37,354	301,807
DH CORP	COMMON STOCK	20,600	342,245
DIAGEO PLC	COMMON STOCK GBP.2893518	420,861	10,916,845
DIALOG SEMICONDUCTOR PLC	COMMON STOCK GBP.001	14,220	600,865
DIASORIN SPA	COMMON STOCK EUR1.0	5,805	344,332
DIC ASSET AG	COMMON STOCK	27,197	260,742
DIC CORP	COMMON STOCK	15,500	470,219
DIGI.COM BHD	COMMON STOCK MYR.01	619,200	666,865
DIGITAL CHINA HOLDINGS LTD	COMMON STOCK HKD.1	319,000	241,174
DIGNITY PLC	COMMON STOCK GBP.123357	11,086	338,059
DIP CORP	COMMON STOCK	11,500	237,976
DIRECT LINE INSURANCE GROUP	COMMON STOCK GBP.1090909	237,600	1,080,416
DISCO CORP	COMMON STOCK	4,500	544,391
DISCOVERY LTD	COMMON STOCK ZAR.001	50,951	426,338
DISTRIBUIDORA INTERNACIONAL	COMMON STOCK EUR.1	110,807	545,013
DIXONS CARPHONE PLC	COMMON STOCK GBP.001	178,073	778,370
DMG MORI AG	COMMON STOCK	12,843	583,491
DMG MORI CO LTD	COMMON STOCK	23,300	282,443
DNB ASA	COMMON STOCK NOK10.0	189,413	2,825,956
DNO ASA	COMMON STOCK NOK.25	166,621	163,888
DOGUS OTOMOTIV SERVIS VE TIC	COMMON STOCK TRY1.	50,608	126,276
DOHA BANK QSC	COMMON STOCK QAR10.	44,834	429,637
DOLLARAMA INC	COMMON STOCK	21,300	1,562,577
DOMINO S PIZZA GROUP PLC	COMMON STOCK GBP.005208	110,952	493,115
DON QUIJOTE HOLDINGS CO LTD	COMMON STOCK	20,600	762,579
DONG A SOCIO HOLDINGS CO LTD	COMMON STOCK KRW5000.	1,125	145,743
DONG A ST CO LTD	COMMON STOCK KRW5000.0	1,511	131,731
DONGBU HITEK CO LTD	COMMON STOCK KRW5000.	15,500	203,714
DONGBU INSURANCE CO LTD	COMMON STOCK KRW500.	8,920	461,193
DONGFENG MOTOR GRP CO LTD H	COMMON STOCK CNY1.0	516,000	502,096
DONGJIANG ENVIRONMENTAL H	COMMON STOCK CNY1.0	80,000	139,031
DONGKUK STEEL MILL CO LTD	COMMON STOCK KRW5000.	26,814	243,736
DONGWON INDUSTRIES CO.	COMMON STOCK KRW5000.	1,086	326,483
DOOSAN HEAVY INDUSTRIES	COMMON STOCK KRW5000.0	13,159	295,403
DOOSAN INFRACORE CO LTD	COMMON STOCK KRW5000.	33,720	244,863
DORMAKABA HOLDING AG	COMMON STOCK CHF.1	625	465,573
DOSHISHA CO LTD	COMMON STOCK	6,100	109,648
DOUBLEDRAGON PROPERTIES CORP	COMMON STOCK PHP.1	336,300	259,599
DOWA HOLDINGS CO LTD	COMMON STOCK	54,150	413,918
DOWNER EDI LTD	COMMON STOCK	94,197	414,029
DP WORLD LTD	COMMON STOCK USD2.0	37,652	659,287
DRAEGERWERK AG	COMMON STOCK	1,363	93,406
DRAEGERWERK AG PREF	PREFERENCE	2,292	191,826
DRAX GROUP PLC	COMMON STOCK GBP.1155172	111,618	520,475
DS SMITH PLC	COMMON STOCK GBP.1	172,177	865,967
DSV A/S	COMMON STOCK DKK1.	37,890	1,688,766

DTS CORP	COMMON STOCK	10,600	225,942
DUERR AG	COMMON STOCK	5,231	420,545
DUET GROUP	STAPLED SECURITY	377,264	748,061
DUFRY AG REG	COMMON STOCK CHF5.0	8,286	1,035,156
DULUXGROUP LTD	COMMON STOCK	79,253	357,225
DUNELM GROUP PLC	COMMON STOCK GBP.01	26,264	260,887
DUNLOP SPORTS CO LTD	COMMON STOCK	19,200	169,898
DURATEX SA	COMMON STOCK	82,014	170,902
DYNASTY FINE WINES GROUP LTD	COMMON STOCK HKD.1	376,000	69,835
E MART INC	COMMON STOCK KRW5000.0	3,834	580,075
E.ON SE	COMMON STOCK	340,934	2,382,686
E.SUN FINANCIAL HOLDING CO	COMMON STOCK TWD10.	1,406,780	801,351
EAST JAPAN RAILWAY CO	COMMON STOCK	52,800	4,564,019
EASYJET PLC	COMMON STOCK GBP.2728571	25,452	315,638
EBARA CORP	COMMON STOCK	15,400	438,425
ECLAT TEXTILE COMPANY LTD	COMMON STOCK TWD10.	50,126	520,828
ECN CAPITAL CORP	COMMON STOCK	72,800	179,143
ECOPETROL SA SPONSORED ADR	ADR	57,800	523,090
EDENRED	COMMON STOCK EUR2.	38,175	758,051
EDF	COMMON STOCK EUR.5	48,415	492,933
EDION CORP	COMMON STOCK	8,700	81,692
EDP ENERGIAS DO BRASIL SA	COMMON STOCK	108,587	445,686
EDP ENERGIAS DE PORTUGAL SA	COMMON STOCK EUR1.	351,412	1,072,298
EFG INTERNATIONAL AG	COMMON STOCK CHF.5	20,267	122,814
EGYPTIAN POUND	FOREIGN CURRENCY	2,398,429	132,291
EI GROUP PLC	COMMON STOCK GBP.025	98,416	147,736
EI TOWERS SPA	COMMON STOCK EUR.1	4,955	267,498
EIFFAGE	COMMON STOCK EUR4.	10,495	733,189
EISAI CO LTD	COMMON STOCK	43,300	2,480,348
EIZO CORP	COMMON STOCK	6,300	187,660
ELAN MICROELECTRONICS CORP	COMMON STOCK TWD10.	247,220	265,089
ELBIT SYSTEMS LTD	COMMON STOCK ILS1.	5,030	508,418
ELDORADO GOLD CORP	COMMON STOCK	153,895	495,751
ELECTRIC POWER DEVELOPMENT C	COMMON STOCK	25,400	584,849
ELECTROCOMPONENTS PLC	COMMON STOCK GBP.1	121,954	717,876
ELECTROLUX AB SER B	COMMON STOCK SEK5.0	41,605	1,035,955
ELEKTA AB B SHS	COMMON STOCK SEK.5	70,253	622,429
ELEMENT FLEET MANAGEMENT COR	COMMON STOCK	72,800	676,401
ELEMENTIS PLC	COMMON STOCK GBP.05	112,315	384,002
ELETROPAULO METROPOLI PREF	PREFERENCE	77,677	267,978
ELIA SYSTEM OPERATOR SA/NV	COMMON STOCK	11,252	589,589
ELISA OYJ	COMMON STOCK	26,646	867,671
ELITE SEMICONDUCTOR MEMORY	COMMON STOCK TWD10.	168,000	171,594
EMAAR PROPERTIES PJSC	COMMON STOCK AED1.0	693,397	1,342,581
EMBRAER SA	COMMON STOCK	113,370	546,272
EMIRATES TELECOM GROUP CO	COMMON STOCK AED1.0	373,305	1,908,799
EMMI AG REG	COMMON STOCK CHF10.0	560	339,735
EMPEROR INTL HLDG LTD	COMMON STOCK HKD.01	630,000	142,791
EMPIRE CO LTD A	COMMON STOCK	32,400	379,798
EMPRESAS CMPC SA	COMMON STOCK	198,577	403,537
EMPRESAS COPEC SA	COMMON STOCK	87,230	835,984
EMS CHEMIE HOLDING AG REG	COMMON STOCK CHF.01	1,584	806,369
ENAGAS SA	COMMON STOCK EUR1.5	37,461	952,598
ENBRIDGE INC	COMMON STOCK	150,140	6,325,573
ENCANA CORP	COMMON STOCK	159,192	1,870,822
ENCE ENERGIA Y CELULOSA SA	COMMON STOCK EUR.9	59,529	157,099
ENDESA SA	COMMON STOCK EUR1.2	54,880	1,164,365
ENEL AMERICAS SA ADR	ADR	116,349	955,225
ENEL CHILE SA	ADR	65,638	298,653
ENEL GENERACION CHILE SA ADR	ADR	22,088	429,391
ENEL SPA	COMMON STOCK EUR1.	1,311,676	5,783,703
ENERFLEX LTD	COMMON STOCK	26,804	340,784
ENERGY WORLD CORP LTD	COMMON STOCK	532,565	99,633
ENERPLUS CORP	COMMON STOCK	66,200	628,901
ENGIE	COMMON STOCK EUR1.0	241,518	3,083,001
ENGIE BRASIL ENERGIA SA	COMMON STOCK	38,300	410,714
ENI SPA	COMMON STOCK	404,107	6,564,880
ENN ENERGY HOLDINGS LTD	COMMON STOCK HKD.1	142,000	581,785
ENPLAS CORP	COMMON STOCK	3,600	105,889
ENQUEST PLC	COMMON STOCK GBP.05	412,383	212,868
ENSIGN ENERGY SERVICES INC	COMMON STOCK	29,200	204,240
EO TECHNICS CO LTD	COMMON STOCK KRW500.	2,377	176,343
EPISTAR CORP	COMMON STOCK TWD10.	219,524	156,254
EPS HOLDINGS INC	COMMON STOCK	10,400	121,268
EQUATORIAL ENERGIA SA ORD	COMMON STOCK	64,000	1,066,608
EREGLI DEMIR VE CELIK FABRIK	COMMON STOCK TRY1.	335,700	489,323
ERG SPA	COMMON STOCK EUR.1	16,830	180,932
ERICSSON LM B SHS	COMMON STOCK SEK5.0	502,069	2,935,233
ERSTE GROUP BANK AG	COMMON STOCK	47,832	1,403,250

ESPRIT HOLDINGS LTD	COMMON STOCK HKD.1	347,929	271,493
ESSENTRA PLC	COMMON STOCK GBP.25	46,646	264,872
ESSILOR INTERNATIONAL	COMMON STOCK EUR.18	35,198	3,984,438
ESTACIO PARTICIPACOES SA	COMMON STOCK	66,100	319,281
ETERNAL MATERIALS CO LTD	COMMON STOCK TWD10.0	192,633	196,884
EURAZEO	COMMON STOCK	7,800	457,165
EURO CURRENCY	FOREIGN CURRENCY	497,043	524,256
EUROBANK ERGASIAS SA	COMMON STOCK EUR.3	331,485	225,064
EUROFINS SCIENTIFIC	COMMON STOCK EUR.1	1,769	755,131
EURONAV NV	COMMON STOCK	20,251	161,454
EUTELSAT COMMUNICATIONS	COMMON STOCK EUR1.	31,794	616,702
EVA AIRWAYS CORP	COMMON STOCK TWD10.	520,959	235,411
EVERGREEN MARINE CORP LTD	COMMON STOCK TWD10.	335,484	115,198
EVERLIGHT ELECTRONICS CO LTD	COMMON STOCK TWD10.0	146,845	209,789
EVOLUTION GAMING GROUP	COMMON STOCK EUR.015	8,708	248,459
EVOLUTION MINING LTD	COMMON STOCK	278,420	411,089
EVONIK INDUSTRIES AG	COMMON STOCK	25,898	772,648
EVS BROADCAST EQUIPMENT S.A.	COMMON STOCK	3,595	125,868
EXOR NV	COMMON STOCK	17,850	771,340
EXPERIAN PLC	COMMON STOCK USD.1	160,622	3,117,228
EXTENDICARE INC	COMMON STOCK	14,700	108,300
EXXARO RESOURCES LTD	COMMON STOCK ZAR.01	34,819	226,714
EZAKI GLICO CO LTD	COMMON STOCK	8,200	384,990
EZDAN HOLDING GROUP	COMMON STOCK QAR10.0	113,223	469,502
F SECURE OYJ	COMMON STOCK	48,898	179,450
FABEGE AB	COMMON STOCK SEK30.82	26,409	432,253
FAES FARMA SA	COMMON STOCK EUR.1	88,034	311,900
FAES FARMA SA	RIGHT	88,034	8,450
FAGRON	COMMON STOCK	9,013	92,134
FAIRFAX FINANCIAL HLDGS LTD	COMMON STOCK	3,800	1,837,590
FAIRFAX MEDIA LTD	COMMON STOCK	514,424	330,563
FAIVELEY TRANSPORT	COMMON STOCK EUR1.0	1,896	200,281
FAMILYMART UNY HOLDINGS CO L	COMMON STOCK	15,400	1,025,229
FANUC CORP	COMMON STOCK	30,900	5,235,962
FAR EAST HORIZON LTD	COMMON STOCK	334,000	285,231
FAR EASTERN DEPARTMENT STORE	COMMON STOCK TWD10.	296,670	147,019
FAR EASTERN NEW CENTURY CORP	COMMON STOCK TWD10.	554,461	415,239
FAR EASTONE TELECOMM CO LTD	COMMON STOCK TWD10.	315,000	708,124
FARADAY TECHNOLOGY CORP	COMMON STOCK TWD10.	117,396	110,279
FAST RETAILING CO LTD	COMMON STOCK	9,000	3,217,598
FEDERAL GRID CO UNIFIED ENER	COMMON STOCK RUB.5	48,188,087	160,418
FENG TAY ENTERPRISE CO LTD	COMMON STOCK TWD10.	138,880	516,238
FENNER PLC	COMMON STOCK GBP.25	60,108	174,947
FERRARI NV	COMMON STOCK EUR.01	20,686	1,205,846
FERROVIAL SA	COMMON STOCK EUR.2	83,444	1,495,325
FFRI INC	COMMON STOCK	1,000	34,315
FIAT CHRYSLER AUTOMOBILES NV	COMMON STOCK EUR.01	151,026	1,374,541
FIBRA UNO ADMINISTRACION SA	REIT	546,600	840,535
FIBRIA CELULOSE SA	COMMON STOCK	21,478	206,294
FIBRIA CELULOSE SA SPON ADR	ADR	27,559	264,842
FIELDS CORP	COMMON STOCK	5,500	63,895
FILA KOREA LTD	COMMON STOCK KRW5000.	2,770	161,437
FINANCIAL PRODUCTS GROUP CO	COMMON STOCK	36,000	312,062
FINGERPRINT CARDS AB B	COMMON STOCK SEK.04	52,500	363,151
FINNING INTERNATIONAL INC	COMMON STOCK	32,600	639,092
FIRICH ENTERPRISES CO LTD	COMMON STOCK TWD10.	102,332	190,598
FIRST FINANCIAL HOLDING CO	COMMON STOCK TWD10.	1,527,750	814,114
FIRST GEN CORPORATION	COMMON STOCK PHP1.	803,291	356,140
FIRST MAJESTIC SILVER CORP	COMMON STOCK	40,700	311,384
FIRST PACIFIC CO	COMMON STOCK USD.01	573,000	400,282
FIRST QUANTUM MINERALS LTD	COMMON STOCK	124,876	1,243,126
FIRST TRACTOR CO H	COMMON STOCK CNY1.0	192,000	107,348
FIRSTGROUP PLC	COMMON STOCK GBP.05	226,222	288,972
FIRSTRAND LTD	COMMON STOCK ZAR.01	539,157	2,082,248
FISCHER (GEORG) REG	COMMON STOCK CHF1.0	847	694,874
FISHER + PAYKEL HEALTHCARE C	COMMON STOCK	152,674	904,474
FLETCHER BUILDING LTD	COMMON STOCK	119,169	878,619
FLSMIDTH + CO A/S	COMMON STOCK DKK20.	10,327	428,864
FLUGHAFEN ZUERICH AG REG	COMMON STOCK CHF10.0	4,235	787,254
FOMENTO ECONOMICO MEXICA UBD	UNIT	338,300	2,591,091
FONCIERE DES REGIONS	REIT EUR3.0	6,916	604,453
FORBO HOLDING AG REG	COMMON STOCK CHF.1	287	370,835
FORMOSA CHEMICALS + FIBRE	COMMON STOCK TWD10.0	575,582	1,713,452
FORMOSA PETROCHEMICAL CORP	COMMON STOCK TWD10.0	271,920	941,149
FORMOSA PLASTICS CORP	COMMON STOCK TWD10.0	713,528	1,968,829
FORMOSA TAFFETA CO.	COMMON STOCK TWD10.	209,319	191,452
FORTESCUE METALS GROUP LTD	COMMON STOCK	297,859	1,262,061
FORTIS INC	COMMON STOCK	49,700	1,536,529
FORTRESS INCOME FUND LTD	REIT	108,427	255,013

FORTRESS INCOME FUND LTD A	REIT	450,352	548,073
FORTUM OYJ	COMMON STOCK EUR3.4	71,235	1,092,476
FOSTER ELECTRIC CO LTD	COMMON STOCK	10,200	192,915
FOSUN INTERNATIONAL LTD	COMMON STOCK	375,198	525,637
FOXCONN TECHNOLOGY CO LTD	COMMON STOCK TWD10.	163,496	428,840
FRANCE BED HOLDINGS CO LTD	COMMON STOCK	17,500	139,205
FRANCO NEVADA CORP	COMMON STOCK	30,100	1,801,893
FRAPORT AG FRANKFURT AIRPORT	COMMON STOCK	8,536	505,182
FRASERS COMMERCIAL TRUST	REIT	455,121	395,957
FREEMAN FINTECH CORP LTD	COMMON STOCK HKD.001	2,520,000	160,506
FREENET AG	COMMON STOCK	22,862	645,708
FRESENIUS MEDICAL CARE AG +	COMMON STOCK	37,436	3,180,268
FRESENIUS SE + CO KGAA	COMMON STOCK	64,419	5,042,073
FRESNILLO PLC	COMMON STOCK USD.5	39,814	592,814
FRONTIER REAL ESTATE INVEST	REIT	83	355,430
FTSE 100 IDX FUT MAR17	IFLL 20170317	530	113,457
FUBON FINANCIAL HOLDING CO	COMMON STOCK TWD10.	1,146,938	1,817,028
FUCHS PETROLUB SE PREF	PREFERENCE	13,808	580,968
FUGRO NV CVA	DUTCH CERT EUR.05	14,150	216,987
FUJI CO LTD	COMMON STOCK	10,000	208,240
FUJI ELECTRIC CO LTD	COMMON STOCK	109,000	565,086
FUJI OIL HOLDINGS INC	COMMON STOCK	13,700	269,429
FUJI SOFT INC	COMMON STOCK	7,300	172,276
FUJICCO CO LTD	COMMON STOCK	3,200	66,156
FUJIFILM HOLDINGS CORP	COMMON STOCK	76,500	2,904,528
FUJIKURA LTD	COMMON STOCK	84,000	456,061
FUJITEC CO LTD	COMMON STOCK	25,000	293,083
FUJITSU GENERAL LTD	COMMON STOCK	16,000	339,366
FUJITSU LTD	COMMON STOCK	303,000	1,681,856
FUJIYA CO LTD	COMMON STOCK	17,000	31,171
FUKUOKA FINANCIAL GROUP INC	COMMON STOCK	143,000	634,350
FUKUYAMA TRANSPORTING CO LTD	COMMON STOCK	22,000	124,770
FULLSHARE HOLDINGS LTD	COMMON STOCK HKD.01	1,037,500	483,049
FURUKAWA ELECTRIC CO LTD	COMMON STOCK	11,900	348,397
FUTABA INDUSTRIAL CO LTD	COMMON STOCK	38,800	226,720
FUTURE CORP	COMMON STOCK	12,600	78,094
FUTURE LAND HOLDINGS CO A	COMMON STOCK CNY1.0	363,168	617,748
FUYAO GLASS INDUSTRY GROUP H	COMMON STOCK CNY1.0	98,000	301,596
G RESOURCES GROUP LTD	COMMON STOCK HKD.01	6,087,859	111,413
G STEEL PCL FOREIGN	FOREIGN SH. THB5.0 A	202,800	1,925
G.U.D. HOLDINGS LTD	COMMON STOCK	43,205	326,704
G4S PLC	COMMON STOCK GBP.25	271,031	786,412
GAEC EDUCACAO SA	COMMON STOCK	40,503	169,146
GAFISA SA	COMMON STOCK	135,154	75,284
GALAPAGOS NV	COMMON STOCK	6,439	412,586
GALAXY ENTERTAINMENT GROUP L	COMMON STOCK	402,000	1,729,772
GALENICA AG REG	COMMON STOCK CHF.1	631	711,842
GALP ENERGIA SGPS SA	COMMON STOCK EUR1.	65,876	981,205
GAM HOLDING AG	COMMON STOCK CHF.05	40,542	470,462
GAMESA CORP TECNOLOGICA SA	COMMON STOCK EUR.17	46,936	953,537
GAMUDA BHD	COMMON STOCK MYR1.	406,751	433,044
GAS NATURAL SDG SA	COMMON STOCK EUR1.	51,734	976,535
GAZPROM PAO SPON ADR	ADR	15,921	80,279
GAZPROM PAO SPON ADR	ADR	983,994	5,008,529
GCL POLY ENERGY HOLDINGS LTD	COMMON STOCK HKD.1	2,017,000	241,004
GEA GROUP AG	COMMON STOCK	32,833	1,318,683
GEBERIT AG REG	COMMON STOCK CHF.1	5,995	2,403,759
GECINA SA	REIT EUR7.5	6,188	857,216
GEELY AUTOMOBILE HOLDINGS LT	COMMON STOCK HKD.02	980,000	932,088
GEMALTO	COMMON STOCK EUR1.0	14,264	826,269
GENMAB A/S	COMMON STOCK DKK1.	10,741	1,783,645
GENTING BHD	COMMON STOCK MYR.1	345,500	615,443
GENTING MALAYSIA BHD	COMMON STOCK MYR.1	558,250	569,165
GENTING PLANTATIONS BHD	COMMON STOCK MYR.5	160,100	384,683
GENTING SINGAPORE PLC	COMMON STOCK USD.1	993,399	618,886
GENUS PLC	COMMON STOCK GBP.1	15,281	338,872
GEO HOLDINGS CORP	COMMON STOCK	14,900	173,738
GERDAU SA PREF	PREFERENCE	149,704	471,414
GERRESHEIMER AG	COMMON STOCK	10,722	797,388
GERRY WEBER INTL AG	COMMON STOCK	9,002	104,103
GETAC TECHNOLOGY CORP	COMMON STOCK TWD10.	353,000	413,580
GETINGE AB B SHS	COMMON STOCK SEK.5	37,645	604,704
GF SECURITIES CO LTD H	COMMON STOCK CNY1.0	251,800	525,693
GIANT MANUFACTURING	COMMON STOCK TWD10.	64,000	362,669
GIBSON ENERGY INC	COMMON STOCK	24,900	352,412
GILDAN ACTIVEWEAR INC	COMMON STOCK	43,000	1,093,076
GIORDANO INTERNATIONAL LTD	COMMON STOCK HKD.05	576,000	309,950
GIVAUDAN REG	COMMON STOCK CHF10.0	1,588	2,914,848
GJENSIDIGE FORSIKRING ASA	COMMON STOCK NOK2.	37,126	590,955

GKN PLC	COMMON STOCK GBP.1	286,433	1,169,916
GLANBIA PLC	COMMON STOCK EUR.06	32,998	549,162
GLAXOSMITHKLINE PLC	COMMON STOCK GBP.25	812,254	15,552,648
GLENCORE PLC	COMMON STOCK USD.01	2,070,366	6,977,045
GLOBAL LOGISTIC PROPERTIES L	COMMON STOCK	494,000	750,160
GLOBAL UNICHIP CORP	COMMON STOCK TWD10.	104,079	252,619
GLOBE TELECOM INC	COMMON STOCK PHP50.	15,121	459,422
GLOBE TRADE CENTRE SA	COMMON STOCK PLN.1	124,872	245,299
GLORY LTD	COMMON STOCK	13,300	419,947
GLOW ENERGY PCL FOREIGN	FOREIGN SH. THB10.0 A	212,000	467,684
GLP J REIT	REIT	407	469,776
GMO INTERNET INC	COMMON STOCK	23,400	298,303
GMO PAYMENT GATEWAY INC	COMMON STOCK	5,500	244,826
GN STORE NORD A/S	COMMON STOCK DKK4.	37,046	768,679
GO AHEAD GROUP PLC	COMMON STOCK GBP.1	8,330	229,270
GOLD FIELDS LTD	COMMON STOCK ZAR.5	138,706	424,612
GOLDCORP INC	COMMON STOCK	145,268	1,980,164
GOLDCREST CO LTD	COMMON STOCK	5,980	107,651
GOLDEN AGRI RESOURCES LTD	COMMON STOCK USD.025	1,124,287	332,855
GOLDEN EAGLE RETAIL GROUP	COMMON STOCK HKD.1	252,000	358,751
GOLDEN MEDITECH HOLDINGS LTD	COMMON STOCK	1,358,113	181,812
GOLDWIN INC	COMMON STOCK	3,000	133,865
GOME ELECTRICAL APPLIANCES	COMMON STOCK HKD.025	1,877,944	226,890
GOOD RESOURCES HOLDINGS LTD	COMMON STOCK HKD.1	520,000	32,149
GOODMAN GROUP	REIT	355,152	1,838,497
GOODMAN PROPERTY TRUST	REIT	429,903	365,561
GPT GROUP	REIT NPV	330,772	1,203,520
GRAFTON GROUP PLC UTS	UNIT EUR.05	42,543	288,650
GRAINCORP LTD A	COMMON STOCK	43,477	300,496
GRAINGER PLC	COMMON STOCK GBP.05	112,235	329,735
GRAND CITY PROPERTIES	COMMON STOCK EUR.1	22,527	409,949
GREAT PORTLAND ESTATES PLC	REIT GBP.125	69,635	574,183
GREAT WALL MOTOR COMPANY H	COMMON STOCK CNY1.0	571,500	530,087
GREAT WEST LIFECO INC	COMMON STOCK	53,518	1,403,548
GREE INC	COMMON STOCK	23,800	125,712
GREENCORE GROUP PLC	COMMON STOCK GBP.01	176,722	538,706
GREENE KING PLC	COMMON STOCK GBP.125	56,168	484,020
GREENLAND HONG KONG HOLDINGS	COMMON STOCK HKD.5	427,150	105,938
GRIFOLS SA	COMMON STOCK EUR.25	53,524	1,065,590
GRIVALIA PROPERTIES REIC	REIT EUR2.13	21,072	170,240
GROUPE BRUXELLES LAMBERT SA	COMMON STOCK	13,143	1,104,840
GROUPE EUROTUNNEL SE REGR	COMMON STOCK EUR.4	84,398	802,832
GROUPE FNAC	COMMON STOCK EUR50.0	4,074	275,986
GROWTHPOINT PROPERTIES LTD	REIT	468,771	891,097
GRUPO AEROPORT DEL PACIFIC B	COMMON STOCK	98,500	814,717
GRUPO AEROPORT DEL SURESTE B	COMMON STOCK	41,800	605,467
GRUPO BIMBO SAB SERIES A	COMMON STOCK	317,400	722,264
GRUPO CARSO SAB DE CV SER A1	COMMON STOCK	146,861	594,316
GRUPO CATALANA OCCIDENTE SA	COMMON STOCK EUR.3	13,661	448,081
GRUPO FIN SANTANDER B	COMMON STOCK MXN3.780783	436,600	631,752
GRUPO FINANCIERO BANORTE O	COMMON STOCK MXN3.5	514,436	2,549,519
GRUPO FINANCIERO GALICIA B	COMMON STOCK ARS1.	8	22
GRUPO FINANCIERO INBURSA O	COMMON STOCK MXN.4137108	564,200	860,479
GRUPO MEXICO SAB DE CV SER B	COMMON STOCK	592,009	1,617,561
GRUPO TELEVISA SAB SER CPO	UNIT	478,600	2,008,580
GS ENGINEERING + CONSTRUCT	COMMON STOCK KRW5000.	12,042	263,466
GS HOLDINGS	COMMON STOCK KRW5000.	10,571	471,791
GS HOME SHOPPING INC	COMMON STOCK KRW5000.	1,575	223,447
GS YUASA CORP	COMMON STOCK	58,000	241,160
GUANGDONG INVESTMENT LTD	COMMON STOCK	638,000	837,493
GUANGDONG LAND HOLDINGS LTD	COMMON STOCK HKD.1	724,000	163,827
GUANGZHOU AUTOMOBILE GROUP H	COMMON STOCK CNY1.0	542,722	649,620
GUANGZHOU R+F PROPERTIES H	COMMON STOCK CNY.25	246,000	297,322
GUDANG GARAM TBK PT	COMMON STOCK IDR500.	132,000	625,044
GUNMA BANK LTD/THE	COMMON STOCK	68,000	371,965
GUNNEBO AB	COMMON STOCK SEK5.0	37,998	161,434
GUOTAI JUNAN INTERNATIONAL	COMMON STOCK	752,000	230,447
GURUNAVI INC	COMMON STOCK	4,500	89,108
GUYANA GOLDFIELDS INC	COMMON STOCK	57,400	261,950
GVC HOLDINGS PLC	COMMON STOCK EUR.01	47,702	378,274
GWANGJUSHINSEGAE CO LTD	COMMON STOCK KRW5000.	705	145,056
H I S CO LTD	COMMON STOCK	9,800	256,555
H+R REAL ESTATE INV REIT UTS	REIT	33,000	550,472
H2O RETAILING CORP	COMMON STOCK	17,300	264,000
HACHIJUNI BANK LTD/THE	COMMON STOCK	76,000	440,370
HACI OMER SABANCI HOLDING	COMMON STOCK TRY1.	173,281	450,942
HAIER ELECTRONICS GROUP CO	COMMON STOCK HKD.1	234,000	367,476
HAITIAN INTERNATIONAL HLDGS	COMMON STOCK HKD.1	172,000	335,334
HAITONG SECURITIES CO LTD H	COMMON STOCK CNY1.0	575,200	982,094

HAKUHODO DY HOLDINGS INC	COMMON STOCK	44,500	548,076
HALFORDS GROUP PLC	COMMON STOCK GBP.01	39,621	178,814
HALLA HOLDINGS CORP	COMMON STOCK KRW5000.0	3,739	187,387
HALMA PLC	COMMON STOCK GBP.1	64,195	709,411
HAMAMATSU PHOTONICS KK	COMMON STOCK	25,800	678,174
HAMBURGER HAFEN UND LOGISTIK	COMMON STOCK	13,527	252,097
HAMMERSON PLC	REIT GBP.25	143,287	1,012,211
HANA FINANCIAL GROUP	COMMON STOCK KRW5000.	50,190	1,295,644
HANERGY THIN FILM POWER GROU	COMMON STOCK HKD.0025	2,242,000	2,892
HANG LUNG PROPERTIES LTD	COMMON STOCK	397,500	832,444
HANG SENG BANK LTD	COMMON STOCK	123,700	2,293,014
HANG SENG IDX FUT JAN17	XHKF 20170126	450	24,333
HANJIN HEAVY INDUS + CONST	COMMON STOCK KRW5000.	30,036	83,471
HANJIN KAL CORP	COMMON STOCK KRW2500.0	11,464	145,590
HANKOOK TIRE CO LTD	COMMON STOCK KRW500.0	15,481	742,874
HANKOOK TIRE WORLDWIDE CO LT	COMMON STOCK KRW500.	11,008	188,977
HANKYU HANSHIN HOLDINGS INC	COMMON STOCK	41,000	1,316,010
HANKYU REIT INC	REIT	238	298,244
HANMI PHARM CO LTD	COMMON STOCK KRW2500.	1,283	323,625
HANMI SCIENCE CO LTD	COMMON STOCK KRW500.	2,411	121,706
HANNOVER RUECK SE	COMMON STOCK	11,718	1,271,127
HANNSTAR DISPLAY CORP	COMMON STOCK TWD10.	799,703	193,053
HANON SYSTEMS	COMMON STOCK KRW100.0	46,000	392,283
HANSSEM CO LTD	COMMON STOCK KRW1000.	3,290	538,589
HANWHA CHEMICAL CORP	COMMON STOCK KRW5000.	22,445	457,640
HANWHA CORPORATION	COMMON STOCK KRW5000.0	9,450	273,874
HANWHA LIFE INSURANCE CO LTD	COMMON STOCK KRW5000.	48,840	263,715
HANWHA TECHWIN CO LTD	COMMON STOCK KRW5000.0	8,849	317,645
HARBIN ELECTRIC CO LTD H	COMMON STOCK CNY1.	224,000	104,198
HARGREAVES LANSDOWN PLC	COMMON STOCK GBP.004	43,596	652,489
HARMONY GOLD MINING CO LTD	COMMON STOCK ZAR.5	71,859	160,007
HARVEY NORMAN HOLDINGS LTD	COMMON STOCK	155,317	577,526
HASEKO CORP	COMMON STOCK	59,300	601,443
HAVAS SA	COMMON STOCK EUR.4	35,782	301,871
HAYS PLC	COMMON STOCK GBP.01	272,835	502,100
HEALTHSCOPE LTD	COMMON STOCK	260,559	430,655
HEIDELBERGCEMENT AG	COMMON STOCK	24,694	2,308,410
HEIDELBERGER DRUCKMASCHINEN	COMMON STOCK	105,019	280,448
HEINEKEN HOLDING NV	COMMON STOCK EUR1.6	20,847	1,452,511
HEINEKEN NV	COMMON STOCK EUR1.6	38,157	2,863,784
HELICAL PLC	COMMON STOCK GBP.01	39,088	142,358
HELIOPOLIS HOUSING	COMMON STOCK EGP.25	177,448	243,285
HELLENIC TELECOMMUN ORGANIZA	COMMON STOCK EUR2.83	53,479	503,670
HELVETIA HOLDING AG REG	COMMON STOCK CHF.1	1,256	677,968
HENDERSON GROUP PLC	COMMON STOCK GBP.125	189,149	548,555
HENDERSON LAND DEVELOPMENT	COMMON STOCK	224,466	1,185,146
HENGAN INTL GROUP CO LTD	COMMON STOCK HKD.1	130,500	956,986
HENGDELI HOLDINGS LTD	COMMON STOCK HKD.005	1,055,400	153,524
HENKEL AG + CO KGAA	COMMON STOCK	18,296	1,904,129
HENKEL AG + CO KGAA VORZUG	PREFERENCE	28,604	3,418,014
HENNES + MAURITZ AB B SHS	COMMON STOCK	156,656	4,361,185
HERMES INTERNATIONAL	COMMON STOCK	4,653	1,912,019
HEXAGON AB B SHS	COMMON STOCK EUR.22	52,613	1,881,616
HEXPOL AB	COMMON STOCK SEK.2	77,836	721,659
HIBERNIA REIT PLC	REIT EUR.1	414,593	539,912
HIBIYA ENGINEERING LTD	COMMON STOCK	9,300	131,918
HIKMA PHARMACEUTICALS PLC	COMMON STOCK GBP.1	26,533	617,080
HINO MOTORS LTD	COMMON STOCK	49,000	498,275
HIROSE ELECTRIC CO LTD	COMMON STOCK	6,000	743,493
HIROSHIMA BANK LTD/THE	COMMON STOCK	93,000	433,777
HISAMITSU PHARMACEUTICAL CO	COMMON STOCK	12,200	609,850
HISCOX LTD	COMMON STOCK GBP.065	56,213	705,675
HITACHI CHEMICAL CO LTD	COMMON STOCK	19,500	487,608
HITACHI CONSTRUCTION MACHINE	COMMON STOCK	20,200	437,010
HITACHI HIGH TECHNOLOGIES CO	COMMON STOCK	12,900	520,292
HITACHI LTD	COMMON STOCK	795,000	4,292,298
HITACHI METALS LTD	COMMON STOCK	38,000	514,552
HITACHI ZOSEN CORP	COMMON STOCK	33,100	173,155
HITEJINRO HOLDINGS CO LTD	COMMON STOCK KRW5000.	11,392	117,401
HIWIN TECHNOLOGIES CORP	COMMON STOCK TWD10.	33,588	153,397
HKC HOLDINGS LTD	COMMON STOCK HKD.25	160,171	78,402
HKT TRUST AND HKT LTD SS	STAPLED SECURITY HKD.0005	632,000	772,797
HLB INC	COMMON STOCK KRW500.	9,820	106,550
HM SAMPOERNA TBK PT	COMMON STOCK IDR4.0	1,662,500	472,668
HMC INVESTMENT SECURITIES CO	COMMON STOCK KRW5000.	17,520	137,689
HOKKAIDO ELECTRIC POWER CO	COMMON STOCK	32,200	251,703
HOKUETSU BANK LTD/THE	COMMON STOCK	5,000	113,129
HOKUHOKU FINANCIAL GROUP INC	COMMON STOCK	22,600	389,594
HOKURIKU ELECTRIC POWER CO	COMMON STOCK	32,800	367,775

HOKUTO CORP	COMMON STOCK	6,300	113,817
HOLMEN AB B SHARES	COMMON STOCK	10,444	375,140
HOME CAPITAL GROUP INC	COMMON STOCK	15,400	359,894
HON HAI PRECISION INDUSTRY	COMMON STOCK TWD10.	2,697,808	6,988,668
HONDA MOTOR CO LTD	COMMON STOCK	263,900	7,698,771
HONG KONG + CHINA GAS	COMMON STOCK	1,217,203	2,152,026
HONG KONG DOLLAR	FOREIGN CURRENCY	7,046,827	908,899
HONG KONG EXCHANGES + CLEAR	COMMON STOCK HKD1.0	189,363	4,456,853
HONG LEONG BANK BERHAD	COMMON STOCK MYR1.	120,686	362,545
HONG LEONG FINANCIAL GROUP	COMMON STOCK MYR1.	65,291	206,641
HONGKONG LAND HOLDINGS LTD	COMMON STOCK USD.1	97,000	612,147
HOPEWELL HIGHWAY INFRASTRUCT	COMMON STOCK HKD.1	266,650	139,529
HOPEWELL HOLDINGS LTD	COMMON STOCK	113,000	389,055
HOPSON DEVELOPMENT HOLDINGS	COMMON STOCK HKD.1	176,000	156,171
HOSHIZAKI CORP	COMMON STOCK	8,500	673,313
HOTAI MOTOR COMPANY LTD	COMMON STOCK TWD10.	47,000	536,609
HOTEL SHILLA CO LTD	COMMON STOCK KRW5000.0	6,450	256,675
HOWDEN JOINERY GROUP PLC	COMMON STOCK GBP.1	121,094	571,301
HOYA CORP	COMMON STOCK	71,200	2,990,258
HSBC HOLDINGS PLC	COMMON STOCK USD.5	3,244,518	26,303,139
HTC CORP	COMMON STOCK TWD10.0	122,077	296,796
HUA NAN FINANCIAL HOLDINGS C	COMMON STOCK TWD10.	962,717	484,493
HUABAO INTERNATIONAL HOLDING	COMMON STOCK HKD.1	525,000	222,228
HUADIAN ENERGY CO LTD B	COMMON STOCK CNY1.	766,400	383,172
HUANENG POWER INTL INC H	COMMON STOCK CNY1.0	754,000	498,365
HUATAI SECURITIES CO LTD H	COMMON STOCK	204,100	387,858
HUBER SUHNER AG REG	COMMON STOCK CHF.25	4,170	231,841
HUDACO INDUSTRIES LTD	COMMON STOCK ZAR.1	12,518	104,556
HUDBAY MINERALS INC	COMMON STOCK	59,100	338,457
HUGO BOSS AG ORD	COMMON STOCK	11,947	738,647
HUHTAMAKI OYJ	COMMON STOCK	19,400	721,643
HULIC CO LTD	COMMON STOCK	55,300	491,528
HUNG SHENG CONSTRUCTION LTD	COMMON STOCK TWD10.0	399,100	231,769
HUNGARIAN FORINT	FOREIGN CURRENCY	6,432,804	21,968
HUSKY ENERGY INC	COMMON STOCK	64,331	781,441
HUSQVARNA AB B SHS	COMMON STOCK SEK2.0	76,685	597,140
HUTCHISON PORT HOLDINGS TR U	UNIT	888,000	386,156
HUTCHISON TELECOMM HONG KONG	COMMON STOCK HKD.25	1,180,000	380,314
HYAKUGO BANK LTD/THE	COMMON STOCK	41,000	166,462
HYBRID KINETIC GROUP LTD	COMMON STOCK HKD.1	3,176,000	82,331
HYOSUNG CORPORATION	COMMON STOCK KRW5000.	4,463	536,772
HYPERMARCAS SA	COMMON STOCK	90,511	723,898
HYPROP INVESTMENTS LTD	REIT	46,710	399,191
HYSAN DEVELOPMENT CO	COMMON STOCK	123,173	507,882
HYUNDAI DEPT STORE CO	COMMON STOCK KRW5000.	3,293	296,858
HYUNDAI DEVELOPMENT CO ENGIN	COMMON STOCK KRW5000.	12,280	456,056
HYUNDAI ENGINEERING + CONST	COMMON STOCK KRW5000.	15,435	542,949
HYUNDAI GLOVIS CO LTD	COMMON STOCK KRW500.	3,609	460,613
HYUNDAI GREENFOOD CO LTD	COMMON STOCK KRW500.0	12,830	163,614
HYUNDAI HEAVY INDUSTRIES	COMMON STOCK KRW5000.	7,704	924,774
HYUNDAI MARINE + FIRE INS CO	COMMON STOCK KRW500.	14,250	370,984
HYUNDAI MIPO DOCKYARD	COMMON STOCK KRW5000.	3,549	196,908
HYUNDAI MOBIS CO LTD	COMMON STOCK KRW5000.	11,501	2,508,369
HYUNDAI MOTOR CO	COMMON STOCK KRW5000.	20,148	2,420,640
HYUNDAI MOTOR CO LTD 2ND PRF	PREFERENCE	7,360	602,141
HYUNDAI MOTOR CO LTD PRF	PREFERENCE	4,745	375,167
HYUNDAI STEEL CO	COMMON STOCK KRW5000.	14,560	683,358
HYUNDAI WIA CORP	COMMON STOCK KRW5000.	3,840	231,613
IAMGOLD CORP	COMMON STOCK	86,450	334,570
IBERDROLA SA	COMMON STOCK EUR.75	838,050	5,506,482
IBIDEN CO LTD	COMMON STOCK	21,900	294,444
IC GROUP A/S	COMMON STOCK DKK10.0	3,497	73,310
ICA GRUPPEN AB	COMMON STOCK SEK2.5	14,508	443,150
ICADE	REIT	7,641	546,250
ICHIBANYA CO LTD	COMMON STOCK	2,100	67,043
ICHIYOSHI SECURITIES CO LTD	COMMON STOCK	19,800	151,927
ICOM INC	COMMON STOCK	5,900	114,361
IDEC CORP	COMMON STOCK	14,800	138,301
IDEMITSU KOSAN CO LTD	COMMON STOCK	19,200	510,000
IDEX AS	COMMON STOCK NOK.15	170,968	138,848
IDOM INC	COMMON STOCK	33,000	181,909
IEI INTEGRATION CORP	COMMON STOCK TWD10.	233,097	322,120
IG GROUP HOLDINGS PLC	COMMON STOCK GBP.00005	63,055	384,319
IGB REAL ESTATE INVESTMENT T	REIT	674,200	241,978
IGM FINANCIAL INC	COMMON STOCK	19,400	552,612
IHH HEALTHCARE BHD	COMMON STOCK MYR1.0	526,200	744,855
IHI CORP	COMMON STOCK	245,000	636,533
IIDA GROUP HOLDINGS CO LTD	COMMON STOCK	36,000	682,944
IJM CORP BHD	COMMON STOCK MYR1.	444,480	317,008

ILIAD SA	COMMON STOCK	4,902	943,464
ILUKA RESOURCES LTD	COMMON STOCK	87,615	459,518
IMAGINATION TECH GROUP PLC	COMMON STOCK GBP.1	86,552	268,508
IMERYS SA	COMMON STOCK EUR2.	6,276	476,480
IMI PLC	COMMON STOCK GBP.2857	53,478	683,777
IMMOBILIARE GRANDE DISTRIBUZ	REIT	227,959	174,050
IMMOFINANZ AG	COMMON STOCK	207,187	404,901
IMPALA PLATINUM HOLDINGS LTD	COMMON STOCK ZAR.025	105,197	326,469
IMPERIAL BRANDS PLC	COMMON STOCK GBP.1	160,730	7,010,470
IMPERIAL HOLDINGS LTD	COMMON STOCK ZAR.04	35,255	467,770
IMPERIAL OIL LTD	COMMON STOCK	52,140	1,816,084
IMPLENIA AG REG	COMMON STOCK CHF1.02	4,282	316,977
INCHCAPE PLC	COMMON STOCK GBP.1	80,242	693,140
INCITEC PIVOT LTD	COMMON STOCK	298,851	775,429
IND + COMM BK OF CHINA H	COMMON STOCK CNY1.0	12,303,160	7,339,213
INDIVIOR PLC	COMMON STOCK USD.1	111,490	407,373
INDOCEMENT TUNGGAL PRAKARSA	COMMON STOCK IDR500.	357,500	407,995
INDOFOOD SUKSES MAKMUR TBK P	COMMON STOCK IDR100.	1,160,500	681,990
INDONESIAN RUPIAH	FOREIGN CURRENCY	4,809,663,738	356,999
INDRA SISTEMAS SA	COMMON STOCK EUR.2	24,396	267,777
INDUS HOLDING AG	COMMON STOCK	9,250	503,494
INDUSTRIA DE DISENO TEXTIL	COMMON STOCK EUR.03	178,524	6,104,373
INDUSTRIA MACCHINE AUTOMATIC	COMMON STOCK EUR.52	10,102	613,574
INDUSTRIAL + INFRASTRUCTURE	REIT	86	410,176
INDUSTRIAL ALLIANCE INSURANC	COMMON STOCK	20,100	800,223
INDUSTRIAL BANK OF KOREA	COMMON STOCK KRW5000.	52,910	555,404
INDUSTRIAS CH S.A.B. SER B	COMMON STOCK	52,400	336,989
INDUSTRIAS PENOLES SAB DE CV	COMMON STOCK	29,270	545,988
INDUSTRIES QATAR	COMMON STOCK QAR10.	15,575	502,327
INDUSTRIVARDEN AB C SHS	COMMON STOCK SEK2.5	30,377	567,732
INDUTRADE AB	COMMON STOCK SEK1.0	19,917	400,392
INES CORP	COMMON STOCK	16,800	175,101
INFICON HOLDING AG REG	COMMON STOCK CHF5.0	494	178,411
INFINEON TECHNOLOGIES AG	COMMON STOCK	196,085	3,405,294
INFO SERVICES INTL DENTSU	COMMON STOCK	7,800	119,442
INFORMA PLC	COMMON STOCK GBP.001	141,200	1,185,627
INFRATIL LTD	COMMON STOCK	289,599	555,771
ING GROEP NV	COMMON STOCK EUR.01	635,607	8,962,689
INGENICO GROUP	COMMON STOCK EUR1.0	9,547	763,790
INMARSAT PLC	COMMON STOCK EUR.0005	80,709	746,445
INMOBILIARIA COLONIAL SA	COMMON STOCK EUR2.5	40,398	280,717
INNER MONGOLIA YITAI COAL B	COMMON STOCK CNY1.	329,200	305,452
INNERGEX RENEWABLE ENERGY	COMMON STOCK	41,888	438,230
INNOGY SE	COMMON STOCK EUR2.0	22,355	778,810
INNOLUX CORP	COMMON STOCK TWD10.	1,604,604	574,585
INPEX CORP	COMMON STOCK	161,500	1,615,681
INR MSCI EMG MKTS CTF	COMMON / COLLECTIVE TRUST	1,796,290	65,411,904
INSURANCE AUSTRALIA GROUP	COMMON STOCK	404,509	1,749,198
INTACT FINANCIAL CORP	COMMON STOCK	22,800	1,633,854
INTER PIPELINE LTD	COMMON STOCK	60,400	1,334,966
INTERCONTINENTAL HOTELS GROU	COMMON STOCK GBP.1896657	33,727	1,509,090
INTERMEDIATE CAPITAL GROUP	COMMON STOCK GBP.2625	54,945	473,601
INTERNATIONAL PERSONAL FINAN	COMMON STOCK GBP.1	58,551	124,034
INTERNET INITIATIVE JAPAN	COMMON STOCK	10,900	164,620
INTERPARFUMS SA	COMMON STOCK EUR3.	8,411	243,023
INTERPARK HOLDINGS CORP	COMMON STOCK KRW500.0	26,570	110,240
INTERPUMP GROUP SPA	COMMON STOCK EUR.52	23,473	384,784
INTERSHOP HOLDING AG	COMMON STOCK CHF10.0	151	74,434
INTERTEK GROUP PLC	COMMON STOCK GBP.01	26,970	1,153,699
INTERVEST OFFICES+WAREHOUSES	REIT	15,756	397,078
INTESA SANPAOLO	COMMON STOCK EUR.52	2,126,303	5,438,851
INTESA SANPAOLO RSP	PREFERRED STOCK	180,939	425,925
INTIME RETAIL GROUP CO LTD	COMMON STOCK USD.00001	260,500	236,203
INTL CONSOLIDATED AIRLINE DI	COMMON STOCK EUR.5	130,706	706,714
INTRUM JUSTITIA AB	COMMON STOCK SEK.02	17,549	593,702
INTU PROPERTIES PLC	REIT GBP.5	170,871	595,135
INVENTEC CO LTD	COMMON STOCK TWD10.	433,445	295,184
INVERSIONES AGUAS METROPOL	COMMON STOCK	219,181	316,147
INVESTA OFFICE FUND	REIT	156,358	535,102
INVESTEC LTD	COMMON STOCK ZAR.0002	22,493	149,219
INVESTEC PLC	COMMON STOCK GBP.0002	117,724	780,421
INVESTOR AB B SHS	COMMON STOCK SEK6.25	76,097	2,851,865
INVINCIBLE INVESTMENT CORP	REIT	832	374,139
IOI CORP BHD	COMMON STOCK MYR.1	638,932	624,885
IOI PROPERTIES GROUP BHD	COMMON STOCK MYR1.0	372,709	174,330
ION BEAM APPLICATIONS	COMMON STOCK	11,482	504,190
IOOF HOLDINGS LTD	COMMON STOCK	55,302	367,571
IPSEN	COMMON STOCK EUR1.	7,075	512,602
IPSOS	COMMON STOCK EUR.25	7,997	251,655

IRISH CONTINENTAL GROUP PLC	UNIT EUR.065	74,724	354,361
IRPC PCL FOREIGN	FOREIGN SH. THB1.0 A	3,539,700	474,457
ISEKI + CO LTD	COMMON STOCK	57,000	109,652
ISETAN MITSUKOSHI HOLDINGS L	COMMON STOCK	61,660	664,326
ISRAEL CHEMICALS LTD	COMMON STOCK ILS1.	116,140	474,708
ISRAEL CORP LIMITED/THE	COMMON STOCK ILS1.	874	144,592
ISRAEL DISCOUNT BANK A	COMMON STOCK ILS.1	203,537	422,911
ISS A/S	COMMON STOCK DKK1.0	23,547	794,873
ISUZU MOTORS LTD	COMMON STOCK	99,000	1,252,369
ITALGAS SPA	COMMON STOCK	71,282	281,040
ITALIAN THAI DEVELOP FOREIGN	FOREIGN SH. THB1.0 A	1,456,746	200,142
ITAU CORPBANCA	ADR	24,273	301,956
ITAU UNIBANCO HOLDING S PREF	PREFERENCE	556,598	5,739,282
ITAUSA INVESTIMENTOS ITAU PR	PREFERENCE	719,353	1,822,487
ITAUSA INVESTIMENTOS ITAU SA	COMMON STOCK	1	2
ITE GROUP PLC	COMMON STOCK GBP.01	99,072	188,448
ITO EN LTD	COMMON STOCK	10,500	349,368
ITOCHU CORP	COMMON STOCK	249,400	3,312,507
ITOCHU ENEX CO LTD	COMMON STOCK	13,200	103,816
ITOCHU SHOKUHIN CO LTD	COMMON STOCK	900	33,683
ITOCHU TECHNO SOLUTIONS CORP	COMMON STOCK	9,200	239,441
ITV PLC	COMMON STOCK GBP.1	653,917	1,661,913
IWG PLC	COMMON STOCK	149,238	453,638
IYO BANK LTD/THE	COMMON STOCK	44,000	303,340
J FRONT RETAILING CO LTD	COMMON STOCK	48,500	653,114
J OIL MILLS INC	COMMON STOCK	4,100	139,850
JACCS CO LTD	COMMON STOCK	44,000	195,119
JAFCO CO LTD	COMMON STOCK	10,300	337,597
JAMCO CORP	COMMON STOCK	7,000	144,268
JAMES HARDIE INDUSTRIES CDI	CDI EUR.59	89,015	1,414,255
JAPAN AIRLINES CO LTD	COMMON STOCK	21,000	614,064
JAPAN AIRPORT TERMINAL CO	COMMON STOCK	7,900	285,845
JAPAN EXCHANGE GROUP INC	COMMON STOCK	97,600	1,400,826
JAPAN LOGISTICS FUND INC	REIT	175	369,267
JAPAN PETROLEUM EXPLORATION	COMMON STOCK	7,300	162,186
JAPAN POST BANK CO LTD	COMMON STOCK	52,000	624,293
JAPAN POST HOLDINGS CO LTD	COMMON STOCK	47,000	586,900
JAPAN PRIME REALTY INVESTMEN	REIT	140	552,658
JAPAN PULP + PAPER CO LTD	COMMON STOCK	28,000	88,231
JAPAN REAL ESTATE INVESTMENT	REIT	240	1,311,545
JAPAN RETAIL FUND INVESTMENT	REIT	431	874,723
JAPAN STEEL WORKS LTD	COMMON STOCK	12,000	212,823
JAPAN TOBACCO INC	COMMON STOCK	177,000	5,827,017
JAPANESE YEN	FOREIGN CURRENCY	72,412,364	620,846
JARDINE CYCLE + CARRIAGE LTD	COMMON STOCK	20,360	577,687
JARDINE MATHESON HLDGS LTD	COMMON STOCK USD.25	41,600	2,294,782
JB HI FI LTD	COMMON STOCK	27,557	558,232
JBS SA	COMMON STOCK	122,897	428,336
JCDECAUX SA	COMMON STOCK	14,477	425,834
JD.COM INC ADR	ADR USD.00002	115,000	2,925,600
JEAN COUTU GROUP INC CLASS A	COMMON STOCK	17,400	271,435
JENOPTIK AG	COMMON STOCK	15,450	267,322
JEOL LTD	COMMON STOCK	32,000	139,613
JERONIMO MARTINS	COMMON STOCK EUR1.	39,225	609,657
JFE HOLDINGS INC	COMMON STOCK	84,100	1,278,897
JG SUMMIT HOLDINGS INC	COMMON STOCK PHP1.	482,400	655,763
JGC CORP	COMMON STOCK	35,000	635,072
JIANGSU EXPRESS CO LTD H	COMMON STOCK CNY1.0	310,000	390,926
JIANGXI COPPER CO LTD H	COMMON STOCK CNY1.0	284,000	393,446
JINKOSOLAR HOLDING CO ADR	ADR USD.00002	5,700	86,811
JM AB	COMMON STOCK SEK1.0	15,180	439,618
JOHNSON MATTHEY PLC	COMMON STOCK GBP1.109245	33,968	1,330,770
JOLLIBEE FOODS CORP	COMMON STOCK PHP1.0	139,010	541,303
JOSHIN DENKI CO LTD	COMMON STOCK	14,000	118,646
JSE LTD	COMMON STOCK ZAR.1	19,674	236,267
JSR CORP	COMMON STOCK	33,500	528,182
JTEKT CORP	COMMON STOCK	37,700	602,332
JU TENG INTERNATIONAL HLDGS	COMMON STOCK HKD.1	355,500	109,546
JULIUS BAER GROUP LTD	COMMON STOCK CHF.02	39,174	1,742,568
JUMBO SA	COMMON STOCK EUR.88	26,107	413,871
JUMEI INTERNATIONAL ADR	ADR USD.00025	14,700	73,647
JUPITER FUND MANAGEMENT	COMMON STOCK GBP.02	77,711	424,580
JUROKU BANK LTD/THE	COMMON STOCK	49,000	171,787
JUST EAT PLC	COMMON STOCK GBP.01	91,657	660,137
JUST ENERGY GROUP INC	COMMON STOCK	54,600	298,843
JUVENTUS FOOTBALL CLUB SPA	COMMON STOCK	658,879	209,154
JXTG HOLDINGS INC	COMMON STOCK	371,100	1,568,095
JYSKE BANK REG	COMMON STOCK DKK10.	11,985	571,365
K S AG REG	COMMON STOCK	34,169	818,416

K S HOLDINGS CORP	COMMON STOCK	16,400	287,385
K+O ENERGY GROUP INC	COMMON STOCK	11,500	181,265
K1 VENTURES LTD	COMMON STOCK	204,000	126,309
KABU.COM SECURITIES CO LTD	COMMON STOCK	45,200	156,130
KADOKAWA DWANGO CORP	COMMON STOCK	11,900	171,965
KAGA ELECTRONICS CO LTD	COMMON STOCK	9,600	155,454
KAGOME CO LTD	COMMON STOCK	14,600	365,574
KAJIMA CORP	COMMON STOCK	156,000	1,079,165
KAKAKU.COM INC	COMMON STOCK	28,200	467,204
KAKAO CORP	COMMON STOCK KRW500.0	5,943	377,828
KAKEN PHARMACEUTICAL CO LTD	COMMON STOCK	7,700	408,531
KALBE FARMA TBK PT	COMMON STOCK IDR10.	4,858,000	542,868
KAMIGUMI CO LTD	COMMON STOCK	47,000	448,106
KANEKA CORP	COMMON STOCK	57,000	464,317
KANGWON LAND INC	COMMON STOCK KRW500.	21,760	643,980
KANSAI ELECTRIC POWER CO INC	COMMON STOCK	132,500	1,449,234
KANSAI PAINT CO LTD	COMMON STOCK	40,000	737,117
KAO CORP	COMMON STOCK	86,700	4,110,487
KAPPA CREATE CO LTD	COMMON STOCK	15,900	178,080
KAPSCH TRAFFICCOM AG	COMMON STOCK	5,077	199,722
KARDEMIR KARABUK DEMIR CL D	COMMON STOCK TRY1.	454,208	148,103
KAROON GAS AUSTRALIA LTD	COMMON STOCK	82,453	107,002
KASIKORNBANK PCL FOREIGN	FOREIGN SH. THB10.0 A	337,300	1,671,877
KATAKURA INDUSTRIES CO LTD	COMMON STOCK	12,900	150,904
KATO SANGYO CO LTD	COMMON STOCK	5,300	124,070
KAWASAKI HEAVY INDUSTRIES	COMMON STOCK	263,000	822,630
KAWASAKI KISEN KAISHA LTD	COMMON STOCK	153,000	346,129
KAZ MINERALS PLC	COMMON STOCK GBP.2	65,091	286,422
KB FINANCIAL GROUP INC	COMMON STOCK KRW5000.	72,170	2,549,982
KB INSURANCE CO LTD	COMMON STOCK KRW500.0	10,310	223,016
KBC ANCORA	COMMON STOCK	8,786	368,577
KBC GROEP NV	COMMON STOCK	40,833	2,532,538
KCC CORP	COMMON STOCK KRW5000.	1,147	341,274
KDDI CORP	COMMON STOCK	293,900	7,435,629
KEIHAN HOLDINGS CO LTD	COMMON STOCK	93,000	610,456
KEIKYU CORP	COMMON STOCK	77,000	893,041
KEIO CORP	COMMON STOCK	103,000	847,379
KEISEI ELECTRIC RAILWAY CO	COMMON STOCK	26,500	643,537
KEIYO BANK LTD/THE	COMMON STOCK	58,000	262,823
KEIYO CO LTD	COMMON STOCK	29,000	139,090
KELLER GROUP PLC	COMMON STOCK GBP.1	22,308	231,530
KEMIRA OYJ	COMMON STOCK	10,836	138,620
KEPCO PLANT SERVICE + ENGINE	COMMON STOCK KRW200.	4,540	203,502
KEPPEL CORP LTD	COMMON STOCK	247,500	985,812
KEPPEL REIT 1	REIT	462,593	326,122
KERING	COMMON STOCK EUR4.	12,717	2,856,644
KERRY GROUP PLC A	COMMON STOCK EUR.125	24,811	1,777,714
KERRY LOGISTICS NETWORK LTD	COMMON STOCK HKD.5	176,659	222,520
KERRY PROPERTIES LTD	COMMON STOCK HKD1.0	117,318	316,168
KERRY TJ LOGISTICS CO LTD	COMMON STOCK TWD10.	179,000	247,351
KESKO OYJ B SHS	COMMON STOCK	12,500	625,865
KEWPIE CORP	COMMON STOCK	16,400	399,147
KEY COFFEE INC	COMMON STOCK	2,800	52,217
KEYENCE CORP	COMMON STOCK	7,800	5,355,391
KEYERA CORP	COMMON STOCK	33,200	1,001,657
KGHM POLSKA MIEDZ SA	COMMON STOCK PLN10.	11,669	257,889
KIA MOTORS CORP	COMMON STOCK KRW5000.0	45,050	1,461,755
KIATNAKIN BANK PCL FOR	FOREIGN SH. A	200,700	330,666
KIER GROUP PLC	COMMON STOCK GBP.01	17,594	297,603
KIKKOMAN CORP	COMMON STOCK	30,000	960,281
KILLAM APARTMENT REAL ESTATE	REIT	8,800	78,351
KIMBERLY CLARK DE MEXICO A	COMMON STOCK	312,400	566,070
KINDEN CORP	COMMON STOCK	26,000	324,014
KINDOM CONSTRUCTION CORP	COMMON STOCK TWD10.0	321,000	194,918
KINGBOARD CHEMICAL HOLDINGS	COMMON STOCK HKD.1	167,900	506,731
KINGDEE INTERNATIONAL SFTWR	COMMON STOCK HKD.025	858,000	320,684
KINGFISHER PLC	COMMON STOCK GBP.157143	383,739	1,656,880
KINGSOFT CORP LTD	COMMON STOCK USD.0005	171,000	348,381
KINGSPAN GROUP PLC	COMMON STOCK EUR.13	30,850	838,089
KINNEVIK AB B	COMMON STOCK SEK.1	40,545	974,177
KINROSS GOLD CORP	COMMON STOCK	213,129	665,904
KINSUS INTERCONNECT TECH	COMMON STOCK TWD10.	63,180	138,688
KINTETSU GROUP HOLDINGS CO L	COMMON STOCK	315,000	1,202,645
KION GROUP AG	COMMON STOCK	11,977	666,964
KIRIN HOLDINGS CO LTD	COMMON STOCK	141,000	2,293,881
KITZ CORP	COMMON STOCK	21,500	117,551
KIWI PROPERTY GROUP LTD	COMMON STOCK	434,135	418,800
KIYO BANK LTD/THE	COMMON STOCK	19,400	310,544
KLEPIERRE	REIT EUR1.4	33,463	1,316,949

KLOECKNER + CO SE	COMMON STOCK	23,843	297,635
KLOVERN AB B SHS	COMMON STOCK	274,865	288,478
KOBAYASHI PHARMACEUTICAL CO	COMMON STOCK	11,200	479,321
KOBE STEEL LTD	COMMON STOCK	55,000	523,204
KOC HOLDING AS	COMMON STOCK TRY1.	110,065	431,511
KOHNAN SHOJI CO LTD	COMMON STOCK	7,800	146,608
KOITO MANUFACTURING CO LTD	COMMON STOCK	17,600	931,281
KOLON LIFE SCIENCE INC	COMMON STOCK KRW500.	810	78,398
KOMATSU LTD	COMMON STOCK	156,300	3,535,134
KOMERCNI BANKA AS	COMMON STOCK CZK100.0	7,285	251,395
KOMERCNI BANKA AS GDR	GDR CZK500.0	17,950	240,731
KOMIPHARM INTERNATIONAL CO	COMMON STOCK KRW100.	9,992	288,991
KONAMI HOLDINGS CORP	COMMON STOCK	19,200	775,197
KONE OYJ B	COMMON STOCK	52,221	2,344,197
KONECRANES OYJ	COMMON STOCK EUR.5	7,883	280,780
KONICA MINOLTA INC	COMMON STOCK	87,500	868,571
KONINKLIJKE AHOLD DELHAIZE N	COMMON STOCK EUR.01	214,715	4,528,291
KONINKLIJKE BAM GROEP NV	COMMON STOCK EUR.1	53,493	247,369
KONINKLIJKE DSM NV	COMMON STOCK EUR1.5	29,595	1,775,278
KONINKLIJKE KPN NV	COMMON STOCK EUR.04	520,520	1,544,449
KONINKLIJKE PHILIPS NV	COMMON STOCK EUR.2	170,558	5,209,149
KONKA GROUP CO LTD B	COMMON STOCK CNY1.	84,100	30,790
KOREA AEROSPACE INDUSTRIES	COMMON STOCK KRW5000.	10,040	555,467
KOREA ELECTRIC POWER CORP	COMMON STOCK KRW5000.	43,550	1,591,682
KOREA GAS CORPORATION	COMMON STOCK KRW5000.	6,958	278,699
KOREA INVESTMENT HOLDINGS CO	COMMON STOCK KRW5000.	8,840	306,457
KOREA ZINC CO LTD	COMMON STOCK KRW5000.	1,910	750,354
KOREAN AIR LINES CO LTD	COMMON STOCK KRW5000.	8,533	192,936
KOREAN REINSURANCE CO	COMMON STOCK KRW500.	22,819	215,340
KOSE CORP	COMMON STOCK	5,000	415,639
KOWLOON DEVELOPMENT CO LTD	COMMON STOCK	110,000	104,160
KROTON EDUCACIONAL SA	COMMON STOCK	254,676	1,035,258
KRUNG THAI BANK PUB CO FOREI	FOREIGN SH. THB5.15 A	831,250	410,861
KT CORP	COMMON STOCK KRW5000.	9,524	231,744
KT+G CORP	COMMON STOCK KRW5000.	18,842	1,574,904
KTHITEL CO LTD	COMMON STOCK KRW1000.	41,145	222,812
KUALA LUMPUR KEPONG BHD	COMMON STOCK MYR1.	99,296	530,426
KUBOTA CORP	COMMON STOCK	184,100	2,626,192
KUDELSKI SA BR	COMMON STOCK CHF8.0	10,853	188,426
KUEHNE + NAGEL INTL AG REG	COMMON STOCK CHF1.0	10,321	1,365,172
KUKA AG NEW	COMMON STOCK	7,203	872,218
KUMHO INDUSTRIAL CO LTD	COMMON STOCK KRW5000.	11,011	87,869
KUMHO PETROCHEMICAL CO LTD	COMMON STOCK KRW5000.0	3,811	258,139
KUNGSLEDEN AB	COMMON STOCK SEK.42	42,800	271,629
KUNLUN ENERGY CO LTD	COMMON STOCK HKD.01	572,000	427,090
KUOYANG CONSTRUCTION	COMMON STOCK TWD10.0	708,075	262,507
KURABO INDUSTRIES LTD	COMMON STOCK	42,000	82,128
KURARAY CO LTD	COMMON STOCK	61,500	922,173
KURITA WATER INDUSTRIES LTD	COMMON STOCK	21,100	464,462
KWANGJU BANK	COMMON STOCK KRW5000.0	30,115	269,265
KWS SAAT SE	COMMON STOCK EUR3.0	639	190,009
KYOCERA CORP	COMMON STOCK	53,700	2,668,950
KYODO PRINTING CO LTD	COMMON STOCK	53,000	181,576
KYORIN HOLDINGS INC	COMMON STOCK	9,000	193,043
KYORITSU MAINTENANCE CO LTD	COMMON STOCK	2,800	162,859
KYOWA EXEO CORP	COMMON STOCK	13,800	198,623
KYOWA HAKKO KIRIN CO LTD	COMMON STOCK	53,737	740,682
KYUDENKO CORP	COMMON STOCK	6,100	163,630
KYUSHU ELECTRIC POWER CO INC	COMMON STOCK	79,000	856,194
KYUSHU FINANCIAL GROUP INC	COMMON STOCK	58,200	394,424
L OREAL	COMMON STOCK EUR.2	40,165	7,336,550
LADBROKES CORAL GROUP PLC	COMMON STOCK GBP.2833333	226,018	322,770
LAFARGE MALAYSIA BHD	COMMON STOCK MYR1.	97,080	155,297
LAFARGEHOLCIM LTD REG	COMMON STOCK	30,467	1,599,197
LAFARGEHOLCIM LTD REG	COMMON STOCK CHF2.0	43,536	2,291,359
LAGARDERE SCA	COMMON STOCK EUR6.1	22,537	627,282
LANCASHIRE HOLDINGS LTD	COMMON STOCK USD.5	38,899	332,546
LAND SECURITIES GROUP PLC	REIT GBP.1	144,712	1,916,696
LANXESS AG	COMMON STOCK	17,116	1,123,715
LAO FENG XIANG CO LTD B	COMMON STOCK CNY1.	95,200	327,102
LAOX CO LTD	COMMON STOCK	9,600	58,814
LARGAN PRECISION CO LTD	COMMON STOCK TWD10.	19,799	2,304,043
LARSEN + TOUBRO GDR REG S	GDR	11,222	223,318
LATAM AIRLINES GROUP SP ADR	ADR	56,244	460,076
LAURENTIAN BANK OF CANADA	COMMON STOCK	9,700	417,569
LAWSON INC	COMMON STOCK	11,600	816,004
LEALEA ENTERPRISE	COMMON STOCK TWD10.	592,202	150,991
LEE + MAN PAPER MANUFACTURIN	COMMON STOCK HKD.025	346,000	267,342
LEG IMMOBILIEN AG	COMMON STOCK	10,245	796,357

LEGAL + GENERAL GROUP PLC	COMMON STOCK GBP.025	992,551	3,031,060
LEGRAND SA	COMMON STOCK EUR4.	44,406	2,519,831
LENDLEASE GROUP	STAPLED SECURITY	111,460	1,176,370
LENOVO GROUP LTD	COMMON STOCK	1,154,000	695,112
LEONARDO SPA	COMMON STOCK EUR4.4	91,905	1,291,046
LEONTEQ AG	COMMON STOCK CHF1.0	1,606	53,709
LEOPALACE21 CORP	COMMON STOCK	44,400	245,526
LEWIS GROUP LTD	COMMON STOCK ZAR.0001	27,982	86,210
LF CORP	COMMON STOCK KRW5000.0	7,999	142,617
LG CHEM LTD	COMMON STOCK KRW5000.	8,398	1,810,864
LG CORP	COMMON STOCK KRW5000.	17,990	892,926
LG DISPLAY CO LTD	COMMON STOCK KRW5000.	41,960	1,083,217
LG ELECTRONICS INC	COMMON STOCK KRW5000.	19,698	837,871
LG HAUSYS LTD	COMMON STOCK KRW5000.	2,270	179,648
LG HOUSEHOLD + HEALTH CARE	COMMON STOCK KRW5000.0	1,927	1,365,360
LG INNOTEK CO LTD	COMMON STOCK KRW5000.	3,489	254,112
LG INTERNATIONAL CORP	COMMON STOCK KRW5000.	7,840	189,751
LG UPLUS CORP	COMMON STOCK KRW5000.	45,537	431,441
LI + FUNG LTD	COMMON STOCK HKD.0125	978,000	427,680
LI NING CO LTD	COMMON STOCK HKD.1	379,541	237,789
LI PENG ENTERPRISE CO LTD	COMMON STOCK TWD10.	507,111	127,472
LIBERTY HOLDINGS LTD	COMMON STOCK ZAR.0833	25,336	204,642
LIFE HEALTHCARE GROUP HOLDIN	COMMON STOCK	189,163	449,117
LINAMAR CORP	COMMON STOCK	11,800	507,619
LINDE AG	COMMON STOCK	31,383	5,156,265
LINK REIT	REIT	399,552	2,580,550
LION CORP	COMMON STOCK	42,000	689,840
LIPPO MALLS INDONESIA RETAIL	REIT	993,000	253,811
LIQUEFIED NATURAL GAS LTD	COMMON STOCK	172,378	83,967
LITE ON TECHNOLOGY CORP	COMMON STOCK TWD10.	381,229	569,700
LIXIL GROUP CORP	COMMON STOCK	46,400	1,053,660
LLOYDS BANKING GROUP PLC	COMMON STOCK	10,733,974	8,276,526
LOBLAW COMPANIES LTD	COMMON STOCK	39,496	2,086,348
LOCALIZA RENT A CAR	COMMON STOCK	33,244	348,127
LOGITECH INTERNATIONAL REG	COMMON STOCK CHF.25	32,951	823,614
LOJAS AMERICANAS SA PREF	PREFERENCE	165,271	858,794
LOJAS RENNER S.A.	COMMON STOCK	122,500	868,154
LONDON STOCK EXCHANGE GROUP	COMMON STOCK GBP.06918605	52,990	1,908,910
LONG CHEN PAPER	COMMON STOCK TWD10.	469,959	238,151
LONGFOR PROPERTIES	COMMON STOCK HKD.1	290,500	367,603
LONMIN PLC	COMMON STOCK USD.0001	57,750	100,733
LONZA GROUP AG REG	COMMON STOCK	9,487	1,643,293
LOOKERS PLC	COMMON STOCK GBP.05	87,416	126,469
LOOMIS AB B	COMMON STOCK SEK5.0	16,415	489,399
LOTTE CHEMICAL CORP	COMMON STOCK KRW5000.0	2,940	893,104
LOTTE CONFECTIONERY CO LTD	COMMON STOCK KRW500.0	1,900	280,387
LOTTE FINE CHEMICAL CO LTD	COMMON STOCK KRW5000.0	6,024	152,809
LOTTE SHOPPING CO	COMMON STOCK KRW5000.	2,269	415,448
LPN DEVELOPMENT PCL FOREIGN	FOREIGN SH. THB1.0 A	313,800	106,030
LPP SA	COMMON STOCK PLN2.	210	285,685
LS CORP	COMMON STOCK KRW5000.0	5,495	269,220
LS INDUSTRIAL SYSTEMS	COMMON STOCK KRW5000.	4,707	154,633
LSR GROUP PJSC GDR REGS	GDR RUB.25	97,218	335,118
LUK FOOK HOLDINGS INTL LTD	COMMON STOCK HKD.1	98,000	255,189
LUKOIL PJSC SPON ADR	ADR RUB.025	81,449	4,570,918
LUNDIN MINING CORP	COMMON STOCK	131,700	628,522
LUNDIN PETROLEUM AB	COMMON STOCK SEK.01	46,737	1,016,060
LUOYANG GLASS COMPANY LTD H	COMMON STOCK CNY1.0	286,000	187,529
LUXOTTICA GROUP SPA	COMMON STOCK EUR.06	28,597	1,543,394
LVMH MOET HENNESSY LOUIS VUI	COMMON STOCK EUR.3	45,520	8,696,944
M3 INC	COMMON STOCK	34,000	857,577
M6 METROPOLE TELEVISION	COMMON STOCK EUR.4	13,370	249,152
MABUCHI MOTOR CO LTD	COMMON STOCK	11,500	598,444
MACDONALD DETTWILER + ASSOC	COMMON STOCK	8,404	419,182
MACQUARIE ATLAS ROADS GROUP	STAPLED SECURITY	149,958	548,252
MACQUARIE GROUP LTD	COMMON STOCK	57,071	3,609,704
MAEDA CORP	COMMON STOCK	21,000	183,123
MAGNA INTERNATIONAL INC	COMMON STOCK	70,112	3,048,007
MAGNIT PJSC SPON GDR REGS	GDR	49,029	2,160,494
MAGYAR TELEKOM TELECOMMUNICA	COMMON STOCK HUF100.	507,225	862,387
MAHINDRA + MAHINDRA SPON GDR	GDR	15,031	264,546
MAJESTIC WINE PLC	COMMON STOCK GBP.075	34,824	135,400
MAKITA CORP	COMMON STOCK	21,400	1,434,498
MALAYAN BANKING BHD	COMMON STOCK MYR1.	554,833	1,013,144
MALAYSIAN RESOURCES CORP BHD	COMMON STOCK MYR1.	757,400	224,066
MALAYSIAN RINGGIT	FOREIGN CURRENCY	1,626,345	362,538
MAN GROUP PLC	COMMON STOCK USD.03428571	317,704	463,611
MAN SE	COMMON STOCK	6,345	631,497
MANDO CORP	COMMON STOCK KRW5000.0	2,189	424,494

MANDOM CORP	COMMON STOCK	6,500	280,448
MANI INC	COMMON STOCK	8,700	207,444
MANULIFE FINANCIAL CORP	COMMON STOCK	333,091	5,938,784
MAPFRE SA	COMMON STOCK EUR.1	196,388	600,477
MAPLE LEAF FOODS INC	COMMON STOCK	26,800	561,960
MAPLETREE INDUSTRIAL TRUST	REIT	327,393	372,443
MAPLETREE LOGISTICS TRUST 20	REIT	411,761	289,875
MARFRIG GLOBAL FOODS SA	COMMON STOCK	75,000	151,983
MARINE HARVEST	COMMON STOCK NOK7.5	54,881	992,829
MARKS + SPENCER GROUP PLC	COMMON STOCK GBP.25	285,887	1,234,172
MARR SPA	COMMON STOCK EUR.5	16,645	304,398
MARS ENGINEERING CORP	COMMON STOCK	6,200	119,446
MARTINREA INTERNATIONAL INC	COMMON STOCK	48,400	310,023
MARUBENI CORP	COMMON STOCK	282,000	1,598,713
MARUDAI FOOD CO LTD	COMMON STOCK	25,000	105,593
MARUHA NICHIRO CORP	COMMON STOCK	8,400	226,743
MARUI GROUP CO LTD	COMMON STOCK	44,200	645,262
MARUICHI STEEL TUBE LTD	COMMON STOCK	9,500	309,110
MARUSAN SECURITIES CO LTD	COMMON STOCK	17,200	144,945
MARUZEN SHOWA UNYU CO LTD	COMMON STOCK	71,000	277,202
MASRAF AL RAYAN	COMMON STOCK QAR10.	68,685	708,865
MASSMART HOLDINGS LTD	COMMON STOCK ZAR.01	25,179	231,914
MATAHARI DEPARTMENT STORE TB	COMMON STOCK	769,000	858,434
MATSUI SECURITIES CO LTD	COMMON STOCK	20,800	179,872
MATSUYA CO LTD	COMMON STOCK	11,900	104,198
MAUREL ET PROM	COMMON STOCK EUR.77	57,611	256,422
MAX CO LTD	COMMON STOCK	12,000	146,591
MAXIS BHD	COMMON STOCK MYR.1	360,600	480,194
MAZAYA QATAR REAL ESTATE DEV	COMMON STOCK QAR10.0	95,873	378,719
MAZDA MOTOR CORP	COMMON STOCK	93,400	1,520,184
MBANK SA	COMMON STOCK PLN4.0	3,136	251,834
MCDONALD S HOLDINGS CO JAPAN	COMMON STOCK	10,800	282,875
MCUBS MIDCITY INVESTMENT COR	REIT	80	231,040
MEBUKI FINANCIAL GROUP INC	COMMON STOCK	146,200	541,345
MECHEL PJSC SPONSORED ADR	ADR	102,269	586,001
MEDIA NUSANTARA CITRA TBK PT	COMMON STOCK IDR100.	1,071,000	138,971
MEDIASET ESPANA COMUNICACION	COMMON STOCK EUR.5	39,515	464,589
MEDIASET SPA	COMMON STOCK EUR.52	142,669	617,817
MEDIATEK INC	COMMON STOCK TWD10.	269,165	1,795,399
MEDIBANK PRIVATE LTD	COMMON STOCK	494,195	1,008,199
MEDICLINIC INTERNATIONAL PLC	COMMON STOCK GBP.1	90,277	857,765
MEDINET NASR HOUSING	COMMON STOCK EGP1.0	180,950	204,504
MEDIOBANCA SPA	COMMON STOCK EUR.5	120,574	986,040
MEDIPAL HOLDINGS CORP	COMMON STOCK	28,000	440,508
MEDY TOX INC	COMMON STOCK KRW500.	1,610	474,244
MEG ENERGY CORP	COMMON STOCK	43,400	298,708
MEGA FINANCIAL HOLDING CO LT	COMMON STOCK TWD10.	1,727,361	1,232,168
MEGGITT PLC	COMMON STOCK GBP.05	134,015	758,797
MEGMILK SNOW BRAND CO LTD	COMMON STOCK	7,700	212,373
MEIDENSHA CORP	COMMON STOCK	42,000	144,426
MEIJI HOLDINGS CO LTD	COMMON STOCK	19,100	1,501,434
MEKONOMEN AB	COMMON STOCK SEK2.5	6,910	130,345
MELCO HOLDINGS INC	COMMON STOCK	8,400	228,743
MELCO INTERNATIONAL DEVELOP.	COMMON STOCK	231,000	312,502
MELCO RESORTS + ENTERT ADR	ADR USD.01	18,110	287,949
MELISRON	COMMON STOCK ILS1.0	8,411	357,525
MELROSE INDUSTRIES PLC	COMMON STOCK GBP.06857143	340,769	831,958
MERCK KGAA	COMMON STOCK	23,044	2,409,687
MERCURIES + ASSOCIATES HOLDI	COMMON STOCK TWD10.0	683,313	484,101
MERITZ SECURITIES CO LTD	COMMON STOCK KRW1000.0	51,610	147,516
MERLIN ENTERTAINMENT	COMMON STOCK GBP.01	126,742	702,164
MERLIN PROPERTIES SOCIMI SA	REIT EUR1.0	59,005	644,114
MERSEN (EX CARBON LORRAINE)	COMMON STOCK EUR2.	6,151	131,891
METALURGICA GERDAU SA PREF	PREFERENCE	137,159	198,451
METCASH LTD	COMMON STOCK	180,555	297,383
METHANEX CORP	COMMON STOCK	19,500	856,310
METKA INDUSTRIAL CONSTRUCT	COMMON STOCK EUR.32	9,568	64,235
METRO AG	COMMON STOCK	32,888	1,093,614
METRO INC	COMMON STOCK	44,100	1,320,649
METROPOLITAN BANK + TRUST	COMMON STOCK PHP20.	297,104	434,350
METSA BOARD OYJ	COMMON STOCK EUR1.7	37,243	266,845
METSO OYJ	COMMON STOCK	17,557	500,756
MEXICAN PESO (NEW)	FOREIGN CURRENCY	3,837,110	186,254
MEXICHEM SAB DE CV	COMMON STOCK	249,486	569,537
MEYER BURGER TECHNOLOGY AG	COMMON STOCK CHF.05	24,860	16,388
MGM CHINA HOLDINGS LTD	COMMON STOCK HKD1.0	196,800	406,330
MICHELIN (CGDE)	COMMON STOCK EUR2.	31,909	3,556,278
MICRO FOCUS INTERNATIONAL	COMMON STOCK GBP.1	31,676	852,011
MILBON CO LTD	COMMON STOCK	5,400	204,732

MILLICOM INTL CELLULAR SDR	SDR USD1.5	11,720	502,030
MIMASU SEMICONDUCTOR INDUST	COMMON STOCK	18,200	256,897
MINEBEA MITSUMI INC	COMMON STOCK	57,000	533,545
MINERA FRISCO SAB DE CV A1	COMMON STOCK	181,061	137,104
MINERAL RESOURCES LTD	COMMON STOCK	43,583	380,482
MINI MSCI EAFE MAR17	IFUS 20170317	23,150	(192,620)
MINI MSCI EMG MKT MAR17	IFUS 20170317	7,450	(180,120)
MINISTOP CO LTD	COMMON STOCK	12,700	222,072
MINTH GROUP LTD	COMMON STOCK HKD.1	194,000	602,038
MIRACA HOLDINGS INC	COMMON STOCK	10,600	475,730
MIRAE ASSET DAEWOO CO LTD	COMMON STOCK KRW5000.0	37,710	225,710
MIRAE ASSET SECURITIES CO LT	COMMON STOCK KRW5000.0	15,243	258,720
MIRAIT HOLDINGS CORP	COMMON STOCK	15,700	141,889
MIRVAC GROUP	REIT	718,072	1,105,930
MISC BHD	COMMON STOCK MYR1.	132,240	216,772
MISUMI GROUP INC	COMMON STOCK	51,500	846,942
MITAC HOLDINGS CORP	COMMON STOCK TWD10.0	189,729	180,923
MITCHELLS + BUTLERS PLC	COMMON STOCK GBP.0854167	44,398	137,537
MITSUBISHI CHEMICAL HOLDINGS	COMMON STOCK	241,500	1,559,433
MITSUBISHI CORP	COMMON STOCK	231,100	4,920,801
MITSUBISHI ELECTRIC CORP	COMMON STOCK	326,000	4,541,248
MITSUBISHI ESTATE CO LTD	COMMON STOCK	207,000	4,111,724
MITSUBISHI GAS CHEMICAL CO	COMMON STOCK	36,000	614,251
MITSUBISHI HEAVY INDUSTRIES	COMMON STOCK	508,000	2,312,478
MITSUBISHI LOGISTICS CORP	COMMON STOCK	25,000	353,556
MITSUBISHI MATERIALS CORP	COMMON STOCK	21,700	663,795
MITSUBISHI MOTORS CORP	COMMON STOCK	106,700	607,814
MITSUBISHI PENCIL CO LTD	COMMON STOCK	4,300	226,323
MITSUBISHI TANABE PHARMA	COMMON STOCK	38,000	745,890
MITSUBISHI UFJ FINANCIAL GRO	COMMON STOCK	2,064,000	12,715,513
MITSUBISHI UFJ LEASE + FINAN	COMMON STOCK	74,600	385,161
MITSUBOSHI BELTING LTD	COMMON STOCK	28,000	238,384
MITSUI + CO LTD	COMMON STOCK	283,100	3,890,773
MITSUI CHEMICALS INC	COMMON STOCK	130,000	583,622
MITSUI ENGINEER + SHIPBUILD	COMMON STOCK	140,000	216,198
MITSUI FUDOSAN CO LTD	COMMON STOCK	144,000	3,329,691
MITSUI HOME CO LTD	COMMON STOCK	14,000	60,957
MITSUI MINING + SMELTING CO	COMMON STOCK	123,000	311,189
MITSUI OSK LINES LTD	COMMON STOCK	209,000	578,472
MITSUI SOKO HOLDINGS CO LTD	COMMON STOCK	57,000	167,825
MITSUI SUGAR CO LTD	COMMON STOCK	7,600	163,136
MITSUMI ELECTRIC CO LTD	COMMON STOCK	28,100	154,096
MIXI INC	COMMON STOCK	8,400	306,606
MIYAZAKI BANK LTD/THE	COMMON STOCK	46,000	142,038
MIZRAHI TEFAHOT BANK LTD	COMMON STOCK ILS.1	27,932	408,206
MIZUHO FINANCIAL GROUP INC	COMMON STOCK	3,924,800	7,040,957
MIZUNO CORP	COMMON STOCK	32,000	155,506
MLP AG	COMMON STOCK	74,650	328,586
MMC NORILSK NICKEL PJSC ADR	DEPOSITORY RECEIPT	96,021	1,624,675
MMC NORILSK NICKEL PJSC ADR	ADR	5,600	93,771
MMI HOLDINGS LTD	COMMON STOCK ZAR.000001	210,527	361,011
MOBILE TELESYSTEMS SP ADR	ADR	104,957	956,158
MOBILEYE NV	COMMON STOCK	14,678	559,525
MOBIMO HOLDING AG REG	COMMON STOCK CHF29.0	1,507	377,686
MOCHIDA PHARMACEUTICAL CO	COMMON STOCK	2,700	187,418
MODERN TIMES GROUP B SHS	COMMON STOCK SEK5.0	12,724	378,025
MODETOUR NETWORK INC	COMMON STOCK KRW500.	15,059	360,745
MOL HUNGARIAN OIL AND GAS PL	COMMON STOCK HUF1000.	7,652	538,645
MONADELPHOUS GROUP LTD	COMMON STOCK	51,345	415,837
MONCLER SPA	COMMON STOCK	23,594	411,157
MONDI LTD	COMMON STOCK	18,955	386,762
MONDI PLC	COMMON STOCK EUR.2	61,458	1,259,173
MONEYSUPERMARKET.COM	COMMON STOCK GBP.0002	100,102	363,407
MONOTARO CO LTD	COMMON STOCK	17,700	362,144
MORGAN ADVANCED MATERIALS PL	COMMON STOCK GBP.25	75,800	266,697
MORINAGA + CO LTD	COMMON STOCK	9,600	400,066
MORINAGA MILK INDUSTRY CO	COMMON STOCK	35,000	251,958
MORNEAU SHEPELL INC	COMMON STOCK	7,700	110,185
MOROCCAN DIRHAM	FOREIGN CURRENCY	19,944	1,971
MORPHOSYS AG	COMMON STOCK	5,294	271,683
MOS FOOD SERVICES INC	COMMON STOCK	6,000	180,318
MOTA ENGIL SGPS SA	COMMON STOCK EUR1.	54,161	91,779
MOTECH INDUSTRIES INC	COMMON STOCK TWD10.	84,348	73,762
MR PRICE GROUP LTD	COMMON STOCK ZAR.00025	43,472	504,863
MRV ENGENHARIA	COMMON STOCK	64,084	214,460
MS+AD INSURANCE GROUP HOLDIN	COMMON STOCK	84,400	2,613,037
MSCI TAIWAN INDEX JAN17	XSIM 20170123	5,500	27,036
MTN GROUP LTD	COMMON STOCK ZAR.0001	261,323	2,397,204
MTR CORP	COMMON STOCK	210,537	1,017,908

	MTU AERO ENGINES AG	COMMON STOCK	9,538	1,102,598
	MUENCHENER RUECKVER AG REG	COMMON STOCK	27,084	5,132,676
	MULLEN GROUP LTD	COMMON STOCK	19,300	285,388
	MURATA MANUFACTURING CO LTD	COMMON STOCK	31,900	4,256,773
	MURRAY + ROBERTS HOLDINGS	COMMON STOCK ZAR.1	132,969	112,016
	NABTESCO CORP	COMMON STOCK	22,900	532,731
	NAGAILEBEN CO LTD	COMMON STOCK	8,500	184,827
	NAGASE + CO LTD	COMMON STOCK	18,000	235,041
	NAGOYA RAILROAD CO LTD	COMMON STOCK	149,000	721,162
	NAMCHOW CHEMICAL INDUSTRIAL	COMMON STOCK TWD10.	308,000	583,434
	NAMPAK LTD	COMMON STOCK ZAR.05	125,309	168,747
	NAN YA PLASTICS CORP	COMMON STOCK TWD10.0	840,986	1,852,927
	NAN YA PRINTED CIRCUIT BOARD	COMMON STOCK TWD10.	80,988	61,570
	NANJING PANDA ELECTRONICS H	COMMON STOCK CNY1.0	144,000	133,505
	NANKAI ELECTRIC RAILWAY CO	COMMON STOCK	100,000	507,039
	NANTO BANK LTD/THE	COMMON STOCK	6,200	236,016
	NASPERS LTD N SHS	COMMON STOCK ZAR.02	73,275	10,722,418
	NATIONAL AUSTRALIA BANK LTD	COMMON STOCK	422,109	9,348,150
	NATIONAL BANK OF CANADA	COMMON STOCK	57,870	2,353,120
	NATIONAL BANK OF GREECE	COMMON STOCK EUR.3	704,166	184,574
	NATIONAL EXPRESS GROUP PLC	COMMON STOCK GBP.05	82,610	360,673
	NATIONAL GRID PLC	COMMON STOCK GBP.1139535	625,969	7,340,222
*	NATIXIS	COMMON STOCK	175,499	991,564
	NATURA COSMETICOS SA	COMMON STOCK	36,900	259,621
	NAVER CORP	COMMON STOCK KRW500.	4,758	3,047,367
	NAVIGATOR CO SA/THE	COMMON STOCK EUR1.0	82,340	283,483
	NCC AB B SHS	COMMON STOCK SEK8.0	15,845	393,043
	NCSOFT CORP	COMMON STOCK KRW500.0	3,156	645,295
	NEC CORP	COMMON STOCK	463,000	1,225,664
	NEC NETWORKS + SYSTEM INTEGR	COMMON STOCK	6,600	119,234
	NEDBANK GROUP LTD	COMMON STOCK ZAR1.	31,542	545,576
	NEO TELEMEDIA LTD	COMMON STOCK HKD.01	1,740,000	95,381
	NEOPOST SA	COMMON STOCK EUR1.0	7,705	241,436
	NESTE OYJ	COMMON STOCK	23,823	916,355
	NESTLE SA REG	COMMON STOCK CHF.1	503,723	36,199,401
	NET ONE SYSTEMS CO LTD	COMMON STOCK	16,200	103,765
	NETCARE LTD	COMMON STOCK ZAR.01	226,837	527,648
	NETDRAGON WEBSOFT HOLDINGS L	COMMON STOCK USD.01	165,000	456,219
	NETEASE INC ADR	ADR USD.0001	13,200	2,842,488
	NEW CHINA LIFE INSURANCE C H	COMMON STOCK CNY1.0	144,500	657,566
	NEW EUROPE PROPERTY INVEST	COMMON STOCK	42,490	494,062
	NEW GOLD INC	COMMON STOCK	101,800	357,539
	NEW ISRAELI SHEQEL	FOREIGN CURRENCY	588,449	152,897
	NEW ORIENTAL EDUCATIO SP ADR	ADR USD.01	22,300	938,830
	NEW TAIWAN DOLLAR	FOREIGN CURRENCY	104,197,826	3,233,046
	NEW WORLD DEVELOPMENT	COMMON STOCK	989,690	1,037,564
	NEW ZEALAND DOLLAR	FOREIGN CURRENCY	76,027	53,013
	NEWCREST MINING LTD	COMMON STOCK	133,078	1,882,715
	NEX GROUP PLC	COMMON STOCK GBP.175	54,870	314,931
	NEXANS SA	COMMON STOCK EUR1.	5,411	280,375
	NEXITY	COMMON STOCK EUR5.0	6,804	319,031
	NEXT PLC	COMMON STOCK GBP.1	24,508	1,503,909
	NGK INSULATORS LTD	COMMON STOCK	47,000	910,940
	NGK SPARK PLUG CO LTD	COMMON STOCK	34,600	767,495
	NH FOODS LTD	COMMON STOCK	34,000	919,822
	NH INVESTMENT + SECURITIES C	COMMON STOCK KRW5000.0	35,706	284,973
	NHK SPRING CO LTD	COMMON STOCK	31,000	294,888
	NHN ENTERTAINMENT CORP	COMMON STOCK KRW500.	5,376	223,286
	NIBE INDUSTRIER AB B SHS	COMMON STOCK SEK.1562	77,874	615,298
	NICE LTD	COMMON STOCK ILS1.0	8,269	567,708
	NICE LTD SPON ADR	ADR	4,220	290,167
	NICHI IKO PHARMACEUTICAL CO	COMMON STOCK	17,000	243,301
	NICHIAS CORP	COMMON STOCK	31,000	298,772
	NICHIHA CORP	COMMON STOCK	9,200	227,473
	NICHIIGAKKAN CO LTD	COMMON STOCK	12,500	90,193
	NIDEC CORP	COMMON STOCK	39,100	3,369,521
	NIFCO INC	COMMON STOCK	8,600	453,603
	NIHON NOHYAKU CO LTD	COMMON STOCK	17,800	97,852
	NIKKISO CO LTD	COMMON STOCK	17,700	168,225
	NIKON CORP	COMMON STOCK	54,900	852,288
	NINE DRAGONS PAPER HOLDINGS	COMMON STOCK HKD.1	336,000	303,514
	NINTENDO CO LTD	COMMON STOCK	19,100	4,000,985
	NIPPON ACCOMMODATIONS FUND	REIT	90	394,479
	NIPPON BEET SUGAR MFG CO LTD	COMMON STOCK	6,700	132,781
	NIPPON BUILDING FUND INC	REIT	230	1,277,061
	NIPPON CERAMIC CO LTD	COMMON STOCK	5,600	95,921
	NIPPON DENSETSU KOGYO CO LTD	COMMON STOCK	13,000	207,882
	NIPPON ELECTRIC GLASS CO LTD	COMMON STOCK	63,000	340,597
	NIPPON EXPRESS CO LTD	COMMON STOCK	150,000	807,367

NIPPON FLOUR MILLS CO LTD	COMMON STOCK	11,000	152,875
NIPPON KANZAI CO LTD	COMMON STOCK	12,400	192,619
NIPPON KAYAKU CO LTD	COMMON STOCK	31,000	381,807
NIPPON PAINT HOLDINGS CO LTD	COMMON STOCK	30,800	836,462
NIPPON PAPER INDUSTRIES CO L	COMMON STOCK	27,400	464,397
NIPPON SHARYO LTD	COMMON STOCK	38,000	90,773
NIPPON SHEET GLASS CO LTD	COMMON STOCK	14,200	103,342
NIPPON SHINYAKU CO LTD	COMMON STOCK	13,000	640,749
NIPPON SIGNAL COMPANY LTD	COMMON STOCK	12,700	107,412
NIPPON SODA CO LTD	COMMON STOCK	40,000	187,948
NIPPON STEEL + SUMITOMO META	COMMON STOCK	124,900	2,783,834
NIPPON SUISAN KAISHA LTD	COMMON STOCK	57,500	276,841
NIPPON TELEGRAPH + TELEPHONE	COMMON STOCK	115,100	4,848,276
NIPPON YUSEN KK	COMMON STOCK	333,000	617,680
NISHI NIPPON FINANCIAL HOLDI	COMMON STOCK	24,000	249,481
NISHIMATSUYA CHAIN CO LTD	COMMON STOCK	9,300	111,742
NISSAN CHEMICAL INDUSTRIES	COMMON STOCK	27,000	901,944
NISSAN MOTOR CO LTD	COMMON STOCK	412,800	4,149,942
NISSHA PRINTING CO LTD	COMMON STOCK	8,600	206,669
NISSHIN SEIFUN GROUP INC	COMMON STOCK	37,500	563,401
NISSHIN STEEL CO LTD	COMMON STOCK	16,400	202,495
NISSHINBO HOLDINGS INC	COMMON STOCK	33,000	318,427
NISSIN CORP	COMMON STOCK	50,000	154,910
NISSIN FOODS HOLDINGS CO LTD	COMMON STOCK	12,000	630,991
NITORI HOLDINGS CO LTD	COMMON STOCK	12,900	1,477,174
NITTA CORP	COMMON STOCK	7,300	198,426
NITTO BOSEKI CO LTD	COMMON STOCK	44,000	172,111
NITTO DENKO CORP	COMMON STOCK	28,900	2,217,397
NITTO KOGYO CORP	COMMON STOCK	12,900	175,967
NITTO KOHKI CO LTD	COMMON STOCK	7,300	162,138
NKT HOLDING A/S	COMMON STOCK DKK20.	6,401	453,002
NN GROUP NV	COMMON STOCK	46,249	1,569,241
NOBIA AB	COMMON STOCK SEK.33	40,512	378,302
NOBLE GROUP LTD	COMMON STOCK HKD.25	845,517	98,657
NOHMI BOSAI LTD	COMMON STOCK	16,000	235,997
NOK CORP	COMMON STOCK	27,500	556,572
NOKIA OYJ	COMMON STOCK NPV	221,649	1,064,924
NOKIA OYJ	COMMON STOCK	728,403	3,510,036
NOKIAN RENKAAT OYJ	COMMON STOCK	19,169	715,939
NOMURA HOLDINGS INC	COMMON STOCK	613,000	3,620,813
NOMURA REAL ESTATE HOLDINGS	COMMON STOCK	26,500	450,749
NOMURA REAL ESTATE MASTER FU	REIT	643	974,458
NOMURA RESEARCH INSTITUTE LT	COMMON STOCK	25,850	787,416
NONG SHIM HOLDINGS CO	COMMON STOCK KRW5000.	2,210	220,462
NONGSHIM CO LTD	COMMON STOCK KRW5000.	853	234,634
NORBORD INC	COMMON STOCK	16,850	426,072
NORDEA BANK AB	COMMON STOCK SEK1.0	488,806	5,449,807
NORDEX SE	COMMON STOCK	18,175	391,076
NORDNET AB B SHARES	COMMON STOCK SEK1.0	46,813	192,132
NORITZ CORP	COMMON STOCK	6,100	102,968
NORSK HYDRO ASA	COMMON STOCK NOK1.098	233,266	1,117,100
NORSTAR HOLDINGS INC	COMMON STOCK USD1.0	10,014	154,648
NORTH PACIFIC BANK LTD	COMMON STOCK	56,800	234,039
NORTH WEST CO INC/THE	COMMON STOCK	8,100	166,222
NORTHAM PLATINUM LTD	COMMON STOCK ZAR.0001	80,931	239,818
NORTHERN STAR RESOURCES LTD	COMMON STOCK	113,838	288,849
NORTHGATE PLC	COMMON STOCK GBP.5	32,658	199,303
NORTHVIEW APARTMENT REAL EST	REIT	3,600	53,877
NORWEGIAN AIR SHUTTLE AS	COMMON STOCK NOK.1	7,652	255,176
NORWEGIAN KRONE	FOREIGN CURRENCY	1,420,843	165,066
NOS SGPS	COMMON STOCK EUR.01	47,167	280,426
NOVAGOLD RESOURCES INC	COMMON STOCK	68,400	313,170
NOVARTIS AG REG	COMMON STOCK CHF.5	360,878	26,300,142
NOVATEK MICROELECTRONICS COR	COMMON STOCK TWD10.	109,822	361,364
NOVATEK PJSC SPONS GDR REG S	GDR	16,914	2,191,139
NOVO NORDISK A/S B	COMMON STOCK DKK.2	310,637	11,178,422
NOVOZYMES A/S B SHARES	COMMON STOCK DKK2.0	43,007	1,482,871
NSD CO LTD	COMMON STOCK	19,200	301,911
NSI NV	REIT EUR.46	72,175	272,696
NSK LTD	COMMON STOCK	84,000	970,838
NTN CORP	COMMON STOCK	89,000	359,257
NTT DATA CORP	COMMON STOCK	21,300	1,029,939
NTT DOCOMO INC	COMMON STOCK	223,100	5,083,902
NTT URBAN DEVELOPMENT CORP	COMMON STOCK	25,000	219,819
NUFARM LTD	COMMON STOCK	52,545	347,570
NUVISTA ENERGY LTD	COMMON STOCK	45,400	234,947
NWS HOLDINGS LTD	COMMON STOCK HKD1.0	354,955	577,225
NXP SEMICONDUCTORS NV	COMMON STOCK	49,215	4,823,562
NYRSTAR NV	COMMON STOCK	20,302	166,780

OBAYASHI CORP	COMMON STOCK	108,700	1,038,020
OBIC CO LTD	COMMON STOCK	13,300	581,302
OBRASCON HUARTE LAIN S.A.	COMMON STOCK EUR.6	34,535	119,942
OC OERLIKON CORP AG REG	COMMON STOCK CHF1.0	42,769	420,713
OCADO GROUP PLC	COMMON STOCK GBP.02	124,056	404,572
OCI CO LTD	COMMON STOCK KRW5000.	3,630	235,811
OCI NV	COMMON STOCK EUR.02	15,131	264,486
ODAKYU ELECTRIC RAILWAY CO	COMMON STOCK	53,000	1,049,230
ODONTOPREV S.A.	COMMON STOCK	150,712	583,786
OIL SEARCH LTD	COMMON STOCK	239,329	1,239,865
OILES CORP	COMMON STOCK	9,200	165,602
OITA BANK LTD/THE	COMMON STOCK	32,000	119,684
OJI HOLDINGS CORP	COMMON STOCK	181,000	737,271
OKAMOTO INDUSTRIES INC	COMMON STOCK	8,000	73,840
OKI ELECTRIC INDUSTRY CO LTD	COMMON STOCK	15,800	221,984
OKINAWA ELECTRIC POWER CO	COMMON STOCK	10,500	236,284
OKUMA CORP	COMMON STOCK	36,000	342,931
OLD MUTUAL PLC	COMMON STOCK GBP.1142857	902,702	2,296,049
OLYMPUS CORP	COMMON STOCK	48,200	1,665,411
OMRON CORP	COMMON STOCK	36,600	1,403,626
OMV AG	COMMON STOCK	26,382	931,205
ONEX CORPORATION	COMMON STOCK	15,355	1,046,299
ONO PHARMACEUTICAL CO LTD	COMMON STOCK	72,200	1,577,414
ONWARD HOLDINGS CO LTD	COMMON STOCK	24,000	168,323
OOREDOO QSC	COMMON STOCK QAR10.	18,038	504,271
OPAP SA	COMMON STOCK EUR.3	39,340	348,550
OPEN HOUSE CO LTD	COMMON STOCK	14,000	333,218
OPEN TEXT CORP	COMMON STOCK	22,100	1,366,490
OPERA SOFTWARE ASA	COMMON STOCK NOK.02	28,642	124,006
OPHIR ENERGY PLC	COMMON STOCK GBP.0025	160,131	190,349
ORACLE CORP JAPAN	COMMON STOCK	6,700	337,848
ORANGE	COMMON STOCK EUR4.	327,093	4,973,794
ORANGE BELGIUM	COMMON STOCK	19,517	408,632
ORICA LTD	COMMON STOCK	65,644	836,676
ORIENT CORP	COMMON STOCK	105,300	191,819
ORIENT OVERSEAS INTL LTD	COMMON STOCK USD.1	58,400	241,713
ORIENTAL LAND CO LTD	COMMON STOCK	35,000	1,979,963
ORIENTAL WEAVERS	COMMON STOCK EGP1.0	361,259	304,271
ORIFLAME HOLDING AG	COMMON STOCK CHF1.5	11,021	333,662
ORIGIN ENERGY LTD	COMMON STOCK	319,861	1,522,248
ORIOLA CORP B	COMMON STOCK	57,766	262,451
ORION CORP	COMMON STOCK KRW5000.0	710	384,354
ORION OYJ CLASS B	COMMON STOCK EUR.65	18,047	804,829
ORIX CORP	COMMON STOCK	226,400	3,514,724
ORIX JREIT INC	REIT	413	653,117
ORKLA ASA	COMMON STOCK NOK1.25	139,022	1,261,817
ORORA LTD	COMMON STOCK	278,496	601,100
ORPEA	COMMON STOCK EUR1.25	6,017	486,808
OSAKA GAS CO LTD	COMMON STOCK	336,000	1,293,243
OSAKA TITANIUM TECHNOLOGIES	COMMON STOCK	6,500	90,231
OSISKO GOLD ROYALTIES LTD	COMMON STOCK	26,426	257,944
OSRAM LICHT AG	COMMON STOCK	15,769	829,522
OTOKAR OTOMOTIV VE SAVUNMA	COMMON STOCK TRY1.	4,958	188,006
OTP BANK PLC	COMMON STOCK HUF100.	38,984	1,116,373
OTSUKA CORP	COMMON STOCK	8,700	406,370
OTSUKA HOLDINGS CO LTD	COMMON STOCK	65,800	2,868,790
OUTOKUMPU OYJ	COMMON STOCK	40,557	363,605
OUTOTEC OYJ	COMMON STOCK	28,508	150,046
OVERSEA CHINESE BANKING CORP	COMMON STOCK	466,328	2,868,218
OYO CORP	COMMON STOCK	8,900	106,931
OZ MINERALS LTD	COMMON STOCK	73,233	416,739
PACIFIC BASIN SHIPPING LTD	COMMON STOCK USD.01	1,132,000	184,691
PACIFIC METALS CO LTD	COMMON STOCK	32,000	101,854
PADDY POWER BETFAIR PLC	COMMON STOCK EUR.09	14,744	1,597,469
PAGEGROUP PLC	COMMON STOCK GBP.01	53,286	256,115
PAKISTAN RUPEE	FOREIGN CURRENCY	9,593,653	91,915
PAN AMERICAN SILVER CORP	COMMON STOCK	41,796	631,124
PAN INTERNATIONAL INDUSTRIAL	COMMON STOCK TWD10.	166,678	126,539
PANALPINA WELTTRANSPORT REG	COMMON STOCK CHF.1	2,602	325,683
PANASONIC CORP	COMMON STOCK	369,500	3,757,773
PANDORA A/S	COMMON STOCK DKK1.	18,412	2,409,247
PAPELES Y CARTONES DE EUROPA	COMMON STOCK EUR2.0	29,023	160,548
PARADISE CO LTD	COMMON STOCK KRW500.	13,634	136,905
PARAGON GROUP COMPANIES PLC	COMMON STOCK GBP1.0	65,784	336,750
PARAMOUNT BED HOLDINGS CO LT	COMMON STOCK	7,500	299,805
PARAMOUNT RESOURCES LTD A	COMMON STOCK	23,600	317,999
PARGESA HOLDING SA BR	COMMON STOCK CHF20.0	6,680	435,827
PARK24 CO LTD	COMMON STOCK	16,100	437,138
PARKWAYLIFE REAL ESTATE	REIT	232,000	378,845

PARQUE ARAUCO S.A.	COMMON STOCK	350,653	785,191
PARROT SA	COMMON STOCK EUR.1524	9,603	105,042
PARTNER COMMUNICATIONS CO	COMMON STOCK ILS.01	67,396	323,477
PARTNERS GROUP HOLDING AG	COMMON STOCK CHF.01	3,041	1,425,935
PASON SYSTEMS INC	COMMON STOCK	17,800	260,685
PAX GLOBAL TECHNOLOGY LTD	COMMON STOCK HKD.1	202,000	133,331
PEAB AB	COMMON STOCK SEK5.35	38,172	303,741
PEARSON PLC	COMMON STOCK GBP.25	144,826	1,457,256
PEGATRON CORP	COMMON STOCK TWD10.	435,853	1,028,252
PEMBINA PIPELINE CORP	COMMON STOCK	60,132	1,881,465
PENGROWTH ENERGY CORP	COMMON STOCK	141,300	203,355
PENN WEST PETROLEUM LTD	COMMON STOCK	124,085	219,292
PENNON GROUP PLC	COMMON STOCK GBP.407	66,221	674,920
PENTA OCEAN CONSTRUCTION CO	COMMON STOCK	63,200	305,684
PEOPLE S INSURANCE CO GROU H	COMMON STOCK CNY1.0	1,181,000	464,476
PERNOD RICARD SA	COMMON STOCK EUR1.55	35,641	3,868,766
PERPETUAL LTD	COMMON STOCK	10,102	355,585
PERSIMMON PLC	COMMON STOCK GBP.1	56,670	1,239,858
PERUSAHAAN GAS NEGARA PERSER	COMMON STOCK IDR100.	2,371,000	473,534
PESCANOVA SA	COMMON STOCK EUR6.	7,948	84
PETROBRAS PETROLEO BRAS	COMMON STOCK	487,303	2,463,800
PETROBRAS PETROLEO BRAS PR	PREFERENCE	680,717	3,000,030
PETROCHINA CO LTD H	COMMON STOCK CNY1.0	2,974,000	2,194,905
PETROFAC LTD	COMMON STOCK USD.02	43,595	467,122
PETROLEUM GEO SERVICES	COMMON STOCK NOK3.	42,519	143,905
PETROLEUM GEO SERVICES ASA	RIGHTS	4,768	3,711
PETRONAS CHEMICALS GROUP BHD	COMMON STOCK MYR.1	435,300	677,093
PETRONAS DAGANGAN BHD	COMMON STOCK MYR1.	67,000	355,321
PETRONAS GAS BHD	COMMON STOCK MYR1.	69,800	331,294
PEUGEOT SA	COMMON STOCK EUR1.	82,739	1,351,518
PEYTO EXPLORATION + DEV CORP	COMMON STOCK	27,900	690,921
PFEIFFER VACUUM TECHNOLOGY	COMMON STOCK	3,406	318,881
PGE SA	COMMON STOCK PLN10.25	145,687	364,355
PHARMA MAR SA	COMMON STOCK EUR.05	81,501	232,497
PHILIP MORRIS CR AS	COMMON STOCK CZK1000.0	624	318,993
PHILIPPINE PESO	FOREIGN CURRENCY	5,444,132	109,512
PHISON ELECTRONICS CORP	COMMON STOCK TWD10.	54,229	427,871
PHOENIX GROUP HOLDINGS	COMMON STOCK EUR.0001	51,290	465,261
PHOENIX HEALTHCARE GROUP CO	COMMON STOCK HKD.00025	135,500	173,195
PIAGGIO + C. S.P.A.	COMMON STOCK	80,915	135,215
PICC PROPERTY + CASUALTY H	COMMON STOCK CNY1.0	782,873	1,208,201
PICK N PAY STORES LTD	COMMON STOCK ZAR.0125	53,459	248,954
PIGEON CORP	COMMON STOCK	19,000	486,117
PIHSIANG MACHINERY MFG CO	COMMON STOCK TWD10.	190,000	369,540
PILOT CORP	COMMON STOCK	4,700	194,081
PING AN INSURANCE GROUP CO H	COMMON STOCK CNY1.0	868,000	4,319,309
PIONEER CORP	COMMON STOCK	108,300	217,397
PIONEER FOODS GROUP LTD	COMMON STOCK ZAR.1	25,220	283,863
PIRAEUS BANK S.A	COMMON STOCK EUR.3	1,170,664	258,750
PIXART IMAGING INC	COMMON STOCK TWD10.	105,509	217,835
PKO BANK POLSKI SA	COMMON STOCK PLN1.	148,062	998,123
PLAYTECH PLC	COMMON STOCK	47,506	484,431
PLDT INC	COMMON STOCK PHP5.0	17,262	474,190
PLENUS CO LTD	COMMON STOCK	10,100	197,399
POLISH ZLOTY	FOREIGN CURRENCY	433,446	103,837
POLSKI KONCERN NAFTOWY ORLEN	COMMON STOCK PLN1.25	60,835	1,242,351
POLSKIE GORNICTWO NAFTOWE I	COMMON STOCK PLN1.	343,791	463,411
POLY PROPERTY GROUP CO LTD	COMMON STOCK	379,000	125,200
PORSCHE AUTOMOBIL HLDG PRF	PREFERENCE	22,251	1,212,010
POSCO	COMMON STOCK KRW5000.	10,236	2,163,765
POSCO SPON ADR	ADR	5,870	308,469
POSCO DAEWOO CORP	COMMON STOCK KRW5000.0	11,657	259,796
POSTNL NV	COMMON STOCK EUR.08	79,308	343,227
POTASH CORP OF SASKATCHEWAN	COMMON STOCK	142,196	2,575,550
POU CHEN	COMMON STOCK TWD10.	513,520	637,227
POUND STERLING	FOREIGN CURRENCY	2,028,171	2,506,108
POWER ASSETS HOLDINGS LTD	COMMON STOCK	229,500	2,022,236
POWER CORP OF CANADA	COMMON STOCK	64,922	1,454,760
POWER FINANCIAL CORP	COMMON STOCK	45,500	1,138,645
POWERTECH TECHNOLOGY INC	COMMON STOCK TWD10.	193,897	521,326
POWSZECHNY ZAKLAD UBEZPIECZE	COMMON STOCK PLN.1	84,590	672,983
PPB GROUP BERHAD	COMMON STOCK MYR1.	112,500	397,664
PPC LTD	COMMON STOCK	128,294	51,573
PRAIRIESKY ROYALTY LTD	COMMON STOCK	35,962	856,513
PRECINCT PROPERTIES NEW ZEAL	COMMON STOCK	615,221	514,407
PRECISION DRILLING CORP	COMMON STOCK	62,700	342,242
PREMIER FOODS PLC	COMMON STOCK GBP.1	180,949	104,911
PREMIER OIL PLC	COMMON STOCK GBP.125	148,099	134,861
PRESIDENT CHAIN STORE CORP	COMMON STOCK TWD10.	97,608	698,203

PRESS KOGYO CO LTD	COMMON STOCK	46,500	205,237
PRIMARY HEALTH CARE LTD	COMMON STOCK	103,845	306,187
PROMOTORA DE INFORMACIONES A	COMMON STOCK EUR3.0	24,600	136,007
PROMOTORA Y OPERADORA DE INF	COMMON STOCK	92,700	778,443
PROSEGUR COMP SEGURIDAD	COMMON STOCK EUR.06	57,620	360,389
PROSIEBENSAT.1 MEDIA SE	COMMON STOCK	38,230	1,480,836
PROVIDENT FINANCIAL PLC	COMMON STOCK GBP.2072727	26,180	922,844
PROXIMUS	COMMON STOCK	26,584	766,963
PRUDENTIAL PLC	COMMON STOCK GBP.05	412,888	8,257,241
PRYSMIAN SPA	COMMON STOCK EUR.1	35,837	921,748
PSG GROUP LTD	COMMON STOCK ZAR.01	27,754	444,169
PSP SWISS PROPERTY AG REG	COMMON STOCK CHF.1	8,009	693,353
PTG ENERGY PCL FOREIGN	FOREIGN SH. THB1.0 A	1,459,800	1,335,040
PTT EXPLORATION + PROD FOR	FOREIGN SH. THB1.0 A	302,812	813,886
PTT GLOBAL CHEMICAL PCL FOR	FOREIGN SH. THB10.0 A	454,442	799,482
PTT PCL/FOREIGN	FOREIGN SH. THB10.0 A	184,224	1,913,722
PUBLIC BANK BERHAD	COMMON STOCK MYR1.	426,281	1,872,936
PUBLIC POWER CORP	COMMON STOCK EUR4.6	25,040	76,299
PUBLICIS GROUPE	COMMON STOCK EUR.4	32,429	2,241,595
QANTAS AIRWAYS LTD	COMMON STOCK	130,572	313,931
QATAR GAS TRANSPORT(NAKILAT)	COMMON STOCK QAR10.	74,910	474,398
QATAR NATIONAL BANK	COMMON STOCK QAR10.	37,096	1,659,495
QATARI RIAL	FOREIGN CURRENCY	112,202	30,813
QBE INSURANCE GROUP LTD	COMMON STOCK	242,870	2,188,884
QIAGEN N.V.	COMMON STOCK EUR.01	40,200	1,130,075
QISDA CORP	COMMON STOCK TWD10.	551,955	256,697
QL RESOURCES BHD	COMMON STOCK MYR.25	255,600	248,402
QUALITY HOUSE PCL FOREIGN	FOREIGN SH. THB1.0 A	2,184,438	157,380
QUANTA COMPUTER INC	COMMON STOCK TWD10.	393,511	732,188
QUIMICA Y MINERA CHIL SP ADR	ADR USD1.0	20,355	583,171
QUNAR CAYMAN ISLANDS LTD ADR	ADR USD.001	8,900	268,157
RADIANT OPTO ELECTRONICS COR	COMMON STOCK TWD10.	90,000	155,835
RADIUM LIFE TECH CO LTD	COMMON STOCK TWD10.0	248,022	72,053
RAIFFEISEN BANK INTERNATIONA	COMMON STOCK	17,020	311,975
RAKUTEN INC	COMMON STOCK	173,500	1,701,284
RAMIRENT OYJ	COMMON STOCK	9,512	74,115
RAMSAY HEALTH CARE LTD	COMMON STOCK	24,502	1,211,930
RAND MERCHANT INVESTMENT HOL	COMMON STOCK ZAR.0001	129,776	377,937
RANDGOLD RESOURCES LTD	COMMON STOCK USD.05	16,352	1,253,681
RANDSTAD HOLDING NV	COMMON STOCK EUR.1	22,824	1,238,672
RATOS AB B SHS	COMMON STOCK	45,969	218,224
REALTEK SEMICONDUCTOR CORP	COMMON STOCK TWD10.	104,329	328,054
REC SILICON ASA	COMMON STOCK NOK1.0	657,493	87,068
RECKITT BENCKISER GROUP PLC	COMMON STOCK GBP.1	107,682	9,126,824
RECORDATI SPA	COMMON STOCK EUR.125	19,664	558,085
RECRUIT HOLDINGS CO LTD	COMMON STOCK	59,100	2,371,522
RED ELECTRICA CORPORACION SA	COMMON STOCK EUR.5	79,920	1,510,005
REDEFINE PROPERTIES LTD	REIT	818,828	673,028
REDES ENERGETICAS NACIONAIS	COMMON STOCK EUR1.	52,607	149,679
REDROW PLC	COMMON STOCK GBP.1	66,896	354,259
RELIANCE INFRAST SP GDR 144A	GDR	1,652	34,116
RELX NV	COMMON STOCK EUR.07	175,184	2,950,628
RELX PLC	COMMON STOCK GBP.144397	188,453	3,360,304
REMGRO LTD	COMMON STOCK	96,268	1,571,117
REMY COINTREAU	COMMON STOCK EUR1.6	4,530	387,151
RENAULT SA	COMMON STOCK EUR3.81	33,025	2,942,369
RENEWI PLC	COMMON STOCK GBP.1	133,698	151,988
RENGO CO LTD	COMMON STOCK	47,000	255,955
RENHE COMMERCIAL HOLDINGS	COMMON STOCK HKD.01	2,997,000	76,650
RENTOKIL INITIAL PLC	COMMON STOCK GBP.01	346,240	949,657
REPSOL SA	COMMON STOCK EUR1.	181,567	2,558,921
REPSOL SA	RIGHT	181,567	67,411
RESILIENT REIT LTD	REIT	60,974	510,044
RESONA HOLDINGS INC	COMMON STOCK	372,800	1,922,660
RESTAURANT BRANDS INTERN	COMMON STOCK	36,094	1,721,197
RESTAURANT GROUP PLC	COMMON STOCK GBP.28125	43,260	172,819
REUNERT LTD	COMMON STOCK ZAR.1	40,163	198,956
REXEL SA	COMMON STOCK EUR5.	54,219	892,449
REZIDOR HOTEL GROUP AB	COMMON STOCK EUR.067	39,128	152,843
RHB BANK BHD	COMMON STOCK	160,328	168,091
RHEINMETALL AG	COMMON STOCK	9,320	627,465
RHI AG	COMMON STOCK	6,372	162,934
RICOH CO LTD	COMMON STOCK	126,600	1,070,339
RIGHTMOVE PLC	COMMON STOCK GBP.01	15,874	764,903
RINNAI CORP	COMMON STOCK	6,200	500,473
RIO TINTO LTD	COMMON STOCK	61,268	2,644,484
RIO TINTO PLC	COMMON STOCK GBP.1	197,717	7,549,041
RIOCAN REAL ESTATE INVST TR	REIT	31,000	615,585
RITCHIE BROS AUCTIONEERS	COMMON STOCK	20,300	689,508

RMB HOLDINGS LTD	COMMON STOCK ZAR.01	157,743	766,866
ROAD KING INFRASTRUCTURE LTD	COMMON STOCK HKD.1	239,000	198,546
ROCHE HOLDING AG GENUSSCHEIN	COMMON STOCK	113,540	25,920,089
ROCKWOOL INTL A/S B SHS	COMMON STOCK DKK10.	1,500	264,500
ROGERS COMMUNICATIONS INC B	COMMON STOCK	62,942	2,430,757
ROGERS SUGAR INC	COMMON STOCK	14,100	71,601
ROHM CO LTD	COMMON STOCK	17,000	977,621
ROHTO PHARMACEUTICAL CO LTD	COMMON STOCK	21,000	329,306
ROLAND DG CORP	COMMON STOCK	10,000	261,471
ROLLS ROYCE HOLDINGS PLC	COMMON STOCK GBP.2	321,178	2,648,285
ROSNEFT OIL CO PJSC REG GDR	GDR	96,285	625,853
ROSNEFT OIL CO PJSC REG GDR	GDR	123,437	800,412
ROSTELECOM PJSC	COMMON STOCK RUB.0025	214,139	294,669
ROTORK PLC	COMMON STOCK GBP.005	166,790	494,513
ROUND ONE CORP	COMMON STOCK	35,100	243,277
ROYAL BANK OF CANADA	COMMON STOCK	253,260	17,160,983
ROYAL BANK OF SCOTLAND GROUP	COMMON STOCK GBP1.0	539,233	1,493,249
ROYAL DUTCH SHELL PLC A SHS	COMMON STOCK EUR.07	703,233	19,428,474
ROYAL DUTCH SHELL PLC B SHS	COMMON STOCK EUR.07	618,546	17,697,256
ROYAL HOLDINGS CO LTD	COMMON STOCK	14,700	235,353
ROYAL MAIL PLC	COMMON STOCK GBP.01	139,433	795,438
RPC GROUP PLC	COMMON STOCK GBP.05	48,108	631,040
RPS GROUP PLC	COMMON STOCK GBP.03	57,251	156,607
RSA INSURANCE GROUP PLC	COMMON STOCK GBP1.0	174,087	1,258,894
RTL GROUP	COMMON STOCK	7,508	551,402
RUBIS	COMMON STOCK EUR2.5	7,777	642,393
RUSHYDRO PJSC	COMMON STOCK RUB1.0	29,926,600	452,490
RWE AG	COMMON STOCK	87,805	1,094,147
RYANAIR HOLDINGS PLC	COMMON STOCK EUR.006	54,545	833,523
RYANAIR HOLDINGS PLC SP ADR	ADR	290	24,145
RYMAN HEALTHCARE LTD	COMMON STOCK	103,080	583,743
RYOHIN KEIKAKU CO LTD	COMMON STOCK	4,400	862,121
S 1 CORPORATION	COMMON STOCK KRW500.	4,547	329,788
S IMMO AG	COMMON STOCK	54,496	574,740
S OIL CORP	COMMON STOCK KRW2500.0	9,000	627,765
S.A.C.I. FALABELLA	COMMON STOCK	122,008	968,909
S+P/TSX 60 IX FUT MAR17	XMOD 20170316	11,400	(17,674)
SA SA INTERNATIONAL HLDGS	COMMON STOCK HKD.1	681,488	270,458
SAFRAN SA	COMMON STOCK EUR.2	50,234	3,623,932
SAGE GROUP PLC/THE	COMMON STOCK GBP.01051948	176,345	1,421,822
SAINSBURY (J) PLC	COMMON STOCK GBP.285714	301,030	924,757
SAINT MARC HOLDINGS CO LTD	COMMON STOCK	7,800	237,468
SAIPEM SPA	COMMON STOCK NPV	796,413	446,507
SAIZERIYA CO LTD	COMMON STOCK	3,900	87,778
SAKATA SEED CORP	COMMON STOCK	7,300	206,462
SALZGITTER AG	COMMON STOCK	9,551	337,043
SAMPO CORP	COMMON STOCK TWD10.	581,316	329,661
SAMPO OYJ A SHS	COMMON STOCK	63,452	2,843,058
SAMSUNG C+T CORP	COMMON STOCK KRW100.0	13,448	1,388,165
SAMSUNG CARD CO	COMMON STOCK KRW5000.	8,611	282,819
SAMSUNG ELECTRO MECHANICS CO	COMMON STOCK KRW5000.	11,892	499,416
SAMSUNG ELECTRONICS CO LTD	COMMON STOCK KRW5000.0	16,592	24,515,641
SAMSUNG ELECTRONICS PREF	PREFERENCE	3,071	3,611,189
SAMSUNG ENGINEERING CO LTD	COMMON STOCK KRW5000.	34,049	289,639
SAMSUNG FIRE + MARINE INS	COMMON STOCK KRW500.	6,170	1,370,721
SAMSUNG HEAVY INDUSTRIES	COMMON STOCK KRW5000.	49,777	380,251
SAMSUNG LIFE INSURANCE CO LT	COMMON STOCK KRW500.	13,922	1,295,121
SAMSUNG SDI CO LTD PFD	COMMON STOCK KRW5000.	10,064	904,416
SAMSUNG SDS CO LTD	COMMON STOCK KRW500.0	5,400	622,777
SAMSUNG SECURITIES CO LTD	COMMON STOCK KRW5000.	11,487	301,176
SAN A CO LTD	COMMON STOCK	2,900	140,437
SAN AI OIL CO LTD	COMMON STOCK	23,000	164,196
SAN IN GODO BANK LTD/THE	COMMON STOCK	26,100	217,538
SANDS CHINA LTD	COMMON STOCK USD.01	409,200	1,760,184
SANDVIK AB	COMMON STOCK SEK1.2	180,791	2,238,265
SANKEN ELECTRIC CO LTD	COMMON STOCK	34,000	148,240
SANKI ENGINEERING CO LTD	COMMON STOCK	34,700	289,258
SANKYO CO LTD	COMMON STOCK	9,800	316,415
SANKYO TATEYAMA INC	COMMON STOCK	7,500	101,827
SANKYU INC	COMMON STOCK	52,000	314,131
SANLAM LTD	COMMON STOCK ZAR.01	231,026	1,061,538
SANOFI	COMMON STOCK EUR2.	187,192	15,169,514
SANOMA OYJ	COMMON STOCK	16,040	139,459
SANRIO CO LTD	COMMON STOCK	9,700	183,113
SANTEN PHARMACEUTICAL CO LTD	COMMON STOCK	65,500	801,564
SANTOS LTD	COMMON STOCK	300,144	869,948
SANYANG MOTOR CO LTD	COMMON STOCK TWD10.0	206,140	132,310
SAP SE	COMMON STOCK	164,540	14,408,678
SAPPI LIMITED	COMMON STOCK ZAR1.	108,677	712,223

SAPPORO HOLDINGS LTD	COMMON STOCK	16,600	427,807
SAPURA ENERGY BHD	COMMON STOCK MYR1.0	636,100	229,194
SAPUTO INC	COMMON STOCK	45,800	1,622,578
SARTORIUS STEDIM BIOTECH	COMMON STOCK EUR.2	6,870	434,406
SAS AB	COMMON STOCK	49,434	75,781
SASOL LTD	COMMON STOCK	86,133	2,494,703
SATO CORP	COMMON STOCK	9,700	194,342
SATS LTD	COMMON STOCK	136,358	456,658
SAVILLS PLC	COMMON STOCK GBP.025	29,994	258,961
SAWAI PHARMACEUTICAL CO LTD	COMMON STOCK	5,500	295,454
SBERBANK OF RUSSIA PJSC	COMMON STOCK RUB3.0	1,435,137	4,069,812
SBERBANK PAO SPONSORED ADR	ADR	103,764	1,198,248
SBI HOLDINGS INC	COMMON STOCK	41,523	528,084
SBM OFFSHORE NV	COMMON STOCK EUR.25	34,059	534,246
SCENTRE GROUP	REIT	892,155	3,004,653
SCHAEFFLER AG	PREFERENCE	31,817	470,529
SCHIBSTED ASA B SHS	COMMON STOCK NOK.5	14,183	301,545
SCHIBSTED ASA CL A	COMMON STOCK NOK.5	14,086	324,186
SCHINDLER HOLDING AG REG	COMMON STOCK CHF.1	3,265	571,416
SCHINDLER HOLDING PART CERT	COMMON STOCK CHF.1	6,590	1,162,681
SCHNEIDER ELECTRIC SE	COMMON STOCK EUR4.0	2,893	199,851
SCHNEIDER ELECTRIC SE	COMMON STOCK EUR4.0	90,776	6,320,393
SCHOELLER BLECKMANN OILFIELD	COMMON STOCK EUR1.	4,014	322,911
SCHRODERS PLC	COMMON STOCK GBP1.0	22,536	833,409
SCHWEITER TECHNOLOGIES AG BR	COMMON STOCK CHF1.0	308	348,289
SCOR SE	COMMON STOCK EUR7.876972	34,455	1,192,668
SCREEN HOLDINGS CO LTD	COMMON STOCK	7,600	471,076
SCSK CORP	COMMON STOCK	10,800	378,054
SEADRILL LTD	COMMON STOCK USD2.	47,389	163,461
SEB SA	COMMON STOCK EUR1.	4,123	559,791
SEBANG CO LTD	COMMON STOCK KRW500.	7,590	94,980
SECOM CO LTD	COMMON STOCK	35,900	2,625,202
SECURE ENERGY SERVICES INC	COMMON STOCK	35,900	313,478
SECURITAS AB B SHS	COMMON STOCK SEK1.	59,760	942,540
SEEK LTD	COMMON STOCK	69,959	751,703
SEGA SAMMY HOLDINGS INC	COMMON STOCK	33,600	499,937
SEGRO PLC	REIT GBP.1	145,350	824,730
SEIKAGAKU CORP	COMMON STOCK	12,600	186,789
SEIKO EPSON CORP	COMMON STOCK	48,200	1,020,254
SEIKO HOLDINGS CORP	COMMON STOCK	34,000	120,403
SEIREN CO LTD	COMMON STOCK	17,400	213,120
SEKISUI CHEMICAL CO LTD	COMMON STOCK	76,000	1,212,021
SEKISUI HOUSE LTD	COMMON STOCK	105,600	1,757,511
SEKISUI JUSHI CORP	COMMON STOCK	19,000	300,144
SEMAFO INC	COMMON STOCK	71,600	235,988
SEMBCORP INDUSTRIES LTD	COMMON STOCK	181,200	356,295
SEMBCORP MARINE LTD	COMMON STOCK	129,200	123,157
SEMEN INDONESIA PERSERO TBK	COMMON STOCK IDR100.	643,700	436,505
SEMICONDUCTOR MANUFACTURING	COMMON STOCK USD.004	455,700	712,120
SEMPERIT AG HOLDING	COMMON STOCK	3,423	92,974
SENIOR PLC	COMMON STOCK GBP.1	99,214	237,131
SENKO GROUP HOLDINGS CO LTD	COMMON STOCK	25,000	168,851
SENSHU IKEDA HOLDINGS INC	COMMON STOCK	55,720	256,844
SENSHUKAI CO LTD	COMMON STOCK	31,500	190,903
SEOBU T+D	COMMON STOCK KRW500.	16,289	247,728
SEOUL SEMICONDUCTOR CO LTD	COMMON STOCK KRW500.	13,517	173,679
SEPTENI HOLDINGS CO LTD	COMMON STOCK	47,500	162,300
SERCO GROUP PLC	COMMON STOCK GBP.02	193,514	342,447
SES	RECEIPT	61,905	1,365,940
SEVEN + I HOLDINGS CO LTD	COMMON STOCK	124,600	4,751,558
SEVEN BANK LTD	COMMON STOCK	96,600	278,103
SEVEN GENERATIONS ENERGY A	COMMON STOCK	38,800	905,878
SEVERN TRENT PLC	COMMON STOCK GBP.9789	43,609	1,196,294
SEVERSTAL GDR REG S	GDR	49,935	757,228
SFA ENGINEERING CORP	COMMON STOCK KRW500.	4,277	228,169
SFR GROUP SA	COMMON STOCK EUR1.0	18,978	536,129
SFS GROUP AG	COMMON STOCK CHF.1	4,291	350,793
SGL CARBON SE	COMMON STOCK	14,410	126,823
SGS SA REG	COMMON STOCK CHF1.0	962	1,957,354
SHAFTESBURY PLC	REIT GBP.25	50,397	565,079
SHANDONG WEIGAO GP MEDICAL H	COMMON STOCK CNY.1	356,000	236,843
SHANG GONG GROUP CO LTD B	COMMON STOCK CNY1.0	462,245	527,831
SHANGHAI ELECTRIC GRP CO L H	COMMON STOCK CNY1.0	626,000	279,092
SHANGHAI FOSUN PHARMACEUTI H	COMMON STOCK CNY1.0	108,500	331,490
SHANGHAI INDUSTRIAL HLDG LTD	COMMON STOCK	111,000	299,567
SHANGHAI JIN JIANG INTL HO H	COMMON STOCK CNY1.	572,000	151,698
SHANGHAI JINJIANG INTL B	COMMON STOCK CNY1.	70,300	103,988
SHANGHAI LUJIAZUI FIN+TRAD B	COMMON STOCK CNY1.0	9,180	13,394
SHANGHAI PHARMACEUTICALS H	COMMON STOCK CNY1.0	197,400	451,228

SHANGHAI POTEVIO CO LTD B	COMMON STOCK CNY1.	88,100	120,902
SHANGHAI SHIBEI HI TECH CO B	COMMON STOCK CNY1.0	55,900	63,264
SHANGRI LA ASIA LTD	COMMON STOCK HKD1.0	309,595	326,155
SHARP CORP	COMMON STOCK	294,000	678,693
SHAW COMMUNICATIONS INC B	COMMON STOCK	71,532	1,436,987
SHAWCOR LTD	COMMON STOCK	15,100	403,552
SHENG SIONG GROUP LTD	COMMON STOCK	915,000	597,921
SHENZHOU INTERNATIONAL GROUP	COMMON STOCK HKD.1	121,000	762,173
SHIGA BANK LTD/THE	COMMON STOCK	42,000	227,886
SHIKOKU ELECTRIC POWER CO	COMMON STOCK	29,700	300,916
SHIMADZU CORP	COMMON STOCK	47,000	748,562
SHIMAMURA CO LTD	COMMON STOCK	3,900	487,568
SHIMANO INC	COMMON STOCK	12,000	1,882,142
SHIMAO PROPERTY HOLDINGS LTD	COMMON STOCK HKD.1	303,000	394,986
SHIMIZU CORP	COMMON STOCK	114,000	1,042,971
SHIN ETSU CHEMICAL CO LTD	COMMON STOCK	62,600	4,834,544
SHIN KONG FINANCIAL HOLDING	COMMON STOCK TWD10.	1,575,755	386,195
SHINHAN FINANCIAL GROUP LTD	COMMON STOCK KRW5000.	71,334	2,674,538
SHINING BUILDING BUSINESS CO	COMMON STOCK TWD10.0	284,157	91,183
SHINKO ELECTRIC INDUSTRIES	COMMON STOCK	22,700	153,240
SHINKO PLANTECH CO LTD	COMMON STOCK	20,900	151,828
SHINSEGAE INC	COMMON STOCK KRW5000.0	1,645	239,604
SHINSEI BANK LTD	COMMON STOCK	342,000	576,361
SHIONOGI + CO LTD	COMMON STOCK	54,000	2,581,918
SHIP HEALTHCARE HOLDINGS INC	COMMON STOCK	11,000	282,613
SHIRE PLC	COMMON STOCK GBP.05	150,639	8,558,644
SHISEIDO CO LTD	COMMON STOCK	70,800	1,792,252
SHIZUOKA BANK LTD/THE	COMMON STOCK	100,000	839,425
SHIZUOKA GAS CO LTD	COMMON STOCK	15,700	110,590
SHO BOND HOLDINGS CO LTD	COMMON STOCK	6,600	274,902
SHOPPING CENTRES AUSTRALASIA	REIT	331,408	531,128
SHOPRITE HOLDINGS LTD	COMMON STOCK ZAR1.134	80,369	1,007,174
SHOUGANG CONCORD INTL ENT CO	COMMON STOCK	1,802,000	58,773
SHOUGANG FUSHAN RESOURCES GR	COMMON STOCK	676,000	131,667
SHOWA DENKO K K	COMMON STOCK	23,500	336,409
SHOWA SANGYO CO LTD	COMMON STOCK	40,000	205,842
SHOWA SHELL SEKIYU KK	COMMON STOCK	51,300	477,564
SHUI ON LAND LTD	COMMON STOCK USD.0025	718,828	154,906
SHUN TAK HOLDINGS LTD	COMMON STOCK	586,750	201,160
SIAM CEMENT PUB CO FOR REG	FOREIGN SH. THB1.0 A	76,900	1,065,118
SIAM COMMERCIAL BANK FOREIGN	FOREIGN SH. THB10.0 A	304,225	1,295,551
SIBANYE GOLD LTD	COMMON STOCK	139,328	250,834
SIEGFRIED HOLDING AG REG	COMMON STOCK CHF2.0	949	198,805
SIEMENS AG REG	COMMON STOCK NPV	132,560	16,327,028
SIENNA SENIOR LIVING INC	COMMON STOCK	6,100	74,143
SIERRA WIRELESS INC	COMMON STOCK	7,900	123,827
SIG PLC	COMMON STOCK GBP.1	133,975	170,972
SIGMA PHARMACEUTICALS LTD	COMMON STOCK	635,166	592,666
SIKA AG BR	COMMON STOCK CHF.6	386	1,857,712
SILICONWARE PRECISION INDS	COMMON STOCK TWD10.	382,355	566,957
SILVER STANDARD RESOURCES	COMMON STOCK	26,200	234,639
SILVER WHEATON CORP	COMMON STOCK	75,400	1,458,466
SIMCORP A/S	COMMON STOCK DKK1.	11,264	549,413
SIME DARBY BERHAD	COMMON STOCK MYR.5	534,155	964,155
SIMS METAL MANAGEMENT LTD	COMMON STOCK	38,548	356,435
SINA CORP	COMMON STOCK USD.133	9,100	553,189
SINANEN HOLDINGS CO LTD	COMMON STOCK	11,800	215,775
SINGAPORE AIRLINES LTD	COMMON STOCK	83,140	555,075
SINGAPORE DOLLAR	FOREIGN CURRENCY	965,059	668,000
SINGAPORE EXCHANGE LTD	COMMON STOCK	162,000	802,496
SINGAPORE POST LTD	COMMON STOCK	320,000	324,022
SINGAPORE PRESS HOLDINGS LTD	COMMON STOCK	306,750	747,773
SINGAPORE TECH ENGINEERING	COMMON STOCK	273,000	607,449
SINGAPORE TELECOMMUNICATIONS	COMMON STOCK NPV	1,278,090	3,215,175
SINO AMERICAN SILICON PRODUC	COMMON STOCK TWD10.	169,013	174,523
SINO BIOPHARMACEUTICAL	COMMON STOCK HKD.025	1,121,998	788,678
SINO LAND CO	COMMON STOCK	521,223	771,646
SINO OCEAN GROUP HOLDING LTD	COMMON STOCK	869,074	387,592
SINOFERT HOLDINGS LTD	COMMON STOCK HKD.1	562,000	75,864
SINOLINK WORLDWIDE HOLDINGS	COMMON STOCK HKD.1	1,104,000	124,889
SINOPAC FINANCIAL HOLDINGS	COMMON STOCK TWD10.	1,550,766	436,148
SINOPEC SHANGHAI PETROCHEM H	COMMON STOCK CNY1.0	742,500	401,993
SINOPHARM GROUP CO H	COMMON STOCK CNY1.0	220,800	906,047
SINOTRANS LIMITED H	COMMON STOCK CNY1.0	705,000	313,275
SIRTEX MEDICAL LTD	COMMON STOCK	22,381	228,781
SISTEMA PJSC REG S SPONS GDR	GDR	41,127	370,124
SIX OF OCTOBER DEVELOPMENT	COMMON STOCK EGP4.0	161,414	132,479
SIXT SE	COMMON STOCK	8,854	475,822
SIXT SE PRFD	PREFERENCE	9,926	408,225

SJM HOLDINGS LTD	COMMON STOCK	425,000	332,175
SK HOLDINGS CO LTD	COMMON STOCK KRW200.0	7,220	1,369,759
SK HYNIX INC	COMMON STOCK KRW5000.	96,330	3,521,176
SK INNOVATION CO LTD	COMMON STOCK KRW5000.	11,450	1,380,819
SK NETWORKS CO LTD	COMMON STOCK KRW2500.	32,780	186,834
SK TELECOM	COMMON STOCK KRW500.	2,648	492,646
SK TELECOM CO LTD SPON ADR	ADR	1,339	27,985
SKANDINAVISKA ENSKILDA BAN A	COMMON STOCK SEK10.0	254,037	2,671,600
SKANSKA AB B SHS	COMMON STOCK	70,852	1,674,663
SKF AB B SHARES	COMMON STOCK SEK2.5	68,503	1,261,007
SKY NETWORK TELEVISION LTD	COMMON STOCK	96,553	305,626
SKY PLC	COMMON STOCK GBP.5	172,788	2,107,707
SKYCITY ENTERTAINMENT GROUP	COMMON STOCK	162,659	446,035
SKYWORTH DIGITAL HLDGS LTD	COMMON STOCK HKD.1	575,087	326,887
SM INVESTMENTS CORP	COMMON STOCK PHP10.	54,195	712,825
SM PRIME HOLDINGS INC	COMMON STOCK PHP1.0	1,970,989	1,121,851
SMARTONE TELECOMMUNICATIONS	COMMON STOCK HKD.1	305,355	410,148
SMC CORP	COMMON STOCK	8,900	2,122,300
SMITH + NEPHEW PLC	COMMON STOCK USD.2	148,201	2,213,816
SMITHS GROUP PLC	COMMON STOCK GBP.375	71,487	1,245,092
SMS CO LTD	COMMON STOCK	9,200	204,102
SMURFIT KAPPA GROUP PLC	COMMON STOCK EUR.001	38,401	882,165
SNAM SPA	COMMON STOCK	356,414	1,468,976
SNC LAVALIN GROUP INC	COMMON STOCK	28,200	1,215,225
SOCIETE BIC SA	COMMON STOCK EUR3.82	5,115	696,645
SOCIETE GENERALE SA	COMMON STOCK EUR1.25	125,567	6,176,461
SOCO INTERNATIONAL PLC	COMMON STOCK GBP.05	83,498	164,344
SODEXO	COMMON STOCK EUR4.	16,742	1,927,695
SOFTBANK GROUP CORP	COMMON STOCK	154,700	10,233,899
SOFTWARE AG	COMMON STOCK	12,658	461,179
SOHO CHINA LTD	COMMON STOCK HKD.02	472,500	232,246
SOHU.COM INC	COMMON STOCK USD.001	6,900	233,841
SOJITZ CORP	COMMON STOCK	234,700	570,079
SOL	FOREIGN CURRENCY	47,688	14,223
SOLVAY SA	COMMON STOCK EUR15.0	12,487	1,464,321
SOMPO HOLDINGS INC	COMMON STOCK	60,800	2,057,267
SONAE	COMMON STOCK EUR1.0	168,952	155,549
SONDA SA	COMMON STOCK	184,856	328,128
SONIC HEALTHCARE LTD	COMMON STOCK	69,395	1,074,596
SONOVA HOLDING AG REG	COMMON STOCK CHF.05	9,650	1,169,801
SONY CORP	COMMON STOCK	212,800	5,926,112
SONY FINANCIAL HOLDINGS INC	COMMON STOCK	30,800	478,379
SOPRA STERIA GROUP	COMMON STOCK EUR1.0	3,098	352,367
SOSEI GROUP CORP	COMMON STOCK	2,700	310,679
SOTETSU HOLDINGS INC	COMMON STOCK	76,000	374,854
SOUTH AFRICAN RAND	FOREIGN CURRENCY	1,611,517	117,844
SOUTH KOREAN WON	FOREIGN CURRENCY	16,454,566	13,624
SOUTH32 LTD	COMMON STOCK	584,999	1,158,347
SOUTH32 LTD	COMMON STOCK	336,786	665,477
SOUTHERN COPPER CORP	COMMON STOCK USD.01	21,295	680,162
SOUTHERN COPPER CORP	COMMON STOCK USD.01	7,036	227,192
SPAR GROUP LIMITED/THE	COMMON STOCK	31,440	455,831
SPARK INFRASTRUCTURE GROUP	STAPLED SECURITY	330,758	569,248
SPARK NEW ZEALAND LTD	COMMON STOCK	403,910	958,571
SPECTRIS PLC	COMMON STOCK GBP.05	19,025	543,092
SPI 200 FUTURES MAR17	XSFE 20170316	350	27,371
SPIRAX SARCO ENGINEERING PLC	COMMON STOCK GBP.269231	13,320	685,873
SPONDA OYJ	COMMON STOCK	48,881	225,551
SPORTS DIRECT INTERNATIONAL	COMMON STOCK GBP.1	48,638	167,369
SPROTT INC	COMMON STOCK	65,100	121,846
SQUARE ENIX HOLDINGS CO LTD	COMMON STOCK	13,800	354,413
SRI LANKA RUPEE	FOREIGN CURRENCY	2,414	16
SRI REJEKI ISMAN TBK PT	COMMON STOCK IDR100.	2,553,000	43,544
SSAB AB B SHARES	COMMON STOCK	42,847	135,437
SSAB AB A SHARES	COMMON STOCK	48,973	185,727
SSE PLC	COMMON STOCK GBP.5	177,234	3,396,988
SSGA	G STIFF ERISA QUALIFIED	48,442,329	48,442,329
ST BARBARA LTD	COMMON STOCK	143,137	204,945
ST GALLER KANTONALBANK A REG	COMMON STOCK CHF70.0	653	254,444
ST JAMES S PLACE PLC	COMMON STOCK GBP.15	87,682	1,093,494
ST SHINE OPTICAL CO LTD	COMMON STOCK TWD10.	16,008	304,191
ST. MODWEN PROPERTIES PLC	COMMON STOCK GBP.1	51,078	191,726
STADA ARZNEIMITTEL AG	COMMON STOCK	13,380	692,714
STAGECOACH GROUP PLC	COMMON STOCK GBP.005482	96,531	257,549
STALLERGENES GREER PLC	COMMON STOCK EUR1.0	2,563	83,469
STANDARD BANK GROUP LTD	COMMON STOCK ZAR.1	198,820	2,209,079
STANDARD CHARTERED PLC	COMMON STOCK USD.5	542,220	4,452,695
STANDARD LIFE PLC	COMMON STOCK GBP.122222	333,426	1,524,220
STANLEY ELECTRIC CO LTD	COMMON STOCK	29,000	792,106

STANTEC INC	COMMON STOCK	21,800	551,401
STAR ENTERTAINMENT GRP LTD/T	COMMON STOCK	170,524	636,681
STARHUB LTD	COMMON STOCK	139,000	269,482
START TODAY CO LTD	COMMON STOCK	31,200	536,397
STATE BANK OF INDI GDR REG S	GDR	13,079	479,510
STATOIL ASA	COMMON STOCK NOK2.5	207,851	3,799,484
STEINHOFF INTERNATIONAL H NV	COMMON STOCK EUR.5	399,948	2,074,159
STMICROELECTRONICS NV	COMMON STOCK EUR1.04	115,150	1,308,171
STO SE + CO. KGAA PREF SHRS	PREFERENCE	1,351	132,324
STOCKLAND	REIT NPV	492,135	1,630,581
STORA ENSO OYJ R SHS	COMMON STOCK	102,731	1,102,683
STOREBRAND ASA	COMMON STOCK NOK5.	139,340	743,482
STRATEC BIOMEDICAL AG	COMMON STOCK	3,437	165,809
STRAUMANN HOLDING AG REG	COMMON STOCK CHF.1	1,913	747,246
SUBARU CORP	COMMON STOCK	100,400	4,092,300
SUBSEA 7 SA	COMMON STOCK USD2.	50,432	639,532
SUEDZUCKER AG	COMMON STOCK	17,337	414,410
SUEZ	COMMON STOCK EUR4.0	57,471	849,322
SULZER AG REG	COMMON STOCK CHF.01	2,218	228,846
SUMCO CORP	COMMON STOCK	42,500	547,146
SUMITOMO BAKELITE CO LTD	COMMON STOCK	30,000	168,149
SUMITOMO CHEMICAL CO LTD	COMMON STOCK	273,000	1,294,298
SUMITOMO CORP	COMMON STOCK	189,900	2,235,408
SUMITOMO DAINIPPON PHARMA CO	COMMON STOCK	31,000	533,391
SUMITOMO ELECTRIC INDUSTRIES	COMMON STOCK	127,300	1,831,610
SUMITOMO FORESTRY CO LTD	COMMON STOCK	21,600	284,759
SUMITOMO HEAVY INDUSTRIES	COMMON STOCK	104,000	669,269
SUMITOMO METAL MINING CO LTD	COMMON STOCK	87,000	1,121,302
SUMITOMO MITSUI FINANCIAL GR	COMMON STOCK	213,554	8,112,503
SUMITOMO MITSUI TRUST HOLDIN	COMMON STOCK	57,500	2,047,189
SUMITOMO OSAKA CEMENT CO LTD	COMMON STOCK	61,000	229,849
SUMITOMO REALTY + DEVELOPMEN	COMMON STOCK	62,000	1,646,287
SUMITOMO RUBBER INDUSTRIES	COMMON STOCK	33,600	532,606
SUMMARECON AGUNG TBK PT	COMMON STOCK IDR100.0	2,910,000	284,953
SUN ART RETAIL GROUP LTD	COMMON STOCK	390,000	341,552
SUN HUNG KAI PROPERTIES	COMMON STOCK	234,302	2,934,002
SUN INTERNATIONAL LTD	COMMON STOCK ZAR.08	24,690	156,031
SUN LIFE FINANCIAL INC	COMMON STOCK	104,697	4,024,556
SUNCOR ENERGY INC	COMMON STOCK	271,623	8,891,726
SUNCORP GROUP LTD	COMMON STOCK	225,228	2,198,199
SUNLIGHT REAL ESTATE INVEST	REIT	761,000	437,967
SUNNY OPTICAL TECH	COMMON STOCK HKD.1	184,000	801,866
SUNRISE COMMUNICATIONS GROUP	COMMON STOCK	7,230	476,718
SUNTEC REIT	REIT	432,000	491,013
SUNTORY BEVERAGE + FOOD LTD	COMMON STOCK	26,000	1,077,798
SUPERIOR PLUS CORP	COMMON STOCK	39,200	372,693
SURGUTNEFTEGAS SP ADR	ADR	173,423	867,115
SURGUTNEFTEGAZ SP ADR PREF	ADR	34,310	176,010
SURUGA BANK LTD	COMMON STOCK	32,800	731,718
SURYA CITRA MEDIA PT TBK	COMMON STOCK IDR50.0	1,118,500	231,984
SUZUKEN CO LTD	COMMON STOCK	13,600	444,524
SUZUKI MOTOR CORP	COMMON STOCK	61,500	2,163,270
SVENSKA CELLULOSA AB SCA B	COMMON STOCK SEK3.33	100,373	2,838,344
SVENSKA HANDELSBANKEN A SHS	COMMON STOCK	248,775	3,466,420
SWATCH GROUP AG/THE BR	COMMON STOCK CHF2.25	4,953	1,542,989
SWATCH GROUP AG/THE REG	COMMON STOCK CHF.45	9,517	582,770
SWEDBANK AB A SHARES	COMMON STOCK SEK22.0	150,668	3,651,960
SWEDISH KRONA	FOREIGN CURRENCY	369,156	40,635
SWEDISH MATCH AB	COMMON STOCK SEK1.9823	35,374	1,127,067
SWEDISH ORPHAN BIOVITRUM AB	COMMON STOCK SEK.55	29,457	345,768
SWIRE PACIFIC LTD CL A	COMMON STOCK HKD.6	93,500	892,683
SWIRE PROPERTIES LTD	COMMON STOCK	195,200	534,969
SWISS FRANC	FOREIGN CURRENCY	403,687	397,193
SWISS LIFE HOLDING AG REG	COMMON STOCK CHF5.1	5,737	1,626,330
SWISS PRIME SITE REG	COMMON STOCK	12,230	1,002,788
SWISS RE AG	COMMON STOCK CHF.1	47,678	4,525,726
SWISSCOM AG REG	COMMON STOCK CHF1.0	4,478	2,006,039
SWISSQUOTE GROUP HOLDING REG	COMMON STOCK CHF.2	5,508	129,263
SYDBANK A/S	COMMON STOCK DKK10.	17,469	541,852
SYDNEY AIRPORT	STAPLED SECURITY	208,489	901,068
SYMRISE AG	COMMON STOCK	26,056	1,587,998
SYNGENTA AG REG	COMMON STOCK CHF.1	14,984	5,932,769
SYNNEX TECHNOLOGY INTL CORP	COMMON STOCK TWD10.	219,150	220,013
SYNTHOS SA	COMMON STOCK PLN.03	178,249	194,572
SYSMEX CORP	COMMON STOCK	24,500	1,419,090
T GAIA CORP	COMMON STOCK	16,600	270,136
T+D HOLDINGS INC	COMMON STOCK	96,500	1,273,337
TABCORP HOLDINGS LTD	COMMON STOCK	191,654	667,199
TACHI S CO LTD	COMMON STOCK	12,400	207,916

TAHOE RESOURCES INC	COMMON STOCK	54,900	517,867
TAIHEI DENGYO KAISHA LTD	COMMON STOCK	18,000	175,162
TAIHEIYO CEMENT CORP	COMMON STOCK	198,000	626,085
TAIKISHA LTD	COMMON STOCK	5,800	141,119
TAISEI CORP	COMMON STOCK	184,000	1,288,754
TAISHIN FINANCIAL HOLDING	COMMON STOCK TWD10.	1,405,071	513,144
TAISHO PHARMACEUTICAL HOLDIN	COMMON STOCK	6,600	547,830
TAIWAN CEMENT	COMMON STOCK TWD10.	721,615	782,858
TAIWAN COOPERATIVE FINANCIAL	COMMON STOCK TWD10.0	1,142,632	497,265
TAIWAN FERTILIZER CO LTD	COMMON STOCK TWD10.	110,000	136,818
TAIWAN GLASS IND CORP	COMMON STOCK TWD10.	302,084	124,324
TAIWAN MOBILE CO LTD	COMMON STOCK TWD10.	277,528	894,594
TAIWAN PAIHO LTD	COMMON STOCK TWD10.	175,389	516,339
TAIWAN SECOM	COMMON STOCK TWD10.	84,261	231,617
TAIWAN SEMICONDUCTOR MANUFAC	COMMON STOCK TWD10.	3,987,363	22,329,381
TAIWAN SURFACE MOUNTING TECH	COMMON STOCK TWD10.	80,964	66,099
TAIWAN TEA CORP	COMMON STOCK TWD10.	421,607	183,025
TAIYO YUDEN CO LTD	COMMON STOCK	25,200	301,862
TAKARA BIO INC	COMMON STOCK	23,400	314,314
TAKARA HOLDINGS INC	COMMON STOCK	36,000	331,027
TAKASHIMAYA CO LTD	COMMON STOCK	53,000	437,232
TAKEDA PHARMACEUTICAL CO LTD	COMMON STOCK	119,000	4,924,845
TAKIRON CO LTD	COMMON STOCK	26,000	115,513
TAL EDUCATION GROUP ADR	ADR	7,800	547,170
TALKTALK TELECOM GROUP	COMMON STOCK GBP.001	126,459	264,023
TAMRON CO LTD	COMMON STOCK	5,100	84,650
TATE + LYLE PLC	COMMON STOCK GBP.25	92,048	803,773
TATNEFT PAO SPONSORED ADR	ADR	3,175	132,366
TATNEFT PJSC	COMMON STOCK RUB1.0	265,606	1,858,780
TATTS GROUP LTD	COMMON STOCK	326,344	1,057,273
TATUNG CO LTD	COMMON STOCK TWD10.	412,828	121,656
TAURON POLSKA ENERGIA SA	COMMON STOCK PLN5.	260,209	177,657
TAYLOR WIMPEY PLC	COMMON STOCK GBP.01	608,332	1,145,493
TCL MULTIMEDIA TECHNOLOGY	COMMON STOCK HKD1.0	441,400	217,854
TDC A/S	COMMON STOCK DKK1.	143,100	736,048
TDK CORP	COMMON STOCK	23,600	1,621,587
TECAN GROUP AG REG	COMMON STOCK CHF.1	2,878	449,129
TECHNIP SA	COMMON STOCK EUR.7625	20,149	1,432,674
TECHNOPOLIS OYJ	COMMON STOCK	87,606	288,781
TECHTRONIC INDUSTRIES CO LTD	COMMON STOCK	274,500	983,498
TECK RESOURCES LTD CLS B	COMMON STOCK	101,761	2,038,938
TECNICAS REUNIDAS SA	COMMON STOCK EUR.1	6,830	279,996
TECO ELECTRIC + MACHINERY	COMMON STOCK TWD10.	423,775	365,416
TEIJIN LTD	COMMON STOCK	33,200	672,722
TELE2 AB B SHS	COMMON STOCK SEK1.25	65,936	530,047
TELECOM ARGENTINA S.A. B	COMMON STOCK ARS1.	6	22
TELECOM ITALIA RSP	COMMON STOCK	810,872	587,244
TELECOM ITALIA SPA	COMMON STOCK	1,995,678	1,760,647
TELECOM PLUS PLC	COMMON STOCK	24,917	361,951
TELEFONICA BRASIL S.A. PREF	PREFERENCE	75,648	1,012,212
TELEFONICA DEUTSCHLAND HOLDI	COMMON STOCK	108,131	463,011
TELEFONICA SA	COMMON STOCK EUR1.	780,689	7,253,778
TELEKOM MALAYSIA BHD	COMMON STOCK MYR.7	468,534	621,287
TELEKOMUNIKASI INDONESIA PER	COMMON STOCK IDR50.	9,795,000	2,881,536
TELENET GROUP HOLDING NV	COMMON STOCK	9,109	506,406
TELENOR ASA	COMMON STOCK NOK6.	123,487	1,847,056
TELEPERFORMANCE	COMMON STOCK EUR2.5	10,476	1,052,805
TELESITES SAB DE CV	COMMON STOCK	276,953	151,372
TELEVISION BROADCASTS LTD	COMMON STOCK	122,600	403,192
TELEVISION FRANCAISE (T.F.1)	COMMON STOCK EUR.2	25,853	257,650
TELIA CO AB	COMMON STOCK SEK3.2	403,618	1,628,371
TELKOM SA SOC LTD	COMMON STOCK ZAR10.	56,670	306,447
TELSTRA CORP LTD	COMMON STOCK	698,242	2,574,911
TELUS CORP	COM (NON CANADIAN	35,648	1,136,387
TEMENOS GROUP AG REG	COMMON STOCK CHF5.0	9,569	667,647
TEMP HOLDINGS CO LTD	COMMON STOCK	29,500	457,481
TENAGA NASIONAL BHD	COMMON STOCK MYR1.	489,005	1,512,735
TENARIS SA	COMMON STOCK USD1.	72,757	1,299,507
TENCENT HOLDINGS LTD	COMMON STOCK HKD.00002	944,200	22,919,890
TERNA ENERGY SA	COMMON STOCK EUR.3	68,702	203,179
TERNA SPA	COMMON STOCK EUR.22	263,241	1,206,638
TERUMO CORP	COMMON STOCK	53,600	1,978,790
TESCO PLC	COMMON STOCK GBP.05	1,372,223	3,502,182
TEST RESEARCH INC	COMMON STOCK TWD10.	178,812	211,534
TEVA PHARMACEUTICAL IND LTD	COMMON STOCK ILS.1	134,715	4,870,659
TEVA PHARMACEUTICAL SP ADR	ADR	20,211	732,649
TGS NOPEC GEOPHYSICAL CO ASA	COMMON STOCK NOK.25	25,339	563,763
THAI VEGETABLE OIL PCL FOR	FOREIGN SH. THB1.0 A	343,480	388,460
THAICOM PCL FOREIGN	FOREIGN SH. A	259,700	140,690

THAILAND BAHT	FOREIGN CURRENCY	16,985,943	474,329
THALES SA	COMMON STOCK EUR3.	17,881	1,736,015
THANACHART CAPITAL FOREIGN	FOREIGN SH. THB10.0 A	379,600	466,411
THE FOSCHINI GROUP LTD	COMMON STOCK ZAR.0125	43,317	500,820
THE UNITED LABORATORIES INTE	COMMON STOCK HKD.01	423,000	287,330
THK CO LTD	COMMON STOCK	20,800	459,387
THOMAS COOK GROUP PLC	COMMON STOCK EUR.01	297,173	317,980
THOMSON REUTERS CORP	COMMON STOCK	61,030	2,674,116
THYSSENKRUPP AG	COMMON STOCK	72,828	1,738,835
TIANJIN PORT DVLP HLDS LTD	COMMON STOCK HKD.1	1,004,000	153,482
TIANNENG POWER INTL LTD	COMMON STOCK HKD.1	234,000	214,615
TIETO OYJ	COMMON STOCK	12,646	345,661
TIGER BRANDS LTD	COMMON STOCK ZAR.1	31,447	913,923
TIM PARTICIPACOES SA	COMMON STOCK	152,872	360,884
TIME DOTCOM BHD	COMMON STOCK MYR.5	281,120	489,024
TINGYI (CAYMAN ISLN) HLDG CO	COMMON STOCK USD.005	364,000	440,691
TIS INC	COMMON STOCK	14,000	299,536
TISCO FINANCIAL FOREIGN	FOREIGN SH. THB10.0 A	146,390	246,296
TITAN CEMENT CO. S.A.	COMMON STOCK EUR4.	9,353	219,979
TKH GROUP NV DUTCH CERT	DUTCH CERT EUR.25	12,672	502,314
TMX GROUP LTD	COMMON STOCK	8,472	451,823
TOA CORP	COMMON STOCK	9,200	157,129
TOBU RAILWAY CO LTD	COMMON STOCK	181,000	898,835
TOCALO CO LTD	COMMON STOCK	9,700	210,836
TOCHIGI BANK LTD/THE	COMMON STOCK	24,000	117,748
TOD S SPA	COMMON STOCK EUR2.0	3,032	197,521
TOENEC CORP	COMMON STOCK	26,000	128,001
TOHO CO LTD	COMMON STOCK	19,900	563,552
TOHO GAS CO LTD	COMMON STOCK	88,000	716,164
TOHO HOLDINGS CO LTD	COMMON STOCK	20,300	405,211
TOHO TITANIUM CO LTD	COMMON STOCK	12,700	85,274
TOHO ZINC CO LTD	COMMON STOCK	58,000	224,778
TOHOKU ELECTRIC POWER CO INC	COMMON STOCK	89,000	1,125,313
TOKAI HOLDINGS CORP	COMMON STOCK	29,800	208,274
TOKAI RIKA CO LTD	COMMON STOCK	13,000	260,479
TOKEN CORP	COMMON STOCK	2,240	158,718
TOKIO MARINE HOLDINGS INC	COMMON STOCK	109,800	4,499,018
TOKUYAMA CORP	COMMON STOCK	64,000	242,972
TOKYO CENTURY CORP	COMMON STOCK	12,200	417,214
TOKYO ELECTRIC POWER COMPANY	COMMON STOCK	263,000	1,062,158
TOKYO ELECTRON LTD	COMMON STOCK	25,400	2,399,604
TOKYO GAS CO LTD	COMMON STOCK	317,000	1,433,952
TOKYO ROPE MFG CO LTD	COMMON STOCK	9,000	151,215
TOKYO SEIMITSU CO LTD	COMMON STOCK	10,800	320,024
TOKYO STEEL MFG CO LTD	COMMON STOCK	26,400	202,607
TOKYO TATEMONO CO LTD	COMMON STOCK	38,300	512,100
TOKYO TY FINANCIAL GROUP INC	COMMON STOCK	6,900	240,172
TOKYOTOKEIBA CO LTD	COMMON STOCK	63,000	144,528
TOKYU CONSTRUCTION CO LTD	COMMON STOCK	22,160	178,696
TOKYU CORP	COMMON STOCK	206,000	1,514,461
TOKYU FUDOSAN HOLDINGS CORP	COMMON STOCK	89,400	527,754
TOMONY HOLDINGS INC	COMMON STOCK	49,200	254,395
TOMTOM	COMMON STOCK EUR.2	27,840	250,844
TOMY COMPANY LTD	COMMON STOCK	11,200	118,966
TONENGENERAL SEKIYU KK	COMMON STOCK	59,000	622,178
TONG HSING ELECTRONIC INDUST	COMMON STOCK TWD10.	54,871	186,593
TONGAAT HULETT LTD	COMMON STOCK ZAR1.	25,076	238,496
TOPCON CORP	COMMON STOCK	20,100	301,822
TOPDANMARK A/S	COMMON STOCK DKK1.0	13,585	345,523
TOPIX INDX FUTR MAR17	XOSE 20170309	480,000	190,670
TOPPAN PRINTING CO LTD	COMMON STOCK	94,000	897,686
TORAY INDUSTRIES INC	COMMON STOCK	250,000	2,024,780
TORII PHARMACEUTICAL CO LTD	COMMON STOCK	6,400	141,660
TOROMONT INDUSTRIES LTD	COMMON STOCK	21,104	666,459
TORONTO DOMINION BANK	COMMON STOCK	309,300	15,272,992
TOSHIBA CORP	COMMON STOCK	702,000	1,699,555
TOSOH CORP	COMMON STOCK	113,000	799,332
TOTAL SA	COMMON STOCK EUR2.5	366,005	18,720,989
TOTO LTD	COMMON STOCK	29,700	1,174,514
TOURMALINE OIL CORP	COMMON STOCK	34,400	921,147
TOWA PHARMACEUTICAL CO LTD	COMMON STOCK	3,300	129,513
TOWER SEMICONDUCTOR LTD	COMMON STOCK ILS1.	15,365	290,931
TOYO CORP	COMMON STOCK	11,600	103,009
TOYO KANETSU K K	COMMON STOCK	56,000	150,992
TOYO KOHAN CO LTD	COMMON STOCK	28,000	88,633
TOYO SEIKAN GROUP HOLDINGS L	COMMON STOCK	27,600	515,032
TOYO SUISAN KAISHA LTD	COMMON STOCK	17,000	616,163
TOYOBO CO LTD	COMMON STOCK	157,000	233,366
TOYODA GOSEI CO LTD	COMMON STOCK	12,500	292,120

TOYOTA BOSHOKU CORP	COMMON STOCK	10,900	250,442
TOYOTA INDUSTRIES CORP	COMMON STOCK	27,500	1,308,713
TOYOTA MOTOR CORP	COMMON STOCK	431,800	25,260,123
TOYOTA TSUSHO CORP	COMMON STOCK	39,100	1,018,039
TP ICAP PLC	COMMON STOCK GBP.25	109,626	586,321
TPG TELECOM LTD	COMMON STOCK	62,485	307,709
TPK HOLDING CO LTD	COMMON STOCK TWD10.	78,000	142,958
TRAKYA CAM SANAYII AS	COMMON STOCK TRY1.	181,142	146,151
TRANSALTA CORP	COMMON STOCK	78,596	435,456
TRANSCANADA CORP	COMMON STOCK	137,665	6,214,712
TRANSCEND INFORMATION INC	COMMON STOCK TWD10.0	72,566	191,181
TRANSCOSMOS INC	COMMON STOCK	10,500	245,378
TRANSPORTADORA DE GAS SUR B	COMMON STOCK ARS1.0	3	6
TRANSURBAN GROUP	STAPLED SECURITY	339,679	2,538,264
TRAVELSKY TECHNOLOGY LTD H	COMMON STOCK CNY1.0	181,000	379,034
TRAVIS PERKINS PLC	COMMON STOCK GBP.1	40,590	727,403
TREASURY WINE ESTATES LTD	COMMON STOCK	148,540	1,146,828
TRELLEBORG AB B SHS	COMMON STOCK SEK25.	43,468	856,429
TREND MICRO INC	COMMON STOCK	19,500	692,969
TRIPOD TECHNOLOGY CORP	COMMON STOCK TWD10.	131,366	295,468
TRUSCO NAKAYAMA CORP	COMMON STOCK	9,600	201,051
TRUWORTHS INTERNATIONAL LTD	COMMON STOCK ZAR.00015	88,510	513,006
TRYG A/S	COMMON STOCK DKK5.0	26,975	488,642
TS TECH CO LTD	COMMON STOCK	11,000	283,036
TSINGTAO BREWERY CO LTD H	COMMON STOCK CNY1.0	74,000	278,774
TSUGAMI CORP	COMMON STOCK	38,000	218,048
TSUKISHIMA KIKAI CO LTD	COMMON STOCK	14,300	149,386
TSUKUBA BANK LTD	COMMON STOCK	47,800	141,834
TSUMURA + CO	COMMON STOCK	10,000	275,569
TSURUHA HOLDINGS INC	COMMON STOCK	5,800	550,085
TSUTSUMI JEWELRY CO LTD	COMMON STOCK	5,100	85,342
TTY BIOPHARM CO LTD	COMMON STOCK TWD10.	175,000	553,655
TUBACEX SA	COMMON STOCK EUR.45	73,339	210,868
TUI AG DI	COMMON STOCK NPV	41,838	599,365
TUI AG DI	COMMON STOCK	44,184	619,484
TULLOW OIL PLC	COMMON STOCK GBP.1	180,625	694,105
TUNG HO STEEL ENTERPRISE COR	COMMON STOCK TWD10.	149,419	97,792
TUPRAS TURKIYE PETROL RAFINE	COMMON STOCK TRY1.	24,577	494,082
TURK SISE VE CAM FABRIKALARI	COMMON STOCK TRY1.	200,584	218,233
TURK TELEKOMUNIKASYON AS	COMMON STOCK TRY1.	110,997	166,454
TURKCELL ILETISIM HIZMET AS	COMMON STOCK TRY1.	141,862	393,029
TURKISH LIRA	FOREIGN CURRENCY	285,006	81,023
TURKIYE GARANTI BANKASI	COMMON STOCK TRY1.	397,563	861,749
TURKIYE HALK BANKASI	COMMON STOCK TRY1.	148,549	394,640
TURKIYE IS BANKASI C	COMMON STOCK TRY1.	354,775	522,710
TURKIYE SINAI KALKINMA BANK	COMMON STOCK TRY1.	689,328	276,522
TURKIYE VAKIFLAR BANKASI T D	COMMON STOCK TRY1.	176,491	218,432
TURQUOISE HILL RESOURCES LTD	COMMON STOCK	189,830	610,095
U BLOX HOLDING AG	COMMON STOCK CHF.9	1,306	245,659
U MING MARINE TRANSPORT CORP	COMMON STOCK TWD10.	65,000	50,473
UAE DIRHAM	FOREIGN CURRENCY	674,921	183,757
UBE INDUSTRIES LTD	COMMON STOCK	183,000	383,475
UBI BANCA SPA	COMMON STOCK EUR2.5	156,865	432,013
UBISOFT ENTERTAINMENT	COMMON STOCK EUR.0775	22,649	807,336
UBM PLC	COMMON STOCK GBP.1125	66,378	598,209
UBS GROUP AG REG	COMMON STOCK CHF.1	603,158	9,460,514
UCB SA	COMMON STOCK	20,478	1,313,370
UEM SUNRISE BHD	COMMON STOCK MYR.5	522,833	122,048
ULTRA ELECTRONICS HLDGS PLC	COMMON STOCK GBP.05	16,224	388,677
ULTRAPAR PARTICIPACOES SA	COMMON STOCK	59,600	1,237,362
ULVAC INC	COMMON STOCK	9,700	296,914
UMICORE	COMMON STOCK	20,132	1,148,179
UMW HOLDINGS BHD	COMMON STOCK MYR.5	170,800	173,979
UNI PRESIDENT ENTERPRISES CO	COMMON STOCK TWD10.	843,507	1,392,501
UNIBAIL RODAMCO SE	REIT EUR5.0	16,714	3,992,208
UNICHARM CORP	COMMON STOCK	63,500	1,389,686
UNICREDIT SPA	COMMON STOCK	815,080	2,347,854
UNILEVER INDONESIA TBK PT	COMMON STOCK IDR10.	374,500	1,078,208
UNILEVER NV CVA	DUTCH CERT EUR.16	278,059	11,450,909
UNILEVER PLC	COMMON STOCK GBP.0311	217,609	8,825,521
UNIMICRON TECHNOLOGY CORP	COMMON STOCK TWD10.	380,805	145,810
UNIPER SE	COMMON STOCK	34,093	468,743
UNIPOL GRUPPO FINANZIARIO SP	COMMON STOCK	89,515	322,963
UNIPOLSAI SPA	COMMON STOCK	168,630	360,733
UNIPRES CORP	COMMON STOCK	8,700	173,109
UNISEM (M) BERHAD	COMMON STOCK MYR.5	386,100	203,090
UNITE GROUP PLC	REIT GBP.25	48,010	359,853
UNITED ARROWS LTD	COMMON STOCK	7,400	204,152
UNITED INTEGRATED SERVICES	COMMON STOCK TWD10.	110,000	167,828

UNITED INTERNET AG REG SHARE	COMMON STOCK	24,132	941,169
UNITED MICROELECTRONICS CORP	COMMON STOCK TWD10.	2,160,021	761,749
UNITED OVERSEAS BANK LTD	COMMON STOCK	212,988	2,996,172
UNITED SUPER MARKETS HOLDING	COMMON STOCK	15,500	130,777
UNITED TRACTORS TBK PT	COMMON STOCK IDR250.0	372,519	587,029
UNITED URBAN INVESTMENT CORP	REIT	450	686,271
UNITED UTILITIES GROUP PLC	COMMON STOCK GBP.05	116,203	1,290,947
UNITIKA LTD	COMMON STOCK	216,000	154,729
UNIVERSAL ENTERTAINMENT CORP	COMMON STOCK	4,800	138,712
UOL GROUP LTD	COMMON STOCK	111,634	460,949
UPM KYMMENE OYJ	COMMON STOCK	91,043	2,235,634
UPONOR OYJ	COMMON STOCK	7,151	124,345
URANIUM PARTICIPATION CORP	COMMON STOCK	20,900	58,938
URANIUM PARTICIPATION CORP	COMMON STOCK	26,700	75,657
US DOLLAR		5,066,027	5,066,027
USEN CORP	COMMON STOCK	72,730	264,153
USHIO INC	COMMON STOCK	23,000	293,134
USS CO LTD	COMMON STOCK	47,800	761,474
VALE SA	COMMON STOCK	179,048	1,366,020
VALE SA PREF	PREFERENCE	332,416	2,293,114
VALEANT PHARMACEUTICALS INTE	COMMON STOCK	56,077	814,152
VALEO SA	COMMON STOCK EUR1.0	43,641	2,512,596
VALIANT HOLDING AG REG	COMMON STOCK CHF.5	3,256	324,869
VALID SOLUCOES SA	COMMON STOCK	25,317	190,761
VALLOUREC SA	COMMON STOCK EUR2.0	66,406	454,259
VALMET OYJ	COMMON STOCK	17,557	258,804
VALOR HOLDINGS CO LTD	COMMON STOCK	8,600	224,522
VALORA HOLDING AG REG	COMMON STOCK CHF1.0	1,224	348,331
VALUE PARTNERS GROUP LTD	COMMON STOCK HKD.1	436,000	346,894
VANGUARD INTERNATIONAL SEMI	COMMON STOCK TWD10.	228,691	396,505
VECTURA GROUP PLC	COMMON STOCK GBP.00025	156,858	265,792
VEDANTA RESOURCES PLC	COMMON STOCK USD.1	27,251	292,756
VENTURE CORP LTD	COMMON STOCK	47,000	321,040
VEOLIA ENVIRONNEMENT	COMMON STOCK EUR5.	81,267	1,384,251
VERESEN INC	COMMON STOCK	58,100	567,981
VERMILION ENERGY INC	COMMON STOCK	20,100	846,687
VESTAS WIND SYSTEMS A/S	COMMON STOCK DKK1.	36,056	2,347,626
VESTEL ELEKTRONIK SANAYI	COMMON STOCK TRY1.	137,367	247,857
VESUVIUS PLC	COMMON STOCK GBP.1	45,184	220,645
VICINITY CENTRES	REIT	660,198	1,432,926
VICTREX PLC	COMMON STOCK GBP.01	15,261	362,666
VINA CONCHA Y TORO S.A.	COMMON STOCK	142,191	228,216
VINCI SA	COMMON STOCK EUR2.5	80,720	5,501,458
VINDA INTERNATIONAL HOLDINGS	COMMON STOCK HKD.1	112,000	208,268
VIPSHOP HOLDINGS LTD ADR	ADR USD.0001	70,900	780,609
VIRBAC SA	COMMON STOCK EUR1.25	1,397	246,044
VIROMED CO LTD	COMMON STOCK KRW500.	4,082	348,611
VISCOFAN SA	COMMON STOCK EUR.7	12,056	595,599
VISTA LAND + LIFESCAPES INC	COMMON STOCK PHP1.0	2,646,600	263,905
VIVENDI	COMMON STOCK EUR5.5	196,155	3,733,896
VODACOM GROUP LTD	COMMON STOCK	66,981	744,475
VODAFONE GROUP PLC	COMMON STOCK USD.2095	4,420,222	10,900,095
VODAFONE QATAR	COMMON STOCK QAR10.	190,241	489,448
VOESTALPINE AG	COMMON STOCK	22,522	885,984
VOLKSWAGEN AG	COMMON STOCK	5,147	740,702
VOLKSWAGEN AG PREF	PREFERENCE	31,669	4,445,748
VOLVO AB B SHS	COMMON STOCK SEK1.2	248,672	2,905,858
VONOVIA SE	COMMON STOCK	90,225	2,944,833
VONTOBEL HOLDING AG REG	COMMON STOCK CHF1.0	5,967	313,735
VOPAK	COMMON STOCK EUR.5	12,948	612,033
VOSSLOH AG	COMMON STOCK	4,802	301,646
VTB BANK JSC GDR REG S	GDR	397,993	948,095
VTB BANK SPON GDR 144A	GDR	136,000	324,632
VTECH HOLDINGS LTD	COMMON STOCK USD.05	45,700	610,350
VUKILE PROPERTY FUND LTD	REIT	139,027	189,352
WACKER CHEMIE AG	COMMON STOCK	3,705	385,901
WACOAL HOLDINGS CORP	COMMON STOCK	23,000	268,312
WACOM CO LTD	COMMON STOCK	37,100	97,685
WALLENSTAM AB B SHS	COMMON STOCK SEK1.0	39,221	305,733
WALMART DE MEXICO SAB DE CV	COMMON STOCK	954,164	1,718,296
WALSIN LIHWA CORP	COMMON STOCK TWD10.	813,696	297,960
WANT WANT CHINA HOLDINGS LTD	COMMON STOCK USD.02	1,046,000	668,588
WARTSILA OYJ ABP	COMMON STOCK	18,188	818,590
WEG SA	COMMON STOCK	74,800	354,640
WEIBO CORP SPON ADR	ADR USD.00025	6,600	267,960
WEICHAI POWER CO LTD H	COMMON STOCK CNY1.0	210,600	323,030
WEIR GROUP PLC/THE	COMMON STOCK GBP.125	36,099	838,580
WELCIA HOLDINGS CO LTD	COMMON STOCK	5,900	360,617
WENDEL	COMMON STOCK EUR4.	5,406	652,156

WESFARMERS LTD	COMMON STOCK	185,612	5,654,288
WEST FRASER TIMBER CO LTD	COMMON STOCK	14,200	508,364
WEST JAPAN RAILWAY CO	COMMON STOCK	27,800	1,707,075
WESTFIELD CORP	MISC.	335,477	2,284,606
WESTON (GEORGE) LTD	COMMON STOCK	9,715	822,883
WESTPAC BANKING CORP	COMMON STOCK	547,799	12,876,313
WETHERSPOON (J.D.) PLC	COMMON STOCK GBP.02	23,258	255,029
WH GROUP LTD	COMMON STOCK USD.0001	989,500	796,831
WH SMITH PLC	COMMON STOCK GBP.22	24,284	466,341
WHARF HOLDINGS LTD	COMMON STOCK	243,650	1,601,442
WHEELOCK + CO LTD	COMMON STOCK	142,000	797,228
WHITBREAD PLC	COMMON STOCK GBP.767974	30,515	1,422,211
WHITECAP RESOURCES INC	COMMON STOCK	72,200	654,675
WIENERBERGER AG	COMMON STOCK	21,849	379,881
WIHLBORGS FASTIGHETER AB	COMMON STOCK SEK2.5	15,766	293,657
WILLIAM DEMANT HOLDING	COMMON STOCK DKK.2	25,045	436,273
WILLIAM HILL PLC	COMMON STOCK GBP.1	173,341	619,442
WILMAR INTERNATIONAL LTD	COMMON STOCK	307,000	759,281
WINBOND ELECTRONICS CORP	COMMON STOCK TWD10.	588,843	181,102
WIRECARD AG	COMMON STOCK	21,799	938,802
WISTRON CORP	COMMON STOCK TWD10.	458,910	353,067
WM MORRISON SUPERMARKETS	COMMON STOCK GBP.1	386,076	1,099,694
WOLSELEY PLC	COMMON STOCK GBP.1080303	44,489	2,725,187
WOLTERS KLUWER	COMMON STOCK EUR.12	62,192	2,253,579
WOOD GROUP (JOHN) PLC	COMMON STOCK GBP.042857	63,824	689,010
WOODSIDE PETROLEUM LTD	COMMON STOCK	126,491	2,848,559
WOOLWORTHS HOLDINGS LTD	COMMON STOCK	166,870	861,865
WOOLWORTHS LTD	COMMON STOCK	211,243	3,677,834
WOONGJIN THINKBIG CO LTD	COMMON STOCK KRW500.	15,718	120,180
WOORI BANK	COMMON STOCK KRW5000.0	66,444	700,039
WORKSPACE GROUP PLC	REIT GBP1.0	30,262	295,129
WORLDPAY GROUP PLC	COMMON STOCK GBP.03	212,244	705,741
WORLEYPARSONS LTD	COMMON STOCK	40,646	285,104
WPG HOLDINGS LTD	COMMON STOCK TWD10.	236,795	277,982
WPP PLC	COMMON STOCK GBP.1	216,373	4,849,924
WSP GLOBAL INC	COMMON STOCK	17,100	569,851
WT MICROELECTRONICS CO LTD	COMMON STOCK TWD10.	99,943	132,805
WYNN MACAU LTD	COMMON STOCK HKD.001	288,400	456,691
XINGDA INT L HOLDINGS	COMMON STOCK HKD.1	431,000	194,301
XINHUA WINSHARE PUBLISHING H	COMMON STOCK CNY1.0	435,000	403,894
XINYI AUTOMOBILE GLASS HONG	COMMON STOCK HKD.01	61,697	11,736
XINYI GLASS HOLDINGS LTD	COMMON STOCK HKD.1	493,580	401,578
XINYI SOLAR HOLDINGS LTD	COMMON STOCK HKD.1	835,580	270,270
YAGEO CORPORATION	COMMON STOCK TWD10.	132,769	241,406
YAHOO JAPAN CORP	COMMON STOCK	264,000	1,015,206
YAKULT HONSHA CO LTD	COMMON STOCK	15,400	714,453
YAMADA DENKI CO LTD	COMMON STOCK	148,300	799,282
YAMAGUCHI FINANCIAL GROUP IN	COMMON STOCK	39,000	424,652
YAMAHA CORP	COMMON STOCK	32,000	977,244
YAMAHA MOTOR CO LTD	COMMON STOCK	49,800	1,094,879
YAMANA GOLD INC	COMMON STOCK	186,881	525,365
YAMATO HOLDINGS CO LTD	COMMON STOCK	63,600	1,291,938
YAMATO KOGYO CO LTD	COMMON STOCK	10,200	283,478
YAMAZAKI BAKING CO LTD	COMMON STOCK	24,000	464,164
YANCHANG PETROLEUM INTERNATI	COMMON STOCK HKD.02	1,680,000	48,115
YANG MING MARINE TRANSPORT	COMMON STOCK TWD10.	375,161	56,006
YANGZIJIANG SHIPBUILDING	COMMON STOCK	312,000	175,002
YANZHOU COAL MINING CO H	COMMON STOCK CNY1.0	400,800	272,157
YAOKO CO LTD	COMMON STOCK	4,800	191,191
YAPI VE KREDI BANKASI	COMMON STOCK TRY1.	189,143	184,551
YARA INTERNATIONAL ASA	COMMON STOCK NOK1.7	30,805	1,216,942
YASKAWA ELECTRIC CORP	COMMON STOCK	42,000	652,816
YINGDE GASES GROUP CO LTD	COMMON STOCK USD.000001	445,500	164,912
YIT OYJ	COMMON STOCK	22,193	177,609
YOKOGAWA ELECTRIC CORP	COMMON STOCK	49,200	711,877
YOKOHAMA REITO CO LTD	COMMON STOCK	21,000	184,391
YOKOHAMA RUBBER CO LTD	COMMON STOCK	21,000	375,128
YOMIURI LAND CO LTD	COMMON STOCK	29,000	120,202
YONEX CO LTD	COMMON STOCK	4,200	195,624
YOUNGONE CORP	COMMON STOCK KRW500.	8,486	215,144
YTL CORP BHD	COMMON STOCK MYR.1	1,044,885	360,786
YTL POWER INTERNATIONAL BHD	COMMON STOCK MYR.5	868,753	288,274
YUANTA FINANCIAL HOLDING CO	COMMON STOCK TWD10.	1,496,409	555,355
YUANTA SECURITIES KOREA	COMMON STOCK KRW5000.0	34,702	89,785
YUE YUEN INDUSTRIAL HLDG	COMMON STOCK HKD.25	150,738	545,730
YUEXIU PROPERTY CO LTD	COMMON STOCK	1,812,000	246,920
YUEXIU TRANSPORT INFRASTRUCT	COMMON STOCK HKD.1	472,799	296,013
YUHAN CORP	COMMON STOCK KRW5000.0	1,857	306,295
YULON MOTOR COMPANY	COMMON STOCK TWD10.	147,492	122,486

YUM CHINA HOLDINGS INC	COMMON STOCK USD.01	65,800	1,718,696
YURTEC CORP	COMMON STOCK	7,000	47,579
YUSEN LOGISTICS CO LTD	COMMON STOCK	7,800	81,230
YUSHIN PRECISION EQUIPMENT	COMMON STOCK	7,800	192,413
YY INC ADR	ADR USD.00001	6,200	244,404
ZALANDO SE	COMMON STOCK	15,742	602,529
ZARDOYA OTIS SA	COMMON STOCK EUR.1	37,165	314,678
ZENRIN CO LTD	COMMON STOCK	13,700	249,298
ZENSHO HOLDINGS CO LTD	COMMON STOCK	26,800	442,112
ZERIA PHARMACEUTICAL CO LTD	COMMON STOCK	6,200	95,701
ZHEJIANG EXPRESSWAY CO H	COMMON STOCK CNY1.0	336,000	320,577
ZHEJIANG SHIBAO CO LTD H	COMMON STOCK CNY1.0	153,000	166,820
ZHONGSHENG GROUP HOLDINGS	COMMON STOCK HKD.0001	185,500	164,989
ZHUZHOU CRRC TIMES ELECTRI H	COMMON STOCK CNY1.0	111,000	561,281
ZIJIN MINING GROUP CO LTD H	COMMON STOCK CNY.1	1,227,000	388,333
ZINWELL CORPORATION	COMMON STOCK TWD10.	323,690	333,780
ZODIAC AEROSPACE	COMMON STOCK	37,195	855,570
ZORLU ENERJI ELEKTRIK URETIM	COMMON STOCK TRY1.	293,829	119,288
ZTE CORP H	COMMON STOCK CNY1.0	262,390	454,822
ZURICH INSURANCE GROUP AG	COMMON STOCK CHF.1	24,364	6,704,691
Currency Contract	GBP/USD		(189,697)
Currency Contract	JPY/USD		(223,239)

	Total: EXHIBIT B - Total International Stock Market Index Fund		$3,374,616,139

n / a - Cost is not applicable

EXHIBIT C - Total Bond Market Fund

(Managed by Neuberger Berman)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2016

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	21ST CENTURY FOX AMERICA	6.15% 01 Mar 2037	1,850,000		$2,164,988
	ABBOTT LABORATORIES	4.9% 30 Nov 2046	5,000,000		5,131,675
	ABBVIE INC	4.7% 14 May 2045	2,760,000		2,707,919
	ABBVIE INC	2.9% 06 Nov 2022	2,000,000		1,975,498
	ACTAVIS FUNDING SCS	2.45% 15 Jun 2019	2,460,000		2,470,416
	ACTAVIS FUNDING SCS	4.75% 15 Mar 2045	1,800,000		1,767,121
	AETNA INC	2.75% 15 Nov 2022	1,650,000		1,620,953
	AETNA INC	2.4% 15 Jun 2021	2,300,000		2,289,586
	ALABAMA POWER CO	2.8% 01 Apr 2025	2,775,000		2,702,356
	ALEXANDRIA REAL ESTATE E	3.9% 15 Jun 2023	1,000,000		1,015,220
	ALLSTATE CORP	3.28% 15 Dec 2026	5,000,000		5,016,595
	ALTRIA GROUP INC	5.375% 31 Jan 2044	3,000,000		3,465,366
	AMAZON.COM INC	4.8% 05 Dec 2034	1,500,000		1,650,990
	AMEREN ILLINOIS CO	4.15% 15 Mar 2046	3,090,000		3,167,284
	AMERICA MOVIL SAB DE CV	5% 30 Mar 2020	1,800,000		1,924,841
	AMERICAN MUNI PWR OHIO INC OHR	7.834% 15 Feb 2041	930,000		1,318,043
	AMERICAN TOWER CORP	3.5% 31 Jan 2023	2,000,000		2,006,050
	AMGEN INC	2.2% 22 May 2019	1,800,000		1,813,894
	AMGEN INC	3.875% 15 Nov 2021	2,225,000		2,329,168
	ANADARKO PETROLEUM CORP	3.45% 15 Jul 2024	3,000,000		2,944,935
	ANADARKO PETROLEUM CORP	6.2% 15 Mar 2040	665,000		761,619
	ANHEUSER BUSCH INBEV FIN	3.65% 01 Feb 2026	12,000,000		12,182,280
	ANHEUSER BUSCH INBEV FIN	2.65% 01 Feb 2021	5,455,000		5,486,339
	ANHEUSER BUSCH INBEV WOR	5.375% 15 Jan 2020	4,990,000		5,442,563
	ANTHEM INC	3.3% 15 Jan 2023	1,400,000		1,397,638
	APACHE CORP	5.25% 01 Feb 2042	500,000		533,166
	APACHE CORP	4.75% 15 Apr 2043	1,400,000		1,442,039
	APPLE INC	2.1% 06 May 2019	5,785,000		5,839,882
	APPLE INC	2.5% 09 Feb 2025	5,000,000		4,804,550
	ASIAN DEVELOPMENT BANK	1.5% 22 Jan 2020	4,400,000		4,376,244
	AT+T INC	2.375% 27 Nov 2018	5,000,000		5,043,685
	AT+T INC	4.5% 09 Mar 2048	7,358,000		6,611,700
	AT+T INC	6% 15 Aug 2040	1,730,000		1,901,457
	BANC OF AMERICA COMMERCIAL MOR	1% 10 Jul 2044	32,707		32,662
	BANK OF AMERICA CORP	3.3% 11 Jan 2023	3,525,000		3,536,774
	BANK OF AMERICA CORP	2% 11 Jan 2018	11,720,000		11,746,968
	BANK OF AMERICA CORP	4.875% 01 Apr 2044	1,700,000		1,844,621
	BANK OF AMERICA CORP	3.875% 01 Aug 2025	8,250,000		8,388,856
	BARRICK PD AU FIN PTY LT	5.95% 15 Oct 2039	1,055,000		1,115,799
	BAY AREA CA TOLL AUTH TOLL BRI	7.043% 01 Apr 2050	500,000		708,645
	BECTON DICKINSON AND CO	3.125% 08 Nov 2021	1,100,000		1,127,752
	BERKSHIRE HATHAWAY ENERG	6.125% 01 Apr 2036	4,035,000		5,039,227
	BERKSHIRE HATHAWAY FIN	5.75% 15 Jan 2040	1,275,000		1,568,645
	BHP BILLITON FIN USA LTD	3.25% 21 Nov 2021	1,700,000		1,751,476
	BIOGEN INC	4.05% 15 Sep 2025	5,000,000		5,147,820
	BOSTON PROPERTIES LP	5.625% 15 Nov 2020	1,400,000		1,544,070
	BP CAPITAL MARKETS PLC	2.521% 15 Jan 2020	6,275,000		6,311,426
	BP CAPITAL MARKETS PLC	3.994% 26 Sep 2023	2,000,000		2,102,230
	BRITISH TELECOM PLC	9.125% 15 Dec 2030	400,000		610,272
	BURLINGTN NORTH SANTA FE	3.4% 01 Sep 2024	2,000,000		2,058,970
	BURLINGTN NORTH SANTA FE	4.9% 01 Apr 2044	1,000,000		1,120,619
	BURLINGTN NORTH SANTA FE	4.375% 01 Sep 2042	1,800,000		1,870,592
	CALIFORNIA ST	7.55% 01 Apr 2039	3,710,000		5,489,502
	CARDINAL HEALTH INC	3.5% 15 Nov 2024	3,735,000		3,776,388
	CARRINGTON MORTGAGE LOAN TRUST	1% 25 Jun 2036	205,813		2,117
	CATERPILLAR FINANCIAL SE	2.1% 09 Jun 2019	2,600,000		2,609,467
	CATERPILLAR FINL SERVICE	1.8% 13 Nov 2018	5,000,000		5,000,050
	CATERPILLAR INC	3.803% 15 Aug 2042	938,000		901,253
	CBS CORP	2.9% 15 Jan 2027	3,160,000		2,931,222
	CBS CORP	4.3% 15 Feb 2021	2,100,000		2,226,426
	CELGENE CORP	2.25% 15 May 2019	1,750,000		1,750,998
	CELGENE CORP	3.95% 15 Oct 2020	795,000		831,122

CHARTER COMM OPT LLC/CAP	3.579% 23 Jul 2020	2,000,000	2,040,470
CHARTER COMM OPT LLC/CAP	4.908% 23 Jul 2025	3,000,000	3,161,790
CHEVRON CORP	2.411% 03 Mar 2022	6,500,000	6,443,905
CHUBB INA HOLDINGS INC	2.3% 03 Nov 2020	5,330,000	5,328,779
CISCO SYSTEMS INC	2.2% 20 Sep 2023	4,335,000	4,170,071
CISCO SYSTEMS INC	2.6% 28 Feb 2023	6,735,000	6,684,656
CISCO SYSTEMS INC	5.5% 15 Jan 2040	765,000	931,920
CITIGROUP COMMERCIAL MORTGAGE	4.023% 10 Mar 2047	3,530,000	3,753,113
CITIGROUP COMMERCIAL MORTGAGE	3.371% 10 Oct 2047	7,075,000	7,242,427
CITIGROUP COMMERCIAL MORTGAGE	3.717% 15 Sep 2048	3,400,000	3,545,731
CITIGROUP INC	2.5% 29 Jul 2019	8,000,000	8,054,840
CITIGROUP INC	3.875% 25 Oct 2023	4,900,000	5,048,847
CITIGROUP INC	4.65% 30 Jul 2045	2,098,000	2,211,393
CITIGROUP INC	2.5% 26 Sep 2018	1,500,000	1,514,348
COCA COLA CO/THE	1.875% 27 Oct 2020	2,000,000	1,983,004
COCA COLA CO/THE	3.15% 15 Nov 2020	750,000	779,140
COMCAST CORP	4.65% 15 Jul 2042	760,000	791,251
COMCAST CORP	3.375% 15 Aug 2025	5,000,000	5,030,190
COMM MORTGAGE TRUST	3.644% 10 Dec 2047	2,535,000	2,612,154
COMM MORTGAGE TRUST	4.046% 10 Oct 2046	4,000,000	4,272,429
COMM MORTGAGE TRUST	3.528% 10 Dec 2047	4,900,000	5,040,747
COMMONWEALTH EDISON CO	2.15% 15 Jan 2019	2,030,000	2,037,302
CONNECTICUT ST	5.85% 15 Mar 2032	1,045,000	1,264,460
CONOCOPHILLIPS	6% 15 Jan 2020	930,000	1,027,034
CONOCOPHILLIPS COMPANY	4.3% 15 Nov 2044	600,000	596,825
CONSOLIDATED EDISON CO O	3.95% 01 Mar 2043	2,500,000	2,419,648
COOPERATIEVE RABOBANK UA	4.625% 01 Dec 2023	2,000,000	2,104,180
CORP ANDINA DE FOMENTO	8.125% 04 Jun 2019	655,000	741,440
CORPORATE OFFICE PROP LP	3.6% 15 May 2023	1,000,000	962,238
COVIDIEN INTL FINANCE SA	3.2% 15 Jun 2022	650,000	665,564
CRED SUIS GP FUN LTD	3.75% 26 Mar 2025	5,000,000	4,924,010
CREDIT SUISSE NEW YORK	1.75% 29 Jan 2018	3,100,000	3,093,847
CSAIL COMMERCIAL MORTGAGE TRUS	3.502% 15 Nov 2049	5,555,000	5,565,067
CSX CORP	4.75% 30 May 2042	850,000	884,774
CVS HEALTH CORP	5.3% 05 Dec 2043	750,000	849,814
CVS HEALTH CORP	5.125% 20 Jul 2045	1,450,000	1,615,948
CVS HEALTH CORP	2.8% 20 Jul 2020	4,760,000	4,829,520
DEUTSCHE BANK COMMERCIAL MORTG	3.276% 10 May 2049	1,409,500	1,422,811
DEUTSCHE BANK COMMERCIAL MORTG	2.89% 10 Sep 2049	2,375,000	2,315,186
DEVON FINANCING CORP LLC	7.875% 30 Sep 2031	1,200,000	1,522,613
DIAMOND 1 FIN/DIAMOND 2	3.48% 01 Jun 2019	2,500,000	2,552,015
DISCOVERY COMMUNICATIONS	4.375% 15 Jun 2021	1,180,000	1,244,200
DOMINION RESOURCES INC	1.6% 15 Aug 2019	6,000,000	5,908,524
DOMINION RESOURCES INC	4.45% 15 Mar 2021	4,600,000	4,914,994
DOVER CORP	4.3% 01 Mar 2021	960,000	1,023,476
DOW CHEMICAL CO/THE	3% 15 Nov 2022	2,100,000	2,100,958
DR PEPPER SNAPPLE GROUP	4.42% 15 Dec 2046	3,000,000	3,056,985
DUKE ENERGY CAROLINAS	3.875% 15 Mar 2046	1,500,000	1,467,309
DUKE ENERGY CORP	2.1% 15 Jun 2018	2,490,000	2,500,590
ECOLAB INC	5.5% 08 Dec 2041	700,000	823,194
ECOPETROL SA	5.875% 28 May 2045	1,275,000	1,101,600
ENERGY TRANSFER PARTNERS	6.5% 01 Feb 2042	1,925,000	2,079,710
ENTERPRISE PRODUCTS OPER	3.35% 15 Mar 2023	1,800,000	1,822,241
ENTERPRISE PRODUCTS OPER	1.65% 07 May 2018	4,445,000	4,432,514
ENTERPRISE PRODUCTS OPER	7.55% 15 Apr 2038	800,000	1,033,742
ERICSSON LM	4.125% 15 May 2022	1,905,000	1,911,759
EUROPEAN INVESTMENT BANK	1.25% 15 May 2018	10,405,000	10,386,729
EUROPEAN INVESTMENT BANK	4% 16 Feb 2021	2,250,000	2,414,948
EXELON CORP	2.85% 15 Jun 2020	4,380,000	4,426,757
EXELON GENERATION CO LLC	5.2% 01 Oct 2019	2,000,000	2,143,522
EXPRESS SCRIPTS HOLDING	4.5% 25 Feb 2026	2,510,000	2,583,977
EXXON MOBIL CORPORATION	4.114% 01 Mar 2046	1,500,000	1,536,411
FANNIE MAE	1.25% 06 May 2021	4,000,000	3,886,672
FANNIE MAE	1.6% 24 Dec 2020	3,180,000	3,150,324
FANNIE MAE	1.375% 26 Feb 2021	3,000,000	2,941,515
FANNIE MAE	0.875% 02 Aug 2019	7,500,000	7,395,818
FANNIE MAE	1.875% 24 Sep 2026	3,000,000	2,756,175
FANNIE MAE	1% 26 Feb 2019	4,150,000	4,124,199
FANNIE MAE	2.125% 24 Apr 2026	1,100,000	1,040,260
FANNIE MAE	1.5% 22 Jun 2020	2,250,000	2,239,511
FANNIE MAE	1.625% 21 Jan 2020	2,000,000	2,005,920
FANNIE MAE	0.01% 09 Oct 2019	250,000	237,076
FANNIE MAE	7.125% 15 Jan 2030	865,000	1,234,326
FANNIE MAE	7.25% 15 May 2030	330,000	478,177
FANNIE MAE	6.625% 15 Nov 2030	535,000	744,231
FED HM LN PC POOL A17554	5.5% 01 Jan 2034	130,576	147,250
FED HM LN PC POOL A23137	5% 01 Jun 2034	1,444,660	1,584,948
FED HM LN PC POOL A31788	5% 01 Mar 2035	196,952	215,752
FED HM LN PC POOL A35945	5% 01 Jul 2035	45,356	49,355

FED HM LN PC POOL A39272	5.5% 01 Oct 2035	205,211	230,584
FED HM LN PC POOL A46663	5% 01 Aug 2035	67,389	73,701
FED HM LN PC POOL A48972	5.5% 01 May 2036	79,014	88,172
FED HM LN PC POOL A51249	6% 01 Aug 2036	23,152	26,156
FED HM LN PC POOL A54174	6% 01 Nov 2036	4,763	5,441
FED HM LN PC POOL A55275	5.5% 01 Dec 2036	38,945	43,137
FED HM LN PC POOL A56733	6% 01 Jan 2037	8,558	9,668
FED HM LN PC POOL A56988	5.5% 01 Feb 2037	120,675	134,447
FED HM LN PC POOL A57943	5% 01 Mar 2037	66,367	72,608
FED HM LN PC POOL A60311	5% 01 May 2037	84,018	91,695
FED HM LN PC POOL A61985	6% 01 Jun 2037	36,333	41,148
FED HM LN PC POOL A63820	6% 01 Aug 2037	12,871	14,541
FED HM LN PC POOL A65647	5.5% 01 Sep 2037	728	812
FED HM LN PC POOL A65895	6% 01 Sep 2037	1,673	1,907
FED HM LN PC POOL A66380	6% 01 Sep 2037	27,758	31,359
FED HM LN PC POOL A66777	6% 01 Oct 2037	36,165	41,019
FED HM LN PC POOL A68547	5.5% 01 Nov 2037	3,467	3,869
FED HM LN PC POOL A71925	5% 01 Jan 2038	160,676	174,875
FED HM LN PC POOL A72047	5% 01 Jan 2038	1,400	1,525
FED HM LN PC POOL A72232	6% 01 Feb 2038	9,383	10,600
FED HM LN PC POOL A74128	5.5% 01 Feb 2038	136,260	151,793
FED HM LN PC POOL A74793	5% 01 Mar 2038	196,362	213,674
FED HM LN PC POOL A75230	5% 01 Apr 2038	87,643	95,402
FED HM LN PC POOL A76467	6% 01 Apr 2038	17,640	19,932
FED HM LN PC POOL A77766	6% 01 Jun 2038	81,835	92,580
FED HM LN PC POOL A77961	5.5% 01 Jun 2038	18,930	20,968
FED HM LN PC POOL A77976	6% 01 Jun 2038	48,595	54,899
FED HM LN PC POOL A78147	5.5% 01 Jun 2038	2,118	2,346
FED HM LN PC POOL A80388	6% 01 Dec 2036	373	423
FED HM LN PC POOL A80970	5.5% 01 Aug 2038	11,391	12,692
FED HM LN PC POOL A81327	6% 01 Aug 2038	13,091	14,789
FED HM LN PC POOL A81426	6% 01 Sep 2038	1,793	2,026
FED HM LN PC POOL A81569	6% 01 Aug 2038	48,943	55,292
FED HM LN PC POOL A82880	5.5% 01 Nov 2038	41,324	45,950
FED HM LN PC POOL A83435	6% 01 Dec 2038	38,623	43,664
FED HM LN PC POOL A84660	5.5% 01 Feb 2039	5,655	6,266
FED HM LN PC POOL A86521	4.5% 01 May 2039	248,869	267,831
FED HM LN PC POOL A87250	5% 01 Jun 2039	168,783	185,756
FED HM LN PC POOL A88235	5.5% 01 Aug 2039	75,760	84,109
FED HM LN PC POOL A90575	5.5% 01 Jan 2040	10,823	12,003
FED HM LN PC POOL A91538	4.5% 01 Mar 2040	240,976	259,213
FED HM LN PC POOL A91695	4.5% 01 Apr 2040	58,317	62,958
FED HM LN PC POOL A92458	5% 01 Jun 2040	38,861	42,411
FED HM LN PC POOL A92939	5% 01 Jul 2040	598,111	653,943
FED HM LN PC POOL A93010	4.5% 01 Jul 2040	166,307	178,520
FED HM LN PC POOL A93505	4.5% 01 Aug 2040	206,436	222,156
FED HM LN PC POOL A93520	4.5% 01 Aug 2040	276,248	297,361
FED HM LN PC POOL A93548	4.5% 01 Aug 2040	35,540	38,343
FED HM LN PC POOL A95258	4% 01 Nov 2040	291,889	307,344
FED HM LN PC POOL A95582	4% 01 Dec 2040	542,240	570,950
FED HM LN PC POOL A96174	4% 01 Jan 2041	215,239	226,400
FED HM LN PC POOL A96687	4% 01 Jan 2041	503,960	532,097
FED HM LN PC POOL A96807	4% 01 Feb 2041	233,041	246,028
FED HM LN PC POOL A97473	4.5% 01 Mar 2041	173,069	186,120
FED HM LN PC POOL A97479	4.5% 01 Mar 2041	272,421	293,224
FED HM LN PC POOL A97620	4.5% 01 Mar 2041	905,169	973,308
FED HM LN PC POOL A97673	4.5% 01 Mar 2041	17,922	19,291
FED HM LN PC POOL A97759	5% 01 Mar 2041	479,553	523,090
FED HM LN PC POOL B14973	5% 01 Jun 2019	124,064	128,067
FED HM LN PC POOL B15314	5% 01 Jul 2019	76,675	79,043
FED HM LN PC POOL C01846	5% 01 Jun 2034	310,113	339,845
FED HM LN PC POOL C02551	6% 01 Jun 2036	42,796	48,702
FED HM LN PC POOL C03478	4.5% 01 Jun 2040	149,795	161,606
FED HM LN PC POOL C03479	5% 01 Jun 2040	149,882	163,447
FED HM LN PC POOL C03531	4% 01 Oct 2040	271,272	286,346
FED HM LN PC POOL C04244	3.5% 01 Sep 2042	1,389,154	1,430,672
FED HM LN PC POOL C09008	3% 01 Aug 2042	386,422	386,264
FED HM LN PC POOL C09035	3% 01 Apr 2043	469,281	469,090
FED HM LN PC POOL C09042	3.5% 01 May 2043	436,453	449,321
FED HM LN PC POOL E01279	5.5% 01 Jan 2018	35,868	36,484
FED HM LN PC POOL E93873	5.5% 01 Jan 2018	18,737	18,981
FED HM LN PC POOL E94294	5.5% 01 Feb 2018	11,416	11,552
FED HM LN PC POOL G01781	6.5% 01 Dec 2034	1,287,914	1,465,425
FED HM LN PC POOL G01840	5% 01 Jul 2035	3,681	4,046
FED HM LN PC POOL G01879	4.5% 01 Aug 2035	88,316	95,217
FED HM LN PC POOL G01883	5% 01 Aug 2035	32,547	35,560
FED HM LN PC POOL G01974	5% 01 Dec 2035	17,973	19,631
FED HM LN PC POOL G02391	6% 01 Nov 2036	5,396	6,135
FED HM LN PC POOL G02469	5.5% 01 Dec 2036	64,785	72,302

FED HM LN PC POOL G02478	5.5% 01 Dec 2036	33,508	37,479
FED HM LN PC POOL G02680	6% 01 Mar 2037	170,408	194,154
FED HM LN PC POOL G02793	5% 01 May 2037	89,818	98,207
FED HM LN PC POOL G02939	5.5% 01 May 2037	142,350	157,992
FED HM LN PC POOL G03238	6% 01 Aug 2037	40,720	46,191
FED HM LN PC POOL G03350	5.5% 01 Sep 2037	70,260	77,823
FED HM LN PC POOL G03432	5.5% 01 Nov 2037	13,802	15,383
FED HM LN PC POOL G03698	6% 01 Dec 2037	25,654	29,089
FED HM LN PC POOL G03776	6% 01 Jan 2038	10,943	12,383
FED HM LN PC POOL G03781	6% 01 Jan 2038	67,134	75,843
FED HM LN PC POOL G03819	6% 01 Jan 2038	59,624	67,532
FED HM LN PC POOL G04316	6% 01 May 2038	47,209	53,491
FED HM LN PC POOL G04725	5% 01 Oct 2036	65,183	71,213
FED HM LN PC POOL G04776	5.5% 01 Jul 2038	173,035	192,490
FED HM LN PC POOL G04891	5.5% 01 Jan 2038	39,486	44,233
FED HM LN PC POOL G04913	5% 01 Mar 2038	144,839	158,346
FED HM LN PC POOL G04916	5% 01 Dec 2035	81,967	89,507
FED HM LN PC POOL G04920	6% 01 Nov 2038	21,306	24,236
FED HM LN PC POOL G04924	6% 01 Nov 2038	28,291	32,016
FED HM LN PC POOL G04986	5.5% 01 Nov 2037	207,451	232,056
FED HM LN PC POOL G05120	5.5% 01 Dec 2038	39,225	43,735
FED HM LN PC POOL G05132	5% 01 Dec 2038	1,693	1,845
FED HM LN PC POOL G05179	5.5% 01 Jan 2039	22,344	24,946
FED HM LN PC POOL G05299	4.5% 01 Jun 2038	200,467	215,445
FED HM LN PC POOL G05397	4.5% 01 Apr 2039	291,689	313,780
FED HM LN PC POOL G05432	6% 01 Apr 2039	231,718	262,538
FED HM LN PC POOL G05666	6% 01 Apr 2038	13,347	15,078
FED HM LN PC POOL G05816	5.5% 01 Nov 2038	181,437	203,839
FED HM LN PC POOL G05922	5.5% 01 Jul 2039	38,874	43,296
FED HM LN PC POOL G05958	5% 01 Aug 2040	126,072	137,500
FED HM LN PC POOL G06012	4% 01 Sep 2040	87,262	92,823
FED HM LN PC POOL G06021	5.5% 01 Jan 2040	134,333	149,663
FED HM LN PC POOL G06193	5.5% 01 May 2040	20,447	22,809
FED HM LN PC POOL G06800	4% 01 Oct 2041	485,310	512,375
FED HM LN PC POOL G06892	4% 01 Jan 2042	283,816	299,728
FED HM LN PC POOL G06970	4% 01 Jun 2041	262,415	277,331
FED HM LN PC POOL G07068	5% 01 Jul 2041	156,826	170,934
FED HM LN PC POOL G07083	4% 01 Jul 2042	226,706	239,977
FED HM LN PC POOL G07216	4% 01 Jul 2042	263,190	278,421
FED HM LN PC POOL G07266	4% 01 Dec 2042	1,043,168	1,101,652
FED HM LN PC POOL G07459	3.5% 01 Aug 2043	1,264,547	1,301,818
FED HM LN PC POOL G07508	4.5% 01 Oct 2043	253,499	272,502
FED HM LN PC POOL G07519	5.5% 01 Apr 2039	141,296	157,381
FED HM LN PC POOL G07574	6% 01 May 2040	70,420	80,456
FED HM LN PC POOL G07642	5% 01 Oct 2041	992,698	1,083,467
FED HM LN PC POOL G07842	4.5% 01 Jul 2044	372,958	400,840
FED HM LN PC POOL G07903	4.5% 01 Jul 2044	189,400	203,521
FED HM LN PC POOL G07961	3.5% 01 Mar 2045	2,343,978	2,408,009
FED HM LN PC POOL G08160	5.5% 01 Nov 2036	490,753	547,352
FED HM LN PC POOL G08210	6% 01 Jul 2037	143,269	162,520
FED HM LN PC POOL G08255	5% 01 Mar 2038	126,742	138,039
FED HM LN PC POOL G08256	5.5% 01 Mar 2038	811,017	903,188
FED HM LN PC POOL G08271	6% 01 May 2038	32,762	37,088
FED HM LN PC POOL G08273	5.5% 01 Jun 2038	26,615	29,655
FED HM LN PC POOL G08323	5% 01 Feb 2039	141,031	153,493
FED HM LN PC POOL G08368	4.5% 01 Oct 2039	36,461	39,250
FED HM LN PC POOL G08372	4.5% 01 Nov 2039	145,852	156,921
FED HM LN PC POOL G08447	4.5% 01 May 2041	102,156	110,019
FED HM LN PC POOL G08479	3.5% 01 Mar 2042	420,342	432,951
FED HM LN PC POOL G08524	3% 01 Mar 2043	3,497,456	3,496,031
FED HM LN PC POOL G08525	3% 01 May 2043	1,074,196	1,072,430
FED HM LN PC POOL G08528	3% 01 Apr 2043	1,434,787	1,434,203
FED HM LN PC POOL G08534	3% 01 Jun 2043	129,474	129,260
FED HM LN PC POOL G08537	3% 01 Jul 2043	2,919,047	2,913,034
FED HM LN PC POOL G08540	3% 01 Aug 2043	591,769	590,305
FED HM LN PC POOL G08549	4.5% 01 Sep 2043	137,023	147,191
FED HM LN PC POOL G08558	4% 01 Nov 2043	215,599	226,454
FED HM LN PC POOL G08559	4.5% 01 Nov 2043	510,312	548,204
FED HM LN PC POOL G08577	4% 01 Mar 2044	0	0
FED HM LN PC POOL G08578	4.5% 01 Mar 2044	720,603	773,454
FED HM LN PC POOL G08587	4.5% 01 May 2044	28,271	30,362
FED HM LN PC POOL G08592	4% 01 Jun 2044	398,520	418,618
FED HM LN PC POOL G08593	4.5% 01 Jun 2044	328,202	352,405
FED HM LN PC POOL G08625	4.5% 01 Jan 2045	59,437	63,825
FED HM LN PC POOL G08626	3% 01 Feb 2045	860,280	855,172
FED HM LN PC POOL G08629	4.5% 01 Feb 2045	191,739	205,848
FED HM LN PC POOL G08635	3% 01 Apr 2045	988,487	982,599
FED HM LN PC POOL G08636	3.5% 01 Apr 2045	639,584	655,403
FED HM LN PC POOL G08637	4% 01 Apr 2045	546,662	574,458

FED HM LN PC POOL G08653	3% 01 Jul 2045	1,798,844	1,788,144
FED HM LN PC POOL G08654	3.5% 01 Jul 2045	883,391	905,210
FED HM LN PC POOL G08655	4% 01 Jul 2045	1,263,223	1,327,408
FED HM LN PC POOL G08658	3% 01 Aug 2045	1,150,454	1,143,616
FED HM LN PC POOL G08659	3.5% 01 Aug 2045	1,240,017	1,270,634
FED HM LN PC POOL G08676	3.5% 01 Nov 2045	2,087,441	2,139,043
FED HM LN PC POOL G08681	3.5% 01 Dec 2045	2,558,564	2,621,875
FED HM LN PC POOL G08686	3% 01 Jan 2046	652,594	648,702
FED HM LN PC POOL G08687	3.5% 01 Jan 2046	557,127	570,911
FED HM LN PC POOL G08688	4% 01 Jan 2046	429,173	451,012
FED HM LN PC POOL G08693	3.5% 01 Mar 2046	1,515,893	1,553,375
FED HM LN PC POOL G08694	4% 01 Feb 2046	754,132	792,492
FED HM LN PC POOL G08698	3.5% 01 Mar 2046	2,792,912	2,862,062
FED HM LN PC POOL G08699	4% 01 Mar 2046	3,869,817	4,066,980
FED HM LN PC POOL G08702	3.5% 01 Apr 2046	1,865,438	1,911,732
FED HM LN PC POOL G08705	3% 01 May 2046	756,600	752,079
FED HM LN PC POOL G08706	3.5% 01 May 2046	2,646,493	2,712,199
FED HM LN PC POOL G08708	4.5% 01 May 2046	359,999	386,793
FED HM LN PC POOL G08711	3.5% 01 Jun 2046	1,452,143	1,488,280
FED HM LN PC POOL G11552	5.5% 01 Feb 2019	31,850	32,615
FED HM LN PC POOL G14047	5.5% 01 Dec 2024	111,687	118,620
FED HM LN PC POOL G18188	4.5% 01 Apr 2022	30,141	31,920
FED HM LN PC POOL G30406	5.5% 01 Jul 2028	110,436	122,419
FED HM LN PC POOL G30759	5% 01 Jun 2031	53,259	57,955
FED HM LN PC POOL G60034	4.5% 01 Feb 2045	248,447	266,976
FED HM LN PC POOL G60069	3% 01 Apr 2045	754,880	751,064
FED HM LN PC POOL G60078	4.5% 01 Nov 2044	251,653	270,117
FED HM LN PC POOL G60174	4% 01 Oct 2043	789,050	832,933
FED HM LN PC POOL G60187	3% 01 Aug 2045	46,974	46,695
FED HM LN PC POOL J05098	4.5% 01 Jun 2022	113,779	119,491
FED HM LN PC POOL J17233	3% 01 Nov 2026	479,766	492,636
FED HM LN PC POOL J31961	3.5% 01 Mar 2027	152,441	159,214
FED HM LN PC POOL Q00093	4% 01 Apr 2041	692,483	730,998
FED HM LN PC POOL Q00291	5% 01 Apr 2041	410,160	448,065
FED HM LN PC POOL Q00876	4.5% 01 May 2041	279,364	300,674
FED HM LN PC POOL Q00927	5% 01 May 2041	101,804	111,301
FED HM LN PC POOL Q01237	4.5% 01 Jul 2041	183,585	197,085
FED HM LN PC POOL Q01348	4.5% 01 Jun 2041	260,693	280,593
FED HM LN PC POOL Q01443	4.5% 01 Jun 2041	313,243	337,315
FED HM LN PC POOL Q01798	4.5% 01 Jul 2041	71,883	77,568
FED HM LN PC POOL Q01936	5% 01 Jun 2041	22,298	24,291
FED HM LN PC POOL Q02583	4.5% 01 Aug 2041	118,047	126,767
FED HM LN PC POOL Q04108	4% 01 Oct 2041	291,889	307,080
FED HM LN PC POOL Q04461	4% 01 Nov 2041	330,510	349,040
FED HM LN PC POOL Q06274	3.5% 01 Feb 2042	258,638	266,437
FED HM LN PC POOL Q06344	4% 01 Feb 2042	460,128	485,960
FED HM LN PC POOL Q09004	3.5% 01 Jun 2042	342,169	352,433
FED HM LN PC POOL Q09341	3% 01 Jun 2042	86,659	86,624
FED HM LN PC POOL Q09813	3.5% 01 Aug 2042	875,550	901,742
FED HM LN PC POOL Q09896	3.5% 01 Aug 2042	491,731	506,247
FED HM LN PC POOL Q12143	3.5% 01 Oct 2042	362,055	372,805
FED HM LN PC POOL Q12544	3% 01 Oct 2042	1,099,568	1,099,120
FED HM LN PC POOL Q13765	4% 01 Dec 2042	247,782	262,396
FED HM LN PC POOL Q14038	3.5% 01 Dec 2042	769,059	792,293
FED HM LN PC POOL Q14039	3.5% 01 Dec 2042	697,474	714,663
FED HM LN PC POOL Q14321	3% 01 Dec 2042	1,081,011	1,080,571
FED HM LN PC POOL Q15885	3% 01 Feb 2043	496,948	496,745
FED HM LN PC POOL Q16084	3% 01 Mar 2043	2,103,825	2,102,968
FED HM LN PC POOL Q16893	3.5% 01 Apr 2043	1,830,558	1,884,695
FED HM LN PC POOL Q17453	3.5% 01 Apr 2043	1,348,916	1,388,751
FED HM LN PC POOL Q18305	3.5% 01 May 2043	126,490	129,874
FED HM LN PC POOL Q18306	3.5% 01 May 2043	197,336	203,166
FED HM LN PC POOL Q19475	3.5% 01 Jun 2043	1,317,796	1,357,479
FED HM LN PC POOL Q19476	3.5% 01 Jun 2043	1,028,579	1,058,997
FED HM LN PC POOL Q19909	3% 01 Jul 2043	665,015	663,654
FED HM LN PC POOL Q20172	3% 01 Jul 2043	2,162,654	2,159,093
FED HM LN PC POOL Q20680	4% 01 Oct 2043	158,249	166,489
FED HM LN PC POOL Q20780	3.5% 01 Aug 2043	835,805	860,522
FED HM LN PC POOL Q22402	4.5% 01 Oct 2043	560,534	604,623
FED HM LN PC POOL Q22671	4.5% 01 Nov 2043	466,487	501,265
FED HM LN PC POOL Q22915	4.5% 01 Nov 2043	465,478	500,445
FED HM LN PC POOL Q23101	4.5% 01 Nov 2043	377,085	405,108
FED HM LN PC POOL Q23677	4.5% 01 Dec 2043	171,713	184,705
FED HM LN PC POOL Q23891	4% 01 Dec 2043	599,145	629,251
FED HM LN PC POOL Q24894	4.5% 01 Feb 2044	27,971	30,050
FED HM LN PC POOL Q25083	4.5% 01 Mar 2044	457,704	492,403
FED HM LN PC POOL Q25285	4.5% 01 Mar 2044	106,532	114,465
FED HM LN PC POOL Q25856	4.5% 01 Apr 2044	357,490	383,886
FED HM LN PC POOL Q26154	4.5% 01 May 2044	268,160	287,781

FED HM LN PC POOL Q26367	4% 01 May 2044	597,929	630,272
FED HM LN PC POOL Q26904	4% 01 Jun 2044	568,579	597,818
FED HM LN PC POOL Q26923	4% 01 Jun 2044	753,435	791,437
FED HM LN PC POOL Q27903	4% 01 Aug 2044	976,753	1,026,273
FED HM LN PC POOL Q29182	3.5% 01 Oct 2044	799,681	819,702
FED HM LN PC POOL Q29256	4.5% 01 Oct 2044	393,903	423,047
FED HM LN PC POOL Q29863	3.5% 01 Nov 2044	659,965	676,243
FED HM LN PC POOL Q29916	4% 01 Nov 2044	363,521	381,887
FED HM LN PC POOL Q30470	4% 01 Dec 2044	479,659	503,975
FED HM LN PC POOL Q30509	4% 01 Dec 2044	241,362	253,627
FED HM LN PC POOL Q31285	3.5% 01 Feb 2045	3,420,308	3,504,887
FED HM LN PC POOL Q32070	4% 01 Mar 2045	1,212,861	1,274,446
FED HM LN PC POOL Q32857	3% 01 Apr 2045	996,375	990,413
FED HM LN PC POOL Q33869	4% 01 Jun 2045	363,554	382,108
FED HM LN PC POOL Q34590	3% 01 Jul 2045	1,766,265	1,755,724
FED HM LN PC POOL Q34661	3% 01 Jul 2045	1,057,586	1,051,258
FED HM LN PC POOL Q34966	4% 01 Jul 2045	721,199	757,905
FED HM LN PC POOL Q35225	3.5% 01 Aug 2045	1,325,514	1,358,330
FED HM LN PC POOL Q35614	3.5% 01 Aug 2045	2,049,465	2,102,600
FED HM LN PC POOL Q37234	3.5% 01 Nov 2045	2,181,850	2,235,864
FED HM LN PC POOL Q37359	3% 01 Nov 2045	116,795	116,531
FED HM LN PC POOL Q37646	3% 01 Dec 2045	217,341	216,052
FED HM LN PC POOL Q37812	3% 01 Dec 2045	239,708	238,281
FED HM LN PC POOL Q38470	4% 01 Jan 2046	592,673	622,924
FED HM LN PC POOL Q38473	4% 01 Jan 2046	565,559	594,354
FED HM LN PC POOL Q39998	4.5% 01 Apr 2046	314,768	338,073
FED HM LN PC POOL Q40375	3.5% 01 May 2046	310,995	318,730
FED HM LN PC POOL Q42339	3.5% 01 Aug 2046	94,999	97,398
FED HM LN PC POOL Q43565	3.5% 01 Oct 2046	2,072,636	2,124,326
FED HM LN PC POOL Q44452	3% 01 Nov 2046	2,875,002	2,857,786
FED HM LN PC POOL V80509	4% 01 Oct 2043	275,261	289,628
FED HM LN PC POOL V80597	4.5% 01 Oct 2043	315,582	339,343
FED HM LN PC POOL V81429	4% 01 Nov 2044	616,078	647,292
FED HM LN PC POOL Z40054	4% 01 Jul 2042	1,713,316	1,808,631
FED HM LN PC POOL Z60007	5% 01 Apr 2023	232,595	253,101
FEDERAL HOME LOAN BANK	1.25% 16 Jan 2019	3,115,000	3,113,913
FEDERAL HOME LOAN BANK	0.875% 05 Aug 2019	4,280,000	4,219,425
FEDERAL HOME LOAN BANK	0.875% 01 Oct 2018	4,000,000	3,977,988
FEDERAL HOME LOAN BANK	1.375% 15 Nov 2019	7,000,000	6,972,098
FEDERAL HOME LOAN BANK	1.875% 29 Nov 2021	2,500,000	2,483,905
FEDERAL HOME LOAN BANK	2.875% 11 Sep 2020	1,340,000	1,398,931
FEDERAL HOME LOAN BANK	5.5% 15 Jul 2036	100,000	131,173
FEDEX CORP	4% 15 Jan 2024	2,225,000	2,345,306
FEDEX CORP	4.1% 01 Feb 2045	3,000,000	2,809,020
FHLMC TBA 15 YR 2.5	2.5% 23 Jan 2032	8,195,000	8,209,726
FHLMC TBA 30 YR 3	3% 18 Jan 2047	24,555,000	24,382,486
FHLMC TBA 30 YR 3.5	3.5% 18 Jan 2047	7,720,000	7,904,839
FHLMC TBA 30 YR 4	4% 18 Jan 2047	5,970,000	6,270,482
FHLMC TBA 30 YR 4.5	4.5% 18 Jan 2047	510,000	547,420
FIFTH THIRD BANCORP	4.3% 16 Jan 2024	1,960,000	2,013,234
FNMA POOL 190391	1% 01 Sep 2038	1,605	1,817
FNMA POOL 190396	1% 01 Jun 2039	375,582	404,283
FNMA POOL 190399	1% 01 Nov 2039	294,493	328,530
FNMA POOL 251709	6% 01 Mar 2018	1,793	2,029
FNMA POOL 254797	5% 01 Jun 2023	58,166	63,328
FNMA POOL 254915	4.5% 01 Sep 2023	185,524	199,540
FNMA POOL 254919	4% 01 Sep 2018	20,427	21,020
FNMA POOL 255321	5.5% 01 Jul 2024	176,139	195,710
FNMA POOL 255498	5.5% 01 Dec 2034	85,069	95,464
FNMA POOL 255550	5.5% 01 Dec 2024	519,731	577,426
FNMA POOL 255767	5.5% 01 Jun 2025	406,875	452,195
FNMA POOL 255994	5.5% 01 Nov 2025	300,073	333,363
FNMA POOL 256476	6% 01 Nov 2036	2,333	2,640
FNMA POOL 256719	5.5% 01 May 2017	89	89
FNMA POOL 256805	5.5% 01 Jul 2022	945	1,007
FNMA POOL 256866	5% 01 Aug 2027	295,271	321,479
FNMA POOL 257262	5.5% 01 Jul 2038	21,693	24,254
FNMA POOL 257481	5% 01 Nov 2018	23,132	23,698
FNMA POOL 310124	1% 01 Aug 2018	50,046	51,434
FNMA POOL 310125	1% 01 May 2028	1,056,220	1,059,787
FNMA POOL 310157	1% 01 Sep 2041	300,899	336,249
FNMA POOL 444277	6% 01 Sep 2018	1,300	1,471
FNMA POOL 506482	6.5% 01 Jul 2029	1,563	1,769
FNMA POOL 545664	1% 01 May 2017	16,968	17,365
FNMA POOL 555092	1% 01 Dec 2017	88,702	90,778
FNMA POOL 555114	1% 01 Dec 2017	1,196	1,210
FNMA POOL 555487	1% 01 May 2018	238	243
FNMA POOL 625994	5% 01 Jan 2017	793	793
FNMA POOL 630922	5% 01 Feb 2017	3,380	3,460

FNMA POOL 662584	5% 01 Oct 2017	475	486
FNMA POOL 671146	5% 01 Feb 2018	523	536
FNMA POOL 681357	5% 01 Mar 2018	19,275	19,726
FNMA POOL 695870	5% 01 Apr 2018	74,751	76,501
FNMA POOL 697601	4.5% 01 Apr 2018	102,191	105,026
FNMA POOL 709905	4.5% 01 Jun 2018	30,417	31,261
FNMA POOL 720272	4.5% 01 Jun 2018	65,681	67,503
FNMA POOL 721502	5% 01 Jul 2033	930	1,015
FNMA POOL 725072	1% 01 Nov 2018	74,364	75,674
FNMA POOL 725250	1% 01 Mar 2034	326,874	358,982
FNMA POOL 725274	1% 01 Mar 2019	298,562	307,281
FNMA POOL 725422	1% 01 Apr 2034	647,240	710,854
FNMA POOL 727436	4% 01 Jul 2018	88,780	91,354
FNMA POOL 732094	5.5% 01 Aug 2018	2,662	2,679
FNMA POOL 735058	1% 01 Sep 2019	18,347	18,881
FNMA POOL 735228	1% 01 Feb 2035	190,820	213,982
FNMA POOL 735288	1% 01 Mar 2035	113,005	123,569
FNMA POOL 735484	1% 01 May 2035	694,308	759,311
FNMA POOL 735591	1% 01 Jun 2035	143,995	158,061
FNMA POOL 735676	1% 01 Jul 2035	200,006	219,462
FNMA POOL 735893	1% 01 Oct 2035	165,517	180,722
FNMA POOL 735925	1% 01 Oct 2035	67,201	73,371
FNMA POOL 738166	5% 01 Sep 2033	3,573	3,913
FNMA POOL 740455	4% 01 Oct 2018	2,285	2,351
FNMA POOL 745275	1% 01 Feb 2036	235,336	257,007
FNMA POOL 745873	1% 01 Oct 2036	156,401	174,823
FNMA POOL 745932	1% 01 Nov 2036	50,511	57,147
FNMA POOL 747428	5.5% 01 Oct 2033	187,229	207,984
FNMA POOL 748841	5% 01 Jun 2022	21,213	22,380
FNMA POOL 749079	5.5% 01 Dec 2033	346,521	392,717
FNMA POOL 761495	5.5% 01 Sep 2019	97,115	100,669
FNMA POOL 763978	5.5% 01 Dec 2033	135,205	151,590
FNMA POOL 779150	4.5% 01 Jun 2019	122,110	125,498
FNMA POOL 785497	4.5% 01 Jun 2019	39,121	40,207
FNMA POOL 809620	5% 01 Feb 2035	121,475	132,293
FNMA POOL 813870	4% 01 Jun 2020	97,831	100,729
FNMA POOL 822042	5% 01 Apr 2035	15,221	16,628
FNMA POOL 826966	5.5% 01 Jun 2035	5,566	6,237
FNMA POOL 829196	5% 01 Jul 2035	114,600	125,084
FNMA POOL 831017	6% 01 Sep 2035	5,313	6,043
FNMA POOL 831822	5.5% 01 Sep 2036	103,158	115,049
FNMA POOL 831832	6% 01 Sep 2036	35,653	40,335
FNMA POOL 833126	5% 01 Sep 2035	76,518	83,582
FNMA POOL 835783	5% 01 Sep 2035	96,568	105,281
FNMA POOL 836361	5% 01 Oct 2035	135,071	147,279
FNMA POOL 836427	5% 01 Oct 2035	728,283	795,460
FNMA POOL 847817	6% 01 Nov 2035	156,318	176,904
FNMA POOL 849299	5.5% 01 Jan 2036	342,398	383,000
FNMA POOL 867700	6.5% 01 Mar 2036	7,826	8,854
FNMA POOL 871058	5.5% 01 Jan 2037	228,133	254,912
FNMA POOL 878340	6% 01 Apr 2037	1,442	1,632
FNMA POOL 879131	5% 01 Jun 2021	605	635
FNMA POOL 880622	5.5% 01 Apr 2036	29,484	32,914
FNMA POOL 880950	5.5% 01 Jul 2021	16,899	17,861
FNMA POOL 883992	6% 01 Apr 2036	340,676	386,361
FNMA POOL 886090	6.5% 01 Jul 2036	17,097	19,343
FNMA POOL 886958	6% 01 Jun 2036	99,770	113,066
FNMA POOL 888131	1% 01 Feb 2037	40,414	45,168
FNMA POOL 888173	1% 01 Nov 2036	279,232	312,737
FNMA POOL 888219	1% 01 Mar 2037	189,448	211,474
FNMA POOL 888221	1% 01 Mar 2037	241,370	269,343
FNMA POOL 888420	1% 01 Sep 2020	262,343	270,085
FNMA POOL 888743	1% 01 Jan 2036	862,731	982,935
FNMA POOL 889190	1% 01 Mar 2038	99,909	113,310
FNMA POOL 889450	1% 01 Mar 2038	60,255	68,180
FNMA POOL 889479	1% 01 Jul 2037	91,821	100,308
FNMA POOL 889529	1% 01 Mar 2038	4,653	5,343
FNMA POOL 889574	1% 01 Aug 2037	252,157	285,573
FNMA POOL 889749	1% 01 Jun 2038	156,035	174,099
FNMA POOL 889995	1% 01 Sep 2038	318,170	355,165
FNMA POOL 889996	1% 01 Jun 2038	171,221	191,195
FNMA POOL 890306	1% 01 Apr 2026	134,738	142,147
FNMA POOL 890310	1% 01 Dec 2040	228,901	247,214
FNMA POOL 890331	1% 01 Jul 2024	61,267	63,770
FNMA POOL 890337	1% 01 Jan 2026	289,907	306,172
FNMA POOL 890375	1% 01 Aug 2023	12,003	12,418
FNMA POOL 890529	1% 01 Sep 2041	109,637	122,452
FNMA POOL 890603	1% 01 Aug 2041	0	0
FNMA POOL 890650	1% 01 Jun 2026	113,373	116,026

FNMA POOL 890710	1% 01 Feb 2031	510,276	524,093
FNMA POOL 890765	3.5% 01 Sep 2046	1,245,000	1,276,594
FNMA POOL 891436	6% 01 Mar 2036	32,293	36,633
FNMA POOL 892537	6.5% 01 Sep 2036	1,163	1,316
FNMA POOL 893511	6% 01 Sep 2036	34,038	38,575
FNMA POOL 893533	6.5% 01 Sep 2036	58,686	66,395
FNMA POOL 893885	6% 01 Oct 2036	57,646	65,217
FNMA POOL 897100	6.5% 01 Jul 2036	91,517	106,759
FNMA POOL 897909	6% 01 Jan 2037	28,421	32,175
FNMA POOL 899588	5.5% 01 Jun 2037	55,227	61,649
FNMA POOL 899671	6.5% 01 Aug 2037	18,734	21,195
FNMA POOL 901666	6% 01 Oct 2036	16,811	19,054
FNMA POOL 902591	5.5% 01 Nov 2021	37,858	40,247
FNMA POOL 903677	6.5% 01 Oct 2036	1,518	1,776
FNMA POOL 905106	6% 01 Jan 2037	247,759	280,296
FNMA POOL 908670	5.5% 01 Dec 2036	43,639	48,492
FNMA POOL 913304	5.5% 01 Apr 2037	56,552	63,033
FNMA POOL 917599	6% 01 Apr 2037	126,619	143,273
FNMA POOL 920079	6% 01 Dec 2036	10,783	12,218
FNMA POOL 930039	5.5% 01 Oct 2038	302,409	337,806
FNMA POOL 931410	4% 01 Jun 2024	40,710	42,989
FNMA POOL 931507	4.5% 01 Jul 2039	739,338	811,433
FNMA POOL 931974	5% 01 Sep 2039	392,708	430,934
FNMA POOL 932091	6.5% 01 Sep 2039	13,141	14,867
FNMA POOL 932117	4% 01 Nov 2024	56,414	59,572
FNMA POOL 932841	3.5% 01 Dec 2025	154,334	161,036
FNMA POOL 932842	3.5% 01 Dec 2025	970,975	1,012,863
FNMA POOL 933008	6% 01 Sep 2037	35,055	39,955
FNMA POOL 933463	5.5% 01 Feb 2038	12,018	13,420
FNMA POOL 933796	5.5% 01 May 2038	137,555	153,077
FNMA POOL 933990	5% 01 Aug 2023	4,983	5,321
FNMA POOL 934084	6.5% 01 Jun 2038	11,235	12,711
FNMA POOL 934769	5% 01 Jan 2024	61,397	64,823
FNMA POOL 935154	5.5% 01 Apr 2039	537,455	600,192
FNMA POOL 935964	4.5% 01 Apr 2025	20,914	21,494
FNMA POOL 936202	5.5% 01 May 2022	111,174	116,339
FNMA POOL 941045	5% 01 Jul 2022	19,865	20,407
FNMA POOL 941817	4.5% 01 Feb 2023	23,287	24,436
FNMA POOL 943669	5.5% 01 Jul 2022	10,238	10,645
FNMA POOL 944632	5% 01 Jul 2037	1,186	1,291
FNMA POOL 944748	6.5% 01 Jul 2037	22,472	25,424
FNMA POOL 947569	5.5% 01 Oct 2022	76,381	81,322
FNMA POOL 947732	5% 01 Oct 2022	18,736	19,367
FNMA POOL 948711	6% 01 Aug 2037	25,941	29,348
FNMA POOL 949298	6.5% 01 Oct 2037	28,755	32,532
FNMA POOL 949562	5.5% 01 Oct 2022	114,643	122,314
FNMA POOL 952459	6% 01 Sep 2037	1,717	1,943
FNMA POOL 952656	6% 01 Aug 2037	247,416	280,063
FNMA POOL 953513	5.5% 01 Oct 2022	25,456	26,838
FNMA POOL 953613	5.5% 01 Mar 2038	141,410	157,048
FNMA POOL 954429	5% 01 Jan 2038	0	0
FNMA POOL 955724	6.5% 01 Nov 2037	202,635	229,255
FNMA POOL 955803	6.5% 01 Oct 2037	49,502	58,128
FNMA POOL 956014	6% 01 Nov 2037	47,199	53,398
FNMA POOL 956078	6.5% 01 Dec 2037	1,013	1,146
FNMA POOL 961118	6% 01 Apr 2038	22,017	24,909
FNMA POOL 962567	5.5% 01 Apr 2038	1,535	1,712
FNMA POOL 963736	5% 01 Jun 2023	182,374	194,758
FNMA POOL 964072	5.5% 01 Jul 2038	49,578	55,061
FNMA POOL 964413	5.5% 01 Jul 2023	28,547	30,641
FNMA POOL 964850	5.5% 01 Aug 2023	80,156	86,471
FNMA POOL 967691	6% 01 Jan 2038	152,430	172,619
FNMA POOL 969057	5.5% 01 Mar 2023	2,552	2,583
FNMA POOL 969436	5% 01 Jan 2023	4,870	4,984
FNMA POOL 970016	6% 01 Jun 2038	118,571	135,054
FNMA POOL 972541	6% 01 Feb 2038	20,969	23,723
FNMA POOL 973241	5% 01 Mar 2038	4,690	5,106
FNMA POOL 973571	5% 01 Mar 2023	77,976	83,043
FNMA POOL 974620	5% 01 May 2023	6,774	6,933
FNMA POOL 974678	4.5% 01 Apr 2023	921	967
FNMA POOL 974965	5% 01 Apr 2038	85,185	92,746
FNMA POOL 975103	5.5% 01 Jun 2038	53,144	59,289
FNMA POOL 975123	5.5% 01 May 2038	117,729	130,748
FNMA POOL 975376	5.5% 01 Jun 2038	104,518	116,574
FNMA POOL 976452	4.5% 01 Apr 2023	58,336	60,819
FNMA POOL 976851	5.5% 01 Apr 2036	2,130	2,365
FNMA POOL 976990	5.5% 01 Apr 2038	281,735	314,733
FNMA POOL 977006	6% 01 May 2038	367,053	415,258
FNMA POOL 977077	5.5% 01 Dec 2037	116,652	129,893

FNMA POOL 979639	5% 01 Jun 2023	20,417	21,660
FNMA POOL 979919	6% 01 May 2038	21,176	24,209
FNMA POOL 981274	5% 01 Apr 2023	12,732	13,531
FNMA POOL 981359	4.5% 01 Apr 2023	3,761	3,965
FNMA POOL 981571	5% 01 Jun 2023	97,439	104,046
FNMA POOL 982530	6% 01 Jun 2038	241,537	273,415
FNMA POOL 983034	5% 01 May 2038	1,100	1,198
FNMA POOL 990970	5% 01 Sep 2023	7,931	8,117
FNMA POOL 991042	5.5% 01 Oct 2038	762	847
FNMA POOL 991066	5% 01 Nov 2023	3,475	3,590
FNMA POOL 991073	5% 01 Dec 2023	12,256	12,564
FNMA POOL 991859	6% 01 Oct 2038	54,393	61,536
FNMA POOL 992144	6% 01 Oct 2038	23,029	26,317
FNMA POOL 994149	5.5% 01 Dec 2023	52,255	55,860
FNMA POOL 994207	6% 01 Dec 2038	19,417	21,967
FNMA POOL 994810	5% 01 Nov 2023	12,184	13,010
FNMA POOL 994933	5% 01 Sep 2023	6,723	7,173
FNMA POOL 995011	1% 01 Oct 2038	347,238	397,650
FNMA POOL 995112	1% 01 Jul 2036	194,921	218,372
FNMA POOL 995152	1% 01 Jan 2021	32,218	32,976
FNMA POOL 995160	1% 01 Sep 2022	72,795	74,499
FNMA POOL 995231	1% 01 Jan 2039	8,614	9,746
FNMA POOL 995245	1% 01 Jan 2039	240,604	261,960
FNMA POOL 995246	1% 01 Dec 2035	49,442	53,991
FNMA POOL 995251	1% 01 Nov 2038	54,880	62,795
FNMA POOL 995266	1% 01 Dec 2023	7,314	7,775
FNMA POOL 995481	1% 01 Dec 2038	132,682	148,266
FNMA POOL 995526	1% 01 Jan 2019	15,725	16,093
FNMA POOL 995692	1% 01 May 2024	14,731	15,570
FNMA POOL 995838	1% 01 May 2039	50,374	56,171
FNMA POOL AA0107	6% 01 Nov 2038	44,634	50,774
FNMA POOL AA0264	5% 01 Feb 2039	1,700	1,851
FNMA POOL AA0588	5.5% 01 Feb 2039	90,955	101,321
FNMA POOL AA8051	5.5% 01 May 2039	20,962	23,280
FNMA POOL AA8487	4.5% 01 Jul 2039	665,164	715,895
FNMA POOL AA8510	4% 01 May 2019	56,472	58,129
FNMA POOL AA8868	5% 01 Apr 2024	9,043	9,553
FNMA POOL AA9357	4.5% 01 Aug 2039	5,918	6,373
FNMA POOL AA9443	4.5% 01 Jul 2024	60,676	63,291
FNMA POOL AA9591	5.5% 01 Apr 2039	8,151	9,053
FNMA POOL AA9782	4% 01 Jul 2024	46,880	49,513
FNMA POOL AB0183	5% 01 Feb 2025	358,179	389,971
FNMA POOL AB0194	5.5% 01 Jan 2039	434,086	484,801
FNMA POOL AB0299	6% 01 Feb 2037	58,300	66,089
FNMA POOL AB0334	4.5% 01 Feb 2018	40,230	41,346
FNMA POOL AB1335	4.5% 01 Aug 2040	684,356	736,918
FNMA POOL AB1389	4.5% 01 Aug 2040	54,071	58,279
FNMA POOL AB1854	4.5% 01 Nov 2040	704,337	758,910
FNMA POOL AB2306	3.5% 01 Feb 2026	44,558	46,483
FNMA POOL AB2985	5.5% 01 Jan 2040	57,502	63,861
FNMA POOL AB3193	4.5% 01 Jun 2041	39,558	42,628
FNMA POOL AB3738	3.5% 01 Oct 2041	946,663	976,267
FNMA POOL AB4051	4% 01 Dec 2041	574,474	608,139
FNMA POOL AB4102	3.5% 01 Dec 2041	306,457	316,100
FNMA POOL AB4302	3.5% 01 Jan 2042	1,052,390	1,085,267
FNMA POOL AB5192	4% 01 May 2042	383,855	406,455
FNMA POOL AB5250	3.5% 01 May 2042	793,439	818,279
FNMA POOL AB5679	4% 01 Jul 2042	741,580	782,139
FNMA POOL AB6929	3.5% 01 Nov 2042	620,024	639,257
FNMA POOL AB7436	3% 01 Dec 2042	1,020,074	1,019,784
FNMA POOL AB7733	3% 01 Jan 2043	145,467	145,425
FNMA POOL AB7848	3% 01 Feb 2043	2,932,929	2,932,093
FNMA POOL AB7965	3.5% 01 Feb 2043	1,084,509	1,117,963
FNMA POOL AB8455	3% 01 Feb 2028	445,251	457,374
FNMA POOL AB8486	3% 01 Feb 2043	524,994	524,844
FNMA POOL AB8796	2.5% 01 Mar 2028	712,183	714,360
FNMA POOL AB8855	3.5% 01 Mar 2043	1,332,332	1,373,333
FNMA POOL AB8881	3% 01 Apr 2043	1,521,149	1,520,715
FNMA POOL AB8897	3% 01 Apr 2043	933,422	933,155
FNMA POOL AB8899	3% 01 Apr 2043	1,132,669	1,132,346
FNMA POOL AB9154	2.5% 01 Apr 2028	410,590	411,851
FNMA POOL AB9172	2.5% 01 Apr 2028	404,621	405,863
FNMA POOL AB9177	3.5% 01 Apr 2043	316,891	326,604
FNMA POOL AB9187	3% 01 Apr 2043	522,151	522,002
FNMA POOL AB9362	3.5% 01 May 2043	495,309	510,486
FNMA POOL AB9374	3.5% 01 May 2043	299,260	308,492
FNMA POOL AB9491	2.5% 01 May 2028	768,297	770,651
FNMA POOL AB9656	3% 01 Jun 2028	189,382	194,600
FNMA POOL AB9779	2.5% 01 Jul 2028	692,639	694,763

FNMA POOL AB9863	3% 01 Jul 2043	1,234,742	1,234,390
FNMA POOL AB9965	4% 01 Jul 2043	358,558	377,487
FNMA POOL AC2489	4.5% 01 Jul 2024	105,224	108,143
FNMA POOL AC3434	4% 01 Nov 2024	41,936	44,079
FNMA POOL AC5302	6.5% 01 Nov 2039	3,071	3,475
FNMA POOL AC6608	4.5% 01 Nov 2039	229,518	247,255
FNMA POOL AC6795	4.5% 01 Dec 2039	144,563	155,962
FNMA POOL AC6897	4.5% 01 Dec 2024	146,238	150,295
FNMA POOL AC7945	4% 01 Jan 2020	131,297	135,228
FNMA POOL AC8107	5.5% 01 Dec 2036	242,750	272,732
FNMA POOL AC8512	4.5% 01 Dec 2039	340,534	366,639
FNMA POOL AC9419	4% 01 Mar 2025	196,518	207,540
FNMA POOL AC9708	4% 01 Feb 2025	207,940	219,609
FNMA POOL AD0207	1% 01 Oct 2038	86,449	97,983
FNMA POOL AD0220	1% 01 Oct 2038	335,222	379,667
FNMA POOL AD0245	1% 01 Aug 2038	57,844	63,175
FNMA POOL AD0255	1% 01 Jun 2039	3,836	4,350
FNMA POOL AD0317	1% 01 Jan 2039	1,490	1,661
FNMA POOL AD0447	1% 01 Jun 2039	39,852	45,137
FNMA POOL AD0527	1% 01 Jun 2039	295,989	330,185
FNMA POOL AD0662	1% 01 Jan 2025	111,431	119,937
FNMA POOL AD1656	4.5% 01 Mar 2040	389,092	419,207
FNMA POOL AD1753	4% 01 Jan 2025	49,942	52,773
FNMA POOL AD2381	4.5% 01 Mar 2040	233,109	251,603
FNMA POOL AD3808	4.5% 01 Apr 2040	148,320	159,844
FNMA POOL AD3859	4% 01 Mar 2025	26,769	27,894
FNMA POOL AD4296	5% 01 Apr 2040	914,572	999,057
FNMA POOL AD7072	4% 01 Jun 2025	64,958	68,526
FNMA POOL AD7371	5% 01 Jul 2040	147,661	161,085
FNMA POOL AD8266	4.5% 01 Sep 2025	20,122	21,380
FNMA POOL AD8529	4.5% 01 Aug 2040	88,858	95,787
FNMA POOL AD8950	5% 01 Jul 2040	76,400	83,640
FNMA POOL AD9810	5% 01 Jul 2040	261,221	285,147
FNMA POOL AE0025	1% 01 Jan 2040	49,934	55,766
FNMA POOL AE0217	1% 01 Aug 2040	104,455	112,552
FNMA POOL AE0233	1% 01 Jul 2039	180,760	202,239
FNMA POOL AE0271	1% 01 Aug 2040	274,268	298,936
FNMA POOL AE0392	1% 01 Dec 2039	66,615	74,347
FNMA POOL AE0408	1% 01 Mar 2025	27,015	28,667
FNMA POOL AE0481	1% 01 Sep 2040	1,288,039	1,408,374
FNMA POOL AE0691	1% 01 Oct 2040	175,835	189,200
FNMA POOL AE0828	1% 01 Feb 2041	774,161	798,318
FNMA POOL AE0880	1% 01 May 2040	59,436	67,658
FNMA POOL AE0937	1% 01 Feb 2041	511,798	527,785
FNMA POOL AE0949	1% 01 Feb 2041	561,756	593,241
FNMA POOL AE0984	1% 01 Feb 2041	44,208	47,620
FNMA POOL AE1806	3.5% 01 Oct 2025	551,209	575,019
FNMA POOL AE1856	4.5% 01 Aug 2040	139,513	150,659
FNMA POOL AE5463	4% 01 Oct 2040	237,710	250,098
FNMA POOL AE5745	5% 01 Feb 2034	129,424	141,023
FNMA POOL AE6061	4.5% 01 Oct 2040	276,647	298,844
FNMA POOL AE8714	3.5% 01 Nov 2040	939,266	968,503
FNMA POOL AE9059	6% 01 Feb 2033	218,827	250,530
FNMA POOL AH0399	4% 01 Dec 2025	91,367	94,188
FNMA POOL AH0573	4% 01 Dec 2040	344,916	364,452
FNMA POOL AH1114	4% 01 Dec 2040	665,785	704,786
FNMA POOL AH2366	3.5% 01 Jan 2026	192,700	201,053
FNMA POOL AH4428	3.5% 01 Jan 2041	658,715	679,315
FNMA POOL AH4696	5% 01 Mar 2041	2,544	2,773
FNMA POOL AH5620	4% 01 Feb 2026	92,558	97,743
FNMA POOL AH6789	4.5% 01 Mar 2041	357,074	384,851
FNMA POOL AH7010	4.5% 01 Mar 2041	194,936	210,536
FNMA POOL AH8076	5% 01 Jun 2041	133,747	145,761
FNMA POOL AH9034	4% 01 Mar 2026	117,327	123,921
FNMA POOL AI1740	3.5% 01 Aug 2026	454,097	473,253
FNMA POOL AI3435	4% 01 May 2026	229,227	242,081
FNMA POOL AI3661	5% 01 May 2041	203,509	222,690
FNMA POOL AI3713	4% 01 Jun 2026	150,668	156,588
FNMA POOL AI4052	4% 01 Sep 2026	109,203	115,437
FNMA POOL AI4815	4.5% 01 Jun 2041	108,893	117,339
FNMA POOL AI5507	4.5% 01 Jul 2041	262,733	283,253
FNMA POOL AI6653	3.5% 01 Aug 2026	1,097,044	1,144,501
FNMA POOL AI8013	3.5% 01 Aug 2026	561,236	585,004
FNMA POOL AJ0062	3% 01 Nov 2026	470,634	483,958
FNMA POOL AJ1441	3.5% 01 Sep 2026	429,635	448,191
FNMA POOL AJ4535	3% 01 Nov 2026	232,437	239,016
FNMA POOL AJ6346	3.5% 01 Dec 2041	720,900	743,523
FNMA POOL AJ7686	4% 01 Dec 2041	190,337	201,513
FNMA POOL AJ8476	3.5% 01 Dec 2041	967,685	998,041

FNMA POOL AJ9303	4% 01 Jan 2042	804,176	849,349
FNMA POOL AJ9387	3% 01 Dec 2026	183,864	189,099
FNMA POOL AK0706	3.5% 01 Feb 2027	167,505	174,880
FNMA POOL AK0971	3% 01 Feb 2027	653,860	672,490
FNMA POOL AK2415	4% 01 Feb 2042	714,436	754,497
FNMA POOL AK3402	4% 01 Feb 2042	319,376	336,564
FNMA POOL AK3532	3% 01 Feb 2027	493,968	507,581
FNMA POOL AK6568	3.5% 01 Apr 2042	371,946	383,588
FNMA POOL AK6846	3.5% 01 Apr 2042	414,811	427,863
FNMA POOL AK7123	4% 01 Apr 2042	47,676	50,296
FNMA POOL AK7506	4% 01 Apr 2042	1,908,365	2,009,941
FNMA POOL AK9393	3.5% 01 Apr 2042	1,664,686	1,716,617
FNMA POOL AL0060	1% 01 Apr 2021	22,694	23,292
FNMA POOL AL0082	1% 01 Oct 2039	30,995	34,562
FNMA POOL AL0102	1% 01 Jan 2025	21,025	22,306
FNMA POOL AL0414	1% 01 Sep 2040	73,604	82,071
FNMA POOL AL0443	1% 01 Apr 2029	202,613	220,597
FNMA POOL AL0484	1% 01 May 2040	93,806	104,755
FNMA POOL AL0520	1% 01 Jul 2041	168,792	188,130
FNMA POOL AL0615	1% 01 Sep 2040	88,410	98,722
FNMA POOL AL1176	1% 01 Oct 2039	85,622	97,044
FNMA POOL AL1319	1% 01 Oct 2041	758,849	817,499
FNMA POOL AL1547	1% 01 Nov 2041	404,051	436,494
FNMA POOL AL1862	1% 01 Apr 2027	256,767	264,090
FNMA POOL AL1948	1% 01 Jan 2042	663,184	702,154
FNMA POOL AL2088	1% 01 Sep 2026	1,419,680	1,499,161
FNMA POOL AL2195	1% 01 May 2025	35,580	37,101
FNMA POOL AL2276	1% 01 Sep 2027	689,802	709,468
FNMA POOL AL2374	1% 01 Dec 2041	1,075,552	1,140,097
FNMA POOL AL3000	1% 01 Dec 2042	2,347,072	2,419,548
FNMA POOL AL3174	1% 01 Feb 2028	558,575	560,292
FNMA POOL AL3195	1% 01 Mar 2028	1,190,403	1,194,064
FNMA POOL AL3299	1% 01 Feb 2028	261,291	268,746
FNMA POOL AL3304	1% 01 Mar 2028	688,892	708,478
FNMA POOL AL3315	1% 01 Mar 2043	671,922	692,932
FNMA POOL AL3352	1% 01 Jun 2040	73,730	83,492
FNMA POOL AL3498	1% 01 May 2043	871,088	897,801
FNMA POOL AL3615	1% 01 Dec 2026	263,806	275,239
FNMA POOL AL3652	1% 01 Oct 2040	503,031	570,161
FNMA POOL AL3868	1% 01 Jun 2042	728,503	769,741
FNMA POOL AL4600	1% 01 Sep 2025	176,882	182,068
FNMA POOL AL4608	1% 01 Dec 2043	1,023,377	1,100,692
FNMA POOL AL5218	1% 01 Mar 2044	719,070	783,403
FNMA POOL AL5229	1% 01 Jan 2044	327,212	358,333
FNMA POOL AL5315	1% 01 Jun 2042	991,880	1,048,259
FNMA POOL AL5570	1% 01 Jul 2044	656,060	705,816
FNMA POOL AL5616	1% 01 Sep 2041	603,167	674,129
FNMA POOL AL5744	1% 01 Sep 2029	528,164	550,940
FNMA POOL AL5780	1% 01 May 2044	609,010	655,020
FNMA POOL AL5783	1% 01 Jul 2041	158,951	180,052
FNMA POOL AL6004	1% 01 Dec 2043	35,047	37,695
FNMA POOL AL6019	1% 01 Nov 2028	1,658,226	1,663,306
FNMA POOL AL6226	1% 01 Jan 2030	1,355,102	1,358,410
FNMA POOL AL6289	1% 01 Feb 2042	164,785	184,497
FNMA POOL AL6317	1% 01 Sep 2030	112,257	122,221
FNMA POOL AL6325	1% 01 Oct 2044	1,756,679	1,756,177
FNMA POOL AL6432	1% 01 Jan 2045	541,459	569,514
FNMA POOL AL6586	1% 01 Oct 2043	803,615	828,611
FNMA POOL AL6598	1% 01 Apr 2030	840,779	877,189
FNMA POOL AL6763	1% 01 May 2030	2,531,090	2,600,636
FNMA POOL AL7121	1% 01 Jan 2044	1,039,729	1,039,432
FNMA POOL AL7204	1% 01 Oct 2043	159,101	174,071
FNMA POOL AL7800	1% 01 Nov 2030	1,389,639	1,393,431
FNMA POOL AL7801	1% 01 Nov 2030	1,400,434	1,404,635
FNMA POOL AL8270	1% 01 Jun 2030	842,411	844,467
FNMA POOL AL8340	1% 01 Feb 2045	757,062	814,257
FNMA POOL AL8341	1% 01 Nov 2045	960,382	1,032,955
FNMA POOL AL8776	1% 01 Jul 2046	2,535,999	2,601,629
FNMA POOL AL8777	1% 01 Jul 2031	1,431,409	1,434,935
FNMA POOL AL9111	1% 01 Aug 2046	143,901	154,772
FNMA POOL AL9282	1% 01 Jun 2046	3,426,646	3,605,775
FNMA POOL AO2976	3.5% 01 May 2042	1,307,095	1,347,998
FNMA POOL AO4144	4% 01 Jun 2042	927,059	978,127
FNMA POOL AO7977	3% 01 Jun 2027	185,574	190,857
FNMA POOL AP2077	3.5% 01 Aug 2042	1,484,746	1,522,815
FNMA POOL AP2088	4% 01 Aug 2042	665,049	700,831
FNMA POOL AP6136	3% 01 Sep 2042	726,663	726,456
FNMA POOL AQ9328	3.5% 01 Jan 2043	2,619,906	2,701,708
FNMA POOL AQ9330	3.5% 01 Jan 2043	704,372	726,937

FNMA POOL AQ9362	2.5% 01 Jan 2028	1,131,103	1,134,573
FNMA POOL AR6445	4.5% 01 Oct 2043	118,000	127,213
FNMA POOL AR6852	3% 01 Feb 2043	997,265	996,981
FNMA POOL AR8293	3% 01 May 2043	1,413,998	1,413,595
FNMA POOL AR9197	3% 01 Mar 2043	1,690,617	1,690,134
FNMA POOL AR9248	2.5% 01 Mar 2028	855,665	858,292
FNMA POOL AS0016	3% 01 Jul 2043	4,177,473	4,176,280
FNMA POOL AS0037	3.5% 01 Jul 2043	1,459,186	1,503,835
FNMA POOL AS0080	3.5% 01 Aug 2043	2,503,598	2,580,695
FNMA POOL AS0128	3% 01 Aug 2043	305,661	305,574
FNMA POOL AS0189	2.5% 01 Aug 2028	1,220,891	1,224,642
FNMA POOL AS0210	3.5% 01 Aug 2043	705,789	727,484
FNMA POOL AS0226	4% 01 Aug 2043	1,456,689	1,536,888
FNMA POOL AS0263	5% 01 Aug 2043	156,345	170,375
FNMA POOL AS0331	3% 01 Aug 2043	505,936	505,791
FNMA POOL AS0358	4% 01 Sep 2043	1,525,647	1,613,757
FNMA POOL AS0489	2.5% 01 Sep 2028	602,906	604,753
FNMA POOL AS0516	3% 01 Sep 2043	1,730,732	1,730,240
FNMA POOL AS0563	4.5% 01 Sep 2043	100,515	108,109
FNMA POOL AS0657	4% 01 Oct 2043	1,337,308	1,407,673
FNMA POOL AS0830	4.5% 01 Oct 2043	136,129	146,498
FNMA POOL AS0837	5% 01 Oct 2043	383,275	417,629
FNMA POOL AS0860	4.5% 01 Oct 2043	223,443	240,324
FNMA POOL AS1042	4% 01 Nov 2043	1,785,276	1,882,215
FNMA POOL AS1338	5% 01 Dec 2043	126,296	137,608
FNMA POOL AS1361	3.5% 01 Dec 2028	400,571	417,384
FNMA POOL AS1417	3% 01 Jan 2029	373,803	383,936
FNMA POOL AS1527	3% 01 Jan 2029	293,197	301,135
FNMA POOL AS1586	4.5% 01 Jan 2044	754,812	811,837
FNMA POOL AS1587	4.5% 01 Jan 2044	326,075	350,710
FNMA POOL AS1588	4.5% 01 Jan 2044	778,672	837,499
FNMA POOL AS1665	4.5% 01 Feb 2044	0	0
FNMA POOL AS1756	3.5% 01 Feb 2029	497,674	518,628
FNMA POOL AS1764	4% 01 Feb 2044	930,363	979,227
FNMA POOL AS2074	4.5% 01 Mar 2044	0	0
FNMA POOL AS2276	4.5% 01 Apr 2044	318,652	343,463
FNMA POOL AS2523	5% 01 May 2044	0	0
FNMA POOL AS2751	4.5% 01 Jun 2044	0	0
FNMA POOL AS2919	5% 01 Jul 2044	682,331	745,316
FNMA POOL AS2983	3% 01 Aug 2029	1,057,752	1,086,811
FNMA POOL AS3293	4% 01 Sep 2044	0	0
FNMA POOL AS3354	3% 01 Sep 2029	781,058	802,521
FNMA POOL AS3467	4% 01 Oct 2044	352,568	370,744
FNMA POOL AS3634	4% 01 Oct 2044	696,520	732,454
FNMA POOL AS3656	4.5% 01 Oct 2044	416,998	448,537
FNMA POOL AS3713	4% 01 Nov 2044	1,093,498	1,149,886
FNMA POOL AS3743	2.5% 01 Nov 2029	313,502	314,639
FNMA POOL AS3884	4.5% 01 Nov 2044	7,938	8,539
FNMA POOL AS3907	4% 01 Nov 2044	1,533,821	1,612,819
FNMA POOL AS3934	3% 01 Dec 2029	1,168,217	1,199,849
FNMA POOL AS4184	4% 01 Jan 2045	926,870	974,702
FNMA POOL AS4302	4% 01 Jan 2045	588,362	618,726
FNMA POOL AS4306	3% 01 Jan 2045	896,426	891,508
FNMA POOL AS4333	3% 01 Jan 2045	1,133,856	1,127,636
FNMA POOL AS4378	4% 01 Feb 2045	759,649	798,884
FNMA POOL AS4466	3% 01 Feb 2030	507,042	521,308
FNMA POOL AS4480	2.5% 01 Feb 2030	771,938	773,828
FNMA POOL AS4485	2.5% 01 Feb 2030	1,726,823	1,731,575
FNMA POOL AS4517	2.5% 01 Feb 2030	433,116	434,176
FNMA POOL AS4679	3% 01 Mar 2030	855,454	878,617
FNMA POOL AS4766	2.5% 01 Apr 2030	1,083,077	1,085,733
FNMA POOL AS4777	3.5% 01 Apr 2045	1,646,708	1,688,959
FNMA POOL AS4797	3.5% 01 Apr 2045	1,475,840	1,515,594
FNMA POOL AS4804	3.5% 01 Apr 2045	1,432,517	1,469,229
FNMA POOL AS4897	3.5% 01 May 2045	1,901,160	1,950,031
FNMA POOL AS4953	3% 01 May 2030	1,776,188	1,825,715
FNMA POOL AS5156	3% 01 Jun 2030	911,566	936,524
FNMA POOL AS5175	3.5% 01 Jun 2045	1,588,187	1,632,801
FNMA POOL AS5240	3% 01 Jun 2030	377,463	387,684
FNMA POOL AS5444	3% 01 Jul 2045	2,096,382	2,085,940
FNMA POOL AS5476	4% 01 Jul 2045	1,642,672	1,727,825
FNMA POOL AS5594	3.5% 01 Aug 2045	1,947,787	2,000,161
FNMA POOL AS5617	2.5% 01 Aug 2030	574,194	575,605
FNMA POOL AS5888	4% 01 Sep 2045	434,000	456,562
FNMA POOL AS5892	3.5% 01 Oct 2045	0	0
FNMA POOL AS6096	3% 01 Oct 2030	1,399,948	1,437,854
FNMA POOL AS6111	4% 01 Nov 2045	625,604	658,219
FNMA POOL AS6311	3.5% 01 Dec 2045	1,742,602	1,787,450
FNMA POOL AS6385	4% 01 Dec 2045	271,001	285,038

FNMA POOL AS6386	3% 01 Dec 2045	518,228	515,385
FNMA POOL AS6400	4% 01 Dec 2045	1,285,865	1,352,850
FNMA POOL AS6520	3.5% 01 Jan 2046	2,683,859	2,752,968
FNMA POOL AS6528	4% 01 Jan 2046	618,672	650,795
FNMA POOL AS6673	4% 01 Feb 2046	1,386,491	1,458,244
FNMA POOL AS6884	3.5% 01 Mar 2046	1,602,349	1,643,490
FNMA POOL AS6985	3.5% 01 Apr 2046	2,553,012	2,618,746
FNMA POOL AS7245	3.5% 01 May 2046	2,069,094	2,122,481
FNMA POOL AS7343	3% 01 Jun 2046	523,942	521,067
FNMA POOL AS7406	4% 01 Mar 2046	476,376	500,918
FNMA POOL AS7712	3% 01 Aug 2031	3,950,767	4,057,742
FNMA POOL AS7797	3% 01 Aug 2046	1,477,659	1,469,552
FNMA POOL AS7808	3.5% 01 Aug 2046	681,590	699,240
FNMA POOL AS8483	3% 01 Dec 2046	3,764,558	3,743,906
FNMA POOL AT2014	3% 01 Apr 2043	1,688,161	1,687,679
FNMA POOL AT2016	3% 01 Apr 2043	1,333,622	1,333,241
FNMA POOL AT2021	3.5% 01 Apr 2043	905,116	932,955
FNMA POOL AT2062	2.5% 01 Apr 2028	823,988	826,512
FNMA POOL AT2725	3% 01 May 2043	907,690	907,431
FNMA POOL AT5830	4.5% 01 Jun 2043	18,094	19,554
FNMA POOL AT5895	3% 01 Jun 2043	1,586,144	1,585,691
FNMA POOL AT5897	3% 01 Jun 2043	305,166	305,079
FNMA POOL AT5900	3% 01 Jun 2043	1,085,054	1,084,745
FNMA POOL AT5925	3% 01 Jun 2028	1,038,128	1,067,044
FNMA POOL AT5988	3% 01 May 2043	888,731	888,477
FNMA POOL AT9221	3% 01 Jul 2043	571,549	571,386
FNMA POOL AU0949	3.5% 01 Aug 2043	624,995	645,632
FNMA POOL AU1632	3% 01 Jul 2043	1,142,744	1,142,419
FNMA POOL AU3195	3% 01 Aug 2043	575,453	575,289
FNMA POOL AU3735	3% 01 Aug 2043	2,570,481	2,569,749
FNMA POOL AU3742	3.5% 01 Aug 2043	1,221,855	1,259,484
FNMA POOL AU3751	4% 01 Aug 2043	1,656,780	1,751,251
FNMA POOL AU4229	4.5% 01 Sep 2043	1,122,356	1,207,148
FNMA POOL AU4289	4% 01 Sep 2043	291,449	307,947
FNMA POOL AU4386	4% 01 Oct 2043	363,996	384,494
FNMA POOL AU7309	3.5% 01 Aug 2043	557,548	574,551
FNMA POOL AU8870	3.5% 01 Nov 2028	190,838	200,074
FNMA POOL AU9133	4.5% 01 Nov 2043	230,725	248,170
FNMA POOL AU9992	4% 01 Oct 2043	0	0
FNMA POOL AV0461	3.5% 01 Nov 2028	178,004	185,680
FNMA POOL AV0663	4.5% 01 Dec 2043	635,267	683,566
FNMA POOL AV0691	4% 01 Dec 2043	846,841	896,140
FNMA POOL AV0967	4.5% 01 Jun 2044	490,453	527,527
FNMA POOL AV1676	4% 01 Jan 2026	71,640	73,780
FNMA POOL AV2301	4.5% 01 Dec 2043	346,347	372,513
FNMA POOL AV2420	4.5% 01 Nov 2044	28,257	30,405
FNMA POOL AV6366	4.5% 01 Jan 2044	35,776	38,479
FNMA POOL AV7114	4.5% 01 Mar 2044	0	0
FNMA POOL AV8440	3.5% 01 Jan 2029	252,128	262,705
FNMA POOL AV9988	4.5% 01 Apr 2044	512,036	551,061
FNMA POOL AW0393	3.5% 01 Apr 2029	254,483	265,446
FNMA POOL AW2045	4.5% 01 Apr 2044	375,059	404,853
FNMA POOL AW3640	3% 01 Jun 2029	433,631	445,612
FNMA POOL AW4462	3% 01 Apr 2029	146,136	150,093
FNMA POOL AW4583	4.5% 01 Jun 2044	264,063	284,225
FNMA POOL AW5093	3% 01 Jul 2029	253,085	259,943
FNMA POOL AW5110	4.5% 01 Aug 2044	425,168	457,344
FNMA POOL AW7396	3.5% 01 Jan 2027	2,053,846	2,141,885
FNMA POOL AX3613	3% 01 Jan 2045	735,267	732,178
FNMA POOL AX4245	4% 01 Dec 2044	623,035	655,158
FNMA POOL AX6539	4% 01 Dec 2044	1,189,159	1,250,491
FNMA POOL AX9538	3% 01 Feb 2030	875,530	899,844
FNMA POOL AX9550	3% 01 Feb 2030	1,681,837	1,727,376
FNMA POOL AX9966	4.5% 01 Dec 2044	330,836	356,016
FNMA POOL AY0013	4.5% 01 Jan 2045	548,098	590,434
FNMA POOL AY0025	4% 01 Feb 2045	1,250,589	1,315,318
FNMA POOL AY3407	2.5% 01 Apr 2030	1,502,279	1,505,967
FNMA POOL AZ0814	3.5% 01 Jul 2045	3,194,977	3,280,991
FNMA POOL AZ0881	2.5% 01 Jul 2030	2,060,775	2,065,822
FNMA POOL AZ0886	3% 01 Jul 2030	1,080,571	1,109,830
FNMA POOL AZ4775	3.5% 01 Oct 2045	1,578,354	1,618,805
FNMA POOL AZ5244	4.5% 01 Aug 2045	950,511	1,023,947
FNMA POOL AZ8009	3.5% 01 Sep 2045	1,812,565	1,859,084
FNMA POOL AZ8792	4% 01 Sep 2045	327,978	344,922
FNMA POOL BA0041	3% 01 Feb 2046	2,186,922	2,174,925
FNMA POOL BA3123	3.5% 01 Feb 2046	425,000	435,915
FNMA POOL BA4767	2.5% 01 Jan 2031	614,817	616,325
FNMA POOL BA5977	3.5% 01 Dec 2045	445,679	457,218
FNMA POOL BC0310	3.5% 01 Mar 2046	1,380,291	1,415,789

FNMA POOL BC0822	3.5% 01 Apr 2046	545,624	559,651
FNMA POOL BC0825	3.5% 01 Apr 2046	960,272	984,954
FNMA POOL BC4897	3.5% 01 Mar 2046	1,270,768	1,303,356
FNMA POOL BC5049	3% 01 Apr 2046	589,059	585,827
FNMA POOL BC6391	4% 01 Feb 2046	435,000	457,409
FNMA POOL BE3374	3% 01 Dec 2046	604,215	600,900
FNMA POOL MA0099	4% 01 Jun 2019	322,608	332,166
FNMA POOL MA0156	5% 01 Aug 2029	475,427	518,361
FNMA POOL MA0174	4% 01 Sep 2019	85,718	88,267
FNMA POOL MA0203	4% 01 Oct 2019	77,696	80,009
FNMA POOL MA0322	4% 01 Feb 2020	71,039	73,158
FNMA POOL MA0357	4% 01 Mar 2020	318,717	328,230
FNMA POOL MA0359	4% 01 Mar 2025	204,050	215,558
FNMA POOL MA0413	4% 01 May 2020	144,052	148,365
FNMA POOL MA0419	4.5% 01 May 2020	91,334	93,868
FNMA POOL MA0537	4.5% 01 Oct 2040	798,756	862,617
FNMA POOL MA0546	3.5% 01 Oct 2025	151,841	158,415
FNMA POOL MA0548	3.5% 01 Oct 2020	0	0
FNMA POOL MA0918	4% 01 Dec 2041	411,001	432,573
FNMA POOL MA1034	3.5% 01 Apr 2027	94,684	98,874
FNMA POOL MA1167	2.5% 01 Sep 2027	879,566	882,258
FNMA POOL MA1524	3% 01 Aug 2043	1,845,034	1,844,508
FNMA POOL MA1891	3% 01 May 2029	1,417,076	1,455,446
FNMA POOL MA2003	3.5% 01 Aug 2029	95,246	99,367
FNMA POOL MA2145	4% 01 Jan 2045	708,824	745,488
FNMA POOL MA2217	4% 01 Mar 2045	477,121	501,826
FNMA POOL MA2229	3.5% 01 Apr 2045	0	0
FNMA POOL MA2305	2.5% 01 Jun 2030	620,499	622,018
FNMA POOL MA2342	4% 01 Jul 2045	975,571	1,026,276
FNMA POOL MA2371	4% 01 Aug 2045	1,242,522	1,307,089
FNMA POOL MA2489	2.5% 01 Dec 2030	675,621	677,278
FNMA POOL MA2495	3.5% 01 Jan 2046	1,933,855	1,983,561
FNMA POOL MA2522	3.5% 01 Feb 2046	1,736,627	1,781,247
FNMA POOL MA2559	3% 01 Mar 2046	1,795,188	1,785,339
FNMA POOL MA2609	3.5% 01 May 2046	1,996,664	2,048,291
FNMA POOL MA2642	3.5% 01 Jun 2046	2,532,160	2,598,549
FNMA TBA 15 YR 2.5	2.5% 23 Jan 2032	11,945,000	11,963,897
FNMA TBA 15 YR 3	3% 23 Jan 2032	5,395,000	5,536,197
FNMA TBA 15 YR 3.5	3.5% 23 Jan 2032	660,000	687,599
FNMA TBA 30 YR 3	3% 18 Jan 2047	33,030,000	32,812,458
FNMA TBA 30 YR 3.5	3.5% 18 Jan 2047	8,510,000	8,722,085
FNMA TBA 30 YR 4	4% 18 Jan 2047	8,650,000	9,093,819
FNMA TBA 30 YR 4.5	4.5% 18 Jan 2047	170,000	182,850
FNMA TBA 30 YR 5.5	5.5% 18 Jan 2047	630,000	700,334
FOMENTO ECONOMICO MEX	2.875% 10 May 2023	2,835,000	2,702,889
FORD MOTOR CREDIT CO LLC	2.597% 04 Nov 2019	5,000,000	4,992,575
FORD MOTOR CREDIT CO LLC	3.664% 08 Sep 2024	5,000,000	4,878,785
FREDDIE MAC	1.125% 15 Apr 2019	2,000,000	1,991,906
FREDDIE MAC	0.75% 09 Apr 2018	3,525,000	3,511,993
FREDDIE MAC	6.75% 15 Mar 2031	180,000	253,690
FREDDIE MAC	6.25% 15 Jul 2032	1,345,000	1,850,908
GE CAPITAL INTL FUNDING	4.418% 15 Nov 2035	3,829,000	4,012,436
GENERAL DYNAMICS CORP	2.25% 15 Nov 2022	600,000	592,753
GENERAL ELECTRIC CO	4.5% 11 Mar 2044	1,500,000	1,610,213
GENERAL MOTORS CO	6.75% 01 Apr 2046	1,600,000	1,876,304
GENERAL MOTORS FINL CO	3.2% 13 Jul 2020	2,500,000	2,507,520
GILEAD SCIENCES INC	3.7% 01 Apr 2024	3,880,000	3,982,529
GNMA II POOL 004098	5.5% 20 Mar 2038	94,690	104,877
GNMA II POOL 004561	6% 20 Oct 2039	36,832	42,185
GNMA II POOL 004616	4% 20 Jan 2040	968,044	1,034,466
GNMA II POOL 004774	6% 20 Aug 2040	36,247	41,589
GNMA II POOL 004804	6% 20 Sep 2040	48,236	55,368
GNMA II POOL 004905	6% 20 Dec 2040	143,673	161,265
GNMA II POOL 004923	4.5% 20 Jan 2041	28,136	30,350
GNMA II POOL 004928	6% 20 Jan 2041	125,577	139,964
GNMA II POOL 004945	4% 20 Feb 2041	176,147	188,225
GNMA II POOL 004978	4.5% 20 Mar 2041	264,997	285,609
GNMA II POOL 004984	5.5% 20 Mar 2041	206,967	229,828
GNMA II POOL 004991	6% 20 Mar 2041	14,543	16,453
GNMA II POOL 005017	4.5% 20 Apr 2041	1,041,011	1,121,396
GNMA II POOL 005055	4.5% 20 May 2041	607,140	654,367
GNMA II POOL 005057	5.5% 20 May 2041	100,223	111,291
GNMA II POOL 005082	4.5% 20 Jun 2041	702,751	757,018
GNMA II POOL 005115	4.5% 20 Jul 2041	91,262	98,093
GNMA II POOL 005140	4.5% 20 Aug 2041	1,079,797	1,163,792
GNMA II POOL 005204	4.5% 20 Oct 2041	521,782	562,844
GNMA II POOL 005260	4.5% 20 Dec 2041	603,140	650,058
GNMA II POOL 005281	4.5% 20 Jan 2042	616,107	665,079
GNMA II POOL 005305	4% 20 Feb 2042	281,180	299,474

GNMA II POOL 782909	5.5% 20 Sep 2039	343,708	376,361
GNMA II POOL 782913	5.5% 20 Nov 2039	291,943	319,798
GNMA II POOL 783229	5.5% 20 Dec 2040	713,768	781,007
GNMA II POOL 783755	3% 20 Apr 2043	2,897,693	2,946,358
GNMA II POOL 783976	3.5% 20 Apr 2043	1,476,974	1,542,435
GNMA II POOL MA0088	3.5% 20 May 2042	1,207,222	1,260,278
GNMA II POOL MA0089	4% 20 May 2042	1,254,294	1,337,294
GNMA II POOL MA0090	4.5% 20 May 2042	861,188	929,980
GNMA II POOL MA0154	3.5% 20 Jun 2042	1,470,075	1,536,033
GNMA II POOL MA0155	4% 20 Jun 2042	1,378,900	1,471,711
GNMA II POOL MA0317	3% 20 Aug 2042	822,357	836,168
GNMA II POOL MA0391	3% 20 Sep 2042	400,972	407,706
GNMA II POOL MA0392	3.5% 20 Sep 2042	1,818,147	1,898,728
GNMA II POOL MA0461	3% 20 Oct 2042	731,045	743,322
GNMA II POOL MA0534	3.5% 20 Nov 2042	483,844	505,288
GNMA II POOL MA0698	3% 20 Jan 2043	1,300,791	1,322,636
GNMA II POOL MA0699	3.5% 20 Jan 2043	1,580,147	1,650,181
GNMA II POOL MA0782	3% 20 Feb 2043	1,581,188	1,607,742
GNMA II POOL MA0783	3.5% 20 Feb 2043	1,374,583	1,435,508
GNMA II POOL MA0852	3.5% 20 Mar 2043	252,479	263,577
GNMA II POOL MA0933	3% 20 Apr 2043	682,321	693,780
GNMA II POOL MA0934	3.5% 20 Apr 2043	260,016	271,444
GNMA II POOL MA1012	3.5% 20 May 2043	1,409,649	1,472,054
GNMA II POOL MA1156	3% 20 Jul 2043	419,256	426,297
GNMA II POOL MA1157	3.5% 20 Jul 2043	1,237,277	1,292,119
GNMA II POOL MA1223	3% 20 Aug 2043	2,361,004	2,400,657
GNMA II POOL MA1224	3.5% 20 Aug 2043	1,915,641	2,000,465
GNMA II POOL MA1225	4% 20 Aug 2043	1,463,770	1,557,232
GNMA II POOL MA1374	3% 20 Oct 2043	702,158	713,951
GNMA II POOL MA1375	3.5% 20 Oct 2043	1,901,231	1,985,277
GNMA II POOL MA1376	4% 20 Oct 2043	2,341,976	2,495,531
GNMA II POOL MA1377	4.5% 20 Oct 2043	161,369	172,397
GNMA II POOL MA1601	4% 20 Jan 2044	1,883,273	2,001,797
GNMA II POOL MA1602	4.5% 20 Jan 2044	445,166	475,588
GNMA II POOL MA1677	3.5% 20 Feb 2044	200,346	209,075
GNMA II POOL MA1678	4% 20 Feb 2044	790,384	841,424
GNMA II POOL MA1679	4.5% 20 Feb 2044	564,348	602,915
GNMA II POOL MA1839	4% 20 Apr 2044	326,875	347,429
GNMA II POOL MA1840	4.5% 20 Apr 2044	1,092,061	1,166,692
GNMA II POOL MA1920	4% 20 May 2044	469,071	498,565
GNMA II POOL MA1995	3.5% 20 Jun 2044	556,664	579,748
GNMA II POOL MA1996	4% 20 Jun 2044	42,089	44,735
GNMA II POOL MA1997	4.5% 20 Jun 2044	224,823	240,188
GNMA II POOL MA2073	3.5% 20 Jul 2044	220,965	230,123
GNMA II POOL MA2074	4% 20 Jul 2044	1,330,406	1,414,061
GNMA II POOL MA2148	3.5% 20 Aug 2044	1,116,642	1,162,910
GNMA II POOL MA2224	4% 20 Sep 2044	655,468	696,683
GNMA II POOL MA2225	4.5% 20 Sep 2044	945,142	1,009,733
GNMA II POOL MA2303	3.5% 20 Oct 2044	1,124,673	1,170,639
GNMA II POOL MA2305	4.5% 20 Oct 2044	767,950	820,431
GNMA II POOL MA2372	4% 20 Nov 2044	383,585	407,704
GNMA II POOL MA2444	3% 20 Dec 2044	91,298	92,573
GNMA II POOL MA2445	3.5% 20 Dec 2044	1,198,259	1,247,956
GNMA II POOL MA2446	4% 20 Dec 2044	901,800	958,505
GNMA II POOL MA2520	3% 20 Jan 2045	1,811,588	1,836,893
GNMA II POOL MA2521	3.5% 20 Jan 2045	4,029,552	4,193,050
GNMA II POOL MA2522	4% 20 Jan 2045	365,995	389,009
GNMA II POOL MA2600	3% 20 Feb 2045	311,584	315,936
GNMA II POOL MA2601	3.5% 20 Feb 2045	1,323,585	1,377,289
GNMA II POOL MA2602	4% 20 Feb 2045	1,233,769	1,311,347
GNMA II POOL MA2677	3% 20 Mar 2045	764,704	775,386
GNMA II POOL MA2678	3.5% 20 Mar 2045	807,173	839,944
GNMA II POOL MA2679	4% 20 Mar 2045	1,575,199	1,674,247
GNMA II POOL MA2680	4.5% 20 Mar 2045	985,987	1,053,369
GNMA II POOL MA2753	3% 20 Apr 2045	829,011	840,591
GNMA II POOL MA2754	3.5% 20 Apr 2045	1,625,663	1,691,624
GNMA II POOL MA2756	4.5% 20 Apr 2045	1,141,728	1,219,753
GNMA II POOL MA2825	3% 20 May 2045	982,922	996,652
GNMA II POOL MA2826	3.5% 20 May 2045	2,076,625	2,160,884
GNMA II POOL MA2827	4% 20 May 2045	644,425	687,555
GNMA II POOL MA2828	4.5% 20 May 2045	1,177,798	1,258,289
GNMA II POOL MA2891	3% 20 Jun 2045	783,705	794,653
GNMA II POOL MA2892	3.5% 20 Jun 2045	1,799,537	1,872,659
GNMA II POOL MA2895	5% 20 Jun 2045	907,410	977,380
GNMA II POOL MA2960	3% 20 Jul 2045	2,362,090	2,395,085
GNMA II POOL MA2961	3.5% 20 Jul 2045	6,457,473	6,719,851
GNMA II POOL MA2962	4% 20 Jul 2045	962,066	1,022,560
GNMA II POOL MA3033	3% 20 Aug 2045	4,723,056	4,789,029
GNMA II POOL MA3034	3.5% 20 Aug 2045	128,246	133,452

GNMA II POOL MA3035	4% 20 Aug 2045	1,384,767	1,472,595
GNMA II POOL MA3036	4.5% 20 Aug 2045	686,900	733,842
GNMA II POOL MA3105	3.5% 20 Sep 2045	5,229,990	5,442,197
GNMA II POOL MA3106	4% 20 Sep 2045	3,523,220	3,744,757
GNMA II POOL MA3107	4.5% 20 Sep 2045	1,469,468	1,569,891
GNMA II POOL MA3172	3% 20 Oct 2045	1,103,084	1,118,493
GNMA II POOL MA3174	4% 20 Oct 2045	1,219,218	1,297,084
GNMA II POOL MA3244	3.5% 20 Nov 2045	2,181,330	2,269,910
GNMA II POOL MA3245	4% 20 Nov 2045	1,722,239	1,830,532
GNMA II POOL MA3310	3.5% 20 Dec 2045	769,163	800,411
GNMA II POOL MA3311	4% 20 Dec 2045	1,445,394	1,536,280
GNMA II POOL MA3375	3% 20 Jan 2046	2,651,697	2,688,738
GNMA II POOL MA3376	3.5% 20 Jan 2046	2,607,952	2,713,929
GNMA II POOL MA3377	4% 20 Jan 2046	2,005,094	2,131,173
GNMA II POOL MA3456	4.5% 20 Feb 2046	768,800	821,340
GNMA II POOL MA3521	3.5% 20 Mar 2046	2,619,442	2,725,886
GNMA II POOL MA3596	3% 20 Apr 2046	264,332	268,024
GNMA II POOL MA3597	3.5% 20 Apr 2046	2,698,969	2,808,647
GNMA II POOL MA3599	4.5% 20 Apr 2046	379,858	405,818
GNMA II POOL MA3662	3% 20 May 2046	3,942,201	3,997,267
GNMA II POOL MA3663	3.5% 20 May 2046	2,784,155	2,897,295
GNMA II POOL MA3735	3% 20 Jun 2046	3,210,237	3,255,079
GNMA II POOL MA3736	3.5% 20 Jun 2046	2,023,208	2,105,427
GNMA II POOL MA3803	3.5% 20 Jul 2046	2,227,598	2,318,124
GNMA II POOL MA3936	3% 20 Sep 2046	49,212	49,899
GNMA II POOL MA3937	3.5% 20 Sep 2046	1,902,332	1,980,081
GNMA II POOL MA3939	4.5% 20 Sep 2046	175,126	187,094
GNMA II POOL MA4003	3% 20 Oct 2046	2,100,789	2,130,134
GNMA II TBA 30 YR 3	3% 24 Jan 2047	25,075,000	25,388,926
GNMA II TBA 30 YR 3.5	3.5% 24 Jan 2047	15,360,000	15,966,900
GNMA II TBA 30 YR 4	4% 24 Jan 2047	5,335,000	5,665,624
GNMA II TBA 30 YR 4.5	4.5% 24 Jan 2047	730,000	779,132
GNMA POOL 428124	5% 15 Feb 2039	391,661	430,263
GNMA POOL 487821	5% 15 Mar 2039	1,589,928	1,749,451
GNMA POOL 615278	5% 15 Jul 2033	818,689	911,684
GNMA POOL 618700	6.5% 15 Sep 2036	1,211	1,383
GNMA POOL 645990	6.5% 15 Oct 2036	53,011	60,553
GNMA POOL 646541	6.5% 15 Aug 2036	2,492	2,846
GNMA POOL 680110	5% 15 Apr 2038	2,980	3,292
GNMA POOL 697488	6% 15 Sep 2038	82,379	94,950
GNMA POOL 698099	5% 15 Apr 2039	79,126	87,322
GNMA POOL 698342	5% 15 May 2039	177,111	195,557
GNMA POOL 700978	6% 15 Nov 2038	27,589	31,292
GNMA POOL 701603	5% 15 Feb 2039	178,530	196,442
GNMA POOL 704182	5% 15 Jan 2039	713,507	786,578
GNMA POOL 714130	5% 15 Sep 2039	128,576	141,902
GNMA POOL 722270	5% 15 Sep 2039	251,914	277,192
GNMA POOL 729038	5% 15 Feb 2040	380,973	417,825
GNMA POOL 733018	6% 15 Jan 2040	61,379	70,481
GNMA POOL 733603	5% 15 Apr 2040	516,494	571,585
GNMA POOL 738423	5% 15 Jun 2041	30,225	33,044
GNMA POOL 745134	5% 15 Jun 2040	506,767	557,393
GNMA POOL 745142	5% 15 Jun 2040	372,430	409,819
GNMA POOL 745719	5% 15 Jun 2040	145,372	158,929
GNMA POOL 748501	5% 15 Jun 2040	268,672	293,727
GNMA POOL 749368	5% 15 Apr 2041	278,105	307,747
GNMA POOL 750588	5% 15 Jun 2041	72,089	79,248
GNMA POOL 763854	3% 15 Jul 2043	879,865	892,907
GNMA POOL 765307	5% 15 May 2041	149,882	163,873
GNMA POOL 782369	6% 15 Jul 2038	34,204	38,792
GNMA POOL 782449	6% 15 Sep 2038	140,500	159,275
GNMA POOL 782468	5% 15 Nov 2038	2,892	3,190
GNMA POOL 783292	6% 15 Dec 2040	73,578	83,410
GNMA POOL 783622	6% 15 Jun 2041	89,793	102,712
GNMA POOL AB0935	3% 15 Sep 2042	891,523	904,789
GNMA POOL AD9016	3% 15 Apr 2043	444,456	451,070
GOLDMAN SACHS GROUP INC	3.85% 08 Jul 2024	1,500,000	1,531,187
GOLDMAN SACHS GROUP INC	3.75% 22 May 2025	2,655,000	2,661,906
GOLDMAN SACHS GROUP INC	2.6% 23 Apr 2020	5,000,000	5,005,240
GOLDMAN SACHS GROUP INC	2.9% 19 Jul 2018	6,845,000	6,939,529
GOLDMAN SACHS GROUP INC	6.25% 01 Feb 2041	950,000	1,177,589
GOLDMAN SACHS GROUP INC	5.75% 24 Jan 2022	2,000,000	2,248,430
GOLDMAN SACHS GROUP INC	6.15% 01 Apr 2018	635,000	667,966
GOLDMAN SACHS GROUP INC	6.75% 01 Oct 2037	1,000,000	1,234,847
GS MORTGAGE SECURITIES TRUST	4.074% 10 Jan 2047	2,560,000	2,726,089
GS MORTGAGE SECURITIES TRUST	1% 10 Aug 2045	2,820,553	2,838,116
HARTFORD FINL SVCS GRP	6.1% 01 Oct 2041	750,000	880,117
HESS CORP	5.6% 15 Feb 2041	390,000	394,344
HOME DEPOT INC	2.7% 01 Apr 2023	1,155,000	1,155,240

	HOME DEPOT INC	4.25% 01 Apr 2046	2,100,000	2,204,708
	HP ENTERPRISE CO	4.4% 15 Oct 2022	5,460,000	5,685,864
	HSBC HOLDINGS PLC	3.9% 25 May 2026	6,440,000	6,483,979
	HSBC HOLDINGS PLC	5.1% 05 Apr 2021	2,065,000	2,231,658
	HSBC HOLDINGS PLC	6.5% 15 Sep 2037	850,000	1,053,740
	HUMANA INC	4.625% 01 Dec 2042	1,000,000	959,405
	ILLINOIS ST	5.1% 01 Jun 2033	400,000	353,528
	INGREDION INC	4.625% 01 Nov 2020	875,000	937,805
	INTEL CORP	3.7% 29 Jul 2025	2,380,000	2,510,317
	INTER AMERICAN DEVEL BK	3% 21 Feb 2024	3,400,000	3,512,839
	INTER AMERICAN DEVEL BK	3.875% 17 Sep 2019	1,900,000	2,009,906
	INTERNATIONAL PAPER CO	7.3% 15 Nov 2039	850,000	1,083,085
	INTL BK RECON + DEVELOP	2.5% 25 Nov 2024	2,845,000	2,838,235
	INTL BK RECON + DEVELOP	1.625% 10 Feb 2022	5,000,000	4,861,540
	INTL BK RECON + DEVELOP	4.75% 15 Feb 2035	1,200,000	1,457,482
	INTL FINANCE CORP	1.625% 16 Jul 2020	2,500,000	2,488,108
	JOHN DEERE CAPITAL CORP	2.65% 10 Jun 2026	3,000,000	2,883,861
	JOHN DEERE CAPITAL CORP	2.8% 06 Mar 2023	4,000,000	4,000,108
	JOHNSON + JOHNSON	2.45% 01 Mar 2026	5,755,000	5,504,266
	JOHNSON + JOHNSON	5.85% 15 Jul 2038	575,000	754,041
	JP MORGAN CHASE COMMERCIAL MOR	5.44% 12 Jun 2047	345,864	345,624
	JP MORGAN CHASE COMMERCIAL MOR	1% 12 Feb 2051	790,025	802,142
	JPMBB COMMERCIAL MORTGAGE SECU	3.801% 15 Sep 2047	2,050,000	2,139,024
*	JPMORGAN CHASE + CO	3.3% 01 Apr 2026	5,675,000	5,575,994
*	JPMORGAN CHASE + CO	4.125% 15 Dec 2026	4,000,000	4,082,624
*	JPMORGAN CHASE + CO	2.25% 23 Jan 2020	13,945,000	13,912,173
*	JPMORGAN CHASE + CO	4.25% 15 Oct 2020	2,000,000	2,116,472
*	JPMORGAN CHASE + CO	5.5% 15 Oct 2040	1,465,000	1,730,480
	KENTUCKY UTILITIES CO	5.125% 01 Nov 2040	1,370,000	1,568,179
	KFW	2% 04 Oct 2022	5,000,000	4,906,400
	KFW	2.75% 08 Sep 2020	7,000,000	7,194,103
	KIMBERLY CLARK CORP	3.875% 01 Mar 2021	880,000	942,721
	KINDER MORGAN ENER PART	6.95% 15 Jan 2038	1,450,000	1,681,955
	KINDER MORGAN INC/DELAWA	2% 01 Dec 2017	4,305,000	4,311,557
	KINDER MORGAN INC/DELAWA	5.3% 01 Dec 2034	1,730,000	1,755,682
	KONINKLIJKE PHILIPS NV	3.75% 15 Mar 2022	580,000	604,278
	KRAFT HEINZ FOODS CO	3.5% 06 Jun 2022	2,000,000	2,033,942
	KRAFT HEINZ FOODS CO	3.95% 15 Jul 2025	2,560,000	2,593,370
	LINCOLN NATIONAL CORP	4% 01 Sep 2023	1,520,000	1,584,557
	LOCKHEED MARTIN CORP	4.7% 15 May 2046	1,225,000	1,332,464
	LOCKHEED MARTIN CORP	3.8% 01 Mar 2045	5,000,000	4,735,100
	LOCKHEED MARTIN CORP	3.35% 15 Sep 2021	1,200,000	1,239,216
	LYB INTL FINANCE BV	4% 15 Jul 2023	1,670,000	1,744,806
	MANITOBA (PROVINCE OF)	1.125% 01 Jun 2018	3,200,000	3,185,728
	MARATHON PETROLEUM CORP	6.5% 01 Mar 2041	1,500,000	1,604,393
	MCDONALD S CORP	4.6% 26 May 2045	1,600,000	1,652,094
	MCKESSON CORP	4.883% 15 Mar 2044	1,700,000	1,729,345
	MEDTRONIC INC	4.625% 15 Mar 2045	3,000,000	3,244,263
	MERCK + CO INC	2.4% 15 Sep 2022	700,000	686,206
	MERCK + CO INC	2.75% 10 Feb 2025	4,900,000	4,811,124
	MET TRANSPRTN AUTH NY REVENUE	6.814% 15 Nov 2040	990,000	1,314,680
*	METLIFE INC	4.75% 08 Feb 2021	1,100,000	1,196,203
	MICROSOFT CORP	2.4% 08 Aug 2026	6,335,000	5,984,656
	MICROSOFT CORP	2.65% 03 Nov 2022	5,000,000	5,029,085
	MICROSOFT CORP	5.3% 08 Feb 2041	3,000,000	3,567,006
	ML CFC COMMERCIAL MORTGAGE TRU	1% 12 Jun 2050	1,158,768	1,166,166
	MOLSON COORS BREWING CO	3.5% 01 May 2022	1,600,000	1,646,994
	MORGAN STANLEY	3.7% 23 Oct 2024	3,340,000	3,379,786
	MORGAN STANLEY	3.875% 29 Apr 2024	3,440,000	3,527,961
	MORGAN STANLEY	2.5% 21 Apr 2021	4,570,000	4,520,315
	MORGAN STANLEY	4% 23 Jul 2025	2,800,000	2,870,048
	MORGAN STANLEY	2.125% 25 Apr 2018	4,050,000	4,066,135
	MORGAN STANLEY	5.5% 24 Jul 2020	2,200,000	2,409,460
	MORGAN STANLEY	6.625% 01 Apr 2018	3,610,000	3,817,676
	MORGAN STANLEY BAML TRUST	3.741% 15 Aug 2047	1,400,000	1,459,823
	MUFG AMERICAS HLDGS CORP	1.625% 09 Feb 2018	3,100,000	3,089,116
	MYLAN INC	2.6% 24 Jun 2018	2,430,000	2,444,067
	MYLAN NV	5.25% 15 Jun 2046	5,000,000	4,611,465
	NATIONAL RURAL UTIL COOP	3.05% 15 Feb 2022	1,200,000	1,226,590
	NBCUNIVERSAL MEDIA LLC	2.875% 15 Jan 2023	2,000,000	1,995,306
	NBCUNIVERSAL MEDIA LLC	6.4% 30 Apr 2040	775,000	1,002,165
	NEW CENTURY HOME EQUITY LOAN T	1% 25 May 2036	1,226,276	44,566
	NEW JERSEY ST TURNPIKE AUTH	7.102% 01 Jan 2041	955,000	1,336,188
	NEWELL BRANDS INC	2.6% 29 Mar 2019	5,000,000	5,054,865
	NEWMONT MINING CORP	6.25% 01 Oct 2039	750,000	825,117
	NEXEN ENERGY ULC	6.4% 15 May 2037	4,205,000	4,983,749
	NEXTERA ENERGY CAPITAL	4.5% 01 Jun 2021	800,000	856,126
	NORDSTROM INC	4.75% 01 May 2020	935,000	997,413
	NORFOLK SOUTHERN CORP	4.65% 15 Jan 2046	2,864,583	3,045,808

	NORFOLK SOUTHERN CORP	6% 15 Mar 2105	1,605,000	1,876,678
	NORTHROP GRUMMAN CORP	3.2% 01 Feb 2027	5,000,000	4,947,000
	NORTHROP GRUMMAN CORP	1.75% 01 Jun 2018	2,545,000	2,551,994
	NOVARTIS CAPITAL CORP	2.4% 21 Sep 2022	925,000	913,673
	OHIO POWER COMPANY	5.375% 01 Oct 2021	1,005,000	1,122,724
	OMEGA HLTHCARE INVESTORS	4.375% 01 Aug 2023	2,740,000	2,713,137
	ONTARIO (PROVINCE OF)	3.2% 16 May 2024	5,500,000	5,650,744
	ONTARIO (PROVINCE OF)	4.4% 14 Apr 2020	3,132,000	3,375,212
	ORACLE CORP	2.25% 08 Oct 2019	2,000,000	2,024,254
	ORACLE CORP	3.4% 08 Jul 2024	3,000,000	3,056,718
	ORACLE CORP	4% 15 Jul 2046	3,425,000	3,275,999
	ORACLE CORP	2.95% 15 May 2025	4,000,000	3,921,124
	ORACLE CORP	5.375% 15 Jul 2040	650,000	755,372
	ORACLE CORP	3.625% 15 Jul 2023	1,405,000	1,472,554
	ORACLE CORP	5.75% 15 Apr 2018	500,000	528,228
	ORANGE SA	5.375% 13 Jan 2042	2,100,000	2,349,682
	PACIFIC GAS + ELECTRIC	3.75% 15 Feb 2024	4,700,000	4,895,619
	PACIFIC GAS + ELECTRIC	3.5% 01 Oct 2020	1,060,000	1,099,790
	PACKAGING CORP OF AMERIC	4.5% 01 Nov 2023	1,935,000	2,049,608
	PENTAIR FINANCE SA	4.65% 15 Sep 2025	2,980,000	3,056,601
	PEPSICO INC	4.25% 22 Oct 2044	1,405,000	1,450,988
	PEPSICO INC	3.45% 06 Oct 2046	2,880,000	2,623,643
	PETROLEOS MEXICANOS	5.5% 27 Jun 2044	1,300,000	1,081,860
	PETROLEOS MEXICANOS	6% 05 Mar 2020	2,525,000	2,663,244
	PFIZER INC	2.75% 03 Jun 2026	6,000,000	5,825,040
	PHILIP MORRIS INTL INC	2.5% 22 Aug 2022	1,500,000	1,467,698
	PHILLIPS 66 PARTNERS LP	3.55% 01 Oct 2026	4,235,000	4,098,510
	PLAINS ALL AMER PIPELINE	4.7% 15 Jun 2044	1,285,000	1,144,976
	PLAINS ALL AMER PIPELINE	6.5% 01 May 2018	1,000,000	1,056,770
	PNC BANK NA	2.15% 29 Apr 2021	6,900,000	6,808,817
	PORT AUTH OF NEW YORK NEW JE	4.926% 01 Oct 2051	655,000	724,450
	PROGRESS ENERGY INC	4.4% 15 Jan 2021	985,000	1,044,527
	PROVINCE OF QUEBEC	2.5% 20 Apr 2026	2,685,000	2,584,372
	PROVINCE OF QUEBEC	2.75% 25 Aug 2021	1,500,000	1,528,734
*	PRUDENTIAL FINANCIAL INC	6.2% 15 Nov 2040	1,000,000	1,222,026
	PUBLIC SERVICE COLORADO	3.2% 15 Nov 2020	945,000	975,649
	QWEST CORP	6.75% 01 Dec 2021	2,040,000	2,213,400
	RAYTHEON COMPANY	3.125% 15 Oct 2020	1,015,000	1,047,880
	REPUBLIC OF COLOMBIA	5.625% 26 Feb 2044	1,000,000	1,030,000
	REPUBLIC OF PERU	7.125% 30 Mar 2019	930,000	1,032,300
	REPUBLIC OF PERU	6.55% 14 Mar 2037	1,250,000	1,569,375
	REPUBLIC OF PHILIPPINES	3.95% 20 Jan 2040	1,550,000	1,525,992
	REPUBLIC OF POLAND	5.125% 21 Apr 2021	770,000	840,016
	REPUBLIC SERVICES INC	5.25% 15 Nov 2021	550,000	611,498
	REYNOLDS AMERICAN INC	3.25% 12 Jun 2020	2,435,000	2,495,057
	REYNOLDS AMERICAN INC	4.45% 12 Jun 2025	5,500,000	5,806,961
	RIO TINTO FIN USA LTD	3.75% 15 Jun 2025	2,700,000	2,780,479
	ROPER TECHNOLOGIES INC	2.05% 01 Oct 2018	900,000	903,060
	SANOFI	4% 29 Mar 2021	965,000	1,027,378
	SCANA CORPORATION	4.75% 15 May 2021	1,020,000	1,066,617
	SEAGATE HDD CAYMAN	5.75% 01 Dec 2034	1,700,000	1,449,250
	SEAGATE HDD CAYMAN	4.75% 01 Jan 2025	4,040,000	3,848,888
	SHELL INTERNATIONAL FIN	2.875% 10 May 2026	3,080,000	2,977,719
	SHELL INTERNATIONAL FIN	1.625% 10 Nov 2018	4,145,000	4,149,676
	SHELL INTERNATIONAL FIN	4.375% 11 May 2045	2,645,000	2,679,324
	SHELL INTERNATIONAL FIN	1.9% 10 Aug 2018	860,000	865,254
	SHIRE ACQ INV IRELAND DA	2.4% 23 Sep 2021	5,620,000	5,428,847
	SIMON PROPERTY GROUP LP	2.2% 01 Feb 2019	2,100,000	2,117,077
	SOUTHERN CAL EDISON	3.9% 15 Mar 2043	1,100,000	1,081,784
	SOUTHERN CALIF GAS CO	5.125% 15 Nov 2040	700,000	804,752
	SOUTHERN POWER CO	5.15% 15 Sep 2041	1,500,000	1,510,644
	SPECTRA ENERGY PARTNERS	2.95% 25 Sep 2018	2,270,000	2,305,827
	SSGA	G STIFF ERISA QUALIFIED	72,727,137	72,727,137
	STATOIL ASA	5.1% 17 Aug 2040	815,000	908,181
	SUNCOR ENERGY INC	6.5% 15 Jun 2038	850,000	1,086,079
	TC PIPELINES LP	4.65% 15 Jun 2021	960,000	1,005,038
	TENN VALLEY AUTHORITY	5.375% 01 Apr 2056	50,000	62,526
	TENN VALLEY AUTHORITY	6.15% 15 Jan 2038	175,000	239,734
	TENN VALLEY AUTHORITY	4.65% 15 Jun 2035	65,000	75,605
	TEVA PHARMACEUTICALS NE	2.2% 21 Jul 2021	1,180,000	1,128,891
	THERMO FISHER SCIENTIFIC	2.4% 01 Feb 2019	2,200,000	2,216,724
	THERMO FISHER SCIENTIFIC	2.15% 14 Dec 2018	3,480,000	3,495,973
	THOMSON REUTERS CORP	5.65% 23 Nov 2043	2,500,000	2,753,865
	TIME WARNER ENTERTAINMEN	8.375% 15 Jul 2033	1,200,000	1,572,253
	TIME WARNER INC	2.1% 01 Jun 2019	1,800,000	1,798,913
	TIME WARNER INC	5.375% 15 Oct 2041	1,775,000	1,876,972
	TIME WARNER INC	4.875% 15 Mar 2020	705,000	752,564
	TJX COS INC	2.75% 15 Jun 2021	4,715,000	4,796,758
	TORONTO DOMINION BANK	2.125% 07 Apr 2021	5,000,000	4,923,560

TOTAL CAPITAL SA	4.45% 24 Jun 2020	1,300,000	1,398,795
TOYOTA MOTOR CREDIT CORP	1.55% 13 Jul 2018	3,200,000	3,199,203
TRANSCANADA PIPELINES	7.625% 15 Jan 2039	1,000,000	1,431,650
TRAVELERS COS INC	3.9% 01 Nov 2020	1,625,000	1,720,945
UNION PACIFIC CORP	2.75% 01 Mar 2026	1,500,000	1,462,686
UNITED MEXICAN STATES	4% 02 Oct 2023	1,440,000	1,443,456
UNITED MEXICAN STATES	3.625% 15 Mar 2022	1,800,000	1,803,600
UNITED MEXICAN STATES	4.75% 08 Mar 2044	2,300,000	2,091,390
UNITED MEXICAN STATES	5.125% 15 Jan 2020	1,950,000	2,093,325
UNITED MEXICAN STATES	6.75% 27 Sep 2034	1,300,000	1,540,500
UNITED PARCEL SERVICE	4.875% 15 Nov 2040	765,000	874,934
UNITED TECHNOLOGIES CORP	4.5% 01 Jun 2042	825,000	883,083
UNITEDHEALTH GROUP INC	4.25% 15 Mar 2043	1,100,000	1,122,568
UNITEDHEALTH GROUP INC	2.7% 15 Jul 2020	6,000,000	6,090,270
UNIV OF SOUTHERN CALIFOR	3.028% 01 Oct 2039	3,600,000	3,197,441
US BANK NA CINCINNATI	1.45% 29 Jan 2018	2,000,000	1,998,686
US TREASURY N/B	2% 15 Feb 2023	7,500,000	7,438,185
US TREASURY N/B	3.125% 15 Feb 2043	18,455,000	18,699,381
US TREASURY N/B	0.75% 28 Feb 2018	8,000,000	7,981,248
US TREASURY N/B	0.75% 31 Mar 2018	15,000,000	14,956,635
US TREASURY N/B	1.125% 31 Mar 2020	20,000,000	19,741,400
US TREASURY N/B	1% 30 Sep 2019	10,000,000	9,895,700
US TREASURY N/B	1.625% 15 Nov 2022	13,000,000	12,651,639
US TREASURY N/B	2.75% 15 Nov 2042	3,990,000	3,768,523
US TREASURY N/B	2% 31 Oct 2021	22,500,000	22,565,048
US TREASURY N/B	1.5% 31 Oct 2019	22,500,000	22,554,495
US TREASURY N/B	2.25% 15 Nov 2024	17,000,000	16,895,739
US TREASURY N/B	1.125% 31 Dec 2019	10,000,000	9,902,730
US TREASURY N/B	0.875% 15 Aug 2017	20,000,000	20,018,760
US TREASURY N/B	2.375% 15 Aug 2024	12,910,000	12,970,006
US TREASURY N/B	2% 31 Aug 2021	7,000,000	7,027,888
US TREASURY N/B	1% 15 Sep 2017	21,000,000	21,032,802
US TREASURY N/B	3.75% 15 Nov 2043	4,000,000	4,535,156
US TREASURY N/B	2% 30 Nov 2020	4,485,000	4,531,429
US TREASURY N/B	2.75% 15 Feb 2024	1,680,000	1,735,124
US TREASURY N/B	1.5% 28 Feb 2019	12,500,000	12,568,363
US TREASURY N/B	2% 28 Feb 2021	6,000,000	6,047,814
US TREASURY N/B	2.25% 31 Mar 2021	14,000,000	14,253,204
US TREASURY N/B	1.625% 31 Mar 2019	12,000,000	12,095,160
US TREASURY N/B	2.5% 15 May 2024	6,000,000	6,089,766
US TREASURY N/B	1.625% 30 Jun 2019	10,000,000	10,074,610
US TREASURY N/B	2.125% 30 Jun 2021	10,970,000	11,088,268
US TREASURY N/B	1.625% 15 Feb 2026	8,990,000	8,400,031
US TREASURY N/B	0.875% 15 Jun 2019	13,000,000	12,863,903
US TREASURY N/B	1.375% 30 Jun 2023	25,750,000	24,460,492
US TREASURY N/B	1.125% 30 Jun 2021	15,000,000	14,517,780
US TREASURY N/B	0.625% 30 Jun 2018	7,000,000	6,955,977
US TREASURY N/B	0.75% 15 Aug 2019	10,000,000	9,846,090
US TREASURY N/B	2% 15 Nov 2026	7,500,000	7,216,110
US TREASURY N/B	2.875% 15 Nov 2046	1,750,000	1,689,571
US TREASURY N/B	1% 15 Nov 2019	18,500,000	18,277,427
US TREASURY N/B	2.125% 31 Dec 2022	7,500,000	7,495,898
US TREASURY N/B	1.375% 31 Jan 2021	5,000,000	4,920,115
US TREASURY N/B	0.75% 15 Feb 2019	7,000,000	6,930,273
US TREASURY N/B	2.5% 15 Feb 2046	500,000	444,297
US TREASURY N/B	1% 15 Mar 2019	2,000,000	1,989,376
US TREASURY N/B	1.5% 31 Mar 2023	22,500,000	21,619,328
US TREASURY N/B	1.25% 31 Mar 2021	7,500,000	7,326,855
US TREASURY N/B	0.875% 15 Apr 2019	1,795,000	1,778,874
US TREASURY N/B	1.375% 30 Apr 2021	20,000,000	19,619,540
US TREASURY N/B	1.375% 30 Sep 2020	6,240,000	6,169,313
US TREASURY N/B	1.75% 30 Sep 2022	8,000,000	7,848,440
US TREASURY N/B	2.25% 15 Nov 2025	1,000,000	987,188
US TREASURY N/B	3% 15 Nov 2045	4,500,000	4,438,476
US TREASURY N/B	1% 30 Jun 2019	10,000,000	9,921,880
US TREASURY N/B	0.875% 31 Jul 2019	7,970,000	7,877,532
US TREASURY N/B	1.625% 15 Aug 2022	3,500,000	3,413,319
US TREASURY N/B	2.75% 15 Aug 2042	8,640,000	8,162,441
US TREASURY N/B	1% 31 Aug 2019	10,000,000	9,905,860
US TREASURY N/B	2.875% 15 Aug 2045	13,575,000	13,063,290
US TREASURY N/B	1% 15 Sep 2018	7,250,000	7,234,710
US TREASURY N/B	0.875% 15 Jul 2018	10,000,000	9,967,970
US TREASURY N/B	2% 30 Sep 2020	5,000,000	5,056,640
US TREASURY N/B	2.5% 15 Feb 2045	26,200,000	23,337,440
US TREASURY N/B	1.75% 28 Feb 2022	20,680,000	20,432,812
US TREASURY N/B	0.75% 15 Apr 2018	10,000,000	9,969,140
US TREASURY N/B	1.75% 30 Apr 2022	21,000,000	20,708,793
US TREASURY N/B	3% 15 May 2045	14,250,000	14,057,397
US TREASURY N/B	1.875% 31 May 2022	22,500,000	22,318,943

US TREASURY N/B	1.5% 31 Jan 2022	9,420,000	9,207,315
US TREASURY N/B	1.375% 31 Dec 2018	8,500,000	8,527,557
US TREASURY N/B	0.625% 30 Apr 2018	15,000,000	14,926,755
US TREASURY N/B	1.75% 15 May 2023	21,555,000	20,994,225
US TREASURY N/B	2.875% 15 May 2043	10,635,000	10,272,325
US TREASURY N/B	1% 31 May 2018	8,500,000	8,496,677
US TREASURY N/B	1.375% 30 Jun 2018	11,000,000	11,051,568
US TREASURY N/B	1.875% 30 Jun 2020	11,000,000	11,106,128
US TREASURY N/B	3.625% 15 Aug 2043	4,000,000	4,435,780
US TREASURY N/B	2.875% 31 Mar 2018	1,825,000	1,867,846
US TREASURY N/B	2.625% 30 Apr 2018	11,300,000	11,539,684
US TREASURY N/B	2.375% 30 Jun 2018	7,500,000	7,645,020
US TREASURY N/B	2.125% 15 Aug 2021	20,170,000	20,361,454
US TREASURY N/B	1.5% 31 Aug 2018	17,500,000	17,609,375
US TREASURY N/B	1.375% 30 Sep 2018	4,860,000	4,878,225
US TREASURY N/B	3.625% 15 Feb 2021	11,000,000	11,807,818
US TREASURY N/B	1.25% 31 Jan 2019	6,250,000	6,253,663
US TREASURY N/B	3.125% 15 Feb 2042	800,000	811,782
US TREASURY N/B	1.375% 28 Feb 2019	8,295,000	8,318,326
US TREASURY N/B	1.5% 31 Mar 2019	10,000,000	10,051,170
US TREASURY N/B	3.125% 15 May 2019	15,390,000	16,045,876
US TREASURY N/B	4.25% 15 May 2039	10,000,000	12,141,020
US TREASURY N/B	3.625% 15 Aug 2019	16,000,000	16,937,504
US TREASURY N/B	4.5% 15 Aug 2039	2,660,000	3,340,377
US TREASURY N/B	4.375% 15 May 2040	1,000,000	1,235,508
US TREASURY N/B	2.5% 30 Jun 2017	28,000,000	28,253,736
US TREASURY N/B	2.625% 15 Aug 2020	7,000,000	7,237,888
US TREASURY N/B	3.875% 15 Aug 2040	5,715,000	6,561,757
US TREASURY N/B	3.5% 15 Feb 2018	2,980,000	3,063,580
US TREASURY N/B	1.875% 31 Aug 2017	20,000,000	20,146,880
US TREASURY N/B	2.75% 15 Feb 2019	9,500,000	9,798,357
US TREASURY N/B	3.75% 15 Nov 2018	12,500,000	13,096,188
US TREASURY N/B	5.5% 15 Aug 2028	10,410,000	13,477,702
US TREASURY N/B	8.75% 15 May 2020	15,000,000	18,509,760
US TREASURY N/B	6.125% 15 Aug 2029	10,000,000	13,815,620
US TREASURY N/B	5.25% 15 Feb 2029	10,000,000	12,782,030
US TREASURY N/B	6.25% 15 Aug 2023	950,000	1,187,574
US TREASURY N/B	6.125% 15 Nov 2027	765,000	1,026,654
US TREASURY N/B	5.375% 15 Feb 2031	3,800,000	5,061,125
US TREASURY N/B	4.5% 15 Feb 2036	5,000,000	6,326,560
US TREASURY N/B	4.75% 15 Feb 2037	4,750,000	6,182,234
US TREASURY N/B	5% 15 May 2037	8,000,000	10,741,560
VALE OVERSEAS LIMITED	4.625% 15 Sep 2020	1,000,000	1,023,500
VALE OVERSEAS LIMITED	6.875% 21 Nov 2036	525,000	517,125
VALERO ENERGY CORP	6.625% 15 Jun 2037	600,000	702,218
VERIZON COMMUNICATIONS	2.45% 01 Nov 2022	2,240,000	2,163,634
VERIZON COMMUNICATIONS	4.672% 15 Mar 2055	2,246,000	2,109,241
VERIZON COMMUNICATIONS	5.012% 21 Aug 2054	2,965,000	2,949,469
VERIZON COMMUNICATIONS	2.625% 21 Feb 2020	2,348,000	2,370,527
VERIZON COMMUNICATIONS	6.55% 15 Sep 2043	2,597,000	3,243,593
VIACOM INC	4.85% 15 Dec 2034	3,000,000	2,674,416
VIACOM INC	4.375% 15 Mar 2043	1,165,000	927,987
VISA INC	3.15% 14 Dec 2025	3,670,000	3,686,097
VODAFONE GROUP PLC	6.15% 27 Feb 2037	1,000,000	1,121,368
VOYA FINANCIAL INC	5.7% 15 Jul 2043	1,000,000	1,090,957
WACHOVIA BANK COMMERCIAL MORTG	5.509% 15 Apr 2047	2,027,290	2,031,254
WAL MART STORES INC	3.3% 22 Apr 2024	2,000,000	2,056,500
WAL MART STORES INC	5.625% 01 Apr 2040	840,000	1,039,125
WAL MART STORES INC	5% 25 Oct 2040	1,901,000	2,187,794
WASHINGTON ST	5.14% 01 Aug 2040	1,080,000	1,290,460
WELLS FARGO + COMPANY	5.375% 02 Nov 2043	2,000,000	2,207,298
WELLS FARGO + COMPANY	2.125% 22 Apr 2019	4,000,000	4,012,944
WELLS FARGO + COMPANY	2.55% 07 Dec 2020	2,370,000	2,372,709
WELLS FARGO + COMPANY	4.6% 01 Apr 2021	2,000,000	2,149,080
WELLS FARGO BANK NA	1.65% 22 Jan 2018	3,295,000	3,294,911
WELLS FARGO COMMERCIAL MORTGAG	3.64% 15 Dec 2059	5,720,000	5,840,542
WELLS FARGO COMMERCIAL MORTGAG	2.942% 15 Oct 2049	2,100,000	2,036,124
WELLTOWER INC	5.25% 15 Jan 2022	1,000,000	1,101,602
WESTERN GAS PARTNERS LP	5.45% 01 Apr 2044	2,000,000	2,059,926
WF RBS COMMERCIAL MORTGAGE TRU	2.87% 15 Nov 2045	3,475,000	3,529,104
WILLIAMS PARTNERS LP	4% 15 Sep 2025	3,220,000	3,183,868
XEROX CORPORATION	2.75% 15 Mar 2019	5,745,000	5,744,787
ZIMMER BIOMET HOLDINGS	2.7% 01 Apr 2020	3,000,000	3,000,150
ZOETIS INC	4.7% 01 Feb 2043	1,165,000	1,133,980

	Total: EXHIBIT C - Total Bond Market Fund		$2,975,851,043

n / a - Cost is not applicable

EXHIBIT D - Inflation Protected Bond Fund

(Managed by State Street Global Advisors)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2016

Schedule H, line 4i-Schedule of Assets (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	SSGA	G STIFF ERISA QUALIFIED	2,153,854		$2,153,854
	TSY INFL IX N/B	3.625% 15 Apr 2028	22,254,451		29,262,867
	TSY INFL IX N/B	0.125% 15 Jul 2024	68,141,866		66,942,228
	TSY INFL IX N/B	2.375% 15 Jan 2025	44,852,756		51,500,204
	TSY INFL IX N/B	2% 15 Jan 2026	33,889,668		38,178,880
	TSY INFL IX N/B	2.375% 15 Jan 2027	26,250,977		30,751,733
	TSY INFL IX N/B	1.625% 15 Jan 2018	25,672,273		26,343,166
	TSY INFL IX N/B	1.75% 15 Jan 2028	26,191,487		29,243,581
	TSY INFL IX N/B	2.125% 15 Jan 2019	23,820,734		25,168,964
	TSY INFL IX N/B	2.5% 15 Jan 2029	25,360,897		30,589,122
	TSY INFL IX N/B	1.875% 15 Jul 2019	27,074,825		28,828,787
	TSY INFL IX N/B	1.375% 15 Jan 2020	32,836,493		34,534,599
	TSY INFL IX N/B	2.125% 15 Feb 2040	13,913,392		17,231,876
	TSY INFL IX N/B	1.25% 15 Jul 2020	50,459,653		53,292,155
	TSY INFL IX N/B	1.125% 15 Jan 2021	57,718,048		60,549,984
	TSY INFL IX N/B	2.125% 15 Feb 2041	17,617,592		21,931,471
	TSY INFL IX N/B	0.625% 15 Jul 2021	61,267,565		63,222,000
	TSY INFL IX N/B	0.125% 15 Jan 2022	67,624,928		67,739,620
	TSY INFL IX N/B	0.75% 15 Feb 2042	31,052,413		29,398,002
	TSY INFL IX N/B	0.125% 15 Jan 2023	70,073,010		69,555,451
	TSY INFL IX N/B	0.625% 15 Feb 2043	22,919,648		20,984,152
	TSY INFL IX N/B	0.125% 15 Apr 2018	84,762,821		85,533,739
	TSY INFL IX N/B	0.625% 15 Jan 2024	69,343,385		70,561,818
	TSY INFL IX N/B	1.375% 15 Feb 2044	35,377,528		38,607,885
	TSY INFL IX N/B	0.125% 15 Apr 2019	84,191,370		85,242,331
	TSY INFL IX N/B	0.25% 15 Jan 2025	68,311,886		67,183,579
	TSY INFL IX N/B	0.75% 15 Feb 2045	38,544,700		36,268,288
	TSY INFL IX N/B	0.375% 15 Jul 2025	68,228,215		67,857,599
	TSY INFL IX N/B	0.625% 15 Jan 2026	62,316,134		62,863,332
	TSY INFL IX N/B	1% 15 Feb 2046	28,313,243		28,432,895
	TSY INFL IX N/B	0.125% 15 Apr 2021	53,011,323		53,314,706
	TSY INFL IX N/B	0.125% 15 Jul 2026	57,623,136		55,721,630
	TSY INFL IX N/B	0.125% 15 Apr 2020	85,394,111		86,281,356
	TSY INFL IX N/B	3.875% 15 Apr 2029	27,048,927		36,981,212
	TSY INFL IX N/B	1.375% 15 Jul 2018	25,612,358		26,577,765
	TSY INFL IX N/B	0.125% 15 Jul 2022	69,750,221		69,926,759
	TSY INFL IX N/B	0.375% 15 Jul 2023	72,622,428		73,272,762
	TSY INFL IX N/B	3.375% 15 Apr 2032	10,224,394		14,133,784

		Total: EXHIBIT D - Infaltion Protected Bond Fund			$1,756,164,134

n / a - Cost is not applicable

EXHIBIT E - Real Estate Investment Trust (REIT) Index Fund

(Managed by BlackRock Institutional Trust Company)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2016

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	ACADIA REALTY TRUST	REIT USD.001	131,165		$4,286,472
	AGREE REALTY CORP	REIT USD.0001	42,827		1,972,183
	ALEXANDER S INC	REIT USD1.0	3,732		1,593,079
	ALEXANDRIA REAL ESTATE EQUIT	REIT USD.01	126,507		14,058,723
	AMERICAN ASSETS TRUST INC	REIT USD.01	54,902		2,365,178
	AMERICAN CAMPUS COMMUNITIES	REIT USD.01	211,725		10,537,553
	AMERICAN HOMES 4 RENT A	REIT USD.01	347,121		7,282,599
	APARTMENT INVT + MGMT CO A	REIT USD.01	253,476		11,520,484
	APPLE HOSPITALITY REIT INC	REIT NPV	268,164		5,357,917
	ARMADA HOFFLER PROPERTIES IN	REIT USD.01	56,782		827,314
	ASHFORD HOSPITALITY PRIME IN	REIT USD.01	38,592		526,781
	ASHFORD HOSPITALITY TRUST	REIT USD.01	157,422		1,221,595
	AVALONBAY COMMUNITIES INC	REIT USD.01	222,506		39,416,938
	BOSTON PROPERTIES INC	REIT USD.01	249,072		31,328,276
	BRANDYWINE REALTY TRUST	REIT USD.01	284,545		4,697,838
	BRIXMOR PROPERTY GROUP INC	REIT USD.01	493,185		12,043,578
	CAMDEN PROPERTY TRUST	REIT USD.01	141,784		11,919,781
	CARE CAPITAL PROPERTIES INC	REIT USD.01	135,475		3,386,875
	CARETRUST REIT INC	REIT USD.01	105,087		1,609,933
	CBL + ASSOCIATES PROPERTIES	REIT USD.01	276,710		3,182,165
	CEDAR REALTY TRUST INC	REIT USD.06	131,620		859,479
	CHATHAM LODGING TRUST	REIT USD.01	63,031		1,295,287
	CHESAPEAKE LODGING TRUST	REIT USD.01	97,310		2,516,437
	COLONY STARWOOD HOMES	REIT USD.01	107,021		3,083,275
	COLUMBIA PROPERTY TRUST INC	REIT USD.01	189,516		4,093,546
	CORECIVIC INC	REIT USD.01	190,375		4,656,573
	CORESITE REALTY CORP	REIT USD.01	55,252		4,385,351
	CORPORATE OFFICE PROPERTIES	REIT USD.01	153,852		4,803,259
	COUSINS PROPERTIES INC	REIT USD1.0	572,061		4,868,239
	CUBESMART	REIT USD.01	290,634		7,780,272
	CYRUSONE INC	REIT USD.01	122,133		5,463,009
	DCT INDUSTRIAL TRUST INC	REIT USD.01	146,440		7,011,547
	DDR CORP	REIT USD.1	503,566		7,689,453
	DIAMONDROCK HOSPITALITY CO	REIT USD.01	324,859		3,745,624
	DIGITAL REALTY TRUST INC	REIT USD.01	258,463		25,396,574
	DJ US REAL ESTATE MAR17	XCBT 20170317	38,900		198,992
	DOUGLAS EMMETT INC	REIT USD.01	232,984		8,517,895
	DUKE REALTY CORP	REIT USD.01	568,991		15,112,401
	DUPONT FABROS TECHNOLOGY	REIT USD.001	122,828		5,395,834
	EASTERLY GOVERNMENT PROPERTI	REIT USD.01	58,578		1,172,732
	EASTGROUP PROPERTIES INC	REIT	52,765		3,896,168
	EDUCATION REALTY TRUST INC	REIT USD.01	118,633		5,018,176
	EMPIRE STATE REALTY TRUST A	REIT USD.01	199,865		4,035,274
	EPR PROPERTIES	REIT USD.01	103,346		7,417,142
	EQUINIX INC	REIT USD.001	115,282		41,202,940
	EQUITY COMMONWEALTH	REIT USD.01	193,501		5,851,470
	EQUITY LIFESTYLE PROPERTIES	REIT USD.01	131,721		9,497,084
	EQUITY ONE INC	REIT USD.01	151,633		4,653,617
	EQUITY RESIDENTIAL	REIT USD.01	592,386		38,125,963
	ESSEX PROPERTY TRUST INC	REIT USD.0001	106,097		24,667,553
	EXTRA SPACE STORAGE INC	REIT USD.01	203,917		15,750,549
	FEDERAL REALTY INVS TRUST	REIT USD.01	115,709		16,443,406
	FELCOR LODGING TRUST INC	REIT USD.01	214,120		1,715,101
	FIRST INDUSTRIAL REALTY TR	REIT USD.01	189,968		5,328,602
	FIRST POTOMAC REALTY TRUST	REIT USD.001	95,428		1,046,845
	FOREST CITY REALTY TRUST A	REIT USD.01	391,095		8,150,420
	FOUR CORNERS PROPERTY TRUST	REIT USD.0001	91,472		1,877,005
	FRANKLIN STREET PROPERTIES C	REIT USD.0001	165,537		2,145,360
	GAMING AND LEISURE PROPERTIE	REIT	316,096		9,678,860
	GEO GROUP INC/THE	REIT USD.01	121,625		4,369,986
	GETTY REALTY CORP	REIT USD.01	45,592		1,162,140
	GGP INC	REIT USD.01	932,085		23,283,483

GLADSTONE COMMERCIAL CORP	REIT USD.001	40,677	817,608
GLOBAL NET LEASE INC	REIT USD.01	273,545	2,141,857
GOVERNMENT PROPERTIES INCOME	REIT USD.01	114,317	2,179,454
GRAMERCY PROPERTY TRUST	REIT USD.01	684,945	6,287,795
HCP INC	REIT USD1.0	757,793	22,521,608
HEALTHCARE REALTY TRUST INC	REIT USD.01	188,395	5,712,136
HEALTHCARE TRUST OF AME CL A	REIT USD.01	224,145	6,524,861
HERSHA HOSPITALITY TRUST	REIT USD.01	69,259	1,489,069
HIGHWOODS PROPERTIES INC	REIT USD.01	159,984	8,160,784
HOSPITALITY PROPERTIES TRUST	REIT USD.01	260,759	8,276,491
HOST HOTELS + RESORTS INC	REIT USD.01	1,202,869	22,662,052
HUDSON PACIFIC PROPERTIES IN	REIT USD.01	211,233	7,346,684
INDEPENDENCE REALTY TRUST IN	REIT USD.01	107,633	960,086
INVESTORS REAL ESTATE TRUST	REIT	198,513	1,415,398
IRON MOUNTAIN INC	REIT USD.01	405,571	13,172,946
ISTAR INC	REIT USD.001	116,886	1,445,880
KILROY REALTY CORP	REIT USD.01	149,561	10,950,856
KIMCO REALTY CORP	REIT USD.01	680,841	17,129,960
KITE REALTY GROUP TRUST	REIT USD.01	135,149	3,173,299
LASALLE HOTEL PROPERTIES	REIT USD.01	182,955	5,574,639
LEXINGTON REALTY TRUST	REIT USD.0001	346,248	3,739,478
LIBERTY PROPERTY TRUST	REIT USD.001	238,025	9,401,988
LIFE STORAGE INC	REIT USD.01	75,132	6,405,754
LTC PROPERTIES INC	REIT USD.01	62,380	2,930,612
MACERICH CO/THE	REIT USD.01	197,712	14,005,918
MACK CALI REALTY CORP	REIT USD.01	138,537	4,020,344
MEDICAL PROPERTIES TRUST INC	REIT USD.001	490,500	6,033,150
MGM GROWTH PROPERTIES LLC A	REIT	93,484	2,366,080
MID AMERICA APARTMENT COMM	REIT USD.01	184,060	18,023,155
MONMOUTH REAL ESTATE INV COR	REIT USD.01	101,502	1,546,890
MONOGRAM RESIDENTIAL TRUST I	REIT	257,910	2,790,586
NATIONAL RETAIL PROPERTIES	REIT USD.01	238,700	10,550,540
NATIONAL STORAGE AFFILIATES	REIT USD.01	68,789	1,518,173
NATL HEALTH INVESTORS INC	REIT USD.01	63,735	4,727,225
NEW SENIOR INVESTMENT GROUP	REIT	127,834	1,251,495
NEW YORK REIT INC	REIT USD.01	268,250	2,714,690
NEXPOINT RESIDENTIAL	REIT USD.01	27,582	616,182
NORTHSTAR REALTY EUROPE CORP	REIT	98,589	1,239,264
NORTHSTAR REALTY FINANCE	REIT USD.01	292,766	4,435,405
OMEGA HEALTHCARE INVESTORS	REIT USD.1	313,396	9,796,759
ONE LIBERTY PROPERTIES INC	REIT USD1.0	22,933	576,077
PARAMOUNT GROUP INC	REIT USD.01	283,852	4,538,793
PARKWAY INC	REIT USD.001	72,283	1,608,297
PEBBLEBROOK HOTEL TRUST	REIT USD.01	116,675	3,471,081
PENN REAL ESTATE INVEST TST	REIT USD1.0	112,878	2,140,167
PHYSICIANS REALTY TRUST	REIT USD.01	218,658	4,145,756
PIEDMONT OFFICE REALTY TRU A	REIT USD.01	235,736	4,929,240
PROLOGIS INC	REIT USD.01	854,508	45,109,477
PS BUSINESS PARKS INC/CA	REIT USD.01	33,123	3,859,492
PUBLIC STORAGE	REIT USD.1	238,871	53,387,669
QTS REALTY TRUST INC CL A	REIT USD.01	77,685	3,857,060
QUALITY CARE PROPERTIES	REIT USD.01	152,399	2,362,185
RAIT FINANCIAL TRUST	REIT USD.01	150,115	504,386
RAMCO GERSHENSON PROPERTIES	REIT USD.01	129,220	2,142,468
REALTY INCOME CORP	REIT USD1.0	419,301	24,101,421
REGENCY CENTERS CORP	REIT USD.01	169,376	11,678,475
RETAIL OPPORTUNITY INVESTMEN	REIT USD.0001	176,496	3,729,360
RETAIL PROPERTIES OF AME A	REIT USD.001	385,187	5,904,917
REXFORD INDUSTRIAL REALTY IN	REIT USD.01	107,044	2,482,350
RLJ LODGING TRUST	REIT	201,129	4,925,649
RYMAN HOSPITALITY PROPERTIES	REIT USD.01	74,538	4,696,639
SABRA HEALTH CARE REIT INC	REIT USD.01	106,171	2,592,696
SAUL CENTERS INC	REIT USD.01	21,139	1,408,069
SELECT INCOME REIT	REIT USD.01	109,180	2,751,336
SENIOR HOUSING PROP TRUST	REIT USD.01	385,007	7,288,183
SERITAGE GROWTH PROP A REIT	REIT	37,440	1,599,062
SILVER BAY REALTY TRUST CORP	REIT USD.01	55,896	958,057
SIMON PROPERTY GROUP INC	REIT USD.0001	509,381	90,501,722
SL GREEN REALTY CORP	REIT USD.01	162,511	17,478,058
SPIRIT REALTY CAPITAL INC	REIT USD.01	777,600	8,444,736
SSGA	G STIFF ERISA QUALIFIED	4,369,467	4,369,467
STAG INDUSTRIAL INC	REIT USD.01	116,425	2,779,065
STORE CAPITAL CORP	REIT USD.01	248,737	6,146,291
SUMMIT HOTEL PROPERTIES INC	REIT	141,490	2,268,085
SUN COMMUNITIES INC	REIT USD.01	111,594	8,549,216
SUNSTONE HOTEL INVESTORS INC	REIT USD.01	350,785	5,349,471
TANGER FACTORY OUTLET CENTER	REIT USD.01	155,696	5,570,803
TAUBMAN CENTERS INC	REIT USD.01	97,860	7,234,790
TERRENO REALTY CORP	REIT USD.01	75,721	2,157,291

TIER REIT INC	REIT USD.0001	78,680	1,368,245
UDR INC	REIT USD.01	432,722	15,785,699
UNIVERSAL HEALTH RLTY INCOME	REIT USD.01	20,994	1,376,996
URBAN EDGE PROPERTIES	REIT USD.01	161,487	4,442,507
URSTADT BIDDLE CLASS A	REIT USD.01	43,546	1,049,894
US DOLLAR		541,680	541,680
VANGUARD REIT ETF	VANGUARD REIT ETF	205,060	16,923,602
VENTAS INC	REIT USD.25	569,915	35,631,086
VEREIT INC	REIT USD.01	1,564,160	13,232,794
VORNADO REALTY TRUST	REIT USD.04	275,267	28,729,617
WASHINGTON PRIME GROUP INC	REIT USD.0001	300,069	3,123,718
WASHINGTON REIT	REIT USD.01	119,487	3,906,030
WEINGARTEN REALTY INVESTORS	REIT USD.03	196,755	7,041,861
WELLTOWER INC	REIT USD1.0	580,240	38,835,463
WHITESTONE REIT	REIT USD.001	48,334	695,043
WP CAREY INC	REIT USD.001	162,601	9,608,093
XENIA HOTELS + RESORTS INC	REIT USD.01	174,114	3,381,294

	Total: EXHIBIT E - Real Estate Investment Trust (REIT) Index Fund		$1,331,826,316

n / a - Cost is not applicable

EXHIBIT F - Long-Term Corporate Bond Fund

(Managed by Neuberger Berman)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2016

Schedule H, line 4i-Schedule of Assets (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	21ST CENTURY FOX AMERICA	6.15% 01 Mar 2037	3,150,000		$3,686,332
	21ST CENTURY FOX AMERICA	6.15% 15 Feb 2041	735,000		869,334
	3M COMPANY	3.125% 19 Sep 2046	1,615,000		1,439,325
	ABB FINANCE USA INC	4.375% 08 May 2042	745,000		781,620
	ABBOTT LABORATORIES	4.9% 30 Nov 2046	640,000		656,854
	ABBVIE INC	4.45% 14 May 2046	1,010,000		967,102
	ABBVIE INC	4.7% 14 May 2045	1,060,000		1,039,998
	ABBVIE INC	4.4% 06 Nov 2042	590,000		555,041
	ACTAVIS FUNDING SCS	4.55% 15 Mar 2035	2,005,000		1,984,533
	AETNA INC	4.75% 15 Mar 2044	770,000		810,028
	AETNA INC	4.375% 15 Jun 2046	835,000		838,463
	AGRIUM INC	5.25% 15 Jan 2045	435,000		452,999
	ALABAMA POWER CO	3.75% 01 Mar 2045	1,250,000		1,181,079
	ALLSTATE CORP	4.2% 15 Dec 2046	565,000		576,989
	ALLSTATE CORP	5.95% 01 Apr 2036	615,000		751,202
	ALTRIA GROUP INC	3.875% 16 Sep 2046	740,000		682,941
	ALTRIA GROUP INC	5.375% 31 Jan 2044	1,470,000		1,698,029
	AMAZON.COM INC	4.8% 05 Dec 2034	785,000		864,018
	AMER AIRLINE 16 2 AA PTT	3.2% 15 Dec 2029	1,360,000		1,322,600
	AMER AIRLN 15 1 A PTT	3.375% 01 Nov 2028	631,874		622,396
	AMEREN ILLINOIS CO	4.15% 15 Mar 2046	1,315,000		1,347,889
	AMERICAN INTL GROUP	6.25% 01 May 2036	1,050,000		1,255,607
	AMERICAN MUNI PWR OHIO INC OHR	8.084% 15 Feb 2050	1,000,000		1,518,560
	AMGEN INC	4.563% 15 Jun 2048	1,195,000		1,155,871
	AMGEN INC	4.663% 15 Jun 2051	1,816,000		1,745,372
	ANADARKO PETROLEUM CORP	6.2% 15 Mar 2040	1,825,000		2,090,156
	ANHEUSER BUSCH INBEV FIN	4.9% 01 Feb 2046	3,050,000		3,296,654
	ANHEUSER BUSCH INBEV FIN	4.7% 01 Feb 2036	1,645,000		1,730,323
	ANHEUSER BUSCH INBEV FIN	3.65% 01 Feb 2026	2,600,000		2,639,494
	ANHEUSER BUSCH INBEV FIN	4.625% 01 Feb 2044	2,085,000		2,168,494
	ANHEUSER BUSCH INBEV WOR	4.95% 15 Jan 2042	575,000		625,923
	ANTHEM INC	5.85% 15 Jan 2036	1,415,000		1,590,511
	AON PLC	4.75% 15 May 2045	575,000		581,200
	APACHE CORP	5.25% 01 Feb 2042	200,000		213,266
	APACHE CORP	4.75% 15 Apr 2043	1,645,000		1,694,396
	APPALACHIAN POWER CO	4.4% 15 May 2044	1,000,000		1,014,712
	APPLE INC	2.45% 04 Aug 2026	2,365,000		2,219,664
	APPLE INC	4.375% 13 May 2045	2,780,000		2,855,955
	APPLIED MATERIALS INC	5.85% 15 Jun 2041	540,000		646,347
	ARIZONA PUBLIC SERVICE	3.75% 15 May 2046	1,425,000		1,336,476
	ASTRAZENECA PLC	4.375% 16 Nov 2045	1,250,000		1,254,693
	ASTRAZENECA PLC	4% 18 Sep 2042	400,000		379,040
	AT+T INC	4.125% 17 Feb 2026	2,900,000		2,936,441
	AT+T INC	6.375% 01 Mar 2041	555,000		639,146
	AT+T INC	4.8% 15 Jun 2044	7,075,000		6,685,267
	AT+T INC	4.75% 15 May 2046	1,795,000		1,700,617
	ATMOS ENERGY CORP	5.5% 15 Jun 2041	480,000		553,582
	BAKER HUGHES INC	5.125% 15 Sep 2040	500,000		549,674
	BANK OF AMERICA CORP	5.875% 07 Feb 2042	1,000,000		1,208,646
	BANK OF AMERICA CORP	4.25% 22 Oct 2026	2,800,000		2,833,897
	BANK OF AMERICA CORP	4.875% 01 Apr 2044	365,000		396,051
	BARCLAYS PLC	5.25% 17 Aug 2045	1,120,000		1,199,172
	BARRICK PD AU FIN PTY LT	5.95% 15 Oct 2039	775,000		819,662
	BAXALTA INC	5.25% 23 Jun 2045	865,000		923,315
	BAY AREA CA TOLL AUTH TOLL BRI	7.043% 01 Apr 2050	1,250,000		1,771,613
	BECTON DICKINSON AND CO	4.685% 15 Dec 2044	1,735,000		1,797,365
	BERKSHIRE HATHAWAY ENERG	6.125% 01 Apr 2036	2,695,000		3,365,729
	BERKSHIRE HATHAWAY FIN	5.75% 15 Jan 2040	1,585,000		1,950,041
	BHP BILLITON FIN USA LTD	4.125% 24 Feb 2042	485,000		477,066
	BHP BILLITON FIN USA LTD	5% 30 Sep 2043	1,140,000		1,273,334
	BIOGEN INC	5.2% 15 Sep 2045	655,000		700,946
	BOEING CO	6.875% 15 Mar 2039	840,000		1,186,749

BP CAPITAL MARKETS PLC	3.017% 16 Jan 2027	2,385,000	2,301,678
BRISTOL MYERS SQUIBB CO	4.5% 01 Mar 2044	440,000	477,184
BRITISH TELECOM PLC	9.125% 15 Dec 2030	500,000	762,840
BURLINGTN NORTH SANTA FE	4.55% 01 Sep 2044	1,030,000	1,095,145
BURLINGTN NORTH SANTA FE	4.7% 01 Sep 2045	980,000	1,072,624
BURLINGTN NORTH SANTA FE	4.45% 15 Mar 2043	165,000	172,920
BURLINGTN NORTH SANTA FE	5.75% 01 May 2040	225,000	274,591
BURLINGTN NORTH SANTA FE	7% 15 Dec 2025	500,000	637,344
CALIFORNIA INSTITUTE OF	4.7% 01 Nov 2111	760,000	718,471
CALIFORNIA ST	7.55% 01 Apr 2039	3,500,000	5,178,775
CANADIAN NATL RAILWAY	6.2% 01 Jun 2036	750,000	970,513
CANADIAN NATL RESOURCES	6.25% 15 Mar 2038	1,100,000	1,251,430
CATERPILLAR INC	4.75% 15 May 2064	1,000,000	1,066,276
CATERPILLAR INC	3.803% 15 Aug 2042	1,382,000	1,327,859
CBS CORP	4.6% 15 Jan 2045	665,000	640,027
CBS CORP	5.9% 15 Oct 2040	655,000	735,582
CBS CORP	5.5% 15 May 2033	625,000	649,204
CELGENE CORP	5% 15 Aug 2045	1,575,000	1,637,575
CHARTER COMM OPT LLC/CAP	6.484% 23 Oct 2045	2,405,000	2,780,370
CHUBB INA HOLDINGS INC	4.35% 03 Nov 2045	2,005,000	2,117,888
CISCO SYSTEMS INC	5.9% 15 Feb 2039	1,000,000	1,269,977
CISCO SYSTEMS INC	5.5% 15 Jan 2040	190,000	231,457
CITIGROUP INC	4.3% 20 Nov 2026	3,255,000	3,284,712
CITIGROUP INC	4.65% 30 Jul 2045	528,000	556,537
CITIGROUP INC	5.3% 06 May 2044	1,365,000	1,470,344
COMCAST CORP	4.65% 15 Jul 2042	1,400,000	1,457,568
COMCAST CORP	4.25% 15 Jan 2033	2,100,000	2,185,397
COMCAST CORP	6.5% 15 Nov 2035	1,565,000	2,004,105
COMCAST CORP	6.95% 15 Aug 2037	375,000	511,467
CONOCOPHILLIPS COMPANY	4.95% 15 Mar 2026	1,600,000	1,766,403
CONOCOPHILLIPS COMPANY	4.3% 15 Nov 2044	940,000	935,026
CONSOLIDATED EDISON CO O	5.85% 15 Mar 2036	525,000	633,658
CONSOLIDATED EDISON CO O	3.95% 01 Mar 2043	1,980,000	1,916,361
CRED SUIS GP FUN LTD	4.875% 15 May 2045	620,000	636,414
CSX CORP	3.95% 01 May 2050	845,000	759,907
CSX CORP	4.75% 30 May 2042	470,000	489,228
CSX CORP	6.15% 01 May 2037	650,000	798,496
CVS HEALTH CORP	2.875% 01 Jun 2026	1,615,000	1,539,365
CVS HEALTH CORP	5.125% 20 Jul 2045	1,475,000	1,643,809
DALLAS TX AREA RAPID TRANSIT S	5.022% 01 Dec 2048	675,000	790,574
DEERE + COMPANY	3.9% 09 Jun 2042	660,000	660,883
DENVER CO PUBLIC SCHS COPS	7.017% 15 Dec 2037	450,000	591,030
DEUTSCHE TELEKOM INT FIN	8.75% 15 Jun 2030	1,000,000	1,470,115
DEVON FINANCING CORP LLC	7.875% 30 Sep 2031	1,350,000	1,712,939
DIAMOND 1 FIN/DIAMOND 2	6.02% 15 Jun 2026	605,000	655,394
DOMINION RESOURCES INC	4.05% 15 Sep 2042	1,140,000	1,057,832
DOMINION RESOURCES INC	5.95% 15 Jun 2035	1,785,000	2,062,650
DOW CHEMICAL CO/THE	4.375% 15 Nov 2042	1,860,000	1,805,539
DTE ENERGY CO	6.375% 15 Apr 2033	675,000	825,096
DUKE ENERGY CAROLINAS	3.75% 01 Jun 2045	1,335,000	1,270,823
DUKE ENERGY CAROLINAS	5.3% 15 Feb 2040	555,000	658,320
DUKE ENERGY CAROLINAS	6.45% 15 Oct 2032	1,000,000	1,263,627
DUKE ENERGY CORP	3.75% 01 Sep 2046	1,775,000	1,597,867
DUKE ENERGY FLORIDA LLC	6.4% 15 Jun 2038	700,000	922,964
E.I. DU PONT DE NEMOURS	4.9% 15 Jan 2041	350,000	366,812
EASTMAN CHEMICAL CO	4.8% 01 Sep 2042	930,000	924,194
ECOLAB INC	5.5% 08 Dec 2041	775,000	911,393
ECOPETROL SA	5.875% 28 May 2045	510,000	440,640
ELI LILLY + CO	3.7% 01 Mar 2045	435,000	412,650
ENCANA CORP	6.5% 15 Aug 2034	730,000	786,312
ENERGY TRANSFER PARTNERS	6.5% 01 Feb 2042	785,000	848,090
ENERGY TRANSFER PARTNERS	6.625% 15 Oct 2036	1,175,000	1,273,191
ENTERGY MISSISSIPPI INC	2.85% 01 Jun 2028	1,375,000	1,305,646
ENTERPRISE PRODUCTS OPER	3.7% 15 Feb 2026	1,450,000	1,455,258
ENTERPRISE PRODUCTS OPER	4.85% 15 Mar 2044	600,000	605,762
ENTERPRISE PRODUCTS OPER	7.55% 15 Apr 2038	880,000	1,137,116
ENTERPRISE PRODUCTS OPER	6.875% 01 Mar 2033	750,000	916,568
ERAC USA FINANCE LLC	6.7% 01 Jun 2034	555,000	673,086
EXELON GENERATION CO LLC	6.25% 01 Oct 2039	775,000	780,321
EXELON GENERATION CO LLC	5.75% 01 Oct 2041	1,715,000	1,609,630
EXPRESS SCRIPTS HOLDING	4.8% 15 Jul 2046	1,230,000	1,177,634
EXPRESS SCRIPTS HOLDING	6.125% 15 Nov 2041	295,000	336,346
EXXON MOBIL CORPORATION	4.114% 01 Mar 2046	1,210,000	1,239,372
FEDEX CORP	5.1% 15 Jan 2044	1,530,000	1,660,105
FLORIDA POWER + LIGHT CO	5.25% 01 Feb 2041	675,000	795,263
FLORIDA POWER + LIGHT CO	4.05% 01 Jun 2042	350,000	356,805
FLORIDA POWER + LIGHT CO	5.625% 01 Apr 2034	900,000	1,090,631
FORD MOTOR COMPANY	5.291% 08 Dec 2046	655,000	663,508
FORD MOTOR CREDIT CO LLC	4.389% 08 Jan 2026	2,100,000	2,128,298

	GE CAPITAL INTL FUNDING	4.418% 15 Nov 2035	3,878,000	4,063,783
	GENERAL ELECTRIC CO	4.5% 11 Mar 2044	810,000	869,515
	GENERAL ELECTRIC CO	5.875% 14 Jan 2038	2,936,000	3,695,041
	GENERAL MOTORS CO	5.2% 01 Apr 2045	1,230,000	1,185,612
	GEORGE WASHINGTON UNIVER	3.545% 15 Sep 2046	500,000	426,858
	GEORGIA POWER COMPANY	5.65% 01 Mar 2037	1,280,000	1,482,487
	GEORGIA POWER COMPANY	4.3% 15 Mar 2042	1,035,000	1,047,357
	GILEAD SCIENCES INC	2.95% 01 Mar 2027	645,000	617,303
	GILEAD SCIENCES INC	4.75% 01 Mar 2046	1,820,000	1,883,101
	GILEAD SCIENCES INC	4.8% 01 Apr 2044	810,000	841,076
	GLAXOSMITHKLINE CAP INC	6.375% 15 May 2038	1,115,000	1,466,508
	GOLDMAN SACHS GROUP INC	6.45% 01 May 2036	3,245,000	3,867,300
	GOLDMAN SACHS GROUP INC	6.75% 01 Oct 2037	1,420,000	1,753,483
	GRUPO TELEVISA SAB	5% 13 May 2045	700,000	594,013
	HALLIBURTON CO	5% 15 Nov 2045	1,520,000	1,639,236
	HCP INC	6.75% 01 Feb 2041	1,005,000	1,169,645
	HESS CORP	6% 15 Jan 2040	1,125,000	1,160,533
	HOME DEPOT INC	4.2% 01 Apr 2043	1,600,000	1,648,557
	HOME DEPOT INC	4.875% 15 Feb 2044	800,000	898,867
	HOME DEPOT INC	4.25% 01 Apr 2046	260,000	272,964
	HP ENTERPRISE CO	6.35% 15 Oct 2045	1,195,000	1,207,071
	HP INC	6% 15 Sep 2041	650,000	655,608
	HSBC HOLDINGS PLC	5.25% 14 Mar 2044	1,720,000	1,841,888
	HSBC HOLDINGS PLC	6.5% 15 Sep 2037	1,600,000	1,983,510
	HUSKY ENERGY INC	6.8% 15 Sep 2037	520,000	617,824
	ILLINOIS ST	5.1% 01 Jun 2033	2,575,000	2,275,837
	INDIANA MICHIGAN POWER	6.05% 15 Mar 2037	905,000	1,084,039
	INTEL CORP	4.1% 19 May 2046	1,355,000	1,343,045
	INTEL CORP	4.8% 01 Oct 2041	365,000	401,802
	INTER AMERICAN DEVEL BK	2% 02 Jun 2026	1,500,000	1,418,606
	INTERNATIONAL PAPER CO	5.15% 15 May 2046	810,000	844,724
	INTERNATIONAL PAPER CO	6% 15 Nov 2041	605,000	679,422
	INTL BK RECON + DEVELOP	4.75% 15 Feb 2035	445,000	540,483
	ITALY GOV T INT BOND	5.375% 15 Jun 2033	950,000	1,016,917
	JM SMUCKER CO	4.25% 15 Mar 2035	465,000	469,454
	JOHNSON + JOHNSON	3.7% 01 Mar 2046	1,450,000	1,428,776
	JOHNSON + JOHNSON	5.95% 15 Aug 2037	435,000	570,673
	JOHNSON CONTROLS INTL PL	1% 02 Jul 2064	1,015,000	946,548
	JOHNSON CONTROLS INTL PL	5.125% 14 Sep 2045	1,190,000	1,266,093
	JOHNSON CONTROLS INTL PL	5.7% 01 Mar 2041	570,000	646,182
*	JPMORGAN CHASE + CO	4.125% 15 Dec 2026	2,800,000	2,857,837
*	JPMORGAN CHASE + CO	4.95% 01 Jun 2045	800,000	853,047
*	JPMORGAN CHASE + CO	5.4% 06 Jan 2042	475,000	556,553
*	JPMORGAN CHASE + CO	5.5% 15 Oct 2040	1,700,000	2,008,066
	JUNIPER NETWORKS INC	5.95% 15 Mar 2041	645,000	659,744
	KELLOGG CO	4.5% 01 Apr 2046	925,000	903,932
	KFW	2% 02 May 2025	2,345,000	2,243,300
	KIMBERLY CLARK CORP	6.625% 01 Aug 2037	315,000	431,599
	KINDER MORGAN ENER PART	6.5% 01 Feb 2037	1,190,000	1,304,050
	KINDER MORGAN ENER PART	6.95% 15 Jan 2038	1,295,000	1,502,160
	KINDER MORGAN INC/DELAWA	5.3% 01 Dec 2034	2,235,000	2,268,179
	KRAFT HEINZ FOODS CO	4.375% 01 Jun 2046	1,095,000	1,030,372
	KRAFT HEINZ FOODS CO	3% 01 Jun 2026	960,000	901,284
	KRAFT HEINZ FOODS CO	5.2% 15 Jul 2045	1,415,000	1,481,239
	KROGER CO	5% 15 Apr 2042	520,000	548,876
	LABORATORY CORP OF AMER	4.7% 01 Feb 2045	960,000	948,232
*	LEGG MASON INC	5.625% 15 Jan 2044	985,000	959,189
	LOCKHEED MARTIN CORP	4.7% 15 May 2046	1,065,000	1,158,428
	LOCKHEED MARTIN CORP	4.85% 15 Sep 2041	925,000	1,017,965
	LOS ANGELES CA CMNTY CLG DIST	6.6% 01 Aug 2042	900,000	1,258,911
	LOS ANGELES CA DEPT WTR PWR	6.574% 01 Jul 2045	675,000	929,333
	LOS ANGELES CA UNIF SCH DIST	6.758% 01 Jul 2034	1,600,000	2,147,200
	LOWE S COS INC	4.375% 15 Sep 2045	1,240,000	1,277,439
	LYB INTL FINANCE BV	4.875% 15 Mar 2044	890,000	921,672
	MACYS RETAIL HLDGS INC	5.125% 15 Jan 2042	650,000	600,561
	MACYS RETAIL HLDGS INC	6.375% 15 Mar 2037	850,000	898,049
	MARATHON OIL CORP	6.6% 01 Oct 2037	585,000	639,301
	MARATHON PETROLEUM CORP	5% 15 Sep 2054	1,000,000	846,731
	MASS INSTITUTE OF TECH	4.678% 01 Jul 2114	590,000	593,916
	MASSACHUSETTS ST	4.91% 01 May 2029	1,300,000	1,500,837
	MCDONALD S CORP	4.6% 26 May 2045	630,000	650,512
	MCDONALD S CORP	6.3% 15 Oct 2037	1,105,000	1,388,304
	MCKESSON CORP	6% 01 Mar 2041	950,000	1,099,157
	MEDTRONIC INC	4.625% 15 Mar 2044	2,265,000	2,432,970
	MET TRANSPRTN AUTH NY REVENUE	6.814% 15 Nov 2040	1,000,000	1,327,960
*	METLIFE INC	4.6% 13 May 2046	1,265,000	1,331,707
*	METLIFE INC	6.5% 15 Dec 2032	1,925,000	2,417,631
	MICROSOFT CORP	4.45% 03 Nov 2045	3,105,000	3,308,126
	MICROSOFT CORP	2.4% 08 Aug 2026	2,455,000	2,319,231

	MICROSOFT CORP	3.5% 12 Feb 2035	2,000,000	1,925,160
	MICROSOFT CORP	5.3% 08 Feb 2041	615,000	731,236
	MIDAMERICAN ENERGY CO	4.25% 01 May 2046	945,000	973,282
	MOLSON COORS BREWING CO	4.2% 15 Jul 2046	1,175,000	1,095,482
	MONSANTO CO	4.4% 15 Jul 2044	935,000	903,674
	MORGAN STANLEY	4.3% 27 Jan 2045	1,760,000	1,753,961
	MORGAN STANLEY	3.95% 23 Apr 2027	910,000	900,817
	MUNI ELEC AUTH OF GEORGIA	6.655% 01 Apr 2057	1,000,000	1,222,110
	MYLAN NV	3.95% 15 Jun 2026	1,845,000	1,726,640
	NATIONAL RURAL UTIL COOP	8% 01 Mar 2032	650,000	921,653
	NATIONWIDE BLDG SOCIETY	4% 14 Sep 2026	1,190,000	1,133,784
	NBCUNIVERSAL MEDIA LLC	6.4% 30 Apr 2040	1,490,000	1,926,743
	NEW JERSEY ST ECON DEV AUTH LE	7.425% 15 Feb 2029	1,100,000	1,310,419
	NEW JERSEY ST TRANSPRTN TRUST	6.561% 15 Dec 2040	1,000,000	1,095,350
	NEW JERSEY ST TURNPIKE AUTH	7.102% 01 Jan 2041	650,000	909,448
	NEW YORK CITY NY MUNI WTR FIN	5.724% 15 Jun 2042	225,000	284,175
	NEW YORK CITY NY MUNI WTR FIN	5.79% 15 Jun 2041	1,500,000	1,656,960
	NEW YORK NY	5.985% 01 Dec 2036	1,000,000	1,246,990
	NEW YORK ST DORM AUTH ST PERSO	5.427% 15 Mar 2039	600,000	721,056
	NEWELL BRANDS INC	5.5% 01 Apr 2046	1,130,000	1,297,269
	NEWMONT MINING CORP	4.875% 15 Mar 2042	475,000	445,669
	NEXEN ENERGY ULC	6.4% 15 May 2037	775,000	918,527
	NIKE INC	3.875% 01 Nov 2045	1,000,000	985,666
	NOBLE ENERGY INC	5.25% 15 Nov 2043	805,000	819,984
	NORFOLK SOUTHERN CORP	6% 15 Mar 2105	650,000	760,026
	NORTHERN STATES PWR MINN	3.4% 15 Aug 2042	605,000	555,132
	NORTHERN STATES PWR MINN	5.35% 01 Nov 2039	425,000	509,024
	NORTHROP GRUMMAN CORP	5.05% 15 Nov 2040	950,000	1,058,286
	NORTHROP GRUMMAN CORP	3.85% 15 Apr 2045	530,000	502,770
	NOVARTIS CAPITAL CORP	4% 20 Nov 2045	770,000	777,073
	NY + PRESBYTERIAN HOSPIT	4.063% 01 Aug 2056	290,000	271,330
	OCCIDENTAL PETROLEUM COR	4.625% 15 Jun 2045	665,000	691,937
	OGLETHORPE POWER CORP	4.25% 01 Apr 2046	985,000	941,667
	OHIO ST UNIV	4.8% 01 Jun 2111	430,000	423,236
	ONEOK PARTNERS LP	6.65% 01 Oct 2036	905,000	1,026,644
	ONEOK PARTNERS LP	6.85% 15 Oct 2037	480,000	558,136
	ORACLE CORP	4% 15 Jul 2046	1,425,000	1,363,007
	ORACLE CORP	4.125% 15 May 2045	1,320,000	1,279,291
	ORACLE CORP	3.25% 15 May 2030	2,100,000	2,046,452
	ORACLE CORP	5.375% 15 Jul 2040	425,000	493,897
	ORANGE SA	5.375% 13 Jan 2042	800,000	895,117
	PACIFIC GAS + ELECTRIC	4.45% 15 Apr 2042	1,025,000	1,076,548
	PACIFIC GAS + ELECTRIC	4.75% 15 Feb 2044	1,455,000	1,596,684
	PENNSYLVANIA ST	5.45% 15 Feb 2030	300,000	348,513
	PENNSYLVANIA ST TURNPIKE COMMI	5.511% 01 Dec 2045	500,000	602,465
	PEPSICO INC	4.45% 14 Apr 2046	1,065,000	1,134,308
	PEPSICO INC	3.45% 06 Oct 2046	1,570,000	1,430,250
	PEPSICO INC	4.25% 22 Oct 2044	740,000	764,222
	PETROLEOS MEXICANOS	6.5% 13 Mar 2027	1,945,000	2,006,268
	PETROLEOS MEXICANOS	5.625% 23 Jan 2046	1,020,000	846,600
	PETROLEOS MEXICANOS	6.5% 02 Jun 2041	2,500,000	2,341,375
	PFIZER INC	4.125% 15 Dec 2046	1,140,000	1,159,679
	PHILIP MORRIS INTL INC	4.25% 10 Nov 2044	810,000	799,802
	PHILIP MORRIS INTL INC	6.375% 16 May 2038	825,000	1,057,850
	PHILLIPS 66	4.875% 15 Nov 2044	1,135,000	1,198,634
	PLAINS ALL AMER PIPELINE	4.7% 15 Jun 2044	575,000	512,343
	PORT AUTH OF NEW YORK NEW JE	4.458% 01 Oct 2062	670,000	677,638
	PORT AUTH OF NEW YORK NEW JE	4.926% 01 Oct 2051	1,185,000	1,310,646
	PPL ELECTRIC UTILITIES	5.2% 15 Jul 2041	920,000	1,065,642
	PRES + FELLOWS OF HARVAR	3.15% 15 Jul 2046	1,270,000	1,136,269
	PROCTER + GAMBLE CO/THE	5.55% 05 Mar 2037	63,000	81,492
	PROGRESS ENERGY INC	7.75% 01 Mar 2031	1,000,000	1,375,966
	PROGRESSIVE CORP	4.35% 25 Apr 2044	950,000	985,365
	PROVINCE OF QUEBEC	7.5% 15 Sep 2029	1,150,000	1,611,381
*	PRUDENTIAL FINANCIAL INC	5.7% 14 Dec 2036	600,000	693,370
*	PRUDENTIAL FINANCIAL INC	4.6% 15 May 2044	1,180,000	1,228,052
	PSEG POWER LLC	8.625% 15 Apr 2031	625,000	762,993
	PUB SVC ELEC + GAS	5.5% 01 Mar 2040	490,000	585,671
	PUBLIC SERVICE COLORADO	3.55% 15 Jun 2046	1,095,000	1,011,541
	PUGET SOUND ENERGY INC	5.795% 15 Mar 2040	285,000	347,723
	PUGET SOUND ENERGY INC	6.274% 15 Mar 2037	355,000	444,908
	QUALCOMM INC	4.8% 20 May 2045	585,000	625,148
	QUEST DIAGNOSTICS INC	5.75% 30 Jan 2040	55,000	59,370
	RAYTHEON COMPANY	4.875% 15 Oct 2040	215,000	241,772
	REPUBLIC OF COLOMBIA	5.625% 26 Feb 2044	2,200,000	2,266,000
	REPUBLIC OF PERU	4.125% 25 Aug 2027	1,400,000	1,454,250
	REPUBLIC OF PERU	6.55% 14 Mar 2037	2,525,000	3,170,138
	REPUBLIC OF PHILIPPINES	3.95% 20 Jan 2040	3,600,000	3,544,240
	REPUBLIC OF SOUTH AFRICA	6.25% 08 Mar 2041	725,000	792,788

REPUBLICA ORIENT URUGUAY	5.1% 18 Jun 2050	3,000,000	2,700,000
REYNOLDS AMERICAN INC	8.125% 01 May 2040	730,000	974,733
REYNOLDS AMERICAN INC	6.15% 15 Sep 2043	760,000	917,033
RIO TINTO FIN USA LTD	3.75% 15 Jun 2025	865,000	890,783
RIO TINTO FIN USA LTD	5.2% 02 Nov 2040	560,000	637,146
ROCKWELL COLLINS INC	4.8% 15 Dec 2043	850,000	892,917
ROGERS COMMUNICATIONS IN	7.5% 15 Aug 2038	1,020,000	1,341,468
SAN DIEGO CNTY CA WTR AUTH FIN	6.138% 01 May 2049	425,000	553,830
SEAGATE HDD CAYMAN	5.75% 01 Dec 2034	1,070,000	912,175
SEMPRA ENERGY	6% 15 Oct 2039	600,000	714,929
SHELL INTERNATIONAL FIN	4% 10 May 2046	2,340,000	2,237,646
SHELL INTERNATIONAL FIN	4.55% 12 Aug 2043	1,275,000	1,329,611
SOUTH CAROLINA ELEC+GAS	5.1% 01 Jun 2065	1,490,000	1,633,679
SOUTHERN CAL EDISON	4.05% 15 Mar 2042	850,000	856,756
SOUTHERN CAL EDISON	3.6% 01 Feb 2045	775,000	733,073
SOUTHERN CAL EDISON	6% 15 Jan 2034	775,000	958,316
SOUTHERN CAL EDISON	5.35% 15 Jul 2035	350,000	410,283
SOUTHERN CALIF GAS CO	5.125% 15 Nov 2040	1,200,000	1,379,574
SOUTHERN COPPER CORP	7.5% 27 Jul 2035	825,000	952,791
SPECTRA ENERGY PARTNERS	5.95% 25 Sep 2043	730,000	826,193
SSGA	G STIFF ERISA QUALIFIED	4,856,607	4,856,607
ST JUDE MEDICAL LLC	4.75% 15 Apr 2043	830,000	812,405
STATOIL ASA	5.1% 17 Aug 2040	1,440,000	1,604,640
STRYKER CORP	4.625% 15 Mar 2046	540,000	550,626
SUNCOR ENERGY INC	6.5% 15 Jun 2038	1,270,000	1,622,730
SUNOCO LOGISTICS PARTNER	5.3% 01 Apr 2044	1,370,000	1,322,723
SYSCO CORPORATION	4.5% 01 Apr 2046	425,000	428,482
TARGET CORP	6.35% 01 Nov 2032	726,000	929,581
TARGET CORP	4% 01 Jul 2042	565,000	561,859
TELEFONICA EMISIONES SAU	7.045% 20 Jun 2036	900,000	1,044,636
TEVA PHARMACEUTICALS NE	4.1% 01 Oct 2046	1,565,000	1,340,989
TEXAS ST	5.517% 01 Apr 2039	400,000	502,860
TEXAS ST	4.631% 01 Apr 2033	900,000	1,017,873
TEXAS ST TRANSPRTN COMMISSION	5.178% 01 Apr 2030	675,000	791,627
THERMO FISHER SCIENTIFIC	5.3% 01 Feb 2044	810,000	906,269
TIME WARNER CABLE LLC	6.55% 01 May 2037	2,105,000	2,382,969
TIME WARNER INC	3.875% 15 Jan 2026	1,500,000	1,501,616
TRANSCANADA PIPELINES	5% 16 Oct 2043	1,500,000	1,666,199
TRAVELERS COS INC	4.6% 01 Aug 2043	935,000	1,010,948
UNION PACIFIC CORP	4.05% 15 Nov 2045	1,960,000	1,972,634
UNITED MEXICAN STATES	4.75% 08 Mar 2044	3,045,000	2,768,819
UNITED MEXICAN STATES	6.75% 27 Sep 2034	3,895,000	4,615,575
UNITED MEXICAN STATES	6.05% 11 Jan 2040	1,000,000	1,081,500
UNITED PARCEL SERVICE	4.875% 15 Nov 2040	825,000	943,556
UNITED TECHNOLOGIES CORP	4.5% 01 Jun 2042	2,045,000	2,188,976
UNITEDHEALTH GROUP INC	3.45% 15 Jan 2027	1,675,000	1,701,515
UNITEDHEALTH GROUP INC	3.95% 15 Oct 2042	600,000	584,316
UNITEDHEALTH GROUP INC	4.25% 15 Mar 2043	470,000	479,643
UNITEDHEALTH GROUP INC	6.5% 15 Jun 2037	1,680,000	2,159,089
UNIV OF CALIFORNIA CA REVENUES	5.946% 15 May 2045	400,000	494,648
UNIV OF CALIFORNIA CA RGTS MED	6.548% 15 May 2048	1,000,000	1,334,090
UNIV OF SOUTHERN CALIFOR	3.028% 01 Oct 2039	1,000,000	888,178
US TREASURY N/B	2.25% 15 Aug 2046	800,000	672,656
VALE SA	5.625% 11 Sep 2042	1,820,000	1,610,700
VALERO ENERGY CORP	6.625% 15 Jun 2037	895,000	1,047,476
VERIZON COMMUNICATIONS	5.012% 21 Aug 2054	5,654,000	5,624,384
VERIZON COMMUNICATIONS	4.522% 15 Sep 2048	602,000	577,265
VERIZON COMMUNICATIONS	4.672% 15 Mar 2055	2,608,000	2,449,199
VERIZON COMMUNICATIONS	6.55% 15 Sep 2043	270,000	337,224
VERIZON COMMUNICATIONS	5.05% 15 Mar 2034	1,185,000	1,247,848
VERIZON COMMUNICATIONS	4.75% 01 Nov 2041	1,480,000	1,461,419
VIACOM INC	4.5% 27 Feb 2042	550,000	455,940
VIACOM INC	4.85% 15 Dec 2034	1,715,000	1,528,874
VIRGINIA ELEC + POWER CO	4% 15 Nov 2046	590,000	588,215
VISA INC	4.3% 14 Dec 2045	1,300,000	1,372,168
VODAFONE GROUP PLC	6.15% 27 Feb 2037	1,405,000	1,575,522
VOYA FINANCIAL INC	5.7% 15 Jul 2043	545,000	594,572
WACHOVIA CORP	5.5% 01 Aug 2035	1,400,000	1,550,150
WAL MART STORES INC	4% 11 Apr 2043	2,000,000	2,009,146
WAL MART STORES INC	5% 25 Oct 2040	2,875,000	3,308,737
WALT DISNEY COMPANY/THE	1.85% 30 Jul 2026	2,240,000	2,016,659
WALT DISNEY COMPANY/THE	4.125% 01 Jun 2044	515,000	532,431
WASHINGTON ST	5.481% 01 Aug 2039	650,000	802,484
WEA FINANCE LLC/WESTFIEL	4.75% 17 Sep 2044	830,000	820,427
WELLS FARGO + COMPANY	4.9% 17 Nov 2045	290,000	297,865
WELLS FARGO + COMPANY	4.65% 04 Nov 2044	1,275,000	1,254,895
WELLS FARGO + COMPANY	4.3% 22 Jul 2027	2,100,000	2,160,005
WELLS FARGO + COMPANY	5.375% 02 Nov 2043	5,000	5,518
WELLS FARGO + COMPANY	5.606% 15 Jan 2044	1,750,000	1,982,822

WELLS FARGO + COMPANY	4.1% 03 Jun 2026	1,175,000	1,190,497
WELLTOWER INC	6.5% 15 Mar 2041	585,000	699,671
WESTERN GAS PARTNERS LP	5.45% 01 Apr 2044	590,000	607,678
WILLIAMS PARTNERS LP	4.9% 15 Jan 2045	1,015,000	938,070
WISC ELEC POWER	5.7% 01 Dec 2036	392,000	477,971
WYETH LLC	5.95% 01 Apr 2037	2,405,000	3,026,565
XEROX CORPORATION	6.75% 15 Dec 2039	1,160,000	1,164,642

	Total EXHIBIT F - Long-Term Corporate Bond Fund		$479,971,733

n / a - Cost is not applicable

EXHIBIT G - International Real Estate Index Fund

(Managed by BlackRock Institutional Trust Company)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2016

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	ACTIVIA PROPERTIES INC	REIT	328		$1,549,605
	ADLER REAL ESTATE AG	COMMON STOCK	22,909		349,992
	ADO PROPERTIES SA	COMMON STOCK	25,177		849,033
	ADVANCE RESIDENCE INVESTMENT	REIT	1,047		2,773,743
	AEDIFICA	REIT	10,118		758,456
	AEON MALL CO LTD	COMMON STOCK	104,300		1,466,671
	AEON REIT INVESTMENT CORP	REIT	704		771,565
	AFFINE	REIT	8,742		137,794
	ALLIED PROPERTIES REAL ESTAT	REIT	71,113		1,906,351
	ANF IMMOBILIER	REIT EUR1.0	9,518		203,296
	ARTIS REAL ESTATE INVESTMENT	REIT	119,887		1,135,353
	ASCENDAS REAL ESTATE INV TRT	REIT	1,835,928		2,875,520
	ASSURA PLC	REIT GBP.1	1,621,584		1,147,102
	AUSTRALIAN DOLLAR	FOREIGN CURRENCY	119,772		86,727
	AZ. BGP HOLDINGS	COMMON STOCK	6,007,914		89
	BEFIMMO	REIT	15,532		874,006
	BENI STABILI SPA	REIT EUR.1	1,076,075		615,938
	BIG YELLOW GROUP PLC	REIT GBP.1	116,495		991,310
	BOARDWALK REAL ESTATE INVEST	REIT	30,119		1,092,643
	BRITISH LAND CO PLC	REIT GBP.25	803,969		6,246,023
	BWP TRUST	REIT	390,155		843,511
	CA IMMOBILIEN ANLAGEN AG	COMMON STOCK	56,465		1,040,016
	CAN APARTMENT PROP REAL ESTA	REIT	109,750		2,567,285
	CAN REAL ESTATE INVEST TRUST	REIT	60,776		2,098,303
	CANADIAN DOLLAR	FOREIGN CURRENCY	68,569		51,131
	CAPITAL + COUNTIES PROPERTIE	COMMON STOCK GBP.25	578,747		2,120,397
	CAPITAL + REGIONAL PLC	REIT GBP.01	493,903		335,379
	CAPITALAND COMMERCIAL TRUST	REIT	1,579,700		1,609,328
	CAPITALAND MALL TRUST	REIT	2,093,700		2,720,952
	CASTELLUM AB	COMMON STOCK SEK.5	208,637		2,867,562
	CDL HOSPITALITY TRUSTS	REIT	491,700		455,821
	CHAMPION REIT	REIT	1,920,000		1,038,420
	CHARTER HALL RETAIL REIT	REIT	285,752		874,706
	CHARTWELL RETIREMENT RESIDEN	UNIT	151,466		1,654,656
	CITYCON OYJ	COMMON STOCK	313,582		773,197
	COFINIMMO	REIT	16,312		1,869,055
	COMINAR REAL ESTATE INV TR U	REIT	143,362		1,573,609
	CROMBIE REAL ESTATE INVESTME	REIT	87,916		890,272
	CROMWELL PROPERTY GROUP	REIT	1,158,025		825,301
	D CARNEGIE + CO AB	COMMON STOCK SEK.16	42,594		511,362
	DAEJAN HOLDINGS PLC	COMMON STOCK GBP.25	4,755		363,075
	DAIWA HOUSE REIT INVESTMENT	REIT	1,104		2,797,479
	DAIWA OFFICE INVESTMENT CORP	REIT	266		1,344,812
	DERWENT LONDON PLC	REIT GBP.05	78,551		2,687,381
	DEUTSCHE EUROSHOP AG	COMMON STOCK	36,349		1,483,409
	DEUTSCHE WOHNEN AG BR	COMMON STOCK	268,242		8,428,631
	DEXUS PROPERTY GROUP	REIT	763,520		5,332,700
	DIC ASSET AG	COMMON STOCK	37,901		363,362
	DIOS FASTIGHETER AB	COMMON STOCK SEK2.0	34,017		224,807
	DREAM GLOBAL REAL ESTATE INV	REIT	118,865		837,608
	DREAM OFFICE REAL ESTATE INV	REIT	85,592		1,247,771
	ENTRA ASA	COMMON STOCK NOK1.0	75,100		748,179
	EURO CURRENCY	FOREIGN CURRENCY	38,318		40,416
	EUROCOMMERCIAL PROPERTIE CV	DUTCH CERT EUR5.0	34,982		1,349,483
	F+C COMMERCIAL PROPERTY TRUST	F+C COMMERCIAL PROPERTY TRUS	485,175		817,440
	F+C UK REAL ESTATE INVESTMEN	REIT	323,595		395,755
	FABEGE AB	COMMON STOCK SEK30.82	104,777		1,714,952
	FASTIGHETS AB BALDER B SHRS	COMMON STOCK SEK1.0	74,212		1,501,553
	FIRST CAPITAL REALTY INC	COMMON STOCK	76,860		1,184,666

FONCIERE DES REGIONS	REIT EUR3.0	29,364	2,566,389
FORTUNE REIT	REIT	1,118,000	1,283,332
FRONTIER REAL ESTATE INVEST	REIT	403	1,725,763
FUKUOKA REIT CORP	REIT	644	1,020,497
GECINA SA	REIT EUR7.5	31,477	4,360,470
GLP J REIT	REIT	1,809	2,088,020
GPT GROUP	REIT NPV	1,411,692	5,136,466
GRAND CITY PROPERTIES	COMMON STOCK EUR.1	82,927	1,509,115
GREAT PORTLAND ESTATES PLC	REIT GBP.125	287,185	2,368,016
GREEN REIT PLC	REIT EUR.1	487,879	705,463
H+R REAL ESTATE INV REIT UTS	REIT	223,897	3,734,817
HAMBORNER REIT AG	REIT	86,526	823,960
HAMMERSON PLC	REIT GBP.25	621,915	4,393,345
HANG LUNG PROPERTIES LTD	COMMON STOCK	1,566,000	3,279,515
HANSTEEN HOLDINGS PLC	REIT GBP.1	740,309	1,037,477
HEMFOSA FASTIGHETER AB	COMMON STOCK SEK1.0	71,654	669,373
HIBERNIA REIT PLC	REIT EUR.1	688,162	896,173
HISPANIA ACTIVOS INMOBILIARI	REIT EUR1.0	53,123	626,581
HONG KONG DOLLAR	FOREIGN CURRENCY	214,968	27,727
HUFVUDSTADEN AB A SHS	COMMON STOCK SEK5.0	87,728	1,387,371
HULIC CO LTD	COMMON STOCK	291,600	2,591,855
HYSAN DEVELOPMENT CO	COMMON STOCK	485,000	1,999,812
IMMOBILIARE GRANDE DISTRIBUZ	REIT	301,694	230,347
INDUSTRIAL + INFRASTRUCTURE	REIT	222	1,058,825
INMOBILIARIA COLONIAL SA	COMMON STOCK EUR2.5	210,105	1,459,976
INTERVEST OFFICES+WAREHOUSES	REIT	12,614	317,894
INTU PROPERTIES PLC	REIT GBP.5	659,351	2,296,485
INVESTA OFFICE FUND	REIT	458,881	1,570,422
INVINCIBLE INVESTMENT CORP	REIT	2,646	1,189,870
JAPAN EXCELLENT INC	REIT	1,086	1,381,039
JAPAN HOTEL REIT INVESTMENT	REIT	2,724	1,833,012
JAPAN LOGISTICS FUND INC	REIT	779	1,643,768
JAPAN PRIME REALTY INVESTMEN	REIT	688	2,715,918
JAPAN REAL ESTATE INVESTMENT	REIT	1,005	5,492,094
JAPAN RENTAL HOUSING INVESTM	REIT	1,520	1,021,704
JAPAN RETAIL FUND INVESTMENT	REIT	2,099	4,259,963
JAPANESE YEN	FOREIGN CURRENCY	43,278	371
KENEDIX OFFICE INVESTMENT CO	REIT	262	1,507,910
KEPPEL REIT 1	REIT	1,576,400	1,111,342
KILLAM APARTMENT REAL ESTATE	REIT	67,424	600,308
KIWI PROPERTY GROUP LTD	COMMON STOCK	1,084,648	1,046,335
KLEPIERRE	REIT EUR1.4	161,350	6,349,989
KLOVERN AB B SHS	COMMON STOCK	440,527	462,344
KUNGSLEDEN AB	COMMON STOCK SEK.42	124,362	789,260
LAND SECURITIES GROUP PLC	REIT GBP.1	617,502	8,178,754
LAR ESPANA REAL ESTATE SOCIM	REIT EUR2.0	68,196	505,583
LEASINVEST REAL ESTATE SCA	REIT	1,680	186,923
LEG IMMOBILIEN AG	COMMON STOCK	50,120	3,895,891
LINK REIT	REIT	1,786,000	11,535,076
LONDONMETRIC PROPERTY PLC	REIT GBP.1	542,423	1,038,819
MAPLETREE COMMERCIAL TRUST	REIT	1,506,155	1,452,248
MAPLETREE INDUSTRIAL TRUST	REIT	1,011,100	1,150,231
MAPLETREE LOGISTICS TRUST 20	REIT	1,157,547	814,900
MEDICX FUND LTD	CLOSED-END FUND	490,589	543,796
MERCIALYS	REIT EUR1.0	33,271	675,560
MERLIN PROPERTIES SOCIMI SA	REIT EUR1.0	276,662	3,020,117
MILESTONE APARTMENTS REAL ES	REIT	69,719	987,779
MINI MSCI EAFE MAR17	IFUS 20170317	650	3,885
MORI HILLS REIT INVESTMENT C	REIT	1,315	1,781,281
MORI TRUST SOGO REIT INC	REIT	935	1,479,637
NEW ISRAELI SHEQEL	FOREIGN CURRENCY	5,663	1,471
NEW ZEALAND DOLLAR	FOREIGN CURRENCY	40,109	27,968
NEWRIVER REIT PLC	REIT	186,878	790,154
NIPPON ACCOMMODATIONS FUND	REIT	407	1,783,921
NIPPON BUILDING FUND INC	REIT	1,036	5,752,328
NOMURA REAL ESTATE MASTER FU	REIT	3,258	4,937,456
NORTHVIEW APARTMENT REAL EST	REIT	40,264	602,586
NORWEGIAN KRONE	FOREIGN CURRENCY	8,862	1,030
NORWEGIAN PROPERTY ASA	COMMON STOCK NOK.5	173,950	201,896
NSI NV	REIT EUR.46	127,573	482,004
ORIX JREIT INC	REIT	2,047	3,237,118
POUND STERLING	FOREIGN CURRENCY	12,959	16,013
PREMIER INVESTMENT CORP	REIT	1,188	1,407,215
PRIMARY HEALTH PROPERTIES	REIT GBP.125	624,412	854,603
PSP SWISS PROPERTY AG REG	COMMON STOCK CHF.1	31,390	2,717,489
PURE INDUSTRIAL REAL ESTATE	REIT	242,667	1,011,527
REDEFINE INTERNATIONAL PLC	REIT GBP.08	1,128,274	546,057
RIOCAN REAL ESTATE INVST TR	REIT	255,726	5,078,098
SAFESTORE HOLDINGS PLC	REIT GBP.01	188,398	812,495

SCENTRE GROUP	REIT	4,000,557	13,473,313
SEGRO PLC	REIT GBP.1	650,336	3,690,071
SEKISUI HOUSE REIT INC	REIT	839	1,076,715
SEKISUI HOUSE SI RESIDENTIAL	REIT	999	1,114,405
SHAFTESBURY PLC	REIT GBP.25	188,764	2,116,524
SHOPPING CENTRES AUSTRALASIA	REIT	584,813	937,245
SINGAPORE DOLLAR	FOREIGN CURRENCY	28,220	19,534
SMART REAL ESTATE INVESTMENT	REIT	90,069	2,168,695
SPI 200 FUTURES MAR17	XSFE 20170316	125	7,549
SPONDA OYJ	COMMON STOCK	195,361	901,453
STANDARD LIFE INV PROP INC	REIT GBP.01	236,326	252,568
SUNTEC REIT	REIT	1,958,000	2,225,470
SWEDISH KRONA	FOREIGN CURRENCY	100,224	11,032
SWISS FRANC	FOREIGN CURRENCY	3,264	3,211
TARGET HEALTHCARE REIT LTD	REIT	198,080	276,349
TECHNOPOLIS OYJ	COMMON STOCK	122,602	404,140
TLG IMMOBILIEN AG	COMMON STOCK	47,516	895,626
TOKYU REIT INC	REIT	854	1,084,206
TRITAX BIG BOX REIT PLC	REIT GBP.01	935,820	1,612,091
UK COMMERCIAL PROPERTY TRUST L	CLOSED-END FUND	624,432	651,867
UNIBAIL RODAMCO SE	REIT EUR5.0	77,279	18,458,407
UNITED URBAN INVESTMENT CORP	REIT	2,277	3,472,532
US DOLLAR		(118,918)	(118,918)
VASTNED RETAIL NV	REIT EUR5.0	15,357	597,358
VICINITY CENTRES	REIT	2,596,534	5,635,646
VONOVIA SE	COMMON STOCK	368,372	12,023,209
WAREHOUSES DE PAUW SCA	REIT	13,058	1,169,020
WCM BETEILIGUNGS + GRUND AG	COMMON STOCK	90,347	249,059
WERELDHAVE BELGIUM NV	REIT	1,738	197,436
WERELDHAVE NV	REIT EUR1.0	31,942	1,439,169
WESTFIELD CORP	MISC.	1,517,712	10,335,651
WIHLBORGS FASTIGHETER AB	COMMON STOCK SEK2.5	52,722	981,997
WORKSPACE GROUP PLC	REIT GBP1.0	97,480	950,669
Currency Contract	JPY/USD		(136)
Currency Contract	USD/AUD		(287)

	Total: EXHIBIT G - International Real Estate Index Fund		$323,810,463

n / a - Cost is not applicable

EXHIBIT H - High Yield and Emerging Markets Bond Fund

(Managed by Pacific Management Investment Company)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2016

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	90DAY EUR FUTR MAR19	XCME 20190318	24,500,000		$(42,062)
	90DAY EUR FUTR MAR20	XCME 20200316	24,500,000		(33,075)
	90DAY EUR FUTR SEP19	XCME 20190916	36,750,000		(25,713)
	90DAY EUR FUTR SEP20	XCME 20200914	36,750,000		(9,800)
	ADT CORP	4.875% 15 Jul 2032	500,000		410,000
	AERCAP IRELAND CAP/GLOBA	4.5% 15 May 2021	1,250,000		1,295,438
	AERCAP IRELAND CAP/GLOBA	4.625% 30 Oct 2020	750,000		780,000
	ALLY FINANCIAL INC	4.125% 30 Mar 2020	300,000		303,000
	ALLY FINANCIAL INC	3.6% 21 May 2018	1,000,000		1,007,500
	ALLY FINANCIAL INC	8% 15 Mar 2020	404,000		457,530
	ALLY FINANCIAL INC	4.75% 10 Sep 2018	1,550,000		1,596,500
	ALLY FINANCIAL INC	8% 01 Nov 2031	1,000,000		1,159,920
	ALROSA FINANCE SA	7.75% 03 Nov 2020	1,400,000		1,579,788
	ALTICE LUXEMBOURG SA	7.25% 15 May 2022	3,800,000		4,284,084
	AMER AIRLN PT TRS 11 1	7% 31 Jul 2019	59,840		61,636
	AMERICAN INTL GROUP	6.25% 01 May 2036	200,000		239,163
	ANCESTRY COM OPERATIONS INC	1% 19 Oct 2023	2,500,000		2,522,650
	ARQIVA BROADC FINANCE PL	9.5% 31 Mar 2020	100,000		131,172
	ASHLAND LLC	3.875% 15 Apr 2018	400,000		410,500
	AUSTRALIAN DOLLAR	FOREIGN CURRENCY	94,424		68,373
	BANC OF AMERICA COMMERCIAL MOR	1% 10 Jun 2049	1,448,331		1,456,459
	BANCO NAC DE DESEN ECONO	4.125% 15 Sep 2017	300,000		322,374
	BANCO POPULAR ESPANOL SA	1% 29 Oct 2049	100,000		105,615
	BARCLAYS BANK PLC	7.625% 21 Nov 2022	2,725,000		2,990,688
	BARCLAYS BANK PLC	1% 10 Apr 2023	600,000		630,840
	BARCLAYS BANK PLC	1.64067% 08 Sep 2017	500,000		500,000
	BARCLAYS PLC	1% 29 Dec 2049	600,000		738,783
	BLACKSTONE CQP HOLDCO LP	2.324% 19 Mar 2019	1,381,938		1,392,303
	BONOS Y OBLIG DEL ESTADO	2.75% 31 Oct 2024	100,000		118,593
	BRAZILIAN REAL	FOREIGN CURRENCY	960		295
	BUONI POLIENNALI DEL TES	2.5% 01 Dec 2024	100,000		113,579
	BWPC0DSY5 CDS EUR P F 1.00000	1% 20 Dec 2021	(2,500,000)		(2,672,641)
	BWPC0DSY5 CDS EUR R V 03MEVENT	1% 20 Dec 2021	2,500,000		2,636,875
	BWPC0DTU2 CDS USD P F 1.00000	1% 20 Dec 2021	(3,000,000)		(3,045,393)
	BWPC0DTU2 CDS USD R V 03MEVENT	1% 20 Dec 2021	3,000,000		3,000,000
	BWU00DZI2 IRS JPY P F .15000	0.15% 22 Mar 2018	(1,980,000,000)		(17,003,598)
	BWU00DZI2 IRS JPY R V 06MLIBOR	1% 22 Mar 2018	1,980,000,000		16,976,036
	BWU00JOH3 IRS EUR P F .00000	0% 15 Mar 2022	(3,900,000)		(4,090,882)
	BWU00JOH3 IRS EUR R V 06MEURIB	1% 15 Mar 2022	3,900,000		4,113,525
	BWU00JY74 IRS GBP P F 1.00000	1% 15 Mar 2027	(4,200,000)		(5,060,892)
	BWU00JY74 IRS GBP R V 06MLIBOR	1% 15 Mar 2027	4,200,000		5,189,728
	CALIFORNIA RESOURCES CRP	8% 15 Dec 2022	541,000		481,490
	CANADIAN DOLLAR	FOREIGN CURRENCY	4,619		3,444
	CBS RADIO INC	1% 17 Oct 2023	815,094		822,226
	CCMSCZUS2 CCPC COC EQUITY	MORGAN STANLEY CASH COLLATERAL	1,882,000		1,882,000
	CCRE CO LP/FIN CORP	7.75% 15 Feb 2018	500,000		500,000
	CHARTER COMMUNICATIONS OPERAT	1% 01 Jul 2020	195,443		196,258
	CHARTER COMMUNICATIONS OPERAT	1% 03 Jan 2021	781,772		784,813
	CHENIERE CORP CHRISTI HD	5.875% 31 Mar 2025	1,600,000		1,632,496
	CHESAPEAKE ENERGY CORP	6.25% 15 Jan 2017	4,200,000		4,395,795
	CHS/COMMUNITY HEALTH SYS	5.125% 01 Aug 2021	400,000		371,000
	CIT GROUP INC	6.625% 01 Apr 2018	1,750,000		1,844,063
	CIT GROUP INC	5.25% 15 Mar 2018	250,000		259,063
	CIT GROUP INC	4.25% 15 Aug 2017	2,359,000		2,391,436
	CNOOC FINANCE 2014 ULC	4.25% 30 Apr 2024	1,500,000		1,534,646
	COLOMBIAN PESO	FOREIGN CURRENCY	800,574		267
	COSTA RICA GOVERNMENT	7.158% 12 Mar 2045	200,000		185,320
	CRED SUIS GP FUN LTD	3.75% 26 Mar 2025	1,000,000		984,802
	CREDIT AGRICOLE SA	1% 19 Sep 2033	800,000		860,600

CREDIT AGRICOLE SA	1% 29 Dec 2049	200,000	202,018
CREDIT SUISSE	6.5% 08 Aug 2023	2,000,000	2,124,500
CREDIT SUISSE FIRST BOSTON MOR	1% 25 Jun 2033	15,972	15,736
CREDIT SUISSE MORTGAGE TRUST	5.361% 15 Feb 2040	80,396	80,298
CREDIT SUISSE NY	1.64067% 12 Sep 2017	2,500,000	2,500,000
CSC HOLDINGS LLC	7.875% 15 Feb 2018	590,000	622,450
CSC HOLDINGS LLC	8.625% 15 Feb 2019	3,250,000	3,591,250
CVS PASS THROUGH TRUST	6.943% 10 Jan 2030	1,676,331	1,966,153
DELOS FIN S A R L	1% 06 Mar 2021	2,200,000	2,214,146
DENBURY RESOURCES INC	4.625% 15 Jul 2023	300,000	240,750
DEUTSCHE BANK AG	4.25% 14 Oct 2021	1,000,000	1,003,856
DEUTSCHE BANK AG LONDON	1.35% 30 May 2017	100,000	99,783
DIAMOND RESORTS INTL INC	1% 11 Aug 2023	99,750	99,750
DIAMOND RESORTS INTL INC	7.75% 01 Sep 2023	331,000	331,000
DISH DBS CORP	7.875% 01 Sep 2019	1,900,000	2,109,000
DOLLAR TREE INC	5.25% 01 Mar 2020	100,000	103,000
DOMINICAN REPUBLIC	6.85% 27 Jan 2045	400,000	377,888
DOMINICAN REPUBLIC	7.45% 30 Apr 2044	200,000	202,000
ENDO FIN LLC/ENDO FINCO	5.375% 15 Jan 2023	400,000	339,000
ENDO LUX FINANCE COMPANY	1% 26 Sep 2022	297,000	298,274
ENERGY FUTURE INTERMEDIATE HL	1% 30 Jun 2017	4,555,550	4,581,744
EQUINIX INC	4.875% 01 Apr 2020	300,000	309,000
ESC LEHMAN BRTH HLDH PROD	1% 31 Dec 2049	800,000	46,400
EURO CURRENCY	FOREIGN CURRENCY	32,196	33,958
FED REPUBLIC OF BRAZIL	5.625% 21 Feb 2047	700,000	614,250
FLYING FORTRESS INC	1% 30 Apr 2020	100,000	100,400
FNMA TBA 30 YR 3	3% 13 Feb 2047	4,500,000	4,463,595
FNMA TBA 30 YR 3.5	3.5% 13 Feb 2047	7,100,000	7,265,990
FNMA TBA 30 YR 3.5	3.5% 18 Jan 2047	5,000,000	5,124,610
FNMA TBA 30 YR 3.5	3.5% 18 Jan 2047	(5,000,000)	(5,124,610)
FUTURES MORGAN STANLEY COC	SWAP CASH COLLATERALRAL USD	485,000	485,000
GARDNER DENVER INC	1% 30 Jul 2020	713,062	705,204
GENERALITAT DE CATALUNYA	4.9% 15 Sep 2021	150,000	168,959
GENESIS ENERGY LP/GENESI	5.75% 15 Feb 2021	400,000	404,000
GOLDMAN SACHS BANK USA COC	SWAP CASH COLLATERAL USD	324,000	324,000
HARVEST OPERATIONS CORP	2.33% 14 Apr 2021	90,000	88,230
HCA INC	4.5% 15 Feb 2027	1,000,000	982,500
HILAND PART LP/CORP	5.5% 15 May 2022	100,000	104,459
HILTON WORLDWIDE FIN LLC	1% 25 Oct 2023	709,584	717,212
HILTON WORLDWIDE FIN LLC	1% 26 Oct 2020	52,190	52,618
HIPOTECARIA SU CASITA SA	7.5% 29 Jun 2018	88,813	4,441
HSBC HOLDINGS PLC	1% 05 Jan 2022	1,000,000	1,018,633
HUNGARIAN FORINT	FOREIGN CURRENCY	45,986	157
INTERGAS FINANCE BV	6.375% 14 May 2017	200,000	201,408
INTL LEASE FINANCE CORP	6.25% 15 May 2019	200,000	215,000
JAPANESE YEN	FOREIGN CURRENCY	8,120,580	69,624
JEFFERIES FIN LLC / JFIN	6.875% 15 Apr 2022	1,900,000	1,833,500
JP MORGAN CHASE COMMERCIAL MOR	1% 15 May 2041	1,000,000	1,020,387
JP MORGAN CHASE COMMERCIAL MOR	1% 18 Mar 2051	5,449,004	5,450,413
JP MORGAN CHASE COMMERCIAL MOR	5.44% 12 Jun 2047	80,702	80,646
KBC BANK NV	1% 25 Jan 2023	1,000,000	1,054,500
KINDER MORGAN ENER PART	6.375% 01 Mar 2041	400,000	433,907
KINGDOM OF BAHRAIN	5.5% 31 Mar 2020	300,000	312,480
LAS VEGAS SANDS LLC	1% 19 Dec 2020	875,693	879,659
LEHMAN BROTHERS HOLDINGS	1% 10 Jan 2009	400,000	23,000
LSI OPEN POSITION NET ASSET	0.01% 31 Dec 2060	171,451	12,430
MAJAPAHIT HOLDING BV	7.75% 20 Jan 2020	100,000	112,250
MALAYSIAN RINGGIT	FOREIGN CURRENCY	580	129
MALLINCKRODT INTL FIN	4.75% 15 Apr 2023	3,010,000	2,618,700
MEXICAN PESO (NEW)	FOREIGN CURRENCY	19,257,875	934,780
MEXICO CETES	0.01% 02 Feb 2017	30,000,000	144,831
MITSUBISHITST+BNK CC	1.57028% 19 Sep 2017	300,000	300,000
MORGAN STANLEY CAP SVCS BOC	SWAP CASH COLLATERAL USD	(50,000)	(50,000)
MORGAN STANLEY CAP SVCS COC	SWAP CASH COLLATERAL USD	21,000	21,000
MORGAN STANLEY REREMIC TRUST	1% 15 Aug 2045	1,142,106	1,144,960
NAVIENT CORP	8.45% 15 Jun 2018	2,100,000	2,262,750
NAVIENT CORP	8% 25 Mar 2020	1,200,000	1,331,280
NEW ALBERTSONS INC	6.57% 23 Feb 2028	600,000	527,250
NIELSEN CO LUX SARL/THE	5.5% 01 Oct 2021	600,000	624,000
NIELSEN FIN LLC	1% 04 Oct 2023	1,200,000	1,212,504
NORINCHUKIN BK	1.58889% 12 Oct 2017	2,500,000	2,500,000
NOTA DO TESOURO NACIONAL	10% 01 Jan 2021	35,400,000	10,474,461
NOVO BANCO SA	5% 23 May 2019	500,000	358,619
NOVO BANCO SA	5% 14 May 2019	300,000	215,172
ODEBRECHT DRILL VIII/IX	6.35% 30 Jun 2022	150,000	67,125
OLD REPUBLIC INTL CORP	3.875% 26 Aug 2026	60,000	57,073
ONEMAIN FIN HOLDINGS INC	7.25% 15 Dec 2021	383,000	399,278
ONEMAIN FIN HOLDINGS INC	6.75% 15 Dec 2019	1,850,000	1,928,625
ORTHO CLINICAL INC/SA	6.625% 15 May 2022	800,000	710,000

PETROBRAS GLOBAL FINANCE	8.375% 23 May 2021	1,000,000	1,077,500
PETROBRAS GLOBAL FINANCE	5.375% 27 Jan 2021	500,000	489,000
PETROBRAS GLOBAL FINANCE	7.25% 17 Mar 2044	1,000,000	882,700
PETROBRAS GLOBAL FINANCE	1% 17 Mar 2020	200,000	195,478
PETROLEOS DE VENEZUELA S	5.375% 12 Apr 2027	1,100,000	409,750
PETROLEOS MEXICANOS	1% 11 Mar 2022	370,000	381,563
PETROLEOS MEXICANOS	5.375% 13 Mar 2022	200,000	204,796
PETROLEOS MEXICANOS	6.5% 13 Mar 2027	670,000	691,105
PHH CORP	7.375% 01 Sep 2019	800,000	860,000
PIMCO FDS SHORT TERM FLTG NAV	MUTUAL FUND	4,386,045	43,899,925
POLISH ZLOTY	FOREIGN CURRENCY	13	3
POUND STERLING	FOREIGN CURRENCY	(67,117)	(82,934)
QTS LP/FINANCE	5.875% 01 Aug 2022	2,700,000	2,747,250
RED OAK POWER LLC	9.2% 30 Nov 2029	800,000	831,000
REGENCY ENERGY PART/FINA	5.75% 01 Sep 2020	300,000	324,399
REPUBLIC OF ARGENTINA	6.25% 22 Apr 2019	300,000	320,250
REPUBLIC OF ARGENTINA	7.5% 22 Apr 2026	300,000	315,000
REPUBLIC OF ARGENTINA	7.625% 22 Apr 2046	300,000	300,000
REPUBLIC OF ARGENTINA	5% 15 Jan 2027	1,600,000	1,484,366
REPUBLIC OF ARGENTINA	3.875% 15 Jan 2022	2,100,000	2,119,731
REPUBLIC OF COSTA RICA	7% 04 Apr 2044	400,000	365,548
REPUBLIC OF EL SALVADOR	7.625% 01 Feb 2041	500,000	453,750
REPUBLIC OF EL SALVADOR	7.65% 15 Jun 2035	100,000	92,750
REPUBLIC OF INDONESIA	3.75% 14 Jun 2028	250,000	268,086
REPUBLIC OF INDONESIA	8.5% 12 Oct 2035	100,000	135,659
REPUBLIC OF KAZAKHSTAN	6.5% 21 Jul 2045	500,000	572,500
REPUBLIC OF PANAMA	9.375% 01 Apr 2029	653,000	920,730
REPUBLIC OF PERU	6.95% 12 Aug 2031	500,000	151,994
REPUBLIC OF PERU	5.7% 12 Aug 2024	2,860,000	841,578
REPUBLIC OF PERU	8.75% 21 Nov 2033	255,000	372,300
REPUBLIC OF TURKEY	5.75% 22 Mar 2024	200,000	200,578
REPUBLIC OF TURKEY	7% 05 Jun 2020	500,000	536,861
REPUBLIC OF TURKEY	6.875% 17 Mar 2036	1,000,000	1,028,620
REPUBLIC OF TURKEY	7% 11 Mar 2019	100,000	106,250
REPUBLIC OF TURKEY	5.625% 30 Mar 2021	1,400,000	1,435,560
REPUBLICA ORIENT URUGUAY	5.1% 18 Jun 2050	800,000	720,000
REPUBLICA ORIENT URUGUAY	7.625% 21 Mar 2036	100,000	124,635
REYNOLDS GROUP HLDGS INC	1% 05 Feb 2023	1,246,875	1,262,174
RIO OIL FINANCE TRUST	9.25% 06 Jul 2024	1,377,948	1,295,271
ROCKIES EXPRESS PIPELINE	6% 15 Jan 2019	300,000	315,000
ROCKIES EXPRESS PIPELINE	5.625% 15 Apr 2020	100,000	105,250
ROMANIA GOVERNMENT BOND	5.85% 26 Apr 2023	7,200,000	1,926,180
ROMANIAN LEU	FOREIGN CURRENCY	979	227
ROYAL BK SCOTLND GRP PLC	1% 29 Dec 2049	1,350,000	1,377,000
ROYAL BK SCOTLND GRP PLC	1% 29 Dec 2049	2,700,000	2,558,250
ROYAL BK SCOTLND GRP PLC	4.8% 05 Apr 2026	875,000	875,988
RUSSIA GOVT BOND OFZ	8.5% 17 Sep 2031	190,900,000	3,147,843
RUSSIAN RUBLE	FOREIGN CURRENCY	8,091,258	132,549
SABINE PASS LIQUEFACTION	5.75% 15 May 2024	1,200,000	1,287,000
SABINE PASS LIQUEFACTION	5.625% 15 Apr 2023	100,000	106,250
SANTANDER UK GROUP HLDGS	1% 29 Dec 2049	1,350,000	1,668,214
SERTA SIMMONS BEDDING LLC	1% 08 Nov 2023	2,500,000	2,525,775
SFR GROUP SA	7.375% 01 May 2026	3,000,000	3,075,000
SFR GROUP SA	6% 15 May 2022	200,000	205,250
SINGAPORE DOLLAR	FOREIGN CURRENCY	2,723	1,885
SLM STUDENT LOAN TRUST	1% 26 Oct 2026	3,727,076	3,728,615
SLM STUDENT LOAN TRUST	1% 15 Aug 2025	8,723	8,733
SOCIETE GENERALE	1% 29 Dec 2049	800,000	800,400
SOUTH AFRICAN RAND	FOREIGN CURRENCY	1,988,805	145,434
SPIRIT ISSUER PLC	6.582% 28 Dec 2027	800,000	1,072,867
SPRINGLEAF FINANCE CORP	5.25% 15 Dec 2019	1,850,000	1,863,875
SPRINT CAPITAL CORP	6.9% 01 May 2019	3,000,000	3,176,250
SPRINT COMMUNICATIONS	7% 15 Aug 2020	500,000	530,055
SPRINT COMMUNICATIONS	6% 15 Nov 2022	600,000	604,500
SSGA	G STIFF ERISA QUALIFIED	1,586,106	1,586,106
STRUCTURED ASSET SECURITIES CO	1% 25 Jun 2033	24,449	23,817
SUMITOMO MITSUI FINL GRP	1% 19 Oct 2021	1,500,000	1,504,998
SUMITOMO TR & BKNG C	1.56367% 06 Oct 2017	2,500,000	2,500,000
SWAP BANK OF AMERICA COC	SWAP CASH COLLATERAL USD	770,000	770,000
SWAP BNP PARIBAS BOC	SWAP CASH COLLATERAL USD	(1,020,000)	(1,020,000)
SWAP CCPC MORGAN STANLEY COC	SWAP CCPC CASH COLLATERAL	1,611,000	1,611,000
SWAP CITIBANK COC	SWAP CASH COLLATERAL USD	122,000	122,000
SWAP DEUTSCHE BANK COC	SWAP CASH COLLATERAL USD	372,000	372,000
SWAP GOLDMAN SACHS COC	SWAP CASH COLLATERAL USD	851,000	851,000
SWAP JP MORGAN COC	SWAP CASH COLLATERAL USD	10,000	10,000
SWCC CCSCXIUS6 COC	SWCC CASH COLLATERAL USD	971,000	971,000
SWPC0AAP9 CDS USD P V 03MEVENT	1% 20 Jun 2020	(800,000)	(800,000)
SWPC0AAP9 CDS USD R F 1.00000	1% 20 Jun 2020	800,000	770,374
SWPC0AK29 CDS USD P V 03MEVENT	1% 20 Sep 2020	(100,000)	(100,000)

SWPC0AK29 CDS USD R F 5.00000	5% 20 Sep 2020	100,000	45,117
SWPC0AS21 CDS USD P V 03MEVENT	1% 20 Sep 2020	(300,000)	(300,000)
SWPC0AS21 CDS USD R F 5.00000	5% 20 Sep 2020	300,000	135,351
SWPC0AS39 CDS USD P V 03MEVENT	1% 20 Sep 2020	(200,000)	(200,000)
SWPC0AS39 CDS USD R F 5.00000	5% 20 Sep 2020	200,000	90,234
SWPC0ASI6 CDS USD P V 03MEVENT	1% 20 Sep 2020	(200,000)	(200,000)
SWPC0ASI6 CDS USD R F 5.00000	5% 20 Sep 2020	200,000	90,234
SWPC0ATI5 CDS USD P V 03MEVENT	1% 20 Sep 2020	(100,000)	(100,000)
SWPC0ATI5 CDS USD R F 5.00000	5% 20 Sep 2020	100,000	45,117
SWPC0AUL6 CDS USD P V 03MEVENT	1% 20 Sep 2020	(300,000)	(300,000)
SWPC0AUL6 CDS USD R F 5.00000	5% 20 Sep 2020	300,000	135,351
SWPC0C0C5 CDS USD P V 01MEVENT	1% 17 Sep 2058	(1,100,000)	(1,100,000)
SWPC0C0C5 CDS USD R F .50000	1% 17 Sep 2058	1,100,000	1,075,834
SWPC0D3A4 CDS USD P V 03MEVENT	1% 21 Jun 2021	(300,000)	(300,000)
SWPC0D3A4 CDS USD R F 1.00000	1% 21 Jun 2021	300,000	288,052
SWPC0DEN4 CDS USD P V 03MEVENT	1% 20 Jun 2021	(800,000)	(800,000)
SWPC0DEN4 CDS USD R F 1.00000	1% 20 Jun 2021	800,000	741,187
SWPC0DTF5 CDS USD P V 03MEVENT	1% 20 Dec 2021	(4,000,000)	(4,000,000)
SWPC0DTF5 CDS USD R F 1.00000	1% 20 Dec 2021	4,000,000	3,898,556
SWPC0DW53 CDS USD P F .00000	1% 20 Dec 2021	(1,500,000)	(1,500,000)
SWPC0DW53 CDS USD R F 1.00000	1% 20 Dec 2021	1,500,000	1,367,810
SWPC0DXA1 CDS USD P V 03MEVENT	1% 20 Dec 2021	(30,800,000)	(30,800,000)
SWPC0DXA1 CDS USD R F 5.00000	5% 20 Dec 2021	30,800,000	32,706,766
SWPC0DZ76 CDS USD P V 03MEVENT	1% 20 Dec 2021	(400,000)	(400,000)
SWPC0DZ76 CDS USD R F 5.00000	5% 20 Dec 2021	400,000	424,357
SWPC0DZJ0 CDS USD P V 03MEVENT	1% 20 Dec 2021	(1,000,000)	(1,000,000)
SWPC0DZJ0 CDS USD R F 1.00000	1% 20 Dec 2021	1,000,000	947,564
SWPC0EBZ8 CDS USD P V 03MEVENT	1% 20 Dec 2021	(5,000,000)	(5,000,000)
SWPC0EBZ8 CDS USD R F 1.00000	1% 20 Dec 2021	5,000,000	4,602,418
SWPC0EJ07 CDS USD P V 03MEVENT	1% 20 Dec 2021	(200,000)	(200,000)
SWPC0EJ07 CDS USD R F 5.00000	5% 20 Dec 2021	200,000	205,449
SWPC0EO92 CDS USD P V 03MEVENT	1% 20 Dec 2021	(3,000,000)	(3,000,000)
SWPC0EO92 CDS USD R F 1.00000	1% 20 Dec 2021	3,000,000	2,735,620
SWPC0EP26 CDS USD P V 03MEVENT	1% 20 Dec 2021	(5,000,000)	(5,000,000)
SWPC0EP26 CDS USD R F 1.00000	1% 20 Dec 2021	5,000,000	4,815,452
SWPC0EP34 CDS USD P V 03MEVENT	1% 20 Dec 2021	(6,700,000)	(6,700,000)
SWPC0EP34 CDS USD R F 1.00000	1% 20 Dec 2021	6,700,000	6,452,705
SWPC0ESB3 CDS USD P V 03MEVENT	1% 20 Dec 2021	(300,000)	(300,000)
SWPC0ESB3 CDS USD R F 5.00000	5% 20 Dec 2021	300,000	310,424
SWPC5HU85 CDS USD P V 03MEVENT	1% 20 Jun 2021	(400,000)	(400,000)
SWPC5HU85 CDS USD R F 1.00000	1% 20 Jun 2021	400,000	399,852
SWU009NI4 IRS COP P V 00MCOOVI	1% 08 Jul 2024	(3,000,000,000)	(999,334)
SWU009NI4 IRS COP R F 6.17000	6.17% 08 Jul 2024	3,000,000,000	998,680
SWU00B8J4 IRS MXN P V 01MTIIE	1% 31 Aug 2021	(100,900,000)	(4,897,702)
SWU00B8J4 IRS MXN R F 6.75000	6.75% 31 Aug 2021	100,900,000	4,732,183
SWU00BON7 IRS MXN P V 01MTIIE	1% 17 Nov 2021	(141,200,000)	(6,853,870)
SWU00BON7 IRS MXN R F 5.43000	5.43% 17 Nov 2021	141,200,000	6,227,107
SWU00D7O0 IRS USD P V 03MLIBOR	1% 16 Dec 2025	(5,500,000)	(5,500,000)
SWU00D7O0 IRS USD R F 2.50000	2.5% 16 Dec 2025	5,500,000	5,591,570
SWU00FLT8 IRS USD P V 03MLIBOR	1% 15 Jun 2023	(4,200,000)	(4,200,000)
SWU00FLT8 IRS USD R F 2.00000	2% 15 Jun 2023	4,200,000	4,168,735
SWU00IN60 IRS USD P V 03MLIBOR	1% 21 Dec 2021	(10,300,000)	(10,300,000)
SWU00IN60 IRS USD R F 1.50000	1.5% 21 Dec 2021	10,300,000	10,066,299
SWU00IN86 IRS USD P F .00000	0% 01 Jan 2050	(9,600,000)	(9,600,000)
SWU00IN86 IRS USD R F .00000	0% 01 Jan 2050	9,600,000	9,337,594
SWU00K300 IRS ZAR P V 03MJIBAR	1% 15 Mar 2024	(94,100,000)	(6,881,170)
SWU00K300 IRS ZAR R F 8.25000	8.25% 15 Mar 2024	94,100,000	6,927,681
SWU00K3Q3 IRS ZAR P V 03MJIBAR	1% 15 Mar 2024	(54,000,000)	(3,948,812)
SWU00K3Q3 IRS ZAR R F 8.00000	8% 15 Mar 2024	54,000,000	3,923,486
T MOBILE USA INC	6.25% 01 Apr 2021	2,300,000	2,392,000
TERRAFORM GLOBAL OPERATI	9.75% 15 Aug 2022	1,000,000	1,067,500
TESCO PROPERTY FIN 2 PLC	6.051% 13 Oct 2039	1,933,763	2,460,315
TEX OPERATIONS CO LLC	1% 04 Aug 2023	125,397	126,828
TEX OPERATIONS CO LLC	1% 04 Aug 2023	549,818	556,091
THAILAND BAHT	FOREIGN CURRENCY	99,986	2,792
TIG FINCO	1% 02 Mar 2020	577,000	729,682
TIME WARNER INC	3.8% 15 Feb 2027	46,000	45,739
TRANSDIGM INC	1% 09 Jun 2023	1,296,742	1,309,061
TRANSOCEAN INC	9% 15 Jul 2023	275,000	281,875
TURKEY GOVERNMENT BOND	8.8% 27 Sep 2023	10,000,000	2,535,820
TURKISH LIRA	FOREIGN CURRENCY	3,236	920
UBS AG	5.125% 15 May 2024	1,000,000	1,009,420
UBS AG STAMFORD CT	7.625% 17 Aug 2022	1,300,000	1,473,875
UNITED MEXICAN STATES	4.6% 23 Jan 2046	1,449,000	1,300,478
UNITED MEXICAN STATES	4.75% 08 Mar 2044	300,000	272,790
US 10YR NOTE (CBT)MAR17	XCBT 20170322	15,000,000	(92,578)
US DOLLAR		(905,452)	(905,452)
US TREASURY N/B	1.75% 30 Nov 2021	5,000,000	4,962,695
USG CORP	8.25% 15 Jan 2018	200,000	211,750

VALEANT PHARMACEUTICALS	6.125% 15 Apr 2025	800,000	601,000
VALEANT PHARMACEUTICALS INTL I	1% 11 Dec 2019	827,042	824,677
VIRGIN MEDIA SECURED FIN	6% 15 Apr 2021	30,000	38,552
WI TREASURY SEC	0.01% 02 Mar 2017	800,000	799,363
WI TREASURY SEC	0.01% 09 Mar 2017	284,000	283,752
WIND ACQUISITION FIN SA	4% 15 Jul 2020	1,000,000	1,074,126
WIND ACQUISITION FIN SA	7.375% 23 Apr 2021	1,100,000	1,144,000
WYNN LAS VEGAS LLC/CORP	4.25% 30 May 2023	1,400,000	1,333,066
Currency Contract	AUD/USD		(33,800)
Currency Contract	BRL/USD		25,931
Currency Contract	CNY/USD		1,119
Currency Contract	COP/USD		20,455
Currency Contract	COP/USD		1,518
Currency Contract	COP/USD		193,184
Currency Contract	EUR/USD		218,668
Currency Contract	EUR/USD		(8,949)
Currency Contract	EUR/USD		(2,037)
Currency Contract	EUR/USD		2,921
Currency Contract	EUR/USD		(15,501)
Currency Contract	GBP/USD		65,610
Currency Contract	GBP/USD		(39,897)
Currency Contract	HUF/USD		(291,755)
Currency Contract	IDR/USD		(17,091)
Currency Contract	IDR/USD		(49,692)
Currency Contract	IDR/USD		831
Currency Contract	IDR/USD		475
Currency Contract	JPY/USD		(79,648)
Currency Contract	JPY/USD		(65,993)
Currency Contract	MXN/USD		(10,689)
Currency Contract	MXN/USD		(8,440)
Currency Contract	MXN/USD		(2,831)
Currency Contract	MXN/USD		997
Currency Contract	MXN/USD		(819,576)
Currency Contract	MYR/USD		(636,769)
Currency Contract	MYR/USD		12,205
Currency Contract	PEN/USD		13,226
Currency Contract	PHP/USD		(11,662)
Currency Contract	PHP/USD		3,452
Currency Contract	PLN/USD		61,944
Currency Contract	PLN/USD		(24)
Currency Contract	PLN/USD		(246,512)
Currency Contract	RON/USD		(186,403)
Currency Contract	RUB/USD		184,635
Currency Contract	RUB/USD		62,819
Currency Contract	THB/USD		(31,270)
Currency Contract	THB/USD		(28,589)
Currency Contract	TRY/USD		(637,622)
Currency Contract	TRY/USD		(15,520)
Currency Contract	USD/AUD		23,358
Currency Contract	USD/AUD		1,393
Currency Contract	USD/BRL		(222,566)
Currency Contract	USD/BRL		(50,000)
Currency Contract	USD/BRL		(1,963)
Currency Contract	USD/BRL		(28,740)
Currency Contract	USD/CNY		91,974
Currency Contract	USD/COP		(60,405)
Currency Contract	USD/EUR		17,460
Currency Contract	USD/EUR		5,089
Currency Contract	USD/EUR		75,186
Currency Contract	USD/EUR		624
Currency Contract	USD/EUR		(218,054)
Currency Contract	USD/GBP		88,961
Currency Contract	USD/GBP		(848)
Currency Contract	USD/GBP		(66,095)
Currency Contract	USD/GBP		34,395
Currency Contract	USD/HUF		(223)
Currency Contract	USD/HUF		(9,219)
Currency Contract	USD/IDR		(41,979)
Currency Contract	USD/JPY		(569)
Currency Contract	USD/JPY		820,252
Currency Contract	USD/JPY		548,543
Currency Contract	USD/MXN		1,052
Currency Contract	USD/MXN		10,737
Currency Contract	USD/MXN		(939)
Currency Contract	USD/MXN		(44,313)
Currency Contract	USD/MXN		(15,984)
Currency Contract	USD/MYR		17,963
Currency Contract	USD/MYR		(5,845)
Currency Contract	USD/PEN		(13,135)

Currency Contract	USD/PHP	(866)
Currency Contract	USD/PHP	(51)
Currency Contract	USD/PHP	(2,025)
Currency Contract	USD/PLN	(29,514)
Currency Contract	USD/RON	8,932
Currency Contract	USD/RON	164,491
Currency Contract	USD/RUB	(101,300)
Currency Contract	USD/THB	15,933
Currency Contract	USD/TRY	(9,343)
Currency Contract	USD/ZAR	(3,100)
Currency Contract	USD/ZAR	(4,523)
Currency Contract	USD/ZAR	(127,419)
Currency Contract	ZAR/USD	14,976
Currency Contract	ZAR/USD	1,091
Currency Contract	ZAR/USD	2,957
Currency Contract	ZAR/USD	(4,365)

	Total : EXHIBIT H - High Yield and Emerging Markets Bond Fund	$256,016,096

n / a - Cost is not applicable

EXHIBIT I - Emerging Markets Debt Fund

(Managed by Prudential and Other)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2016

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	1MDB GLOBAL INVESTMENTS	4.4% 09 Mar 2023	1,000,000		$839,053
	ARAB REPUBLIC OF EGYPT	5.875% 11 Jun 2025	350,000		317,499
	AUTORIDAD CANAL DE PANAM	4.95% 29 Jul 2035	225,000		237,375
	BHARTI AIRTEL INTERNATIO	5.125% 11 Mar 2023	350,000		364,785
	BNQ CEN TUNISIA INT BOND	5.75% 30 Jan 2025	270,000		251,100
	BRAZIL LOAN TRUST 1	5.477% 24 Jul 2023	614,801		599,738
	CABLEVISION SA	6.5% 15 Jun 2021	165,000		167,681
	CEMEX SAB DE CV	7.75% 16 Apr 2026	300,000		332,250
	COLOMBIAN PESO	FOREIGN CURRENCY	48,196		16
	COLUMBUS CABLE BARBADOS	7.375% 30 Mar 2021	275,000		292,639
	COMCEL TRUST (COM CELULA	6.875% 06 Feb 2024	345,000		347,588
	COMISION FEDERAL DE ELEC	4.75% 23 Feb 2027	200,000		192,000
	COSTA RICA GOVERNMENT	4.25% 26 Jan 2023	200,000		182,500
	CROATIA	6.625% 14 Jul 2020	205,000		222,970
	CROATIA	5.5% 04 Apr 2023	210,000		221,575
	CROATIA	6% 26 Jan 2024	200,000		216,750
	DIGICEL GROUP LTD	8.25% 30 Sep 2020	200,000		171,594
	DOMINICAN REPUBLIC	7.45% 30 Apr 2044	710,000		717,100
	DOMINICAN REPUBLIC	6.875% 29 Jan 2026	310,000		322,267
	ESKOM HOLDINGS SOC LTD	5.75% 26 Jan 2021	360,000		360,029
	ESKOM HOLDINGS SOC LTD	6.75% 06 Aug 2023	350,000		351,778
	ESKOM HOLDINGS SOC LTD	7.125% 11 Feb 2025	205,000		206,538
	EURO CURRENCY	FOREIGN CURRENCY	156,717		165,297
	EXPORT CREDIT BANK OF TU	5.375% 08 Feb 2021	205,000		200,388
	EXPORT IMPORT BK INDIA	3.375% 05 Aug 2026	265,000		247,317
	FED REPUBLIC OF BRAZIL	7.125% 20 Jan 2037	680,000		708,900
	FED REPUBLIC OF BRAZIL	8.25% 20 Jan 2034	255,000		294,576
	FED REPUBLIC OF BRAZIL	6% 07 Apr 2026	285,000		294,975
	FED REPUBLIC OF BRAZIL	5% 27 Jan 2045	235,000		190,632
	FEDERAL REP OF ETHIOPIA	6.625% 11 Dec 2024	205,000		188,112
	GEORGIAN RAILWAY JSC	7.75% 11 Jul 2022	270,000		287,512
	GHANA CEDI	FOREIGN CURRENCY	127,837		29,938
	GHANA GOVERNMENT BOND	23.23% 19 Feb 2018	120,000		28,624
	GHANA GOVERNMENT BOND	22.49% 23 Apr 2018	60,000		14,043
	GHANA GOVERNMENT BOND	23.47% 21 May 2018	170,000		40,279
	GOVERNMENT OF JAMAICA	8.5% 28 Feb 2036	100,000		116,250
	GOVERNMENT OF JAMAICA	7.625% 09 Jul 2025	240,000		273,770
	GOVERNMENT OF JAMAICA	6.75% 28 Apr 2028	240,000		262,800
	GOVERNMENT OF JAMAICA	8% 15 Mar 2039	160,000		176,859
	HONDURAS GOVERNMENT	8.75% 16 Dec 2020	300,000		334,020
	HUNGARY	5.75% 22 Nov 2023	610,000		676,338
	HUNGARY	5.375% 25 Mar 2024	590,000		643,100
	HUNGARY	7.625% 29 Mar 2041	504,000		704,214
	HUNGARY GOVERNMENT BOND	3.25% 22 Oct 2031	116,760,000		378,431
	HUNGARY GOVERNMENT BOND	6% 24 Nov 2023	273,670,000		1,152,539
	HUNGARY T BILLS	0.01% 13 Sep 2017	81,230,000		276,992
	INDONESIA GOVERNMENT	8.25% 15 Jul 2021	27,500,000,000		2,091,204
	INDONESIA GOVERNMENT	8.375% 15 Sep 2026	30,000,000,000		2,286,881
	INDONESIA GOVERNMENT	8.375% 15 Mar 2034	28,583,000,000		2,132,189
	INDONESIA GOVERNMENT	8.375% 15 Mar 2024	15,506,000,000		1,176,833
	INDONESIAN RUPIAH	FOREIGN CURRENCY	(49,901,574,780)		(3,703,958)
	ISLAMIC REP OF PAKISTAN	7.25% 15 Apr 2019	275,000		291,061
	ISLAMIC REP OF PAKISTAN	8.25% 15 Apr 2024	300,000		325,415
	ISLAMIC REP OF PAKISTAN	7.25% 15 Apr 2019	490,000		518,617
	IVORY COAST	1% 31 Dec 2032	450,450		416,319
	IVORY COAST	6.375% 03 Mar 2028	435,000		423,803
	JBS USA LLC/JBS USA FINA	5.75% 15 Jun 2025	450,000		455,625
	KAZAGRO NATL MGMT HLDG	4.625% 24 May 2023	335,000		313,868
	KAZAKHSTAN TEMIR ZHOLY	6.95% 10 Jul 2042	270,000		260,453
	KAZMUNAYGAS NATIONAL CO	7% 05 May 2020	845,000		926,357
	KAZMUNAYGAS NATIONAL CO	6.375% 09 Apr 2021	465,000		503,762
	KINGDOM OF JORDAN	5.75% 31 Jan 2027	220,000		208,450

KINGDOM OF MOROCCO	5.5% 11 Dec 2042	230,000	233,602
LEBANESE REPUBLIC	6.6% 27 Nov 2026	95,000	91,227
LEBANESE REPUBLIC	6% 27 Jan 2023	205,000	197,083
LEBANESE REPUBLIC	6.65% 03 Nov 2028	230,000	220,754
LEBANESE REPUBLIC	6.25% 27 May 2022	40,000	38,851
LEBANESE REPUBLIC	5.8% 14 Apr 2020	255,000	249,594
LEBANESE REPUBLIC	6.65% 22 Apr 2024	225,000	220,446
LEBANESE REPUBLIC	6.6% 27 Nov 2026	30,000	28,808
LEBANESE REPUBLIC	8.25% 12 Apr 2021	60,000	63,528
LEBANESE REPUBLIC	8.25% 12 Apr 2021	335,000	354,698
LEBANESE REPUBLIC	6.65% 26 Feb 2030	80,000	76,630
MALAYSIA GOVERNMENT	4.181% 15 Jul 2024	4,900,000	1,082,115
MALAYSIA GOVERNMENT	4.048% 30 Sep 2021	9,500,000	2,125,867
MALAYSIA GOVERNMENT	3.795% 30 Sep 2022	810,000	177,721
MALAYSIA GOVERNMENT	4.254% 31 May 2035	1,800,000	379,348
MALAYSIA GOVERNMENT	3.955% 15 Sep 2025	1,900,000	410,719
MALAYSIA SUKUK GLOBAL	4.08% 27 Apr 2046	260,000	246,873
MALAYSIA T BILL	0.01% 10 Mar 2017	3,070,000	680,571
MALAYSIAN RINGGIT	FOREIGN CURRENCY	44,667	9,957
MEX BONOS DESARR FIX RT	10% 20 Nov 2036	15,940,000	940,643
MEX BONOS DESARR FIX RT	7.75% 13 Nov 2042	6,686,000	319,664
MEX BONOS DESARR FIX RT	7.75% 29 May 2031	7,200,000	348,845
MEX BONOS DESARR FIX RT	5% 11 Dec 2019	15,380,000	708,345
MEX BONOS DESARR FIX RT	10% 05 Dec 2024	59,712,000	3,354,118
MEXICAN PESO (NEW)	FOREIGN CURRENCY	1	0
MONGOLIA INTL BOND	4.125% 05 Jan 2018	320,000	309,600
MONGOLIA INTL BOND	5.125% 05 Dec 2022	330,000	281,333
NATIONAL SAVINGS BANK	8.875% 18 Sep 2018	270,000	285,188
NOTA DO TESOURO NACIONAL	6% 15 Aug 2050	520,000	501,893
NOTA DO TESOURO NACIONAL	10% 01 Jan 2019	7,500,000	2,268,923
NOTA DO TESOURO NACIONAL	10% 01 Jan 2025	4,890,000	1,396,564
NOTA DO TESOURO NACIONAL	10% 01 Jan 2021	5,400,000	1,597,799
NOTA DO TESOURO NACIONAL	10% 01 Jan 2023	5,905,000	1,706,971
OSCHADBANK (SSB 1 PLC)	1% 10 Mar 2023	325,000	315,250
PERTAMINA PERSERO PT	5.625% 20 May 2043	355,000	326,628
PERTAMINA PERSERO PT	4.3% 20 May 2023	600,000	596,753
PERTAMINA PERSERO PT	6% 03 May 2042	350,000	336,357
PERTAMINA PERSERO PT	4.875% 03 May 2022	370,000	380,036
PERUSAHAAN PENERBIT SBSN	4.325% 28 May 2025	370,000	368,594
PERUSAHAAN PENERBIT SBSN	4.55% 29 Mar 2026	470,000	472,350
PETRO CO TRIN/TOBAGO LTD	9.75% 14 Aug 2019	240,000	258,266
PETROBRAS GLOBAL FINANCE	8.375% 23 May 2021	497,000	535,518
PETROBRAS GLOBAL FINANCE	8.75% 23 May 2026	500,000	539,375
PETROLEOS DE VENEZUELA S	5.375% 12 Apr 2027	985,000	366,913
PETROLEOS DE VENEZUELA S	6% 15 Nov 2026	70,000	26,950
PETROLEOS DE VENEZUELA S	8.5% 27 Oct 2020	1,025,000	763,625
PETROLEOS DE VENEZUELA S	8.5% 02 Nov 2017	318,333	252,279
PETROLEOS DE VENEZUELA S	9% 17 Nov 2021	95,000	50,360
PETROLEOS MEXICANOS	6.625% 15 Jun 2038	795,000	769,163
PETROLEOS MEXICANOS	5.5% 21 Jan 2021	330,000	339,488
PETROLEOS MEXICANOS	6.5% 02 Jun 2041	450,000	421,448
PETROLEOS MEXICANOS	6.875% 04 Aug 2026	205,000	216,275
PETROLEOS MEXICANOS	5.5% 27 Jun 2044	157,000	130,655
PETRONAS CAPITAL LTD	4.5% 18 Mar 2045	210,000	211,035
PHILIPPINE GOVERNMENT	4.125% 20 Aug 2024	20,000,000	386,710
POLAND GOVERNMENT BOND	5.75% 23 Sep 2022	10,955,000	2,977,635
POLAND GOVERNMENT BOND	3.25% 25 Jul 2025	7,200,000	1,692,655
POLISH ZLOTY	FOREIGN CURRENCY	0	0
PROVINCIA DE BUENOS AIRE	9.125% 16 Mar 2024	300,000	326,400
PROVINCIA DE BUENOS AIRE	1% 01 May 2020	210,000	209,315
REP OF ANGOLA (NORTHERN	7% 16 Aug 2019	319,688	323,418
REPUBLIC OF ANGOLA	9.5% 12 Nov 2025	311,000	300,202
REPUBLIC OF ARGENTINA	8.28% 31 Dec 2033	785,141	838,138
REPUBLIC OF ARGENTINA	1% 31 Dec 2038	650,000	399,750
REPUBLIC OF ARGENTINA	1% 31 Dec 2038	475,000	278,810
REPUBLIC OF ARGENTINA	7.82% 31 Dec 2033	399,070	403,973
REPUBLIC OF ARGENTINA	6.875% 22 Apr 2021	370,000	394,050
REPUBLIC OF ARGENTINA	7.5% 22 Apr 2026	575,000	603,750
REPUBLIC OF ARMENIA	6% 30 Sep 2020	205,000	211,253
REPUBLIC OF CHILE	5.5% 05 Aug 2020	50,000,000	78,540
REPUBLIC OF COLOMBIA	7.375% 18 Sep 2037	565,000	686,475
REPUBLIC OF COLOMBIA	6.125% 18 Jan 2041	705,000	761,400
REPUBLIC OF COSTA RICA	7% 04 Apr 2044	280,000	255,884
REPUBLIC OF ECUADOR	7.95% 20 Jun 2024	270,000	257,850
REPUBLIC OF ECUADOR	10.5% 24 Mar 2020	540,000	580,500
REPUBLIC OF EL SALVADOR	7.375% 01 Dec 2019	525,000	542,063
REPUBLIC OF EL SALVADOR	7.625% 01 Feb 2041	177,000	160,628
REPUBLIC OF EL SALVADOR	7.75% 24 Jan 2023	150,000	155,559
REPUBLIC OF EL SALVADOR	7.65% 15 Jun 2035	310,000	287,525

REPUBLIC OF GABON	6.375% 12 Dec 2024	290,000	269,387
REPUBLIC OF GABON	6.375% 12 Dec 2024	225,000	209,007
REPUBLIC OF GHANA	7.875% 07 Aug 2023	300,000	294,876
REPUBLIC OF GHANA	9.25% 15 Sep 2022	295,000	315,358
REPUBLIC OF GHANA	10.75% 14 Oct 2030	315,000	372,289
REPUBLIC OF GUATEMALA	4.5% 03 May 2026	240,000	231,000
REPUBLIC OF INDONESIA	8.5% 12 Oct 2035	225,000	305,233
REPUBLIC OF INDONESIA	5.95% 08 Jan 2046	450,000	496,838
REPUBLIC OF INDONESIA	3.75% 25 Apr 2022	275,000	276,029
REPUBLIC OF INDONESIA	7.75% 17 Jan 2038	400,000	513,310
REPUBLIC OF IRAQ	5.8% 15 Jan 2028	1,045,000	867,302
REPUBLIC OF KAZAKHSTAN	6.5% 21 Jul 2045	550,000	629,750
REPUBLIC OF KENYA	5.875% 24 Jun 2019	235,000	240,139
REPUBLIC OF KENYA	6.875% 24 Jun 2024	485,000	457,301
REPUBLIC OF MOZAMBIQUE	10.5% 18 Jan 2023	200,000	118,500
REPUBLIC OF NIGERIA	6.75% 28 Jan 2021	525,000	529,337
REPUBLIC OF PANAMA	6.7% 26 Jan 2036	630,000	764,505
REPUBLIC OF PANAMA	8.875% 30 Sep 2027	161,000	220,973
REPUBLIC OF PARAGUAY	6.1% 11 Aug 2044	245,000	248,675
REPUBLIC OF PERU	6.9% 12 Aug 2037	7,210,000	2,140,834
REPUBLIC OF PERU	6.95% 12 Aug 2031	5,085,000	1,545,783
REPUBLIC OF PERU	5.625% 18 Nov 2050	610,000	690,825
REPUBLIC OF PERU	8.75% 21 Nov 2033	205,000	299,300
REPUBLIC OF PERU	4.125% 25 Aug 2027	306,000	317,858
REPUBLIC OF PERU	6.35% 12 Aug 2028	4,034,000	1,184,652
REPUBLIC OF PHILIPPINES	5% 13 Jan 2037	210,000	236,968
REPUBLIC OF PHILIPPINES	7.75% 14 Jan 2031	370,000	520,121
REPUBLIC OF SENEGAL	8.75% 13 May 2021	245,000	273,388
REPUBLIC OF SERBIA	7.25% 28 Sep 2021	430,000	479,450
REPUBLIC OF SOUTH AFRICA	10.5% 21 Dec 2026	5,455,000	439,823
REPUBLIC OF SOUTH AFRICA	6.5% 28 Feb 2041	26,569,100	1,382,332
REPUBLIC OF SOUTH AFRICA	6.25% 08 Mar 2041	150,000	164,025
REPUBLIC OF SOUTH AFRICA	4.665% 17 Jan 2024	115,000	114,846
REPUBLIC OF SOUTH AFRICA	8.25% 31 Mar 2032	19,500,000	1,282,830
REPUBLIC OF SOUTH AFRICA	8.875% 28 Feb 2035	15,200,000	1,043,116
REPUBLIC OF SOUTH AFRICA	4.875% 14 Apr 2026	205,000	203,975
REPUBLIC OF SOUTH AFRICA	7.75% 28 Feb 2023	9,870,000	691,874
REPUBLIC OF SOUTH AFRICA	8.75% 28 Feb 2048	5,720,000	381,979
REPUBLIC OF SOUTH AFRICA	4.3% 12 Oct 2028	200,000	185,500
REPUBLIC OF SRI LANKA	6.25% 04 Oct 2020	290,000	297,252
REPUBLIC OF SRI LANKA	6.85% 03 Nov 2025	560,000	549,938
REPUBLIC OF SRI LANKA	5.75% 18 Jan 2022	250,000	246,192
REPUBLIC OF SRI LANKA	5.875% 25 Jul 2022	210,000	206,277
REPUBLIC OF SURINAME	9.25% 26 Oct 2026	200,000	195,263
REPUBLIC OF TURKEY	5.625% 30 Mar 2021	315,000	323,001
REPUBLIC OF TURKEY	6.25% 26 Sep 2022	515,000	534,853
REPUBLIC OF TURKEY	5.125% 25 Mar 2022	600,000	595,440
REPUBLIC OF TURKEY	6.875% 17 Mar 2036	300,000	308,586
REPUBLIC OF TURKEY	4.875% 16 Apr 2043	1,025,000	825,638
REPUBLIC OF VENEZUELA	9.25% 07 May 2028	285,000	131,100
REPUBLIC OF VENEZUELA	11.95% 05 Aug 2031	640,000	356,800
REPUBLIC OF ZAMBIA	5.375% 20 Sep 2022	495,000	447,168
REPUBLIC OF ZAMBIA	8.97% 30 Jul 2027	270,000	266,625
REPUBLICA ORIENT URUGUAY	7.625% 21 Mar 2036	705,000	878,677
REPUBLICA ORIENT URUGUAY	5.1% 18 Jun 2050	140,000	126,000
ROMANIA	6.125% 22 Jan 2044	500,000	583,625
ROMANIA	6.75% 07 Feb 2022	484,000	551,058
ROMANIA	3.875% 29 Oct 2035	170,000	188,497
ROMANIA GOVERNMENT BOND	4.75% 24 Feb 2025	4,310,000	1,084,310
ROMANIAN LEU	FOREIGN CURRENCY	(1)	(0)
RUSSIA GOVT BOND OFZ	7.6% 14 Apr 2021	25,700,000	412,994
RUSSIA GOVT BOND OFZ	7.05% 19 Jan 2028	41,860,000	626,906
RUSSIA GOVT BOND OFZ	7% 16 Aug 2023	39,850,000	612,692
RUSSIA GOVT BOND OFZ	8.15% 03 Feb 2027	14,800,000	241,480
RUSSIA GOVT BOND OFZ	7% 16 Aug 2023	47,880,000	736,153
RUSSIAN FEDERATION	5.875% 16 Sep 2043	600,000	663,000
RUSSIAN FEDERATION	4.75% 27 May 2026	400,000	409,380
RUSSIAN FEDERATION	12.75% 24 Jun 2028	1,005,000	1,706,611
RUSSIAN FEDERATION	4.5% 04 Apr 2022	400,000	416,000
SASOL FINANCING INT	4.5% 14 Nov 2022	350,000	347,375
SINOCHEM OVERSEAS CAPITA	6.3% 12 Nov 2040	105,000	126,522
SINOPEC GRP OVERSEA 2013	5.375% 17 Oct 2043	210,000	235,651
SINOPEC GRP OVERSEA 2013	4.375% 17 Oct 2023	205,000	214,482
SINOPEC GRP OVERSEA 2014	4.375% 10 Apr 2024	200,000	207,832
SOCIALIST REP OF VIETNAM	4.8% 19 Nov 2024	205,000	201,895
SOUTH AFRICAN RAND	FOREIGN CURRENCY	286,388	20,942
SOUTHERN GAS CORRIDOR	6.875% 24 Mar 2026	285,000	306,945
SSGA	G STIFF ERISA QUALIFIED	183,874	183,874
STATE OF MINAS GERAIS	5.333% 15 Feb 2028	710,000	662,075

STATE OIL CO OF THE AZER	6.95% 18 Mar 2030	335,000	349,757
TBG GLOBAL PTE LTD	5.25% 10 Feb 2022	250,000	249,302
THAILAND BAHT	FOREIGN CURRENCY	407,098	11,368
THAILAND GOVERNMENT BOND	3.65% 17 Dec 2021	14,360,000	428,388
THAILAND GOVERNMENT BOND	3.85% 12 Dec 2025	78,460,000	2,394,679
THAILAND GOVERNMENT BOND	1.25% 12 Mar 2028	7,235,480	185,019
THAILAND GOVERNMENT BOND	3.58% 17 Dec 2027	8,040,000	236,665
TITULOS DE TESORERIA B	10% 24 Jul 2024	775,000,000	304,748
TITULOS DE TESORERIA B	6% 28 Apr 2028	7,017,000,000	2,110,799
TITULOS DE TESORERIA B	7% 04 May 2022	1,960,000,000	662,278
TRANSNET SOC LTD	9.5% 13 May 2021	7,700,000	525,627
TURKEY GOVERNMENT BOND	7.1% 08 Mar 2023	2,730,000	639,116
TURKEY GOVERNMENT BOND	8% 12 Mar 2025	10,110,000	2,399,889
TURKEY GOVERNMENT BOND	6.3% 14 Feb 2018	5,565,000	1,525,882
TURKISH LIRA	FOREIGN CURRENCY	0	0
UKRAINE GOVERNMENT	7.75% 01 Sep 2019	320,000	321,728
UKRAINE GOVERNMENT	7.75% 01 Sep 2027	325,000	301,802
UKRAINE GOVERNMENT	7.75% 01 Sep 2019	165,000	165,891
UKRAINE GOVERNMENT	7.75% 01 Sep 2022	165,000	159,708
UKRAINE GOVERNMENT	7.75% 01 Sep 2020	335,000	330,330
UKREXIMBANK(BIZ FIN PLC)	9.75% 22 Jan 2025	385,000	362,863
UNITED MEXICAN STATES	6.05% 11 Jan 2040	286,000	309,309
UNITED MEXICAN STATES	5.75% 12 Oct 2049	450,000	415,125
UNITED MEXICAN STATES	4.6% 23 Jan 2046	215,000	192,963
US DOLLAR		3,560,982	3,560,982
VEDANTA RESOURCES PLC	6% 31 Jan 2019	45,000	45,113
VTR FINANCE BV	6.875% 15 Jan 2024	350,000	361,375
Currency Contract	AUD/USD		(12,912)
Currency Contract	AUD/USD		(27,805)
Currency Contract	AUD/USD		(16,578)
Currency Contract	BRL/USD		36,906
Currency Contract	BRL/USD		4,336
Currency Contract	BRL/USD		2,400
Currency Contract	CHF/USD		1,120
Currency Contract	CNY/USD		(184)
Currency Contract	CNY/USD		(231)
Currency Contract	COP/USD		149
Currency Contract	COP/USD		1,200
Currency Contract	CZK/USD		(1,584)
Currency Contract	CZK/USD		(2,011)
Currency Contract	EUR/USD		(224)
Currency Contract	EUR/USD		(1,787)
Currency Contract	EUR/USD		(57,212)
Currency Contract	HUF/USD		(3,488)
Currency Contract	HUF/USD		(1,431)
Currency Contract	HUF/USD		5,039
Currency Contract	IDR/USD		(551)
Currency Contract	IDR/USD		(10,694)
Currency Contract	INR/USD		(6,062)
Currency Contract	JPY/USD		(5,647)
Currency Contract	JPY/USD		(2,474)
Currency Contract	JPY/USD		(6,705)
Currency Contract	KRW/USD		(16,970)
Currency Contract	MXN/USD		(8,085)
Currency Contract	MXN/USD		(4,387)
Currency Contract	MXN/USD		(1,553)
Currency Contract	MXN/USD		(6,782)
Currency Contract	MXN/USD		(1,218)
Currency Contract	NZD/EUR		2,544
Currency Contract	NZD/EUR		2,343
Currency Contract	NZD/EUR		(8,088)
Currency Contract	NZD/EUR		(8,089)
Currency Contract	NZD/USD		(7,672)
Currency Contract	PEN/USD		28,489
Currency Contract	PEN/USD		633
Currency Contract	PLN/USD		8,930
Currency Contract	PLN/USD		225
Currency Contract	RON/USD		(8,706)
Currency Contract	RON/USD		(11,306)
Currency Contract	RON/USD		(7,938)
Currency Contract	RUB/USD		157,188
Currency Contract	RUB/USD		4,757
Currency Contract	THB/USD		(277)
Currency Contract	THB/USD		(6,403)
Currency Contract	THB/USD		(2,499)
Currency Contract	TRY/USD		160
Currency Contract	TRY/USD		(1,312)
Currency Contract	TRY/USD		(19,893)
Currency Contract	USD/AUD		4,404

Currency Contract	USD/AUD	645
Currency Contract	USD/AUD	24,235
Currency Contract	USD/AUD	13,129
Currency Contract	USD/AUD	15,283
Currency Contract	USD/BRL	(56,696)
Currency Contract	USD/CHF	6,435
Currency Contract	USD/CHF	4,569
Currency Contract	USD/CLP	426
Currency Contract	USD/CNY	(221)
Currency Contract	USD/CZK	329
Currency Contract	USD/EUR	9,924
Currency Contract	USD/EUR	95,920
Currency Contract	USD/EUR	(2,530)
Currency Contract	USD/EUR	114,403
Currency Contract	USD/EUR	20,918
Currency Contract	USD/EUR	2,782
Currency Contract	USD/EUR	4,304
Currency Contract	USD/EUR	15,432
Currency Contract	USD/HUF	(3,873)
Currency Contract	USD/HUF	(2,971)
Currency Contract	USD/IDR	1,291
Currency Contract	USD/ILS	5,193
Currency Contract	USD/ILS	5,276
Currency Contract	USD/INR	(121)
Currency Contract	USD/INR	3,031
Currency Contract	USD/JPY	1,500
Currency Contract	USD/JPY	361
Currency Contract	USD/JPY	13,434
Currency Contract	USD/JPY	16,339
Currency Contract	USD/KRW	43,227
Currency Contract	USD/KRW	3,144
Currency Contract	USD/MXN	(1,036)
Currency Contract	USD/MXN	(1,388)
Currency Contract	USD/MXN	(1,765)
Currency Contract	USD/NZD	(39)
Currency Contract	USD/NZD	15,018
Currency Contract	USD/NZD	888
Currency Contract	USD/NZD	11,919
Currency Contract	USD/PEN	(15,426)
Currency Contract	USD/PHP	(1,431)
Currency Contract	USD/PLN	(2,758)
Currency Contract	USD/PLN	2,747
Currency Contract	USD/RUB	(22,585)
Currency Contract	USD/RUB	(1,752)
Currency Contract	USD/SGD	931
Currency Contract	USD/SGD	(3,800)
Currency Contract	USD/TRY	108
Currency Contract	USD/TRY	(910)
Currency Contract	USD/TRY	14,105
Currency Contract	USD/TRY	(6,953)
Currency Contract	USD/TWD	(937)
Currency Contract	USD/TWD	1,562
Currency Contract	USD/TWD	(76)
Currency Contract	USD/ZAR	(9,330)
Currency Contract	USD/ZAR	(28,805)
Currency Contract	ZAR/EUR	9,010
Currency Contract	ZAR/EUR	(1,161)
Currency Contract	ZAR/USD	(1,058)
Currency Contract	ZAR/USD	(2,354)
Currency Contract	ZAR/USD	6,472
Currency Contract	ZAR/USD	232
Currency Contract	ZAR/USD	868
Currency Contract	ZAR/USD	25,207
Currency Contract	ZAR/USD	(3,857)
Currency Contract	ZAR/USD	2,979

	Total: EXHIBIT I - Emerging Markets Debt Fund	$121,766,591

n / a - Cost is not applicable

EXHIBIT J - High Yield Debt Fund

(Managed by JP Morgan)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2016

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	1011778 BC / NEW RED FIN	6% 01 Apr 2022	305,000		$318,725
	21ST CENTURY ONCOLOGY HOLDINGS	1% 30 Apr 2022	285,650		262,084
	ACCO BRANDS CORP	5.25% 15 Dec 2024	115,000		115,791
	ACCO BRANDS CORP	6.75% 30 Apr 2020	235,000		246,750
	ACI WORLDWIDE INC	6.375% 15 Aug 2020	150,000		154,313
	ADIENT GLOBAL HOLDINGS	4.875% 15 Aug 2026	125,000		122,500
	ADT CORP	3.5% 15 Jul 2022	305,000		290,513
	ADVANCEPIERRE FOOD HOLDI	5.5% 15 Dec 2024	40,000		40,375
	AECOM	5.875% 15 Oct 2024	120,000		128,113
	AERCAP IRELAND CAP/GLOBA	4.625% 30 Oct 2020	1,015,000		1,055,600
	AES CORP/VA	6% 15 May 2026	60,000		60,900
	AES CORP/VA	5.5% 15 Apr 2025	35,000		35,000
	AES CORP/VA	7.375% 01 Jul 2021	35,000		38,987
	AES CORP/VA	4.875% 15 May 2023	205,000		202,479
	AIR MEDICAL GROUP HOLDIN	6.375% 15 May 2023	245,000		235,200
	AIRCASTLE LTD	5% 01 Apr 2023	80,000		81,600
	AIRCASTLE LTD	7.625% 15 Apr 2020	75,000		84,938
	AIRCASTLE LTD	5.125% 15 Mar 2021	35,000		37,275
	ALBEA BEAUTY HOLDINGS SA	8.375% 01 Nov 2019	200,000		208,000
	ALBERTSONS COS LLC/SAFEW	6.625% 15 Jun 2024	100,000		104,250
	ALERE INC	6.375% 01 Jul 2023	90,000		89,438
	ALLEGION PLC	5.875% 15 Sep 2023	40,000		42,400
	ALLEGION US HOLDING CO	5.75% 01 Oct 2021	125,000		130,625
	ALLY FINANCIAL INC	4.625% 19 May 2022	130,000		131,463
	ALLY FINANCIAL INC	5.75% 20 Nov 2025	115,000		114,713
	ALLY FINANCIAL INC	4.25% 15 Apr 2021	530,000		534,969
	ALLY FINANCIAL INC	4.125% 30 Mar 2020	225,000		227,250
	ALLY FINANCIAL INC	4.625% 30 Mar 2025	385,000		379,225
	ALLY FINANCIAL INC	3.5% 27 Jan 2019	195,000		195,975
	ALLY FINANCIAL INC	5.125% 30 Sep 2024	65,000		66,138
	ALTA MESA HLDGS/FINANC S	7.875% 15 Dec 2024	80,000		82,800
	ALTICE FINANCING SA	7.5% 15 May 2026	220,000		228,800
	ALTICE FINANCING SA	6.625% 15 Feb 2023	200,000		205,500
	ALTICE LUXEMBOURG SA	7.75% 15 May 2022	400,000		427,000
	AMC ENTERTAINMENT HOLDIN	5.875% 15 Nov 2026	40,000		40,900
	AMC ENTERTAINMENT HOLDIN	5.75% 15 Jun 2025	345,000		352,763
	AMC NETWORKS INC	5% 01 Apr 2024	305,000		306,525
	AMERICAN AXLE + MFG INC	6.625% 15 Oct 2022	115,000		118,588
	AMERICAN AXLE + MFG INC	6.25% 15 Mar 2021	130,000		134,225
	AMERIGAS PART/FIN CORP	5.5% 20 May 2025	140,000		141,400
	AMKOR TECHNOLOGY INC	6.625% 01 Jun 2021	340,000		349,350
	AMKOR TECHNOLOGY INC	6.375% 01 Oct 2022	235,000		244,988
	ANIXTER INC	5.5% 01 Mar 2023	225,000		233,438
	ANTERO MIDSTREAM PART/FI	5.375% 15 Sep 2024	115,000		116,150
	ANTERO RESOURCES CORP	5.625% 01 Jun 2023	55,000		56,306
	ANTERO RESOURCES CORP	5.375% 01 Nov 2021	110,000		112,475
	ANTERO RESOURCES CORP	5.125% 01 Dec 2022	105,000		106,050
	APEX TOOL GROUP	7% 01 Feb 2021	95,000		85,025
	ARCONIC INC	5.87% 23 Feb 2022	200,000		214,000
	ARDAGH PKG FIN/HLDGS USA	7.25% 15 May 2024	200,000		210,750
	ARDAGH PKG FIN/HLDGS USA	1% 15 Dec 2019	200,000		203,000
	ASHLAND LLC	6.875% 15 May 2043	25,000		25,813
	ASHLAND LLC	4.75% 15 Aug 2022	525,000		544,688
	ASHTEAD CAPITAL INC	6.5% 15 Jul 2022	300,000		314,250
	AVIS BUDGET CAR/FINANCE	6.375% 01 Apr 2024	215,000		214,731
	AVIS BUDGET CAR/FINANCE	5.125% 01 Jun 2022	50,000		49,000
	AVIS BUDGET CAR/FINANCE	5.5% 01 Apr 2023	395,000		388,088
	AXALTA COATING SYSTEMS	4.875% 15 Aug 2024	150,000		150,000
	B+G FOODS INC	4.625% 01 Jun 2021	158,000		161,160

BELDEN INC	5.5% 01 Sep 2022	300,000	309,000
BERRY PLASTICS CORP	6% 15 Oct 2022	60,000	63,450
BERRY PLASTICS CORP	5.125% 15 Jul 2023	15,000	15,263
BLOUNT INTL INC	1% 12 Apr 2023	384,038	387,398
BLUE RACER MID LLC/FINAN	6.125% 15 Nov 2022	355,000	355,000
BOARDWALK PIPELINES LP	5.95% 01 Jun 2026	130,000	141,211
BOISE CASCADE COMPANY	5.625% 01 Sep 2024	45,000	44,663
BOMBARDIER INC	7.5% 15 Mar 2025	160,000	158,083
BOYD GAMING CORP	6.375% 01 Apr 2026	105,000	113,085
BOYD GAMING CORP	6.875% 15 May 2023	20,000	21,500
BUMBLE BEE HOLDINGS INC	9% 15 Dec 2017	221,000	218,238
CAESARS ENT RESORT PROP	8% 01 Oct 2020	155,000	162,363
CAESARS ENTERTAINMENT OP	9% 15 Feb 2020	935,000	967,725
CAESARS ENTERTAINMENT OP	9% 15 Feb 2020	186,876	193,884
CAESARS ENTERTAINMENT OP	8.5% 15 Feb 2020	425,000	444,125
CARRIZO OIL + GAS INC	6.25% 15 Apr 2023	60,000	61,500
CBS RADIO INC	7.25% 01 Nov 2024	50,000	52,500
CCO HLDGS LLC/CAP CORP	5.875% 01 Apr 2024	435,000	464,363
CCO HLDGS LLC/CAP CORP	5.5% 01 May 2026	195,000	198,900
CCO HLDGS LLC/CAP CORP	5.75% 15 Feb 2026	910,000	941,850
CCO HLDGS LLC/CAP CORP	5.125% 01 May 2023	145,000	149,350
CCO HLDGS LLC/CAP CORP	5.375% 01 May 2025	120,000	123,600
CENTRAL GARDEN + PET CO	6.125% 15 Nov 2023	170,000	179,350
CENTURYLINK INC	6.75% 01 Dec 2023	610,000	623,725
CENTURYLINK INC	5.8% 15 Mar 2022	60,000	61,328
CHEMOURS CO	6.625% 15 May 2023	295,000	292,050
CHENIERE CORP CHRISTI HD	5.875% 31 Mar 2025	320,000	326,499
CHESAPEAKE ENERGY CORP	1% 23 Aug 2021	275,000	298,947
CHESAPEAKE ENERGY CORP	8% 15 Dec 2022	328,000	353,830
CINEMARK USA INC	4.875% 01 Jun 2023	170,000	172,125
CIT GROUP INC	3.875% 19 Feb 2019	295,000	301,269
CIT GROUP INC	5.5% 15 Feb 2019	355,000	374,525
CLAIRE S STORES INC	9% 15 Mar 2019	500,000	252,500
CLEAN HARBORS INC	5.25% 01 Aug 2020	400,000	409,500
CLEAN HARBORS INC	5.125% 01 Jun 2021	80,000	81,816
CLEAR CHANNEL WORLDWIDE	6.5% 15 Nov 2022	1,935,000	1,978,538
CLEAR CHANNEL WORLDWIDE	7.625% 15 Mar 2020	605,000	604,619
CLEAR CHANNEL WORLDWIDE	7.625% 15 Mar 2020	105,000	100,800
CLEARWATER PAPER CORP	5.375% 01 Feb 2025	520,000	514,800
CNH INDUSTRIAL CAPITAL L	4.875% 01 Apr 2021	230,000	239,200
CNH INDUSTRIAL CAPITAL L	4.375% 06 Nov 2020	185,000	189,856
COGENT COMM FINANCE INC	5.625% 15 Apr 2021	260,000	262,600
COGENT COMMUNICATIONS GR	5.375% 01 Mar 2022	235,000	242,638
COMMSCOPE INC	5.5% 15 Jun 2024	95,000	98,325
COMMSCOPE TECH LLC	6% 15 Jun 2025	415,000	439,900
CONCHO RESOURCES INC	6.5% 15 Jan 2022	120,000	124,164
CONSTELLIUM NV	7.875% 01 Apr 2021	250,000	268,750
CONTINENTAL RESOURCES	4.5% 15 Apr 2023	280,000	274,400
COOPER STANDARD AUTOMOTI	5.625% 15 Nov 2026	100,000	98,875
CORECIVIC INC	5% 15 Oct 2022	75,000	74,813
CORECIVIC INC	4.625% 01 May 2023	50,000	49,250
CRESTWOOD MIDSTREAM PART	6.25% 01 Apr 2023	115,000	117,300
CRESTWOOD MIDSTREAM PART	6.125% 01 Mar 2022	195,000	199,875
CSC HOLDINGS LLC	6.625% 15 Oct 2025	200,000	218,500
CSC HOLDINGS LLC	10.125% 15 Jan 2023	200,000	231,000
CSC HOLDINGS LLC	10.875% 15 Oct 2025	200,000	238,000
DANA FINANCING LUX SARL	6.5% 01 Jun 2026	105,000	109,725
DANA INC	6% 15 Sep 2023	350,000	365,313
DANA INC	5.5% 15 Dec 2024	250,000	255,000
DAVITA INC	5% 01 May 2025	385,000	378,744
DENBURY RESOURCES INC	5.5% 01 May 2022	65,000	56,713
DENBURY RESOURCES INC	4.625% 15 Jul 2023	125,000	100,313
DIAMOND 1 FIN/DIAMOND 2	6.02% 15 Jun 2026	320,000	346,655
DISH DBS CORP	7.75% 01 Jul 2026	80,000	90,200
DISH DBS CORP	5.875% 15 Nov 2024	1,225,000	1,260,525
DISH DBS CORP	6.75% 01 Jun 2021	320,000	347,200
DISH DBS CORP	5.875% 15 Jul 2022	410,000	431,525
DISH DBS CORP	5% 15 Mar 2023	570,000	567,150
DJO FINCO INC/DJO FINANC	8.125% 15 Jun 2021	340,000	294,950
DYNEGY INC	8% 15 Jan 2025	85,000	79,688
DYNEGY INC	7.625% 01 Nov 2024	280,000	258,300
DYNEGY INC	7.375% 01 Nov 2022	255,000	243,525
ENCANA CORP	8.125% 15 Sep 2030	45,000	54,245
ENCANA CORP	7.375% 01 Nov 2031	40,000	46,097
ENCANA CORP	7.2% 01 Nov 2031	55,000	61,730
ENCANA CORP	6.625% 15 Aug 2037	120,000	129,390
ENDO DAC/FIN LLC/FINCO	6% 15 Jul 2023	260,000	227,825
ENERGIZER HOLDINGS INC	5.5% 15 Jun 2025	345,000	345,863
ENLINK MIDSTREAM PARTNER	4.4% 01 Apr 2024	165,000	163,942

ENTEGRIS INC	6% 01 Apr 2022	305,000	317,200
EP ENER/EVEREST ACQ FIN	7.75% 01 Sep 2022	165,000	133,650
EP ENER/EVEREST ACQ FIN	9.375% 01 May 2020	15,000	13,828
EP ENERGY LLC	1% 30 Jun 2021	170,000	177,438
EQUINIX INC	5.875% 15 Jan 2026	100,000	105,250
EQUINIX INC	5.375% 01 Jan 2022	60,000	63,000
EQUINIX INC	5.75% 01 Jan 2025	25,000	26,125
ESH HOSPITALITY INC	5.25% 01 May 2025	100,000	99,500
EVERGREEN SKILLS LUX S A R L	1% 28 Apr 2021	351,900	320,229
FGI OPERATING CO LLC/FIN	7.875% 01 May 2020	140,000	119,000
FIAT CHRYSLER AUTOMOBILE	5.25% 15 Apr 2023	200,000	203,660
FIRST DATA CORPORATION	7% 01 Dec 2023	60,000	63,900
FIRST DATA CORPORATION	5.75% 15 Jan 2024	1,235,000	1,274,372
FIRST DATA CORPORATION	5.375% 15 Aug 2023	470,000	487,625
FIRST DATA CORPORATION	6.75% 01 Nov 2020	150,000	155,625
FMG RESOURCES AUG 2006	9.75% 01 Mar 2022	200,000	232,014
FREEPORT MCMORAN INC	4.55% 14 Nov 2024	40,000	37,500
FREEPORT MCMORAN INC	3.875% 15 Mar 2023	50,000	45,875
FRONTIER COMMUNICATIONS	11% 15 Sep 2025	790,000	815,675
FRONTIER COMMUNICATIONS	6.875% 15 Jan 2025	370,000	313,575
GARDNER DENVER INC	1% 30 Jul 2020	274,291	271,269
GARDNER DENVER INC	6.875% 15 Aug 2021	30,000	29,850
GCI INC	6.75% 01 Jun 2021	280,000	287,000
GCP APPLIED TECHNOLOGIES	9.5% 01 Feb 2023	150,000	172,125
GENERAL CABLE CORP	5.75% 01 Oct 2022	375,000	363,750
GENERAL MOTORS CO	4.875% 02 Oct 2023	285,000	298,758
GENERAL MOTORS FINL CO	4.25% 15 May 2023	285,000	288,424
GEO GROUP INC/THE	6% 15 Apr 2026	85,000	83,513
GEO GROUP INC/THE	5.875% 15 Jan 2022	180,000	182,250
GEO GROUP INC/THE	5.875% 15 Oct 2024	140,000	138,075
GEO GROUP INC/THE	5.125% 01 Apr 2023	10,000	9,600
GOODYEAR TIRE + RUBBER	5.125% 15 Nov 2023	235,000	242,050
GOODYEAR TIRE + RUBBER	5% 31 May 2026	70,000	69,681
GREAT LAKES DREDGE+DOCK	7.375% 01 Feb 2019	330,000	326,700
GRIFOLS WORLDWIDE OP LTD	5.25% 01 Apr 2022	200,000	207,000
GULFPORT ENERGY CORP	6% 15 Oct 2024	50,000	50,875
H+E EQUIPMENT SERVICES	7% 01 Sep 2022	260,000	273,650
HALCON RESOURCES CORP	8.625% 01 Feb 2020	15,000	15,600
HCA INC	5.25% 15 Apr 2025	75,000	78,281
HCA INC	5.25% 15 Jun 2026	155,000	160,231
HCA INC	5.875% 15 Feb 2026	980,000	1,009,400
HCA INC	5.375% 01 Feb 2025	2,180,000	2,185,450
HCA INC	7.5% 15 Feb 2022	160,000	181,600
HCA INC	5.875% 15 Mar 2022	250,000	269,375
HD SUPPLY INC	5.75% 15 Apr 2024	175,000	184,748
HD SUPPLY INC	5.25% 15 Dec 2021	195,000	205,725
HEALTHSOUTH CORP	5.75% 15 Sep 2025	220,000	218,900
HEALTHSOUTH CORP	5.75% 01 Nov 2024	175,000	177,188
HERC RENTALS INC	7.75% 01 Jun 2024	250,000	262,813
HERC RENTALS INC	7.5% 01 Jun 2022	245,000	258,169
HERTZ CORP	5.5% 15 Oct 2024	330,000	288,338
HERTZ CORP	7.375% 15 Jan 2021	165,000	165,413
HERTZ CORP	6.25% 15 Oct 2022	500,000	468,750
HEXION INC	8.875% 01 Feb 2018	185,000	184,075
HEXION INC	6.625% 15 Apr 2020	405,000	358,425
HILL ROM HOLDINGS INC	5.75% 01 Sep 2023	270,000	278,775
HOLOGIC INC	5.25% 15 Jul 2022	210,000	221,025
HRG GROUP INC	7.875% 15 Jul 2019	130,000	135,525
HUGHES SATELLITE SYSTEMS	6.625% 01 Aug 2026	40,000	40,200
HUGHES SATELLITE SYSTEMS	5.25% 01 Aug 2026	80,000	78,400
HUNTSMAN INTERNATIONAL L	5.125% 15 Nov 2022	445,000	453,900
IHO VERWALTUNGS GMBH	4.5% 15 Sep 2023	200,000	195,500
INEOS GROUP HOLDINGS SA	5.625% 01 Aug 2024	520,000	516,100
INEOS GROUP HOLDINGS SA	5.875% 15 Feb 2019	630,000	644,175
INFOR US INC	6.5% 15 May 2022	525,000	547,313
INMARSAT FINANCE PLC	4.875% 15 May 2022	285,000	277,163
INTEGRA TELECOM INC.	1% 14 Aug 2020	270,188	270,660
INTELSAT JACKSON HLDG	5.5% 01 Aug 2023	450,000	303,210
INTELSAT JACKSON HLDG	7.25% 15 Oct 2020	940,000	728,500
INTERNATIONAL GAME TECH	6.25% 15 Feb 2022	200,000	214,500
INTERNATIONAL GAME TECH	6.5% 15 Feb 2025	200,000	214,500
INTERVAL ACQUISITION COR	5.625% 15 Apr 2023	275,000	280,500
INTL LEASE FINANCE CORP	6.25% 15 May 2019	70,000	75,250
INVENTIV HEALTH INC	9% 15 Jan 2018	305,000	305,610
ISLE OF CAPRI CASINOS	5.875% 15 Mar 2021	170,000	175,950
J CREW GROUP INC	1% 05 Mar 2021	431,222	243,101
JACK COOPER HOLDINGS COR	9.25% 01 Jun 2020	340,000	147,050
JACK OHIO FIN LLC/FIN 1	6.75% 15 Nov 2021	155,000	156,938
JAMES HARDIE INTL FIN	5.875% 15 Feb 2023	255,000	263,925

KINDRED HEALTHCARE INC	8.75% 15 Jan 2023	350,000	327,250
KINETIC CONCEPT/KCI USA	9.625% 01 Oct 2021	465,000	491,738
KINETIC CONCEPT/KCI USA	7.875% 15 Feb 2021	115,000	124,775
KLX INC	5.875% 01 Dec 2022	280,000	288,400
KRATOS DEFENSE + SEC	7% 15 May 2019	180,000	174,150
L BRANDS INC	6.75% 01 Jul 2036	185,000	187,313
L BRANDS INC	6.625% 01 Apr 2021	200,000	224,500
LAREDO PETROLEUM INC	5.625% 15 Jan 2022	95,000	95,713
LEAR CORP	5.375% 15 Mar 2024	35,000	36,619
LEAR CORP	5.25% 15 Jan 2025	185,000	194,481
LEVEL 3 COMMUNICATIONS	5.75% 01 Dec 2022	165,000	169,538
LEVEL 3 FINANCING INC	5.125% 01 May 2023	15,000	15,056
LEVEL 3 FINANCING INC	5.375% 01 May 2025	485,000	494,700
LEVEL 3 FINANCING INC	5.375% 15 Jan 2024	105,000	106,050
LEVEL 3 FINANCING INC	5.625% 01 Feb 2023	40,000	41,000
LSB INDUSTRIES	1% 01 Aug 2019	291,000	267,720
MAGNACHIP SEMICONDUCTOR	6.625% 15 Jul 2021	305,000	263,825
MALLINCKRODT FIN/SB	5.625% 15 Oct 2023	170,000	158,525
MALLINCKRODT FIN/SB	5.5% 15 Apr 2025	125,000	111,875
MALLINCKRODT FIN/SB	5.75% 01 Aug 2022	65,000	62,563
MEG ENERGY CORP	7% 31 Mar 2024	225,000	203,625
MEG ENERGY CORP	6.375% 30 Jan 2023	285,000	253,650
MGM GROWTH/MGM FINANCE	5.625% 01 May 2024	140,000	146,650
MGM RESORTS INTL	5.25% 31 Mar 2020	260,000	274,950
MGM RESORTS INTL	6.75% 01 Oct 2020	55,000	61,188
MGM RESORTS INTL	6% 15 Mar 2023	225,000	243,000
MGM RESORTS INTL	7.75% 15 Mar 2022	995,000	1,144,250
MICRON TECHNOLOGY INC	7.5% 15 Sep 2023	115,000	127,363
MICRON TECHNOLOGY INC	5.25% 15 Jan 2024	420,000	417,900
MICRON TECHNOLOGY INC	5.5% 01 Feb 2025	100,000	99,500
MICROSEMI CORP	9.125% 15 Apr 2023	235,000	273,775
MIDCONTINENT COMM + FIN	6.875% 15 Aug 2023	230,000	244,950
MPLX LP	4.875% 01 Jun 2025	555,000	570,622
MPLX LP	4.875% 01 Dec 2024	80,000	82,376
NABORS INDUSTRIES INC	5.5% 15 Jan 2023	50,000	52,063
NEIMAN MARCUS GROUP LTD	8.75% 15 Oct 2021	75,000	53,063
NEIMAN MARCUS GROUP LTD INC	1% 25 Oct 2020	395,810	343,069
NEWFIELD EXPLORATION CO	5.75% 30 Jan 2022	220,000	231,825
NEXSTAR BROADCASTING INC	6.875% 15 Nov 2020	335,000	346,725
NEXSTAR BROADCASTING INC	6.125% 15 Feb 2022	65,000	67,275
NIELSEN CO LUX SARL/THE	5.5% 01 Oct 2021	65,000	67,600
NIELSEN FINANCE LLC/CO	5% 15 Apr 2022	380,000	387,125
NOVELIS CORP	6.25% 15 Aug 2024	80,000	84,800
NOVELIS CORP	5.875% 30 Sep 2026	95,000	95,950
NRG ENERGY INC	6.625% 15 Jan 2027	325,000	307,125
NRG ENERGY INC	6.25% 15 Jul 2022	50,000	50,125
NXP BV/NXP FUNDING LLC	4.625% 01 Jun 2023	260,000	273,000
NXP BV/NXP FUNDING LLC	4.625% 15 Jun 2022	200,000	209,500
NXP BV/NXP FUNDING LLC	5.75% 15 Feb 2021	300,000	309,750
NXP BV/NXP FUNDING LLC	5.75% 15 Mar 2023	200,000	211,000
OASIS PETROLEUM INC	6.875% 15 Mar 2022	125,000	128,125
OASIS PETROLEUM INC	6.5% 01 Nov 2021	225,000	229,219
OASIS PETROLEUM INC	6.875% 15 Jan 2023	165,000	169,125
ORTHO CLINICAL DIAGNOSTICS SA	1% 30 Jun 2021	273,490	270,853
OSHKOSH CORP	5.375% 01 Mar 2025	95,000	96,900
OSHKOSH CORP	5.375% 01 Mar 2022	130,000	135,200
PARSLEY ENERGY LLC/FINAN	6.25% 01 Jun 2024	35,000	36,831
PETCO ANIMAL SUPPLIES INC.	1% 26 Jan 2023	272,938	274,108
PETSMART INC	1% 11 Mar 2022	275,000	275,688
PETSMART INC	7.125% 15 Mar 2023	690,000	703,800
PLANTRONICS INC	5.5% 31 May 2023	160,000	161,600
POST HOLDINGS INC	7.75% 15 Mar 2024	175,000	194,250
POST HOLDINGS INC	8% 15 Jul 2025	135,000	151,200
POST HOLDINGS INC	6% 15 Dec 2022	95,000	99,156
POST HOLDINGS INC	6.75% 01 Dec 2021	5,000	5,338
QUEBECOR MEDIA INC	5.75% 15 Jan 2023	475,000	492,813
QWEST CAPITAL FUNDING	7.75% 15 Feb 2031	180,000	163,800
RACKSPACE HOSTIN	8.625% 15 Nov 2024	255,000	269,905
RADIO SYSTEMS CORP	8.375% 01 Nov 2019	498,000	519,165
RANGE RESOURCES CORP	4.875% 15 May 2025	130,000	125,938
RANGE RESOURCES CORP	5% 15 Mar 2023	70,000	69,300
REGAL ENTERTAINMENT GRP	5.75% 15 Mar 2022	155,000	162,363
REGAL ENTERTAINMENT GRP	5.75% 15 Jun 2023	70,000	71,466
REGENCY ENERGY PART/FINA	5.5% 15 Apr 2023	150,000	154,875
REYNOLDS GRP ISS/REYNOLD	7% 15 Jul 2024	80,000	85,050
REYNOLDS GRP ISS/REYNOLD	6.875% 15 Feb 2021	149,071	153,394
REYNOLDS GRP ISS/REYNOLD	5.75% 15 Oct 2020	465,000	479,531
RHP HOTEL PPTY/RHP FINAN	5% 15 Apr 2021	355,000	360,325
RITE AID CORP	6.125% 01 Apr 2023	295,000	317,125

RIVERBED TECHNOLOGY INC	8.875% 01 Mar 2023	200,000	211,000
RIVERBED TECHNOLOGY INC.	1% 24 Apr 2022	219,476	219,902
RSI HOME PRODUCTS INC	6.5% 15 Mar 2023	320,000	334,400
RSP PERMIAN INC	5.25% 15 Jan 2025	60,000	60,300
RSP PERMIAN INC	6.625% 01 Oct 2022	80,000	84,600
SABINE PASS LIQUEFACTION	5.875% 30 Jun 2026	85,000	91,588
SABINE PASS LIQUEFACTION	6.25% 15 Mar 2022	350,000	383,250
SABINE PASS LIQUEFACTION	5.625% 15 Apr 2023	135,000	143,438
SABINE PASS LIQUEFACTION	5.75% 15 May 2024	100,000	107,250
SABRE GLBL INC	5.25% 15 Nov 2023	160,000	164,299
SABRE GLBL INC	5.375% 15 Apr 2023	195,000	198,900
SALLY HOLDINGS/SALLY CAP	5.625% 01 Dec 2025	85,000	88,400
SANCHEZ ENERGY CORP	6.125% 15 Jan 2023	35,000	33,250
SBA COMMUNICATIONS CORP	4.875% 01 Sep 2024	170,000	167,875
SCOTTS MIRACLE GRO CO	5.25% 15 Dec 2026	100,000	100,000
SCOTTS MIRACLE GRO CO	6% 15 Oct 2023	190,000	200,925
SENSATA TECH UK FIN CO	6.25% 15 Feb 2026	260,000	271,700
SENSATA TECHNOLOGIES BV	4.875% 15 Oct 2023	190,000	194,275
SERVICE CORP INTL	5.375% 15 May 2024	45,000	46,913
SERVICE CORP INTL	7.5% 01 Apr 2027	435,000	504,600
SFR GROUP SA	7.375% 01 May 2026	200,000	205,000
SFR GROUP SA	6% 15 May 2022	465,000	477,206
SINCLAIR TELEVISION GROU	5.125% 15 Feb 2027	150,000	142,500
SINCLAIR TELEVISION GROU	6.125% 01 Oct 2022	290,000	302,325
SIRIUS XM RADIO INC	6% 15 Jul 2024	485,000	506,825
SIRIUS XM RADIO INC	5.75% 01 Aug 2021	80,000	83,300
SIRIUS XM RADIO INC	5.375% 15 Apr 2025	360,000	358,200
SM ENERGY CO	5.625% 01 Jun 2025	90,000	86,850
SM ENERGY CO	6.5% 15 Nov 2021	100,000	102,000
SM ENERGY CO	6.5% 01 Jan 2023	135,000	137,194
SOUTHWESTERN ENERGY CO	6.7% 23 Jan 2025	185,000	189,163
SOUTHWESTERN ENERGY CO	4.1% 15 Mar 2022	50,000	47,240
SPECTRUM BRANDS INC	5.75% 15 Jul 2025	85,000	88,188
SPECTRUM BRANDS INC	6.625% 15 Nov 2022	65,000	69,063
SPRINT CAPITAL CORP	6.875% 15 Nov 2028	60,000	59,250
SPRINT CAPITAL CORP	8.75% 15 Mar 2032	1,055,000	1,160,500
SPRINT COMMUNICATIONS	9% 15 Nov 2018	155,000	170,888
SPRINT CORP	7.875% 15 Sep 2023	2,290,000	2,444,575
SPRINT CORP	7.25% 15 Sep 2021	110,000	116,875
SPRINT CORP	7.625% 15 Feb 2025	320,000	336,400
SPX FLOW INC	5.625% 15 Aug 2024	170,000	171,275
SPX FLOW INC	5.875% 15 Aug 2026	100,000	100,000
SSGA	G STIFF ERISA QUALIFIED	10,717,269	10,717,269
STEINWAY MUSICAL INSTRS INC	1% 19 Sep 2019	250,930	240,893
T MOBILE USA INC	6.625% 15 Nov 2020	250,000	255,625
T MOBILE USA INC	6.5% 15 Jan 2026	60,000	64,875
T MOBILE USA INC	6.5% 15 Jan 2024	435,000	466,538
T MOBILE USA INC	6.633% 28 Apr 2021	230,000	240,063
T MOBILE USA INC	6.731% 28 Apr 2022	735,000	768,075
TARGA RESOURCES PARTNERS	6.75% 15 Mar 2024	225,000	241,313
TARGA RESOURCES PARTNERS	5.125% 01 Feb 2025	50,000	49,625
TARGA RESOURCES PARTNERS	4.25% 15 Nov 2023	15,000	14,344
TEGNA INC	6.375% 15 Oct 2023	15,000	15,872
TEGNA INC	4.875% 15 Sep 2021	50,000	50,875
TEGNA INC	5.5% 15 Sep 2024	110,000	111,100
TELECOM ITALIA SPA	5.303% 30 May 2024	200,000	195,500
TEMPUR SEALY INTL INC	5.625% 15 Oct 2023	215,000	221,988
TEMPUR SEALY INTL INC	5.5% 15 Jun 2026	125,000	125,625
TENET HEALTHCARE CORP	7.5% 01 Jan 2022	50,000	52,125
TENET HEALTHCARE CORP	6.75% 15 Jun 2023	860,000	758,950
TENET HEALTHCARE CORP	6% 01 Oct 2020	300,000	314,250
TENET HEALTHCARE CORP	4.5% 01 Apr 2021	225,000	222,750
TENET HEALTHCARE CORP	8.125% 01 Apr 2022	615,000	580,253
TENET HEALTHCARE CORP	8% 01 Aug 2020	110,000	108,636
TENNECO INC	5% 15 Jul 2026	105,000	103,031
TEREX CORP	6.5% 01 Apr 2020	145,000	147,900
TEREX CORP	6% 15 May 2021	440,000	449,900
TESORO LOGISTICS LP/CORP	5.25% 15 Jan 2025	80,000	81,700
TESORO LOGISTICS LP/CORP	6.25% 15 Oct 2022	110,000	116,600
TESORO LOGISTICS LP/CORP	6.375% 01 May 2024	90,000	96,300
TESORO LOGISTICS LP/CORP	6.125% 15 Oct 2021	20,000	21,000
TESORO LOGISTICS LP/CORP	5.875% 01 Oct 2020	362,000	373,313
TI GROUP AUTO SYSTEMS LL	8.75% 15 Jul 2023	245,000	256,025
TIME INC	5.75% 15 Apr 2022	240,000	248,400
TRANSDIGM INC	6.5% 15 May 2025	325,000	340,438
TREEHOUSE FOODS INC	6% 15 Feb 2024	205,000	215,250
TRINSEO OP / TRINSEO FIN	6.75% 01 May 2022	200,000	210,000
TRIUMPH GROUP INC	4.875% 01 Apr 2021	270,000	253,260
UCI INTERNATIONAL LLC	8.625% 15 Feb 2019	250,000	47,500

UFC HLDGS LLC	1% 18 Aug 2023	280,000	283,360
UNITED RENTALS NORTH AM	5.5% 15 May 2027	145,000	143,913
UNITED RENTALS NORTH AM	5.875% 15 Sep 2026	115,000	118,306
UNITED RENTALS NORTH AM	5.75% 15 Nov 2024	245,000	257,250
UNITED RENTALS NORTH AM	5.5% 15 Jul 2025	100,000	102,000
UNITED RENTALS NORTH AM	6.125% 15 Jun 2023	220,000	233,200
UNITI GROUP/CSL CAPITAL	6% 15 Apr 2023	105,000	108,413
UNITI GROUP/CSL CAPITAL	8.25% 15 Oct 2023	505,000	535,300
UPCB FINANCE IV LTD	5.375% 15 Jan 2025	220,000	221,650
US CELLULAR CORP	6.7% 15 Dec 2033	240,000	237,600
US DOLLAR		(20,118)	(20,118)
VALEANT PHARMACEUTICALS	5.875% 15 May 2023	640,000	483,200
VALEANT PHARMACEUTICALS	7.5% 15 Jul 2021	830,000	703,425
VALEANT PHARMACEUTICALS	6.125% 15 Apr 2025	780,000	585,975
VALEANT PHARMACEUTICALS	7% 01 Oct 2020	85,000	73,259
VALEANT PHARMACEUTICALS	6.75% 15 Aug 2021	70,000	58,100
VALEANT PHARMACEUTICALS	7.25% 15 Jul 2022	460,000	376,050
VARSITY BRANDS INC.	1% 11 Dec 2021	314,771	319,021
VERITAS BERMUDA LTD	1% 27 Jan 2023	198,998	183,575
VERITAS US INC/BERMUDA L	7.5% 01 Feb 2023	200,000	188,000
VERSUM MATERIALS INC	5.5% 30 Sep 2024	65,000	66,463
VIDEOTRON LTD	5.375% 15 Jun 2024	245,000	251,431
VIRGIN MEDIA SECURED FIN	5.5% 15 Jan 2025	200,000	203,000
VIRGIN MEDIA SECURED FIN	5.375% 15 Apr 2021	180,000	186,300
VISTA OUTDOOR INC	5.875% 01 Oct 2023	370,000	387,346
WELBILT INC	9.5% 15 Feb 2024	95,000	109,488
WESTERN DIGITAL CORP	7.375% 01 Apr 2023	225,000	247,500
WESTERN DIGITAL CORP	10.5% 01 Apr 2024	530,000	626,725
WHITING PETROLEUM CORP	6.25% 01 Apr 2023	135,000	135,000
WHITING PETROLEUM CORP	5.75% 15 Mar 2021	135,000	134,438
WILLIAMS PARTNERS/ACMP	6.125% 15 Jul 2022	150,000	154,715
WILTON BRANDS LLC	1% 30 Aug 2018	330,927	310,409
WIND ACQUISITION FIN SA	7.375% 23 Apr 2021	270,000	280,800
WINDSTREAM SERVICES LLC	7.5% 01 Apr 2023	40,000	38,500
WINDSTREAM SERVICES LLC	7.75% 01 Oct 2021	535,000	549,980
WINDSTREAM SERVICES LLC	7.5% 01 Jun 2022	515,000	504,700
WINDSTREAM SERVICES LLC	6.375% 01 Aug 2023	170,000	151,725
WMG ACQUISITION CORP	4.875% 01 Nov 2024	40,000	39,800
WMG ACQUISITION CORP	5.625% 15 Apr 2022	18,000	18,630
WPX ENERGY INC	8.25% 01 Aug 2023	250,000	279,375
WPX ENERGY INC	5.25% 15 Sep 2024	40,000	38,800
WPX ENERGY INC	6% 15 Jan 2022	65,000	66,625
WR GRACE + CO CONN	5.625% 01 Oct 2024	25,000	26,250
WYNN LAS VEGAS LLC/CORP	5.5% 01 Mar 2025	470,000	466,240
XPO LOGISTICS INC	6.125% 01 Sep 2023	90,000	94,050
XPO LOGISTICS INC	6.5% 15 Jun 2022	265,000	278,250
ZAYO GROUP LLC/ZAYO CAP	6% 01 Apr 2023	330,000	343,200
ZAYO GROUP LLC/ZAYO CAP	6.375% 15 May 2025	165,000	172,425
ZEBRA TECHNOLOGIES CORP	7.25% 15 Oct 2022	455,000	494,813
ZF NA CAPITAL	4.75% 29 Apr 2025	150,000	152,625
ZF NA CAPITAL	4.5% 29 Apr 2022	295,000	304,219

	Total: EXHIBIT J - High Yield Debt Fund		$114,858,687

n / a - Cost is not applicable

EXHIBIT K - Expanded Choice - Mutual Funds

(Managed by Fidelity)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2016

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	AMERICAN THE GROWTH FUND OF	MUTUAL FUNDS	1,517,223		$63,799,214
	AMERICAN AMCAP FUND	MUTUAL FUNDS	1,225,491		33,664,242
	AMERICAN BALANCED FUND	MUTUAL FUNDS	1,438,756		35,695,536
	AMERICAN FUNDS INVESTMENT CO	MUTUAL FUNDS	729,553		26,424,395
	AMERICAN FUNDS NEW ECONOMY F	MUTUAL FUNDS	997,720		35,887,987
	AMERICAN FUNDS NEW WORLD FUN	MUTUAL FUNDS	902,050		46,374,378
	AMERICAN FUNDS CAPITAL WORLD G	MUTUAL FUNDS	686,529		30,083,721
	AMERICAN FUNDS EUROPACIFIC GRO	MUTUAL FUNDS	1,061,192		47,796,106
	AMERICAN FUNDS FUNDAMENTAL INV	MUTUAL FUNDS	1,034,739		56,341,512
	AMERICAN MUTUAL FUND	MUTUAL FUNDS	973,317		35,856,982
	AMERICAN NEW PERSPECTIVE FUND	MUTUAL FUNDS	611,837		21,616,202
	AMERICAN SMALLCAP WORLD FUND	MUTUAL FUNDS	593,453		27,607,440
	AMERICAN WASHINGTON MUTUAL INV	MUTUAL FUNDS	681,908		27,930,932
	CAPITAL WORLD BOND FUND	MUTUAL FUNDS	693,303		13,145,022
	DFA EMERGING MARKETS PORTFOLIO	MUTUAL FUNDS	858,145		19,505,636
	DFA EMERGING MARKETS VALUE POR	MUTUAL FUNDS	1,125,415		26,953,694
	DFA GLOBAL REAL ESTATE SECURIT	MUTUAL FUNDS	2,077,590		21,606,934
	DFA INTERNATIONAL SMALL COMPAN	MUTUAL FUNDS	794,041		13,713,092
	DFA INTERNATIONAL VALUE PORTFO	MUTUAL FUNDS	545,761		9,146,959
	DFA INTERNATIONAL VECTOR EQUIT	MUTUAL FUNDS	394,075		4,275,710
	DFA LARGE CAP INTERNATIONAL PO	MUTUAL FUNDS	380,514		7,461,870
	DFA US CORE EQUITY 1 PORTFOLIO	MUTUAL FUNDS	1,591,010		30,658,760
	DFA US SMALL CAP PORTFOLIO	MUTUAL FUNDS	1,005,643		34,030,945
	DFA US TARGETED VALUE PORTFOLI	MUTUAL FUNDS	1,655,776		39,755,171
	DODGE + COX BALANCED FUND	MUTUAL FUNDS	492,268		50,875,929
	DODGE + COX GLOBAL BOND FUND	MUTUAL FUNDS	82,054		847,621
	DODGE + COX GLOBAL STOCK FUND	MUTUAL FUNDS	1,552,591		18,491,359
	DODGE + COX INCOME FUND	MUTUAL FUNDS	4,123,547		56,038,998
	DODGE + COX INTERNATIONAL STOC	MUTUAL FUNDS	1,893,411		72,138,944
	DODGE + COX STOCK FUND	MUTUAL FUNDS	804,455		148,260,977
	FIDELITY ADVISOR INTERNATIONAL	MUTUAL FUNDS	329,261		11,978,514
	FIDELITY BLUE CHIP GROWTH FUND	MUTUAL FUNDS	1,328,084		89,552,671
	FIDELITY CANADA FUND	MUTUAL FUNDS	522,020		25,526,761
	FIDELITY CAPITAL + INCOME FUND	MUTUAL FUNDS	7,492,921		72,756,259
	FIDELITY CAPITAL APPRECIATION	MUTUAL FUNDS	586,255		18,601,871
	FIDELITY CHINA REGION FUND	MUTUAL FUNDS	1,960,643		46,624,094
	FIDELITY CONTRAFUND	MUTUAL FUNDS	2,134,157		209,958,326
	FIDELITY CONVERTIBLE SECURITIE	MUTUAL FUNDS	352,895		9,425,837
	FIDELITY DIVERSIFIED INTERNATI	MUTUAL FUNDS	679,521		22,580,488
	FIDELITY DIVIDEND GROWTH FUND	MUTUAL FUNDS	1,300,251		41,829,068
	FIDELITY EMERGING ASIA FUND	MUTUAL FUNDS	682,763		21,199,790
	FIDELITY EQUITY INCOME FUND IN	MUTUAL FUNDS	341,076		19,536,850
	FIDELITY EUROPE FUND/UNITED ST	MUTUAL FUNDS	313,355		10,534,997
	FIDELITY EXPORT AND MULTINATIO	MUTUAL FUNDS	625,458		13,015,775
	FIDELITY FLOATING RATE HIGH IN	MUTUAL FUNDS	3,159,972		30,462,134
	FIDELITY FOCUSED STOCK FUND	MUTUAL FUNDS	392,515		7,206,568
	FIDELITY FREEDOM K 2005 FUND	MUTUAL FUNDS	65,480		829,634
	FIDELITY FREEDOM K 2010 FUND	MUTUAL FUNDS	326,662		4,122,471
	FIDELITY FREEDOM K 2015 FUND	MUTUAL FUNDS	723,394		9,527,094
	FIDELITY FREEDOM K 2020 FUND	MUTUAL FUNDS	1,862,186		25,996,116
	FIDELITY FREEDOM K 2025 FUND	MUTUAL FUNDS	1,860,667		27,147,130
	FIDELITY FREEDOM K 2030 FUND	MUTUAL FUNDS	1,174,508		17,476,686
	FIDELITY FREEDOM K 2035 FUND	MUTUAL FUNDS	890,273		13,728,011
	FIDELITY FREEDOM K 2040 FUND	MUTUAL FUNDS	490,106		7,567,242
	FIDELITY FREEDOM K 2045 FUND	MUTUAL FUNDS	208,357		3,314,965
	FIDELITY FREEDOM K 2050 FUND	MUTUAL FUNDS	226,029		3,623,250
	FIDELITY FREEDOM K 2055 FUND	MUTUAL FUNDS	13,311		158,533
	FIDELITY FREEDOM K INCOME FUND	MUTUAL FUNDS	380,921		4,422,497
	FIDELITY FUND	MUTUAL FUNDS	230,069		9,462,721
	FIDELITY GLOBAL BALANCED FUND	MUTUAL FUNDS	328,847		7,267,521

FIDELITY GNMA FUND	MUTUAL FUNDS	1,439,958	16,458,715
FIDELITY GOVERNMENT INCOME FUN	MUTUAL FUNDS	1,455,670	14,804,162
FIDELITY GROWTH COMPANY FUND	MUTUAL FUNDS	1,021,441	139,559,454
FIDELITY GROWTH DISCOVERY FUND	MUTUAL FUNDS	868,766	22,092,713
FIDELITY HIGH INCOME FUND	MUTUAL FUNDS	2,776,515	24,183,446
FIDELITY INDEPENDENCE FUND	MUTUAL FUNDS	967,143	32,389,619
FIDELITY INFLATION PROTECTED B	MUTUAL FUNDS	1,096,816	13,085,018
FIDELITY INTERMEDIATE BOND FUN	MUTUAL FUNDS	704,297	7,599,369
FIDELITY INTERMEDIATE GOVERNME	MUTUAL FUNDS	842,410	8,803,184
FIDELITY INTERNATIONAL REAL ES	MUTUAL FUNDS	703,915	6,680,157
FIDELITY INTERNATIONAL SMALL C	MUTUAL FUNDS	843,478	19,653,032
FIDELITY JAPAN FUND/UNITED STA	MUTUAL FUNDS	542,949	6,504,531
FIDELITY LARGE CAP STOCK FUND	MUTUAL FUNDS	1,181,421	34,686,508
FIDELITY LATIN AMERICA FUND/UN	MUTUAL FUNDS	1,219,650	23,234,342
FIDELITY LEVERAGED COMPANY STO	MUTUAL FUNDS	1,350,479	45,038,479
FIDELITY LIMITED TERM GOVERNME	MUTUAL FUNDS	2,761,845	27,425,121
FIDELITY LOW PRICED STOCK FUND	MUTUAL FUNDS	1,061,664	52,478,048
FIDELITY MID CAP STOCK FUND	MUTUAL FUNDS	1,289,585	44,658,341
FIDELITY NEW MARKETS INCOME FU	MUTUAL FUNDS	2,644,702	41,257,357
FIDELITY OTC PORTFOLIO	MUTUAL FUNDS	1,500,987	126,518,164
FIDELITY OVERSEAS FUND/UNITED	MUTUAL FUNDS	464,744	18,329,516
FIDELITY PACIFIC BASIN FUND	MUTUAL FUNDS	571,411	15,119,524
FIDELITY PURITAN TRUST FIDEL	MUTUAL FUNDS	1,325,793	29,193,964
FIDELITY REAL ESTATE INCOME FU	MUTUAL FUNDS	2,365,642	27,890,924
FIDELITY REAL ESTATE INVESTMEN	MUTUAL FUNDS	1,413,431	58,925,948
FIDELITY SHORT TERM BOND FUND	MUTUAL FUNDS	2,412,788	20,725,852
FIDELITY SMALL CAP DISCOVERY F	MUTUAL FUNDS	4,187,721	132,499,508
FIDELITY SMALL CAP STOCK FUND	MUTUAL FUNDS	1,591,386	29,981,721
FIDELITY STOCK SELECTOR SMALL	MUTUAL FUNDS	281,947	7,381,362
FIDELITY STRATEGIC INCOME FUND	MUTUAL FUNDS	5,232,225	55,775,514
FIDELITY TOTAL BOND FUND	MUTUAL FUNDS	2,284,959	24,037,773
FIDELITY TREND FUND	MUTUAL FUNDS	142,793	11,998,865
FIDELITY VALUE FUND	MUTUAL FUNDS	222,936	24,491,723
FIDELITY VALUE STRATEGIES FUND	MUTUAL FUNDS	416,695	15,876,098
INTERNATIONAL GROWTH AND INCOM	MUTUAL FUNDS	218,941	6,196,026
PIMCO ALL ASSET ALL AUTHORITY	MUTUAL FUNDS	1,033,718	8,672,890
PIMCO ALL ASSET FUND	MUTUAL FUNDS	866,727	9,664,007
PIMCO COMMODITY REALRETURN STR	MUTUAL FUNDS	5,083,479	36,397,710
PIMCO DIVERSIFIED INCOME FUND	MUTUAL FUNDS	1,606,278	16,962,300
PIMCO EMERGING LOCAL BOND FUND	MUTUAL FUNDS	694,173	4,824,502
PIMCO EMERGING MARKETS BOND FU	MUTUAL FUNDS	1,319,759	13,342,767
PIMCO FOREIGN BOND FUND U.S. D	MUTUAL FUNDS	2,068,111	21,632,441
PIMCO FOREIGN BOND FUND UNHEDG	MUTUAL FUNDS	959,273	8,834,900
PIMCO GLOBAL BOND FUND U.S. DO	MUTUAL FUNDS	614,738	6,233,442
PIMCO GLOBAL BOND FUND UNHEDGE	MUTUAL FUNDS	802,384	7,181,338
PIMCO GNMA FUND	MUTUAL FUNDS	622,839	6,932,203
PIMCO HIGH YIELD FUND	MUTUAL FUNDS	2,852,594	25,131,357
PIMCO INVESTMENT GRADE CORPORA	MUTUAL FUNDS	4,608,061	47,048,304
PIMCO LONG TERM US GOVERNMENT	MUTUAL FUNDS	5,082,262	30,036,167
PIMCO LOW DURATION ESG FUND	MUTUAL FUNDS	891,083	8,429,643
PIMCO LOW DURATION FUND/UNITED	MUTUAL FUNDS	2,490,866	24,535,032
PIMCO MODERATE DURATION FUND	MUTUAL FUNDS	367,605	3,694,432
PIMCO MORTGAGE BACKED SECURITI	MUTUAL FUNDS	453,995	4,717,005
PIMCO REAL RETURN ASSET FUND	MUTUAL FUNDS	1,052,607	8,568,219
PIMCO REAL RETURN FUND	MUTUAL FUNDS	1,015,519	11,089,470
PIMCO REALESTATEREALRETURN STR	MUTUAL FUNDS	11,514,169	94,301,042
PIMCO STOCKSPLUS FUND/UNITED S	MUTUAL FUNDS	2,504,618	23,718,730
PIMCO TOTAL RETURN ESG FUND	MUTUAL FUNDS	1,028,208	9,171,620
PIMCO TOTAL RETURN FUND	MUTUAL FUNDS	6,829,524	68,500,123
PIMCO UNCONSTRAINED BOND FUND	MUTUAL FUNDS	609,884	6,495,265
U.S. VECTOR EQUITY PORTFOLIO	MUTUAL FUNDS	531,164	9,327,232
VANGUARD CONVERTIBLE SECURITIE	MUTUAL FUNDS	915,455	11,653,736
VANGUARD DIVIDEND GROWTH FUND	MUTUAL FUNDS	9,041,515	211,842,694
VANGUARD EQUITY INCOME FUND	MUTUAL FUNDS	1,794,627	122,698,657
VANGUARD EXPLORER FUND	MUTUAL FUNDS	270,707	21,764,847
VANGUARD FTSE SOCIAL INDEX FUN	MUTUAL FUNDS	799,689	11,443,546
VANGUARD GLOBAL EQUITY FUND	MUTUAL FUNDS	542,118	13,455,364
VANGUARD GLOBAL MINIMUM VOLATI	MUTUAL FUNDS	247,296	5,900,482
VANGUARD GNMA FUND	MUTUAL FUNDS	2,272,221	23,949,209
VANGUARD GROWTH AND INCOME FUN	MUTUAL FUNDS	595,207	40,247,865
VANGUARD HIGH YIELD CORPORATE	MUTUAL FUNDS	5,906,511	34,434,958
VANGUARD INFLATION PROTECTED S	MUTUAL FUNDS	2,421,081	25,130,825
VANGUARD INSTITUTIONAL TARGET	MUTUAL FUNDS	1,802,113	36,312,571
VANGUARD INSTITUTIONAL TARGET	MUTUAL FUNDS	222,584	4,498,432
VANGUARD INSTITUTIONAL TARGET	MUTUAL FUNDS	1,216,756	24,335,129
VANGUARD INSTITUTIONAL TARGET	MUTUAL FUNDS	2,432,933	48,999,271
VANGUARD INSTITUTIONAL TARGET	MUTUAL FUNDS	2,664,534	53,583,777
VANGUARD INSTITUTIONAL TARGET	MUTUAL FUNDS	571,524	11,561,931
VANGUARD INSTITUTIONAL TARGET	MUTUAL FUNDS	1,563,572	31,349,615

VANGUARD INSTITUTIONAL TARGET	MUTUAL FUNDS	783,460	15,622,198
VANGUARD INSTITUTIONAL TARGET	MUTUAL FUNDS	501,223	10,009,415
VANGUARD INSTITUTIONAL TARGET	MUTUAL FUNDS	454,022	9,071,364
VANGUARD INSTITUTIONAL TARGET	MUTUAL FUNDS	33,586	672,058
VANGUARD INTERMEDIATE TERM BON	MUTUAL FUNDS	3,994,423	44,897,315
VANGUARD INTERMEDIATE TERM INV	MUTUAL FUNDS	3,216,294	31,005,074
VANGUARD INTERMEDIATE TERM TRE	MUTUAL FUNDS	3,553,202	39,405,010
VANGUARD INTERNATIONAL EXPLORE	MUTUAL FUNDS	1,220,592	19,932,271
VANGUARD INTERNATIONAL GROWTH	MUTUAL FUNDS	283,115	19,062,147
VANGUARD INTERNATIONAL VALUE F	MUTUAL FUNDS	299,490	9,508,813
VANGUARD LONG TERM BOND INDEX	MUTUAL FUNDS	2,064,278	27,888,394
VANGUARD LONG TERM INVESTMENT	MUTUAL FUNDS	2,623,161	26,388,998
VANGUARD LONG TERM TREASURY FU	MUTUAL FUNDS	4,372,725	51,335,791
VANGUARD MID CAP GROWTH FUND	MUTUAL FUNDS	2,107,246	47,202,304
VANGUARD MID CAP INDEX FUND	MUTUAL FUNDS	2,171,658	78,157,965
VANGUARD MORGAN GROWTH FUND	MUTUAL FUNDS	218,328	16,474,996
VANGUARD PRIMECAP CORE FUND	MUTUAL FUNDS	5,251,442	116,476,994
VANGUARD SELECTED VALUE FUND	MUTUAL FUNDS	1,508,209	43,406,254
VANGUARD SHORT TERM BOND INDEX	MUTUAL FUNDS	3,252,986	33,928,644
VANGUARD SHORT TERM FEDERAL FU	MUTUAL FUNDS	2,579,096	27,570,541
VANGUARD SHORT TERM INVESTMENT	MUTUAL FUNDS	5,227,741	55,570,884
VANGUARD SHORT TERM TREASURY F	MUTUAL FUNDS	6,653,911	70,797,616
VANGUARD SMALL CAP INDEX FUND	MUTUAL FUNDS	932,474	57,598,897
VANGUARD STAR FUND	MUTUAL FUNDS	524,480	12,419,683
VANGUARD STRATEGIC EQUITY FUND	MUTUAL FUNDS	1,237,354	40,053,143
VANGUARD WELLESLEY INCOME FUND	MUTUAL FUNDS	2,687,956	165,846,906
VANGUARD WELLINGTON FUND	MUTUAL FUNDS	2,457,211	165,738,890
VANGUARD WINDSOR FUND	MUTUAL FUNDS	304,729	21,099,456
VANGUARD WINDSOR II FUND	MUTUAL FUNDS	271,272	16,913,803

	Total : EXHIBIT K - Expanded Choice - Mutual Funds		$5,549,615,094

n / a - Cost is not applicable

EXHIBIT L - Interest Income Fund

(Managed by various investment companies)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2016

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	21ST CENTURY FOX AMERICA	7.75% 20 Jan 2024	260,000		$320,100
	21ST CENTURY FOX AMERICA	3.7% 15 Oct 2025	50,000		50,608
	ABBVIE INC	4.7% 14 May 2045	90,000		88,302
	ABBVIE INC	4.3% 14 May 2036	30,000		28,587
	ABBVIE INC	4.4% 06 Nov 2042	289,000		271,876
	ACTAVIS FUNDING SCS	3% 12 Mar 2020	1,915,000		1,941,548
	ACTAVIS FUNDING SCS	3.8% 15 Mar 2025	185,000		185,218
	ACTAVIS FUNDING SCS	2.35% 12 Mar 2018	1,115,000		1,121,446
	ACTAVIS FUNDING SCS	4.75% 15 Mar 2045	124,000		121,735
	AERCAP IRELAND CAP/GLOBA	4.5% 15 May 2021	243,000		251,833
	AETNA INC	3.5% 15 Nov 2024	68,000		68,989
	AETNA INC	1.9% 07 Jun 2019	85,000		84,805
	AETNA INC	2.8% 15 Jun 2023	30,000		29,550
	AETNA INC	3.2% 15 Jun 2026	520,000		514,420
	AETNA INC	2.75% 15 Nov 2022	120,000		117,888
	AGRIUM INC	4.125% 15 Mar 2035	75,000		68,767
	AIR LEASE CORP	3.375% 01 Jun 2021	120,000		121,663
	AIR LEASE CORP	3% 15 Sep 2023	35,000		33,439
	ALLY FINANCIAL INC	3.25% 13 Feb 2018	990,000		994,950
	ALLY FINANCIAL INC	4.125% 13 Feb 2022	505,000		500,581
	ALTRIA GROUP INC	4% 31 Jan 2024	49,000		51,774
	ALTRIA GROUP INC	5.375% 31 Jan 2044	81,000		93,565
	ALTRIA GROUP INC	2.85% 09 Aug 2022	265,000		265,325
	AMAZON.COM INC	3.8% 05 Dec 2024	80,000		84,066
	AMAZON.COM INC	4.8% 05 Dec 2034	224,000		246,548
	AMAZON.COM INC	4.95% 05 Dec 2044	108,000		123,179
	AMER AIRLN 15 1 A PTT	3.375% 01 Nov 2028	315,937		311,198
	AMERICAN CREDIT ACCEPTANCE REC	1.43% 12 Aug 2019	37,986		37,986
	AMERICAN HONDA FINANCE	2.25% 15 Aug 2019	106,000		107,032
	AMERICAN INTL GROUP	3.75% 10 Jul 2025	170,000		171,097
	AMERICAN INTL GROUP	3.9% 01 Apr 2026	139,000		141,444
	AMERICAN INTL GROUP	4.375% 15 Jan 2055	96,000		87,953
	AMERICAN TOWER CORP	4% 01 Jun 2025	105,000		105,268
	AMERICAN TOWER CORP	3.3% 15 Feb 2021	297,000		300,383
	AMERICAN TOWER CORP	4.4% 15 Feb 2026	297,000		303,490
	AMERICREDIT AUTOMOBILE RECEIVA	1.6% 09 Nov 2020	380,000		379,306
	AMERICREDIT AUTOMOBILE RECEIVA	1.07% 08 Jan 2019	451,607		451,502
	AMGEN INC	2.6% 19 Aug 2026	70,000		64,382
	AMGEN INC	4.563% 15 Jun 2048	177,000		171,204
	AMGEN INC	4.663% 15 Jun 2051	174,000		167,233
	ANALOG DEVICES INC	3.5% 05 Dec 2026	130,000		128,797
	ANHEUSER BUSCH INBEV FIN	4.9% 01 Feb 2046	484,000		523,141
	ANHEUSER BUSCH INBEV FIN	4.7% 01 Feb 2036	190,000		199,855
	ANHEUSER BUSCH INBEV FIN	3.3% 01 Feb 2023	332,000		337,887
	ANHEUSER BUSCH INBEV FIN	3.65% 01 Feb 2026	491,000		498,458
	ANHEUSER BUSCH INBEV FIN	2.65% 01 Feb 2021	210,000		211,206
	ANHEUSER BUSCH INBEV WOR	3.75% 15 Jul 2042	185,000		166,388
	ANZ NATNL INT LMTD	0% 07 Aug 2017	865,000		853,110
	AON PLC	4.75% 15 May 2045	90,000		90,970
	AON PLC	3.875% 15 Dec 2025	180,000		183,471
	APACHE CORP	5.1% 01 Sep 2040	66,000		69,048
	APACHE CORP	6% 15 Jan 2037	97,000		111,565
	APPLE INC	4.65% 23 Feb 2046	85,000		91,787
	APPLE INC	3.25% 23 Feb 2026	56,000		56,030
	APPLE INC	3.45% 09 Feb 2045	120,000		105,918
	APPLE INC	3.45% 06 May 2024	315,000		324,462
	APPLE INC	3.85% 04 Aug 2046	225,000		215,582
	APPLE INC	3.85% 04 May 2043	238,000		227,586
	ARCH CAPITAL FINANCE LLC	4.011% 15 Dec 2026	75,000		76,079
	AT+T INC	4.75% 15 May 2046	240,000		227,381
	AT+T INC	3% 30 Jun 2022	515,000		505,529
	AT+T INC	4.5% 15 May 2035	130,000		125,602
	AT+T INC	3.95% 15 Jan 2025	100,000		100,173
	AT+T INC	0.01% 27 Nov 2022	2,000,000		1,597,170
	AT+T INC	2.625% 01 Dec 2022	231,000		221,487

AUSTRALIAN DOLLAR	FOREIGN CURRENCY	206	149
AVIATION CAPITAL GROUP	2.875% 17 Sep 2018	420,000	425,250
AVNET INC	4.625% 15 Apr 2026	30,000	29,230
BAE SYSTEMS HOLDINGS INC	3.85% 15 Dec 2025	65,000	66,292
BANC OF AMERICA COMMERCIAL MOR	1% 10 Apr 2049	1,727,600	1,732,545
BANK OF AMERICA CORP	1.95% 12 May 2018	213,000	213,299
BANK OF AMERICA CORP	4.45% 03 Mar 2026	49,000	50,496
BANK OF AMERICA CORP	1% 29 Dec 2049	754,000	758,147
BANK OF AMERICA CORP	3.95% 21 Apr 2025	500,000	497,745
BANK OF AMERICA CORP	4% 22 Jan 2025	595,000	595,747
BANK OF AMERICA CORP	1% 29 Dec 2049	320,000	334,400
BANK OF AMERICA CORP	4% 01 Apr 2024	145,000	149,544
BANK OF AMERICA CORP	4.183% 25 Nov 2027	180,000	180,115
BANK OF AMERICA CORP	2.503% 21 Oct 2022	920,000	889,757
BANK OF AMERICA CORP	3.875% 01 Aug 2025	505,000	513,500
BANK OF AMERICA CORP	3.3% 11 Jan 2023	260,000	260,868
BANK OF AMERICA CORP	2% 11 Jan 2018	277,000	277,637
BANK OF AMERICA CORP	6.875% 25 Apr 2018	97,000	103,102
BANK OF AMERICA CORP	5.65% 01 May 2018	340,000	356,239
BANK OF NEW YORK MELLON	3.4% 15 May 2024	245,000	248,414
BANK OF NY MELLON CORP	1% 29 Dec 2049	878,000	882,390
BANK OF NY MELLON CORP	3% 30 Oct 2028	85,000	80,821
BANK OF NY MELLON CORP	1% 29 Dec 2049	630,000	577,912
BARCLAYS PLC	5.2% 12 May 2026	480,000	487,944
BARCLAYS PLC	4.375% 12 Jan 2026	575,000	582,373
BARCLAYS PLC	3.2% 10 Aug 2021	200,000	197,678
BAXALTA INC	5.25% 23 Jun 2045	71,000	75,787
BAXALTA INC	4% 23 Jun 2025	173,000	173,505
BAXALTA INC	2.875% 23 Jun 2020	160,000	159,960
BEAR STEARNS COMMERCIAL MORTGA	1% 11 Jun 2050	1,146,150	1,167,203
BECTON DICKINSON AND CO	1.8% 15 Dec 2017	74,000	74,168
BECTON DICKINSON AND CO	2.675% 15 Dec 2019	61,000	61,891
BECTON DICKINSON AND CO	3.734% 15 Dec 2024	47,000	48,063
BERKSHIRE HATHAWAY ENERG	5.95% 15 May 2037	530,000	649,262
BERKSHIRE HATHAWAY INC	3.125% 15 Mar 2026	70,000	69,545
BERKSHIRE HATHAWAY INC	2.75% 15 Mar 2023	100,000	99,625
BIOGEN INC	3.625% 15 Sep 2022	140,000	143,705
BIOGEN INC	5.2% 15 Sep 2045	40,000	42,806
BMW US CAPITAL LLC	1.5% 11 Apr 2019	243,000	240,694
BNK OF TKYO-MTBSHI L	0.0000001% 11 Aug 2017	1,015,000	1,015,000
BNK OF TKYO-MTBSHI L	0.01% 17 Aug 2017	1,540,000	1,540,000
BNP PARIBAS	4.375% 12 May 2026	310,000	305,536
BNP PARIBAS NY BANCH	1.53% 17 Aug 2017	1,375,000	1,375,000
BNP PARIBAS NY BANCH	1.47% 04 Aug 2017	1,267,000	1,267,000
BOEING CO	3.5% 01 Mar 2045	20,000	18,567
BOSTON PROPERTIES LP	2.75% 01 Oct 2026	100,000	91,433
BOSTON SCIENTIFIC CORP	3.85% 15 May 2025	140,000	140,276
BPCE	0% 20 Sep 2017	1,005,000	989,191
BPCE	0% 14 Aug 2017	960,000	945,849
BPCE SA	5.7% 22 Oct 2023	520,000	546,667
BRANCH BANKING + TRUST	3.625% 16 Sep 2025	250,000	254,175
BRSRKFNM2 IRS USD P F 2.39500	2.395% 09 Feb 2046	(1,135,000)	(1,097,894)
BRSRKFNM2 IRS USD R V 03MLIBOR	1% 09 Feb 2046	1,135,000	1,135,000
BRSZSVSJ3 5Y RTP SWAPTION	FEB17 0.3 PUT	(3,330,000)	(2,021)
BRT0BFEX6 CDS USD P F 1.00000	1% 20 Jun 2021	(540,000)	(540,000)
BRT0BFEX6 CDS USD R V 03MEVENT	1% 20 Jun 2021	540,000	522,907
BRT29PZF9 2Y RTP SWAPTION	JUN18 2 PUT	(28,100,000)	(220,717)
BRT29PZX0 2Y RTR SWAPTION	JUN18 1 CALL	(28,100,000)	(25,558)
BRT2CR1N1 5Y RTP SWAPTION	OCT17 0.5 PUT	(4,300,000)	(17,996)
BRT2CR2H3 5Y RTP SWAPTION	OCT17 1 PUT	(17,280,000)	(21,457)
BRT2S2BK4 5Y RTR SWAPTION	OCT17 0.01 CALL	(8,640,000)	(29,969)
BRT376MD0 2Y RTP SWAPTION	JUL19 0.4 PUT	(6,890,000)	(31,843)
BRT38FS43 2Y RTP SWAPTION	JUL19 0.4 PUT	(645,000)	(2,981)
BRT38FV49 2Y RTP SWAPTION	JUL19 0.4 PUT	(645,000)	(2,981)
BRT48SMC1 IRS USD P F 1.80000	1.8% 19 Aug 2046	(742,000)	(610,100)
BRT48SMC1 IRS USD R V 03MLIBOR	1% 19 Aug 2046	742,000	742,000
BRT629UH4 IRS GBP P F 3.38000	3.38% 15 Oct 2021	(3,195,000)	(3,947,900)
BRT629UH4 IRS GBP R V 12MUKRPI	1% 15 Oct 2021	3,195,000	3,958,848
BRT629UL5 IRS GBP P V 12MUKRPI	1% 15 Oct 2026	(3,195,000)	(3,947,900)
BRT629UL5 IRS GBP R F 3.45250	3.452% 15 Oct 2026	3,195,000	3,926,262
BRT6LPFP6 IRS USD P F 1.94550	1.945% 16 Nov 2020	(3,620,000)	(3,600,561)
BRT6LPFP6 IRS USD R V 03MLIBOR	1% 16 Nov 2020	3,620,000	3,620,000
BRT6LPMW3 IRS EUR P F .36850	0.368% 16 Nov 2022	(1,500,000)	(1,592,313)
BRT6LPMW3 IRS EUR R V 06MEURIB	1% 16 Nov 2022	1,500,000	1,582,125
BRT6U2ZN0 IRS USD P F 1.42000	1.42% 31 May 2021	(5,460,000)	(5,417,969)
BRT6U2ZN0 IRS USD R V 12MFEDL	1% 31 May 2021	5,460,000	5,460,000
BRT6U8765 IRS USD P F 1.75000	1.75% 31 May 2021	(24,660,000)	(24,454,842)
BRT6U8765 IRS USD R V 03MLIBOR	1% 31 May 2021	24,660,000	24,660,000
BRT70L8X7 IRS USD P F 1.74950	1.749% 04 Dec 2019	(2,950,000)	(2,940,967)

BRT70L8X7 IRS USD R V 03MLIBOR	1% 04 Dec 2019	2,950,000	2,950,000
BRT73WQK8 5Y RTP SWAPTION	NOV21 2.9 PUT	10,190,000	311,887
BRT7HHR90 IRS USD P F 2.03000	2.03% 19 Dec 2019	(7,410,000)	(7,425,370)
BRT7HHR90 IRS USD R V 03MLIBOR	1% 19 Dec 2019	7,410,000	7,410,000
BURLINGTN NORTH SANTA FE	4.15% 01 Apr 2045	65,000	65,917
BURLINGTN NORTH SANTA FE	4.55% 01 Sep 2044	65,000	69,111
BWAY MORTGAGE TRUST	2.809% 10 Mar 2033	1,163,695	1,170,654
CALIFORNIA INSTITUTE OF	4.321% 01 Aug 2045	100,000	105,122
CALIFORNIA ST	5% 01 Sep 2042	625,000	686,144
CALIFORNIA ST HLTH FACS FING A	5% 15 Aug 2052	280,000	301,162
CANADIAN DOLLAR	FOREIGN CURRENCY	63,526	47,370
CANADIAN NATL RESOURCES	3.9% 01 Feb 2025	73,000	73,216
CANADIAN NATL RESOURCES	6.25% 15 Mar 2038	180,000	204,780
CAPITAL ONE BANK USA NA	1.3% 05 Jun 2017	250,000	249,822
CAPITAL ONE BANK USA NA	2.15% 21 Nov 2018	950,000	951,717
CAPITAL ONE FINANCIAL CO	3.2% 05 Feb 2025	325,000	315,001
CAPITAL ONE FINANCIAL CO	4.2% 29 Oct 2025	90,000	90,299
CAPITAL ONE FINANCIAL CO	3.75% 28 Jul 2026	525,000	508,932
CC HOLDINGS GS V LLC/CRO	3.849% 15 Apr 2023	369,000	374,989
CF INDUSTRIES INC	5.375% 15 Mar 2044	230,000	189,821
CF INDUSTRIES INC	3.45% 01 Jun 2023	198,000	178,002
CGRBS COMMERCIAL MORTGAGE TRUS	1% 13 Mar 2035	500,000	511,551
CHARLES SCHWAB CORP	1% 29 Dec 2049	580,000	545,200
CHARTER COMM OPT LLC/CAP	4.908% 23 Jul 2025	470,000	495,347
CHARTER COMM OPT LLC/CAP	6.384% 23 Oct 2035	440,000	502,406
CHARTER COMM OPT LLC/CAP	4.464% 23 Jul 2022	160,000	167,205
CHARTER COMM OPT LLC/CAP	6.834% 23 Oct 2055	110,000	128,955
CHARTER COMM OPT LLC/CAP	6.484% 23 Oct 2045	450,000	520,236
CHUBB INA HOLDINGS INC	3.35% 15 May 2024	250,000	254,698
CIGNA CORP	3.25% 15 Apr 2025	200,000	194,789
CISCO SYSTEMS INC	2.2% 28 Feb 2021	517,000	515,886
CISCO SYSTEMS INC	1.85% 20 Sep 2021	88,000	85,885
CISCO SYSTEMS INC	2.5% 20 Sep 2026	100,000	95,111
CISCO SYSTEMS INC	2.2% 20 Sep 2023	110,000	105,815
CIT GROUP INC	4.25% 15 Aug 2017	600,000	608,250
CITIBANK CREDIT CARD ISSUANCE	2.88% 23 Jan 2023	2,000,000	2,051,602
CITIGROUP COMMERCIAL MORTGAGE	1% 15 Sep 2048	765,000	756,230
CITIGROUP INC	1% 29 Dec 2049	280,000	276,556
CITIGROUP INC	2.05% 07 Dec 2018	353,000	352,960
CITIGROUP INC	1.8% 05 Feb 2018	1,395,000	1,394,220
CITIGROUP INC	2.5% 29 Jul 2019	415,000	417,845
CITIZENS FINANCIAL GROUP	2.375% 28 Jul 2021	30,000	29,419
CMS ENERGY CORP	3% 15 May 2026	60,000	57,747
CNH EQUIPMENT TRUST	1.63% 15 Aug 2021	430,000	428,251
COMCAST CORP	3.15% 01 Mar 2026	294,000	290,082
COMCAST CORP	2.35% 15 Jan 2027	285,000	262,722
COMCAST CORP	3.4% 15 Jul 2046	900,000	785,981
COMM MORTGAGE TRUST	3.528% 10 Dec 2047	600,000	617,234
COMM MORTGAGE TRUST	1% 13 Feb 2032	1,520,000	1,520,000
COMM MORTGAGE TRUST	1% 10 Jul 2048	16,317,075	730,489
COMM MORTGAGE TRUST	1% 10 Jan 2046	19,863,349	1,095,734
COMM MORTGAGE TRUST	1% 10 Aug 2049	1,235,000	1,279,603
COMM MORTGAGE TRUST	3.63% 10 Oct 2048	555,000	571,254
COOPERATIEVE CENTRALE	1% 16 Aug 2017	1,475,000	1,475,000
CORE INDUSTRIAL TRUST	3.04% 10 Feb 2034	100,000	102,030
CORE INDUSTRIAL TRUST	3.077% 10 Feb 2034	930,000	948,294
CORP FINANCIERA DE DESAR	4.75% 15 Jul 2025	320,000	333,200
COSMOPOLITAN HOTEL TRUST	1% 15 Nov 2033	550,000	552,757
COX COMMUNICATIONS INC	3.35% 15 Sep 2026	185,000	176,664
COX COMMUNICATIONS INC	8.375% 01 Mar 2039	39,000	48,636
CRED SUIS GP FUN LTD	2.75% 26 Mar 2020	500,000	495,660
CRED SUIS GP FUN LTD	3.8% 09 Jun 2023	250,000	249,725
CREDIT ACCEPTANCE AUTO LOAN TR	3.04% 15 Aug 2023	1,275,000	1,282,124
CREDIT ACCEPTANCE AUTO LOAN TR	2.4% 15 Feb 2023	1,560,000	1,565,380
CREDIT IND ET CM NY	0.01% 16 Aug 2017	1,460,000	1,460,000
CREDIT SUISSE MORTGAGE TRUST	1% 15 Dec 2049	390,000	401,041
CREDIT SUISSE MORTGAGE TRUST	3.639% 15 Nov 2034	1,100,000	1,146,373
CREDIT SUISSE NY	1.58411% 16 Aug 2017	1,480,000	1,480,000
CREDIT SUISSE NY	1.60544% 24 Aug 2017	1,725,000	1,725,000
CREDIT SUISSE NY	1.6% 04 Aug 2017	997,000	997,000
CROWN CASTLE INTL CORP	3.7% 15 Jun 2026	25,000	24,538
CROWN CASTLE INTL CORP	3.4% 15 Feb 2021	20,000	20,295
CROWN CASTLE INTL CORP	2.25% 01 Sep 2021	110,000	106,419
CVS HEALTH CORP	5.125% 20 Jul 2045	295,000	328,762
CVS HEALTH CORP	5.3% 05 Dec 2043	95,000	107,643
DAIMLER FINANCE NA LLC	1.5% 05 Jul 2019	477,000	469,308
DANONE SA	2.947% 02 Nov 2026	585,000	558,256
DBRR TRUST	1% 18 Dec 2049	133,583	133,458
DELPHI AUTOMOTIVE PLC	4.4% 01 Oct 2046	25,000	22,970

DELPHI CORP	4.15% 15 Mar 2024	38,000	39,168
DEUTSCHE BANK AG LONDON	1.35% 30 May 2017	50,000	49,892
DEUTSCHE BANK AG LONDON	1.4% 13 Feb 2017	760,000	759,756
DIAMOND 1 FIN/DIAMOND 2	6.02% 15 Jun 2026	155,000	167,911
DIAMOND 1 FIN/DIAMOND 2	5.45% 15 Jun 2023	120,000	127,289
DIAMOND 1 FIN/DIAMOND 2	8.35% 15 Jul 2046	35,000	43,095
DIAMOND 1 FIN/DIAMOND 2	8.1% 15 Jul 2036	40,000	47,583
DISCOVER BANK	3.1% 04 Jun 2020	250,000	252,997
DISCOVER BANK	2.6% 13 Nov 2018	330,000	332,862
DISCOVER FINANCIAL SVS	3.75% 04 Mar 2025	65,000	63,548
DISCOVERY COMMUNICATIONS	4.9% 11 Mar 2026	75,000	78,976
DISCOVERY COMMUNICATIONS	3.45% 15 Mar 2025	71,000	67,773
DISCOVERY COMMUNICATIONS	5.05% 01 Jun 2020	6,000	6,440
DISCOVERY COMMUNICATIONS	4.875% 01 Apr 2043	336,000	310,496
DOMINION GAS HLDGS LLC	4.6% 15 Dec 2044	171,000	170,140
DORIC NIMROD 2013 1 CL A	5.25% 30 May 2025	385,510	401,894
DOW CHEMICAL CO/THE	4.375% 15 Nov 2042	35,000	33,975
DRIVE AUTO RECEIVABLES TRUST	2.28% 17 Jun 2019	489,769	490,460
DTE ENERGY CO	3.3% 15 Jun 2022	500,000	508,621
DUKE ENERGY CAROLINAS	3.75% 01 Jun 2045	405,000	385,530
DUKE ENERGY CAROLINAS	2.95% 01 Dec 2026	580,000	570,568
DUKE ENERGY CORP	3.75% 15 Apr 2024	110,000	113,435
DUKE ENERGY FLORIDA LLC	5.9% 01 Mar 2033	345,000	399,187
EASTMAN CHEMICAL CO	3.8% 15 Mar 2025	174,000	175,477
EATON CORP	2.75% 02 Nov 2022	420,000	415,982
EATON CORP	4.15% 02 Nov 2042	360,000	351,891
ECOPETROL SA	4.125% 16 Jan 2025	295,000	276,268
EMERA US FINANCE LP	2.15% 15 Jun 2019	30,000	29,950
EMERA US FINANCE LP	3.55% 15 Jun 2026	15,000	14,745
EMERA US FINANCE LP	4.75% 15 Jun 2046	40,000	40,338
ENBRIDGE ENERGY PARTNERS	7.375% 15 Oct 2045	29,000	35,970
ENBRIDGE ENERGY PARTNERS	5.875% 15 Oct 2025	48,000	53,516
ENBRIDGE INC	3.5% 10 Jun 2024	60,000	58,435
ENERGY TRANSFER PARTNERS	4.75% 15 Jan 2026	209,000	216,073
ENERGY TRANSFER PARTNERS	4.9% 15 Mar 2035	565,000	528,009
ENERGY TRANSFER PARTNERS	4.05% 15 Mar 2025	9,000	8,909
ENERGY TRANSFER PARTNERS	5.15% 15 Mar 2045	90,000	86,317
ENERGY TRANSFER PARTNERS	4.9% 01 Feb 2024	30,000	31,030
ENTERGY CORP	4% 15 Jul 2022	285,000	298,018
ENTERGY CORP	2.95% 01 Sep 2026	70,000	65,481
ENTERPRISE PRODUCTS OPER	4.9% 15 May 2046	100,000	102,650
ENTERPRISE PRODUCTS OPER	5.1% 15 Feb 2045	35,000	36,913
EOG RESOURCES INC	3.9% 01 Apr 2035	75,000	71,027
EOG RESOURCES INC	4.15% 15 Jan 2026	6,000	6,279
EURO BOBL FUTURE MAR17	XEUR 20170308	(3,600,000)	(2,468)
EURO CURRENCY	FOREIGN CURRENCY	66,174	69,797
EXELON CORP	2.85% 15 Jun 2020	100,000	101,068
EXELON CORP	2.45% 15 Apr 2021	10,000	9,880
EXELON CORP	3.4% 15 Apr 2026	25,000	24,529
EXELON CORP	4.95% 15 Jun 2035	64,000	67,898
EXELON CORP	5.625% 15 Jun 2035	112,000	123,930
FANNIE MAE	4.5% 25 Jan 2041	1,540,000	1,686,573
FANNIE MAE	1% 25 Aug 2046	1,385,832	1,382,993
FANNIE MAE	1.25% 17 Aug 2021	545,000	526,726
FANNIE MAE	0.01% 15 May 2030	1,350,000	868,127
FANNIEMAE STRIPS	0.01% 15 May 2029	1,155,000	763,238
FED HM LN PC POOL 1B8062	1% 01 Mar 2041	163,203	171,351
FED HM LN PC POOL 2B0646	1% 01 Jul 2042	328,824	343,375
FED HM LN PC POOL A32162	5% 01 Mar 2035	59,053	64,285
FED HM LN PC POOL A90196	4.5% 01 Dec 2039	45,148	48,713
FED HM LN PC POOL A93534	4% 01 Aug 2040	50,951	53,528
FED HM LN PC POOL A94779	4% 01 Nov 2040	63,945	67,726
FED HM LN PC POOL A94977	4% 01 Nov 2040	63,723	67,496
FED HM LN PC POOL A95144	4% 01 Nov 2040	60,646	63,916
FED HM LN PC POOL A95923	4% 01 Oct 2040	65,381	69,205
FED HM LN PC POOL C00748	6% 01 Apr 2029	509	583
FED HM LN PC POOL C03608	3.5% 01 Dec 2040	216,958	223,477
FED HM LN PC POOL C03811	3.5% 01 Apr 2042	491,080	505,902
FED HM LN PC POOL C04320	3% 01 Dec 2042	420,806	420,635
FED HM LN PC POOL E01157	6% 01 Jun 2017	36	37
FED HM LN PC POOL E88282	6% 01 Mar 2017	5	5
FED HM LN PC POOL E88512	6% 01 Mar 2017	89	89
FED HM LN PC POOL E88786	6% 01 Mar 2017	108	108
FED HM LN PC POOL E88982	6% 01 Apr 2017	155	155
FED HM LN PC POOL E89201	6% 01 Apr 2017	146	147
FED HM LN PC POOL E89336	6% 01 May 2017	147	148
FED HM LN PC POOL E89350	6% 01 Apr 2017	723	724
FED HM LN PC POOL E89435	6% 01 May 2017	89	90
FED HM LN PC POOL E89704	6% 01 May 2017	266	266

FED HM LN PC POOL E91323	6% 01 Sep 2017	600	603
FED HM LN PC POOL G01838	5% 01 Jul 2035	824,745	905,929
FED HM LN PC POOL G01840	5% 01 Jul 2035	635,620	698,754
FED HM LN PC POOL G07613	6% 01 Apr 2039	319,620	371,997
FED HM LN PC POOL G07642	5% 01 Oct 2041	154,588	168,723
FED HM LN PC POOL G07786	4% 01 Aug 2044	923,381	978,090
FED HM LN PC POOL G07962	5% 01 Nov 2041	923,976	1,008,144
FED HM LN PC POOL G08624	4% 01 Jan 2045	0	0
FED HM LN PC POOL G08655	4% 01 Jul 2045	4,033,606	4,238,554
FED HM LN PC POOL G08672	4% 01 Oct 2045	461,606	485,056
FED HM LN PC POOL G08688	4% 01 Jan 2046	3,012,629	3,165,927
FED HM LN PC POOL G08694	4% 01 Feb 2046	818,954	860,611
FED HM LN PC POOL G08706	3.5% 01 May 2046	4,497,170	4,608,824
FED HM LN PC POOL G08711	3.5% 01 Jun 2046	4,587,343	4,701,500
FED HM LN PC POOL G08723	4% 01 Sep 2046	1,731,325	1,822,032
FED HM LN PC POOL G08728	4% 01 Oct 2046	1,053,349	1,108,211
FED HM LN PC POOL G08738	3.5% 01 Dec 2046	1,584,173	1,623,680
FED HM LN PC POOL G08742	3.5% 01 Jan 2047	2,760,323	2,829,159
FED HM LN PC POOL G14989	2.5% 01 Feb 2024	17,944	18,267
FED HM LN PC POOL G15520	3% 01 Jul 2030	225,711	232,128
FED HM LN PC POOL G60018	4.5% 01 Dec 2043	353,051	381,650
FED HM LN PC POOL G60148	4.5% 01 Jul 2045	0	0
FED HM LN PC POOL G60198	4.5% 01 Sep 2044	515,622	554,174
FED HM LN PC POOL G60250	3.5% 01 Oct 2045	0	0
FED HM LN PC POOL G60718	3% 01 Sep 2046	181,460	180,430
FED HM LN PC POOL J00625	5% 01 Dec 2020	10,682	11,159
FED HM LN PC POOL J12438	4.5% 01 Jun 2025	420,010	442,697
FED HM LN PC POOL J31418	2.5% 01 May 2030	130,509	130,933
FED HM LN PC POOL J31689	3% 01 May 2030	261,212	268,826
FED HM LN PC POOL J32181	3% 01 Jul 2030	26,411	27,184
FED HM LN PC POOL J32204	2.5% 01 Jul 2030	48,909	49,061
FED HM LN PC POOL J32209	2.5% 01 Jul 2030	46,017	46,167
FED HM LN PC POOL J32436	3% 01 Aug 2030	30,155	31,012
FED HM LN PC POOL J32491	2.5% 01 Jul 2030	10,386	10,417
FED HM LN PC POOL Q00093	4% 01 Apr 2041	3,225	3,404
FED HM LN PC POOL Q00804	4.5% 01 May 2041	139,572	150,207
FED HM LN PC POOL Q00959	4.5% 01 May 2041	146,630	157,392
FED HM LN PC POOL Q03841	4% 01 Oct 2041	65,498	69,348
FED HM LN PC POOL Q04022	4% 01 Oct 2041	61,613	65,233
FED HM LN PC POOL Q11750	3.5% 01 Oct 2042	69,302	71,370
FED HM LN PC POOL Q11909	3.5% 01 Oct 2042	26,461	27,163
FED HM LN PC POOL Q12162	3.5% 01 Aug 2042	46,941	48,359
FED HM LN PC POOL Q14866	3% 01 Jan 2043	454,055	453,870
FED HM LN PC POOL Q15442	3.5% 01 Feb 2043	78,817	81,342
FED HM LN PC POOL Q16403	3% 01 Mar 2043	308,097	307,971
FED HM LN PC POOL Q16673	3% 01 Mar 2043	726,008	725,712
FED HM LN PC POOL Q17039	3% 01 Mar 2043	353,202	353,059
FED HM LN PC POOL Q17095	3% 01 Apr 2043	226,149	226,056
FED HM LN PC POOL Q17122	3% 01 Apr 2043	225,406	225,315
FED HM LN PC POOL Q18718	3.5% 01 Jun 2043	50,957	52,464
FED HM LN PC POOL Q20021	3.5% 01 Jul 2043	311,898	321,894
FED HM LN PC POOL Q20206	3.5% 01 Jul 2043	301,113	310,096
FED HM LN PC POOL Q21579	4% 01 Sep 2043	70,530	74,711
FED HM LN PC POOL Q24368	3.5% 01 Jan 2044	35,809	36,877
FED HM LN PC POOL Q24894	4.5% 01 Feb 2044	234,052	251,451
FED HM LN PC POOL Q25643	4% 01 Apr 2044	144,466	152,475
FED HM LN PC POOL Q25812	3.5% 01 Apr 2044	28,082	28,900
FED HM LN PC POOL Q25988	3.5% 01 May 2044	21,836	22,488
FED HM LN PC POOL Q26218	3.5% 01 May 2044	41,502	42,830
FED HM LN PC POOL Q26452	3.5% 01 May 2044	29,504	30,382
FED HM LN PC POOL Q26707	3.5% 01 Jun 2044	36,843	37,938
FED HM LN PC POOL Q27319	3.5% 01 Jul 2044	35,444	36,573
FED HM LN PC POOL Q27375	4.5% 01 Jul 2044	0	0
FED HM LN PC POOL Q27843	3.5% 01 Aug 2044	75,653	77,905
FED HM LN PC POOL Q28604	3.5% 01 Sep 2044	32,873	33,878
FED HM LN PC POOL Q28605	3.5% 01 Sep 2044	78,804	81,155
FED HM LN PC POOL Q36302	3.5% 01 Sep 2045	27,767	28,629
FED HM LN PC POOL Q36965	3.5% 01 Oct 2045	0	0
FED HM LN PC POOL Q36972	4% 01 Oct 2045	291,120	307,549
FED HM LN PC POOL Q37738	4% 01 Dec 2045	13,166	13,838
FED HM LN PC POOL Q37955	4% 01 Dec 2045	43,248	45,740
FED HM LN PC POOL Q37957	4% 01 Dec 2045	54,945	57,998
FED HM LN PC POOL Q38076	4% 01 Jan 2046	67,297	70,728
FED HM LN PC POOL Q38422	4% 01 Jan 2046	9,715	10,209
FED HM LN PC POOL Q38643	3.5% 01 Feb 2046	1,195,169	1,224,764
FED HM LN PC POOL Q38938	3.5% 01 Feb 2046	409,809	419,978
FED HM LN PC POOL Q44853	3% 01 Dec 2046	175,026	174,086
FED HM LN PC POOL Q45064	3% 01 Dec 2046	169,748	168,784
FED HM LN PC POOL Q45079	3% 01 Dec 2046	73,754	73,495

FED HM LN PC POOL Q45080	3% 01 Dec 2046	85,428	85,075
FED HM LN PC POOL Q45083	3% 01 Dec 2046	44,673	44,572
FED HM LN PC POOL V60696	3% 01 Jan 2030	59,729	61,420
FED HM LN PC POOL V60724	3% 01 Jan 2030	83,847	86,222
FED HM LN PC POOL V60770	2.5% 01 Mar 2030	119,078	119,538
FED HM LN PC POOL V60796	2.5% 01 May 2030	181,870	182,408
FED HM LN PC POOL V60840	3% 01 Jun 2030	494,835	509,012
FED HM LN PC POOL V60886	2.5% 01 Aug 2030	199,976	200,626
FED HM LN PC POOL V60902	2.5% 01 Aug 2030	149,873	150,360
FED HM LN PC POOL V60903	2.5% 01 Sep 2030	146,383	146,838
FED HM LN PC POOL V60904	2.5% 01 Sep 2030	303,630	304,528
FED HM LN PC POOL V60905	2.5% 01 Jul 2030	14,068	14,110
FED HM LN PC POOL V60908	3% 01 Aug 2030	303,773	312,487
FED HM LN PC POOL V60909	3% 01 Aug 2030	47,058	48,409
FED HM LN PC POOL V80355	3.5% 01 Aug 2043	613,776	633,447
FED HM LN PC POOL V82848	3% 01 Dec 2046	682,390	679,573
FEDERAL HOME LOAN BANK	4% 01 Sep 2028	1,380,000	1,512,684
FEDEX CORP	4.55% 01 Apr 2046	220,000	221,696
FEDEX CORP	4.1% 01 Feb 2045	99,000	92,698
FHLMC TBA 15 YR 2.5	2.5% 23 Jan 2032	(1,256,000)	(1,258,257)
FHLMC TBA 15 YR 3	3% 23 Jan 2032	(1,528,000)	(1,567,880)
FHLMC TBA 15 YR 4.5	4.5% 23 Jan 2032	(200,000)	(204,828)
FHLMC TBA 30 YR 3	3% 18 Jan 2047	131,000	130,080
FHLMC TBA 30 YR 3	3% 18 Jan 2047	(2,614,000)	(2,595,635)
FHLMC TBA 30 YR 3	3% 14 Nov 2046	1,206,000	1,201,689
FHLMC TBA 30 YR 3	3% 14 Nov 2046	(1,206,000)	(1,201,689)
FHLMC TBA 30 YR 3.5	3.5% 18 Jan 2047	(8,973,127)	(9,187,970)
FHLMC TBA 30 YR 3.5	3.5% 13 Dec 2046	4,530,000	4,641,638
FHLMC TBA 30 YR 3.5	3.5% 13 Dec 2046	(4,530,000)	(4,641,638)
FHLMC TBA 30 YR 4	4% 13 Feb 2047	(8,182,036)	(8,583,627)
FHLMC TBA 30 YR 4	4% 18 Jan 2047	8,182,036	8,593,854
FHLMC TBA 30 YR 4	4% 18 Jan 2047	(8,182,036)	(8,593,854)
FHLMC TBA 30 YR 4.5	4.5% 18 Jan 2047	100,000	107,337
FHLMC TBA 30 YR 4.5	4.5% 18 Jan 2047	(1,464,000)	(1,571,418)
FHLMC TBA 30 YR 5	5% 18 Jan 2047	(1,900,000)	(2,068,773)
FHLMC TBA 30 YR 5.5	5.5% 18 Jan 2047	2,700,000	2,993,625
FIDELITY NATIONAL INFORM	5% 15 Oct 2025	75,000	81,685
FIDELITY NATIONAL INFORM	3.5% 15 Apr 2023	65,000	65,828
FIFTH THIRD BANK	2.15% 20 Aug 2018	206,000	207,302
FMS WERTMANAGEMENT	1.625% 20 Nov 2018	3,017,000	3,027,415
FNMA POOL 254693	5.5% 01 Apr 2033	211,430	237,111
FNMA POOL 256889	5.5% 01 Sep 2017	8,021	8,066
FNMA POOL 257369	5.5% 01 Sep 2018	26,212	26,824
FNMA POOL 305049	9.5% 01 Feb 2025	3,918	3,935
FNMA POOL 305113	9.5% 01 Mar 2025	512	514
FNMA POOL 306419	9.5% 01 Mar 2025	16,774	17,143
FNMA POOL 316338	9.5% 01 Jul 2025	1,650	1,657
FNMA POOL 324556	9.5% 01 Aug 2025	719	722
FNMA POOL 555299	1% 01 Nov 2017	79	79
FNMA POOL 555424	1% 01 May 2033	623,611	698,528
FNMA POOL 677377	5.5% 01 Jan 2033	978,835	1,097,251
FNMA POOL 695460	5.5% 01 Apr 2018	100,133	101,467
FNMA POOL 725206	1% 01 Feb 2034	347,265	389,486
FNMA POOL 725424	1% 01 Apr 2034	8,984	10,077
FNMA POOL 725946	1% 01 Nov 2034	157,607	176,754
FNMA POOL 735989	1% 01 Feb 2035	473,578	531,079
FNMA POOL 819967	5.5% 01 Apr 2035	146,019	165,420
FNMA POOL 888202	1% 01 Feb 2017	2,865	2,861
FNMA POOL 889183	1% 01 Sep 2021	91,799	95,055
FNMA POOL 889466	1% 01 May 2038	208,124	239,860
FNMA POOL 889529	1% 01 Mar 2038	64,064	73,561
FNMA POOL 889983	1% 01 Oct 2038	109,302	123,805
FNMA POOL 995113	1% 01 Sep 2036	27,172	30,474
FNMA POOL AB0686	4% 01 Jan 2036	216,749	229,520
FNMA POOL AB1226	4.5% 01 Jul 2040	72,921	78,594
FNMA POOL AB1614	4% 01 Oct 2040	862,636	913,158
FNMA POOL AB3314	4.5% 01 Jul 2041	41,795	45,130
FNMA POOL AB4054	4% 01 Dec 2041	146,465	155,668
FNMA POOL AB4530	4% 01 Feb 2042	179,756	189,851
FNMA POOL AB6512	3.5% 01 Oct 2042	168,375	173,610
FNMA POOL AB7271	3% 01 Dec 2042	318,110	318,019
FNMA POOL AB7425	3% 01 Dec 2042	255,644	255,571
FNMA POOL AB7755	3% 01 Jan 2043	448,190	448,062
FNMA POOL AB7762	3% 01 Feb 2043	288,595	288,512
FNMA POOL AB8558	3% 01 Feb 2043	290,754	290,671
FNMA POOL AB8701	3% 01 Mar 2043	878,315	878,065
FNMA POOL AB8712	3% 01 Mar 2043	100,841	100,812
FNMA POOL AB8830	3% 01 Mar 2043	314,396	314,306
FNMA POOL AB8923	3% 01 Apr 2043	306,083	305,995

FNMA POOL AB8924	3% 01 Apr 2043	222,080	222,017
FNMA POOL AB9016	3% 01 Apr 2043	804,822	804,593
FNMA POOL AB9033	3% 01 Apr 2043	69,998	69,978
FNMA POOL AB9173	3% 01 May 2043	593,342	593,173
FNMA POOL AB9462	3% 01 May 2043	366,891	366,786
FNMA POOL AB9564	3% 01 Jun 2043	43,989	43,977
FNMA POOL AB9662	3% 01 Jun 2043	465,729	465,595
FNMA POOL AC9312	4% 01 Oct 2041	47,404	49,904
FNMA POOL AD6391	4.5% 01 May 2025	681,460	720,449
FNMA POOL AD7992	4.5% 01 Jul 2040	153,497	165,381
FNMA POOL AD8036	4.5% 01 Aug 2040	824,583	890,363
FNMA POOL AD9136	4% 01 Aug 2040	5,168	5,451
FNMA POOL AE0028	1% 01 Oct 2039	859,044	973,331
FNMA POOL AE0113	1% 01 Jul 2040	191,987	201,996
FNMA POOL AE0216	1% 01 Aug 2040	342,894	361,171
FNMA POOL AE0823	1% 01 Sep 2040	67,030	75,866
FNMA POOL AE2873	4.5% 01 Aug 2040	67,515	72,927
FNMA POOL AE7535	4% 01 Oct 2040	18,044	19,003
FNMA POOL AE8407	4% 01 Nov 2040	62,132	65,414
FNMA POOL AH0006	4% 01 Dec 2040	42,629	44,991
FNMA POOL AH0946	4% 01 Dec 2040	279,993	295,418
FNMA POOL AH6958	1% 01 Feb 2041	211,884	221,517
FNMA POOL AH7036	4.5% 01 Mar 2041	68,747	74,340
FNMA POOL AI1186	4% 01 Apr 2041	30,287	31,969
FNMA POOL AJ1541	4% 01 Sep 2041	772,261	812,220
FNMA POOL AJ7684	4% 01 Dec 2041	49,737	52,866
FNMA POOL AK7510	3.5% 01 Apr 2042	25,780	26,591
FNMA POOL AK9225	3.5% 01 Jun 2042	14,103	14,546
FNMA POOL AL0533	1% 01 Jul 2041	528,405	559,385
FNMA POOL AL1472	1% 01 May 2039	129,924	140,479
FNMA POOL AL1704	1% 01 May 2040	653,284	742,199
FNMA POOL AL1938	1% 01 Dec 2026	576,912	605,083
FNMA POOL AL2003	1% 01 Jun 2042	106,248	112,149
FNMA POOL AL2168	1% 01 Jun 2042	62,726	64,693
FNMA POOL AL2242	1% 01 Aug 2042	57,424	60,427
FNMA POOL AL2482	1% 01 Sep 2042	285,932	307,858
FNMA POOL AL2607	1% 01 Jul 2042	84,130	88,510
FNMA POOL AL2683	1% 01 Sep 2026	731,583	772,673
FNMA POOL AL2901	1% 01 Sep 2042	105,726	111,598
FNMA POOL AL2935	1% 01 Feb 2043	210,500	217,084
FNMA POOL AL3162	1% 01 Feb 2043	1,715,971	1,715,482
FNMA POOL AL3759	1% 01 May 2043	212,506	212,446
FNMA POOL AL4009	1% 01 Jul 2043	1,999,287	2,064,662
FNMA POOL AL4010	1% 01 Jul 2043	676,924	697,904
FNMA POOL AL4142	1% 01 Jun 2041	148,764	168,718
FNMA POOL AL4244	1% 01 Jul 2042	2,146,763	2,281,835
FNMA POOL AL4245	1% 01 Sep 2028	1,269,115	1,331,431
FNMA POOL AL4682	1% 01 Dec 2043	688,483	711,112
FNMA POOL AL4903	1% 01 Sep 2025	100,576	103,650
FNMA POOL AL4922	1% 01 Feb 2029	541,089	567,532
FNMA POOL AL5097	1% 01 Sep 2043	1,538,819	1,658,256
FNMA POOL AL5231	1% 01 Sep 2042	437,242	470,839
FNMA POOL AL5601	1% 01 Aug 2044	1,741,453	1,851,068
FNMA POOL AL5884	1% 01 Aug 2029	1,036,665	1,087,457
FNMA POOL AL5956	1% 01 May 2027	532,748	562,356
FNMA POOL AL6055	1% 01 Dec 2042	232,687	247,324
FNMA POOL AL6144	1% 01 Jan 2030	887,881	913,034
FNMA POOL AL6161	1% 01 Dec 2029	1,536,734	1,616,226
FNMA POOL AL6302	1% 01 Oct 2041	700,650	755,674
FNMA POOL AL6583	1% 01 Mar 2030	178,101	183,218
FNMA POOL AL6584	1% 01 Apr 2030	153,682	158,036
FNMA POOL AL6626	1% 01 Dec 2042	137,407	145,068
FNMA POOL AL6761	1% 01 May 2030	89,203	91,764
FNMA POOL AL6887	1% 01 Apr 2044	1,790,442	1,931,137
FNMA POOL AL6918	1% 01 Sep 2025	50,882	52,018
FNMA POOL AL7139	1% 01 Jul 2030	120,435	123,871
FNMA POOL AL7167	1% 01 Jan 2041	85,224	90,463
FNMA POOL AL7225	1% 01 Aug 2030	221,788	228,120
FNMA POOL AL7226	1% 01 Aug 2030	72,929	74,960
FNMA POOL AL7227	1% 01 Aug 2030	200,414	206,087
FNMA POOL AL7369	1% 01 Jan 2043	166,955	175,896
FNMA POOL AL7442	1% 01 Oct 2045	100,856	107,133
FNMA POOL AL7443	1% 01 Oct 2045	139,023	147,308
FNMA POOL AL7521	1% 01 Jun 2039	2,518,864	2,763,142
FNMA POOL AL7531	1% 01 Sep 2028	0	0
FNMA POOL AL7577	1% 01 Oct 2043	125,989	133,017
FNMA POOL AL7660	1% 01 Nov 2045	292,279	318,916
FNMA POOL AL7661	1% 01 Oct 2045	182,136	197,777
FNMA POOL AL7747	1% 01 Nov 2045	52,859	57,386

FNMA POOL AL8776	1% 01 Jul 2046	1,390,832	1,426,826
FNMA POOL AL8803	1% 01 Jun 2046	2,321,422	2,381,355
FNMA POOL AL9031	1% 01 Aug 2046	13,381	13,357
FNMA POOL AL9045	1% 01 Sep 2046	181,514	180,831
FNMA POOL AL9214	1% 01 Sep 2046	245,547	244,259
FNMA POOL AL9215	1% 01 Oct 2046	512,886	510,355
FNMA POOL AL9227	1% 01 Oct 2036	18,519	18,761
FNMA POOL AL9266	1% 01 Oct 2046	404,640	402,518
FNMA POOL AL9325	1% 01 Nov 2046	528,133	526,751
FNMA POOL AL9405	1% 01 Jun 2044	1,687,913	1,741,006
FNMA POOL AL9481	1% 01 Nov 2046	89,790	89,626
FNMA POOL AO2114	4% 01 May 2042	92,730	97,730
FNMA POOL AO2881	3.5% 01 May 2042	8,282	8,509
FNMA POOL AO2961	4% 01 May 2042	289,178	305,417
FNMA POOL AO3048	3.5% 01 Jun 2042	8,861	9,139
FNMA POOL AO3107	3.5% 01 Jun 2042	63,394	65,385
FNMA POOL AO6482	1% 01 Jul 2042	80,772	84,477
FNMA POOL AO9707	3.5% 01 Jul 2042	18,647	19,232
FNMA POOL AP0006	1% 01 Jul 2042	489,512	515,779
FNMA POOL AP4100	3.5% 01 Sep 2042	210,335	216,863
FNMA POOL AQ0393	3.5% 01 Oct 2042	81,137	83,792
FNMA POOL AR7568	3% 01 Mar 2043	168,183	168,135
FNMA POOL AR7576	3% 01 Mar 2043	203,108	203,050
FNMA POOL AR8630	3% 01 Apr 2043	378,473	378,365
FNMA POOL AR9194	3% 01 Mar 2043	880,434	880,183
FNMA POOL AR9218	3% 01 Mar 2043	322,044	321,952
FNMA POOL AS0209	3.5% 01 Aug 2043	856,019	882,426
FNMA POOL AS1453	3.5% 01 Jan 2044	142,333	147,011
FNMA POOL AS1539	3.5% 01 Jan 2044	229,035	236,182
FNMA POOL AS2591	3.5% 01 Jun 2044	18,323	18,896
FNMA POOL AS2676	3% 01 Jun 2029	575,883	592,185
FNMA POOL AS3031	3.5% 01 Aug 2044	0	0
FNMA POOL AS3034	3.5% 01 Aug 2044	0	0
FNMA POOL AS3220	3% 01 Sep 2029	360,452	370,669
FNMA POOL AS3355	3% 01 Sep 2029	119,307	122,732
FNMA POOL AS3642	4% 01 Oct 2044	205,403	218,288
FNMA POOL AS3753	3.5% 01 Nov 2029	1,530,966	1,606,258
FNMA POOL AS4067	4% 01 Dec 2044	366,422	389,224
FNMA POOL AS4308	4% 01 Feb 2045	165,838	175,621
FNMA POOL AS4349	4% 01 Jan 2045	257,848	273,867
FNMA POOL AS5548	2.5% 01 Aug 2030	92,591	92,856
FNMA POOL AS5614	2.5% 01 Aug 2030	120,656	121,018
FNMA POOL AS5616	2.5% 01 Aug 2030	233,123	233,759
FNMA POOL AS5622	3% 01 Aug 2030	165,770	170,507
FNMA POOL AS5623	3% 01 Aug 2030	168,165	172,932
FNMA POOL AS5707	3.5% 01 Aug 2030	32,120	33,675
FNMA POOL AS5708	3.5% 01 Aug 2030	131,899	138,908
FNMA POOL AS5714	3% 01 Sep 2030	115,704	119,014
FNMA POOL AS5728	3% 01 Sep 2030	156,560	161,099
FNMA POOL AS5786	2.5% 01 Sep 2030	112,353	112,675
FNMA POOL AS5872	2.5% 01 Sep 2030	132,258	132,656
FNMA POOL AS5949	4% 01 Oct 2045	477,123	505,565
FNMA POOL AS5952	4.5% 01 Oct 2045	252,431	274,240
FNMA POOL AS6008	4% 01 Oct 2045	312,261	331,702
FNMA POOL AS6009	4% 01 Oct 2045	229,789	244,095
FNMA POOL AS6115	2.5% 01 Nov 2030	129,761	130,118
FNMA POOL AS6116	2.5% 01 Nov 2030	130,950	131,272
FNMA POOL AS6141	2.5% 01 Nov 2030	130,342	130,733
FNMA POOL AS6142	2.5% 01 Nov 2030	114,758	115,092
FNMA POOL AS6230	4.5% 01 Nov 2045	231,549	251,607
FNMA POOL AS6233	4.5% 01 Nov 2045	22,029	23,859
FNMA POOL AS6234	4.5% 01 Nov 2045	198,521	216,826
FNMA POOL AS6347	4% 01 Dec 2045	434,674	460,480
FNMA POOL AS6662	4% 01 Feb 2046	276,103	292,575
FNMA POOL AS6879	3.5% 01 Mar 2046	0	0
FNMA POOL AS7320	2.5% 01 Jun 2031	135,798	136,214
FNMA POOL AS7362	3% 01 Jun 2046	71,710	71,490
FNMA POOL AS7365	3% 01 Jun 2046	8,979	8,932
FNMA POOL AS7370	3% 01 Jun 2046	41,236	41,160
FNMA POOL AS7605	2.5% 01 Jul 2031	161,450	161,944
FNMA POOL AS7617	2.5% 01 Jul 2031	250,786	251,554
FNMA POOL AS7878	3% 01 Sep 2046	123,522	123,143
FNMA POOL AS7889	3% 01 Sep 2046	62,849	62,734
FNMA POOL AS7999	3% 01 Sep 2046	121,337	120,888
FNMA POOL AS8009	2.5% 01 Oct 2031	228,346	229,015
FNMA POOL AS8193	2.5% 01 Oct 2031	309,412	310,319
FNMA POOL AS8195	2.5% 01 Oct 2031	53,236	53,434
FNMA POOL AS8208	2.5% 01 Oct 2031	392,314	393,525

FNMA POOL AS8240	2.5% 01 Nov 2031	224,865	225,559
FNMA POOL AS8241	2.5% 01 Nov 2031	203,849	204,447
FNMA POOL AS8245	2.5% 01 Nov 2031	170,265	170,896
FNMA POOL AS8348	3% 01 Nov 2036	129,872	131,564
FNMA POOL AS8349	3% 01 Nov 2036	54,387	55,096
FNMA POOL AS8461	3.5% 01 Dec 2046	2,684,992	2,754,544
FNMA POOL AS8486	3% 01 Dec 2046	532,138	530,172
FNMA POOL AS8531	3.5% 01 Oct 2046	306,392	314,480
FNMA POOL AS8553	3% 01 Dec 2036	155,138	157,159
FNMA POOL AS8589	3% 01 Jan 2047	61,000	60,812
FNMA POOL AT2037	3% 01 Apr 2043	131,362	131,325
FNMA POOL AT2040	3% 01 Apr 2043	402,605	402,491
FNMA POOL AT2043	3% 01 Apr 2043	229,194	229,128
FNMA POOL AT2719	3% 01 May 2043	914,905	914,644
FNMA POOL AT4957	3.5% 01 May 2043	343,411	354,685
FNMA POOL AT6144	4% 01 May 2042	134,022	142,444
FNMA POOL AT6654	3% 01 May 2043	358,022	357,920
FNMA POOL AT7267	3.5% 01 Sep 2043	25,542	26,339
FNMA POOL AT7333	3.5% 01 Aug 2043	19,389	19,996
FNMA POOL AT7676	3% 01 Jun 2043	133,846	133,808
FNMA POOL AT7940	3.5% 01 Jul 2043	542,703	560,519
FNMA POOL AT8464	3.5% 01 Jul 2043	353,949	365,048
FNMA POOL AU0570	3.5% 01 Aug 2043	147,463	152,013
FNMA POOL AU0613	3.5% 01 Aug 2043	243,916	251,441
FNMA POOL AU1633	3.5% 01 Jul 2043	848,898	875,428
FNMA POOL AU3032	3.5% 01 Aug 2043	20,199	20,832
FNMA POOL AU3267	3.5% 01 Aug 2043	79,720	82,335
FNMA POOL AU3270	3.5% 01 Aug 2043	149,047	153,642
FNMA POOL AU7247	3.5% 01 Oct 2043	31,313	32,346
FNMA POOL AV6577	4% 01 Mar 2044	83,100	88,051
FNMA POOL AV8080	3.5% 01 Jun 2044	0	0
FNMA POOL AV8711	3.5% 01 Mar 2029	876,624	919,398
FNMA POOL AW0937	3% 01 Apr 2029	412,498	424,154
FNMA POOL AW1247	3% 01 May 2029	298,272	306,826
FNMA POOL AW7055	4% 01 Jul 2044	38,893	41,082
FNMA POOL AW8166	3% 01 Feb 2027	0	0
FNMA POOL AW9217	3.5% 01 Aug 2044	0	0
FNMA POOL AX1321	3.5% 01 Sep 2029	307,423	322,537
FNMA POOL AX3298	3% 01 Aug 2030	31,508	32,423
FNMA POOL AX6255	4% 01 Dec 2044	22,173	23,554
FNMA POOL AX8713	4% 01 Jan 2045	181,381	192,168
FNMA POOL AX9372	4% 01 Dec 2044	180,377	191,124
FNMA POOL AX9700	3% 01 Jul 2030	41,488	42,691
FNMA POOL AX9701	3% 01 Jul 2030	128,702	132,383
FNMA POOL AY0299	4% 01 Dec 2044	26,301	27,946
FNMA POOL AY0828	2.5% 01 May 2030	62,403	62,629
FNMA POOL AY1866	4% 01 Feb 2045	39,576	42,038
FNMA POOL AY2693	4% 01 Feb 2045	86,129	91,082
FNMA POOL AY2953	3.5% 01 May 2045	0	0
FNMA POOL AY3416	2.5% 01 Apr 2030	123,897	124,274
FNMA POOL AY8218	4% 01 May 2045	43,076	45,495
FNMA POOL AZ0625	4% 01 May 2045	78,719	83,261
FNMA POOL AZ1097	4% 01 Oct 2045	20,809	21,897
FNMA POOL AZ2170	2.5% 01 Jul 2030	54,013	54,175
FNMA POOL AZ2297	3% 01 Jul 2030	25,073	25,770
FNMA POOL AZ2670	4% 01 Oct 2045	155,455	163,521
FNMA POOL AZ4777	3.5% 01 Oct 2045	0	0
FNMA POOL AZ5719	3% 01 Sep 2030	69,821	71,758
FNMA POOL AZ7833	3% 01 Aug 2030	35,506	36,537
FNMA POOL AZ8597	3% 01 Aug 2030	15,302	15,746
FNMA POOL AZ8885	4% 01 Oct 2045	498,005	523,882
FNMA POOL AZ9243	4% 01 Oct 2045	42,669	45,325
FNMA POOL AZ9244	4% 01 Oct 2045	48,632	51,531
FNMA POOL BA2877	4% 01 Oct 2045	54,914	58,084
FNMA POOL BA2878	4% 01 Oct 2045	54,832	58,063
FNMA POOL BA2879	4% 01 Oct 2045	55,662	58,960
FNMA POOL BA2889	4% 01 Nov 2045	0	0
FNMA POOL BA2904	4% 01 Nov 2045	154,416	163,043
FNMA POOL BA2905	4% 01 Nov 2045	248,999	263,722
FNMA POOL BA2924	4% 01 Dec 2045	67,961	71,677
FNMA POOL BA3107	4% 01 Jan 2046	261,014	274,554
FNMA POOL BA3523	4% 01 Nov 2045	62,450	65,689
FNMA POOL BA4736	4% 01 Dec 2045	129,905	138,016
FNMA POOL BA4737	4% 01 Dec 2045	150,498	159,528
FNMA POOL BA4781	4% 01 Jan 2046	173,026	183,899
FNMA POOL BC2628	2.5% 01 Nov 2031	20,795	20,872
FNMA POOL BC2629	2.5% 01 Nov 2031	22,516	22,586
FNMA POOL BC2631	2.5% 01 Nov 2031	42,687	42,806
FNMA POOL BC5646	3.5% 01 Jul 2046	146,128	149,913

FNMA POOL BC5660	3.5% 01 Jul 2046	121,705	124,858
FNMA POOL BD8962	3% 01 Nov 2046	32,704	32,555
FNMA POOL BD8963	3% 01 Nov 2046	23,955	23,839
FNMA POOL BE1895	3% 01 Dec 2036	663,324	671,965
FNMA POOL BE1896	3% 01 Dec 2036	127,673	129,336
FNMA POOL BF0056	6% 01 Jul 2039	183,179	205,467
FNMA POOL MA2578	3.5% 01 Apr 2046	1,250,916	1,283,111
FNMA POOL MA2864	3.5% 01 Jan 2047	2,631,619	2,702,447
FNMA TBA 15 YR 2	2% 23 Jan 2032	1,100,000	1,071,146
FNMA TBA 15 YR 2.5	2.5% 23 Jan 2032	2,137,000	2,140,381
FNMA TBA 15 YR 3	3% 23 Jan 2032	804,000	825,042
FNMA TBA 15 YR 3.5	3.5% 23 Jan 2032	(6,989,000)	(7,281,255)
FNMA TBA 15 YR 4.5	4.5% 23 Jan 2032	(300,000)	(307,805)
FNMA TBA 30 YR 2.5	2.5% 13 Dec 2046	1,000,000	952,299
FNMA TBA 30 YR 2.5	2.5% 25 Sep 2046	1,000,000	951,350
FNMA TBA 30 YR 3	3% 18 Jan 2047	3,548,000	3,524,632
FNMA TBA 30 YR 3	3% 18 Jan 2047	(3,193,000)	(3,171,970)
FNMA TBA 30 YR 3	3% 14 Nov 2046	11,329,000	11,295,105
FNMA TBA 30 YR 3	3% 14 Nov 2046	(11,329,000)	(11,295,105)
FNMA TBA 30 YR 3	3% 13 Dec 2046	14,462,000	14,382,662
FNMA TBA 30 YR 3	3% 13 Dec 2046	(14,462,000)	(14,382,662)
FNMA TBA 30 YR 3.5	3.5% 18 Jan 2047	24,500	25,111
FNMA TBA 30 YR 3.5	3.5% 18 Jan 2047	(5,588,000)	(5,727,264)
FNMA TBA 30 YR 3.5	3.5% 13 Sep 2047	450,000	475,260
FNMA TBA 30 YR 3.5	3.5% 13 Sep 2047	(450,000)	(475,260)
FNMA TBA 30 YR 3.5	3.5% 13 Dec 2046	6,390,000	6,552,153
FNMA TBA 30 YR 3.5	3.5% 13 Dec 2046	(6,390,000)	(6,552,153)
FNMA TBA 30 YR 4	4% 18 Jan 2047	1,738,000	1,827,174
FNMA TBA 30 YR 4	4% 18 Jan 2047	(3,416,000)	(3,591,270)
FNMA TBA 30 YR 4	4% 13 Feb 2047	(1,533,000)	(1,609,500)
FNMA TBA 30 YR 4.5	4.5% 13 Feb 2047	(325,000)	(349,166)
FNMA TBA 30 YR 4.5	4.5% 18 Jan 2047	325,000	349,565
FNMA TBA 30 YR 4.5	4.5% 18 Jan 2047	(543,000)	(584,043)
FNMA TBA 30 YR 5	5% 18 Jan 2047	(2,435,000)	(2,652,628)
FNMA TBA 30 YR 5.5	5.5% 18 Jan 2047	(1,200,000)	(1,333,969)
FNMA TBA 30 YR 6	6% 18 Jan 2047	107,000	121,161
FORD CREDIT FLOORPLAN MASTER O	1.76% 15 Feb 2021	1,605,000	1,600,826
FORD CREDIT FLOORPLAN MASTER O	1.77% 15 Aug 2020	1,260,000	1,261,844
FORD MOTOR CREDIT CO LLC	2.943% 08 Jan 2019	500,000	505,706
FORD MOTOR CREDIT CO LLC	1.724% 06 Dec 2017	865,000	864,346
FOREST LABORATORIES LLC	5% 15 Dec 2021	320,000	345,979
FOREST LABORATORIES LLC	4.375% 01 Feb 2019	36,000	37,409
FREDDIE MAC	1% 15 May 2041	596,919	596,921
FREDDIE MAC	1% 15 Aug 2046	707,536	702,668
FREDDIE MAC	4.5% 15 Mar 2044	537,449	604,833
FREDDIE MAC	4% 15 Apr 2044	801,116	843,845
FREDDIE MAC	6.75% 15 Mar 2031	204,000	287,515
FREDDIE MAC	6.25% 15 Jul 2032	734,000	1,010,087
GENERAL DYNAMICS CORP	2.125% 15 Aug 2026	60,000	55,427
GENERAL ELECTRIC CO	4.5% 11 Mar 2044	315,000	338,145
GENERAL ELECTRIC CO	2.7% 09 Oct 2022	755,000	754,860
GENERAL ELECTRIC CO	6.15% 07 Aug 2037	180,000	232,330
GENERAL MOTORS FINL CO	3.45% 10 Apr 2022	505,000	499,412
GENERAL MOTORS FINL CO	3.5% 10 Jul 2019	1,240,000	1,262,636
GENERAL MOTORS FINL CO	3.2% 06 Jul 2021	430,000	426,413
GILEAD SCIENCES INC	4.75% 01 Mar 2046	117,000	121,057
GILEAD SCIENCES INC	4.8% 01 Apr 2044	170,000	176,522
GILEAD SCIENCES INC	2.5% 01 Sep 2023	30,000	28,930
GILEAD SCIENCES INC	4.15% 01 Mar 2047	170,000	161,467
GILEAD SCIENCES INC	2.95% 01 Mar 2027	80,000	76,565
GNMA I TBA 30 YR 3	3% 24 Jan 2047	1,600,000	1,616,937
GNMA I TBA 30 YR 3.5	3.5% 24 Jan 2047	1,300,000	1,351,744
GNMA I TBA 30 YR 4	4% 24 Jan 2047	1,605,000	1,704,059
GNMA I TBA 30 YR 4.5	4.5% 24 Jan 2047	(1,500,000)	(1,622,051)
GNMA I TBA 30 YR 4.5	4.5% 20 Oct 2046	1,500,000	1,651,926
GNMA I TBA 30 YR 4.5	4.5% 20 Oct 2046	(1,500,000)	(1,651,926)
GNMA I TBA 30 YR 5	5% 24 Jan 2047	(2,700,000)	(2,948,906)
GNMA I TBA 30 YR 5	5% 20 Oct 2046	2,700,000	2,999,989
GNMA I TBA 30 YR 5	5% 20 Oct 2046	(2,700,000)	(2,999,989)
GNMA II POOL 004223	6.5% 20 Aug 2038	193,081	219,540
GNMA II POOL 004292	6.5% 20 Nov 2038	119,269	136,413
GNMA II POOL 004598	4.5% 20 Dec 2039	14,978	16,193
GNMA II POOL 004617	4.5% 20 Jan 2040	18,365	19,865
GNMA II POOL 004636	4.5% 20 Feb 2040	14,708	15,852
GNMA II POOL 004696	4.5% 20 May 2040	956	1,030
GNMA II POOL 004771	4.5% 20 Aug 2040	35,834	38,776
GNMA II POOL 004800	4% 20 Sep 2040	18,465	19,805
GNMA II POOL 004833	4% 20 Oct 2040	205,681	220,602
GNMA II POOL 004838	6.5% 20 Oct 2040	222,218	251,877

GNMA II POOL 004853	4% 20 Nov 2040	116,400	124,843
GNMA II POOL 004882	4% 20 Dec 2040	511,943	549,082
GNMA II POOL 004922	4% 20 Jan 2041	384,890	412,788
GNMA II POOL 004945	4% 20 Feb 2041	8,254	8,820
GNMA II POOL 005018	5% 20 Apr 2041	52,495	57,734
GNMA II POOL 005056	5% 20 May 2041	9,871	10,856
GNMA II POOL 005083	5% 20 Jun 2041	118,992	130,868
GNMA II POOL 005115	4.5% 20 Jul 2041	1,079,494	1,160,295
GNMA II POOL 005116	5% 20 Jul 2041	54,177	59,584
GNMA II POOL 005258	3.5% 20 Dec 2041	662,836	691,597
GNMA II POOL 783584	4.5% 20 Jul 2041	243,237	262,158
GNMA II POOL 783590	4.5% 20 Jun 2041	349,077	376,033
GNMA II POOL AI4166	4% 20 Aug 2044	19,350	20,819
GNMA II POOL AI4167	4% 20 Aug 2044	26,605	28,486
GNMA II POOL AJ2723	4% 20 Aug 2044	22,548	24,303
GNMA II POOL AJ4687	4% 20 Aug 2044	21,646	23,330
GNMA II POOL AQ0542	4% 20 Oct 2046	24,928	26,595
GNMA II POOL AX4341	3.5% 20 Oct 2046	51,828	54,217
GNMA II POOL AX4342	3.5% 20 Oct 2046	48,258	50,417
GNMA II POOL AX4343	3.5% 20 Oct 2046	42,404	44,236
GNMA II POOL AX4344	3.5% 20 Oct 2046	122,945	128,174
GNMA II POOL AX4345	3.5% 20 Oct 2046	104,753	109,120
GNMA II POOL MA0392	3.5% 20 Sep 2042	41,596	43,440
GNMA II POOL MA0462	3.5% 20 Oct 2042	61,415	64,137
GNMA II POOL MA0699	3.5% 20 Jan 2043	101,424	105,919
GNMA II POOL MA0934	3.5% 20 Apr 2043	58,845	61,432
GNMA II POOL MA1158	4% 20 Jul 2043	54,181	57,820
GNMA II POOL MA2076	5% 20 Jul 2044	66,844	71,998
GNMA II POOL MA2373	4.5% 20 Nov 2044	49,344	52,716
GNMA II POOL MA3454	3.5% 20 Feb 2046	0	0
GNMA II TBA 30 YR 3	3% 24 Jan 2047	7,630,000	7,725,524
GNMA II TBA 30 YR 3.5	3.5% 24 Jan 2047	11,450,000	11,902,409
GNMA II TBA 30 YR 4	4% 24 Jan 2047	1,234,000	1,310,474
GNMA II TBA 30 YR 4.5	4.5% 24 Jan 2047	(1,591,000)	(1,698,082)
GNMA II TBA 30 YR 4.5	4.5% 20 Oct 2046	1,591,000	1,715,972
GNMA II TBA 30 YR 4.5	4.5% 20 Oct 2046	(1,591,000)	(1,715,972)
GNMA II TBA 30 YR 5	5% 24 Jan 2047	1,516,000	1,628,042
GNMA POOL 351469	6% 15 Mar 2024	3,142	3,562
GNMA POOL 355176	6% 15 Dec 2023	7,736	8,769
GNMA POOL 462265	6% 15 Dec 2028	2,994	3,394
GNMA POOL 492131	6% 15 Jan 2029	3,434	3,893
GNMA POOL 492133	6% 15 Jan 2029	308	349
GNMA POOL 492165	6% 15 Feb 2029	711	806
GNMA POOL 615272	4.5% 15 Jul 2033	69,160	76,630
GNMA POOL 616411	4.5% 15 May 2034	60,983	66,024
GNMA POOL 646609	4.5% 15 Jul 2040	282,140	305,843
GNMA POOL 671489	6.5% 15 Aug 2037	12,086	13,806
GNMA POOL 685496	6.5% 15 Sep 2038	39,402	45,008
GNMA POOL 691858	6.5% 15 Jul 2038	33,273	38,007
GNMA POOL 697656	6.5% 15 Oct 2038	48,636	55,555
GNMA POOL 701684	6.5% 15 Feb 2039	16,619	18,983
GNMA POOL 728627	4.5% 15 Jan 2040	110,824	120,052
GNMA POOL 732087	4.5% 15 May 2040	19,696	21,329
GNMA POOL 745793	4.5% 15 Jul 2040	402,510	436,325
GNMA POOL 759138	4% 15 Jan 2041	239,407	255,070
GNMA POOL 762838	4% 15 Mar 2041	169,753	180,141
GNMA POOL 780914	6% 15 Nov 2028	25,186	28,573
GNMA POOL 782557	5% 15 Jan 2039	1,613,226	1,781,924
GNMA POOL 782619	5% 15 Apr 2039	948,646	1,046,585
GNMA POOL 782695	6.5% 15 Jun 2039	105,301	120,282
GNMA POOL 782696	5% 15 Jun 2039	204,189	225,175
GNMA POOL 782958	5% 15 May 2040	393,981	434,738
GNMA POOL 783289	4.5% 15 Apr 2041	43,935	47,626
GNMA POOL 783571	5% 15 Dec 2033	364,746	403,124
GNMA POOL 783609	4.5% 15 Oct 2040	960,571	1,041,207
GNMA POOL 783610	4.5% 15 Nov 2041	675,052	731,761
GOLDMAN SACHS GROUP INC	3.75% 22 May 2025	175,000	175,455
GOLDMAN SACHS GROUP INC	5.15% 22 May 2045	165,000	173,524
GOLDMAN SACHS GROUP INC	3.75% 25 Feb 2026	155,000	155,455
GOLDMAN SACHS GROUP INC	1% 30 Apr 2018	365,000	368,179
GOLDMAN SACHS GROUP INC	1% 29 Dec 2049	685,000	691,850
GOLDMAN SACHS GROUP INC	2.3% 13 Dec 2019	100,000	99,887
GOLDMAN SACHS GROUP INC	4.8% 08 Jul 2044	290,000	304,450
GOLDMAN SACHS GROUP INC	4.25% 21 Oct 2025	84,000	85,331
GOLDMAN SACHS GROUP INC	1% 29 Dec 2049	100,000	95,875
GOLDMAN SACHS GROUP INC	2.375% 22 Jan 2018	136,000	136,809
GOLDMAN SACHS GROUP INC	2.9% 19 Jul 2018	644,000	652,894
GOVERNMENT NATIONAL MORTGAGE A	4% 20 Jan 2045	960,795	1,019,845
GTE LLC	6.94% 15 Apr 2028	110,000	137,140

	HALLIBURTON CO	5% 15 Nov 2045	176,000	189,806
	HALLIBURTON CO	3.8% 15 Nov 2025	58,000	58,922
	HARRIS CORPORATION	2.7% 27 Apr 2020	65,000	64,929
	HARRIS CORPORATION	5.054% 27 Apr 2045	198,000	209,052
	HARRIS CORPORATION	4.854% 27 Apr 2035	250,000	262,660
	HARTFORD FINL SVCS GRP	1% 15 Jun 2068	615,000	658,665
	HEALTHSOUTH CORP	5.75% 01 Nov 2024	85,000	86,063
	HESS CORP	5.8% 01 Apr 2047	115,000	119,349
	HOME DEPOT INC	4.4% 15 Mar 2045	5,000	5,328
	HONEYWELL INTERNATIONAL	2.5% 01 Nov 2026	270,000	255,566
	HP ENTERPRISE CO	3.6% 15 Oct 2020	425,000	432,358
	HP ENTERPRISE CO	2.85% 05 Oct 2018	375,000	378,627
	HSBC HOLDINGS PLC	5.25% 14 Mar 2044	330,000	353,385
	HSBC USA INC	2.35% 05 Mar 2020	530,000	525,855
	HSBC USA INC	1.7% 05 Mar 2018	101,000	100,943
	HSBC USA INC	2.75% 07 Aug 2020	150,000	150,298
	HYUNDAI CAPITAL AMERICA	2.5% 18 Mar 2019	60,000	60,160
	HYUNDAI CAPITAL AMERICA	3% 30 Oct 2020	427,000	427,036
	HYUNDAI CAPITAL AMERICA	2.4% 30 Oct 2018	165,000	165,688
	ING BANK NV	5.8% 25 Sep 2023	221,000	242,832
	INTESA SANPAOLO SPA	5.71% 15 Jan 2026	225,000	214,713
	INVITATION HOMES TRUST	1% 17 Aug 2032	656,010	657,626
	JAPANESE YEN	FOREIGN CURRENCY	1,109,931,969	9,516,286
	JOHN DEERE CAPITAL CORP	2.8% 06 Mar 2023	360,000	360,010
	JOHNSON + JOHNSON	3.7% 01 Mar 2046	55,000	54,195
	JP MORGAN CHASE COMMERCIAL MOR	1% 12 Feb 2051	1,985,000	2,032,777
	JP MORGAN CHASE COMMERCIAL MOR	1% 15 Jun 2045	1,400,000	1,451,928
	JP MORGAN CHASE COMMERCIAL MOR	1% 06 Oct 2038	650,000	629,873
	JP MORGAN CHASE COMMERCIAL MOR	3.905% 05 May 2030	1,192,273	1,238,742
	JP MORGAN CHASE COMMERCIAL MOR	5.115% 15 Jul 2041	48,043	47,946
	JPMBB COMMERCIAL MORTGAGE SECU	1% 15 Sep 2047	15,859,631	819,521
*	JPMORGAN CHASE + CO	2.75% 23 Jun 2020	1,100,000	1,109,948
*	JPMORGAN CHASE + CO	3.9% 15 Jul 2025	166,000	170,694
*	JPMORGAN CHASE + CO	1% 29 Dec 2049	440,000	449,046
*	JPMORGAN CHASE + CO	2.25% 23 Jan 2020	262,000	261,383
*	JPMORGAN CHASE + CO	1.7% 01 Mar 2018	680,000	679,938
*	JPMORGAN CHASE + CO	2.2% 22 Oct 2019	665,000	667,671
*	JPMORGAN CHASE + CO	4.25% 01 Oct 2027	515,000	529,125
*	JPMORGAN CHASE + CO	1% 24 Oct 2023	180,000	183,594
*	JPMORGAN CHASE + CO	2.95% 01 Oct 2026	1,455,000	1,388,780
*	JPMORGAN CHASE + CO	2% 15 Aug 2017	865,000	868,206
	JUNIPER NETWORKS INC	4.35% 15 Jun 2025	35,000	35,293
	KEYCORP	2.9% 15 Sep 2020	150,000	151,778
	KFW	1.5% 06 Feb 2019	771,000	770,620
	KINDER MORGAN ENER PART	5.4% 01 Sep 2044	510,000	508,338
	KINDER MORGAN ENER PART	6.55% 15 Sep 2040	20,000	21,993
	KINDER MORGAN INC/DELAWA	5.05% 15 Feb 2046	60,000	59,394
	KINDER MORGAN INC/DELAWA	7% 15 Jun 2017	1,090,000	1,115,289
	KLA TENCOR CORP	4.65% 01 Nov 2024	13,000	13,762
	KRAFT HEINZ FOODS CO	5.2% 15 Jul 2045	140,000	146,554
	KRAFT HEINZ FOODS CO	4.375% 01 Jun 2046	30,000	28,229
	KRAFT HEINZ FOODS CO	3% 01 Jun 2026	155,000	145,520
	LAM RESEARCH CORP	2.8% 15 Jun 2021	32,000	31,828
	LAM RESEARCH CORP	3.8% 15 Mar 2025	56,000	56,061
	LAS VEGAS VLY NV WTR DIST	5% 01 Jun 2039	585,000	657,154
	LATITUDE MANAGEMENT REAL ESTAT	1% 24 Nov 2031	550,000	550,000
	LB COMMERCIAL CONDUIT MORTGAGE	1% 15 Jul 2044	1,300,000	1,318,074
	LEHMAN BROS CAP TR VII	1% 29 Nov 2049	330,000	33
	LEHMAN BROTHERS HOLDINGS	6.75% 28 Dec 2017	3,250,000	325
	LLOYDS BANKING GROUP PLC	4.65% 24 Mar 2026	348,000	352,486
	LOCKHEED MARTIN CORP	3.55% 15 Jan 2026	500,000	510,856
	LOCKHEED MARTIN CORP	4.7% 15 May 2046	159,000	172,948
	LOCKHEED MARTIN CORP	4.5% 15 May 2036	200,000	212,636
	LOCKHEED MARTIN CORP	3.1% 15 Jan 2023	20,000	20,219
	LOWE S COS INC	3.7% 15 Apr 2046	96,000	89,611
	LOWE S COS INC	2.5% 15 Apr 2026	100,000	94,966
	LOWE S COS INC	4.25% 15 Sep 2044	28,000	28,398
	LYB INTL FINANCE BV	4.875% 15 Mar 2044	35,000	36,246
	LYB INTL FINANCE BV	4% 15 Jul 2023	175,000	182,839
	MARATHON PETROLEUM CORP	4.75% 15 Sep 2044	377,000	334,213
	MARSH + MCLENNAN COS INC	3.5% 10 Mar 2025	12,000	12,082
	MARSH + MCLENNAN COS INC	3.75% 14 Mar 2026	43,000	43,806
	MASS INSTITUTE OF TECH	4.678% 01 Jul 2114	185,000	186,228
	MASSACHUSETTS ST SCH BLDG AUTH	5% 15 Oct 2041	405,000	450,315
	MCDONALD S CORP	4.6% 26 May 2045	95,000	98,093
	MCDONALD S CORP	2.75% 09 Dec 2020	5,000	5,056
	MCDONALD S CORP	4.7% 09 Dec 2035	30,000	31,737
	MCDONALD S CORP	3.7% 30 Jan 2026	45,000	45,814
	MCDONALD S CORP	4.875% 09 Dec 2045	45,000	48,198

	MEDTRONIC INC	3.5% 15 Mar 2025	221,000	227,567
	MEDTRONIC INC	2.5% 15 Mar 2020	270,000	273,022
	MEDTRONIC INC	4.375% 15 Mar 2035	210,000	222,165
	MEDTRONIC INC	3.625% 15 Mar 2024	133,000	138,407
	MERCEDES BENZ MASTER OWNER TRU	1% 15 May 2020	1,393,000	1,397,369
	MERRILL LYNCH MORTGAGE TRUST	1% 12 Jun 2050	1,561,850	1,576,358
	MET SAINT LOUIS MO SWR DIST WS	5% 01 May 2042	315,000	347,558
*	METLIFE INC	4.05% 01 Mar 2045	65,000	62,332
	MEXICAN PESO (NEW)	FOREIGN CURRENCY	623	30
	MICROSOFT CORP	3.125% 03 Nov 2025	185,000	187,066
	MICROSOFT CORP	2.65% 03 Nov 2022	410,000	412,385
	MICROSOFT CORP	3.95% 08 Aug 2056	170,000	160,562
	MICROSOFT CORP	1.55% 08 Aug 2021	170,000	164,885
	MICROSOFT CORP	2.4% 08 Aug 2026	320,000	302,303
	MICROSOFT CORP	2% 08 Aug 2023	220,000	210,277
	MICROSOFT CORP	3.7% 08 Aug 2046	390,000	367,171
	MITSUBISHI UFJ	0% 06 Jun 2017	750,000	742,101
	MIZUHO BANK LTD	0.01% 03 Oct 2017	1,155,000	1,155,000
	MIZUHO BANK LTD	0.01% 25 Aug 2017	1,105,000	1,105,000
	MIZUHO BANK LTD	0% 16 Aug 2017	920,000	907,511
	MOLSON COORS BREWING CO	4.2% 15 Jul 2046	60,000	55,940
	MOLSON COORS BREWING CO	3% 15 Jul 2026	80,000	75,625
	MONSANTO CO	3.375% 15 Jul 2024	139,000	138,397
	MONSANTO CO	4.4% 15 Jul 2044	60,000	57,990
	MORGAN STANLEY	2.2% 07 Dec 2018	185,000	185,681
	MORGAN STANLEY	2.8% 16 Jun 2020	1,070,000	1,078,757
	MORGAN STANLEY	2.5% 21 Apr 2021	95,000	93,967
	MORGAN STANLEY	3.95% 23 Apr 2027	255,000	252,427
	MORGAN STANLEY	1.875% 05 Jan 2018	427,000	427,636
	MORGAN STANLEY	2.65% 27 Jan 2020	215,000	216,013
	MORGAN STANLEY	1% 31 Dec 2049	500,000	495,000
	MORGAN STANLEY	2.625% 17 Nov 2021	150,000	148,194
	MORGAN STANLEY	3.75% 25 Feb 2023	710,000	729,272
	MORGAN STANLEY	2.125% 25 Apr 2018	209,000	209,833
	MORGAN STANLEY	4.75% 22 Mar 2017	540,000	544,067
	MORGAN STANLEY CAPITAL I TRUST	1% 11 Jun 2049	2,024,738	2,056,689
	MOTOROLA SOLUTIONS INC	4% 01 Sep 2024	53,000	53,062
	MYLAN INC	5.4% 29 Nov 2043	140,000	131,103
	MYLAN NV	5.25% 15 Jun 2046	95,000	87,618
	MYLAN NV	2.5% 07 Jun 2019	145,000	144,215
	MYLAN NV	3.95% 15 Jun 2026	615,000	575,547
	MYLAN NV	3.15% 15 Jun 2021	235,000	230,626
	NABORS INDUSTRIES INC	4.625% 15 Sep 2021	70,000	71,156
*	NATIXIS NY	1.53% 01 Sep 2017	2,395,000	2,395,000
*	NATIXIS NY	1.56% 18 Sep 2017	1,490,000	1,490,000
	NAVIENT STUDENT LOAN TRUST	1% 15 Dec 2021	232,918	232,947
	NAVIENT STUDENT LOAN TRUST	3.91% 15 Dec 2045	1,065,000	1,104,729
	NBCUNIVERSAL MEDIA LLC	4.45% 15 Jan 2043	273,000	278,970
	NBCUNIVERSAL MEDIA LLC	5.15% 30 Apr 2020	80,000	87,482
	NEW JERSEY ST HLTH CARE FACS F	5% 01 Jul 2044	225,000	241,090
	NEW JERSEY ST TRANSPRTN TRUST	5% 15 Jun 2036	785,000	786,688
	NEW YORK CITY NY MUNI WTR FIN	5% 15 Jun 2047	525,000	582,209
	NEW YORK ST URBAN DEV CORP REV	5% 15 Mar 2024	860,000	998,709
	NEWELL BRANDS INC	3.85% 01 Apr 2023	231,000	239,618
	NEWELL BRANDS INC	4.2% 01 Apr 2026	90,000	93,940
	NISSAN MOTOR ACCEPTANCE	2% 08 Mar 2019	92,000	91,797
	NOMURA HOLDINGS INC	2.75% 19 Mar 2019	70,000	70,662
	NORDEA BANK AB	1.875% 17 Sep 2018	200,000	199,901
	NORFOLK SOUTHERN CORP	2.9% 15 Jun 2026	111,000	106,815
	NORINCHUKIN BK	1.47% 03 Aug 2017	1,640,000	1,640,000
	NORTHERN TRUST CORP	1% 29 Dec 2049	350,000	332,938
	NORTHROP GRUMMAN CORP	3.25% 01 Aug 2023	410,000	417,976
	NORTHWEST FLORIDA TIMBER	4.75% 04 Mar 2029	365,000	307,702
	NVIDIA CORP	2.2% 16 Sep 2021	185,000	180,579
	NVIDIA CORP	3.2% 16 Sep 2026	425,000	408,620
	ONE GAS INC	4.658% 01 Feb 2044	280,000	290,231
	ONEMAIN FINANCIAL ISSUANCE TRU	2.57% 18 Jul 2025	1,245,000	1,245,044
	ONEMAIN FINANCIAL ISSUANCE TRU	3.19% 18 Mar 2026	1,620,000	1,631,497
	ONEMAIN FINANCIAL ISSUANCE TRU	2.47% 18 Sep 2024	1,193,397	1,193,889
	ORACLE CORP	4.375% 15 May 2055	345,000	343,144
	ORACLE CORP	2.8% 08 Jul 2021	770,000	784,786
	ORACLE CORP	4.5% 08 Jul 2044	140,000	142,939
	ORACLE CORP	3.4% 08 Jul 2024	317,000	322,993
	ORACLE CORP	4% 15 Jul 2046	30,000	28,695
	PACIFICORP	4.1% 01 Feb 2042	370,000	371,570
	PENSKE TRUCK LEASING/PTL	3.4% 15 Nov 2026	235,000	224,842
	PEPSICO INC	3.45% 06 Oct 2046	120,000	109,318
	PEPSICO INC	2.375% 06 Oct 2026	120,000	113,601
	PERRIGO FINANCE UNLIMITD	3.9% 15 Dec 2024	295,000	288,782

PETRO CANADA	6.8% 15 May 2038	144,000	186,735
PETROLEOS MEXICANOS	6.5% 13 Mar 2027	220,000	226,930
PETROLEOS MEXICANOS	6.5% 02 Jun 2041	535,000	501,054
PFIZER INC	3.4% 15 May 2024	40,000	41,345
PFIZER INC	4.4% 15 May 2044	140,000	147,876
PFIZER INC	4.125% 15 Dec 2046	300,000	305,179
PFIZER INC	4.3% 15 Jun 2043	145,000	150,101
PFS FINANCING CORP	1% 15 Oct 2019	1,835,000	1,833,368
PFS FINANCING CORP	1% 18 Feb 2020	1,700,000	1,701,709
PIONEER NATURAL RESOURCE	4.45% 15 Jan 2026	52,000	55,097
PLAINS ALL AMER PIPELINE	4.65% 15 Oct 2025	220,000	227,289
PNC BANK NA	2.15% 29 Apr 2021	250,000	246,696
PNC FINANCIAL SERVICES	1% 29 Dec 2049	650,000	627,250
POUND STERLING	FOREIGN CURRENCY	76,466	94,485
PPL CAPITAL FUNDING INC	5% 15 Mar 2044	320,000	338,404
PRES + FELLOWS OF HARVAR	3.3% 15 Jul 2056	115,000	101,135
PRES + FELLOWS OF HARVAR	3.15% 15 Jul 2046	58,000	51,893
PRINCIPAL FINANCIAL GROU	3.1% 15 Nov 2026	50,000	48,327
PRINCIPAL FINANCIAL GROU	4.625% 15 Sep 2042	20,000	20,714
PRINCIPAL FINANCIAL GROU	3.125% 15 May 2023	65,000	64,645
QUALCOMM INC	4.8% 20 May 2045	166,000	177,392
QUALCOMM INC	3.45% 20 May 2025	171,000	173,997
RABOBANK NEDERLAND NY	2.5% 19 Jan 2021	340,000	339,946
REPUBLIC OF COLOMBIA	4.5% 28 Jan 2026	305,000	314,150
REPUBLIC OF PANAMA	4% 22 Sep 2024	360,000	366,300
REPUBLIC OF PERU	5.625% 18 Nov 2050	137,000	155,153
REPUBLIC OF SOUTH AFRICA	5.875% 16 Sep 2025	200,000	213,390
REPUBLIC OF TURKEY	5.75% 22 Mar 2024	625,000	626,806
REPUBLIC SERVICES INC	3.2% 15 Mar 2025	260,000	257,884
REPUBLIC SERVICES INC	2.9% 01 Jul 2026	45,000	43,139
REPUBLICA ORIENT URUGUAY	4.375% 27 Oct 2027	420,000	421,071
REPUBLICA ORIENT URUGUAY	4.5% 14 Aug 2024	410,000	427,425
REYNOLDS AMERICAN INC	3.25% 12 Jun 2020	68,000	69,677
REYNOLDS AMERICAN INC	5.85% 15 Aug 2045	165,000	195,381
REYNOLDS AMERICAN INC	4.45% 12 Jun 2025	501,000	528,961
ROGERS COMMUNICATIONS IN	3.625% 15 Dec 2025	65,000	65,728
ROGERS COMMUNICATIONS IN	5% 15 Mar 2044	90,000	96,273
ROYAL BANK OF CANADA	2.2% 23 Sep 2019	1,605,000	1,613,885
ROYAL BK SCOTLND GRP PLC	4.8% 05 Apr 2026	200,000	200,226
ROYAL BK SCOTLND GRP PLC	1% 29 Dec 2049	855,000	872,100
SANTANDER DRIVE AUTO RECEIVABL	2.66% 15 Nov 2021	1,045,000	1,047,245
SANTANDER DRIVE AUTO RECEIVABL	1.12% 17 Dec 2018	236,891	236,898
SANTANDER DRIVE AUTO RECEIVABL	2.74% 15 Jan 2021	1,200,000	1,212,000
SANTANDER DRIVE AUTO RECEIVABL	1.62% 16 Mar 2020	1,805,000	1,805,184
SANTANDER DRIVE AUTO RECEIVABL	3.09% 15 Apr 2022	1,260,000	1,275,972
SANTANDER DRIVE AUTO RECEIVABL	2.25% 17 Jun 2019	1,588,563	1,593,776
SANTANDER HOLDINGS USA	4.5% 17 Jul 2025	240,000	238,499
SANTANDER HOLDINGS USA	2.7% 24 May 2019	320,000	319,756
SANTANDER HOLDINGS USA	2.65% 17 Apr 2020	130,000	128,847
SANTANDER UK GROUP HLDGS	2.875% 16 Oct 2020	55,000	54,505
SANTANDER UK GROUP HLDGS	2.875% 05 Aug 2021	268,000	262,065
SANTANDER UK PLC	5% 07 Nov 2023	380,000	386,583
SCHOLAR FUNDING TRUST	1% 28 Oct 2043	1,181,366	1,140,350
SFAVE COMMERCIAL MORTGAGE SECU	1% 05 Jan 2043	785,000	779,691
SFR GROUP SA	7.375% 01 May 2026	235,000	240,875
SG COMMERCIAL MORTGAGE SECURIT	3.055% 10 Oct 2048	405,000	392,967
SHELL INTERNATIONAL FIN	4.375% 11 May 2045	231,000	233,998
SHIRE ACQ INV IRELAND DA	1.9% 23 Sep 2019	310,000	306,070
SHIRE ACQ INV IRELAND DA	2.4% 23 Sep 2021	340,000	328,436
SHIRE ACQ INV IRELAND DA	3.2% 23 Sep 2026	180,000	168,180
SIMON PROPERTY GROUP LP	3.375% 15 Mar 2022	185,000	191,265
SKANDIN ENS BANKEN	0.01% 17 Aug 2017	2,550,000	2,550,000
SLM STUDENT LOAN TRUST	1% 15 Jun 2021	141,125	140,913
SLM STUDENT LOAN TRUST	2.95% 15 Feb 2046	496,147	500,718
SMB PRIVATE EDUCATION LOAN TRU	1% 15 May 2023	373,857	374,496
SMB PRIVATE EDUCATION LOAN TRU	2.7% 15 May 2031	170,000	168,777
SMB PRIVATE EDUCATION LOAN TRU	3.5% 15 Sep 2043	950,000	915,186
SMB PRIVATE EDUCATION LOAN TRU	2.34% 15 Sep 2034	900,000	882,721
SMB PRIVATE EDUCATION LOAN TRU	2.43% 17 Feb 2032	231,000	226,021
SMB PRIVATE EDUCATION LOAN TRU	1% 15 Feb 2023	778,643	779,550
SOCIAL PROFESSIONAL LOAN PROGR	2.51% 27 Sep 2032	842,687	840,180
SOCIAL PROFESSIONAL LOAN PROGR	1.48% 26 May 2031	874,742	872,221
SOCIETE GENERALE	1% 29 Dec 2049	305,000	304,488
SOCIETE GENERALE	0% 10 Aug 2017	1,010,000	994,951
SOCIETE GENERALE INSTL	1.6% 31 Aug 2017	2,400,000	2,400,000
SOUTHWESTERN PUBLIC SERV	3.3% 15 Jun 2024	400,000	404,989
SPRINT SPECTRUM / SPEC I	3.36% 20 Mar 2023	1,465,000	1,464,121
SRSRKFNM2 IRS USD P V 03MLIBOR	1% 09 Feb 2046	(1,135,000)	(1,135,000)
SRSRKFNM2 IRS USD R F 2.39500	2.395% 09 Feb 2046	1,135,000	1,097,894

	SRT3AZPQ0 IRS USD P V 03MLIBOR	1% 13 Jul 2020	(2,900,000)	(2,900,000)
	SRT3AZPQ0 IRS USD R F 1.08300	1.083% 13 Jul 2020	2,900,000	2,841,582
	SRT444Y43 IRS EUR P V 06MEURIB	1% 14 Aug 2023	(300,000)	(316,425)
	SRT444Y43 IRS EUR R F .08000	0.08% 14 Aug 2023	300,000	311,228
	SRT48SN63 IRS USD P V 03MLIBOR	1% 21 Aug 2020	(9,130,000)	(9,130,000)
	SRT48SN63 IRS USD R F 1.26300	1.263% 21 Aug 2020	9,130,000	8,972,322
	SRT6PBUQ4 IRS USD P V 03MLIBOR	1% 30 Sep 2018	(13,870,000)	(13,870,000)
	SRT6PBUQ4 IRS USD R F 1.22830	1.228% 30 Sep 2018	13,870,000	13,832,572
	SRT6Q95C7 IRS USD P V 03MLIBOR	1% 21 Nov 2019	(4,000,000)	(4,000,000)
	SRT6Q95C7 IRS USD R F 1.63000	1.63% 21 Nov 2019	4,000,000	3,979,606
	SRT73WQS1 IRS USD P V 03MLIBOR	1% 06 Dec 2026	(4,120,000)	(4,120,000)
	SRT73WQS1 IRS USD R F 2.72000	2.72% 06 Dec 2026	4,120,000	4,111,421
	SSGA	G STIFF ERISA QUALIFIED	4,759,075	4,759,075
	ST JUDE MEDICAL LLC	3.875% 15 Sep 2025	25,000	25,187
	ST JUDE MEDICAL LLC	4.75% 15 Apr 2043	29,000	28,385
	STANDARD CHARTERED BANK	0% 03 Aug 2017	1,160,000	1,142,600
*	STATE STREET CORP	1% 29 Dec 2049	826,000	844,585
*	STATE STREET CORP	2.55% 18 Aug 2020	255,000	257,572
	STRYKER CORP	4.625% 15 Mar 2046	60,000	61,181
	STRYKER CORP	3.5% 15 Mar 2026	35,000	35,330
	SUMITOMO MITSUI BKG CORP	1.6% 12 Sep 2017	1,600,000	1,600,000
	SUMITOMO MITSUI BKG CORP	0.01% 18 Aug 2017	1,970,000	1,970,000
	SUMITOMO TR & BKNG C	0% 21 Jul 2017	1,760,000	1,729,286
	SUMITOMO TR & BKNG C	0.01% 20 Sep 2017	2,095,000	2,095,000
	SUMITOMO TR & BKNG C	0.01% 27 Sep 2017	1,270,000	1,270,000
	SUNOCO LOGISTICS PARTNER	5.35% 15 May 2045	88,000	84,978
	SWAP CCPC GOLDMAN SACHS COC	SWAP CCPC CASH COLLATERAL	584,000	584,000
	SWEDBANK (SPARBANK)	1.38% 18 Aug 2017	1,555,000	1,555,000
	SYNCHRONY CREDIT CARD MASTER N	2.04% 15 Mar 2022	1,615,000	1,621,762
	SYNCHRONY FINANCIAL	2.7% 03 Feb 2020	65,000	64,807
	SYNCHRONY FINANCIAL	4.5% 23 Jul 2025	70,000	71,902
*	TBA JP MORGAN BOC	TBA CASH COLLATERAL	(12,000)	(12,000)
	TEACHERS INSUR + ANNUITY	4.9% 15 Sep 2044	30,000	32,453
	TEACHERS INSUR + ANNUITY	6.85% 16 Dec 2039	70,000	90,841
	TEVA PHARMACEUT FIN BV	2.95% 18 Dec 2022	290,000	279,443
	TEVA PHARMACEUTICALS NE	3.15% 01 Oct 2026	475,000	437,915
	TEVA PHARMACEUTICALS NE	2.2% 21 Jul 2021	250,000	239,172
	TEVA PHARMACEUTICALS NE	1.4% 20 Jul 2018	260,000	257,880
	TEVA PHARMACEUTICALS NE	2.8% 21 Jul 2023	250,000	236,648
	TEVA PHARMACEUTICALS NE	4.1% 01 Oct 2046	265,000	227,068
	THERMO FISHER SCIENTIFIC	3% 15 Apr 2023	60,000	58,972
	THERMO FISHER SCIENTIFIC	2.95% 19 Sep 2026	55,000	51,934
	TIME WARNER CABLE LLC	5% 01 Feb 2020	395,000	419,225
	TIME WARNER INC	3.6% 15 Jul 2025	267,000	265,505
	TIME WARNER INC	3.875% 15 Jan 2026	521,000	521,561
	TORONTO DOMIN HOLDING	0% 09 Aug 2017	905,000	893,170
	TORONTO-DOMINION	1.30411% 15 Aug 2017	950,000	950,000
	TOYOTA MOTOR CREDIT CORP	1.4% 20 May 2019	35,000	34,603
	TOYOTA MOTOR CREDIT CORP	2.125% 18 Jul 2019	70,000	70,304
	UBS AG STAMFORD BRAN	1.57% 08 Sep 2017	2,765,000	2,765,000
	UBS AG STAMFORD BRAN	1.36128% 18 Aug 2017	1,975,000	1,975,000
	UBS GROUP FUNDING	2.95% 24 Sep 2020	350,000	350,154
	UBS GROUP FUNDING	2.65% 01 Feb 2022	200,000	194,379
	UNION PACIFIC CORP	3.875% 01 Feb 2055	168,000	154,315
	UNION PACIFIC RR 2014 1	3.227% 14 May 2026	363,169	358,237
	UNITED MEXICAN STATES	4.125% 21 Jan 2026	1,048,000	1,039,616
	UNITED MEXICAN STATES	5.55% 21 Jan 2045	252,000	257,670
	UNITED TECHNOLOGIES CORP	1% 04 May 2018	1,080,000	1,080,235
	UNITEDHEALTH GROUP INC	2.7% 15 Jul 2020	115,000	116,730
	UNITEDHEALTH GROUP INC	2.875% 15 Dec 2021	235,000	238,207
	UNITEDHEALTH GROUP INC	4.75% 15 Jul 2045	40,000	44,065
	UNITEDHEALTH GROUP INC	4.625% 15 Jul 2035	177,000	192,937
	UNITEDHEALTH GROUP INC	3.35% 15 Jul 2022	75,000	77,273
	UNITEDHEALTH GROUP INC	4.25% 15 Mar 2043	40,000	40,821
	UNIV OF CALIFORNIA CA REVENUES	4.767% 15 May 2115	161,000	153,926
	UNIV OF CALIFORNIA CA REVENUES	4.858% 15 May 2112	105,000	101,484
	US 10YR NOTE (CBT)MAR17	XCBT 20170322	(5,100,000)	33,130
	US 10YR ULTRA FUT MAR17	XCBT 20170322	(800,000)	402
	US 2YR NOTE (CBT) MAR17	XCBT 20170331	11,000,000	(6,281)
	US 5YR NOTE (CBT) MAR17	XCBT 20170331	24,700,000	(84,829)
	US BANCORP	3.1% 27 Apr 2026	60,000	58,414
	US BANCORP	2.375% 22 Jul 2026	200,000	185,153
	US DOLLAR		(1,027,264)	(1,027,264)
	US LONG BOND(CBT) MAR17	XCBT 20170322	800,000	(2,225)
	US TREASURY N/B	3% 15 May 2045	600,000	591,890
	US TREASURY N/B	1.625% 30 Apr 2023	5,190,000	5,019,706
	US TREASURY N/B	1.625% 15 May 2026	580,000	540,850
	US TREASURY N/B	2.5% 15 May 2046	2,795,000	2,483,838
	US TREASURY N/B	2.5% 15 Feb 2046	1,680,000	1,492,838

US TREASURY N/B	2.5% 15 Feb 2045	5,000		4,454
US TREASURY N/B	3.125% 15 Aug 2044	860,000		870,414
US TREASURY N/B	1.375% 15 Dec 2019	6,510,000		6,494,487
US TREASURY N/B	1.25% 31 Dec 2018	2,585,000		2,587,626
US TREASURY N/B	2.25% 31 Jul 2021	5,280,000		5,362,706
US TREASURY N/B	2% 15 Nov 2026	3,386,000		3,257,833
US TREASURY N/B	2.875% 15 Nov 2046	1,465,000		1,414,412
US TREASURY N/B	1% 15 Nov 2019	1,710,000		1,689,427
US TREASURY N/B	2.125% 30 Nov 2023	16,710,000		16,599,029
US TREASURY N/B	1.75% 30 Nov 2021	7,665,000		7,607,811
US TREASURY N/B	1.25% 31 Oct 2021	5,235,000		5,076,317
US TREASURY N/B	2.875% 15 Aug 2045	1,215,000		1,169,201
US TREASURY N/B	3.75% 15 Nov 2043	2,580,000		2,925,176
US TREASURY N/B	1.25% 30 Nov 2018	4,495,000		4,501,495
US TREASURY N/B	0.75% 31 Aug 2018	9,775,000		9,714,669
US TREASURY N/B	1.375% 31 Aug 2023	3,363,000		3,186,311
US TREASURY N/B	0.875% 15 Sep 2019	23,245,000		22,940,816
US TREASURY N/B	1.375% 30 Sep 2023	10,882,500		10,305,640
US TREASURY N/B	1.125% 31 Jul 2021	6,660,000		6,437,829
US TREASURY N/B	1.5% 15 Aug 2026	4,828,500		4,440,902
US TREASURY N/B	2.25% 15 Aug 2046	2,225,000		1,870,825
US TREASURY N/B	2% 30 Sep 2020	1,865,000		1,886,127
US TREASURY N/B	2.75% 15 Nov 2023	5,853,000		6,045,968
US TREASURY N/B	1.125% 30 Jun 2021	15,160,000		14,672,636
US TREASURY N/B	3.125% 15 Nov 2041	6,445,000		6,540,921
US TREASURY N/B	4.75% 15 Feb 2037	1,365,000		1,776,579
US ULTRA BOND CBT MAR17	XCBT 20170322	2,100,000		(36,414)
VENTAS REALTY LP	3.75% 01 May 2024	360,000		364,381
VERIZON COMMUNICATIONS	4.862% 21 Aug 2046	525,000		531,979
VERIZON COMMUNICATIONS	5.012% 21 Aug 2054	854,000		849,527
VERIZON COMMUNICATIONS	4.4% 01 Nov 2034	665,000		656,346
VERIZON COMMUNICATIONS	3% 01 Nov 2021	295,000		297,151
VERIZON COMMUNICATIONS	4.5% 15 Sep 2020	295,000		315,683
VERIZON COMMUNICATIONS	3.85% 01 Nov 2042	175,000		151,644
VIACOM INC	4.85% 15 Dec 2034	220,000		196,124
VIACOM INC	3.45% 04 Oct 2026	45,000		41,589
VIACOM INC	4.375% 15 Mar 2043	170,000		135,414
VIRGINIA ELEC + POWER CO	4% 15 Jan 2043	580,000		572,977
VIRGINIA ELEC + POWER CO	6.35% 30 Nov 2037	150,000		193,197
VISA INC	4.3% 14 Dec 2045	132,000		139,328
VISA INC	4.15% 14 Dec 2035	447,000		468,001
VODAFONE GROUP PLC	0% 01 Sep 2017	2,500,000		2,461,000
WACHOVIA CORP	5.5% 01 Aug 2035	45,000		49,826
WAL MART STORES INC	4% 11 Apr 2043	150,000		150,686
WALDORF ASTORIA BOCA RATON TRU	1% 15 Jun 2029	110,000		110,395
WALGREENS BOOTS ALLIANCE	4.8% 18 Nov 2044	155,000		159,310
WALGREENS BOOTS ALLIANCE	3.45% 01 Jun 2026	470,000		461,352
WALGREENS BOOTS ALLIANCE	4.65% 01 Jun 2046	100,000		101,477
WALT DISNEY COMPANY/THE	3.15% 17 Sep 2025	165,000		167,351
WALT DISNEY COMPANY/THE	1.85% 30 Jul 2026	320,000		288,094
WELLS FARGO + COMPANY	4.3% 22 Jul 2027	330,000		339,429
WELLS FARGO + COMPANY	2.6% 22 Jul 2020	211,000		212,220
WELLS FARGO + COMPANY	3.9% 01 May 2045	169,000		160,298
WELLS FARGO + COMPANY	1% 29 Dec 2049	390,000		409,461
WELLS FARGO + COMPANY	4.9% 17 Nov 2045	130,000		133,526
WELLS FARGO + COMPANY	4.75% 07 Dec 2046	170,000		172,526
WELLS FARGO + COMPANY	3% 23 Oct 2026	190,000		180,955
WELLS FARGO + COMPANY	4.4% 14 Jun 2046	205,000		196,196
WELLS FARGO COMMERCIAL MORTGAG	1% 15 Dec 2048	525,000		539,499
WELLS FARGO COMMERCIAL MORTGAG	1% 15 Dec 2048	10,237,610		624,083
WELLS FARGO COMMERCIAL MORTGAG	1% 15 Dec 2059	11,000,000		753,391
WESTROCK MWV LLC	8.2% 15 Jan 2030	250,000		326,369
WESTROCK RKT CO	4.9% 01 Mar 2022	76,000		82,501
ZOETIS INC	1.875% 01 Feb 2018	615,000		614,998
Currency Contract	USD/JPY			547,303
Currency Contract	USD/JPY			888

	Sub-Total: Fund 5710 1 of 16		Total	$566,999,242

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	12594PAW1 CSMC 2016 NXSR ASB	3.56% 15 Dec 2049	900,000		$926,996
	31750BQ88 OTC ECAL USD VS BRL	JAN17 3.45 CALL	(900,000)		(1,994)
	31750BQF2 OTC ECAL USD VS BRL	JAN17 3.35 CALL	(1,800,000)		(12,904)
	317U574M0 IRO USD 10Y CBK	FEB17 1.975 CALL	(14,100,000)		(7,290)
	317U575M9 IRO USD 10Y CBK	FEB17 2.375 PUT	(14,100,000)		(113,159)
	317U747H3 IRO USD 2Y C 2.1000	JAN18 2.1 CALL	5,300,000		40,905
	317U749H1 IRO USD 2Y C 1.6000	JAN18 1.6 CALL	(5,300,000)		(15,577)
	317U750H7 IRO USD 2Y C 1.1000	JAN18 1.1 CALL	(5,300,000)		(3,540)

317U840J5 IRO USD 5Y P 2.8000	AUG18 2.8 PUT	(9,900,000)	(132,248)
317U841J4 IRO USD 30Y P 2.9050	AUG18 2.905 PUT	2,200,000	148,358
317U856J6 IRO USD 5Y P 2.8000	AUG18 2.8 PUT	(3,100,000)	(41,411)
317U857J5 IRO USD 30Y P 2.9400	AUG18 2.94 PUT	700,000	45,169
3MO EURO EURIBOR DEC17	IFLL 20171218	(16,750,000)	(1,437)
3MO EURO EURIBOR MAR18	IFLL 20180319	(33,000,000)	(1,674)
ABBVIE INC	1.8% 14 May 2018	900,000	900,676
ABBVIE INC	2.85% 14 May 2023	1,600,000	1,552,123
ACTAVIS FUNDING SCS	3.45% 15 Mar 2022	1,900,000	1,928,517
ALBA PLC	1% 15 Dec 2038	783,232	772,780
AMERICREDIT AUTOMOBILE RECEIVA	1.52% 10 Jun 2019	663,684	664,412
AT+T INC	2.8% 17 Feb 2021	1,100,000	1,091,263
AUBURN SECURITIES PLC	1% 01 Dec 2041	394,907	472,650
AUSTRALIAN DOLLAR	FOREIGN CURRENCY	241	174
AUTONATION, INC	1.3% 09 Jan 2017	1,000,000	999,711
AUTONATION, INC	1.3% 04 Jan 2017	800,000	799,913
B2R MORTGAGE TRUST	2.567% 15 Jun 2049	1,390,991	1,365,259
BANC OF AMERICA FUNDING CORPOR	1% 20 Jan 2047	66,956	56,282
BANK OF AMERICA CORP	5.75% 01 Dec 2017	1,300,000	1,346,604
BANK OF AMERICA CORP	6.875% 25 Apr 2018	1,500,000	1,594,365
BANK OF AMERICA CORP	4% 01 Apr 2024	3,700,000	3,815,954
BANK OF AMERICA CORP	3.875% 01 Aug 2025	400,000	406,732
BANK OF AMERICA NA	1% 05 Jun 2017	900,000	900,981
BANK OF NOVA SCOTIA	1.875% 26 Apr 2021	2,300,000	2,243,834
BARCLAYS BANK PLC	1% 10 Apr 2023	1,100,000	1,156,540
BARCLAYS CAPITAL INC	TBA CASH COLLATERAL	300,000	300,000
BARCLAYS PLC	1% 10 Aug 2021	2,100,000	2,151,931
BAXALTA INC	4% 23 Jun 2025	700,000	702,045
BBCCRE TRUST	3.966% 10 Aug 2033	2,200,000	2,243,556
BEAR STEARNS ADJUSTABLE RATE M	1% 25 Mar 2035	324,398	325,960
BEAR STEARNS ADJUSTABLE RATE M	1% 25 Aug 2035	79,405	79,103
BEAR STEARNS ALT A TRUST	1% 25 Nov 2036	1,084,534	788,064
BEAR STEARNS STRUCTURED PRODUC	1% 26 Jan 2036	314,136	246,128
BEAR STEARNS STRUCTURED PRODUC	1% 26 Dec 2046	229,168	177,748
BK TOKYO MITSUBISHI UFJ	1% 10 Mar 2017	2,000,000	2,000,512
BLUESTONE SECURITIES PLC	1% 09 Jun 2043	451,280	520,676
BRAZILIAN REAL	FOREIGN CURRENCY	426,112	130,922
BRIXMOR OPERATING PART	3.25% 15 Sep 2023	1,200,000	1,163,384
BWU00CZV5 IRS CAD P F 2.30000	2.3% 15 Dec 2025	(7,600,000)	(5,889,989)
BWU00CZV5 IRS CAD R V 03MCDOR	1% 15 Dec 2025	7,600,000	5,667,201
BWU00D6D5 IRS USD P F 2.50000	2.5% 16 Dec 2025	(4,800,000)	(4,887,509)
BWU00D6D5 IRS USD R V 03MLIBOR	1% 16 Dec 2025	4,800,000	4,800,000
BWU00D7P7 IRS USD P F 2.75000	2.75% 16 Dec 2045	(22,500,000)	(23,151,356)
BWU00D7P7 IRS USD R V 03MLIBOR	1% 16 Dec 2045	22,500,000	22,500,000
BWU00DAD0 IRS USD P F 2.25000	2.25% 16 Dec 2022	(45,900,000)	(46,386,974)
BWU00DAD0 IRS USD R V 03MLIBOR	1% 16 Dec 2022	45,900,000	45,900,000
BWU00DAP3 IRS USD P F 2.00000	2% 16 Dec 2019	(10,100,000)	(10,194,958)
BWU00DAP3 IRS USD R V 03MLIBOR	1% 16 Dec 2019	10,100,000	10,100,000
BWU00DAQ1 IRS USD P F 1.75000	1.75% 16 Dec 2018	(25,000,000)	(25,148,493)
BWU00DAQ1 IRS USD R V 03MLIBOR	1% 16 Dec 2018	25,000,000	25,000,000
BWU00DRH3 IRS USD P F 2.35000	2.35% 05 Aug 2025	(500,000)	(502,883)
BWU00DRH3 IRS USD R V 03MLIBOR	1% 05 Aug 2025	500,000	500,000
BWU00FA94 IRS USD P F 2.00000	2% 15 Jun 2021	(17,300,000)	(17,378,108)
BWU00FA94 IRS USD R V 03MLIBOR	1% 15 Jun 2021	17,300,000	17,300,000
BWU00FAB9 IRS USD P F 2.25000	2.25% 15 Jun 2026	(3,500,000)	(3,482,810)
BWU00FAB9 IRS USD R V 03MLIBOR	1% 15 Jun 2026	3,500,000	3,500,000
BWU00FAL7 IRS USD P F 2.50000	2.5% 15 Jun 2046	(14,800,000)	(14,520,134)
BWU00FAL7 IRS USD R V 03MLIBOR	1% 15 Jun 2046	14,800,000	14,800,000
BWU00FLJ0 IRS USD P F 2.50000	2.5% 15 Jun 2046	(1,100,000)	(1,072,472)
BWU00FLJ0 IRS USD R V 03MLIBOR	1% 15 Jun 2046	1,100,000	1,100,000
BWU00IN78 IRS USD P F 1.50000	1.5% 21 Dec 2021	(8,700,000)	(8,506,708)
BWU00IN78 IRS USD R V 03MLIBOR	1% 21 Dec 2021	8,700,000	8,700,000
BWU00INB9 IRS USD P F 1.75000	1.75% 21 Dec 2026	(6,000,000)	(5,690,695)
BWU00INB9 IRS USD R V 03MLIBOR	1% 21 Dec 2026	6,000,000	6,000,000
BWU00ISZ1 IRS USD P F 1.45000	1.45% 28 Jun 2021	(15,300,000)	(15,037,299)
BWU00ISZ1 IRS USD R V 03MLIBOR	1% 28 Jun 2021	15,300,000	15,300,000
BWU00JGE9 IRS CAD P F 1.75000	1.75% 16 Dec 2046	(400,000)	(257,876)
BWU00JGE9 IRS CAD R V 03MCDOR	1% 16 Dec 2046	400,000	298,274
BWU00JKP9 IRS GBP P F .50000	0.5% 15 Mar 2022	(2,900,000)	(3,512,876)
BWU00JKP9 IRS GBP R V 06MLIBOR	1% 15 Mar 2022	2,900,000	3,583,383
CALIFORNIA ST	7.5% 01 Apr 2034	800,000	1,130,800
CAN 10YR BOND FUT MAR17	XMOD 20170322	1,500,000	(14,988)
CANADIAN DOLLAR	FOREIGN CURRENCY	408,188	304,380
CAPITAL ONE MULTI ASSET EXECUT	1% 15 Feb 2022	1,200,000	1,204,875
CCBPGTUS0 FWCC BNP USD	FORWARDS CASH COLLATERAL USD	1,673,000	1,673,000
CCJPSIUS3 JPMSUS3X SWCC COC	SWAP CASH COLLATERAL USD	260,000	260,000
CCPC CCMSCHUS2 COC	CCPC CASH COLLATERAL USD	725,000	725,000
CD COMMERCIAL MORTGAGE TRUST	1% 15 Nov 2044	605,772	615,661
CHICAGO IL	7.75% 01 Jan 2042	1,700,000	1,724,565

CHICAGO IL TRANSIT AUTH SALES	6.899% 01 Dec 2040	4,700,000	5,908,370
CIT GROUP INC	3.875% 19 Feb 2019	900,000	919,125
CITIGROUP COMMERCIAL MORTGAGE	1% 15 Jul 2027	900,000	907,100
CITIGROUP INC	1% 10 Mar 2017	3,100,000	3,101,925
CITIGROUP MORTGAGE LOAN TRUST	1% 25 Sep 2035	156,202	160,873
CODELCO INC	4.5% 16 Sep 2025	700,000	710,604
COMCAST CORP	1.05% 24 Jan 2017	1,900,000	1,898,725
COMCAST CORP	1.06% 27 Jan 2017	700,000	699,464
CRED SUIS GP FUN LTD	3.8% 15 Sep 2022	2,500,000	2,522,170
CRED SUIS GP FUN LTD	3.125% 10 Dec 2020	1,000,000	996,874
CREDIT AGRICOLE SA	1% 19 Sep 2033	1,100,000	1,183,325
CREDIT SUISSE NY	1.47% 03 Jul 2017	3,700,000	3,672,352
CREDIT SUISSE SEC (USD) LLC	TBA CASH COLLATERAL	720,000	720,000
CSAIL COMMERCIAL MORTGAGE TRUS	3.448% 15 Aug 2048	1,300,000	1,333,868
DAIMLER FINANCE NA LLC	2% 03 Aug 2018	1,000,000	1,001,384
DANISH KRONE	FOREIGN CURRENCY	1,403	199
DELL EQUIPMENT FINANCE TRUST	1% 22 Dec 2017	522,594	523,300
DEUTSCHE BANK AG	1% 10 May 2019	2,300,000	2,333,748
DEUTSCHE BANK AG	4.25% 14 Oct 2021	700,000	702,699
DEVELOPMENT BK OF JAPAN	1.625% 01 Sep 2021	2,400,000	2,296,242
DIAMOND 1 FIN/DIAMOND 2	5.45% 15 Jun 2023	500,000	530,370
DIAMOND 1 FIN/DIAMOND 2	4.42% 15 Jun 2021	800,000	827,796
DIGITAL REALTY TRUST LP	3.95% 01 Jul 2022	1,100,000	1,130,345
DYNEGY INC	8% 15 Jan 2025	1,300,000	1,218,750
ELECTRICITE DE FRANCE	1% 20 Jan 2017	6,000,000	6,000,486
ENERGY TRANSFER PARTNERS	6.125% 15 Dec 2045	500,000	531,970
ESC LEHMAN BRTH HLDG	1% 24 Jan 2013	7,400,000	429,200
EURO BUND FUTURE MAR17	XEUR 20170308	13,100,000	207,005
EURO CURRENCY	FOREIGN CURRENCY	197,334	208,138
EURO OAT FUTURE MAR17	XEUR 20170308	(14,600,000)	(183,062)
EUROSAIL PLC	1% 13 Jun 2045	1,374,385	1,611,246
EUROSAIL PLC	1% 15 Dec 2044	545,872	656,128
EUROSAIL PLC	1% 13 Jun 2045	1,145,168	1,342,526
FANNIE MAE	7% 25 Oct 2022	73,518	81,000
FANNIE MAE	6.5% 25 Feb 2023	80,808	88,997
FANNIE MAE	7.5% 20 Sep 2027	445,395	504,789
FANNIEMAE WHOLE LOAN	6.5% 25 Jun 2028	46,089	50,395
FED HM LN PC POOL 1J1214	1% 01 Sep 2035	105,719	111,035
FED HM LN PC POOL 1J1219	1% 01 Oct 2035	536,018	569,668
FED HM LN PC POOL 785867	1% 01 Dec 2026	21,377	21,826
FED HM LN PC POOL 789758	1% 01 Sep 2032	33,680	35,662
FED HM LN PC POOL 789777	1% 01 Sep 2032	21,451	22,615
FED HOME LN DISCOUNT NT	0.01% 01 Feb 2017	1,500,000	1,499,328
FED HOME LN DISCOUNT NT	0.01% 04 Jan 2017	1,300,000	1,299,947
FED HOME LN DISCOUNT NT	0.01% 27 Jan 2017	300,000	299,903
FED HOME LN DISCOUNT NT	0.01% 20 Jan 2017	200,000	199,948
FHA 221 D4	7.43% 01 Dec 2020	47,935	46,722
FHA 221/D4 GMAC 56 P8/01	7.43% 25 Oct 2022	0	0
FHA INSD 23RD MTG	7.43% 01 Mar 2022	6,584	6,418
FHA INSD MTG P/T	7.43% 01 Jul 2024	4,910	4,848
FHA INSD MTG POOL 56 GMAC	7.43% 25 Oct 2022	0	0
FHA PROJ LN CTF SER POOL 5	7.43% 01 Feb 2022	3,797	3,701
FHLMC TBA 30 YR 3.5	3.5% 13 Feb 2047	5,000,000	5,111,990
FHLMC TBA 30 YR 4	4% 13 Feb 2047	3,000,000	3,147,246
FIRST HORIZON MORTGAGE PASS TH	1% 25 Aug 2035	39,810	34,247
FIRSTENERGY CORP	4.25% 15 Mar 2023	1,000,000	1,033,795
FNMA POOL 066414	1% 01 Sep 2028	6,833	6,888
FNMA POOL 190639	1% 01 Jan 2024	1,577	1,751
FNMA POOL 255075	5.5% 01 Feb 2024	240,233	266,949
FNMA POOL 256158	1% 01 Feb 2036	8,500	8,967
FNMA POOL 257238	5% 01 Jun 2028	147,398	160,540
FNMA POOL 450838	5.5% 01 Dec 2028	3,248	3,615
FNMA POOL 544502	1% 01 Jul 2030	42,858	43,429
FNMA POOL 735764	1% 01 Jul 2035	661,040	699,839
FNMA POOL 735965	1% 01 Oct 2035	360,882	383,553
FNMA POOL 745393	1% 01 Sep 2020	0	0
FNMA POOL 783610	1% 01 Jun 2035	809,248	854,947
FNMA POOL 822101	1% 01 May 2035	713,476	754,396
FNMA POOL 825157	1% 01 Aug 2035	249,671	260,041
FNMA POOL 826129	1% 01 Jul 2035	512,044	540,851
FNMA POOL 897717	1% 01 Aug 2036	127,264	134,342
FNMA POOL AA7916	4% 01 Mar 2039	30,480	32,097
FNMA POOL AL0300	1% 01 Jun 2026	0	0
FNMA POOL AR5180	3% 01 Jul 2043	2,841,452	2,840,644
FNMA POOL AX7911	3% 01 Jan 2045	355,681	354,338
FNMA POOL MA0184	5% 01 Sep 2029	1,130,801	1,232,398
FNMA POOL MA1524	3% 01 Aug 2043	0	0
FNMA TBA 15 YR 2.5	2.5% 16 Feb 2032	1,000,000	1,000,449
FNMA TBA 30 YR 3	3% 18 Jan 2047	29,000,000	28,809,000

	FNMA TBA 30 YR 3	3% 13 Feb 2047	17,000,000	16,862,468
	FNMA TBA 30 YR 3.5	3.5% 18 Jan 2047	40,000,000	40,996,876
	FNMA TBA 30 YR 3.5	3.5% 13 Feb 2047	14,000,000	14,327,305
	FNMA TBA 30 YR 4	4% 13 Feb 2047	42,000,000	44,095,899
	FNMA TBA 30 YR 4.5	4.5% 13 Feb 2047	5,500,000	5,908,955
	FNMA TBA 30 YR 4.5	4.5% 18 Jan 2047	10,500,000	11,293,652
	FORD CREDIT FLOORPLAN MASTER O	1% 15 Aug 2020	2,300,000	2,309,869
	FORD MOTOR CREDIT CO LLC	2.459% 27 Mar 2020	1,200,000	1,184,592
	FORD MOTOR CREDIT CO LLC	3.2% 15 Jan 2021	1,200,000	1,201,751
	FORD MOTOR CREDIT CO LLC	2.943% 08 Jan 2019	1,300,000	1,314,836
	FORWARDS CCSALTUS9 COC USD	FWCC CASH COLLATERAL USD	251,000	251,000
	FORWARDS TD BANK COCOC	SWAP CASH COLLATERAL USD	280,000	280,000
	FREDDIE MAC	7% 15 May 2022	45,773	48,694
	FUTURES USD CITI CASH	COLLATERAL	1,400,000	1,400,000
	GENERAL MOTORS FINL CO	3.2% 13 Jul 2020	1,400,000	1,404,211
	GENESIS ENERGY LP/GENESI	5.625% 15 Jun 2024	900,000	884,250
	GEORGIA PACIFIC LLC	5.4% 01 Nov 2020	2,100,000	2,308,696
	GNMA I TBA 30 YR 4	4% 24 Jan 2047	1,000,000	1,061,719
	GNMA II POOL 002910	8.5% 20 Apr 2030	1,471	1,729
	GNMA II POOL 002947	8.5% 20 Jul 2030	574	668
	GNMA II POOL 003029	8.5% 20 Jan 2031	3,313	3,876
	GNMA II POOL 780840	8.5% 20 Jul 2028	8,815	10,470
	GNMA II TBA 30 YR 4	4% 21 Feb 2047	1,000,000	1,060,449
	GOLDMAN SACH AND CO	TBA CASH COLLATERAL	140,000	140,000
	GOLDMAN SACHS GROUP INC	6.15% 01 Apr 2018	3,300,000	3,471,320
	GOLDMAN SACHS GROUP INC	1% 15 Nov 2018	6,900,000	6,965,591
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Jul 2066	1,499,398	1,492,078
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 May 2066	1,193,354	1,187,860
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 May 2065	4,283,379	4,211,036
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 May 2065	4,039,354	4,006,344
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Jun 2065	6,666,032	6,560,977
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Jul 2065	6,670,193	6,572,328
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Sep 2065	1,054,131	1,038,257
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Aug 2065	1,071,871	1,055,944
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Jun 2061	1,082,720	1,079,067
	GSR MORTGAGE LOAN TRUST	1% 25 Sep 2035	653,594	675,198
	HARTFORD FINL SVCS GRP	5.125% 15 Apr 2022	1,300,000	1,441,941
	HCA INC	5% 15 Mar 2024	2,700,000	2,777,625
	HELLENIC RAILWAY ORG	5.014% 27 Dec 2017	700,000	717,098
	HELLENIC RAILWAY ORG	4.028% 17 Mar 2017	100,000	104,157
	HSBC HOLDINGS PLC	3.4% 08 Mar 2021	1,300,000	1,321,943
	HSBC HOLDINGS PLC	1% 05 Jan 2022	1,400,000	1,426,086
	ILLINOIS ST	6.725% 01 Apr 2035	1,100,000	1,121,252
	INDUSTRIAL BANK OF KOREA	2.375% 17 Jul 2017	9,500,000	9,526,705
	INDYMAC INDX MORTGAGE LOAN TRU	1% 25 Dec 2034	0	0
	IPALCO ENTERPRISES INC	3.45% 15 Jul 2020	1,700,000	1,729,750
	J P MORGAN TERM REPO	0.61% 03 Jan 2017	7,800,000	7,800,000
	JAPAN FIN ORG MUNICIPAL	2.125% 13 Apr 2021	1,300,000	1,271,540
	JAPANESE YEN	FOREIGN CURRENCY	14,145,800	121,283
	JP MORGAN MORTGAGE TRUST	1% 25 Feb 2036	347,881	306,644
	JP MORGAN MORTGAGE TRUST	1% 25 Feb 2035	0	0
*	JP MORGAN SEC INC	TBA CASH COLLATERAL	37,000	37,000
*	JPMORGAN CHASE + CO	2.75% 23 Jun 2020	800,000	807,235
*	JPMORGAN CHASE + CO	6.3% 23 Apr 2019	500,000	546,369
*	JPMORGAN CHASE + CO	1% 15 Feb 2017	7,300,000	7,304,599
*	JPMORGAN CHASE + CO	2.4% 07 Jun 2021	1,100,000	1,089,895
	KILROY REALTY LP	4.375% 01 Oct 2025	2,300,000	2,360,897
	KINDER MORGAN INC/DELAWA	5.625% 15 Nov 2023	1,200,000	1,317,133
	KINDER MORGAN INC/DELAWA	2.25% 16 Mar 2027	300,000	312,698
	LB UBS COMMERCIAL MORTGAGE TRU	1% 15 Sep 2045	354,331	363,082
	LEHMAN BROTHERS HOLDINGS	6.75% 28 Dec 2017	3,100,000	310
	LLOYDS BANK PLC	1% 29 Dec 2049	5,700,000	7,595,250
	LONG GILT FUTURE MAR17	IFLL 20170329	(5,300,000)	(144,176)
	MERCEDES BENZ AUTO LEASE TRUST	1.15% 15 Jan 2019	1,900,000	1,897,681
	MERRILL LYNCH MORTGAGE INVESTO	1% 25 Feb 2036	0	0
	MEXICAN PESO (NEW)	FOREIGN CURRENCY	839	41
	MLCC MORTGAGE INVESTORS INC	1% 25 Oct 2035	29,616	27,990
	MLCC MORTGAGE INVESTORS INC	1% 25 Nov 2035	19,577	18,338
	MORGAN STANLEY	7.3% 13 May 2019	1,100,000	1,225,706
	MORGAN STANLEY	2.125% 25 Apr 2018	1,000,000	1,003,984
	MORGAN STANLEY	2.5% 21 Apr 2021	1,000,000	989,128
	MORGAN STANLEY	3.125% 27 Jul 2026	700,000	668,763
	MORGAN STANLEY CAPITAL I TRUST	1% 13 Jul 2029	1,100,000	1,122,378
	MORGAN STANLEY CAPITAL I TRUST	1% 11 Jun 2049	259,582	263,678
	MORGAN STANLEY CAPITAL I TRUST	1% 14 Aug 2031	1,349,753	1,345,879
	NATIONAL AUSTRALIA BANK	2.4% 07 Dec 2021	2,700,000	2,685,566
*	NATIXIS NY	1.4% 03 Jul 2017	4,800,000	4,765,840
	NAVIENT STUDENT LOAN TRUST	1% 16 Jan 2035	1,007,319	1,015,015
	NEW YORK CITY NY TRANSITIONAL	4.905% 01 Nov 2024	1,900,000	2,122,110

NEW ZEALAND DOLLAR	FOREIGN CURRENCY	467	325
PENNSYLVANIA ST HGR EDU ASSIST	1% 25 Jul 2029	1,065,781	1,068,062
PIMCO FDS PAC INVT MGMT SER	ASSET BKD SECS PORTFOLIO	1,800,038	22,122,463
PIMCO FDS PAC INVT MGMT SER	INVT GRADE CORP PORT INSTL CL	52,172	495,637
PIONEER NATURAL RESOURCE	6.65% 15 Mar 2017	1,100,000	1,111,221
POUND STERLING	FOREIGN CURRENCY	369,767	456,903
PRESTIGE AUTO RECEIVABLES TRUS	1.46% 15 Jul 2020	1,400,000	1,397,637
REGENCY ENERGY PART/FINA	5.5% 15 Apr 2023	1,400,000	1,445,500
RESOURCE CAPITAL CORP LTD	1% 15 Aug 2032	1,465,780	1,458,406
REYNOLDS AMERICAN INC	2.3% 12 Jun 2018	1,500,000	1,509,509
RMAC SECURITIES PLC	1% 12 Jun 2044	1,406,750	1,615,361
ROYAL BK OF SCOTLAND PLC	1% 16 Mar 2022	1,000,000	1,015,460
ROYAL BK OF SCOTLAND PLC	6.934% 09 Apr 2018	1,000,000	1,131,733
SABINE PASS LIQUEFACTION	5.875% 30 Jun 2026	1,200,000	1,293,000
SANTANDER UK PLC	1% 13 Mar 2017	3,800,000	3,800,065
SEQUOIA MORTGAGE TRUST	1% 20 Apr 2035	519,228	535,843
SFR GROUP SA	5.625% 15 May 2024	1,000,000	1,111,116
SFR GROUP SA	7.375% 01 May 2026	1,200,000	1,230,000
SINGAPORE DOLLAR	FOREIGN CURRENCY	185	128
SLM STUDENT LOAN TRUST	1% 25 Apr 2023	6,139,368	6,147,307
SMALL BUSINESS ADMINISTRATION	5.6% 01 Sep 2028	0	0
SPRINT CAPITAL CORP	6.9% 01 May 2019	800,000	847,000
SPRINT SPECTRUM / SPEC I	3.36% 20 Mar 2023	1,000,000	999,400
STRUCTURED ADJUSTABLE RATE MOR	1% 25 Aug 2035	38,030	34,817
STRUCTURED ADJUSTABLE RATE MOR	1% 25 Sep 2034	1,596,132	1,570,103
STRUCTURED ADJUSTABLE RATE MOR	1% 25 Apr 2034	1,104,005	1,090,923
STRUCTURED ASSET MORTGAGE INVE	1% 19 Jul 2035	37,231	33,231
STRUCTURED ASSET MORTGAGE INVE	1% 19 Jul 2035	105,063	101,503
STRUCTURED ASSET MORTGAGE INVE	1% 25 May 2036	1,915,815	1,470,800
STRUCTURED ASSET MORTGAGE INVE	1% 19 Jul 2035	36,899	35,779
SUMITOMO MITSUI BANKING	1% 19 Oct 2018	2,400,000	2,407,970
SUMITOMO MITSUI TR BK LT	1% 18 Oct 2019	1,200,000	1,201,828
SWAP BOA MERRILL LYNCH COC COC	SWAP CASH COLLATERAL USD	90,000	90,000
SWAP CREDIT SUISSE COC	SWAP CASH COLLATERAL USD	440,000	440,000
SWAP DEUTSCHE BANK BOC	SWAP CASH COLLATERAL USD	(320,000)	(320,000)
SWAP HSBC COC	SWAP CASH COLLATERAL USD	370,000	370,000
SWAP UBS BOC	SWAP CASH COLLATERAL USD	(540,000)	(540,000)
SWISS FRANC	FOREIGN CURRENCY	982	966
SWPC01RM8 CDS USD P V 01MEVENT	1% 13 Dec 2049	(97,816)	(97,816)
SWPC01RM8 CDS USD R F .08000	0.08% 13 Dec 2049	97,816	97,613
SWPC03XW5 CDS USD P V 00MEVENT	1% 17 Jan 2047	(1,100,000)	(1,100,000)
SWPC03XW5 CDS USD R F .50000	1% 17 Jan 2047	1,100,000	1,093,745
SWPC06UD3 CDS USD P V 03MEVENT	1% 20 Dec 2019	(3,900,000)	(3,900,000)
SWPC06UD3 CDS USD R F 1.00000	1% 20 Dec 2019	3,900,000	3,903,129
SWPC0AT04 CDS USD P V 01MEVENT	1% 17 Oct 2057	(1,100,000)	(1,100,000)
SWPC0AT04 CDS USD R F .50000	1% 17 Oct 2057	1,100,000	1,087,339
SWPC0AVM3 CDS USD P V 01MEVENT	1% 11 May 2063	(500,000)	(500,000)
SWPC0AVM3 CDS USD R F 3.00000	3% 11 May 2063	500,000	471,568
SWPC0AW91 CDS USD P V 00MEVENT	1% 17 Oct 2057	(5,000,000)	(5,000,000)
SWPC0AW91 CDS USD R F .50000	1% 17 Oct 2057	5,000,000	4,942,451
SWPC0B5M0 CDS USD P V 03MEVENT	1% 20 Dec 2020	(1,100,000)	(1,100,000)
SWPC0B5M0 CDS USD R F 1.00000	1% 20 Dec 2020	1,100,000	1,090,251
SWPC0BLE0 CDS USD P V 00MEVENT	1% 17 Oct 2057	(4,300,000)	(4,300,000)
SWPC0BLE0 CDS USD R F .50000	1% 17 Oct 2057	4,300,000	4,250,508
SWPC0C0C5 CDS USD P V 01MEVENT	1% 17 Sep 2058	(2,500,000)	(2,500,000)
SWPC0C0C5 CDS USD R F .50000	1% 17 Sep 2058	2,500,000	2,445,078
SWPC0C1V2 CDS USD P V 01MEVENT	1% 11 May 2063	(1,000,000)	(1,000,000)
SWPC0C1V2 CDS USD R F 3.00000	3% 11 May 2063	1,000,000	943,136
SWPC0C4X5 CDS USD P V 01MEVENT	1% 17 Jan 2047	(2,500,000)	(2,500,000)
SWPC0C4X5 CDS USD R F 3.00000	3% 17 Jan 2047	2,500,000	2,357,799
SWPC0CKW9 CDS USD P V 03MEVENT	1% 20 Jun 2021	(1,200,000)	(1,200,000)
SWPC0CKW9 CDS USD R F 5.00000	5% 20 Jun 2021	1,200,000	1,283,987
SWPC0CLY4 CDS USD P V 01MEVENT	1% 17 Sep 2058	(3,000,000)	(3,000,000)
SWPC0CLY4 CDS USD R F .50000	1% 17 Sep 2058	3,000,000	2,934,094
SWPC0CRI3 CDS USD P V 03MEVENT	1% 20 Jun 2021	(2,700,000)	(2,700,000)
SWPC0CRI3 CDS USD R F 1.00000	1% 20 Jun 2021	2,700,000	2,658,611
SWPC0D5N4 CDS USD P V 01MEVENT	1% 17 Sep 2058	(100,000)	(100,000)
SWPC0D5N4 CDS USD R F .50000	0.5% 17 Sep 2058	100,000	97,803
SWPC0D819 CDS USD P V 03MEVENT	1% 20 Jun 2021	(200,000)	(200,000)
SWPC0D819 CDS USD R F 1.00000	1% 20 Jun 2021	200,000	196,934
SWPC0DRZ3 CDS USD P V 01MEVENT	1% 17 Sep 2058	(900,000)	(900,000)
SWPC0DRZ3 CDS USD R F 3.00000	3% 17 Sep 2058	900,000	781,804
SWPC0DSY5 CDS EUR P V 03MEVENT	1% 20 Dec 2021	(2,900,000)	(3,058,775)
SWPC0DSY5 CDS EUR R F 1.00000	1% 20 Dec 2021	2,900,000	3,100,264
SWPC0DT81 CDS EUR P V 03MEVENT	1% 20 Dec 2021	(2,000,000)	(2,109,500)
SWPC0DT81 CDS EUR R F 5.00000	5% 20 Dec 2021	2,000,000	2,309,974
SWPC0DXA1 CDS USD P V 03MEVENT	1% 20 Dec 2021	(800,000)	(800,000)
SWPC0DXA1 CDS USD R F 5.00000	5% 20 Dec 2021	800,000	849,526
SWPC0DZZ4 CDS EUR P V 03MEVENT	1% 20 Dec 2017	(1,100,000)	(1,160,225)

SWPC0DZZ4 CDS EUR R F 1.00000	1% 20 Dec 2017	1,100,000	1,163,985
SWPC0EE85 CDS EUR P V 03MEVENT	1% 20 Dec 2017	(1,300,000)	(1,371,175)
SWPC0EE85 CDS EUR R F 1.00000	1% 20 Dec 2017	1,300,000	1,380,434
SWPC0EEB8 CDS EUR P V 03MEVENT	1% 20 Jun 2021	(1,100,000)	(1,160,225)
SWPC0EEB8 CDS EUR R F 1.00000	1% 20 Jun 2021	1,100,000	1,162,631
SWPC0EHJ8 CDS EUR P V 03MEVENT	1% 20 Jun 2021	(1,300,000)	(1,371,175)
SWPC0EHJ8 CDS EUR R F 1.00000	1% 20 Jun 2021	1,300,000	1,325,221
SWPC0EHW9 CDS EUR P V 03MEVENT	1% 20 Jun 2017	(400,000)	(421,900)
SWPC0EHW9 CDS EUR R F 1.00000	1% 20 Jun 2017	400,000	423,402
THAILAND BAHT	FOREIGN CURRENCY	760	21
TIME WARNER CABLE LLC	6.75% 01 Jul 2018	1,000,000	1,067,620
TOBACCO SETTLEMENT FIN AUTH WV	7.467% 01 Jun 2047	1,775,000	1,600,908
TSY INFL IX N/B	1.75% 15 Jan 2028	12,691,910	14,170,898
TSY INFL IX N/B	2.5% 15 Jan 2029	9,344,555	11,270,963
TSY INFL IX N/B	0.125% 15 Jan 2022	7,368,993	7,381,491
TSY INFL IX N/B	0.75% 15 Feb 2042	320,922	303,824
TSY INFL IX N/B	1.375% 15 Feb 2044	933,444	1,018,678
TSY INFL IX N/B	0.125% 15 Jul 2024	21,988,800	21,601,687
TSY INFL IX N/B	0.25% 15 Jan 2025	408,216	401,474
TSY INFL IX N/B	0.375% 15 Jul 2025	4,179,089	4,156,388
TSY INFL IX N/B	0.625% 15 Jan 2026	2,339,767	2,360,312
TSY INFL IX N/B	1% 15 Feb 2046	2,346,345	2,356,261
UBS AG STAMFORD CT	7.625% 17 Aug 2022	1,000,000	1,133,750
UBS AG STAMFORD CT	2.35% 26 Mar 2020	250,000	248,977
UBS AG STAMFORD CT	1% 01 Jun 2017	600,000	600,745
UBS GROUP FUNDING	3% 15 Apr 2021	1,000,000	1,000,527
US 10YR NOTE (CBT)MAR17	XCBT 20170322	91,500,000	(417,715)
US 5YR NOTE (CBT) MAR17	XCBT 20170331	25,800,000	(28,299)
US DOLLAR		3,194,635	3,194,635
US LONG BOND(CBT) MAR17	XCBT 20170322	4,600,000	(51,731)
US TREASURY N/B	4.375% 15 Nov 2039	300,000	370,336
US TREASURY N/B	4.375% 15 May 2040	100,000	123,551
US TREASURY N/B	3% 15 May 2042	6,900,000	6,842,323
US TREASURY N/B	2.75% 15 Aug 2042	400,000	377,891
US TREASURY N/B	2.75% 15 Nov 2042	5,300,000	5,005,808
US TREASURY N/B	3.125% 15 Feb 2043	900,000	911,918
US TREASURY N/B	2.875% 15 May 2043	1,100,000	1,062,488
US TREASURY N/B	3.625% 15 Aug 2043	200,000	221,789
US TREASURY N/B	3.75% 15 Nov 2043	3,600,000	4,081,640
US TREASURY N/B	3.625% 15 Feb 2044	400,000	443,359
US TREASURY N/B	3.125% 15 Aug 2044	7,600,000	7,692,028
US TREASURY N/B	2.125% 30 Sep 2021	26,100,000	26,331,429
US TREASURY N/B	3% 15 Nov 2044	800,000	790,282
US TREASURY N/B	2.125% 31 Dec 2021	20,100,000	20,271,956
US TREASURY N/B	2.5% 15 Feb 2045	28,400,000	25,297,073
US TREASURY N/B	2.875% 15 Aug 2045	7,700,000	7,409,749
US TREASURY N/B	2.5% 15 Feb 2046	700,000	622,016
US TREASURY N/B	1.625% 15 May 2026	3,600,000	3,357,000
US TREASURY N/B	1.625% 31 Oct 2023	600,000	577,242
VERIZON COMMUNICATIONS	1% 14 Sep 2018	900,000	920,090
VERIZON COMMUNICATIONS	5.15% 15 Sep 2023	1,100,000	1,216,317
VESTEDA FINANCE BV	2.5% 27 Oct 2022	1,500,000	1,701,471
VIRGIN MEDIA SECURED FIN	5.5% 15 Jan 2025	990,000	1,260,298
WAMU MORTGAGE PASS THROUGH CER	1% 25 Aug 2046	1,530,979	1,400,614
WEA FINANCE LLC/WESTFIEL	3.25% 05 Oct 2020	1,100,000	1,118,702
WELLS FARGO + COMPANY	2.5% 04 Mar 2021	1,200,000	1,191,108
WELLS FARGO + COMPANY	2.1% 26 Jul 2021	900,000	875,750
WELLS FARGO + COMPANY	1% 31 Oct 2023	800,000	809,874
WELLS FARGO MORTGAGE BACKED SE	1% 25 Apr 2036	248,927	244,701
WELLS FARGO MORTGAGE BACKED SE	1% 25 May 2035	1,407,729	1,426,553
WELLS FARGO MORTGAGE BACKED SE	1% 25 Nov 2034	310,551	310,486
YUAN RENMINBI	FOREIGN CURRENCY	401	58
Currency Contract	AUD/USD		(66,465)
Currency Contract	BRL/USD		62,932
Currency Contract	BRL/USD		23,287
Currency Contract	BRL/USD		93,866
Currency Contract	BRL/USD		99,045
Currency Contract	CHF/USD		(3,538)
Currency Contract	EUR/USD		88,309
Currency Contract	GBP/USD		(12,469)
Currency Contract	GBP/USD		(3,979)
Currency Contract	GBP/USD		(47,407)
Currency Contract	GBP/USD		76,586
Currency Contract	INR/USD		(924)
Currency Contract	JPY/USD		(40,239)
Currency Contract	JPY/USD		(79,642)
Currency Contract	KRW/USD		(27,481)
Currency Contract	KRW/USD		(17,881)
Currency Contract	KRW/USD		(9,918)

Currency Contract	KRW/USD	(6,598)
Currency Contract	KRW/USD	(16,462)
Currency Contract	KRW/USD	(63,500)
Currency Contract	KRW/USD	(16,884)
Currency Contract	KRW/USD	(4,411)
Currency Contract	KRW/USD	(16,131)
Currency Contract	KRW/USD	(70,836)
Currency Contract	KRW/USD	(36,159)
Currency Contract	KRW/USD	(52,398)
Currency Contract	KRW/USD	(35,845)
Currency Contract	KRW/USD	(23,597)
Currency Contract	KRW/USD	(10,105)
Currency Contract	KRW/USD	(16,455)
Currency Contract	KRW/USD	(30,296)
Currency Contract	MXN/USD	4,497
Currency Contract	MXN/USD	(184)
Currency Contract	MXN/USD	(120,681)
Currency Contract	MXN/USD	5,317
Currency Contract	MXN/USD	5,413
Currency Contract	MXN/USD	10,005
Currency Contract	MXN/USD	16,683
Currency Contract	MXN/USD	8,923
Currency Contract	MXN/USD	(5,236)
Currency Contract	MXN/USD	5,317
Currency Contract	MXN/USD	(346,868)
Currency Contract	MYR/USD	(11,061)
Currency Contract	MYR/USD	(1,536)
Currency Contract	MYR/USD	(2,580)
Currency Contract	NZD/USD	(2,981)
Currency Contract	RUB/USD	49,945
Currency Contract	RUB/USD	58,731
Currency Contract	SGD/USD	(39,225)
Currency Contract	SGD/USD	(6,745)
Currency Contract	SGD/USD	(19,464)
Currency Contract	SGD/USD	(5,107)
Currency Contract	TWD/USD	(10,878)
Currency Contract	TWD/USD	3,038
Currency Contract	TWD/USD	(682)
Currency Contract	TWD/USD	(6,509)
Currency Contract	USD/AUD	9,102
Currency Contract	USD/AUD	246,981
Currency Contract	USD/BRL	(42,114)
Currency Contract	USD/BRL	(9,807)
Currency Contract	USD/BRL	(124,615)
Currency Contract	USD/CHF	(3,119)
Currency Contract	USD/EUR	33,962
Currency Contract	USD/EUR	(88,061)
Currency Contract	USD/GBP	16,828
Currency Contract	USD/GBP	148,768
Currency Contract	USD/GBP	10,444
Currency Contract	USD/GBP	(77,152)
Currency Contract	USD/JPY	176,851
Currency Contract	USD/KRW	30,654
Currency Contract	USD/KRW	30,439
Currency Contract	USD/KRW	6,674
Currency Contract	USD/KRW	713,647
Currency Contract	USD/KRW	28
Currency Contract	USD/KRW	39,102
Currency Contract	USD/KRW	16,869
Currency Contract	USD/KRW	39,452
Currency Contract	USD/KRW	7,718
Currency Contract	USD/KRW	19,732
Currency Contract	USD/KRW	12,438
Currency Contract	USD/KRW	24,680
Currency Contract	USD/KRW	(763)
Currency Contract	USD/KRW	(45)
Currency Contract	USD/MXN	4,088
Currency Contract	USD/MXN	2,038
Currency Contract	USD/MXN	9,135
Currency Contract	USD/MXN	1,576
Currency Contract	USD/MXN	395,668
Currency Contract	USD/MXN	(4,683)
Currency Contract	USD/MYR	60,123
Currency Contract	USD/NZD	24,060
Currency Contract	USD/RUB	(14,969)
Currency Contract	USD/RUB	(29,778)
Currency Contract	USD/RUB	(30,058)
Currency Contract	USD/RUB	(16,783)
Currency Contract	USD/SGD	897

Currency Contract	USD/SGD		97,285
Currency Contract	USD/SGD		21,171
Currency Contract	USD/SGD		13,634
Currency Contract	USD/SGD		575
Currency Contract	USD/SGD		(4,284)
Currency Contract	USD/SGD		(3,815)
Currency Contract	USD/TWD		10,738
Currency Contract	USD/TWD		(3,038)
Currency Contract	USD/TWD		686
Currency Contract	USD/TWD		(3,051)
Currency Contract	USD/TWD		(2,970)
Currency Contract	USD/TWD		9,731
Currency Contract	USD/TWD		2,084
Currency Contract	USD/TWD		4,410
Currency Contract	USD/TWD		5,311
Currency Contract	USD/TWD		5,151
Currency Contract	USD/TWD		16,789
Currency Contract	USD/TWD		6,408
Currency Contract	USD/TWD		5,114
Currency Contract	USD/TWD		7,194
Currency Contract	USD/TWD		212
Currency Contract	USD/TWD		8,033
Currency Contract	USD/TWD		8,615
Currency Contract	USD/TWD		113,797

	Sub-Total: Fund 5711 2 of 16	Total	$653,922,862

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	SSGA	G STIFF ERISA QUALIFIED	133,994,422		$133,994,422

		Sub-Total: Fund 5725 3 of 16		Total	$133,994,422

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	21ST CENTURY FOX AMERICA	6.75% 09 Jan 2038	1,060,000		$1,250,657
	21ST CENTURY FOX AMERICA	6.2% 15 Dec 2034	60,000		70,487
	321 HENDERSON RECEIVABLES LLC	3.96% 15 Mar 2063	1,361,070		1,346,707
	90DAY EUR FUTR MAR17	XCME 20170313	(190,500,000)		18,950
	ABB FINANCE USA INC	4.375% 08 May 2042	120,000		125,899
	ABBOTT LABORATORIES	4.75% 30 Nov 2036	370,000		376,150
	ABBOTT LABORATORIES	3.75% 30 Nov 2026	550,000		546,200
	ABBOTT LABORATORIES	4.9% 30 Nov 2046	500,000		513,168
	ABBVIE INC	3.6% 14 May 2025	30,000		29,715
	ABN AMRO BANK NV	4.75% 28 Jul 2025	470,000		475,527
	ACADEMIC LOAN FUNDING TRUST	1% 27 Dec 2022	965,122		966,287
	ACTAVIS FUNDING SCS	4.55% 15 Mar 2035	20,000		19,796
	ACTAVIS FUNDING SCS	3.8% 15 Mar 2025	630,000		630,742
	ACTAVIS FUNDING SCS	4.75% 15 Mar 2045	170,000		166,895
	ACTAVIS FUNDING SCS	3.45% 15 Mar 2022	240,000		243,602
	AERCAP IRELAND CAP/GLOBA	3.75% 15 May 2019	830,000		845,563
	AES CORP/VA	7.375% 01 Jul 2021	18,000		20,050
	AETNA INC	2.8% 15 Jun 2023	110,000		108,351
	AETNA INC	3.2% 15 Jun 2026	550,000		544,098
	AETNA INC	2.4% 15 Jun 2021	440,000		438,008
	AETNA INC	4.375% 15 Jun 2046	130,000		130,539
	ALLY FINANCIAL INC	3.5% 27 Jan 2019	280,000		281,400
	ALLY FINANCIAL INC	8% 15 Mar 2020	1,486,000		1,682,895
	ALTICE FINANCING SA	6.625% 15 Feb 2023	450,000		462,375
	ALTRIA GROUP INC	5.375% 31 Jan 2044	190,000		219,473
	ALTRIA GROUP INC	2.85% 09 Aug 2022	520,000		520,637
	ALTRIA GROUP INC	9.25% 06 Aug 2019	1,650,000		1,946,954
	AMAZON.COM INC	4.95% 05 Dec 2044	370,000		422,002
	AMERICA MOVIL SAB DE CV	3.125% 16 Jul 2022	200,000		196,941
	AMERICA MOVIL SAB DE CV	5% 30 Mar 2020	670,000		716,469
	AMERICA MOVIL SAB DE CV	5.625% 15 Nov 2017	780,000		805,364
	AMERICAN AXLE + MFG INC	6.625% 15 Oct 2022	230,000		237,176
	AMERICAN HOME MORTGAGE INVESTM	1% 25 Sep 2035	706,811		553,980
	AMERICAN HOME MORTGAGE INVESTM	1% 25 Nov 2045	1,641,934		1,416,488
	AMGEN INC	4.663% 15 Jun 2051	57,000		54,783
	AMGEN INC	3.625% 22 May 2024	120,000		122,068
	AMORTIZING RESIDENTIAL COLLATE	1% 25 Jul 2032	147,441		144,840
	ANADARKO PETROLEUM CORP	4.85% 15 Mar 2021	230,000		246,615
	ANADARKO PETROLEUM CORP	6.6% 15 Mar 2046	70,000		86,335
	ANADARKO PETROLEUM CORP	6.45% 15 Sep 2036	420,000		499,870
	ANHEUSER BUSCH INBEV FIN	4.9% 01 Feb 2046	1,830,000		1,977,992
	ANHEUSER BUSCH INBEV FIN	3.3% 01 Feb 2023	840,000		854,895
	ANHEUSER BUSCH INBEV FIN	3.65% 01 Feb 2026	2,090,000		2,121,747

ANHEUSER BUSCH INBEV FIN	2.65% 01 Feb 2021	490,000	492,815
ANHEUSER BUSCH INBEV WOR	2.5% 15 Jul 2022	400,000	393,682
ANHEUSER BUSCH INBEV WOR	5% 15 Apr 2020	940,000	1,021,729
ANHEUSER BUSCH INBEV WOR	5.375% 15 Jan 2020	450,000	490,812
ANTHEM INC	3.7% 15 Aug 2021	620,000	641,036
ANTHEM INC	7% 15 Feb 2019	220,000	241,127
ANTHEM INC	5.875% 15 Jun 2017	110,000	112,226
APACHE CORP	4.25% 15 Jan 2044	60,000	59,149
APACHE CORP	5.1% 01 Sep 2040	840,000	878,792
APACHE CORP	6% 15 Jan 2037	70,000	80,511
APPLE INC	2.45% 04 Aug 2026	850,000	797,765
ARCELORMITTAL	7% 25 Feb 2022	160,000	180,400
ARDAGH PKG FIN/HLDGS USA	1% 15 Dec 2019	440,000	446,600
AT+T INC	3.4% 15 May 2025	1,730,000	1,667,414
AT+T INC	4.5% 09 Mar 2048	534,000	479,838
AT+T INC	4.35% 15 Jun 2045	293,000	261,072
AT+T INC	3% 15 Feb 2022	230,000	227,755
AT+T INC	4.45% 15 May 2021	150,000	158,636
AT+T INC	5.5% 01 Feb 2018	440,000	457,156
BANC OF AMERICA MORTGAGE SECUR	1% 25 Jan 2036	469,995	357,100
BANK OF AMERICA CORP	4.45% 03 Mar 2026	130,000	133,970
BANK OF AMERICA CORP	4% 22 Jan 2025	1,050,000	1,051,319
BANK OF AMERICA CORP	4.2% 26 Aug 2024	950,000	967,769
BANK OF AMERICA CORP	1% 29 Sep 2049	1,080,000	1,080,000
BANK OF AMERICA CORP	5.42% 15 Mar 2017	1,000,000	1,007,246
BANK OF AMERICA CORP	4% 01 Apr 2024	1,410,000	1,454,188
BANK OF AMERICA CORP	4.875% 01 Apr 2044	500,000	542,536
BANK OF AMERICA CORP	2.6% 15 Jan 2019	1,050,000	1,058,975
BANK OF AMERICA CORP	5% 21 Jan 2044	1,120,000	1,226,504
BANK OF AMERICA CORP	3.3% 11 Jan 2023	330,000	331,102
BANK OF AMERICA CORP	5.625% 01 Jul 2020	1,610,000	1,770,280
BANK OF AMERICA CORP	5% 13 May 2021	730,000	794,998
BANK OF AMERICA CORP	5.75% 01 Dec 2017	430,000	445,415
BANK OF AMERICA CORP	7.625% 01 Jun 2019	60,000	67,423
BANK OF AMERICA CORP	5.7% 02 May 2017	650,000	658,858
BARCLAYS BANK PLC	6.05% 04 Dec 2017	550,000	568,198
BARCLAYS BANK PLC	10.179% 12 Jun 2021	350,000	434,599
BARRICK GOLD CORP	6.95% 01 Apr 2019	217,000	237,367
BARRICK NA FINANCE LLC	4.4% 30 May 2021	409,000	429,800
BEAR STEARNS ALT A TRUST	1% 25 Jan 2035	1,083,195	1,061,105
BEAR STEARNS ALT A TRUST	1% 25 Jun 2034	373,790	366,095
BEAR STEARNS COS LLC	6.4% 02 Oct 2017	580,000	600,849
BECTON DICKINSON AND CO	3.734% 15 Dec 2024	181,000	185,095
BECTON DICKINSON AND CO	4.685% 15 Dec 2044	160,000	165,751
BERKSHIRE HATHAWAY ENERG	6.5% 15 Sep 2037	220,000	286,370
BHP BILLITON FIN USA LTD	1% 19 Oct 2075	940,000	1,055,150
BHP BILLITON FIN USA LTD	5% 30 Sep 2043	430,000	480,293
BHP BILLITON FIN USA LTD	3.25% 21 Nov 2021	730,000	752,104
BHP BILLITON FIN USA LTD	2.875% 24 Feb 2022	90,000	90,728
BHP BILLITON FIN USA LTD	6.5% 01 Apr 2019	540,000	592,771
BNP PARIBAS	2.375% 14 Sep 2017	490,000	493,272
BOEING CAPITAL CORP	4.7% 27 Oct 2019	590,000	636,501
BOEING CO	6% 15 Mar 2019	590,000	644,292
BP CAPITAL MARKETS PLC	3.119% 04 May 2026	80,000	78,133
BP CAPITAL MARKETS PLC	3.506% 17 Mar 2025	880,000	888,413
BP CAPITAL MARKETS PLC	3.216% 28 Nov 2023	690,000	696,892
BPCE SA	5.15% 21 Jul 2024	310,000	315,148
BRAZILIAN REAL	FOREIGN CURRENCY	9,828	3,020
CATHOLIC HEALTH INITIATI	4.35% 01 Nov 2042	150,000	133,238
CDC MORTGAGE CAPITAL TRUST	1% 25 Jan 2033	157,406	145,984
CELGENE CORP	3.875% 15 Aug 2025	220,000	223,148
CELGENE CORP	3.55% 15 Aug 2022	320,000	328,189
CELGENE CORP	5% 15 Aug 2045	400,000	415,892
CELULOSA ARAUCO CONSTITU	4.75% 11 Jan 2022	870,000	905,098
CENTENE CORP	5.625% 15 Feb 2021	30,000	31,542
CENTENE CORP	6.125% 15 Feb 2024	130,000	136,988
CENTENE CORP	4.75% 15 Jan 2025	200,000	195,250
CENTENE CORP	4.75% 15 May 2022	190,000	191,900
CENTURYLINK INC	5.625% 01 Apr 2025	200,000	190,000
CENTURYLINK INC	5.625% 01 Apr 2020	130,000	137,475
CHARTER COMM OPT LLC/CAP	6.384% 23 Oct 2035	40,000	45,673
CHARTER COMM OPT LLC/CAP	6.484% 23 Oct 2045	60,000	69,365
CHESAPEAKE ENERGY CORP	6.125% 15 Feb 2021	140,000	136,500
CHEVRON CORP	2.954% 16 May 2026	890,000	875,468
CHUBB INA HOLDINGS INC	3.35% 03 May 2026	240,000	243,099
CHUBB INA HOLDINGS INC	2.3% 03 Nov 2020	180,000	179,959
CIT GROUP INC	5% 01 Aug 2023	710,000	733,075
CITIGROUP CAPITAL XIII	PREFERRED STOCK 10/40 VAR	10,350	267,237
CITIGROUP COMMERCIAL MORTGAGE	1% 10 May 2047	5,335,867	360,701

CITIGROUP INC	4.75% 18 May 2046	80,000	80,092
CITIGROUP INC	1% 29 Dec 2049	1,610,000	1,590,197
CITIGROUP INC	4.4% 10 Jun 2025	1,030,000	1,053,742
CITIGROUP INC	4.65% 30 Jul 2045	881,000	928,616
CITIGROUP INC	4.45% 29 Sep 2027	960,000	975,212
CITIGROUP INC	4.3% 20 Nov 2026	230,000	232,099
CITIGROUP INC	1% 29 Dec 2049	230,000	232,588
CITIGROUP INC	1% 31 Dec 2049	620,000	584,350
CITIGROUP INC	1% 29 Dec 2049	820,000	813,030
CITIGROUP INC	5.3% 06 May 2044	47,000	50,627
CITIGROUP INC	3.5% 15 May 2023	560,000	558,192
CITIGROUP INC	6.675% 13 Sep 2043	210,000	266,176
CITIGROUP INC	5.5% 13 Sep 2025	940,000	1,033,070
CITIGROUP INC	1% 29 Jul 2049	630,000	638,663
CITIGROUP INC	8.125% 15 Jul 2039	40,000	59,437
CITIGROUP INC	6.625% 15 Jun 2032	160,000	194,095
CITIGROUP MORTGAGE LOAN TRUST	1% 25 Dec 2033	57,210	56,219
CNOOC FINANCE 2015 US	3.5% 05 May 2025	1,630,000	1,584,269
COMCAST CORP	3.375% 15 Aug 2025	370,000	372,234
COMCAST CORP	3.375% 15 Feb 2025	290,000	293,058
COMCAST CORP	6.55% 01 Jul 2039	430,000	560,964
COMCAST CORP	4.25% 15 Jan 2033	420,000	437,079
COMCAST CORP	5.65% 15 Jun 2035	280,000	334,641
COMCAST CORP	6.5% 15 Nov 2035	220,000	281,727
COMM MORTGAGE TRUST	3.987% 10 Dec 2047	2,890,000	2,989,743
COMM MORTGAGE TRUST	3.527% 10 Feb 2048	690,000	700,291
COMM MORTGAGE TRUST	3.528% 10 Dec 2047	3,670,000	3,775,417
COMM MORTGAGE TRUST	1% 10 Jun 2047	7,088,472	438,859
COMM MORTGAGE TRUST	1% 15 May 2045	8,171,680	595,581
COMM MORTGAGE TRUST	3.424% 10 Mar 2031	163,000	167,414
COMM MORTGAGE TRUST	4.3% 10 Oct 2046	180,000	190,902
COMM MORTGAGE TRUST	2.822% 15 Oct 2045	60,000	60,740
COMMONWEALTH BANK AUST	5% 15 Oct 2019	420,000	451,209
COMPASS BANK	3.875% 10 Apr 2025	290,000	275,976
CONCHO RESOURCES INC	4.375% 15 Jan 2025	200,000	199,602
CONCHO RESOURCES INC	6.5% 15 Jan 2022	684,000	707,735
CONOCOPHILLIPS	6% 15 Jan 2020	550,000	607,386
CONSTELLATION BRANDS INC	4.75% 15 Nov 2024	580,000	615,670
CONTL AIRLINES 1998 1	6.648% 15 Mar 2019	89,695	90,928
CONTL AIRLINES 2001 1	6.703% 15 Dec 2022	141,330	150,163
CONTL AIRLINES 2007 1	5.983% 19 Oct 2023	1,071,317	1,183,806
COOPERATIEVE RABOBANK UA	4.375% 04 Aug 2025	840,000	861,948
COOPERATIEVE RABOBANK UA	4.625% 01 Dec 2023	1,750,000	1,841,158
COOPERATIEVE RABOBANK UA	1% 29 Dec 2049	1,130,000	1,328,089
COUNTRYWIDE ALTERNATIVE LOAN T	1% 25 Jun 2037	1,151,493	601,568
COUNTRYWIDE ALTERNATIVE LOAN T	1% 25 Dec 2034	82,706	81,495
COUNTRYWIDE ALTERNATIVE LOAN T	1% 25 Dec 2034	121,100	119,228
COUNTRYWIDE ALTERNATIVE LOAN T	1% 20 Mar 2046	293,755	217,269
COUNTRYWIDE ASSET BACKED CERTI	1% 25 Oct 2034	8,937,105	8,382,148
COX COMMUNICATIONS INC	4.7% 15 Dec 2042	10,000	8,695
CRED SUIS GP FUN LTD	4.875% 15 May 2045	1,120,000	1,149,651
CREDIT AGRICOLE SA	1% 29 Oct 2049	1,340,000	1,470,007
CREDIT SUISSE MORTGAGE TRUST	1% 15 Feb 2029	2,260,000	2,260,407
CREDIT SUISSE MORTGAGE TRUST	1% 15 Sep 2038	930,000	923,719
CREDIT SUISSE MORTGAGE TRUST	3.953% 15 Sep 2037	160,000	163,275
CVS HEALTH CORP	5.125% 20 Jul 2045	550,000	612,946
CVS HEALTH CORP	3.875% 20 Jul 2025	346,000	356,934
CVS HEALTH CORP	2.75% 01 Dec 2022	1,920,000	1,891,440
DELTA AIR LINES 2007 1 A	6.821% 10 Feb 2024	385,003	442,754
DEVON ENERGY CORPORATION	5.85% 15 Dec 2025	512,000	581,702
DEVON ENERGY CORPORATION	5% 15 Jun 2045	590,000	579,578
DEVON ENERGY CORPORATION	3.25% 15 May 2022	260,000	258,350
DEVON ENERGY CORPORATION	5.6% 15 Jul 2041	450,000	463,498
DEVON FINANCING CORP LLC	7.875% 30 Sep 2031	340,000	431,407
DIAGEO CAPITAL PLC	4.828% 15 Jul 2020	1,540,000	1,670,239
DIAMOND 1 FIN/DIAMOND 2	4.42% 15 Jun 2021	930,000	962,313
DIAMOND 1 FIN/DIAMOND 2	3.48% 01 Jun 2019	1,110,000	1,133,095
DISH DBS CORP	5.875% 15 Jul 2022	1,200,000	1,263,000
DISH DBS CORP	6.75% 01 Jun 2021	130,000	141,050
DOLLAR TREE INC	5.75% 01 Mar 2023	560,000	592,939
DUKE ENERGY CAROLINAS	5.3% 15 Feb 2040	1,220,000	1,447,119
EATON CORP	2.75% 02 Nov 2022	730,000	723,017
EATON CORP	4.15% 02 Nov 2042	590,000	576,710
ECOLAB INC	4.35% 08 Dec 2021	310,000	335,004
ECOPETROL SA	5.875% 28 May 2045	1,660,000	1,434,240
EL PASO NATURAL GAS	8.375% 15 Jun 2032	760,000	942,493
ENSCO PLC	4.7% 15 Mar 2021	200,000	192,384
ENTERPRISE PRODUCTS OPER	1% 15 Jan 2068	810,000	827,022
EOG RESOURCES INC	4.15% 15 Jan 2026	280,000	293,019

EQUATE PETROCHEMICAL BV	4.25% 03 Nov 2026	510,000	487,050
EURO BUND FUTURE MAR17	XEUR 20170308	(8,900,000)	(205,518)
EURO CURRENCY	FOREIGN CURRENCY	1,142,993	1,205,572
EXXON MOBIL CORPORATION	4.114% 01 Mar 2046	200,000	204,855
EXXON MOBIL CORPORATION	3.043% 01 Mar 2026	610,000	609,173
FANNIE MAE	1% 25 Sep 2046	1,030,629	186,496
FANNIE MAE	3% 25 Jul 2043	0	0
FANNIE MAE	1% 25 Aug 2044	2,942,867	203,003
FANNIE MAE	6% 25 May 2042	820,529	929,944
FANNIE MAE	3% 25 Sep 2032	4,127,049	456,707
FANNIE MAE	1% 25 Sep 2041	1,297,396	166,521
FANNIE MAE	1% 25 May 2034	282,851	282,416
FANNIE MAE	1% 25 Apr 2040	2,684,265	394,298
FANNIE MAE	3% 25 Apr 2032	1,123,985	97,618
FANNIE MAE	1% 25 Feb 2043	1,727,376	379,032
FANNIE MAE	1% 25 Feb 2043	1,540,465	286,579
FANNIE MAE	1% 25 Dec 2042	503,158	115,548
FANNIE MAE	6.5% 25 Jun 2039	520,160	573,829
FANNIE MAE	7% 25 May 2042	1,156,040	1,326,955
FANNIE MAE	1% 25 Mar 2042	959,788	169,375
FANNIE MAE	0.01% 25 Mar 2042	83,460	73,073
FANNIE MAE	0.01% 25 Mar 2042	41,730	36,526
FANNIE MAE	0.01% 09 Oct 2019	11,790,000	11,180,492
FANNIE MAE	6.625% 15 Nov 2030	5,460,000	7,595,330
FANNIEMAE ACES	1% 25 Jul 2026	600,000	569,200
FANNIEMAE ACES	2.944% 25 Jul 2039	755,711	744,281
FANNIEMAE ACES	2.499% 25 Sep 2026	580,000	550,790
FANNIEMAE ACES	1% 25 Oct 2024	26,803,732	653,885
FANNIEMAE ACES	1% 25 Jan 2025	53,572,281	625,167
FANNIEMAE STRIP	6% 25 Jan 2038	236,518	49,782
FANNIEMAE STRIP	3% 25 Apr 2027	1,524,856	131,216
FANNIEMAE STRIP	3% 25 Nov 2026	2,146,247	182,047
FANNIEMAE STRIP	3.5% 25 Nov 2041	1,013,403	194,832
FANNIEMAE STRIP	1% 25 Jan 2039	12,763	2,271
FANNIEMAE STRIP	5% 25 Jan 2039	33,979	6,579
FANNIEMAE STRIP	5% 25 Jan 2038	19,190	3,556
FANNIEMAE STRIP	1% 25 Jan 2039	23,525	4,548
FANNIEMAE STRIP	6% 25 Jul 2038	496,969	112,184
FED HM LN PC POOL 1G2403	1% 01 Jan 2038	0	0
FED HM LN PC POOL 1J1534	1% 01 Mar 2037	0	0
FED HM LN PC POOL A39586	5.5% 01 Nov 2035	188,680	209,044
FED HM LN PC POOL A74793	5% 01 Mar 2038	2,222,894	2,418,871
FED HM LN PC POOL C00860	7% 01 Sep 2029	2,569	2,969
FED HM LN PC POOL G01737	5% 01 Dec 2034	11,668	12,818
FED HM LN PC POOL G06172	5.5% 01 Dec 2038	418,006	466,370
FED HM LN PC POOL G06669	6.5% 01 Sep 2039	186,466	212,425
FED HM LN PC POOL G06875	5.5% 01 Dec 2038	854,188	957,157
FED HM LN PC POOL G07117	6% 01 Oct 2036	1,206,108	1,379,737
FED HM LN PC POOL G07335	7% 01 Mar 2039	139,911	166,220
FED HM LN PC POOL G14492	4% 01 Oct 2025	179,654	188,986
FED HM LN PC POOL Q12752	3.5% 01 Nov 2042	69,781	71,931
FED HM LN PC POOL Q18473	4% 01 May 2043	76,256	81,086
FED HM LN PC POOL Q19131	4% 01 Jun 2043	80,111	85,164
FED HM LN PC POOL Q19134	4% 01 Jun 2043	125,294	132,202
FED HM LN PC POOL Q19135	4% 01 Jun 2043	75,483	79,958
FED HM LN PC POOL Q19236	4% 01 Jun 2043	65,056	68,529
FED HM LN PC POOL Q19254	4% 01 Jun 2043	79,417	84,184
FED HM LN PC POOL Q19611	4% 01 Jul 2043	447,726	476,453
FED HM LN PC POOL Q19615	4% 01 Jul 2043	576,252	610,676
FED HM LN PC POOL U90245	3.5% 01 Oct 2042	227,838	234,712
FED HM LN PC POOL U90316	4% 01 Oct 2042	279,902	296,566
FED HM LN PC POOL U91254	4% 01 Apr 2043	893,200	946,888
FED HM LN PC POOL U92272	4.5% 01 Dec 2043	245,067	268,203
FED HM LN PC POOL U95137	4% 01 Aug 2043	508,510	539,111
FED HM LN PC POOL U99045	3.5% 01 Mar 2043	303,714	312,866
FED HM LN PC POOL U99084	4.5% 01 Feb 2044	2,233,438	2,444,613
FED HM LN PC POOL U99091	4.5% 01 Mar 2044	706,468	773,326
FED HM LN PC POOL U99114	3.5% 01 Feb 2044	82,968	85,471
FED HM LN PC POOL U99124	3.5% 01 Mar 2045	2,826,520	2,911,819
FED REPUBLIC OF BRAZIL	5% 27 Jan 2045	560,000	454,272
FED REPUBLIC OF BRAZIL	2.625% 05 Jan 2023	200,000	178,000
FED REPUBLIC OF BRAZIL	5.625% 07 Jan 2041	1,340,000	1,192,198
FED REPUBLIC OF BRAZIL	4.875% 22 Jan 2021	710,000	731,300
FEDERAL HOME LOAN BANK	0.875% 24 May 2017	70,000	70,035
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Jun 2020	4,566,891	186,069
FHLMC MULTIFAMILY STRUCTURED P	2.637% 25 Jan 2023	90,000	90,907
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Jul 2021	2,660,218	162,578
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Apr 2020	158,810	4,154
FHLMC TBA 15 YR 3.5	3.5% 23 Jan 2032	600,000	625,724

FHLMC TBA 30 YR 3	3% 18 Jan 2047	6,000,000	5,957,846
FHLMC TBA 30 YR 3.5	3.5% 18 Jan 2047	8,100,000	8,293,937
FICO STRIP PRIN	0.01% 11 May 2018	1,720,000	1,689,714
FICO STRIP PRIN	0.01% 02 Nov 2018	1,620,000	1,584,611
FIRST DATA CORPORATION	5% 15 Jan 2024	1,280,000	1,286,810
FIRST DATA CORPORATION	6.75% 01 Nov 2020	160,000	166,000
FIRSTENERGY CORP	4.25% 15 Mar 2023	950,000	982,105
FIRSTENERGY CORP	2.75% 15 Mar 2018	480,000	484,360
FIRSTENERGY CORP	7.375% 15 Nov 2031	2,010,000	2,590,685
FMG RESOURCES AUG 2006	9.75% 01 Mar 2022	370,000	429,226
FNMA POOL 254793	5% 01 Jul 2033	151,411	165,833
FNMA POOL 313046	1% 01 Aug 2026	5,741	6,524
FNMA POOL 555743	1% 01 Sep 2033	187,423	205,843
FNMA POOL 631364	5.5% 01 Feb 2017	4	4
FNMA POOL 725162	1% 01 Feb 2034	18,843	21,673
FNMA POOL 745000	1% 01 Oct 2035	41,064	46,763
FNMA POOL 844809	5% 01 Nov 2035	159,692	174,428
FNMA POOL 880622	5.5% 01 Apr 2036	583,663	651,569
FNMA POOL 888160	1% 01 Feb 2037	0	0
FNMA POOL 888560	1% 01 Nov 2035	230,703	265,373
FNMA POOL 889117	1% 01 Oct 2035	542,923	596,360
FNMA POOL 890248	1% 01 Aug 2037	450,483	518,256
FNMA POOL 890604	1% 01 Oct 2044	1,919,803	2,081,449
FNMA POOL 892570	6.5% 01 Jul 2036	126,169	142,743
FNMA POOL 894044	6.5% 01 Oct 2036	59,709	67,553
FNMA POOL 898835	6.5% 01 Nov 2036	94,726	107,170
FNMA POOL 903858	6.5% 01 Oct 2036	6,200	7,015
FNMA POOL 904000	6% 01 Jan 2037	134,327	153,596
FNMA POOL 918357	6% 01 May 2037	474,390	544,010
FNMA POOL 922285	6.5% 01 Dec 2036	19,348	21,889
FNMA POOL 924874	7% 01 Oct 2037	2,070	2,266
FNMA POOL 928938	7% 01 Dec 2037	4,336	5,008
FNMA POOL 934648	7% 01 Nov 2038	8,528	9,797
FNMA POOL 942478	6% 01 Aug 2037	222,659	255,230
FNMA POOL 944510	1% 01 Jul 2037	0	0
FNMA POOL 946585	6.5% 01 Sep 2037	79,722	90,195
FNMA POOL 948696	6% 01 Aug 2037	177,593	203,060
FNMA POOL 950189	6.5% 01 Sep 2037	129,133	146,097
FNMA POOL 974963	4.5% 01 Apr 2038	304,115	328,137
FNMA POOL 984867	5% 01 Jun 2038	75,917	83,256
FNMA POOL 985626	6% 01 Apr 2033	102,084	116,945
FNMA POOL 985867	7% 01 Aug 2038	1,195	1,336
FNMA POOL 995072	1% 01 Aug 2038	319,627	358,816
FNMA POOL AA5781	5% 01 Apr 2039	132,631	144,419
FNMA POOL AA7717	4.5% 01 Jul 2039	459,900	495,982
FNMA POOL AB0133	5% 01 Jan 2039	894,497	987,034
FNMA POOL AB6201	3% 01 Sep 2042	996,749	996,465
FNMA POOL AB9594	4% 01 Jun 2043	60,654	64,301
FNMA POOL AB9597	4% 01 Jun 2043	60,786	64,079
FNMA POOL AB9683	4% 01 Jun 2043	755,677	798,351
FNMA POOL AC4700	5% 01 Oct 2039	87,435	95,321
FNMA POOL AD0217	1% 01 Aug 2037	25,982	29,889
FNMA POOL AE0758	1% 01 Feb 2039	826,758	952,073
FNMA POOL AH0057	4.5% 01 Feb 2041	33,326	36,100
FNMA POOL AH9406	4.5% 01 Apr 2041	192,447	206,986
FNMA POOL AJ5905	4.5% 01 Nov 2041	52,440	56,565
FNMA POOL AK8441	4% 01 Apr 2042	200,237	211,398
FNMA POOL AL0069	1% 01 Nov 2040	412,117	449,593
FNMA POOL AL0215	1% 01 Apr 2041	3,346,070	3,613,447
FNMA POOL AL0814	1% 01 Jun 2040	634,559	724,267
FNMA POOL AL1176	1% 01 Oct 2039	351,068	397,902
FNMA POOL AL2491	1% 01 Sep 2039	559,039	650,063
FNMA POOL AL3508	1% 01 Apr 2043	211,468	224,183
FNMA POOL AL3519	1% 01 Nov 2041	25,834	27,839
FNMA POOL AL4741	1% 01 Jan 2044	384,046	419,687
FNMA POOL AL5110	1% 01 Mar 2044	470,862	506,435
FNMA POOL AL5540	1% 01 Jul 2044	294,672	319,695
FNMA POOL AM8674	2.81% 01 Apr 2025	80,000	79,527
FNMA POOL AO2711	4% 01 May 2042	123,857	130,746
FNMA POOL AO4170	4% 01 Jun 2042	60,914	64,263
FNMA POOL AO6086	4% 01 Jun 2042	76,045	80,228
FNMA POOL AO6908	4% 01 Jun 2042	70,700	74,388
FNMA POOL AO7501	4% 01 Jun 2042	58,837	61,884
FNMA POOL AO9859	4% 01 Jul 2042	50,001	52,609
FNMA POOL AP0692	4% 01 Jul 2042	117,004	123,107
FNMA POOL AP2530	4% 01 Aug 2042	110,085	116,303
FNMA POOL AP2958	4% 01 Aug 2042	83,884	88,260
FNMA POOL AP4532	4% 01 Sep 2042	79,885	84,289
FNMA POOL AP4781	3% 01 Sep 2042	460,090	459,958

FNMA POOL AP4903	4% 01 Sep 2042	137,681	145,352
FNMA POOL AP7399	4% 01 Sep 2042	334,371	353,087
FNMA POOL AP9229	4% 01 Oct 2042	117,706	124,195
FNMA POOL AP9766	4% 01 Oct 2042	1,281,919	1,359,774
FNMA POOL AP9862	4% 01 Oct 2042	66,746	70,426
FNMA POOL AQ0100	4% 01 Oct 2042	69,737	73,582
FNMA POOL AQ1641	4% 01 Oct 2042	75,360	79,345
FNMA POOL AQ3599	4% 01 Nov 2042	96,369	101,713
FNMA POOL AQ4078	4% 01 Jun 2043	285,291	302,361
FNMA POOL AQ4080	4% 01 Jun 2043	354,710	375,575
FNMA POOL AQ4555	4% 01 Dec 2042	665,301	701,932
FNMA POOL AQ4573	4% 01 Dec 2042	108,618	117,302
FNMA POOL AQ5137	4% 01 Nov 2042	43,298	45,685
FNMA POOL AQ6744	4% 01 Nov 2042	39,420	41,659
FNMA POOL AQ7003	4% 01 Dec 2042	306,523	323,444
FNMA POOL AQ7048	4% 01 Dec 2042	58,577	63,244
FNMA POOL AQ7082	4% 01 Jan 2043	357,907	377,705
FNMA POOL AQ7661	4% 01 Dec 2042	148,184	156,328
FNMA POOL AS0070	4% 01 Aug 2043	402,443	426,903
FNMA POOL AS4271	4.5% 01 Jan 2045	161,173	175,724
FNMA POOL AS6328	3.5% 01 Dec 2045	773,895	793,784
FNMA POOL AS6340	3.5% 01 Dec 2045	93,216	95,819
FNMA POOL AS6541	3.5% 01 Jan 2046	94,065	96,764
FNMA POOL AS6562	3.5% 01 Jan 2046	92,232	94,808
FNMA POOL AS8359	3% 01 Nov 2046	2,392,791	2,379,664
FNMA POOL AT3870	4% 01 Jun 2043	66,887	70,908
FNMA POOL AT3874	4% 01 Jun 2043	143,556	152,002
FNMA POOL AT4281	4% 01 Jun 2043	78,706	83,439
FNMA POOL AT6546	4% 01 Jun 2043	75,980	80,765
FNMA POOL AT6549	4% 01 Jun 2043	134,954	143,068
FNMA POOL AT7208	4% 01 Jun 2043	75,931	80,496
FNMA POOL AT7698	4% 01 Jun 2043	215,932	228,803
FNMA POOL AT8394	4% 01 Jun 2043	588,331	623,706
FNMA POOL AT9627	4% 01 Jul 2043	73,385	77,703
FNMA POOL AT9637	4% 01 Jul 2043	1,181,242	1,250,738
FNMA POOL AT9653	4% 01 Jul 2043	816,342	865,427
FNMA POOL AT9657	4% 01 Jul 2043	649,570	686,582
FNMA POOL AT9839	4% 01 Jun 2043	83,770	88,807
FNMA POOL AU6939	4.5% 01 Oct 2043	108,252	116,430
FNMA POOL AV4892	4.5% 01 Dec 2043	33,740	36,297
FNMA POOL AV6366	4.5% 01 Jan 2044	314,627	338,398
FNMA POOL AV7116	4.5% 01 Mar 2044	85,638	93,626
FNMA POOL MA0706	4.5% 01 Apr 2031	326,150	351,176
FNMA POOL MA0734	4.5% 01 May 2031	1,088,896	1,172,252
FNMA POOL MA0776	4.5% 01 Jun 2031	374,440	403,198
FNMA POOL MA0913	4.5% 01 Nov 2031	467,014	503,070
FNMA POOL MA0939	4.5% 01 Dec 2031	537,118	578,357
FNMA POOL MA0968	4.5% 01 Dec 2031	85,521	92,256
FNMA POOL MA1177	3.5% 01 Sep 2042	144,287	148,813
FNMA POOL MA1213	3.5% 01 Oct 2042	72,830	75,117
FNMA POOL MA1221	4.5% 01 Sep 2042	64,739	70,739
FNMA POOL MA1253	4% 01 Nov 2042	71,554	75,888
FNMA POOL MA1547	4% 01 Aug 2043	403,982	428,599
FNMA POOL MA1591	4.5% 01 Sep 2043	772,698	844,610
FNMA POOL MA1629	4.5% 01 Oct 2043	730,642	798,810
FNMA POOL MA1664	4.5% 01 Nov 2043	486,786	532,188
FNMA POOL MA1711	4.5% 01 Dec 2043	645,468	705,658
FNMA TBA 15 YR 3	3% 23 Jan 2032	200,000	205,234
FNMA TBA 30 YR 3	3% 18 Jan 2047	13,100,000	13,013,721
FNMA TBA 30 YR 3.5	3.5% 18 Jan 2047	12,700,000	13,016,508
FNMA TBA 30 YR 4	4% 18 Jan 2047	11,200,000	11,774,656
FORD MOTOR COMPANY	4.75% 15 Jan 2043	340,000	322,798
FORD MOTOR CREDIT CO LLC	2.459% 27 Mar 2020	380,000	375,121
FORD MOTOR CREDIT CO LLC	3.2% 15 Jan 2021	610,000	610,890
FORD MOTOR CREDIT CO LLC	5.875% 02 Aug 2021	200,000	220,874
FREDDIE MAC	3% 15 May 2043	1,199,285	1,146,721
FREDDIE MAC	3% 15 Jul 2043	0	0
FREDDIE MAC	3% 15 May 2043	0	0
FREDDIE MAC	1% 15 Jan 2040	584,948	104,514
FREDDIE MAC REFERENCE REMIC	6% 15 May 2036	1,108,770	1,245,817
FREEPORT MCMORAN INC	6.5% 15 Nov 2020	182,000	187,005
FREEPORT MCMORAN INC	6.875% 15 Feb 2023	85,000	89,250
FREEPORT MCMORAN INC	4% 14 Nov 2021	400,000	390,000
FREEPORT MCMORAN INC	5.45% 15 Mar 2043	180,000	148,954
FREMF MORTGAGE TRUST	0.2% 25 May 2045	24,923,091	208,497
FRESENIUS MED CARE II	4.75% 15 Oct 2024	330,000	333,300
FRESENIUS MED CARE II	4.125% 15 Oct 2020	170,000	175,950
FRESENIUS MED CARE US	6.875% 15 Jul 2017	340,000	348,925
GE CAPITAL INTL FUNDING	2.342% 15 Nov 2020	2,820,000	2,818,655

GENERAL ELECTRIC CO	4.5% 11 Mar 2044	380,000	407,921
GENERAL ELECTRIC CO	3.15% 07 Sep 2022	20,000	20,426
GENERAL ELECTRIC CO	4.375% 16 Sep 2020	373,000	400,919
GENERAL ELECTRIC CO	4.625% 07 Jan 2021	393,000	426,724
GENERAL ELECTRIC CO	5.3% 11 Feb 2021	232,000	257,301
GENERAL ELECTRIC CO	6.875% 10 Jan 2039	527,000	743,039
GENERAL ELECTRIC CO	6% 07 Aug 2019	10,000	11,049
GENERAL MOTORS CO	6.25% 02 Oct 2043	130,000	143,712
GENERAL MOTORS FINL CO	3.45% 10 Apr 2022	100,000	98,894
GENERAL MOTORS FINL CO	4.375% 25 Sep 2021	190,000	197,090
GENERAL MOTORS FINL CO	4.25% 15 May 2023	170,000	172,042
GENERAL MOTORS FINL CO	3.25% 15 May 2018	90,000	91,179
GEORGIA PACIFIC LLC	8.875% 15 May 2031	130,000	192,616
GILEAD SCIENCES INC	3.65% 01 Mar 2026	410,000	415,714
GILEAD SCIENCES INC	4.75% 01 Mar 2046	310,000	320,748
GILEAD SCIENCES INC	3.7% 01 Apr 2024	770,000	790,347
GLAXOSMITHKLINE CAPITAL	2.85% 08 May 2022	1,040,000	1,048,354
GLENCORE FINANCE CANADA	1% 25 Oct 2017	1,570,000	1,582,011
GMAC MORTGAGE CORPORATION LOAN	1% 25 May 2035	170,047	160,711
GNMA II POOL 003474	6% 20 Nov 2033	28,473	33,058
GNMA II POOL 004006	6% 20 Jul 2037	181,575	207,997
GNMA II POOL 004040	6.5% 20 Oct 2037	454,972	523,406
GNMA II POOL 004245	6% 20 Sep 2038	1,008,721	1,140,754
GNMA II POOL 004617	4.5% 20 Jan 2040	483,278	522,756
GNMA II POOL 004717	6% 20 Jun 2040	182,561	206,682
GNMA II POOL 004747	5% 20 Jul 2040	63,385	69,786
GNMA II POOL 004801	4.5% 20 Sep 2040	25,394	27,379
GNMA II POOL 004802	5% 20 Sep 2040	220,169	242,383
GNMA II POOL 004837	6% 20 Oct 2040	92,547	105,062
GNMA II POOL 004855	5% 20 Nov 2040	347,136	382,517
GNMA II POOL 004923	4.5% 20 Jan 2041	112,543	121,398
GNMA II POOL 004978	4.5% 20 Mar 2041	4,560,407	4,915,129
GNMA II POOL 004991	6% 20 Mar 2041	884,015	1,000,148
GNMA II POOL 005085	6% 20 Jun 2041	916,368	1,045,955
GNMA II POOL 005189	6% 20 Sep 2041	397,734	445,686
GNMA II POOL 005240	6% 20 Nov 2041	9,531	10,788
GNMA II POOL 783050	5% 20 Jul 2040	1,333,763	1,468,566
GNMA II TBA 30 YR 3	3% 24 Jan 2047	11,800,000	11,947,730
GNMA II TBA 30 YR 3.5	3.5% 24 Jan 2047	1,800,000	1,871,121
GNMA POOL 486470	6.5% 15 Aug 2028	1,949	2,226
GNMA POOL 486516	6.5% 15 Sep 2028	4,955	5,661
GNMA POOL 617327	6% 15 Dec 2036	268,161	305,529
GNMA POOL 617567	6% 15 Jun 2037	6,407	7,267
GNMA POOL 661534	6% 15 Dec 2036	65,770	75,690
GNMA POOL 662583	6% 15 Sep 2037	267,901	303,863
GNMA POOL 780851	7.5% 15 Dec 2027	7,364	8,422
GNMA POOL 781001	7.5% 15 Mar 2029	10,507	12,456
GOLDMAN SACHS CAPITAL II	1% 29 Dec 2049	5,000	4,080
GOLDMAN SACHS GROUP INC	3.5% 16 Nov 2026	470,000	459,183
GOLDMAN SACHS GROUP INC	5.15% 22 May 2045	690,000	725,645
GOLDMAN SACHS GROUP INC	4.75% 21 Oct 2045	460,000	485,596
GOLDMAN SACHS GROUP INC	4.25% 21 Oct 2025	620,000	629,821
GOLDMAN SACHS GROUP INC	3.85% 08 Jul 2024	490,000	500,188
GOLDMAN SACHS GROUP INC	4% 03 Mar 2024	30,000	31,123
GOLDMAN SACHS GROUP INC	2.9% 19 Jul 2018	100,000	101,381
GOLDMAN SACHS GROUP INC	2.375% 22 Jan 2018	100,000	100,595
GOLDMAN SACHS GROUP INC	5.75% 24 Jan 2022	100,000	112,422
GOLDMAN SACHS GROUP INC	6% 15 Jun 2020	1,970,000	2,184,614
GOLDMAN SACHS GROUP INC	6.25% 01 Feb 2041	1,810,000	2,243,616
GOLDMAN SACHS GROUP INC	5.25% 27 Jul 2021	2,310,000	2,531,737
GOLDMAN SACHS GROUP INC	6.15% 01 Apr 2018	30,000	31,557
GOLDMAN SACHS GROUP INC	5.375% 15 Mar 2020	490,000	531,643
GOLDMAN SACHS GROUP INC	6.45% 01 May 2036	40,000	47,671
GOODYEAR TIRE + RUBBER	5.125% 15 Nov 2023	370,000	381,100
GOVERNMENT NATIONAL MORTGAGE A	1% 16 Oct 2046	385,256	88,265
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Aug 2044	1,114,708	167,588
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Dec 2060	2,627,143	2,602,312
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Apr 2061	9,906,652	9,858,215
GOVERNMENT NATIONAL MORTGAGE A	1% 16 Mar 2047	11,917,081	587,252
GOVERNMENT NATIONAL MORTGAGE A	1% 16 Jun 2043	234,922	31,389
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Aug 2031	29,685	29,817
GOVERNMENT NATIONAL MORTGAGE A	1% 16 Jun 2055	2,657,200	107,477
GOVERNMENT NATIONAL MORTGAGE A	1% 16 Aug 2042	690,419	110,563
GOVERNMENT NATIONAL MORTGAGE A	4.5% 20 Oct 2039	1,720,945	1,820,057
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Jan 2040	178,855	26,287
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Mar 2039	186,482	17,496
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Apr 2040	99,168	15,287
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Jan 2061	4,624,265	4,606,159
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Mar 2061	1,132,828	1,127,615

	GS MORTGAGE SECURITIES TRUST	3.964% 10 Nov 2047	910,000	925,726
	GSRPM MORTGAGE LOAN TRUST	1% 25 Oct 2046	2,459,200	2,049,108
	HALLIBURTON CO	5% 15 Nov 2045	120,000	129,413
	HALLIBURTON CO	3.8% 15 Nov 2025	630,000	640,015
	HALLIBURTON CO	4.85% 15 Nov 2035	70,000	73,824
	HARRIS CORPORATION	5.054% 27 Apr 2045	220,000	232,280
	HCA INC	5.875% 15 Feb 2026	40,000	41,200
	HCA INC	7.5% 15 Nov 2095	1,630,000	1,560,725
	HCA INC	7.69% 15 Jun 2025	170,000	184,875
	HCA INC	7.5% 06 Nov 2033	150,000	159,000
	HELOC SUMMIT PELS TRUST	1% 12 Aug 2047	2,025,206	1,877,837
	HERTZ VEHICLE FINANCING LLC	2.73% 25 Mar 2021	4,150,000	4,120,109
	HSBC FINANCE CORP	6.676% 15 Jan 2021	1,790,000	2,012,033
	HSBC HOLDINGS PLC	4.3% 08 Mar 2026	670,000	694,701
	HSBC HOLDINGS PLC	3.4% 08 Mar 2021	410,000	416,920
	HSBC HOLDINGS PLC	1% 29 Dec 2049	950,000	934,563
	HSBC HOLDINGS PLC	4.25% 18 Aug 2025	840,000	847,684
	HSBC HOLDINGS PLC	4.25% 14 Mar 2024	860,000	873,868
	HUDSON YARDS	2.835% 10 Aug 2038	720,000	693,689
	HUMANA INC	4.625% 01 Dec 2042	390,000	374,168
	HUMANA INC	3.15% 01 Dec 2022	250,000	249,811
	HYUNDAI CAPITAL AMERICA	2.125% 02 Oct 2017	180,000	180,339
	ILFC E CAPITAL TRUST II	1% 21 Dec 2065	720,000	633,600
	IMPAC CMB TRUST	1% 25 Mar 2033	101,150	97,942
	ING BANK NV	5.8% 25 Sep 2023	1,450,000	1,593,244
	INTEL CORP	3.7% 29 Jul 2025	120,000	126,571
	INTEL CORP	4.9% 29 Jul 2045	190,000	212,550
	INTESA SANPAOLO SPA	5.017% 26 Jun 2024	2,110,000	1,950,030
	JOHN DEERE CAPITAL CORP	1.7% 15 Jan 2020	270,000	266,902
	JOHN DEERE CAPITAL CORP	2.25% 17 Apr 2019	450,000	454,843
	JP MORGAN CHASE COMMERCIAL MOR	4.171% 15 Aug 2046	42,303	45,371
	JPMBB COMMERCIAL MORTGAGE SECU	4.065% 15 Nov 2047	1,620,000	1,693,853
*	JPMORGAN CHASE + CO	4.95% 01 Jun 2045	810,000	863,710
*	JPMORGAN CHASE + CO	4.25% 01 Oct 2027	170,000	174,663
*	JPMORGAN CHASE + CO	3.875% 10 Sep 2024	1,060,000	1,072,547
*	JPMORGAN CHASE + CO	4.35% 15 Aug 2021	810,000	866,534
*	JPMORGAN CHASE + CO	4.4% 22 Jul 2020	750,000	796,660
*	JPMORGAN CHASE + CO	4.25% 15 Oct 2020	80,000	84,659
	KERR MCGEE CORP	7.875% 15 Sep 2031	1,080,000	1,382,963
	KERR MCGEE CORP	6.95% 01 Jul 2024	10,000	11,798
	KINDER MORGAN INC/DELAWA	6.7% 15 Feb 2027	650,000	592,864
	KINDER MORGAN INC/DELAWA	7.8% 01 Aug 2031	1,190,000	1,471,193
	KKR GROUP FIN CO II	5.5% 01 Feb 2043	70,000	70,262
	KRAFT HEINZ FOODS CO	3.95% 15 Jul 2025	50,000	50,652
	KRAFT HEINZ FOODS CO	5% 15 Jul 2035	250,000	262,275
	KRAFT HEINZ FOODS CO	5.2% 15 Jul 2045	140,000	146,554
	KRAFT HEINZ FOODS CO	3.5% 06 Jun 2022	320,000	325,431
	KRAFT HEINZ FOODS CO	5.375% 10 Feb 2020	935,000	1,012,703
	L BRANDS INC	5.625% 15 Oct 2023	200,000	215,500
	LA HIPOTECARIA SA	1% 23 Dec 2036	2,106,453	2,050,990
	LAMB WESTON HLD	4.875% 01 Nov 2026	270,000	267,131
	LB UBS COMMERCIAL MORTGAGE TRU	1% 15 Jun 2036	893,623	4,530
	LEHMAN BROS CAP TR VII	1% 29 Nov 2049	1,400,000	140
	LEHMAN BROTHERS HOLDINGS	6.75% 28 Dec 2017	3,500,000	350
	LLOYDS BANKING GROUP PLC	4.5% 04 Nov 2024	760,000	773,413
	LOCKHEED MARTIN CORP	3.55% 15 Jan 2026	640,000	653,896
	LOCKHEED MARTIN CORP	4.5% 15 May 2036	100,000	106,318
	LOCKHEED MARTIN CORP	3.1% 15 Jan 2023	60,000	60,656
	LONG BEACH MORTGAGE LOAN TRUST	1% 25 Aug 2033	2,298,686	2,106,127
	LYONDELLBASELL IND NV	5% 15 Apr 2019	365,000	385,678
	MAJAPAHIT HOLDING BV	7.75% 20 Jan 2020	470,000	527,575
	MASTR ADJUSTABLE RATE MORTGAGE	1% 25 Apr 2034	56,521	52,412
	MCDONALD S CORP	3.7% 30 Jan 2026	190,000	193,438
	MEDTRONIC INC	3.5% 15 Mar 2025	980,000	1,009,120
	MEDTRONIC INC	3.125% 15 Mar 2022	160,000	163,473
	MERCK + CO INC	2.75% 10 Feb 2025	290,000	284,740
*	METLIFE CAPITAL TRUST IV	7.875% 15 Dec 2067	300,000	361,650
*	METLIFE INC	4.75% 08 Feb 2021	750,000	815,593
	MEX BONOS DESARR FIX RT	6.5% 09 Jun 2022	51,733,200	2,424,486
	MEX BONOS DESARR FIX RT	7.75% 13 Nov 2042	93,987,900	4,493,654
	MEX BONOS DESARR FIX RT	8.5% 18 Nov 2038	41,310,000	2,129,871
	MEXICAN PESO (NEW)	FOREIGN CURRENCY	6,858,629	332,919
	MICROSOFT CORP	2.4% 08 Aug 2026	1,510,000	1,426,492
	MICROSOFT CORP	3.45% 08 Aug 2036	30,000	28,511
	MLCC MORTGAGE INVESTORS INC	1% 25 Jan 2029	2,934,357	89,288
	MOLSON COORS BREWING CO	3.5% 01 May 2022	160,000	164,699
	MORGAN STANLEY	4.75% 22 Mar 2017	250,000	251,883
	MORGAN STANLEY	6.625% 01 Apr 2018	2,010,000	2,125,631
	MORGAN STANLEY BAML TRUST	3.214% 15 Feb 2046	155,000	155,813

MORGAN STANLEY CAPITAL INC	1% 25 Jan 2034	2,431,086	2,310,577
MORGAN STANLEY MORTGAGE LOAN T	1% 25 Jul 2035	1,554,163	1,263,840
MPLX LP	4.875% 01 Jun 2025	460,000	472,948
MPLX LP	4.875% 01 Dec 2024	490,000	504,550
MSCG TRUST	1% 07 Jun 2035	1,500,000	1,484,999
NATIONAL SEMICONDUCTOR	6.6% 15 Jun 2017	170,000	174,225
NAVIENT CORP	8% 25 Mar 2020	550,000	610,170
NAVIENT STUDENT LOAN TRUST	1% 25 Mar 2066	3,000,000	3,000,027
NBCUNIVERSAL MEDIA LLC	4.375% 01 Apr 2021	360,000	388,915
NCL CORP LTD	4.75% 15 Dec 2021	100,000	99,938
NCL CORPORATION LTD	4.625% 15 Nov 2020	320,000	325,600
NEW RESIDENTIAL MORTGAGE LOAN	1% 25 Sep 2056	1,715,844	1,729,288
NEWELL BRANDS INC	3.85% 01 Apr 2023	410,000	425,296
NEWELL BRANDS INC	3.15% 01 Apr 2021	220,000	223,893
NEWELL BRANDS INC	4.2% 01 Apr 2026	310,000	323,572
NOBLE ENERGY INC	8.25% 01 Mar 2019	1,050,000	1,179,470
NORDEA BANK AB	4.875% 13 May 2021	1,890,000	2,030,612
NOTA DO TESOURO NACIONAL	10% 01 Jan 2021	20,805,000	6,155,965
NOTA DO TESOURO NACIONAL	10% 01 Jan 2023	1,806,000	522,064
OCCIDENTAL PETROLEUM COR	4.1% 15 Feb 2047	400,000	389,616
OCCIDENTAL PETROLEUM COR	3% 15 Feb 2027	300,000	290,273
OCCIDENTAL PETROLEUM COR	4.4% 15 Apr 2046	110,000	111,940
OCCIDENTAL PETROLEUM COR	3.4% 15 Apr 2026	430,000	433,244
OCCIDENTAL PETROLEUM COR	4.625% 15 Jun 2045	40,000	41,620
OCCIDENTAL PETROLEUM COR	3.125% 15 Feb 2022	450,000	459,946
OFFICE CHERIFIEN DES PHO	4.5% 22 Oct 2025	2,100,000	2,006,294
PACIFIC GAS + ELECTRIC	8.25% 15 Oct 2018	810,000	899,206
PACIFIC GAS + ELECTRIC	6.05% 01 Mar 2034	1,250,000	1,564,335
PEPSICO INC	4% 05 Mar 2042	90,000	89,329
PERNOD RICARD SA	4.45% 15 Jan 2022	570,000	604,756
PERNOD RICARD SA	5.5% 15 Jan 2042	250,000	275,240
PETROBRAS GLOBAL FINANCE	6.85% 05 Jun 2115	700,000	567,000
PETROBRAS GLOBAL FINANCE	6.25% 17 Mar 2024	740,000	709,808
PETROBRAS GLOBAL FINANCE	5.375% 27 Jan 2021	3,700,000	3,618,600
PETROBRAS GLOBAL FINANCE	5.75% 20 Jan 2020	636,000	643,950
PETROLEOS MEXICANOS	6.875% 04 Aug 2026	400,000	422,000
PETROLEOS MEXICANOS	6.375% 23 Jan 2045	720,000	655,200
PETROLEOS MEXICANOS	5.5% 27 Jun 2044	800,000	665,760
PETROLEOS MEXICANOS	6.625% 15 Jun 2035	971,000	956,435
PHILIP MORRIS INTL INC	2.5% 22 Aug 2022	600,000	587,079
PHILIP MORRIS INTL INC	2.9% 15 Nov 2021	820,000	830,998
POTASH CORP SASKATCHEWAN	4.875% 30 Mar 2020	90,000	95,683
POUND STERLING	FOREIGN CURRENCY	482	595
PRIDE INTERNATIONAL LLC	6.875% 15 Aug 2020	90,000	96,075
PRIDE INTERNATIONAL LLC	8.5% 15 Jun 2019	220,000	245,300
PROVIDENT FUNDING MORTGAGE LOA	1% 25 May 2035	330,307	329,134
PROVINCE OF QUEBEC	1% 22 Jul 2036	280,000	420,974
QEP RESOURCES INC	6.875% 01 Mar 2021	380,000	403,750
QUICKEN LOANS INC	5.75% 01 May 2025	240,000	233,400
QVC INC	5.95% 15 Mar 2043	40,000	35,995
RANGE RESOURCES CORP	4.875% 15 May 2025	100,000	96,875
RANGE RESOURCES CORP	5% 15 Mar 2023	880,000	871,200
RAYTHEON COMPANY	3.125% 15 Oct 2020	480,000	495,549
REGENCY ENERGY PART/FINA	5.875% 01 Mar 2022	600,000	660,035
REGENCY ENERGY PART/FINA	6.5% 15 Jul 2021	296,000	305,703
REGENCY ENERGY PARTNERS	4.5% 01 Nov 2023	80,000	81,178
REPUBLIC OF COLOMBIA	5.625% 26 Feb 2044	1,210,000	1,246,300
REPUBLIC OF INDONESIA	5.875% 15 Jan 2024	864,000	953,255
REPUBLIC OF INDONESIA	3.75% 25 Apr 2022	300,000	301,123
REPUBLIC OF INDONESIA	3.75% 25 Apr 2022	850,000	853,181
REPUBLIC OF INDONESIA	5.875% 13 Mar 2020	130,000	141,881
REPUBLIC OF PERU	5.625% 18 Nov 2050	680,000	770,100
REPUBLIC OF PERU	6.55% 14 Mar 2037	80,000	100,440
REPUBLIC OF POLAND	4% 22 Jan 2024	2,400,000	2,454,619
REPUBLIC OF PORTUGAL	5.125% 15 Oct 2024	1,640,000	1,586,700
RESIDENTIAL ASSET SECURITIES C	1% 25 Jun 2031	133,978	125,922
REYNOLDS AMERICAN INC	8.125% 23 Jun 2019	400,000	456,334
REYNOLDS AMERICAN INC	3.25% 12 Jun 2020	151,000	154,724
REYNOLDS AMERICAN INC	5.85% 15 Aug 2045	1,240,000	1,468,316
REYNOLDS GRP ISS/REYNOLD	6.875% 15 Feb 2021	699,986	720,286
RIO TINTO FIN USA LTD	3.75% 20 Sep 2021	50,000	52,509
RIO TINTO FIN USA LTD	9% 01 May 2019	480,000	553,466
ROYAL BK OF SCOTLAND NV	4.65% 04 Jun 2018	400,000	406,643
ROYAL BK SCOTLND GRP PLC	5.125% 28 May 2024	860,000	857,490
ROYAL BK SCOTLND GRP PLC	6.1% 10 Jun 2023	850,000	889,704
ROYAL BK SCOTLND GRP PLC	6% 19 Dec 2023	1,440,000	1,495,734
RUSSIAN FEDERATION	1% 31 Mar 2030	465,450	560,402
RUSSIAN FEDERATION	4.875% 16 Sep 2023	1,000,000	1,053,420
RUSSIAN FEDERATION	1% 31 Mar 2030	107,000	128,828

	SABINE PASS LIQUEFACTION	5.75% 15 May 2024	320,000	343,200
	SCHLUMBERGER HLDGS CORP	4% 21 Dec 2025	390,000	408,716
	SCHLUMBERGER HLDGS CORP	3% 21 Dec 2020	500,000	510,577
	SECURITIZED ASSET BACKED RECEI	1% 25 May 2036	825,934	486,311
	SESI LLC	7.125% 15 Dec 2021	120,000	122,100
	SFR GROUP SA	6% 15 May 2022	750,000	769,688
	SHELL INTERNATIONAL FIN	4% 10 May 2046	90,000	86,063
	SHELL INTERNATIONAL FIN	2.875% 10 May 2026	690,000	667,086
	SHELL INTERNATIONAL FIN	4.375% 11 May 2045	510,000	516,618
	SHELL INTERNATIONAL FIN	4.125% 11 May 2035	190,000	194,002
	SHELL INTERNATIONAL FIN	6.375% 15 Dec 2038	330,000	425,563
	SHELL INTERNATIONAL FIN	4.375% 25 Mar 2020	300,000	320,477
	SINOPEC GRP OVERSEA 2012	2.75% 17 May 2017	680,000	682,171
	SINOPEC GRP OVERSEA 2014	4.375% 10 Apr 2024	1,450,000	1,506,779
	SLM STUDENT LOAN TRUST	1% 25 Mar 2026	2,358,361	2,354,748
	SLM STUDENT LOAN TRUST	1% 15 Mar 2024	3,400,000	3,270,833
	SM ENERGY CO	5% 15 Jan 2024	130,000	122,525
	SMALL BUSINESS ADMINISTRATION	2.51% 01 Apr 2035	538,298	531,049
	SMALL BUSINESS ADMINISTRATION	2.507% 10 Mar 2026	1,218,346	1,214,815
	SMALL BUSINESS ADMINISTRATION	2.517% 10 Mar 2025	117,571	118,627
	SOUTHERN COPPER CORP	5.25% 08 Nov 2042	2,070,000	1,896,493
	SOUTHERN NATURAL GAS	8% 01 Mar 2032	500,000	626,021
	SOUTHERN NATURAL GAS	5.9% 01 Apr 2017	100,000	101,041
	SPECTRUM BRANDS INC	5.75% 15 Jul 2025	650,000	674,375
	SPRINT CAPITAL CORP	8.75% 15 Mar 2032	690,000	759,000
	SPRINT CORP	7.875% 15 Sep 2023	580,000	619,150
	SSGA	G STIFF ERISA QUALIFIED	43,634,344	43,634,344
	STANDARD CHARTERED PLC	5.7% 26 Mar 2044	1,460,000	1,458,165
*	STATE STREET CORP	4.956% 15 Mar 2018	1,520,000	1,570,344
	STEEL DYNAMICS INC	6.375% 15 Aug 2022	290,000	302,325
	STRUCTURED ASSET INVESTMENT LO	1% 25 Sep 2034	6,031,463	5,467,008
	STRUCTURED ASSET SECURITIES CO	1% 25 Dec 2029	705,738	755,266
	TAYLOR MORRISON COMM/MON	5.25% 15 Apr 2021	740,000	758,500
	TCI COMMUNICATIONS INC	7.125% 15 Feb 2028	110,000	145,479
	TEACHERS INSUR + ANNUITY	4.9% 15 Sep 2044	10,000	10,818
	TEACHERS INSUR + ANNUITY	6.85% 16 Dec 2039	1,400,000	1,816,814
	TELEFONICA EMISIONES SAU	6.221% 03 Jul 2017	90,000	92,020
	TELEFONICA EMISIONES SAU	5.877% 15 Jul 2019	250,000	270,960
	TELEFONICA EMISIONES SAU	5.134% 27 Apr 2020	370,000	396,440
	TENN VALLEY AUTHORITY	5.25% 15 Sep 2039	2,200,000	2,763,187
	THERMO FISHER SCIENTIFIC	3.6% 15 Aug 2021	430,000	444,411
	TIME WARNER CABLE LLC	5.5% 01 Sep 2041	70,000	71,163
	TIME WARNER CABLE LLC	5.875% 15 Nov 2040	390,000	415,914
	TIME WARNER CABLE LLC	7.3% 01 Jul 2038	600,000	738,085
	TIME WARNER CABLE LLC	8.25% 01 Apr 2019	1,110,000	1,247,307
	TIME WARNER CABLE LLC	6.75% 15 Jun 2039	340,000	395,278
	TIME WARNER CABLE LLC	5% 01 Feb 2020	160,000	169,813
	TIME WARNER ENTERTAINMEN	8.375% 15 Jul 2033	240,000	314,451
	TIME WARNER INC	6.1% 15 Jul 2040	480,000	547,935
	TIME WARNER INC	4.7% 15 Jan 2021	190,000	203,087
	TIME WARNER INC	4.75% 29 Mar 2021	250,000	267,825
	TIME WARNER INC	6.25% 29 Mar 2041	150,000	175,017
	TOWD POINT MORTGAGE TRUST	1% 25 Apr 2056	1,650,591	1,637,314
	TOWD POINT MORTGAGE TRUST	1% 25 May 2055	4,082,873	4,092,774
	TRANSCONT GAS PIPE LINE	7.85% 01 Feb 2026	710,000	895,286
	TSY INFL IX N/B	0.125% 15 Apr 2021	5,731,726	5,764,528
	TSY INFL IX N/B	0.125% 15 Jul 2026	7,835,423	7,576,862
	TSY INFL IX N/B	1% 15 Feb 2046	1,142,568	1,147,396
	TSY INFL IX N/B	0.75% 15 Feb 2045	3,654,304	3,438,485
	TSY INFL IX N/B	0.625% 15 Jan 2024	4,402,788	4,480,149
	TSY INFL IX N/B	1.375% 15 Feb 2044	4,117,525	4,493,501
	TSY INFL IX N/B	0.75% 15 Feb 2042	1,198,109	1,134,276
	TYSON FOODS INC	5.15% 15 Aug 2044	190,000	197,006
	UBM PLC	5.75% 03 Nov 2020	810,000	851,557
	UBS GROUP FUNDING	4.125% 24 Sep 2025	580,000	591,175
	UNITED MEXICAN STATES	5.55% 21 Jan 2045	2,060,000	2,106,350
	UNITED RENTALS NORTH AM	5.5% 15 Jul 2025	390,000	397,800
	UNITED TECHNOLOGIES CORP	4.5% 01 Jun 2042	240,000	256,897
	UNITEDHEALTH GROUP INC	3.375% 15 Nov 2021	340,000	352,827
	UNITEDHEALTH GROUP INC	6% 15 Feb 2018	840,000	880,749
	US 10YR FUT OPTN FEB17C 124.5	EXP 01/27/2017	27,000	15,188
	US 10YR FUT OPTN FEB17C 125	EXP 01/27/2017	(52,000)	(18,688)
	US 10YR FUT OPTN FEB17C 126	EXP 01/27/2017	(26,000)	(3,656)
	US 10YR FUT OPTN FEB17C 126.5	EXP 01/27/2017	(26,000)	(2,438)
	US 10YR FUT OPTN FEB17C 127.5	EXP 01/27/2017	(26,000)	(1,219)
	US 10YR FUT OPTN MAR17C 126	EXP 02/24/2017	(52,000)	(19,500)
	US 10YR FUT OPTN MAR17C 127.5	EXP 02/24/2017	(53,000)	(8,281)
	US 10YR NOTE (CBT)MAR17	XCBT 20170322	(19,400,000)	12,062
	US 10YR ULTRA FUT MAR17	XCBT 20170322	(3,700,000)	25,641

US 2YR NOTE (CBT) MAR17	XCBT 20170331	600,000	1,313
US 5YR FUTR OPTN FEB17C 117.7	EXP 01/27/2017	(270,000)	(97,031)
US 5YR FUTR OPTN FEB17C 120	EXP 01/27/2017	(158,000)	(2,469)
US 5YR FUTR OPTN MAR17C 117.7	EXP 02/24/2017	(26,000)	(14,422)
US 5YR NOTE (CBT) MAR17	XCBT 20170331	109,500,000	(327,382)
US BOND FUTR OPTN FEB17C 150	EXP 01/27/2017	(30,000)	(60,938)
US BOND FUTR OPTN FEB17C 151	EXP 01/27/2017	(10,000)	(15,000)
US BOND FUTR OPTN FEB17C 152	EXP 01/27/2017	26,000	28,031
US BOND FUTR OPTN FEB17P 143	EXP 01/27/2017	(40,000)	(5,000)
US DOLLAR		2,190,732	2,190,732
US LONG BOND(CBT) MAR17	XCBT 20170322	(11,800,000)	79,748
US TREASURY N/B	2.875% 15 Nov 2046	3,130,000	3,021,918
US TREASURY N/B	1.625% 15 May 2026	390,000	363,675
US TREASURY N/B	2.5% 15 May 2046	7,210,000	6,407,325
US TREASURY N/B	1.125% 30 Jun 2021	38,630,000	37,388,123
US TREASURY N/B	1.25% 31 Jul 2023	3,000,000	2,824,218
US TREASURY N/B	2.25% 15 Aug 2046	120,000	100,898
US TREASURY N/B	1.125% 30 Sep 2021	2,090,000	2,015,951
US TREASURY N/B	1.375% 30 Sep 2023	1,320,000	1,250,029
US TREASURY N/B	3% 15 Nov 2045	29,650,000	29,244,625
US TREASURY N/B	2.5% 15 Feb 2046	5,140,000	4,567,373
US TREASURY N/B	1.5% 28 Feb 2023	1,130,000	1,086,831
US TREASURY N/B	3% 15 May 2045	14,380,000	14,185,640
US TREASURY N/B	2.125% 30 Nov 2023	4,810,000	4,778,057
US TREASURY N/B	2.25% 31 Dec 2023	9,620,000	9,624,512
US TREASURY N/B	2% 15 Feb 2025	7,050,000	6,861,631
US TREASURY N/B	2.875% 15 May 2043	27,960,000	27,006,508
US TREASURY N/B	2.75% 15 Nov 2042	9,780,000	9,237,132
US TREASURY N/B	2.625% 15 Nov 2020	30,000	31,008
US ULTRA BOND CBT MAR17	XCBT 20170322	(11,100,000)	196,164
VALE OVERSEAS LIMITED	6.875% 21 Nov 2036	1,451,000	1,429,235
VERIZON COMMUNICATIONS	4.862% 21 Aug 2046	330,000	334,387
VERIZON COMMUNICATIONS	6.4% 15 Sep 2033	977,000	1,178,764
VERIZON COMMUNICATIONS	4.5% 15 Sep 2020	70,000	74,908
VERIZON COMMUNICATIONS	5.15% 15 Sep 2023	1,090,000	1,205,260
VERIZON COMMUNICATIONS	3.85% 01 Nov 2042	90,000	77,988
VERIZON COMMUNICATIONS	2.45% 01 Nov 2022	100,000	96,591
VIACOM INC	3.875% 01 Apr 2024	130,000	126,168
VIACOM INC	4.25% 01 Sep 2023	120,000	120,095
VIRGIN MEDIA SECURED FIN	5.375% 15 Apr 2021	675,000	698,625
VISA INC	4.3% 14 Dec 2045	710,000	749,415
VISA INC	3.15% 14 Dec 2025	1,240,000	1,245,439
VNO MORTGAGE TRUST	2.995% 15 Nov 2030	220,000	222,028
VOYA FINANCIAL INC	2.9% 15 Feb 2018	100,000	101,239
WACHOVIA CAP TRUST III	1% 29 Mar 2049	3,170,000	3,110,721
WACHOVIA CORP	5.75% 01 Feb 2018	560,000	583,853
WALGREENS BOOTS ALLIANCE	3.45% 01 Jun 2026	580,000	569,329
WASTE MANAGEMENT INC	3.5% 15 May 2024	330,000	340,243
WASTE MANAGEMENT INC	4.6% 01 Mar 2021	190,000	204,948
WASTE MANAGEMENT INC	7.375% 15 May 2029	290,000	378,623
WEA FINANCE LLC/WESTFIEL	3.75% 17 Sep 2024	1,170,000	1,183,020
WELLS FARGO + COMPANY	4.4% 14 Jun 2046	120,000	114,846
WELLS FARGO + COMPANY	3% 23 Oct 2026	860,000	819,061
WELLS FARGO + COMPANY	4.9% 17 Nov 2045	760,000	780,612
WELLS FARGO + COMPANY	4.75% 07 Dec 2046	490,000	497,279
WELLS FARGO + COMPANY	4.3% 22 Jul 2027	1,730,000	1,779,433
WELLS FARGO + COMPANY	4.65% 04 Nov 2044	370,000	364,165
WELLS FARGO + COMPANY	5.606% 15 Jan 2044	800,000	906,433
WELLS FARGO + COMPANY	4.48% 16 Jan 2024	92,000	96,845
WELLS FARGO + COMPANY	5.375% 02 Nov 2043	360,000	397,314
WELLS FARGO + COMPANY	3.45% 13 Feb 2023	530,000	531,907
WELLS FARGO + COMPANY	4.6% 01 Apr 2021	260,000	279,380
WELLS FARGO BANK NA	6% 15 Nov 2017	720,000	747,210
WELLS FARGO CAPITAL X	5.95% 01 Dec 2086	330,000	343,200
WELLS FARGO COMMERCIAL MORTGAG	1% 15 Aug 2049	5,426,019	692,204
WELLS FARGO COMMERCIAL MORTGAG	3.406% 15 May 2048	670,000	670,507
WELLS FARGO COMMERCIAL MORTGAG	3.184% 15 Apr 2050	910,000	909,521
WELLS FARGO COMMERCIAL MORTGAG	3.54% 15 May 2048	2,110,000	2,167,031
WELLS FARGO DEALER FLOORPLAN M	1% 20 Jan 2022	4,920,000	4,932,493
WELLS FARGO MORTGAGE BACKED SE	1% 25 Jun 2035	2,408,529	2,156,285
WESTLAKE CHEMICAL CORP	4.875% 15 May 2023	180,000	186,750
WESTLAKE CHEMICAL CORP	4.625% 15 Feb 2021	340,000	351,900
WESTROCK RKT CO	3.5% 01 Mar 2020	260,000	266,563
WESTROCK RKT CO	4% 01 Mar 2023	270,000	278,810
WF RBS COMMERCIAL MORTGAGE TRU	1% 15 Mar 2044	11,236,063	482,256
WF RBS COMMERCIAL MORTGAGE TRU	1% 15 Mar 2047	8,020,428	461,935
WF RBS COMMERCIAL MORTGAGE TRU	3.311% 15 Mar 2045	600,000	605,671
WILLIAMS COMPANIES INC	7.5% 15 Jan 2031	19,000	21,423
WILLIAMS COS INC	7.75% 15 Jun 2031	535,000	609,900

WILLIAMS COS INC	8.75% 15 Mar 2032	627,000		757,103
WM WRIGLEY JR CO	2.9% 21 Oct 2019	660,000		671,525
WM WRIGLEY JR CO	2.4% 21 Oct 2018	240,000		242,147
WPP FINANCE 2010	5.125% 07 Sep 2042	40,000		40,012
WYETH LLC	5.95% 01 Apr 2037	360,000		453,041
ZF NA CAPITAL	4.5% 29 Apr 2022	200,000		206,250
Currency Contract	USD/BRL			(58,854)
Currency Contract	USD/CNY			21,363
Currency Contract	USD/CNY			217,116
Currency Contract	EUR/USD			(762,444)
Currency Contract	USD/EUR			95,295
Currency Contract	USD/EUR			484,705
Currency Contract	USD/EUR			142,144
Currency Contract	IDR/USD			(86,530)
Currency Contract	USD/JPY			161,362
Currency Contract	USD/JPY			1,279,392
Currency Contract	JPY/USD			2,318
Currency Contract	USD/MXN			92,346

	Sub-Total: Fund 5728 4 of 16		Total	$804,587,657

		(c) Description of investment including maturity date,		(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value	(d) Cost	value
			(n/a)
		Shares/
		Par Value

	PRIVEST PRUDENTIAL AST MGMT	7,622.35		$246,587,368

		Sub-Total: Fund 5735 5 of 16	Total	$246,587,368

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	317U599M1 IRO USD 2Y P 1.65000	FEB17 1.65 PUT	(136,200,000)		$(83,147)
	317U676M7 IRO USD 2Y P	MAR17 1.60 PUT	278,300,000		344,791
	317U677M6 IRO USD 30Y P	MAR17 3.01 PUT	(24,900,000)		(116,099)
	90DAY EUR FUTR DEC19	XCME 20191216	(67,000,000)		529,300
	90DAY EUR FUTR JUN18	XCME 20180618	(64,250,000)		250,575
	90DAY EUR FUTR MAR17	XCME 20170313	(65,500,000)		(19,650)
	ABBVIE INC	2.3% 14 May 2021	7,400,000		7,250,416
	ABBVIE INC	2.85% 14 May 2023	2,000,000		1,940,154
	ABN AMRO BANK NV	1.8% 20 Sep 2019	1,700,000		1,675,326
	ACTAVIS FUNDING SCS	1% 12 Mar 2018	2,400,000		2,413,942
	ACTAVIS FUNDING SCS	1.3% 15 Jun 2017	5,547,000		5,543,994
	ACTAVIS FUNDING SCS	1.85% 01 Mar 2017	4,800,000		4,804,670
	ACTAVIS FUNDING SCS	1% 12 Mar 2020	3,900,000		3,974,673
	ACTAVIS INC	1.875% 01 Oct 2017	1,500,000		1,502,867
	ADJUSTABLE RATE MORTGAGE TRUST	1% 25 Jan 2036	103,232		89,646
	AERCAP IRELAND CAP/GLOBA	2.75% 15 May 2017	4,000,000		4,005,000
	AERCAP IRELAND CAP/GLOBA	4.25% 01 Jul 2020	350,000		359,625
	AERCAP IRELAND CAP/GLOBA	4.625% 30 Oct 2020	4,700,000		4,888,000
	ALLY FINANCIAL INC	4.75% 10 Sep 2018	1,363,000		1,403,890
	ALLY FINANCIAL INC	6.25% 01 Dec 2017	1,900,000		1,971,250
	ALLY FINANCIAL INC	3.25% 13 Feb 2018	3,300,000		3,316,500
	ALLY FINANCIAL INC	3.6% 21 May 2018	4,100,000		4,130,750
	ALLY FINANCIAL INC	3.25% 05 Nov 2018	200,000		200,250
	AMERICAN HOME MORTGAGE ASSETS	1% 25 Nov 2046	650,780		336,756
	AMERICAN TOWER CORP	5.05% 01 Sep 2020	500,000		536,559
	AMERICAN TOWER CORP	2.25% 15 Jan 2022	4,000,000		3,831,476
	AMERICAN TOWER CORP	2.8% 01 Jun 2020	5,000,000		5,002,650
	AMGEN INC	1% 22 May 2019	4,965,000		4,995,262
	AMGEN INC	2.25% 19 Aug 2023	1,000,000		940,700
	ANHEUSER BUSCH INBEV FIN	2.65% 01 Feb 2021	4,650,000		4,676,714
	ANHEUSER BUSCH INBEV WOR	3.75% 15 Jan 2022	2,200,000		2,296,307
	ANTHEM INC	1.875% 15 Jan 2018	1,800,000		1,800,792
	ANTHEM INC	2.375% 15 Feb 2017	8,279,000		8,288,215
	AP MOLLER MAERSK A/S	2.875% 28 Sep 2020	2,400,000		2,381,758
	ASCIANO FINANCE LTD	4.625% 23 Sep 2020	285,000		294,864
	AT+T INC	1% 30 Jun 2020	4,900,000		4,926,578
	AUST 10Y BOND FUT MAR17	XSFE 20170315	11,400,000		52,751
	AUST 3YR BOND FUT MAR17	XSFE 20170315	57,300,000		(72,171)
	AUSTRALIAN DOLLAR	FOREIGN CURRENCY	584,567		423,285
	AVIATION CAPITAL GROUP	2.875% 17 Sep 2018	110,000		111,375
	BANC OF AMERICA COMMERCIAL MOR	1% 10 Feb 2051	600,956		609,263
	BANC OF AMERICA COMMERCIAL MOR	5.451% 15 Jan 2049	41,357		41,334
	BANC OF AMERICA FUNDING CORPOR	1% 25 May 2035	318,946		325,475
	BANC OF AMERICA FUNDING CORPOR	1% 20 Sep 2034	74,060		73,271
	BANC OF AMERICA LARGE LOAN	1% 17 Feb 2051	2,930,313		2,949,049
	BANC OF AMERICA MERRILL LYNCH	1% 15 Jan 2028	1,200,000		1,201,923
	BANC OF AMERICA MORTGAGE SECUR	1% 25 Mar 2034	1,057,629		1,050,184
	BANC OF AMERICA MORTGAGE SECUR	1% 25 Feb 2034	563,021		538,322
	BANK OF AMERICA CORP	6.875% 25 Apr 2018	300,000		318,873
	BANK OF AMERICA CORP	6.875% 15 Nov 2018	5,000,000		5,436,665

BANK OF AMERICA CORP	5.65% 01 May 2018	1,600,000	1,676,419
BANK OF AMERICA CORP	3.875% 22 Mar 2017	5,600,000	5,631,713
BANK OF AMERICA NA	1% 08 May 2017	5,000,000	5,004,620
BARCLAYS BANK PLC	6.05% 04 Dec 2017	900,000	929,778
BARCLAYS BANK PLC	1.765222% 06 Nov 2017	5,600,000	5,600,000
BARCLAYS PLC	2% 16 Mar 2018	8,000,000	7,983,368
BAT INTL FINANCE PLC	2.75% 15 Jun 2020	600,000	603,209
BAYER US FINANCE LLC	1.5% 06 Oct 2017	1,000,000	998,687
BEAR STEARNS ADJUSTABLE RATE M	1% 25 Aug 2033	84,699	84,309
BEAR STEARNS ADJUSTABLE RATE M	1% 25 Oct 2034	273,257	255,413
BEAR STEARNS ADJUSTABLE RATE M	1% 25 Oct 2035	138,862	133,698
BEAR STEARNS ADJUSTABLE RATE M	1% 25 May 2033	214,398	213,219
BEAR STEARNS ALT A TRUST	1% 25 Nov 2036	381,273	296,531
BEAR STEARNS ALT A TRUST	1% 25 Nov 2036	349,850	254,214
BEAR STEARNS ALT A TRUST	1% 25 Sep 2035	138,846	118,610
BEAR STEARNS COS LLC	7.25% 01 Feb 2018	4,900,000	5,185,366
BECTON DICKINSON AND CO	1.8% 15 Dec 2017	2,802,000	2,808,372
BG ENERGY CAPITAL PLC	4% 15 Oct 2021	3,390,000	3,603,390
BG ENERGY CAPITAL PLC	1% 30 Nov 2072	2,500,000	2,583,388
BG ENERGY CAPITAL PLC	4% 09 Dec 2020	300,000	316,617
BIOGEN INC	6.875% 01 Mar 2018	935,000	988,790
BK TOKYO MITSUBISHI UFJ	1.45% 08 Sep 2017	655,000	653,944
BK TOKYO MITSUBISHI UFJ	2.15% 14 Sep 2018	800,000	800,660
BK TOKYO MITSUBISHI UFJ	1% 14 Sep 2018	2,800,000	2,812,821
BLCP HOTEL TRUST	1% 15 Aug 2029	2,400,560	2,397,544
BMW US CAPITAL LLC	1.5% 11 Apr 2019	4,500,000	4,457,300
BOARDWALK PIPELINES LLC	5.5% 01 Feb 2017	1,190,000	1,193,170
BOSTON SCIENTIFIC CORP	2.65% 01 Oct 2018	1,767,000	1,786,379
BOSTON SCIENTIFIC CORP	3.375% 15 May 2022	7,200,000	7,318,289
BP CAPITAL MARKETS PLC	2.315% 13 Feb 2020	2,000,000	2,000,282
BPCE SA	1% 06 Mar 2017	2,500,000	3,091,468
BRAZILIAN REAL	FOREIGN CURRENCY	3,235	994
BWPC0DXA1 CDS USD P F 5.00000	5% 20 Dec 2021	(14,400,000)	(15,291,475)
BWPC0DXA1 CDS USD R V 03MEVENT	1% 20 Dec 2021	14,400,000	14,400,000
BWU00FLK7 IRS USD P F 2.00000	2% 15 Jun 2021	(147,000,000)	(147,575,318)
BWU00FLK7 IRS USD R V 03MLIBOR	1% 15 Jun 2021	147,000,000	147,000,000
CALIFORNIA ST EARTHQUAKE AUTH	2.805% 01 Jul 2019	3,200,000	3,250,720
CANADIAN DOLLAR	FOREIGN CURRENCY	186	139
CANADIAN NATL RESOURCES	1.75% 15 Jan 2018	1,095,000	1,092,356
CAPITAL ONE FINANCIAL CO	6.75% 15 Sep 2017	2,960,000	3,065,731
CATERPILLAR FINANCIAL SE	5.85% 01 Sep 2017	955,000	982,900
CCPC CSFB CCFOBCUS1	CCPC CASH COLLATERAL USD	14,000	14,000
CCPC CSFB CCFOBZUS0 COC	CCPC CASSH COLLATERAL USD	433,000	433,000
CCRDRXUS9 RBC COC USD	CCRDRXUS9 RBC COC USD	398,000	398,000
CENTRAL NIPPON EXPRESSWY	2.369% 10 Sep 2018	15,550,000	15,571,599
CENTRAL NIPPON EXPRESSWY	2.293% 23 Apr 2021	1,400,000	1,369,584
CHARTER COMM OPT LLC/CAP	4.464% 23 Jul 2022	5,000,000	5,225,155
CHASE ISSUANCE TRUST	1% 17 May 2021	5,000,000	5,015,623
CHEVRON CORP	2.1% 16 May 2021	5,000,000	4,957,130
CHEVRON CORP	1% 15 Nov 2021	2,825,000	2,823,870
CIMAREX ENERGY CO	5.875% 01 May 2022	2,600,000	2,702,651
CIT GROUP INC	3.875% 19 Feb 2019	300,000	306,375
CIT GROUP INC	5.5% 15 Feb 2019	400,000	422,000
CIT GROUP INC	5.25% 15 Mar 2018	3,500,000	3,626,875
CIT GROUP INC	4.25% 15 Aug 2017	6,250,000	6,335,938
CITIGROUP INC	2.7% 30 Mar 2021	6,300,000	6,285,586
CITIGROUP INC	1% 02 Aug 2021	2,000,000	2,021,428
CITIGROUP INC	1% 26 Oct 2020	6,000,000	6,075,618
CITIGROUP MORTGAGE LOAN TRUST	1% 25 Oct 2035	316,918	315,565
CITIGROUP MORTGAGE LOAN TRUST	1% 25 Sep 2035	67,377	69,234
CNOOC FINANCE 2013 LTD	1.75% 09 May 2018	900,000	895,276
CNOOC FINANCE 2014 ULC	1.625% 30 Apr 2017	5,000,000	4,995,300
COMM MORTGAGE TRUST	1.906% 10 Jan 2046	5,700,000	5,719,199
COMM MORTGAGE TRUST	3.373% 10 Oct 2048	4,500,000	4,623,780
CONOCOPHILLIPS	5.75% 01 Feb 2019	2,500,000	2,685,915
CONOCOPHILLIPS COMPANY	1.05% 15 Dec 2017	400,000	397,954
CONOCOPHILLIPS COMPANY	1% 15 May 2022	6,000,000	5,938,380
CONOCOPHILLIPS COMPANY	1.5% 15 May 2018	1,250,000	1,245,781
COUNTRYWIDE ALTERNATIVE LOAN T	6% 25 Feb 2037	160,491	110,987
COUNTRYWIDE ALTERNATIVE LOAN T	6.25% 25 Dec 2033	81,692	83,514
COUNTRYWIDE ALTERNATIVE LOAN T	6.25% 25 Nov 2036	139,899	122,387
COUNTRYWIDE ALTERNATIVE LOAN T	6% 25 Jan 2037	404,565	334,325
COUNTRYWIDE ALTERNATIVE LOAN T	1% 25 Nov 2035	321,849	268,705
COUNTRYWIDE HOME LOANS	1% 25 Jun 2035	258,900	229,099
COUNTRYWIDE HOME LOANS	1% 25 Jul 2034	278,507	277,900
COUNTRYWIDE HOME LOANS	1% 19 Jun 2031	8,873	8,047
COUNTRYWIDE HOME LOANS	1% 25 Jan 2034	337,762	331,359
COUNTRYWIDE HOME LOANS	6% 25 Mar 2035	399,916	387,822
CREDIT SUISSE NEW YORK	1.7% 27 Apr 2018	14,300,000	14,268,483

CREDIT SUISSE NY	1.64067% 12 Sep 2017	5,000,000	5,000,000
CREDIT SUISSE NY	1.4% 03 May 2017	4,600,000	4,600,000
CROWN CASTLE TOWERS LLC	4.883% 15 Aug 2040	200,000	212,974
D.R. HORTON INC	3.75% 01 Mar 2019	2,000,000	2,040,000
D.R. HORTON INC	4% 15 Feb 2020	3,800,000	3,904,500
DAIMLER FINANCE NA LLC	1.65% 02 Mar 2018	600,000	599,219
DAIMLER FINANCE NA LLC	1% 30 Oct 2019	3,000,000	3,007,212
DAIMLER FINANCE NA LLC	1% 05 Jul 2019	6,300,000	6,334,404
DBUBS MORTGAGE TRUST	4.537% 10 Jul 2044	630,000	678,846
DBUBS MORTGAGE TRUST	4.551% 10 Aug 2044	2,500,000	2,700,568
DELPHI AUTOMOTIVE PLC	3.15% 19 Nov 2020	5,000,000	5,080,055
DENVER CITY CNTY CO ARPT REV	1% 15 Nov 2031	3,080,000	3,081,047
DEUTSCHE ALT A SECURITIES INC	5.5% 25 Dec 2035	289,871	241,593
DEUTSCHE ALT A SECURITIES INC	1% 25 Jul 2036	239,319	197,307
DIAMOND 1 FIN/DIAMOND 2	4.42% 15 Jun 2021	5,700,000	5,898,047
DISH DBS CORP	4.625% 15 Jul 2017	1,000,000	1,011,250
DOMINION GAS HLDGS LLC	2.5% 15 Dec 2019	1,000,000	1,010,997
DOMINION RESOURCES INC	1.25% 15 Mar 2017	1,000,000	1,000,073
DUQUESNE LIGHT HOLDINGS	6.4% 15 Sep 2020	500,000	557,894
E.ON INTL FINANCE BV	5.8% 30 Apr 2018	2,600,000	2,721,394
ECOLAB INC	1.55% 12 Jan 2018	1,625,000	1,626,841
EKSPORTFINANS ASA	5.5% 26 Jun 2017	1,900,000	1,926,885
ELECTRICITE DE FRANCE SA	1.51% 09 Jan 2017	1,800,000	1,799,396
ENBRIDGE INC	1% 02 Jun 2017	2,000,000	2,000,186
ENERGY FUTURE INTERMEDIATE HL	1% 30 Jun 2017	400,000	402,300
ENERGY TRANSFER PARTNERS	9.7% 15 Mar 2019	2,000,000	2,295,566
ENTERPRISE PRODUCTS OPER	1.65% 07 May 2018	1,000,000	997,191
ERSTE ABWICKLUNGSANSTALT	1.125% 12 Feb 2018	6,000,000	5,968,410
EURO CURRENCY	FOREIGN CURRENCY	7,076	7,463
EXELON CORP	2.45% 15 Apr 2021	1,300,000	1,284,377
EXXON MOBIL CORPORATION	1% 06 Mar 2022	3,700,000	3,673,845
FANNIE MAE	1% 25 Feb 2037	458,314	91,614
FANNIE MAE	1% 25 Mar 2037	866,133	141,343
FANNIE MAE	1% 25 Apr 2037	5,066,877	752,693
FANNIE MAE	1% 25 Mar 2037	1,435,263	253,938
FANNIE MAE	3% 25 Oct 2040	5,309,665	5,415,324
FANNIE MAE	1% 25 Nov 2039	676,290	104,360
FANNIE MAE	1% 25 Nov 2040	10,663	12,435
FANNIE MAE	1% 25 Jun 2041	2,797,319	2,806,810
FANNIEMAE ACES	1.785% 25 Jun 2019	3,000,000	3,006,909
FED HOME LN DISCOUNT NT	0.01% 18 Jan 2017	1,200,000	1,199,717
FIDELITY NATIONAL INFORM	3.625% 15 Oct 2020	571,000	591,138
FIRST HORIZON ALTERNATIVE MORT	6.25% 25 Aug 2037	164,618	129,325
FNMA POOL AL7090	1% 01 Oct 2037	11,030,466	11,660,393
FORD MOTOR CREDIT CO LLC	1% 12 Mar 2019	1,400,000	1,402,048
FORD MOTOR CREDIT CO LLC	1% 08 Sep 2017	15,800,000	15,804,424
FORD MOTOR CREDIT CO LLC	2.145% 09 Jan 2018	1,085,000	1,086,571
FREDDIE MAC	1% 15 Sep 2036	793,034	135,049
FREDDIE MAC	1% 15 Feb 2041	46,326	62,955
FREDDIE MAC	2% 15 May 2026	1,730,704	1,728,295
GE COMMERCIAL MORTGAGE CORPORA	5.543% 10 Dec 2049	2,039,633	2,042,375
GENERAL MOTORS CO	3.5% 02 Oct 2018	400,000	407,960
GENERAL MOTORS FINL CO	4.75% 15 Aug 2017	2,600,000	2,649,317
GENERAL MOTORS FINL CO	3.25% 15 May 2018	1,750,000	1,772,929
GENERAL MOTORS FINL CO	3% 25 Sep 2017	3,200,000	3,230,051
GENERAL MOTORS FINL CO	1% 10 Apr 2018	5,500,000	5,532,802
GENERAL MOTORS FINL CO	1% 15 Jan 2020	7,700,000	7,781,189
GEORGIA PACIFIC LLC	5.4% 01 Nov 2020	2,150,000	2,363,665
GILEAD SCIENCES INC	2.55% 01 Sep 2020	5,500,000	5,557,965
GILEAD SCIENCES INC	3.25% 01 Sep 2022	700,000	714,509
GLENCORE FINANCE CANADA	3.6% 15 Jan 2017	700,000	700,319
GOLDMAN SACHS BANK USA COC	SWAP CASH COLLATERAL USD	90,000	90,000
GOLDMAN SACHS GROUP INC	1% 15 Nov 2018	1,125,000	1,135,694
GOLDMAN SACHS GROUP INC	1% 29 Nov 2023	900,000	927,906
GOLDMAN SACHS GROUP INC	1% 23 Apr 2020	6,900,000	6,965,936
GOLDMAN SACHS GROUP INC	1% 15 Sep 2020	10,000,000	10,093,220
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Sep 2066	2,493,885	2,479,750
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Oct 2066	10,008,495	9,961,690
GOVERNMENT NATIONAL MORTGAGE A	1% 20 May 2066	2,685,047	2,672,685
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Nov 2065	7,925,160	7,838,991
GS MORTGAGE SECURITIES TRUST	1% 10 Aug 2045	4,894,489	4,924,966
GS MORTGAGE SECURITIES TRUST	2.905% 10 Nov 2049	5,800,000	5,916,436
GS MORTGAGE SECURITIES TRUST	3.467% 10 Jun 2047	5,138,000	5,343,116
HALLIBURTON CO	5.9% 15 Sep 2018	400,000	425,710
HARBORVIEW MORTGAGE LOAN TRUST	1% 19 Sep 2046	226,841	162,938
HEATHROW FUNDING LTD	4.875% 15 Jul 2023	4,650,000	4,950,878
HP ENTERPRISE CO	2.45% 05 Oct 2017	9,250,000	9,301,430
HP ENTERPRISE CO	2.85% 05 Oct 2018	2,250,000	2,271,760
HSBC HOLDINGS PLC	3.6% 25 May 2023	1,700,000	1,709,857

	HSBC HOLDINGS PLC	1% 08 Mar 2021	1,700,000	1,778,231
	HSBC USA INC	1% 13 Nov 2019	1,500,000	1,495,077
	HSI ASSET SECURITIZATION CORPO	1% 25 Oct 2036	26,391	14,277
	HUMANA INC	2.625% 01 Oct 2019	2,000,000	2,016,036
	HUTCH WHAMPOA INT 14 LTD	1.625% 31 Oct 2017	400,000	399,070
	HYUNDAI CAPITAL AMERICA	1.45% 06 Feb 2017	7,000,000	7,001,190
	IBERDROLA FIN IRELAND	5% 11 Sep 2019	2,540,000	2,711,049
	IMPERIAL BRANDS FIN PLC	2.05% 11 Feb 2018	1,100,000	1,101,021
	IMPERIAL BRANDS FIN PLC	2.05% 11 Feb 2018	4,000,000	4,003,712
	IMPERIAL BRANDS FIN PLC	2.95% 21 Jul 2020	2,200,000	2,213,460
	INDUSTRIAL BANK OF KOREA	2.375% 17 Jul 2017	1,000,000	1,002,811
	INTESA SANPAOLO SPA	2.375% 13 Jan 2017	4,400,000	4,400,607
	INTESA SANPAOLO SPA	3.875% 16 Jan 2018	2,000,000	2,026,584
	INTL LEASE FINANCE CORP	8.25% 15 Dec 2020	500,000	582,500
	INTL LEASE FINANCE CORP	6.25% 15 May 2019	2,100,000	2,257,500
	INTL LEASE FINANCE CORP	5.875% 01 Apr 2019	2,100,000	2,230,158
	JAPAN FIN ORG MUNICIPAL	2.5% 12 Sep 2018	5,900,000	5,965,437
	JAPAN FIN ORG MUNICIPAL	1% 22 May 2017	5,000,000	5,004,160
	JAPAN TREASURY DISC BILL	0.01% 10 Jan 2017	2,000,000,000	17,147,426
	JAPAN TREASURY DISC BILL	0.01% 06 Feb 2017	2,100,000,000	18,009,298
	JAPANESE YEN	FOREIGN CURRENCY	353,553	3,031
	JP MORGAN CHASE COMMERCIAL MOR	5.42% 15 Jan 2049	2,318,361	2,318,963
	JP MORGAN CHASE COMMERCIAL MOR	3.483% 15 Jun 2045	930,000	973,398
	JP MORGAN MORTGAGE TRUST	1% 25 Jul 2035	674,501	614,200
*	JPMORGAN CHASE + CO	1% 29 Oct 2020	14,000,000	14,253,414
	JPN BANK FOR INT L COOP	1.75% 31 Jul 2018	7,510,000	7,513,117
	KEB HANA BANK	3.5% 25 Oct 2017	2,525,000	2,557,365
	KINDER MORGAN ENER PART	3.45% 15 Feb 2023	1,200,000	1,190,350
	KINDER MORGAN ENER PART	6% 01 Feb 2017	2,235,000	2,241,770
	KINDER MORGAN ENER PART	5.8% 01 Mar 2021	500,000	547,944
	KINDER MORGAN FIN CO LLC	6% 15 Jan 2018	5,500,000	5,726,595
	KINDER MORGAN INC/DELAWA	7.25% 01 Jun 2018	7,400,000	7,885,943
	KLA TENCOR CORP	3.375% 01 Nov 2019	500,000	511,880
	KOOKMIN BANK	1% 27 Jan 2017	2,500,000	2,500,635
	KOREA DEVELOPMENT BANK	1% 22 Jan 2017	9,000,000	8,999,496
	KOREA DEVELOPMENT BANK	3.875% 04 May 2017	1,200,000	1,208,580
	KOREA EAST WEST POWER CO	2.625% 27 Nov 2018	1,700,000	1,717,729
	KOREA GAS CORP	2.25% 25 Jul 2017	2,000,000	2,004,994
	KOREA HOUSING FINANCE CO	2% 11 Oct 2021	9,400,000	8,999,015
	KOREA LAND + HOUSING COR	1.875% 02 Aug 2017	1,000,000	999,044
	KOREA NATIONAL OIL CORP	3.125% 03 Apr 2017	2,000,000	2,007,534
	KOREA NATIONAL OIL CORP	3.125% 03 Apr 2017	1,000,000	1,003,767
	KOREA SOUTH EAST POWER	3.625% 29 Jan 2017	1,300,000	1,301,855
	KOREA WESTERN POWER CO	3.125% 10 May 2017	7,900,000	7,930,676
	KRAFT HEINZ FOODS CO	2% 02 Jul 2018	3,900,000	3,900,878
	KT CORP	1.75% 22 Apr 2017	2,000,000	1,999,496
	KT CORP	2.625% 22 Apr 2019	3,090,000	3,127,052
	LB COMMERCIAL CONDUIT MORTGAGE	1% 15 Jul 2044	3,548,738	3,587,583
	LBI POST DISTRIBUTION CLAIM	0.01% 31 Dec 2060	745,897	294,629
	LBI POST DISTRIBUTION CLAIM	0.01% 31 Dec 2060	(637,501)	(251,813)
	LEASEPLAN CORPORATION NV	2.5% 16 May 2018	5,207,000	5,214,571
	LEASEPLAN CORPORATION NV	3% 23 Oct 2017	1,715,000	1,727,300
	LEASEPLAN CORPORATION NV	2.875% 22 Jan 2019	400,000	399,874
	LEHMAN BROTHERS HOLDINGS	1% 23 Jan 2009	5,300,000	291,500
	LONG BEACH MORTGAGE LOAN TRUST	1% 25 Oct 2034	3,092	2,889
	LSI OPEN POSITION NET ASSET	0.01% 31 Dec 2060	102,460	7,428
	MACQUARIE BANK LTD	1.6% 27 Oct 2017	400,000	399,974
	MACQUARIE GROUP LTD	4.875% 10 Aug 2017	4,892,000	4,977,943
	MACQUARIE GROUP LTD	3% 03 Dec 2018	9,000,000	9,133,974
	MARRIOTT INTERNATIONAL	3.125% 15 Oct 2021	300,000	303,311
	MASSACHUSETTS EDUCATIONAL FINA	1% 25 Apr 2038	612,061	605,910
	MASTR ALTERNATIVE LOANS TRUST	1% 25 Mar 2036	325,258	61,136
	MCKESSON CORP	1.292% 10 Mar 2017	1,270,000	1,270,306
	MEXICAN PESO (NEW)	FOREIGN CURRENCY	38,291,480	1,858,674
	MGM RESORTS INTL	8.625% 01 Feb 2019	2,500,000	2,809,375
	MINERA Y METALURGICA DEL	2.875% 07 May 2019	2,000,000	2,032,040
	MITSUBISHI UFJ FIN GRP	1% 01 Mar 2021	5,000,000	5,173,675
	MITSUBISHI UFJ TR + BANK	1.6% 16 Oct 2017	2,225,000	2,223,131
	MITSUBISHITST+BNK CC	1.57028% 19 Sep 2017	300,000	300,000
	MIZUHO BANK LTD	1.55% 17 Oct 2017	1,600,000	1,598,582
	MIZUHO BANK LTD	1.55% 17 Oct 2017	1,700,000	1,698,494
	MIZUHO BANK LTD	1.7% 25 Sep 2017	6,800,000	6,800,401
	MIZUHO BANK LTD	1.65306% 12 Dec 2017	6,000,000	6,000,000
	MORGAN STANLEY	1% 23 Jul 2019	10,000,000	10,042,690
	MORGAN STANLEY	1.875% 05 Jan 2018	3,570,000	3,575,319
	MORGAN STANLEY CAPITAL I TRUST	5.809% 12 Dec 2049	1,291,495	1,310,497
	MORGAN STANLEY CAPITAL I TRUST	3.35% 13 Jul 2029	5,000,000	5,167,779
	MORGAN STANLEY CAPITAL INC	1% 25 Jul 2037	55,293	55,143
	MORGAN STANLEY MORTGAGE LOAN T	1% 25 Apr 2037	104,472	75,448

	MORGAN STANLEY MORTGAGE LOAN T	1% 25 Jul 2047	162,155	128,927
	MORGAN STANLEY REREMIC TRUST	1% 12 Aug 2045	1,751,230	1,755,457
	MOTOROLA SOLUTIONS INC	3.5% 01 Sep 2021	1,100,000	1,108,924
*	NATIXIS NY	1.54656% 25 Sep 2017	3,000,000	3,000,000
	NAVIENT CORP	5.5% 15 Jan 2019	2,700,000	2,801,250
	NAVIENT CORP	4.625% 25 Sep 2017	6,200,000	6,300,750
	NAVIENT STUDENT LOAN TRUST	1% 25 Mar 2066	691,616	698,667
	NAVIENT STUDENT LOAN TRUST	1% 25 Jun 2065	489,167	496,339
	NISSAN MOTOR ACCEPTANCE	2% 08 Mar 2019	4,800,000	4,789,411
	ORIX CORP	3.75% 09 Mar 2017	8,800,000	8,830,263
	PENNSYLVANIA ELECTRIC CO	5.2% 01 Apr 2020	1,300,000	1,392,161
	PENSKE TRUCK LEASING/PTL	4.875% 11 Jul 2022	225,000	241,450
	PETROLEOS MEXICANOS	3.5% 18 Jul 2018	3,000,000	3,027,000
	PETROLEOS MEXICANOS	5.75% 01 Mar 2018	3,000,000	3,102,750
	PIONEER NATURAL RESOURCE	6.875% 01 May 2018	1,300,000	1,380,122
	PLAINS ALL AMER PIPELINE	2.6% 15 Dec 2019	1,900,000	1,901,989
	PLAINS ALL AMER PIPELINE	6.5% 01 May 2018	3,600,000	3,804,372
	POUND STERLING	FOREIGN CURRENCY	8,021	9,911
	PROTECTIVE LIFE GLOBAL	1.722% 15 Apr 2019	2,200,000	2,182,398
	PSEG POWER LLC	3% 15 Jun 2021	5,200,000	5,215,974
	QBE INSURANCE GROUP LTD	2.4% 01 May 2018	2,000,000	2,002,188
	QNB FINANCE LTD	2.125% 14 Feb 2018	1,000,000	997,604
	QUALCOMM INC	3% 20 May 2022	7,300,000	7,396,988
	REGENCY ENERGY PART/FINA	5.75% 01 Sep 2020	2,000,000	2,162,662
	RELIANCE STAND LIFE II	2.15% 15 Oct 2018	1,600,000	1,607,949
	REPO BANK AMERICA	0.5% 03 Jan 2017	5,700,000	5,700,000
	RESIDENTIAL ACCREDIT LOANS, IN	6% 25 Jun 2036	698,057	584,893
	RESIDENTIAL ACCREDIT LOANS, IN	1% 25 Jun 2046	572,584	243,418
	RESIDENTIAL ASSET SECURITIZATI	1% 25 Jan 2046	588,187	272,333
	REYNOLDS AMERICAN INC	3.25% 12 Jun 2020	2,207,000	2,261,433
	REYNOLDS AMERICAN INC	2.3% 12 Jun 2018	2,000,000	2,012,678
	ROYAL BK OF SCOTLAND PLC	1% 16 Mar 2022	1,500,000	1,523,190
	ROYAL BK OF SCOTLAND PLC	1% 16 Mar 2022	5,900,000	6,344,150
	ROYAL BK OF SCOTLAND PLC	1% 19 Mar 2022	1,200,000	886,694
	S+P GLOBAL INC	3.3% 14 Aug 2020	2,500,000	2,548,970
	SANTANDER BANK NA	1% 12 Jan 2018	2,500,000	2,501,563
	SANTANDER BANK NA	2% 12 Jan 2018	4,000,000	3,998,328
	SANTANDER UK GROUP HLDGS	2.875% 05 Aug 2021	6,300,000	6,160,487
	SANTANDER UK PLC	2.35% 10 Sep 2019	5,300,000	5,303,344
	SANTANDER UK PLC	3.05% 23 Aug 2018	300,000	304,736
	SCRIPPS NETWORKS INTERAC	3.5% 15 Jun 2022	3,400,000	3,435,924
	SECURITIZED ASSET BACKED RECEI	1% 25 Oct 2035	2,548,257	2,496,486
	SHELL INTERNATIONAL FIN	1% 11 May 2020	5,000,000	5,003,225
	SHELL INTERNATIONAL FIN	2.25% 10 Nov 2020	300,000	299,582
	SHIRE ACQ INV IRELAND DA	2.4% 23 Sep 2021	3,900,000	3,767,349
	SHIRE ACQ INV IRELAND DA	2.875% 23 Sep 2023	3,200,000	3,041,430
	SIEMENS FINANCIERINGSMAT	2.9% 27 May 2022	4,100,000	4,130,775
	SINOPEC GRP OVERSEA 2012	2.75% 17 May 2017	2,500,000	2,507,983
	SINOPEC GRP OVERSEA 2014	1.75% 10 Apr 2017	7,050,000	7,047,688
	SINOPEC GRP OVERSEA 2014	1% 10 Apr 2017	1,000,000	1,000,430
	SK TELECOM CO LTD	2.125% 01 May 2018	1,428,000	1,427,844
	SL GREEN REALTY CORP	5% 15 Aug 2018	3,100,000	3,228,607
	SLC STUDENT LOAN TRUST	1% 15 Jun 2021	5,600,000	5,448,682
	SLM STUDENT LOAN TRUST	1% 25 Apr 2023	3,178,026	3,182,135
	SLM STUDENT LOAN TRUST	1% 25 Jan 2022	2,804,601	2,699,205
	SMALL BUSINESS ADMINISTRATION	5.725% 10 Sep 2018	36,439	37,600
	SMB PRIVATE EDUCATION LOAN TRU	1% 17 Jul 2023	386,955	387,255
	SMBC AVIATION CAPITAL FI	2.65% 15 Jul 2021	2,800,000	2,695,470
	SMBC AVIATION CAPITAL FI	2.65% 15 Jul 2021	5,083,000	4,893,241
	SPRINGLEAF FINANCE CORP	5.25% 15 Dec 2019	1,000,000	1,007,500
	SPRINGLEAF FINANCE CORP	8.25% 15 Dec 2020	750,000	815,625
	SPRINT COMMUNICATIONS	9.125% 01 Mar 2017	5,000,000	5,056,250
	STRUCTURED ASSET MORTGAGE INVE	1% 25 Apr 2036	562,647	450,733
	STRUCTURED ASSET MORTGAGE INVE	1% 25 May 2036	1,216,390	937,340
	SUMITOMO MITSUI BANKING	1% 23 Jul 2018	2,000,000	2,006,890
	SUMITOMO MITSUI BANKING	1.75% 16 Jan 2018	375,000	374,732
	SUNCORP METWAY LTD	2.1% 03 May 2019	2,700,000	2,682,482
	SUNTORY HOLDINGS LTD	1.65% 29 Sep 2017	1,500,000	1,500,608
	SVENSKA HANDELSBANKEN AB	2.875% 04 Apr 2017	2,046,000	2,055,569
	SWAP BNP PARIBAS BOC	SWAP CASH COLLATERAL USD	(3,000,000)	(3,000,000)
	SWAP CITIBANK BOC	SWAP CASH COLLATERAL USD	(2,500,000)	(2,500,000)
	SWAP HSBC BOC	SWAP CASH COLLATERAL USD	(260,000)	(260,000)
	SWPC0AGA6 CDS USD P V 03MEVENT	1% 20 Sep 2020	(4,200,000)	(4,200,000)
	SWPC0AGA6 CDS USD R F 1.00000	1% 20 Sep 2020	4,200,000	4,172,675
	SWPC0DD54 CDS EUR P V 03MEVENT	1% 20 Jun 2017	(2,700,000)	(2,847,825)
	SWPC0DD54 CDS EUR R F 1.00000	1% 20 Jun 2017	2,700,000	2,857,461
	SWU00JQ24 IRS MXN P V 01MTIIE	1% 06 Sep 2021	(445,800,000)	(21,639,201)
	SWU00JQ24 IRS MXN R F 5.79750	5.797% 06 Sep 2021	445,800,000	20,067,365
	SWU00KMY5 IRS USD P V 03MLIBOR	1% 28 Dec 2018	(136,100,000)	(136,100,000)

SWU00KMY5 IRS USD R F 1.35000	1.35% 28 Dec 2018	136,100,000		135,826,696
SYMANTEC CORP	2.75% 15 Jun 2017	2,225,000		2,232,623
SYNCHRONY FINANCIAL	1.875% 15 Aug 2017	2,670,000		2,672,155
SYNCHRONY FINANCIAL	1% 09 Nov 2017	6,700,000		6,743,872
SYNCHRONY FINANCIAL	1% 03 Feb 2020	2,075,000		2,051,519
TELECOM ITALIA CAPITAL	6.999% 04 Jun 2018	800,000		852,000
TELEFONICA EMISIONES SAU	3.192% 27 Apr 2018	600,000		608,629
TELEFONICA EMISIONES SAU	6.221% 03 Jul 2017	5,564,000		5,688,867
TELSTRA CORP LTD	3.125% 07 Apr 2025	3,700,000		3,654,901
TIME WARNER CABLE LLC	5.85% 01 May 2017	5,885,000		5,968,514
TIME WARNER CABLE LLC	6.75% 01 Jul 2018	3,500,000		3,736,670
TOYOTA MOTOR CREDIT CORP	1.45% 12 Jan 2018	1,260,000		1,260,365
TRANSALTA CORP	1.9% 03 Jun 2017	1,880,000		1,870,600
TSY INFL IX N/B	0.125% 15 Apr 2020	31,275,357		31,600,308
UBS AG STAMFORD CT	1% 14 Aug 2019	8,250,000		8,272,721
UBS AG STAMFORD CT	1% 26 Mar 2018	5,600,000		5,618,626
UBS BARCLAYS COMMERCIAL MORTGA	3.525% 10 May 2063	7,000,000		7,324,293
UBS GROUP FUNDING	2.95% 24 Sep 2020	200,000		200,088
US 2YR NOTE (CBT) MAR17	XCBT 20170331	330,600,000		6,650
US 5YR NOTE (CBT) MAR17	XCBT 20170331	60,000,000		(261,913)
US DOLLAR		2,324,672		2,324,672
VEREIT OPERATING PARTNER	3% 06 Feb 2019	1,507,000		1,503,233
VOLKSWAGEN GROUP AMERICA	1.25% 23 May 2017	500,000		499,190
VOLKSWAGEN INTL FIN NV	2.375% 22 Mar 2017	1,075,000		1,077,419
WALGREENS BOOTS ALLIANCE	1.75% 17 Nov 2017	4,275,000		4,285,666
WAMU MORTGAGE PASS THROUGH CER	1% 25 Aug 2046	720,461		659,112
WAMU MORTGAGE PASS THROUGH CER	1% 25 Aug 2046	911,052		775,732
WAMU MORTGAGE PASS THROUGH CER	1% 25 Sep 2033	194,629		190,315
WAMU MORTGAGE PASS THROUGH CER	1% 25 Jun 2044	1,150,515		1,069,626
WAMU MORTGAGE PASS THROUGH CER	1% 25 Jul 2047	371,929		319,085
WEA FINANCE LLC/WESTFIEL	2.7% 17 Sep 2019	4,390,000		4,440,252
WELLS FARGO + COMPANY	1% 22 Apr 2019	5,800,000		5,788,615
WELLS FARGO MORTGAGE BACKED SE	1% 25 Dec 2033	188,479		186,812
WELLS FARGO MORTGAGE BACKED SE	1% 25 Feb 2034	753,535		764,637
WELLS FARGO MORTGAGE BACKED SE	1% 25 Dec 2033	134,164		134,131
WELLS FARGO MORTGAGE BACKED SE	1% 25 Mar 2036	294,531		293,824
WESFARMERS LTD	1.874% 20 Mar 2018	500,000		499,423
WILLIAMS PARTNERS LP/WIL	7.25% 01 Feb 2017	5,400,000		5,421,092
WOODSIDE FINANCE LTD	8.75% 01 Mar 2019	750,000		844,895
WOODSIDE FINANCE LTD	4.6% 10 May 2021	3,300,000		3,469,567
WOODSIDE FINANCE LTD	3.65% 05 Mar 2025	1,100,000		1,074,572
ZF NA CAPITAL	4% 29 Apr 2020	5,500,000		5,720,000
ZIMMER HLDGS INC	1.45% 01 Apr 2017	1,990,000		1,990,480
Currency Contract	AUD/USD			70,236
Currency Contract	AUD/USD			(161,788)
Currency Contract	DKK/USD			(35,155)
Currency Contract	EUR/USD			249,410
Currency Contract	EUR/USD			40,362
Currency Contract	MXN/USD			1,174
Currency Contract	USD/AUD			336,708
Currency Contract	USD/AUD			212,929
Currency Contract	USD/AUD			(69,667)
Currency Contract	USD/CAD			105,909
Currency Contract	USD/EUR			95,952
Currency Contract	USD/EUR			(21,312)
Currency Contract	USD/EUR			(248,709)
Currency Contract	USD/GBP			66,356
Currency Contract	USD/JPY			2,661,337
Currency Contract	USD/JPY			2,124,431
Currency Contract	USD/MXN			(24,894)
Currency Contract	USD/MXN			(1,718)

	Sub-Total: Fund 5736 6 of 16		Total	$1,083,476,247

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	3175A0410 OTC ECAL FN 3.0 2 4	FEB17 99.453125 CALL	(2,000,000)		$(6,406)
	3175B4296 OTC ECAL FN 3.0 1 4	JAN17 101.5078125 CALL	(7,000,000)		(191)
	3175B5053 OTC ECAL FN 3.0 2 47	FEB17 98.90625 CALL	(2,000,000)		(6,953)
	3175B5061 OTC ECAL FN 3.0 2 47	FEB17 99.8828125 CALL	(1,000,000)		(3,047)
	3175C7496 OTC ECAL FN 3.5 1	JAN17 103.7578125 CALL	(2,500,000)		(535)
	3175C7553 OTC ECAL FN 3.0 1 4	JAN17 101.3125 CALL	(2,000,000)		(111)
	3175C7959 OTC ECAL FN 3.5 1 4	JAN17 103.7578125 CALL	(5,000,000)		(1,069)
	3175C9062 OTC ECAL FN 3.0 2 47	FEB17 98.9296875 CALL	(1,500,000)		(14,299)
	3175C9138 OTC ECAL FN 3.5 1 47	JAN17 101.96875 CALL	(6,000,000)		(42,310)
	3175C9146 OTC ECAL FN 3.5 1 47	JAN17 101.875 CALL	(1,500,000)		(11,647)
	3175C9427 OTC ECAL FN 3.5 1 4	JAN17 103.4140625 CALL	(2,000,000)		(1,166)
	3175C9435 OTC ECAL FN 3.5 1 4	JAN17 103.421875 CALL	(2,500,000)		(1,428)
	3175C9757 OTC EPUT FN 3.5 1 4	JAN17 101.578125 PUT	(2,500,000)		(2,042)

3175C9799 OTC ECAL FN 3.5 1 4	JAN17 103.15625 CALL	(8,000,000)	(8,704)
3175RWFF9 OTC ECAL FN 3.5 1 4	JAN17 103 CALL	(5,500,000)	(8,344)
BANC OF AMERICA COMMERCIAL MOR	1% 10 Apr 2049	54,268	54,227
BANC OF AMERICA COMMERCIAL MOR	1% 10 Jun 2049	178,912	179,916
BANC OF AMERICA MERRILL LYNCH	1% 15 Jan 2028	400,000	400,641
BARCLAYS CAP INC/	TBA CASH COLL COC	280,000	280,000
BEAR STEARNS ADJUSTABLE RATE M	1% 25 Feb 2035	654,630	592,592
BEAR STEARNS ADJUSTABLE RATE M	1% 25 Jul 2033	709,743	684,742
BEAR STEARNS COMMERCIAL MORTGA	5.331% 11 Feb 2044	782,651	783,087
BEAR STEARNS COMMERCIAL MORTGA	5.317% 11 Feb 2044	604,273	604,997
BNP PARIBUS TBA CASH COC	CLIENT CASH COLLATERAL CCBPGTU	1,700,000	1,700,000
BWU00D8Q4 IRS USD P F 1.75000	1.75% 16 Dec 2018	(13,700,000)	(13,781,367)
BWU00D8Q4 IRS USD R V 03MLIBOR	1% 16 Dec 2018	13,700,000	13,700,000
BWU00INI4 IRS USD P F 2.25000	2.25% 21 Dec 2046	(7,500,000)	(6,897,199)
BWU00INI4 IRS USD R V 03MLIBOR	1% 21 Dec 2046	7,500,000	7,500,000
CCWFSTUS6 WELLS FARGO COC USD	CCWFSTUS6 FORWARD COC USD	10,000	10,000
CITIGROUP COMMERCIAL MORTGAGE	3.431% 10 Jun 2048	3,500,000	3,594,525
CITIGROUP COMMERCIAL MORTGAGE	3.522% 10 Sep 2058	500,000	515,935
CITIGROUP MORTGAGE LOAN TRUST	1% 25 Nov 2036	1,634,248	1,375,132
CITIGROUP SAL CASH COLL(CLIENT	CITIGROUP SAL CASH COLL(CLIENT	20,000	20,000
COBALT CMBS COMMERCIAL MORTGAG	1% 15 Apr 2047	60,898	61,057
COMM MORTGAGE TRUST	3.178% 10 Feb 2035	1,130,000	1,129,794
COMM MORTGAGE TRUST	3.142% 10 Feb 2048	4,800,000	4,912,377
COUNTRYWIDE ALTERNATIVE LOAN T	5.5% 25 Oct 2035	3,265,715	3,090,091
COUNTRYWIDE HOME LOANS	6% 25 May 2037	2,658,343	2,238,250
CREDIT SUISSE FIRST BOSTON MOR	5.75% 22 Apr 2033	198,015	201,716
CREDIT SUISSE FIRST BOSTON MOR	5.5% 25 Apr 2033	856,757	872,917
CREDIT SUISSE FOB2 CASH COLL	CREDIT SUISSE FOB3 CASH	600,000	600,000
CREDIT SUISSE MORTGAGE TRUST	1% 15 Jun 2039	3,795,734	3,810,353
FANNIE MAE	5.5% 25 Aug 2035	2,361,800	2,608,930
FANNIE MAE	1% 25 Oct 2035	8,724,389	1,622,647
FANNIE MAE	1% 25 Mar 2037	3,560,767	581,075
FANNIE MAE	2.75% 25 May 2020	15,270	15,409
FANNIE MAE	3% 25 Jan 2042	1,682,761	213,501
FANNIE MAE	1% 25 Jul 2041	9,499,088	1,554,390
FANNIE MAE	6.5% 25 Jul 2029	752,143	853,121
FANNIE MAE	6.5% 25 Sep 2029	935,696	1,022,188
FANNIE MAE	6% 25 Sep 2031	1,796,881	2,039,158
FANNIE MAE	1% 25 Oct 2034	5,389,445	938,239
FANNIE MAE	4% 25 May 2042	2,822,563	465,855
FANNIE MAE	1% 25 Oct 2042	545,858	458,875
FANNIE MAE	3.5% 25 Mar 2042	1,053,498	918,930
FANNIE MAE	3% 25 Mar 2042	1,747,937	218,026
FANNIE MAE	1% 25 Feb 2043	2,285,895	319,036
FANNIE MAE	1% 25 Nov 2024	745,053	76,086
FANNIE MAE	1% 25 Oct 2042	2,596,179	385,690
FANNIE MAE	1% 25 Jun 2037	197,401	231,003
FANNIE MAE	4% 25 Nov 2042	1,391,350	252,814
FANNIE MAE	1% 25 Nov 2039	152,556	163,437
FANNIE MAE	1% 25 Apr 2044	2,480,892	2,473,028
FANNIE MAE	3.5% 25 Apr 2046	820,046	86,396
FANNIE MAE	1% 25 May 2037	1,631,487	239,632
FANNIE MAE	1% 25 Aug 2023	1,251,932	1,363,428
FANNIE MAE	7% 25 Jul 2039	743,301	814,769
FANNIE MAE	1% 25 Jul 2040	1,852,950	286,868
FANNIE MAE	1% 25 Jul 2042	2,249,871	355,476
FANNIE MAE	6% 25 Dec 2039	582,157	722,366
FANNIE MAE	0.01% 25 Jan 2040	300,182	239,860
FANNIE MAE	1% 25 Mar 2036	2,283,034	459,696
FANNIE MAE	3.5% 25 Oct 2045	1,053,840	179,044
FANNIEMAE ACES	1% 25 Jun 2031	652,740	672,211
FANNIEMAE ACES	1% 25 Aug 2018	14,169,177	933,071
FANNIEMAE ACES	1% 25 Jun 2025	800,000	790,153
FANNIEMAE ACES	1% 25 Nov 2022	971,988	975,840
FANNIEMAE ACES	1% 25 Jan 2022	3,228,136	232,344
FANNIEMAE STRIP	4.5% 25 Feb 2025	3,996,592	210,831
FANNIEMAE WHOLE LOAN	1% 25 Aug 2037	854,094	916,920
FED HM LN PC POOL 1Q0184	1% 01 Nov 2036	500,050	529,058
FED HM LN PC POOL 781923	1% 01 Sep 2034	1,385,138	1,463,912
FED HM LN PC POOL 840291	1% 01 Nov 2041	602,824	631,190
FED HM LN PC POOL 848812	1% 01 Oct 2039	2,488,296	2,623,775
FED HM LN PC POOL A43389	5.5% 01 Feb 2036	63,128	70,266
FED HM LN PC POOL A93101	5% 01 Jul 2040	326,480	355,863
FED HM LN PC POOL A96488	5% 01 Jan 2041	803,760	876,924
FED HM LN PC POOL B14914	5% 01 Jun 2019	2,420	2,480
FED HM LN PC POOL B15130	5% 01 Jun 2019	90,154	92,364
FED HM LN PC POOL B15170	5% 01 Jul 2019	18,070	18,519
FED HM LN PC POOL C91030	5.5% 01 May 2027	123,630	137,048
FED HM LN PC POOL C91256	5% 01 Jun 2029	67,598	73,738

FED HM LN PC POOL E01479	3.5% 01 Sep 2018	330,607	345,152
FED HM LN PC POOL G01827	4.5% 01 Jun 2035	204,634	220,502
FED HM LN PC POOL G01838	5% 01 Jul 2035	599,639	658,665
FED HM LN PC POOL G01912	5% 01 Sep 2035	21,760	23,820
FED HM LN PC POOL G02123	5.5% 01 Mar 2036	21,547	24,003
FED HM LN PC POOL G02254	5.5% 01 Mar 2036	15,187	17,021
FED HM LN PC POOL G04092	5.5% 01 Mar 2038	48,165	53,748
FED HM LN PC POOL G05267	5.5% 01 Dec 2038	265,529	295,736
FED HM LN PC POOL G06193	5.5% 01 May 2040	223,196	248,977
FED HM LN PC POOL G06872	5.5% 01 Sep 2039	443,361	500,377
FED HM LN PC POOL G07786	4% 01 Aug 2044	3,473,640	3,679,449
FED HM LN PC POOL G08105	5.5% 01 Jan 2036	7,979	8,929
FED HM LN PC POOL U90133	4% 01 Aug 2042	279,623	296,328
FED HM LN PC POOL Z60009	5% 01 Apr 2024	112,064	121,944
FED HOME LN DISCOUNT NT	0.01% 13 Feb 2017	300,000	299,824
FED HOME LN DISCOUNT NT	0.01% 25 Jan 2017	1,500,000	1,499,542
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Apr 2021	11,853,562	518,904
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Jan 2020	20,430,220	512,545
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Jun 2021	5,578,501	250,790
FHLMC MULTIFAMILY STRUCTURED P	5.105% 25 May 2019	5,475,000	5,832,027
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Nov 2019	6,743,565	201,866
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Nov 2022	4,153,688	201,979
FHLMC MULTIFAMILY STRUCTURED P	1.78% 25 Jul 2019	3,000,000	2,989,859
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Jan 2023	10,917,734	427,443
FHLMC TBA 15 YR 2.5	2.5% 23 Jan 2032	500,000	500,898
FHLMC TBA 30 YR 2.5	2.5% 18 Jan 2047	500,000	475,085
FHLMC TBA 30 YR 3	3% 18 Jan 2047	23,000,000	22,838,411
FHLMC TBA 30 YR 3	3% 18 Jan 2047	(20,000,000)	(19,859,488)
FHLMC TBA 30 YR 3.5	3.5% 13 Feb 2047	8,000,000	8,179,185
FHLMC TBA 30 YR 4	4% 13 Feb 2047	3,000,000	3,147,246
FHLMC TBA 30 YR 4.5	4.5% 18 Jan 2047	600,000	644,024
FNMA POOL 251890	6.5% 01 Aug 2018	8,662	9,800
FNMA POOL 254634	5.5% 01 Feb 2023	311,658	346,122
FNMA POOL 357985	4.5% 01 Sep 2020	7,239	7,526
FNMA POOL 429715	6.5% 01 Apr 2018	7,870	8,904
FNMA POOL 457274	1% 01 Oct 2028	5,694	5,718
FNMA POOL 499479	6.5% 01 Jun 2029	12,515	14,160
FNMA POOL 526993	1% 01 Nov 2028	236,379	241,970
FNMA POOL 559810	1% 01 Aug 2040	93,375	94,597
FNMA POOL 725352	1% 01 Apr 2019	3,275	3,372
FNMA POOL 725430	1% 01 May 2019	218,678	225,161
FNMA POOL 740518	4.5% 01 Oct 2018	2,611	2,684
FNMA POOL 745017	1% 01 Jul 2020	2,282	2,349
FNMA POOL 745150	1% 01 Jun 2020	358,456	369,039
FNMA POOL 745390	1% 01 Feb 2036	2,595,906	2,728,341
FNMA POOL 773398	4.5% 01 May 2019	2,982	3,065
FNMA POOL 775227	4.5% 01 May 2019	4,547	4,673
FNMA POOL 785677	5% 01 Jul 2019	12,849	13,219
FNMA POOL 785721	5% 01 Jul 2019	174,462	179,125
FNMA POOL 814000	6% 01 Jun 2035	58,479	66,159
FNMA POOL 889254	1% 01 Jun 2021	50,439	51,907
FNMA POOL 890362	1% 01 Aug 2041	1,737,208	1,884,487
FNMA POOL 898318	6% 01 Nov 2036	30,176	34,139
FNMA POOL 899601	5.5% 01 Jul 2047	1,696,647	1,831,821
FNMA POOL 902551	6% 01 Nov 2036	8,483	9,623
FNMA POOL AA6435	6% 01 May 2040	61,901	70,042
FNMA POOL AA7242	4% 01 Dec 2018	196,040	201,697
FNMA POOL AB4049	4% 01 Dec 2041	658,342	697,856
FNMA POOL AB6244	4% 01 Sep 2042	1,995,945	2,115,751
FNMA POOL AB6535	4% 01 Oct 2042	4,587,620	4,863,063
FNMA POOL AB9136	2.5% 01 Apr 2043	125,812	120,341
FNMA POOL AB9589	4% 01 Jun 2043	3,488,445	3,708,131
FNMA POOL AC1254	4% 01 Aug 2039	61,329	65,291
FNMA POOL AE0715	1% 01 Dec 2040	2,691,096	2,852,621
FNMA POOL AE8349	6% 01 Aug 2037	14,406	16,309
FNMA POOL AK0730	1% 01 Feb 2042	757,824	782,761
FNMA POOL AK2411	4% 01 Feb 2042	418,713	443,888
FNMA POOL AK6297	4% 01 Mar 2042	178,493	189,730
FNMA POOL AK9808	4% 01 Apr 2042	12,729	13,512
FNMA POOL AL2815	1% 01 May 2035	263,412	277,174
FNMA POOL AL4287	1% 01 Nov 2040	1,230,322	1,418,507
FNMA POOL AL4776	1% 01 Sep 2023	300,505	313,071
FNMA POOL AL5548	1% 01 May 2038	2,157,247	2,286,175
FNMA POOL AL6447	1% 01 Jan 2026	219,057	225,462
FNMA POOL AL7090	1% 01 Oct 2037	3,503,976	3,704,081
FNMA POOL AL7183	1% 01 Jan 2036	691,762	731,830
FNMA POOL AL7271	1% 01 Sep 2041	794,387	831,567
FNMA POOL AL7824	1% 01 Aug 2034	4,963,357	5,155,593
FNMA POOL AL8092	1% 01 Jul 2042	2,644,378	2,802,419

FNMA POOL AL8835	1% 01 Jan 2042	1,381,872	1,496,957
FNMA POOL AL8922	1% 01 May 2030	2,360,350	2,427,514
FNMA POOL AL9066	1% 01 Aug 2025	621,582	640,345
FNMA POOL AM3528	2.69% 01 Oct 2023	12,000,000	11,981,133
FNMA POOL AM4660	3.765% 01 Dec 2025	3,800,000	4,013,594
FNMA POOL AQ7884	3.5% 01 Nov 2022	127,996	133,411
FNMA POOL AS1410	3% 01 Jan 2029	765,367	786,577
FNMA POOL AS4168	4% 01 Dec 2044	299,134	314,580
FNMA POOL AS5715	3% 01 Sep 2030	862,231	886,657
FNMA POOL AS6985	3.5% 01 Apr 2046	2,703,603	2,773,215
FNMA POOL AS7239	3.5% 01 May 2046	1,000,001	1,025,835
FNMA POOL AS7603	4% 01 Jul 2046	6,000,000	6,314,034
FNMA POOL AS8509	3% 01 Dec 2046	3,010,902	3,001,645
FNMA POOL AV4429	5% 01 Jan 2044	259,937	283,273
FNMA POOL AX2491	4% 01 Oct 2044	651,600	685,347
FNMA POOL AX4312	3.5% 01 Feb 2045	99,999	102,555
FNMA POOL AX5306	3.5% 01 Jan 2027	4,662,281	4,863,806
FNMA POOL AX9528	3.5% 01 Feb 2045	265,805	272,639
FNMA POOL AY0552	3.5% 01 Aug 2022	135,382	141,076
FNMA POOL AY0553	3.5% 01 Apr 2022	642,269	669,265
FNMA POOL AY5630	4% 01 Jun 2045	968,871	1,019,057
FNMA POOL AZ5735	4% 01 Sep 2045	636,220	670,372
FNMA POOL AZ7012	4% 01 Sep 2045	326,103	343,066
FNMA POOL AZ8086	3.5% 01 Jul 2045	1,466,892	1,507,804
FNMA POOL AZ9224	3.5% 01 Oct 2045	191,722	196,648
FNMA POOL BA1509	3.5% 01 Mar 2046	296,988	304,637
FNMA POOL BC0616	4% 01 Feb 2046	0	0
FNMA POOL BC4031	3.5% 01 Apr 2046	171,778	176,227
FNMA POOL BC5068	2.5% 01 Mar 2044	295,858	283,011
FNMA POOL BC8086	4% 01 Jun 2046	31,568	33,219
FNMA POOL BE2092	3.5% 01 Dec 2046	1,150,784	1,181,482
FNMA POOL BE4147	3.5% 01 Sep 2046	219,913	225,610
FNMA POOL MA0045	4% 01 Apr 2019	40,880	42,080
FNMA POOL MA0235	4% 01 Nov 2019	141,668	145,897
FNMA POOL MA0357	4% 01 Mar 2020	693,262	713,956
FNMA POOL MA0430	4% 01 Jun 2020	627,437	646,240
FNMA POOL MA0476	4.5% 01 Jul 2020	6,293	6,470
FNMA POOL MA0741	4% 01 May 2021	17,005	17,552
FNMA POOL MA1019	3.5% 01 Mar 2022	1,029,167	1,072,565
FNMA POOL MA1135	3.5% 01 Jul 2022	228,628	238,289
FNMA POOL MA1163	3.5% 01 Aug 2022	230,260	239,989
FNMA POOL MA3904	4% 01 Sep 2021	209,534	216,292
FNMA POOL MB0150	4% 01 Jun 2042	24,555	26,104
FNMA TBA 15 YR 2	2% 23 Jan 2032	12,000,000	11,685,234
FNMA TBA 15 YR 2	2% 23 Jan 2032	(12,000,000)	(11,685,234)
FNMA TBA 15 YR 3	3% 16 Feb 2032	500,000	512,480
FNMA TBA 15 YR 3.5	3.5% 23 Jan 2032	(7,000,000)	(7,292,715)
FNMA TBA 15 YR 4	4% 23 Jan 2032	(2,000,000)	(2,058,906)
FNMA TBA 15 YR 4.5	4.5% 23 Jan 2032	(500,000)	(513,008)
FNMA TBA 30 YR 3	3% 18 Jan 2047	(3,000,000)	(2,980,241)
FNMA TBA 30 YR 3	3% 13 Feb 2047	38,150,000	37,841,362
FNMA TBA 30 YR 3.5	3.5% 18 Jan 2047	53,000,000	54,320,861
FNMA TBA 30 YR 3.5	3.5% 13 Feb 2047	16,000,000	16,374,063
FNMA TBA 30 YR 4	4% 18 Jan 2047	5,250,000	5,519,370
FNMA TBA 30 YR 4	4% 18 Jan 2047	(19,100,000)	(20,079,994)
FNMA TBA 30 YR 4	4% 13 Feb 2047	(2,250,000)	(2,362,280)
FNMA TBA 30 YR 4	4% 13 Dec 2046	27,350,000	28,748,792
FNMA TBA 30 YR 4	4% 13 Dec 2046	(27,350,000)	(28,748,792)
FNMA TBA 30 YR 4.5	4.5% 13 Feb 2047	(3,100,000)	(3,330,502)
FNMA TBA 30 YR 4.5	4.5% 18 Jan 2047	3,000,000	3,226,758
FNMA TBA 30 YR 4.5	4.5% 18 Jan 2047	(3,000,000)	(3,226,758)
FNMA TBA 30 YR 6	6% 18 Jan 2047	(1,000,000)	(1,132,344)
FORT CRE LLC	1% 21 May 2036	1,913,762	1,913,762
FREDDIE MAC	6% 15 Dec 2028	405,226	452,841
FREDDIE MAC	1% 15 May 2037	948,671	942,491
FREDDIE MAC	6.5% 15 Feb 2026	621,133	700,966
FREDDIE MAC	5.5% 15 Apr 2036	1,887,091	2,120,445
FREDDIE MAC	6% 15 Jul 2023	343,273	371,561
FREDDIE MAC	5.5% 15 Nov 2032	2,044,232	2,235,988
FREDDIE MAC	1% 15 May 2041	1,730,942	2,088,563
FREDDIE MAC	1% 15 Feb 2041	1,914,812	2,017,926
FREDDIE MAC	2.5% 15 May 2041	2,622,801	2,620,798
FREDDIE MAC	4% 15 Aug 2024	1,676,805	157,249
FREDDIE MAC	1% 15 Mar 2036	4,301,119	636,427
FREDDIE MAC	2.5% 15 Sep 2027	4,347,257	403,982
FREDDIE MAC	4% 15 Nov 2042	3,804,342	715,908
FREDDIE MAC	1% 15 Nov 2043	233,273	279,548
FREDDIEMAC STRIP	1% 15 Sep 2043	5,667,313	1,180,216
GE COMMERCIAL MORTGAGE CORPORA	5.543% 10 Dec 2049	1,860,809	1,863,311

	GNMA I TBA 30 YR 3	3% 24 Jan 2047	(1,000,000)	(1,010,586)
	GNMA I TBA 30 YR 3.5	3.5% 24 Jan 2047	(400,000)	(415,921)
	GNMA I TBA 30 YR 4	4% 24 Jan 2047	1,000,000	1,061,719
	GNMA I TBA 30 YR 5	5% 24 Jan 2047	100,000	109,219
	GNMA II POOL 004113	5% 20 Apr 2038	1,982,300	2,208,934
	GNMA II POOL 004314	5% 20 Dec 2038	910,685	1,008,056
	GNMA II POOL MA2756	4.5% 20 Apr 2045	2,461,100	2,629,290
	GNMA II POOL MA3377	4% 20 Jan 2046	1	1
	GNMA II TBA 30 YR 2.5	2.5% 24 Jan 2047	1,000,000	970,382
	GNMA II TBA 30 YR 3	3% 24 Jan 2047	5,500,000	5,568,857
	GNMA II TBA 30 YR 4	4% 21 Feb 2047	2,200,000	2,332,988
	GNMA II TBA 30 YR 4.5	4.5% 24 Jan 2047	3,000,000	3,201,914
	GNMA II TBA 30 YR 5	5% 24 Jan 2047	(2,500,000)	(2,684,766)
	GNMA POOL 678858	5% 15 Mar 2038	12,511	13,799
	GNMA POOL 738317	5% 15 May 2041	26,309	29,091
	GNMA POOL 782386	5% 15 Aug 2038	1,299,557	1,433,702
	GNMA POOL 783473	3.5% 15 Nov 2041	1,275,731	1,331,064
	GNMA POOL AC1428	2.69% 15 Jun 2033	14,009,463	13,769,197
	GNMA POOL AK0485	3% 15 Oct 2044	425,411	430,468
	GNMA POOL AK4648	3% 15 Oct 2045	474,870	480,515
	GNMA POOL AL1543	3% 15 May 2045	859,368	869,584
	GOLDMAN GSC COC	CASH COLLATERAL TBA	240,000	240,000
	GOVERNMENT NATIONAL MORTGAGE A	6% 16 Jun 2032	2,977,006	3,397,246
	GOVERNMENT NATIONAL MORTGAGE A	4.5% 20 Nov 2034	709,488	736,862
	GOVERNMENT NATIONAL MORTGAGE A	0.01% 20 Mar 2035	36,333	30,104
	GOVERNMENT NATIONAL MORTGAGE A	1% 16 Jul 2044	7,900,094	4
	GOVERNMENT NATIONAL MORTGAGE A	1% 16 Nov 2051	6,962,932	52,012
	GOVERNMENT NATIONAL MORTGAGE A	1% 16 Jan 2052	3,603,887	28,759
	GOVERNMENT NATIONAL MORTGAGE A	1% 16 Sep 2053	16,566,258	492,382
	GOVERNMENT NATIONAL MORTGAGE A	3.5% 20 Jan 2041	1,528,253	209,942
	GOVERNMENT NATIONAL MORTGAGE A	3.5% 20 Jul 2042	3,706,879	582,124
	GOVERNMENT NATIONAL MORTGAGE A	1% 16 Jun 2039	11,196,178	512,493
	GOVERNMENT NATIONAL MORTGAGE A	0.01% 16 Feb 2040	652,657	589,378
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Mar 2043	7,638,328	719,297
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 May 2063	1,599,901	1,599,245
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Oct 2041	2,698,627	287,230
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Jul 2042	4,105,404	703,290
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Sep 2065	1,676,265	1,664,354
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Mar 2065	1,808,680	1,809,655
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Dec 2065	5,235,484	5,196,659
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Aug 2045	240,201	283,216
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Mar 2066	6,430,048	6,417,514
	GOVERNMENT NATIONAL MORTGAGE A	3% 20 May 2039	423,014	48,509
	GOVERNMENT NATIONAL MORTGAGE A	4% 20 May 2044	416,145	77,370
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Apr 2063	1,963,997	1,993,794
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Aug 2063	3,376,357	3,418,141
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Sep 2063	3,008,798	3,017,140
	GS MORTGAGE SECURITIES TRUST	3.467% 10 Jun 2047	2,300,000	2,391,819
	GS MORTGAGE SECURITIES TRUST	3.119% 10 May 2050	4,000,000	3,987,113
	GSR MORTGAGE LOAN TRUST	1% 25 Sep 2035	3,151,806	3,129,746
	GSR MORTGAGE LOAN TRUST	5.5% 25 Jul 2035	4,444,181	4,440,582
	GSR MORTGAGE LOAN TRUST	1% 25 Oct 2035	1,349,058	1,265,898
	JP MORGAN CHASE COMMERCIAL MOR	1% 15 Feb 2046	32,062,295	867,615
	JP MORGAN CHASE COMMERCIAL MOR	1% 15 Jan 2033	2,900,000	2,899,998
	JP MORGAN CHASE COMMERCIAL MOR	4.387% 15 Feb 2046	5,517,958	5,681,984
*	JP MORGAN JPST CASH COLL	1% 31 Dec 2030	(11,000)	(11,000)
	JP MORGAN MORTGAGE TRUST	6% 25 Aug 2022	362,150	357,954
	JP MORGAN MORTGAGE TRUST	7.5% 25 Aug 2037	3,128,493	2,521,239
	JPMBB COMMERCIAL MORTGAGE SECU	3.288% 15 Jan 2048	10,650,000	10,940,306
	JPMBB COMMERCIAL MORTGAGE SECU	3.017% 15 Feb 2048	1,900,000	1,921,668
	LB COMMERCIAL CONDUIT MORTGAGE	1% 15 Jul 2044	1,922,450	1,948,004
	MASTR ADJUSTABLE RATE MORTGAGE	1% 25 Jan 2036	1,842,434	1,822,350
	MASTR ASSET SECURITIZATION TRU	5.5% 25 Jul 2033	395,477	420,813
	ML CFC COMMERCIAL MORTGAGE TRU	1% 12 Mar 2051	244,709	245,281
	MORGAN STANLEY + CO INC	CASH COLL (CCP)	1,958,000	1,958,000
	MORGAN STANLEY MSC2 CA H COLL	1% 31 Dec 2030	(20,000)	(20,000)
	NATIONAL COLLEGIATE STUDENT LO	1% 27 Nov 2028	193,686	192,397
	NAVIENT STUDENT LOAN TRUST	1% 25 Mar 2066	2,470,057	2,495,238
	SLM STUDENT LOAN TRUST	1% 25 Apr 2023	7,583,925	7,593,732
	SSGA	G STIFF ERISA QUALIFIED	693,854	693,854
	SWU00FLT8 IRS USD P V 03MLIBOR	1% 15 Jun 2023	(34,200,000)	(34,200,000)
	SWU00FLT8 IRS USD R F 2.00000	2% 15 Jun 2023	34,200,000	33,945,411
	SWU00IN86 IRS USD P F .00000	0% 01 Jan 2050	(29,100,000)	(29,100,000)
	SWU00IN86 IRS USD R F .00000	0% 01 Jan 2050	29,100,000	28,304,581
	SWU00INA1 IRS USD P V 03MLIBOR	1% 21 Dec 2026	(3,800,000)	(3,800,000)
	SWU00INA1 IRS USD R F 1.75000	1.75% 21 Dec 2026	3,800,000	3,591,634
	UBS BARCLAYS COMMERCIAL MORTGA	1% 10 Apr 2046	16,229,766	919,421
	UBS CITIGROUP COMMERCIAL MORTG	1% 10 Jan 2045	16,772,653	1,467,917
	US DOLLAR		1,131,839	1,131,839

US TREASURY N/B	2.25% 15 Nov 2025	10,600,000		10,464,193
US TREASURY N/B	5.25% 15 Feb 2029	12,500,000		15,977,538
US TREASURY N/B	2% 15 Feb 2025	2,200,000		2,141,218
US TREASURY N/B	1.625% 15 May 2026	2,000,000		1,865,000
US TREASURY N/B	1.625% 31 Oct 2023	35,850,000		34,490,210
US TREASURY N/B	2.125% 30 Nov 2023	800,000		794,687
WALDORF ASTORIA BOCA RATON TRU	1% 15 Jun 2029	1,100,000		1,103,951
WASHINGTON MUTUAL MORTGAGE PAS	6.5% 25 Aug 2035	3,423,532		2,736,338
WELLS FARGO COMMERCIAL MORTGAG	1% 15 Oct 2045	5,571,053		392,657
WELLS FARGO MORTGAGE BACKED SE	1% 25 Jul 2034	189,019		191,323
WELLS FARGO MORTGAGE BACKED SE	1% 25 Jun 2035	119,681		122,371

	Sub-Total: Fund 5738 7 of 16		Total	$484,439,899

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	21ST CENTURY FOX AMERICA	3% 15 Sep 2022	852,000		$847,996
	21ST CENTURY FOX AMERICA	6.9% 01 Mar 2019	1,310,000		1,438,819
	ABB FINANCE USA INC	2.875% 08 May 2022	165,000		166,688
	ABBOTT LABORATORIES	2.9% 30 Nov 2021	895,000		892,449
	ABBOTT LABORATORIES	2.55% 15 Mar 2022	300,000		293,204
	ABBVIE INC	3.6% 14 May 2025	805,000		797,343
	ABBVIE INC	2.9% 06 Nov 2022	750,000		740,812
	ACTAVIS FUNDING SCS	3.8% 15 Mar 2025	935,000		936,101
	ACTAVIS INC	3.25% 01 Oct 2022	765,000		761,877
	ACTAVIS INC	6.125% 15 Aug 2019	170,000		185,730
	AETNA INC	2.75% 15 Nov 2022	520,000		510,846
	AGRIUM INC	3.5% 01 Jun 2023	650,000		658,754
	AID ISRAEL	5.5% 26 Apr 2024	510,000		611,362
	AID ISRAEL	5.5% 18 Sep 2023	50,000		59,179
	AID ISRAEL	5.5% 04 Dec 2023	195,000		231,979
	AID JORDAN	2.578% 30 Jun 2022	600,000		610,340
	AID UKRAINE	1.471% 29 Sep 2021	1,000,000		976,244
	ALABAMA ECON SETTLEMENT AUTH B	3.163% 15 Sep 2025	385,000		388,330
	ALTRIA GROUP INC	4% 31 Jan 2024	775,000		818,878
	ALTRIA GROUP INC	2.85% 09 Aug 2022	315,000		315,386
	AMAZON.COM INC	1.2% 29 Nov 2017	815,000		815,314
	AMER AIRLINE 16 2 AA PTT	3.2% 15 Dec 2029	100,000		97,250
	AMER AIRLN 14 1 A PTT	3.7% 01 Apr 2028	199,214		197,221
	AMEREN ILLINOIS CO	2.7% 01 Sep 2022	420,000		421,264
	AMERICA MOVIL SAB DE CV	5% 30 Mar 2020	1,455,000		1,555,913
	AMERICAN AIRLINES 2013 2	4.95% 15 Jul 2024	639,291		681,644
	AMERICAN INTL GROUP	4.875% 01 Jun 2022	1,455,000		1,589,988
	AMGEN INC	3.625% 22 May 2024	245,000		249,223
	AMGEN INC	4.1% 15 Jun 2021	305,000		321,521
	AMGEN INC	3.45% 01 Oct 2020	615,000		637,230
	ANADARKO PETROLEUM CORP	5.55% 15 Mar 2026	200,000		223,852
	ANHEUSER BUSCH INBEV FIN	3.3% 01 Feb 2023	385,000		391,827
	ANHEUSER BUSCH INBEV WOR	5.375% 15 Jan 2020	2,325,000		2,535,864
	ANHEUSER BUSCH INBEV WOR	5% 15 Apr 2020	480,000		521,734
	ANTHEM INC	3.3% 15 Jan 2023	840,000		838,583
	ANTHEM INC	3.125% 15 May 2022	1,410,000		1,410,715
	APACHE CORP	3.25% 15 Apr 2022	525,000		533,247
	APPLE INC	3.25% 23 Feb 2026	490,000		490,260
	APPLE INC	2.4% 03 May 2023	1,715,000		1,669,926
	ARCH CAPITAL FINANCE LLC	4.011% 15 Dec 2026	95,000		96,367
	AT+T INC	3.6% 17 Feb 2023	725,000		731,177
	AT+T INC	3.8% 15 Mar 2022	2,180,000		2,234,803
	AT+T INC	3.4% 15 May 2025	735,000		708,410
	AT+T INC	3% 30 Jun 2022	610,000		598,782
	AT+T INC	3.875% 15 Aug 2021	135,000		139,380
	AXIS SPECIALTY FINANCE	5.875% 01 Jun 2020	650,000		712,482
	BALTIMORE GAS + ELECTRIC	3.35% 01 Jul 2023	120,000		122,839
	BANK OF AMERICA CORP	3.95% 21 Apr 2025	255,000		253,850
	BANK OF AMERICA CORP	3.3% 11 Jan 2023	6,375,000		6,396,293
	BANK OF AMERICA CORP	4.125% 22 Jan 2024	1,355,000		1,408,185
	BARCLAYS PLC	2.75% 08 Nov 2019	920,000		917,571
	BARCLAYS PLC	4.375% 12 Jan 2026	495,000		501,347
	BAXALTA INC	4% 23 Jun 2025	930,000		932,717
	BECTON DICKINSON AND CO	3.734% 15 Dec 2024	213,000		217,818
	BERKSHIRE HATHAWAY INC	2.75% 15 Mar 2023	2,375,000		2,366,084
	BHP BILLITON FIN USA LTD	6.5% 01 Apr 2019	535,000		587,282
	BNP PARIBAS	2.375% 21 May 2020	640,000		636,837
	BOSTON PROPERTIES LP	3.85% 01 Feb 2023	725,000		743,894
	BP CAPITAL MARKETS PLC	3.245% 06 May 2022	1,185,000		1,210,043
	BP CAPITAL MARKETS PLC	4.75% 10 Mar 2019	250,000		265,017
	BRITISH TELECOM PLC	2.35% 14 Feb 2019	280,000		281,633

BRITISH TELECOM PLC	5.95% 15 Jan 2018	1,250,000	1,302,753
BUCKEYE PARTNERS LP	2.65% 15 Nov 2018	205,000	206,348
BURLINGTN NORTH SANTA FE	3.4% 01 Sep 2024	465,000	478,711
CA INC	3.6% 01 Aug 2020	515,000	528,062
CALIFORNIA ST	6.2% 01 Oct 2019	1,350,000	1,499,715
CALIFORNIA ST	6.2% 01 Mar 2019	170,000	185,456
CANADIAN NATL RAILWAY	5.55% 01 Mar 2019	455,000	489,321
CANADIAN NATL RAILWAY	6.8% 15 Jul 2018	350,000	376,306
CAPITAL ONE BANK USA NA	3.375% 15 Feb 2023	1,770,000	1,753,383
CAPITAL ONE NA	2.95% 23 Jul 2021	575,000	577,131
CARDINAL HEALTH INC	4.625% 15 Dec 2020	635,000	681,003
CATERPILLAR INC	2.6% 26 Jun 2022	240,000	239,112
CATERPILLAR INC	3.9% 27 May 2021	910,000	959,632
CATHOLIC HEALTH INITIATI	1.6% 01 Nov 2017	175,000	175,766
CBS CORP	4.3% 15 Feb 2021	210,000	222,643
CELGENE CORP	3.625% 15 May 2024	835,000	839,081
CENTERPOINT ENER HOUSTON	2.25% 01 Aug 2022	305,000	298,252
CHARTER COMM OPT LLC/CAP	4.908% 23 Jul 2025	1,340,000	1,412,266
CHEVRON CORP	3.191% 24 Jun 2023	365,000	373,860
CHEVRON CORP	2.355% 05 Dec 2022	555,000	544,654
CHUBB INA HOLDINGS INC	2.7% 13 Mar 2023	1,000,000	989,504
CHUBB INA HOLDINGS INC	3.35% 15 May 2024	1,125,000	1,146,142
CIGNA CORP	4% 15 Feb 2022	435,000	454,455
CIGNA CORP	5.375% 15 Mar 2017	1,160,000	1,168,845
CIGNA CORP	4.375% 15 Dec 2020	395,000	419,907
CISCO SYSTEMS INC	3% 15 Jun 2022	390,000	397,535
CISCO SYSTEMS INC	1.85% 20 Sep 2021	1,255,000	1,224,837
CISCO SYSTEMS INC	2.2% 28 Feb 2021	400,000	399,138
CITIBANK CREDIT CARD ISSUANCE	2.88% 23 Jan 2023	2,300,000	2,359,343
CITIBANK CREDIT CARD ISSUANCE	2.15% 15 Jul 2021	900,000	907,054
CITIGROUP COMMERCIAL MORTGAGE	3.717% 15 Sep 2048	4,500,000	4,692,880
CITIGROUP COMMERCIAL MORTGAGE	2.79% 10 Mar 2047	1,500,000	1,524,610
CITIGROUP COMMERCIAL MORTGAGE	1% 10 Dec 2049	1,450,000	1,462,571
CITIGROUP INC	2.9% 08 Dec 2021	1,750,000	1,745,279
CITIGROUP INC	3.4% 01 May 2026	440,000	427,531
CITIGROUP INC	4.6% 09 Mar 2026	1,140,000	1,178,285
CITIGROUP INC	3.7% 12 Jan 2026	1,165,000	1,159,003
CNOOC FINANCE 2013 LTD	1.75% 09 May 2018	235,000	233,766
CNOOC FINANCE 2014 ULC	1.625% 30 Apr 2017	1,295,000	1,293,783
COCA COLA CO/THE	3.15% 15 Nov 2020	540,000	560,981
COMCAST CORP	3.6% 01 Mar 2024	805,000	830,929
COMCAST CORP	5.7% 01 Jul 2019	369,000	403,681
COMCAST CORP	5.875% 15 Feb 2018	1,680,000	1,761,487
COMM MORTGAGE TRUST	3.546% 10 Jun 2047	1,800,000	1,849,122
COMM MORTGAGE TRUST	3.42% 10 Aug 2047	1,500,000	1,527,204
COMM MORTGAGE TRUST	3.35% 10 Feb 2048	5,000,000	5,040,856
COMM MORTGAGE TRUST	3.819% 10 Jun 2047	200,000	208,730
COMM MORTGAGE TRUST	2.963% 10 Aug 2047	324,000	330,227
COMMONWEALTH BK AUSTR NY	2.3% 12 Mar 2020	1,035,000	1,029,761
COMMONWEALTH EDISON CO	2.55% 15 Jun 2026	540,000	514,464
CONOCOPHILLIPS COMPANY	2.4% 15 Dec 2022	895,000	865,393
CONTL AIRLINES 2012 1 A	4.15% 11 Oct 2025	446,977	459,268
CONTL AIRLINES 2012 2 A	4% 29 Apr 2026	436,308	446,125
CORP ANDINA DE FOMENTO	2% 10 May 2019	645,000	640,797
COVENTRY HEALTH CARE INC	5.45% 15 Jun 2021	925,000	1,027,222
CRED SUIS GP FUN LTD	4.55% 17 Apr 2026	545,000	566,023
CRED SUIS GP FUN LTD	3.75% 26 Mar 2025	605,000	595,805
CREDIT SUISSE NEW YORK	4.375% 05 Aug 2020	260,000	274,264
CREDIT SUISSE NEW YORK	6% 15 Feb 2018	1,165,000	1,211,721
CVS HEALTH CORP	3.875% 20 Jul 2025	1,032,000	1,064,611
DELTA AIR LINES 2007 1 A	6.821% 10 Feb 2024	234,694	269,898
DEUTSCHE BANK AG LONDON	1.875% 13 Feb 2018	1,045,000	1,039,004
DIAMOND 1 FIN/DIAMOND 2	3.48% 01 Jun 2019	1,910,000	1,949,739
DISCOVER BANK	8.7% 18 Nov 2019	467,000	530,233
DISCOVER FINANCIAL SVS	3.85% 21 Nov 2022	1,048,000	1,063,964
DISCOVERY COMMUNICATIONS	5.625% 15 Aug 2019	285,000	307,897
DOMINION GAS HLDGS LLC	3.55% 01 Nov 2023	265,000	268,160
DOMINION RESOURCES INC	4.45% 15 Mar 2021	610,000	651,771
DOW CHEMICAL CO/THE	3% 15 Nov 2022	1,190,000	1,190,543
DOW CHEMICAL CO/THE	8.55% 15 May 2019	565,000	647,536
DUKE ENERGY CAROLINAS	2.95% 01 Dec 2026	645,000	634,511
DUKE ENERGY INDIANA INC	3.75% 15 Jul 2020	280,000	293,806
E.I. DU PONT DE NEMOURS	2.8% 15 Feb 2023	545,000	535,695
E.I. DU PONT DE NEMOURS	4.625% 15 Jan 2020	375,000	400,556
EASTMAN CHEMICAL CO	3.8% 15 Mar 2025	673,000	678,713
EBAY INC	1.35% 15 Jul 2017	320,000	320,133
ECOLAB INC	4.35% 08 Dec 2021	775,000	837,510
ECOPETROL SA	4.125% 16 Jan 2025	185,000	173,253
EMERA US FINANCE LP	3.55% 15 Jun 2026	435,000	427,618

ENTERGY CORP	5.125% 15 Sep 2020	975,000	1,051,005
ENTERGY LOUISIANA LLC	2.4% 01 Oct 2026	280,000	261,277
ENTERPRISE PRODUCTS OPER	3.35% 15 Mar 2023	1,690,000	1,710,882
EOG RESOURCES INC	3.15% 01 Apr 2025	345,000	338,515
EOG RESOURCES INC	4.1% 01 Feb 2021	490,000	516,394
EQUIFAX INC	3.3% 15 Dec 2022	430,000	437,175
EXELON GENERATION CO LLC	2.95% 15 Jan 2020	550,000	556,541
EXPORT IMPORT BK KOREA	5.125% 29 Jun 2020	945,000	1,022,868
EXXON MOBIL CORPORATION	3.043% 01 Mar 2026	1,260,000	1,258,293
EXXON MOBIL CORPORATION	2.397% 06 Mar 2022	440,000	437,749
FANNIE MAE	1.625% 21 Jan 2020	1,380,000	1,384,085
FANNIE MAE	1.125% 19 Oct 2018	305,000	304,625
FANNIE MAE	1.875% 24 Sep 2026	735,000	675,263
FANNIE MAE	1.5% 22 Jun 2020	775,000	771,387
FANNIE MAE	0.875% 21 May 2018	1,045,000	1,042,076
FED HM LN PC POOL A47038	5% 01 Sep 2035	59,967	65,441
FED HM LN PC POOL A56599	6% 01 Jan 2037	121,106	137,852
FED HM LN PC POOL A63809	6% 01 Aug 2037	84,330	95,597
FED HM LN PC POOL A69654	6% 01 Dec 2037	39,979	45,300
FED HM LN PC POOL A79537	6% 01 Jul 2038	33,658	38,025
FED HM LN PC POOL A85726	5% 01 Apr 2039	163,413	179,360
FED HM LN PC POOL A92478	4.5% 01 Jun 2040	684,371	735,258
FED HM LN PC POOL A93318	5% 01 Aug 2040	645,339	706,603
FED HM LN PC POOL A93713	5% 01 Sep 2040	525,591	575,491
FED HM LN PC POOL A94069	5% 01 Sep 2040	171,669	187,433
FED HM LN PC POOL A94113	5% 01 Oct 2040	176,919	193,254
FED HM LN PC POOL A94898	4.5% 01 Nov 2040	214,431	230,278
FED HM LN PC POOL A95085	4% 01 Nov 2040	1,144,407	1,205,087
FED HM LN PC POOL A95519	4.5% 01 Dec 2040	143,887	154,938
FED HM LN PC POOL A95575	4% 01 Dec 2040	637,919	674,124
FED HM LN PC POOL A95960	4% 01 Dec 2040	591,098	624,043
FED HM LN PC POOL A97040	4% 01 Feb 2041	775,810	818,997
FED HM LN PC POOL C03469	4.5% 01 May 2040	863,805	930,109
FED HM LN PC POOL C03517	4.5% 01 Sep 2040	69,804	75,321
FED HM LN PC POOL C03520	4% 01 Sep 2040	858,090	905,662
FED HM LN PC POOL C03545	5% 01 Aug 2040	415,463	454,903
FED HM LN PC POOL C03792	3.5% 01 Apr 2042	2,546,243	2,622,239
FED HM LN PC POOL C04272	3% 01 Oct 2042	1,447,768	1,447,178
FED HM LN PC POOL C04422	3% 01 Dec 2042	1,145,218	1,144,751
FED HM LN PC POOL C09004	3.5% 01 Jul 2042	1,409,558	1,451,683
FED HM LN PC POOL C09022	3% 01 Jan 2043	6,391,366	6,388,762
FED HM LN PC POOL C09029	3% 01 Mar 2043	785,347	785,027
FED HM LN PC POOL C09031	2.5% 01 Feb 2043	428,624	407,748
FED HM LN PC POOL C09055	4% 01 Dec 2043	286,761	301,215
FED HM LN PC POOL C91176	5.5% 01 May 2028	97,777	108,394
FED HM LN PC POOL E01098	6% 01 Feb 2017	352	353
FED HM LN PC POOL E04113	2.5% 01 Nov 2027	2,018,555	2,025,194
FED HM LN PC POOL E97335	5% 01 Jul 2018	43,021	44,075
FED HM LN PC POOL G01843	6% 01 Jun 2035	245,467	280,809
FED HM LN PC POOL G02031	5.5% 01 Feb 2036	451,570	505,439
FED HM LN PC POOL G02408	5.5% 01 Dec 2036	170,031	189,789
FED HM LN PC POOL G02427	5.5% 01 Dec 2036	374,372	418,555
FED HM LN PC POOL G02794	6% 01 May 2037	300,681	341,624
FED HM LN PC POOL G03695	5.5% 01 Nov 2037	115,854	129,077
FED HM LN PC POOL G03737	6.5% 01 Nov 2037	182,725	206,782
FED HM LN PC POOL G03781	6% 01 Jan 2038	9,108	10,289
FED HM LN PC POOL G03812	5.5% 01 Feb 2038	559,052	623,717
FED HM LN PC POOL G03819	6% 01 Jan 2038	30,715	34,788
FED HM LN PC POOL G03926	6% 01 Feb 2038	89,098	100,943
FED HM LN PC POOL G04585	5.5% 01 Feb 2038	109,852	122,411
FED HM LN PC POOL G04588	5.5% 01 Aug 2038	43,609	48,569
FED HM LN PC POOL G04688	5.5% 01 Sep 2038	76,837	85,567
FED HM LN PC POOL G05179	5.5% 01 Jan 2039	95,104	106,177
FED HM LN PC POOL G05472	4.5% 01 Jun 2039	133,260	143,392
FED HM LN PC POOL G05676	4% 01 Nov 2039	827,115	873,249
FED HM LN PC POOL G05726	5% 01 Aug 2039	289,014	316,369
FED HM LN PC POOL G05741	4.5% 01 Dec 2039	110,017	118,379
FED HM LN PC POOL G05927	4.5% 01 Jul 2040	1,000,610	1,086,506
FED HM LN PC POOL G06087	5% 01 Sep 2040	83,093	90,458
FED HM LN PC POOL G06231	4% 01 Dec 2040	583,945	614,953
FED HM LN PC POOL G06499	4% 01 Mar 2041	678,812	718,584
FED HM LN PC POOL G06506	4% 01 Dec 2040	1,568,503	1,655,914
FED HM LN PC POOL G06507	4% 01 Feb 2041	294,612	311,026
FED HM LN PC POOL G06601	4.5% 01 Dec 2040	2,361,466	2,563,349
FED HM LN PC POOL G07032	3% 01 Jun 2042	2,072,170	2,071,326
FED HM LN PC POOL G07129	3.5% 01 Sep 2042	1,861,347	1,917,127
FED HM LN PC POOL G07388	3.5% 01 May 2043	973,080	1,001,605
FED HM LN PC POOL G08273	5.5% 01 Jun 2038	54,059	60,233
FED HM LN PC POOL G08368	4.5% 01 Oct 2039	404,290	435,206

FED HM LN PC POOL G08372	4.5% 01 Nov 2039	290,521	312,570
FED HM LN PC POOL G08479	3.5% 01 Mar 2042	752,190	774,754
FED HM LN PC POOL G08521	3% 01 Jan 2043	725,313	725,018
FED HM LN PC POOL G08567	4% 01 Jan 2044	3,537,080	3,715,617
FED HM LN PC POOL G08577	4% 01 Mar 2044	371,019	389,740
FED HM LN PC POOL G08601	4% 01 Aug 2044	496,027	521,101
FED HM LN PC POOL G08624	4% 01 Jan 2045	428,200	449,911
FED HM LN PC POOL G08627	3.5% 01 Feb 2045	1,166,261	1,195,059
FED HM LN PC POOL G08654	3.5% 01 Jul 2045	2,935,267	3,007,767
FED HM LN PC POOL G08676	3.5% 01 Nov 2045	3,911,030	4,007,711
FED HM LN PC POOL G08677	4% 01 Nov 2045	932,032	979,391
FED HM LN PC POOL G08681	3.5% 01 Dec 2045	1,831,932	1,877,263
FED HM LN PC POOL G08702	3.5% 01 Apr 2046	498,823	511,202
FED HM LN PC POOL G12403	5% 01 Oct 2021	225,228	238,742
FED HM LN PC POOL G13300	4.5% 01 May 2023	72,705	76,940
FED HM LN PC POOL G13492	5% 01 Feb 2024	86,334	92,596
FED HM LN PC POOL G13868	4.5% 01 Jul 2025	273,140	290,303
FED HM LN PC POOL G14239	4% 01 Sep 2026	95,587	100,589
FED HM LN PC POOL G18401	3.5% 01 Sep 2026	176,641	184,412
FED HM LN PC POOL G18475	2.5% 01 Aug 2028	322,255	323,124
FED HM LN PC POOL J09212	5% 01 Jan 2024	69,187	70,882
FED HM LN PC POOL J12398	4.5% 01 Jun 2025	244,468	257,683
FED HM LN PC POOL J12439	4.5% 01 Jun 2025	232,610	245,941
FED HM LN PC POOL J13721	3.5% 01 Dec 2025	342,830	359,812
FED HM LN PC POOL J15031	4% 01 Apr 2026	615,671	643,417
FED HM LN PC POOL J15719	4% 01 Jun 2026	651,921	686,170
FED HM LN PC POOL J15847	4% 01 Jun 2026	308,788	323,652
FED HM LN PC POOL J16059	4% 01 Jul 2026	377,864	397,709
FED HM LN PC POOL J16432	3.5% 01 Aug 2026	1,247,479	1,308,358
FED HM LN PC POOL J18912	2.5% 01 Apr 2027	585,287	587,207
FED HM LN PC POOL J23935	3% 01 May 2028	625,876	642,978
FED HM LN PC POOL J24887	3% 01 Jul 2028	4,055,956	4,172,409
FED HM LN PC POOL J27464	3.5% 01 Feb 2029	1,380,642	1,446,618
FED HM LN PC POOL J27964	3% 01 Apr 2029	704,646	724,234
FED HM LN PC POOL J28440	3% 01 Jun 2029	1,055,425	1,084,716
FED HM LN PC POOL J29007	3% 01 Aug 2029	755,432	777,026
FED HM LN PC POOL J29036	3% 01 Aug 2029	771,470	793,518
FED HM LN PC POOL J29049	3% 01 Aug 2029	772,114	794,178
FED HM LN PC POOL Q02171	5% 01 Jul 2041	226,999	248,551
FED HM LN PC POOL Q02606	5% 01 Aug 2041	1,341,376	1,468,727
FED HM LN PC POOL Q04673	4% 01 Nov 2041	1,440,437	1,523,366
FED HM LN PC POOL Q10241	3.5% 01 Aug 2042	595,459	613,377
FED HM LN PC POOL Q10448	3.5% 01 Aug 2042	705,673	726,979
FED HM LN PC POOL Q11288	3.5% 01 Sep 2042	616,031	632,912
FED HM LN PC POOL Q11788	3% 01 Oct 2042	360,199	360,052
FED HM LN PC POOL Q12052	3.5% 01 Oct 2042	1,356,039	1,392,864
FED HM LN PC POOL Q12520	3% 01 Oct 2042	147,385	147,325
FED HM LN PC POOL Q12841	3.5% 01 Nov 2042	1,456,089	1,499,266
FED HM LN PC POOL Q13630	3% 01 Nov 2042	356,044	355,899
FED HM LN PC POOL Q14326	2.5% 01 Jan 2043	1,169,207	1,112,279
FED HM LN PC POOL Q15062	3% 01 Feb 2043	1,710,013	1,709,316
FED HM LN PC POOL Q24141	4% 01 Jan 2044	598,705	629,306
FED HM LN PC POOL V60298	3% 01 Oct 2028	701,600	720,981
FED HM LN PC POOL V60564	3% 01 Jun 2029	1,382,813	1,422,218
FED HM LN PC POOL V60869	2.5% 01 Jul 2030	2,248,226	2,255,537
FEDERAL HOME LOAN BANK	1% 19 Dec 2017	315,000	315,202
FEDEX CORP	3.25% 01 Apr 2026	135,000	134,074
FHLMC MULTIFAMILY STRUCTURED P	1% 25 May 2025	3,000,000	3,109,605
FHLMC MULTIFAMILY STRUCTURED P	3.241% 25 Sep 2024	5,000,000	5,174,414
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Apr 2023	1,255,000	1,313,249
FHLMC MULTIFAMILY STRUCTURED P	3.49% 25 Jan 2024	245,000	258,290
FIDELITY NATIONAL INFORM	3% 15 Aug 2026	320,000	300,458
FIDELITY NATIONAL INFORM	4.5% 15 Oct 2022	700,000	744,631
FISERV INC	3.85% 01 Jun 2025	825,000	839,055
FLORIDA POWER + LIGHT CO	2.75% 01 Jun 2023	120,000	120,086
FNMA POOL 257281	5% 01 Jul 2028	22,985	25,050
FNMA POOL 257595	5% 01 Mar 2029	3,034	3,304
FNMA POOL 555800	1% 01 Oct 2033	1,018,580	1,140,942
FNMA POOL 655687	6.5% 01 Aug 2032	415,411	469,983
FNMA POOL 660662	6.5% 01 Sep 2032	2,727	3,085
FNMA POOL 667032	5% 01 Nov 2017	4,125	4,222
FNMA POOL 725690	1% 01 Aug 2034	36,548	41,853
FNMA POOL 735061	1% 01 Nov 2034	1,005,338	1,146,329
FNMA POOL 735271	1% 01 Jan 2035	218,486	249,279
FNMA POOL 735288	1% 01 Mar 2035	224,417	245,396
FNMA POOL 735382	1% 01 Apr 2035	1,282,576	1,402,572
FNMA POOL 735484	1% 01 May 2035	583,452	638,076
FNMA POOL 735500	1% 01 May 2035	770,574	863,151
FNMA POOL 735578	1% 01 Jun 2035	109,219	119,412

FNMA POOL 735580	1% 01 Jun 2035	492,330	536,760
FNMA POOL 735591	1% 01 Jun 2035	455,488	499,983
FNMA POOL 735667	1% 01 Jul 2035	454,563	499,073
FNMA POOL 735676	1% 01 Jul 2035	1,574,794	1,727,986
FNMA POOL 735989	1% 01 Feb 2035	872,066	977,951
FNMA POOL 745355	1% 01 Mar 2036	421,349	460,070
FNMA POOL 745412	1% 01 Dec 2035	514,775	576,657
FNMA POOL 745418	1% 01 Apr 2036	254,313	284,465
FNMA POOL 745515	1% 01 May 2036	85,849	93,743
FNMA POOL 745885	1% 01 Oct 2036	536,901	607,805
FNMA POOL 745950	1% 01 Nov 2036	383,800	434,665
FNMA POOL 826495	5.5% 01 Jul 2035	5,988	6,712
FNMA POOL 831400	6% 01 Apr 2036	37,778	42,791
FNMA POOL 832690	5% 01 Sep 2035	255,628	278,834
FNMA POOL 832799	5% 01 Sep 2035	342,653	373,797
FNMA POOL 872482	5.5% 01 Apr 2036	1,023,376	1,136,987
FNMA POOL 888102	1% 01 May 2036	31,990	35,826
FNMA POOL 888129	1% 01 Feb 2037	188,371	210,400
FNMA POOL 888131	1% 01 Feb 2037	70,381	78,661
FNMA POOL 888286	1% 01 Apr 2037	690,676	767,807
FNMA POOL 888637	1% 01 Sep 2037	110,536	125,133
FNMA POOL 888763	1% 01 Oct 2037	410,186	428,435
FNMA POOL 889072	1% 01 Dec 2037	118,217	133,929
FNMA POOL 889190	1% 01 Mar 2038	199,817	226,621
FNMA POOL 889579	1% 01 May 2038	395,224	447,735
FNMA POOL 889691	1% 01 Jul 2038	134,719	152,696
FNMA POOL 889705	1% 01 Jun 2038	245,324	274,063
FNMA POOL 889983	1% 01 Oct 2038	707,746	801,660
FNMA POOL 898832	5.5% 01 Nov 2036	41,786	46,657
FNMA POOL 899172	6.5% 01 Feb 2037	76,508	86,558
FNMA POOL 902669	5% 01 Nov 2036	68,645	74,746
FNMA POOL 916398	6.5% 01 May 2037	5,116	5,788
FNMA POOL 928075	6% 01 Feb 2037	117,630	133,079
FNMA POOL 933478	5% 01 Mar 2023	32,647	33,544
FNMA POOL 938446	5.5% 01 Jul 2022	21,216	22,710
FNMA POOL 943699	6.5% 01 Aug 2037	5,644	6,385
FNMA POOL 946924	6.5% 01 Sep 2037	61,533	69,616
FNMA POOL 948227	6.5% 01 Aug 2037	94,821	107,278
FNMA POOL 954143	6.5% 01 Dec 2037	3,045	3,445
FNMA POOL 954804	6.5% 01 Dec 2037	829	938
FNMA POOL 956226	6.5% 01 Nov 2037	1,043	1,180
FNMA POOL 959604	6.5% 01 Nov 2037	15,010	17,264
FNMA POOL 968546	6.5% 01 Feb 2038	39,976	45,228
FNMA POOL 969014	6.5% 01 Feb 2038	244,266	281,108
FNMA POOL 969230	5.5% 01 May 2037	222,557	248,085
FNMA POOL 995930	1% 01 Apr 2039	11,484	12,503
FNMA POOL AA0472	4% 01 Mar 2039	184,651	194,613
FNMA POOL AB1047	4.5% 01 May 2040	773,248	837,637
FNMA POOL AB1141	4.5% 01 Jun 2040	677,173	731,062
FNMA POOL AB2801	3.5% 01 Apr 2026	807,132	841,894
FNMA POOL AB3693	4% 01 Oct 2041	684,233	722,504
FNMA POOL AB4058	4% 01 Dec 2041	796,526	841,308
FNMA POOL AB4689	3.5% 01 Mar 2042	1,086,623	1,120,157
FNMA POOL AB5593	3.5% 01 Jul 2042	737,769	760,683
FNMA POOL AB6017	3.5% 01 Aug 2042	1,221,207	1,258,899
FNMA POOL AB6136	2.5% 01 Sep 2027	4,216,247	4,229,180
FNMA POOL AB6229	3.5% 01 Sep 2042	3,683,531	3,797,722
FNMA POOL AB6238	3.5% 01 Sep 2042	636,348	656,210
FNMA POOL AB6390	3% 01 Oct 2042	364,204	364,101
FNMA POOL AB6832	3.5% 01 Nov 2042	1,524,482	1,571,610
FNMA POOL AB7272	3% 01 Dec 2042	2,049,659	2,049,073
FNMA POOL AB7410	3% 01 Dec 2042	2,691,341	2,690,572
FNMA POOL AB7426	3% 01 Dec 2042	1,777,610	1,777,103
FNMA POOL AB7568	3% 01 Jan 2043	2,379,803	2,379,126
FNMA POOL AB7570	3% 01 Jan 2043	4,279,116	4,277,898
FNMA POOL AB7716	2.5% 01 Jan 2028	3,317,134	3,327,304
FNMA POOL AB7741	3% 01 Jan 2043	2,166,237	2,165,619
FNMA POOL AB8499	3% 01 Feb 2043	749,106	748,891
FNMA POOL AB9361	3.5% 01 May 2043	684,638	705,739
FNMA POOL AC1889	4% 01 Sep 2039	359,462	378,086
FNMA POOL AC2953	4.5% 01 Sep 2039	3,873,195	4,170,280
FNMA POOL AC3424	1% 01 Oct 2039	101,051	105,298
FNMA POOL AC3876	1% 01 Dec 2039	64,578	67,538
FNMA POOL AC8546	1% 01 Jan 2040	310,394	323,413
FNMA POOL AC8568	4.5% 01 Jan 2040	359,715	387,549
FNMA POOL AC9564	4.5% 01 Feb 2040	457,253	495,592
FNMA POOL AD0567	1% 01 Sep 2039	45,209	52,098
FNMA POOL AD5479	5% 01 Jun 2040	77,483	84,713
FNMA POOL AD9713	5% 01 Aug 2040	139,454	151,985

FNMA POOL AD9870	4% 01 Oct 2040	100,285	105,444
FNMA POOL AE0113	1% 01 Jul 2040	541,405	569,632
FNMA POOL AE0967	1% 01 Jun 2039	593,434	609,353
FNMA POOL AH0210	4.5% 01 Dec 2040	1,403,621	1,520,485
FNMA POOL AH0943	4% 01 Dec 2040	992,434	1,050,590
FNMA POOL AH2899	4.5% 01 Jan 2041	1,955,136	2,146,815
FNMA POOL AH3324	3.5% 01 Feb 2026	79,132	82,482
FNMA POOL AH3765	4% 01 Jan 2041	2,826,567	2,977,323
FNMA POOL AH4404	4% 01 Jan 2041	2,256,814	2,382,667
FNMA POOL AH5616	3.5% 01 Feb 2026	54,714	57,075
FNMA POOL AH5929	3.5% 01 Feb 2026	170,021	177,376
FNMA POOL AH5984	4.5% 01 Mar 2041	865,294	937,243
FNMA POOL AH6210	3.5% 01 Feb 2026	75,119	78,370
FNMA POOL AH6438	3.5% 01 Feb 2026	133,896	139,693
FNMA POOL AI1051	4% 01 Jun 2026	351,568	371,323
FNMA POOL AI8382	3.5% 01 Sep 2026	391,979	408,979
FNMA POOL AJ7688	4% 01 Dec 2041	699,581	735,724
FNMA POOL AJ9317	4% 01 Jan 2042	2,301,214	2,424,754
FNMA POOL AK0968	3% 01 Feb 2027	706,822	726,983
FNMA POOL AK1140	3% 01 Feb 2027	463,086	476,290
FNMA POOL AK1608	3% 01 Jan 2027	515,841	530,596
FNMA POOL AK5567	3% 01 Apr 2027	703,880	723,945
FNMA POOL AK6966	3% 01 Mar 2027	733,679	754,670
FNMA POOL AK7088	3.5% 01 Apr 2042	427,568	440,977
FNMA POOL AK8311	2.5% 01 Dec 2027	273,941	274,786
FNMA POOL AK8660	3% 01 Apr 2027	668,071	686,294
FNMA POOL AL1895	1% 01 Jun 2042	609,553	628,719
FNMA POOL AL1945	1% 01 Jun 2042	1,734,010	1,788,576
FNMA POOL AL2151	1% 01 Mar 2042	2,370,414	2,445,005
FNMA POOL AL2389	1% 01 Sep 2042	1,013,456	1,045,140
FNMA POOL AL3039	1% 01 Oct 2027	639,852	668,792
FNMA POOL AL3218	1% 01 Feb 2043	646,165	666,151
FNMA POOL AL6851	1% 01 Oct 2043	437,718	418,675
FNMA POOL AO0454	3.5% 01 Aug 2042	695,911	717,597
FNMA POOL AO0527	3% 01 May 2027	958,427	985,688
FNMA POOL AO1967	3% 01 Jun 2027	71,734	73,782
FNMA POOL AO3110	3.5% 01 Jun 2042	1,301,651	1,342,368
FNMA POOL AO4135	3.5% 01 Jun 2042	996,969	1,028,216
FNMA POOL AP0457	3% 01 Jul 2027	181,025	186,167
FNMA POOL AP1110	2.5% 01 Sep 2027	278,413	279,260
FNMA POOL AP2611	3.5% 01 Sep 2042	613,666	632,402
FNMA POOL AP3308	3.5% 01 Sep 2042	596,024	614,594
FNMA POOL AP3902	3% 01 Oct 2042	582,850	582,684
FNMA POOL AP4539	3.5% 01 Sep 2042	1,229,506	1,267,489
FNMA POOL AP5143	3% 01 Sep 2042	706,310	706,109
FNMA POOL AP6032	3% 01 Apr 2043	1,512,888	1,512,457
FNMA POOL AP8615	2.5% 01 Nov 2027	316,863	317,838
FNMA POOL AP8903	3.5% 01 Oct 2042	1,304,986	1,345,496
FNMA POOL AQ3956	2.5% 01 Jun 2028	193,943	194,535
FNMA POOL AR2638	3.5% 01 Feb 2043	697,050	719,826
FNMA POOL AR4756	2.5% 01 Feb 2028	169,900	170,423
FNMA POOL AR9203	3.5% 01 Mar 2043	2,772,357	2,858,210
FNMA POOL AS5384	4% 01 Jul 2045	996,740	1,048,459
FNMA POOL AS6286	4% 01 Dec 2045	1,947,763	2,048,760
FNMA POOL AS6304	4% 01 Dec 2045	978,810	1,029,575
FNMA POOL AS6515	4% 01 Jan 2046	2,466,603	2,594,969
FNMA POOL AS7248	4% 01 May 2046	1,001,910	1,054,123
FNMA POOL AS7693	2% 01 Aug 2031	1,573,062	1,533,117
FNMA POOL AS7877	2.5% 01 Sep 2046	992,227	945,040
FNMA POOL AS8249	3% 01 Nov 2036	3,473,671	3,518,928
FNMA POOL AT2894	2.5% 01 May 2028	60,487	60,672
FNMA POOL AU1279	2.5% 01 Jul 2028	354,364	355,449
FNMA POOL AU5904	3.5% 01 Sep 2033	675,040	705,003
FNMA POOL AU9300	3% 01 Sep 2028	759,413	780,301
FNMA POOL AV2223	4% 01 Dec 2043	199,269	209,560
FNMA POOL AZ4775	3.5% 01 Oct 2045	4,664,863	4,784,418
FNMA POOL BC2008	3% 01 May 2046	2,963,650	2,947,392
FNMA POOL MA0243	5% 01 Nov 2029	480,706	523,615
FNMA POOL MA0318	4.5% 01 Feb 2030	110,362	118,699
FNMA POOL MA0648	3.5% 01 Feb 2026	91,922	95,905
FNMA POOL MA0918	4% 01 Dec 2041	2,645,611	2,784,469
FNMA POOL MA1035	3% 01 Apr 2027	94,084	96,766
FNMA POOL MA1062	3% 01 May 2027	49,210	50,613
FNMA POOL MA1272	3% 01 Dec 2042	771,786	771,565
FNMA POOL MA2522	3.5% 01 Feb 2046	0	0
FNMA TBA 30 YR 3	3% 18 Jan 2047	500,000	496,707
FNMA TBA 30 YR 3.5	3.5% 18 Jan 2047	2,500,000	2,562,305
FNMA TBA 30 YR 4	4% 18 Jan 2047	12,000,000	12,615,703
FORD MOTOR COMPANY	4.346% 08 Dec 2026	535,000	540,616

FORD MOTOR CREDIT CO LLC	3.157% 04 Aug 2020	415,000	418,085
FORD MOTOR CREDIT CO LLC	2.597% 04 Nov 2019	925,000	923,626
FORD MOTOR CREDIT CO LLC	3.664% 08 Sep 2024	200,000	195,151
FORD MOTOR CREDIT CO LLC	2.551% 05 Oct 2018	605,000	608,403
FORD MOTOR CREDIT CO LLC	3.2% 15 Jan 2021	930,000	931,357
FORD MOTOR CREDIT CO LLC	5.75% 01 Feb 2021	705,000	773,090
FORTIVE CORPORATION	3.15% 15 Jun 2026	220,000	216,802
FORTUNE BRANDS HOME + SE	3% 15 Jun 2020	375,000	377,410
FREDDIE MAC	0.875% 07 Mar 2018	2,640,000	2,636,576
FREDDIE MAC	0.75% 12 Jan 2018	3,500,000	3,492,867
GE CAPITAL INTL FUNDING	3.373% 15 Nov 2025	1,279,000	1,300,201
GENERAL DYNAMICS CORP	2.25% 15 Nov 2022	785,000	775,518
GENERAL ELECTRIC CO	3.45% 15 May 2024	625,000	642,456
GENERAL ELECTRIC CO	3.1% 09 Jan 2023	526,000	533,089
GENERAL ELECTRIC CO	3.15% 07 Sep 2022	168,000	171,578
GENERAL ELECTRIC CO	4.65% 17 Oct 2021	240,000	263,266
GENERAL ELECTRIC CO	5.55% 04 May 2020	185,000	204,375
GENERAL MOTORS CO	4.875% 02 Oct 2023	2,020,000	2,117,509
GEORGIA POWER COMPANY	5.7% 01 Jun 2017	2,355,000	2,397,715
GILEAD SCIENCES INC	4.5% 01 Apr 2021	595,000	641,013
GILEAD SCIENCES INC	3.5% 01 Feb 2025	285,000	288,152
GILEAD SCIENCES INC	3.7% 01 Apr 2024	455,000	467,023
GILEAD SCIENCES INC	4.4% 01 Dec 2021	265,000	285,098
GLAXOSMITHKLINE CAP INC	2.8% 18 Mar 2023	535,000	536,333
GLAXOSMITHKLINE CAPITAL	2.85% 08 May 2022	255,000	257,048
GNMA II POOL 004520	5% 20 Aug 2039	463,776	510,847
GNMA II POOL 004746	4.5% 20 Jul 2040	2,713,542	2,935,811
GNMA II POOL 004747	5% 20 Jul 2040	1,056,419	1,163,093
GNMA II POOL 004833	4% 20 Oct 2040	3,365,639	3,609,788
GNMA II POOL 004922	4% 20 Jan 2041	414,527	444,574
GNMA II POOL 004923	4.5% 20 Jan 2041	287,098	309,689
GNMA II POOL 004945	4% 20 Feb 2041	1,008,348	1,077,491
GNMA II POOL 004978	4.5% 20 Mar 2041	864,216	931,438
GNMA II POOL 004979	5% 20 Mar 2041	1,273,048	1,408,380
GNMA II POOL 004984	5.5% 20 Mar 2041	338,667	376,075
GNMA II POOL 005017	4.5% 20 Apr 2041	969,204	1,044,044
GNMA II POOL 005055	4.5% 20 May 2041	1,149,243	1,238,638
GNMA II POOL 005115	4.5% 20 Jul 2041	522,521	561,631
GNMA II POOL 005140	4.5% 20 Aug 2041	1,873,141	2,018,849
GNMA II POOL 005326	3% 20 Mar 2027	566,982	585,412
GNMA II POOL 005332	4% 20 Mar 2042	1,462,211	1,557,309
GNMA II POOL MA0023	4% 20 Apr 2042	702,814	749,348
GNMA II POOL MA0317	3% 20 Aug 2042	2,390,631	2,430,779
GNMA II POOL MA0318	3.5% 20 Aug 2042	4,951,427	5,170,874
GNMA II POOL MA0391	3% 20 Sep 2042	2,405,832	2,446,234
GNMA II POOL MA0392	3.5% 20 Sep 2042	2,530,560	2,642,715
GNMA II POOL MA0462	3.5% 20 Oct 2042	4,775,355	4,987,001
GNMA II POOL MA0624	3% 20 Dec 2042	917,652	933,062
GNMA II POOL MA0698	3% 20 Jan 2043	863,107	877,601
GNMA II POOL MA0783	3.5% 20 Feb 2043	2,921,040	3,050,507
GNMA II POOL MA2304	4% 20 Oct 2044	1,656,114	1,760,249
GNMA II POOL MA2678	3.5% 20 Mar 2045	3,187,739	3,317,160
GNMA II POOL MA2754	3.5% 20 Apr 2045	1,809,144	1,882,549
GNMA II TBA 30 YR 3	3% 24 Jan 2047	13,000,000	13,162,754
GNMA II TBA 30 YR 3.5	3.5% 24 Jan 2047	6,500,000	6,756,826
GNMA POOL 391705	5.5% 15 Jan 2038	45,858	51,155
GNMA POOL 561294	5.5% 15 Feb 2033	64,721	73,017
GNMA POOL 603325	5.5% 15 Dec 2032	933	1,054
GNMA POOL 672676	5.5% 15 Apr 2038	115,955	129,391
GNMA POOL 676389	5.5% 15 Jan 2038	1,278	1,429
GNMA POOL 676515	5.5% 15 Feb 2038	350,855	391,533
GNMA POOL 676754	5.5% 15 Mar 2038	243,467	271,720
GNMA POOL 677222	5.5% 15 Aug 2038	361,015	403,505
GNMA POOL 677228	6% 15 Aug 2038	953	1,082
GNMA POOL 683957	5.5% 15 Feb 2038	156,281	174,952
GNMA POOL 684721	5.5% 15 Mar 2038	96,026	107,193
GNMA POOL 687179	5.5% 15 Apr 2038	142,141	159,114
GNMA POOL 697463	6% 15 Sep 2038	77,922	88,335
GNMA POOL 700829	5.5% 15 Oct 2038	3,223	3,607
GNMA POOL 700978	6% 15 Nov 2038	222,442	252,300
GNMA POOL 723344	4% 15 Sep 2039	653,445	693,622
GNMA POOL 723430	4.5% 15 Nov 2039	732,395	797,612
GNMA POOL 737111	4.5% 15 Apr 2040	1,104,168	1,198,006
GNMA POOL 738882	4% 15 Oct 2041	330,698	351,795
GNMA POOL 745243	4% 15 Jul 2040	526,837	559,196
GNMA POOL 771561	4% 15 Aug 2041	371,330	397,708
GNMA POOL 782495	5.5% 15 Dec 2038	68,459	76,515
GNMA POOL 782528	5% 15 Jan 2039	644,323	710,300
GNMA POOL 783851	6% 15 Mar 2041	182,284	206,696

	GNMA POOL AA5821	3% 15 Nov 2042	1,724,271	1,749,931
	GNMA POOL AB3031	3% 15 Oct 2042	318,367	323,105
	GNMA POOL AB9110	3% 15 Oct 2042	1,475,940	1,497,905
	GNMA POOL AD2413	3.5% 15 May 2043	348,489	363,437
	GNMA POOL AD2414	3.5% 15 May 2043	663,905	691,702
	GNMA POOL AD8784	3% 15 Mar 2043	711,047	721,629
	GNMA POOL AN6808	3.5% 15 Jul 2045	1,815,125	1,888,810
	GOLDMAN SACHS GROUP INC	3.5% 16 Nov 2026	600,000	586,191
	GOLDMAN SACHS GROUP INC	3.625% 22 Jan 2023	2,208,000	2,255,278
	GOLDMAN SACHS GROUP INC	4% 03 Mar 2024	2,170,000	2,251,199
	GOLDMAN SACHS GROUP INC	5.75% 24 Jan 2022	250,000	281,054
	GOLDMAN SACHS GROUP INC	5.375% 15 Mar 2020	130,000	141,048
	GOLDMAN SACHS GROUP INC	6.15% 01 Apr 2018	2,730,000	2,871,728
	GOVERNMENT PROPERTIES IN	3.75% 15 Aug 2019	310,000	313,406
	GS MORTGAGE SECURITIES TRUST	3.68% 10 Apr 2047	4,000,000	4,137,531
	GS MORTGAGE SECURITIES TRUST	4.074% 10 Jan 2047	4,065,000	4,328,731
	HALLIBURTON COMPANY	3.5% 01 Aug 2023	490,000	497,551
	HARTFORD FINL SVCS GRP	5.125% 15 Apr 2022	595,000	659,965
	HARTFORD FINL SVCS GRP	5.5% 30 Mar 2020	820,000	895,380
	HOME DEPOT INC	2.625% 01 Jun 2022	620,000	622,988
	HOME DEPOT INC	2.125% 15 Sep 2026	645,000	594,953
	HP ENTERPRISE CO	2.85% 05 Oct 2018	940,000	949,091
	HP ENTERPRISE CO	2.45% 05 Oct 2017	2,627,000	2,641,606
	HP INC	4.3% 01 Jun 2021	700,000	732,607
	HSBC HOLDINGS PLC	5.1% 05 Apr 2021	1,865,000	2,015,517
	INGERSOLL RAND GL HLD CO	4.25% 15 Jun 2023	565,000	597,566
	INGERSOLL RAND GL HLD CO	6.875% 15 Aug 2018	775,000	837,216
	INTERNATIONAL PAPER CO	3.65% 15 Jun 2024	2,310,000	2,335,750
	INTERNATIONAL PAPER CO	4.75% 15 Feb 2022	1,113,000	1,203,954
	JM SMUCKER CO	3.5% 15 Mar 2025	365,000	368,044
	JOHN DEERE CAPITAL CORP	2.8% 06 Mar 2023	1,320,000	1,320,036
	JOHN DEERE CAPITAL CORP	2.8% 27 Jan 2023	420,000	419,843
	JOHNSON + JOHNSON	2.45% 01 Mar 2026	2,045,000	1,955,903
	JP MORGAN CHASE COMMERCIAL MOR	2.875% 15 Dec 2047	1,900,000	1,921,128
	JP MORGAN CHASE COMMERCIAL MOR	3.07% 15 Dec 2046	473,237	482,870
	JPMBB COMMERCIAL MORTGAGE SECU	3.362% 15 Jul 2045	2,000,000	2,068,040
*	JPMORGAN CHASE + CO	2.95% 01 Oct 2026	835,000	796,997
*	JPMORGAN CHASE + CO	3.875% 10 Sep 2024	350,000	354,143
*	JPMORGAN CHASE + CO	3.2% 25 Jan 2023	1,180,000	1,193,133
*	JPMORGAN CHASE + CO	3.375% 01 May 2023	290,000	288,962
*	JPMORGAN CHASE + CO	3.625% 13 May 2024	690,000	701,859
*	JPMORGAN CHASE + CO	3.25% 23 Sep 2022	930,000	940,500
*	JPMORGAN CHASE + CO	6.3% 23 Apr 2019	2,590,000	2,830,189
	KELLOGG CO	1.75% 17 May 2017	500,000	501,174
	KEY BANK NA	2.5% 22 Nov 2021	250,000	248,405
	KEYCORP	5.1% 24 Mar 2021	235,000	256,980
	KINDER MORGAN ENER PART	4.15% 01 Mar 2022	633,000	649,528
	KINDER MORGAN ENER PART	6.5% 01 Apr 2020	125,000	138,360
	KINDER MORGAN ENER PART	6.85% 15 Feb 2020	615,000	685,582
	KONINKLIJKE PHILIPS NV	5.75% 11 Mar 2018	670,000	702,178
	KOREA DEVELOPMENT BANK	3.875% 04 May 2017	305,000	307,181
	KRAFT HEINZ FOODS CO	3% 01 Jun 2026	130,000	122,049
	KRAFT HEINZ FOODS CO	3.95% 15 Jul 2025	1,210,000	1,225,772
	KRAFT HEINZ FOODS CO	5.375% 10 Feb 2020	287,000	310,851
	KROGER CO	2.3% 15 Jan 2019	190,000	191,179
	LABORATORY CORP OF AMER	3.6% 01 Feb 2025	810,000	806,453
	LG+E AND KU ENERGY LLC	3.75% 15 Nov 2020	495,000	514,831
	LOCKHEED MARTIN CORP	3.1% 15 Jan 2023	255,000	257,788
	LOCKHEED MARTIN CORP	4.25% 15 Nov 2019	642,000	683,752
	LYONDELLBASELL IND NV	6% 15 Nov 2021	1,325,000	1,502,641
	MARRIOTT INTERNATIONAL	3.125% 15 Jun 2026	600,000	567,919
	MARSH + MCLENNAN COS INC	3.5% 03 Jun 2024	495,000	503,701
	MASTERCARD INC	3.375% 01 Apr 2024	615,000	632,585
	MCDONALD S CORP	3.7% 30 Jan 2026	265,000	269,796
	MCDONALD S CORP	1.875% 29 May 2019	440,000	439,109
	MCDONALD S CORP	2.625% 15 Jan 2022	610,000	608,202
	MCKESSON CORP	4.75% 01 Mar 2021	575,000	616,518
	MEDTRONIC INC	3.5% 15 Mar 2025	1,230,000	1,266,548
	MERCK + CO INC	2.75% 10 Feb 2025	870,000	854,220
	MERCK + CO INC	2.8% 18 May 2023	305,000	306,180
	MERCK + CO INC	3.875% 15 Jan 2021	695,000	737,540
*	METLIFE INC	4.368% 15 Sep 2023	45,000	48,425
	MICROSOFT CORP	1.85% 12 Feb 2020	75,000	74,952
	MICROSOFT CORP	2.4% 08 Aug 2026	2,165,000	2,045,269
	MICROSOFT CORP	3.125% 03 Nov 2025	360,000	364,021
	MOLSON COORS BREWING CO	2% 01 May 2017	380,000	380,925
	MONSANTO CO	3.375% 15 Jul 2024	400,000	398,264
	MORGAN STANLEY	4% 23 Jul 2025	1,100,000	1,127,519
	MORGAN STANLEY	3.75% 25 Feb 2023	2,655,000	2,727,067

MORGAN STANLEY	4.1% 22 May 2023	330,000	338,752
MORGAN STANLEY	3.875% 27 Jan 2026	195,000	196,971
MORGAN STANLEY	3.875% 29 Apr 2024	370,000	379,461
MORGAN STANLEY	5.75% 25 Jan 2021	100,000	110,958
MORGAN STANLEY	5.625% 23 Sep 2019	1,570,000	1,701,817
MORGAN STANLEY BAML TRUST	3.719% 15 Jul 2050	3,500,000	3,629,632
MORGAN STANLEY BAML TRUST	3.451% 15 Jul 2050	1,134,000	1,159,125
MYLAN INC	2.55% 28 Mar 2019	250,000	249,463
MYLAN NV	3.15% 15 Jun 2021	745,000	731,133
NABORS INDUSTRIES INC	4.625% 15 Sep 2021	460,000	467,599
NATIONAL RURAL UTIL COOP	2.3% 15 Nov 2019	535,000	538,779
NBCUNIVERSAL MEDIA LLC	4.375% 01 Apr 2021	270,000	291,686
NEWELL BRANDS INC	4.2% 01 Apr 2026	300,000	313,134
NISOURCE FINANCE CORP	6.8% 15 Jan 2019	395,000	431,162
NOBLE ENERGY INC	4.15% 15 Dec 2021	400,000	416,275
NOBLE ENERGY INC	8.25% 01 Mar 2019	775,000	870,561
NOMURA HOLDINGS INC	2.75% 19 Mar 2019	1,080,000	1,090,221
NORFOLK SOUTHERN CORP	3% 01 Apr 2022	635,000	642,087
NORFOLK SOUTHERN CORP	5.9% 15 Jun 2019	695,000	758,271
NORTHERN STATES PWR MINN	2.2% 15 Aug 2020	460,000	460,707
NORTHROP GRUMMAN CORP	5.05% 01 Aug 2019	1,500,000	1,605,264
NOVARTIS CAPITAL CORP	3.4% 06 May 2024	160,000	164,880
NOVARTIS CAPITAL CORP	2.4% 21 Sep 2022	1,045,000	1,032,204
OCCIDENTAL PETROLEUM COR	2.6% 15 Apr 2022	395,000	393,983
OCCIDENTAL PETROLEUM COR	4.1% 01 Feb 2021	800,000	849,818
ONCOR ELECTRIC DELIVERY	2.95% 01 Apr 2025	480,000	475,345
ONEOK PARTNERS LP	3.375% 01 Oct 2022	495,000	497,066
ONEOK PARTNERS LP	8.625% 01 Mar 2019	535,000	603,490
ORACLE CORP	1.9% 15 Sep 2021	300,000	293,158
ORACLE CORP	2.65% 15 Jul 2026	1,055,000	1,001,418
ORACLE CORP	2.95% 15 May 2025	835,000	818,535
ORACLE CORP	2.8% 08 Jul 2021	460,000	468,833
ORACLE CORP	2.5% 15 Oct 2022	245,000	242,378
ORACLE CORP	5% 08 Jul 2019	1,215,000	1,310,278
PACIFIC GAS + ELECTRIC	3.85% 15 Nov 2023	895,000	944,256
PEOPLES UNITED BANK	4% 15 Jul 2024	475,000	467,900
PEPSICO INC	3.1% 17 Jul 2022	140,000	143,825
PEPSICO INC	2.75% 01 Mar 2023	360,000	359,609
PEPSICO INC	2.75% 05 Mar 2022	1,255,000	1,269,848
PEPSICO INC	3.6% 01 Mar 2024	230,000	239,885
PETROLEOS MEXICANOS	6.5% 13 Mar 2027	950,000	979,925
PETROLEOS MEXICANOS	4.25% 15 Jan 2025	270,000	248,238
PFIZER INC	3% 15 Dec 2026	1,315,000	1,298,169
PHILIP MORRIS INTL INC	2.625% 06 Mar 2023	540,000	531,242
PHILIP MORRIS INTL INC	4.5% 26 Mar 2020	520,000	556,856
PNC BANK NA	1.95% 04 Mar 2019	1,585,000	1,586,671
PNC BANK NA	3.25% 01 Jun 2025	365,000	364,359
PNC FINANCIAL SERVICES	3.9% 29 Apr 2024	90,000	92,259
PNC FINANCIAL SERVICES	4.375% 11 Aug 2020	265,000	282,188
PROCTER + GAMBLE CO/THE	3.1% 15 Aug 2023	480,000	494,205
PROGRESS ENERGY INC	4.875% 01 Dec 2019	1,295,000	1,390,675
PROV ST JOSEPH HLTH OBL	2.746% 01 Oct 2026	190,000	179,863
PROVINCE OF QUEBEC	7.125% 09 Feb 2024	1,140,000	1,426,553
PROVINCE OF QUEBEC	7.5% 15 Jul 2023	350,000	441,064
PSEG POWER LLC	3% 15 Jun 2021	715,000	717,196
PUBLIC SERVICE COLORADO	2.5% 15 Mar 2023	150,000	147,756
PUBLIC SERVICE ELECTRIC	2.25% 15 Sep 2026	95,000	88,156
RAYTHEON COMPANY	3.15% 15 Dec 2024	575,000	585,334
RAYTHEON COMPANY	3.125% 15 Oct 2020	230,000	237,451
REALTY INCOME CORP	3% 15 Jan 2027	500,000	470,748
REPUBLIC OF CHILE	3.25% 14 Sep 2021	960,000	992,256
REPUBLIC OF COLOMBIA	4% 26 Feb 2024	660,000	666,600
REPUBLIC SERVICES INC	5.5% 15 Sep 2019	495,000	538,681
RIO TINTO FIN USA LTD	3.75% 15 Jun 2025	240,000	247,154
RIO TINTO FIN USA PLC	3.5% 22 Mar 2022	61,000	63,100
ROGERS COMMUNICATIONS IN	3% 15 Mar 2023	320,000	317,922
ROGERS COMMUNICATIONS IN	6.8% 15 Aug 2018	365,000	393,560
SAN DIEGO G + E	2.5% 15 May 2026	115,000	110,220
SAN DIEGO G + E	3.6% 01 Sep 2023	285,000	298,346
SANTANDER UK GROUP HLDGS	2.875% 16 Oct 2020	495,000	490,541
SANTANDER UK PLC	2.35% 10 Sep 2019	540,000	540,341
SCHLUMBERGER INVESTMENT	3.65% 01 Dec 2023	285,000	298,531
SCRIPPS NETWORKS INTERAC	3.5% 15 Jun 2022	725,000	732,660
SCRIPPS NETWORKS INTERAC	3.95% 15 Jun 2025	620,000	627,251
SELECT INCOME REIT	2.85% 01 Feb 2018	245,000	246,047
SHELL INTERNATIONAL FIN	2% 15 Nov 2018	2,680,000	2,697,940
SHELL INTERNATIONAL FIN	4.3% 22 Sep 2019	855,000	907,016
SIMON PROPERTY GROUP LP	3.75% 01 Feb 2024	540,000	559,294
SOUTHERN CAL EDISON	3.5% 01 Oct 2023	755,000	784,619

SOUTHERN CO GAS CAPITAL	3.5% 15 Sep 2021	725,000	745,135
SOUTHERN COPPER CORP	3.875% 23 Apr 2025	700,000	690,221
SSGA	G STIFF ERISA QUALIFIED	54,612,136	54,612,136
ST JUDE MEDICAL LLC	3.25% 15 Apr 2023	390,000	387,593
STATE OF ISRAEL	4% 30 Jun 2022	655,000	693,180
STRYKER CORP	3.5% 15 Mar 2026	400,000	403,776
SUMITOMO MITSUI BANKING	3.95% 19 Jul 2023	510,000	531,979
SUNTRUST BANK	3.3% 15 May 2026	715,000	690,114
SUNTRUST BANKS INC	2.7% 27 Jan 2022	285,000	285,121
SVENSKA HANDELSBANKEN AB	2.5% 25 Jan 2019	1,125,000	1,136,896
SYNCHRONY FINANCIAL	4.25% 15 Aug 2024	440,000	447,897
TENN VALLEY AUTHORITY	5.5% 18 Jul 2017	440,000	451,376
TEVA PHARMACEUT FIN BV	2.95% 18 Dec 2022	825,000	794,968
TEVA PHARMACEUTICALS NE	3.15% 01 Oct 2026	90,000	82,973
THERMO FISHER SCIENTIFIC	3% 15 Apr 2023	415,000	407,890
THERMO FISHER SCIENTIFIC	2.95% 19 Sep 2026	110,000	103,868
THERMO FISHER SCIENTIFIC	3.15% 15 Jan 2023	300,000	300,294
TIME WARNER CABLE LLC	5.85% 01 May 2017	805,000	816,424
TIME WARNER CABLE LLC	8.75% 14 Feb 2019	515,000	580,376
TIME WARNER INC	3.8% 15 Feb 2027	265,000	263,495
TIME WARNER INC	4.75% 29 Mar 2021	1,260,000	1,349,839
TOTAL CAPITAL INTL SA	2.7% 25 Jan 2023	460,000	455,228
TOTAL SYSTEM SERVICES IN	4.8% 01 Apr 2026	185,000	199,342
TRAVELERS COS INC	5.8% 15 May 2018	1,360,000	1,434,705
TYCO ELECTRONICS GROUP S	6.55% 01 Oct 2017	385,000	399,341
TYSON FOODS INC	3.95% 15 Aug 2024	590,000	601,088
UBS AG STAMFORD CT	1.8% 26 Mar 2018	1,015,000	1,015,701
UBS AG STAMFORD CT	1.375% 01 Jun 2017	1,155,000	1,154,730
UBS AG STAMFORD CT	2.375% 14 Aug 2019	380,000	381,841
UBS BARCLAYS COMMERCIAL MORTGA	2.92% 10 Mar 2046	2,079,000	2,091,059
UNILEVER CAPITAL CORP	4.25% 10 Feb 2021	900,000	966,533
UNION PACIFIC CORP	4% 01 Feb 2021	1,045,000	1,107,402
UNITED MEXICAN STATES	4% 02 Oct 2023	553,000	554,327
UNITED MEXICAN STATES	3.625% 15 Mar 2022	914,000	915,828
UNITED PARCEL SERVICE	3.125% 15 Jan 2021	560,000	578,781
UNITED PARCEL SERVICE	5.125% 01 Apr 2019	145,000	155,715
UNITED TECHNOLOGIES CORP	3.1% 01 Jun 2022	730,000	750,325
UNITEDHEALTH GROUP INC	3.75% 15 Jul 2025	305,000	315,746
UNITEDHEALTH GROUP INC	3.1% 15 Mar 2026	370,000	364,931
UNITEDHEALTH GROUP INC	2.75% 15 Feb 2023	275,000	273,471
UNITEDHEALTH GROUP INC	4.7% 15 Feb 2021	365,000	395,189
UNITEDHEALTH GROUP INC	2.875% 15 Mar 2022	130,000	131,663
UNITEDHEALTH GROUP INC	6% 15 Feb 2018	495,000	519,013
US 10YR NOTE (CBT)MAR17	XCBT 20170322	8,800,000	31,930
US 5YR NOTE (CBT) MAR17	XCBT 20170331	8,400,000	(53,933)
US BANCORP	3.7% 30 Jan 2024	460,000	478,252
US DOLLAR		(1,460,934)	(1,460,934)
US LONG BOND(CBT) MAR17	XCBT 20170322	(6,300,000)	49,711
US TREASURY N/B	2.125% 30 Nov 2023	1,615,000	1,604,275
US TREASURY N/B	1.75% 30 Nov 2021	3,915,000	3,885,790
US TREASURY N/B	1.375% 15 Dec 2019	31,285,000	31,210,448
US TREASURY N/B	2.125% 30 Jun 2022	7,985,000	8,013,075
US TREASURY N/B	1% 15 Aug 2018	21,500,000	21,471,448
US TREASURY N/B	1% 15 Sep 2018	10,425,000	10,403,014
US TREASURY N/B	1.625% 30 Apr 2023	5,105,000	4,937,495
US TREASURY N/B	0.75% 31 Oct 2018	7,670,000	7,614,868
US TREASURY N/B	2% 15 Nov 2026	2,390,000	2,299,534
US TREASURY N/B	2.125% 30 Sep 2021	19,215,000	19,385,379
US TREASURY N/B	1.5% 31 Oct 2019	30,450,000	30,523,750
US TREASURY N/B	2.125% 31 Dec 2021	8,855,000	8,930,755
US TREASURY N/B	2% 15 Feb 2025	30,665,000	29,845,662
US TREASURY N/B	1.75% 28 Feb 2022	2,670,000	2,638,085
US TREASURY N/B	1.75% 31 Mar 2022	7,225,000	7,128,763
US TREASURY N/B	2.375% 15 Aug 2024	7,035,000	7,067,699
US TREASURY N/B	0.875% 31 Jan 2018	1,425,000	1,423,943
US TREASURY N/B	0.625% 30 Apr 2018	8,780,000	8,737,127
US TREASURY N/B	1% 31 May 2018	27,290,000	27,279,330
US TREASURY N/B	2% 30 Nov 2022	22,895,000	22,740,276
US TREASURY N/B	2.125% 31 Dec 2022	310,000	309,830
US TREASURY N/B	1.25% 30 Nov 2018	25,895,000	25,932,418
US TREASURY N/B	2% 30 Nov 2020	26,970,000	27,249,193
US TREASURY N/B	1.625% 30 Apr 2019	21,425,000	21,592,372
US TREASURY N/B	2.625% 15 Nov 2020	31,325,000	32,377,332
US TREASURY N/B	8% 15 Nov 2021	4,765,000	6,102,921
US ULTRA BOND CBT MAR17	XCBT 20170322	(19,400,000)	202,938
VERIZON COMMUNICATIONS	5.15% 15 Sep 2023	2,490,000	2,753,300
VERIZON COMMUNICATIONS	4.6% 01 Apr 2021	885,000	948,910
VIACOM INC	3.125% 15 Jun 2022	280,000	271,498
VIACOM INC	5.625% 15 Sep 2019	590,000	634,733

WALT DISNEY COMPANY/THE	1.85% 30 Jul 2026	515,000		463,651
WALT DISNEY COMPANY/THE	1.1% 01 Dec 2017	365,000		364,685
WALT DISNEY COMPANY/THE	2.75% 16 Aug 2021	660,000		671,869
WASTE MANAGEMENT INC	2.9% 15 Sep 2022	475,000		477,474
WASTE MANAGEMENT INC	4.6% 01 Mar 2021	260,000		280,455
WELLS FARGO + COMPANY	2.1% 26 Jul 2021	980,000		953,594
WELLS FARGO + COMPANY	5.625% 11 Dec 2017	2,285,000		2,368,994
WESTERN GAS PARTNERS	4% 01 Jul 2022	325,000		330,303
WESTROCK RKT CO	4.9% 01 Mar 2022	285,000		309,378
WILLIAMS PARTNERS LP	4.3% 04 Mar 2024	780,000		787,653
XEROX CORPORATION	2.95% 15 Mar 2017	460,000		461,386
XTO ENERGY INC	5.5% 15 Jun 2018	975,000		1,028,780
XYLEM INC	4.875% 01 Oct 2021	690,000		744,905
ZIMMER BIOMET HOLDINGS	2.7% 01 Apr 2020	510,000		510,026

	Sub-Total: Fund 5739 8 of 16		Total	$1,083,707,317

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	PRUDENTIAL INVESTMENT CORP	PRU INVEST CORP	11,362.69		$367,589,423

		Sub-Total: Fund 5740 9 of 16		Total	$367,589,423

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	IBOND UNITED STATES SAV BOND	SERIES I 10/2011	16,000,000		$439,680,000
	SSGA	G STIFF ERISA QUALIFIED	16,859		16,859

		Sub-Total: Fund 5741 10 of 16		Total	$439,696,859

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	ACTAVIS FUNDING SCS	3% 12 Mar 2020	2,075,000		$2,103,766
	ACTAVIS FUNDING SCS	3.45% 15 Mar 2022	350,000		355,253
	AIRGAS INC	2.375% 15 Feb 2020	1,050,000		1,050,519
	AMERICAN EXPRESS CREDIT	1% 18 Mar 2019	1,250,000		1,252,385
	AMPHENOL CORP	3.125% 15 Sep 2021	1,800,000		1,827,850
	ANADARKO PETROLEUM CORP	4.85% 15 Mar 2021	1,600,000		1,715,581
	ANHEUSER BUSCH INBEV FIN	3.65% 01 Feb 2026	2,000,000		2,030,380
	ANHEUSER BUSCH INBEV FIN	2.65% 01 Feb 2021	1,500,000		1,508,618
	ASSURANT INC	2.5% 15 Mar 2018	1,250,000		1,263,058
	AT+T INC	4.45% 01 Apr 2024	1,000,000		1,042,436
	AT+T INC	3.95% 15 Jan 2025	700,000		701,212
	BANC OF AMERICA COMMERCIAL MOR	5.451% 15 Jan 2049	41,039		41,016
	BANK OF AMERICA CORP	4.45% 03 Mar 2026	1,100,000		1,133,592
	BANK OF AMERICA CORP	2.625% 19 Apr 2021	1,000,000		993,138
	BANK OF AMERICA NA	2.05% 07 Dec 2018	1,000,000		1,005,357
	BANK OF NY MELLON CORP	2.05% 03 May 2021	500,000		490,751
	BAYER US FINANCE LLC	2.375% 08 Oct 2019	1,250,000		1,252,214
	BCC FUNDING CORP	2.2% 20 Dec 2021	2,100,000		2,089,178
	BEAR STEARNS COMMERCIAL MORTGA	1% 11 Jun 2040	1,587,816		1,589,439
	BECTON DICKINSON AND CO	3.734% 15 Dec 2024	1,175,000		1,201,581
	BHP BILLITON FIN USA LTD	1.625% 24 Feb 2017	500,000		500,377
	BOSTON PROPERTIES LP	3.7% 15 Nov 2018	1,925,000		1,982,823
	BRANDYWINE OPER PARTNERS	4.95% 15 Apr 2018	1,616,000		1,670,500
	CAPITAL ONE BANK USA NA	2.15% 21 Nov 2018	1,075,000		1,076,943
	CARPENTER TECHNOLOGY	4.45% 01 Mar 2023	750,000		717,706
	CHARTER COMM OPT LLC/CAP	3.579% 23 Jul 2020	1,250,000		1,275,294
	CHASE ISSUANCE TRUST	1% 15 Apr 2019	1,500,000		1,499,590
	CHESAPEAKE FUNDING LLC	1% 07 Jan 2025	186,069		186,000
	CITIGROUP COMMERCIAL MORTGAGE	3.855% 10 May 2047	500,000		526,260
	CITIGROUP COMMERCIAL MORTGAGE	2.505% 15 Nov 2049	1,000,000		1,001,068
	CITIGROUP COMMERCIAL MORTGAGE	2.4% 10 Oct 2049	2,100,000		2,098,513
	CITIGROUP INC	4.6% 09 Mar 2026	1,500,000		1,550,375
	CITIGROUP INC	2.9% 08 Dec 2021	2,700,000		2,692,715
	COMM MORTGAGE TRUST	3.009% 10 Aug 2046	1,300,000		1,325,366
	COMM MORTGAGE TRUST	3.977% 10 May 2047	1,000,000		1,061,112
	COMM MORTGAGE TRUST	1% 08 Jun 2030	1,600,000		1,604,017
	COMM MORTGAGE TRUST	2.499% 10 Oct 2049	1,000,000		1,000,546
	CRED SUIS GP FUN LTD	3.8% 15 Sep 2022	2,300,000		2,320,396
	DAIMLER FINANCE NA LLC	1.5% 05 Jul 2019	1,075,000		1,057,666
	DDR CORP	4.625% 15 Jul 2022	1,250,000		1,323,458
	DISCOVER BANK	3.1% 04 Jun 2020	1,675,000		1,695,077
	DISCOVER FINANCIAL SVS	5.2% 27 Apr 2022	125,000		134,669
	DISCOVER FINANCIAL SVS	3.85% 21 Nov 2022	1,075,000		1,091,375
	ELECTRICITE DE FRANCE SA	2.15% 22 Jan 2019	1,250,000		1,252,793
	EMERA US FINANCE LP	2.7% 15 Jun 2021	1,300,000		1,286,796
	ENERGY TRANSFER PARTNERS	4.15% 01 Oct 2020	1,850,000		1,915,751

ENGIE SA	1.625% 10 Oct 2017	575,000	575,122
ENTERGY CORP	4% 15 Jul 2022	2,125,000	2,222,064
ENTERPRISE FLEET FINANCING LLC	1.83% 20 Sep 2021	773,409	774,046
EXELON CORP	2.85% 15 Jun 2020	1,250,000	1,263,344
EXPERIAN FINANCE PLC	2.375% 15 Jun 2017	3,000,000	3,010,563
EXPORT IMPORT BK KOREA	1.75% 27 Feb 2018	250,000	250,006
FANNIE MAE	1.875% 24 Sep 2026	3,850,000	3,537,091
FANNIE MAE	1.375% 07 Oct 2021	3,700,000	3,599,619
FANNIE MAE	1% 24 Oct 2019	1,000,000	986,435
FED HM LN PC POOL 2B0062	1% 01 Dec 2041	180,631	185,113
FED HM LN PC POOL A32438	4.5% 01 Apr 2035	1,271,610	1,370,297
FED HM LN PC POOL A71410	6% 01 Jan 2038	566,343	640,830
FED HM LN PC POOL A75437	5.5% 01 Mar 2038	68,863	76,885
FED HM LN PC POOL C91161	5% 01 Feb 2028	626,804	683,137
FED HM LN PC POOL D99066	3.5% 01 Apr 2032	877,519	910,188
FED HM LN PC POOL G04576	6% 01 Sep 2038	220,420	249,373
FED HM LN PC POOL G04913	5% 01 Mar 2038	631,433	690,318
FED HM LN PC POOL G05205	5% 01 Jan 2039	79,530	86,600
FED HM LN PC POOL G05671	5.5% 01 Aug 2038	380,011	423,403
FED HM LN PC POOL G06385	5.5% 01 Aug 2040	254,136	282,993
FED HM LN PC POOL G07224	5% 01 Sep 2040	199,671	218,329
FED HM LN PC POOL G08447	4.5% 01 May 2041	1,309,160	1,409,925
FED HM LN PC POOL G08487	4% 01 Apr 2042	1,381,576	1,459,138
FED HM LN PC POOL G08540	3% 01 Aug 2043	4,734,148	4,722,440
FED HM LN PC POOL G08542	4% 01 Aug 2043	3,654,057	3,839,742
FED HM LN PC POOL G08568	4.5% 01 Jan 2044	452,586	485,797
FED HM LN PC POOL G08595	4% 01 Jul 2044	354,090	371,985
FED HM LN PC POOL G08597	3.5% 01 Jul 2044	231,868	237,582
FED HM LN PC POOL G08624	4% 01 Jan 2045	117,178	123,120
FED HM LN PC POOL G08628	4% 01 Feb 2045	232,710	244,516
FED HM LN PC POOL G08635	3% 01 Apr 2045	514,156	511,093
FED HM LN PC POOL G08640	3% 01 May 2045	430,710	428,144
FED HM LN PC POOL G08655	4% 01 Jul 2045	29,275	30,763
FED HM LN PC POOL G08659	3.5% 01 Aug 2045	397,851	407,674
FED HM LN PC POOL G08669	4% 01 Sep 2045	326,314	342,853
FED HM LN PC POOL G08671	3.5% 01 Oct 2045	329,562	337,704
FED HM LN PC POOL G08672	4% 01 Oct 2045	265,753	279,253
FED HM LN PC POOL G08675	3% 01 Nov 2045	261,485	259,930
FED HM LN PC POOL G08693	3.5% 01 Mar 2046	877,196	898,886
FED HM LN PC POOL G08697	3% 01 Mar 2046	268,741	267,141
FED HM LN PC POOL G08702	3.5% 01 Apr 2046	273,328	280,111
FED HM LN PC POOL G08721	3% 01 Sep 2046	492,930	489,979
FED HM LN PC POOL G08726	3% 01 Oct 2046	890,945	886,455
FED HM LN PC POOL G08732	3% 01 Nov 2046	1,394,747	1,387,719
FED HM LN PC POOL G08741	3% 01 Jan 2047	700,000	695,808
FED HM LN PC POOL G13531	5% 01 Dec 2017	30,575	31,324
FED HM LN PC POOL G15095	3% 01 Apr 2024	266,841	274,057
FED HM LN PC POOL G18569	3% 01 Sep 2030	2,174,857	2,233,962
FED HM LN PC POOL G18581	2.5% 01 Jan 2031	607,715	609,353
FED HM LN PC POOL G18622	2.5% 01 Dec 2031	596,596	598,554
FED HM LN PC POOL G30584	3.5% 01 Apr 2032	651,053	675,286
FED HM LN PC POOL G30662	3% 01 Sep 2033	632,452	645,299
FED HM LN PC POOL J11562	4.5% 01 Jan 2025	189,809	200,970
FED HM LN PC POOL J12679	4% 01 Aug 2025	290,945	306,128
FED HM LN PC POOL J13585	3.5% 01 Nov 2025	241,315	251,931
FED HM LN PC POOL J18100	3% 01 Feb 2027	274,345	281,927
FED HM LN PC POOL J24302	2.5% 01 Jun 2028	2,621,066	2,628,845
FED HM LN PC POOL J28115	3.5% 01 May 2029	643,753	672,838
FED HM LN PC POOL J29001	3.5% 01 Aug 2029	181,251	189,225
FED HM LN PC POOL J33117	3% 01 Nov 2030	174,498	179,180
FED HM LN PC POOL Q36040	3.5% 01 Sep 2045	8,519,620	8,730,764
FED HM LN PC POOL Q36071	3.5% 01 Sep 2045	316,293	324,098
FED HM LN PC POOL Q36893	3.5% 01 Oct 2045	184,301	188,874
FED HM LN PC POOL Q37204	3.5% 01 Nov 2045	177,968	182,364
FED HM LN PC POOL Q40001	3% 01 Apr 2046	287,900	286,180
FED HM LN PC POOL Q40928	3% 01 Jun 2046	296,670	294,898
FED HM LN PC POOL V81888	3.5% 01 Aug 2045	275,999	282,843
FEDERAL HOME LOAN BANK	1% 26 Sep 2019	2,600,000	2,569,018
FEDERAL HOME LOAN BANK	0.875% 05 Aug 2019	800,000	788,678
FEDERAL HOME LOAN BANK	1.375% 15 Nov 2019	3,900,000	3,884,455
FEDERAL HOME LOAN BANK	1.25% 16 Jan 2019	1,300,000	1,299,546
FHLMC MULTIFAMILY STRUCTURED P	3.303% 25 Jul 2024	800,000	831,787
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Apr 2023	1,100,000	1,151,055
FIDELITY NATIONAL INFORM	2.25% 15 Aug 2021	700,000	682,519
FIFTH THIRD BANCORP	4.3% 16 Jan 2024	2,500,000	2,567,900
FIFTH THIRD BANK	2.3% 15 Mar 2019	2,250,000	2,265,176
FIRSTENERGY TRANSMISSION	4.35% 15 Jan 2025	2,500,000	2,586,648
FISERV INC	4.75% 15 Jun 2021	500,000	538,067
FNMA POOL 254545	5% 01 Dec 2017	97,564	99,847

FNMA POOL 310104	1% 01 Aug 2037	193,764	217,334
FNMA POOL 734696	4% 01 Sep 2018	83,491	85,915
FNMA POOL 735402	1% 01 Apr 2035	1,122,406	1,228,405
FNMA POOL 735893	1% 01 Oct 2035	944,426	1,031,186
FNMA POOL 889842	1% 01 Dec 2036	381,141	415,863
FNMA POOL 889897	1% 01 Feb 2038	195,068	212,848
FNMA POOL 890529	1% 01 Sep 2041	349,782	390,667
FNMA POOL 961203	5% 01 Jan 2038	178,409	194,244
FNMA POOL 972509	6% 01 Feb 2038	326,796	373,510
FNMA POOL 973288	5% 01 Mar 2038	342,718	373,138
FNMA POOL 985612	5.5% 01 May 2033	638,797	711,114
FNMA POOL 995692	1% 01 May 2024	28,034	29,632
FNMA POOL 995763	1% 01 Nov 2035	235,562	254,650
FNMA POOL 995865	1% 01 Jul 2024	150,279	158,826
FNMA POOL 995937	1% 01 Jun 2039	751,254	840,207
FNMA POOL AA4333	4.5% 01 Apr 2029	134,968	145,165
FNMA POOL AB1786	4% 01 Nov 2025	320,193	335,822
FNMA POOL AB3907	3.5% 01 Nov 2026	732,798	764,523
FNMA POOL AB5199	4% 01 May 2042	1,078,393	1,133,963
FNMA POOL AB8447	2.5% 01 Feb 2028	639,583	641,542
FNMA POOL AC8512	4.5% 01 Dec 2039	762,796	821,272
FNMA POOL AD0119	1% 01 Jul 2038	344,774	390,835
FNMA POOL AE0218	1% 01 Aug 2040	502,838	541,977
FNMA POOL AE0443	1% 01 Oct 2039	236,395	267,997
FNMA POOL AE0982	1% 01 Mar 2026	318,758	335,935
FNMA POOL AH1416	3.5% 01 Jan 2026	150,432	156,884
FNMA POOL AH6486	4% 01 Mar 2041	527,834	557,370
FNMA POOL AH6827	4% 01 Mar 2026	698,840	737,980
FNMA POOL AI4593	4.5% 01 Jun 2041	318,127	342,161
FNMA POOL AI5085	3.5% 01 Aug 2026	170,078	177,468
FNMA POOL AJ2452	1% 01 Jan 2042	399,049	422,560
FNMA POOL AL0058	1% 01 Jan 2018	58,417	59,784
FNMA POOL AL0160	1% 01 May 2041	407,473	439,561
FNMA POOL AL0851	1% 01 Oct 2040	124,923	141,581
FNMA POOL AL0913	1% 01 Jul 2041	85,566	97,891
FNMA POOL AL3593	1% 01 Nov 2042	1,495,327	1,583,291
FNMA POOL AL3652	1% 01 Oct 2040	255,429	289,516
FNMA POOL AL5259	1% 01 May 2029	190,454	198,655
FNMA POOL AL6223	1% 01 Aug 2044	2,179,019	2,345,517
FNMA POOL AL8874	1% 01 Feb 2045	980,754	1,011,031
FNMA POOL AL9027	1% 01 Sep 2046	282,007	296,548
FNMA POOL AL9319	1% 01 Oct 2046	489,284	504,358
FNMA POOL AO5096	1% 01 Jun 2042	87,327	91,920
FNMA POOL AO7530	1% 01 Jul 2042	261,303	271,431
FNMA POOL AO8796	1% 01 Jul 2042	114,245	120,058
FNMA POOL AS3906	4% 01 Nov 2044	2,556,154	2,687,959
FNMA POOL AS3954	4% 01 Dec 2044	0	0
FNMA POOL AS3970	4% 01 Dec 2044	0	0
FNMA POOL AS4482	3% 01 Mar 2035	682,632	691,869
FNMA POOL AS5056	3.5% 01 May 2045	4,084,506	4,189,530
FNMA POOL AS5240	3% 01 Jun 2030	407,458	418,491
FNMA POOL AS5521	3.5% 01 Jul 2045	264,457	271,260
FNMA POOL AS5628	3% 01 Aug 2030	1,948,056	2,002,160
FNMA POOL AS5696	3.5% 01 Aug 2045	6,235,845	6,395,665
FNMA POOL AS5722	3.5% 01 Sep 2045	401,727	412,026
FNMA POOL AS5839	4% 01 Sep 2045	178,493	187,736
FNMA POOL AS5906	3.5% 01 Oct 2045	400,445	410,712
FNMA POOL AS6203	3.5% 01 Nov 2045	470,982	483,041
FNMA POOL AS6393	3.5% 01 Dec 2045	519,112	532,456
FNMA POOL AS6879	3.5% 01 Mar 2046	366,751	376,175
FNMA POOL AS8483	3% 01 Dec 2046	1,200,000	1,193,417
FNMA POOL AT2717	2.5% 01 May 2043	473,235	452,662
FNMA POOL AT4242	2.5% 01 May 2028	2,020,520	2,026,705
FNMA POOL AU0333	2.5% 01 Jun 2028	27,467	27,552
FNMA POOL AU1628	3% 01 Jul 2043	655,801	655,614
FNMA POOL AU4279	3% 01 Sep 2043	391,882	391,770
FNMA POOL AU6657	4% 01 Sep 2043	221,565	233,026
FNMA POOL AU6739	3.5% 01 Oct 2043	338,924	348,426
FNMA POOL AU7885	2.5% 01 Sep 2028	29,970	30,062
FNMA POOL AV5063	3% 01 Feb 2029	823,589	845,889
FNMA POOL AY1394	3% 01 Apr 2045	172,684	171,737
FNMA POOL AY9148	4% 01 May 2045	88,014	92,593
FNMA POOL AZ0497	2.5% 01 Jun 2030	405,432	406,426
FNMA POOL AZ2319	4% 01 Jul 2045	248,840	261,784
FNMA POOL AZ2351	2.5% 01 Jun 2030	196,842	197,324
FNMA POOL AZ7355	3.5% 01 Nov 2045	429,450	440,473
FNMA POOL AZ7362	4% 01 Nov 2045	181,176	190,553
FNMA POOL AZ8503	3% 01 Sep 2030	138,405	142,153
FNMA POOL AZ8874	4% 01 Sep 2045	316,963	333,333

FNMA POOL BA2101	3.5% 01 Aug 2045	651,222	667,986
FNMA POOL BA4745	2.5% 01 Jan 2031	173,417	173,842
FNMA POOL BA4849	3% 01 Feb 2031	376,996	387,204
FNMA POOL BA4879	3.5% 01 Apr 2046	369,299	378,777
FNMA POOL BA5048	2.5% 01 Feb 2031	245,984	246,586
FNMA POOL BA6554	4% 01 Nov 2045	182,368	191,829
FNMA POOL BC0822	3.5% 01 Apr 2046	299,999	307,712
FNMA POOL BC1100	3.5% 01 Jan 2046	475,747	487,960
FNMA POOL BC1760	3.5% 01 Feb 2046	287,953	295,364
FNMA POOL BC5886	4% 01 May 2046	484,225	509,384
FNMA POOL BC8140	3% 01 Sep 2046	494,553	491,839
FNMA POOL BC8296	3% 01 Mar 2046	295,589	293,967
FNMA POOL BC9482	3% 01 Jul 2046	482,741	480,093
FNMA POOL BD0134	3% 01 Jun 2036	856,244	867,397
FNMA POOL BD0448	4% 01 Jun 2046	3,653,585	3,845,294
FNMA POOL BD1748	3% 01 Jun 2046	386,917	384,795
FNMA POOL BD6126	2.5% 01 Sep 2031	298,504	299,240
FNMA POOL BD7351	3% 01 Sep 2046	10,143,408	10,087,762
FNMA POOL BD8228	3% 01 Sep 2046	681,858	678,118
FNMA POOL BE3032	2.5% 01 Jan 2032	1,000,000	1,002,468
FNMA POOL MA0658	3% 01 Feb 2021	109,285	112,244
FNMA POOL MA0976	3.5% 01 Feb 2032	199,590	207,598
FNMA POOL MA0977	4% 01 Feb 2032	140,671	149,303
FNMA POOL MA1181	3% 01 Sep 2022	86,076	88,725
FNMA POOL MA1278	2.5% 01 Dec 2022	256,415	261,730
FNMA POOL MA1341	2.5% 01 Feb 2023	361,067	368,686
FNMA POOL MA1568	2.5% 01 Sep 2028	571,842	573,590
FNMA POOL MA2046	3.5% 01 Oct 2034	377,168	391,621
FNMA POOL MA2120	3% 01 Dec 2024	270,303	278,677
FNMA POOL MA2230	3% 01 Apr 2035	384,259	389,460
FNMA POOL MA2386	3% 01 Sep 2045	1,006,537	1,001,015
FORD CREDIT AUTO LEASE TRUST	1.38% 15 Dec 2018	600,000	600,572
FORD CREDIT FLOORPLAN MASTER O	1% 15 Jun 2020	750,000	752,765
FORD MOTOR CREDIT CO LLC	3.219% 09 Jan 2022	1,975,000	1,952,874
FORD MOTOR CREDIT CO LLC	2.943% 08 Jan 2019	1,125,000	1,137,839
FORD MOTOR CREDIT CO LLC	3.336% 18 Mar 2021	1,325,000	1,334,194
FORTIVE CORPORATION	2.35% 15 Jun 2021	1,975,000	1,948,588
FORTUNE BRANDS HOME + SE	4% 15 Jun 2025	2,525,000	2,596,829
FREDDIE MAC	2.375% 13 Jan 2022	2,000,000	2,032,814
FREDDIE MAC	1.25% 01 Aug 2019	400,000	398,353
FREDDIE MAC	1.25% 02 Oct 2019	2,500,000	2,485,378
FREDDIE MAC	1% 27 Sep 2017	650,000	650,949
FREDDIE MAC	0.75% 09 Apr 2018	800,000	797,048
FREDDIE MAC	1.25% 15 Aug 2019	1,600,000	1,578,318
GENERAL ELECTRIC CO	4.375% 16 Sep 2020	172,000	184,874
GENERAL MOTORS FINL CO	3.2% 06 Jul 2021	600,000	594,994
GNMA II POOL 004715	5% 20 Jun 2040	636,678	705,277
GNMA II POOL 004804	6% 20 Sep 2040	133,263	152,967
GNMA II POOL 005056	5% 20 May 2041	553,022	608,213
GNMA II POOL 005057	5.5% 20 May 2041	225,187	250,055
GNMA II POOL 005175	4.5% 20 Sep 2041	942,769	1,016,105
GNMA II POOL 005280	4% 20 Jan 2042	887,036	944,861
GNMA II POOL 005281	4.5% 20 Jan 2042	944,784	1,019,881
GNMA II POOL 005305	4% 20 Feb 2042	700,977	746,584
GNMA II POOL AF5097	4% 20 Aug 2043	1,736,653	1,858,344
GNMA II POOL MA0465	5% 20 Oct 2042	289,555	312,498
GNMA II POOL MA1156	3% 20 Jul 2043	200,826	204,199
GNMA II POOL MA1223	3% 20 Aug 2043	727,502	739,721
GNMA II POOL MA1224	3.5% 20 Aug 2043	2,629,618	2,746,056
GNMA II POOL MA1285	3.5% 20 Sep 2043	173,396	181,065
GNMA II POOL MA1374	3% 20 Oct 2043	208,344	211,843
GNMA II POOL MA1448	3.5% 20 Nov 2043	107,900	112,633
GNMA II POOL MA1762	4.5% 20 Mar 2044	315,300	340,504
GNMA II POOL MA1920	4% 20 May 2044	99,899	106,181
GNMA II POOL MA1996	4% 20 Jun 2044	195,432	207,720
GNMA II POOL MA2149	4% 20 Aug 2044	1,009,469	1,072,944
GNMA II POOL MA2225	4.5% 20 Sep 2044	88,607	94,662
GNMA II POOL MA2446	4% 20 Dec 2044	250,670	266,432
GNMA II POOL MA2522	4% 20 Jan 2045	458,544	487,377
GNMA II POOL MA2678	3.5% 20 Mar 2045	339,734	353,527
GNMA II POOL MA2753	3% 20 Apr 2045	167,981	170,328
GNMA II POOL MA2754	3.5% 20 Apr 2045	1,154,338	1,201,175
GNMA II POOL MA2755	4% 20 Apr 2045	212,676	226,049
GNMA II POOL MA2826	3.5% 20 May 2045	408,516	425,091
GNMA II POOL MA2960	3% 20 Jul 2045	4,989,926	5,059,628
GNMA II POOL MA2961	3.5% 20 Jul 2045	668,699	695,870
GNMA II POOL MA3034	3.5% 20 Aug 2045	462,282	481,047
GNMA II POOL MA3035	4% 20 Aug 2045	294,808	313,506
GNMA II POOL MA3104	3% 20 Sep 2045	256,835	260,423

	GNMA II POOL MA3106	4% 20 Sep 2045	342,225	363,744
	GNMA II POOL MA3173	3.5% 20 Oct 2045	392,028	407,934
	GNMA II POOL MA3243	3% 20 Nov 2045	170,345	172,724
	GNMA II POOL MA3310	3.5% 20 Dec 2045	8,431,077	8,773,600
	GNMA II POOL MA3376	3.5% 20 Jan 2046	432,025	449,581
	GNMA II POOL MA3454	3.5% 20 Feb 2046	387,251	402,987
	GNMA II POOL MA3455	4% 20 Feb 2046	170,400	181,114
	GNMA II POOL MA3597	3.5% 20 Apr 2046	300,000	312,191
	GNMA II POOL MA3873	3% 20 Aug 2046	4,000,000	4,055,873
	GNMA II POOL MA3936	3% 20 Sep 2046	899,999	912,571
	GNMA II TBA 30 YR 4	4% 24 Jan 2047	4,900,000	5,203,666
	GNMA II TBA 30 YR 4	4% 24 Jan 2047	(4,900,000)	(5,203,666)
	GNMA POOL 487698	4.5% 15 Mar 2039	147,204	159,262
	GNMA POOL 487825	4.5% 15 Apr 2039	216,269	234,646
	GNMA POOL 615516	4.5% 15 Sep 2033	17,588	19,182
	GNMA POOL 616540	6% 15 Jul 2034	284,831	330,396
	GNMA POOL 658499	6% 15 Jul 2037	213,366	241,879
	GNMA POOL 666391	3% 15 Aug 2043	402,425	408,354
	GNMA POOL 666405	3% 15 Sep 2043	415,973	422,100
	GNMA POOL 677101	5.5% 15 Jul 2038	96,678	108,222
	GNMA POOL 697974	5% 15 Jun 2040	409,620	447,820
	GNMA POOL 702785	5.5% 15 Jan 2039	116,047	131,294
	GNMA POOL 719256	4.5% 15 Jul 2040	396,175	429,845
	GNMA POOL 733736	4.5% 15 Jun 2040	129,862	141,812
	GNMA POOL 737286	4.5% 15 May 2040	292,885	320,497
	GNMA POOL 738538	4% 15 Jul 2041	1,184,887	1,259,737
	GNMA POOL 748483	4.5% 15 Aug 2040	356,085	386,000
	GNMA POOL 758027	4.5% 15 Feb 2041	12,662	13,742
	GNMA POOL 782640	5% 15 Apr 2039	115,197	127,090
	GNMA POOL 782934	5.5% 15 Feb 2040	174,841	195,439
	GNMA POOL AA3313	3.5% 15 Jun 2042	158,740	165,184
	GNMA POOL AB3053	3% 15 Nov 2042	304,265	308,793
	GNMA POOL AL5247	3.5% 15 Jan 2045	661,004	687,837
	GNMA POOL AL5269	3.5% 15 Feb 2045	13,983	14,551
	GOLDMAN SACHS GROUP INC	5.25% 27 Jul 2021	4,180,000	4,581,238
	GOLDMAN SACHS GROUP INC	2.625% 25 Apr 2021	1,000,000	992,739
	GOLDMAN SACHS GROUP INC	2.35% 15 Nov 2021	1,200,000	1,165,872
	GRACE MORTGAGE TRUST	3.368% 10 Jun 2028	800,000	829,933
	GS MORTGAGE SECURITIES TRUST	3.862% 10 Jun 2047	1,300,000	1,368,215
	GS MORTGAGE SECURITIES TRUST	2.484% 10 Oct 2049	600,000	602,747
	GS MORTGAGE SECURITIES TRUST	2.905% 10 Nov 2049	1,600,000	1,632,120
	HBOS PLC	6.75% 21 May 2018	3,250,000	3,427,115
	HELMERICH + PAYNE INTL	4.65% 15 Mar 2025	1,450,000	1,498,244
	HERTZ VEHICLE FINANCING LLC	2.32% 25 Mar 2020	900,000	894,320
	HILTON GRAND VACATIONS TRUST	2.28% 25 Jan 2026	667,881	662,376
	HONDA AUTO RECEIVABLES OWNER T	1.23% 23 Sep 2019	600,000	598,535
	HOST HOTELS + RESORTS LP	6% 01 Oct 2021	500,000	556,780
	HP ENTERPRISE CO	3.6% 15 Oct 2020	1,400,000	1,424,240
	HSBC BANK USA NA	4.875% 24 Aug 2020	500,000	530,062
	HSBC USA INC	1% 24 Sep 2018	600,000	601,369
	HUNTINGTON NATIONAL BANK	2.875% 20 Aug 2020	1,500,000	1,513,362
	HUNTINGTON NATIONAL BANK	2.2% 06 Nov 2018	1,125,000	1,128,184
	ING BANK NV	1% 01 Oct 2019	750,000	751,642
	INGREDION INC	1.8% 25 Sep 2017	425,000	425,538
	INGREDION INC	4.625% 01 Nov 2020	1,000,000	1,071,777
	INTERCONTINENTALEXCHANGE	2.75% 01 Dec 2020	1,675,000	1,690,106
	JP MORGAN CHASE COMMERCIAL MOR	2.434% 15 Aug 2049	600,000	599,965
	JP MORGAN MORTGAGE TRUST	1% 25 Jun 2029	994,032	1,000,167
	JP MORGAN MORTGAGE TRUST	1% 25 Oct 2045	920,886	924,185
	JPMBB COMMERCIAL MORTGAGE SECU	3.774% 15 Aug 2047	400,000	419,075
	JPMBB COMMERCIAL MORTGAGE SECU	3.019% 15 Aug 2046	1,300,000	1,327,321
*	JPMORGAN CHASE + CO	3.875% 10 Sep 2024	1,000,000	1,011,837
*	JPMORGAN CHASE + CO	2.75% 23 Jun 2020	750,000	756,783
	KINDER MORGAN INC/DELAWA	3.05% 01 Dec 2019	2,250,000	2,282,301
	KOREA DEVELOPMENT BANK	3.875% 04 May 2017	250,000	251,788
	KOREA DEVELOPMENT BANK	1.5% 22 Jan 2018	500,000	498,216
	MASCO CORP	3.5% 01 Apr 2021	1,900,000	1,904,750
	MASCO CORP	4.375% 01 Apr 2026	1,600,000	1,616,000
*	MET LIFE GLOB FUNDING I	2.3% 10 Apr 2019	608,000	611,356
	MONDELEZ INTL HLDINGS NE	2% 28 Oct 2021	2,250,000	2,155,590
	MORGAN STANLEY	5.625% 23 Sep 2019	2,000,000	2,167,920
	MORGAN STANLEY	5.75% 25 Jan 2021	800,000	887,661
	MORGAN STANLEY	4.35% 08 Sep 2026	2,500,000	2,561,870
	MORGAN STANLEY BAML TRUST	1.863% 15 Feb 2046	595,884	597,776
	MORGAN STANLEY BAML TRUST	1% 15 Oct 2046	1,300,000	1,400,426
	MORGAN STANLEY BAML TRUST	4.039% 15 Nov 2046	1,200,000	1,271,849
	MORGAN STANLEY BAML TRUST	2.936% 15 Nov 2046	600,000	611,770
	MORGAN STANLEY BAML TRUST	2.505% 15 Nov 2049	700,000	700,383
	MORGAN STANLEY CAPITAL I TRUST	2.416% 15 Aug 2049	500,000	500,671

MORGAN STANLEY CAPITAL I TRUST	2.454% 15 Nov 2049	1,000,000		1,000,354
MVW OWNER TRUST	2.52% 20 Dec 2032	798,212		793,842
MVW OWNER TRUST	2.25% 22 Sep 2031	328,870		324,833
MVW OWNER TRUST	2.25% 20 Dec 2033	94,591		92,705
NABORS INDUSTRIES INC	5% 15 Sep 2020	2,085,000		2,142,338
NATIONWIDE FINANCIAL SER	5.375% 25 Mar 2021	2,763,000		3,017,862
NEVADA POWER CO	6.5% 01 Aug 2018	400,000		430,117
NEWMARKET CORP	4.1% 15 Dec 2022	2,275,000		2,315,777
NISOURCE FINANCE CORP	6.4% 15 Mar 2018	180,000		189,568
NISSAN AUTO RECEIVABLES OWNER	1.37% 15 May 2020	300,000		299,537
ORACLE CORP	2.4% 15 Sep 2023	1,675,000		1,622,742
PETROLEOS MEXICANOS	3.5% 30 Jan 2023	750,000		688,500
PETROLEOS MEXICANOS	3.5% 23 Jul 2020	270,000		264,263
PNC BANK NA	2.3% 01 Jun 2020	450,000		449,807
PRICOA GLOBAL FUNDING 1	2.2% 03 Jun 2021	600,000		589,331
REGENCY CENTERS LP	4.8% 15 Apr 2021	500,000		537,943
RELIANCE STEEL + ALUM	4.5% 15 Apr 2023	1,150,000		1,156,997
RIO TINTO FIN USA LTD	3.75% 15 Jun 2025	1,000,000		1,029,807
SCHLUMBERGER HLDGS CORP	3% 21 Dec 2020	2,500,000		2,552,883
SHELL INTERNATIONAL FIN	2.25% 10 Nov 2020	900,000		898,747
SHIRE ACQ INV IRELAND DA	2.4% 23 Sep 2021	2,500,000		2,414,968
SIERRA RECEIVABLES FUNDING CO	2.07% 20 Mar 2030	298,374		296,358
SIERRA RECEIVABLES FUNDING CO	2.58% 20 Sep 2032	659,484		656,071
SIERRA RECEIVABLES FUNDING CO	2.33% 20 Jul 2033	693,851		680,761
SIMON PROPERTY GROUP LP	5.65% 01 Feb 2020	300,000		328,177
SPECTRA ENERGY PARTNERS	2.95% 25 Sep 2018	1,175,000		1,193,545
SSGA	G STIFF ERISA QUALIFIED	8,128,814		8,128,814
SUNTRUST BANKS INC	2.7% 27 Jan 2022	1,950,000		1,950,829
TELEFONICA EMISIONES SAU	3.192% 27 Apr 2018	2,462,000		2,497,406
TEXAS EASTERN TRANSMISSI	2.8% 15 Oct 2022	900,000		876,021
TRANSCANADA PIPELINES	1.625% 09 Nov 2017	1,000,000		999,264
UBS GROUP FUNDING	4.125% 15 Apr 2026	1,950,000		1,994,312
UBS GROUP FUNDING	2.65% 01 Feb 2022	2,345,000		2,279,094
US BANK NA CINCINNATI	2.125% 28 Oct 2019	1,625,000		1,630,871
US TREASURY N/B	0.75% 31 Dec 2017	3,850,000		3,843,682
US TREASURY N/B	1% 15 Sep 2018	2,100,000		2,095,571
US TREASURY N/B	1.125% 30 Sep 2021	2,000,000		1,929,140
US TREASURY N/B	1.375% 30 Sep 2023	24,130,000		22,850,917
US TREASURY N/B	0.75% 30 Sep 2018	17,175,000		17,058,931
US TREASURY N/B	1.5% 31 Mar 2023	200,000		192,172
US TREASURY N/B	1.625% 31 May 2023	13,090,000		12,645,660
US TREASURY N/B	1% 15 Oct 2019	30,800,000		30,470,348
US TREASURY N/B	1.25% 31 Oct 2021	5,530,000		5,362,375
US TREASURY N/B	2% 15 Nov 2026	11,700,000		11,257,132
US TREASURY N/B	1% 15 Nov 2019	16,600,000		16,400,285
VEREIT OPERATING PARTNER	4.875% 01 Jun 2026	2,050,000		2,076,343
VOLVO FINANCIAL EQUIPMENT LLC	1.67% 18 Feb 2020	400,000		400,490
VOYA FINANCIAL INC	2.9% 15 Feb 2018	477,000		482,908
WELLS FARGO COMMERCIAL MORTGAG	3.749% 15 Mar 2059	300,000		305,785
WELLS FARGO COMMERCIAL MORTGAG	2.501% 15 Oct 2049	1,600,000		1,605,937
WELLS FARGO COMMERCIAL MORTGAG	2.504% 15 Nov 2059	1,500,000		1,503,214
WELLS FARGO COMMERCIAL MORTGAG	2.399% 15 Nov 2049	1,000,000		997,404
WELLS FARGO COMMERCIAL MORTGAG	2.983% 15 Dec 2059	1,600,000		1,636,898
WESTLAKE CHEMICAL CORP	3.6% 15 Aug 2026	1,625,000		1,562,974

	Sub-Total: Fund 5743 11 of 16		Total	$515,618,525

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	ABBVIE INC	2.5% 14 May 2020	3,245,000		$3,245,847
	ACTAVIS FUNDING SCS	3% 12 Mar 2020	955,000		968,239
	ALTRIA GROUP INC	2.85% 09 Aug 2022	1,085,000		1,086,329
	ALTRIA GROUP INC	4% 31 Jan 2024	267,000		282,117
	AMERICAN INTL GROUP	6.4% 15 Dec 2020	4,520,000		5,146,400
	ANHEUSER BUSCH INBEV FIN	3.65% 01 Feb 2026	4,535,000		4,603,887
	APPLE INC	1% 03 May 2018	6,055,000		6,032,294
	AT+T INC	4.45% 01 Apr 2024	2,760,000		2,877,123
	AUTONATION INC	3.35% 15 Jan 2021	2,730,000		2,743,202
	BANK OF AMERICA CORP	4.2% 26 Aug 2024	2,475,000		2,521,292
	BANK OF AMERICA CORP	8.57% 15 Nov 2024	620,000		779,633
	BANK OF AMERICA CORP	5.625% 01 Jul 2020	2,165,000		2,380,532
	BB+T CORPORATION	1.6% 15 Aug 2017	4,120,000		4,124,664
	CELGENE CORP	3.875% 15 Aug 2025	2,575,000		2,611,848
	CHEVRON CORP	1.961% 03 Mar 2020	3,760,000		3,747,490
	CHEVRON CORP	4.95% 03 Mar 2019	1,522,000		1,626,364
	CHEVRON PHILLIPS CHEM CO	3.4% 01 Dec 2026	995,000		993,310
	CHUBB INA HOLDINGS INC	2.875% 03 Nov 2022	3,615,000		3,644,578
	CISCO SYSTEMS INC	3% 15 Jun 2022	5,425,000		5,529,811
	CITIGROUP INC	4.05% 30 Jul 2022	1,365,000		1,412,753

CITIZENS BANK NA/RI	2.55% 13 May 2021	835,000	829,874
CITIZENS FINANCIAL GROUP	4.3% 03 Dec 2025	1,150,000	1,168,191
CITIZENS FINANCIAL GROUP	2.375% 28 Jul 2021	680,000	666,837
CNA FINANCIAL CORP	4.5% 01 Mar 2026	2,180,000	2,279,713
COLUMBIA PIPELINE GROUP	3.3% 01 Jun 2020	2,265,000	2,307,337
CONOCOPHILLIPS COMPANY	1.05% 15 Dec 2017	2,505,000	2,492,187
DELTA AIR LINES 2007 1 A	6.821% 10 Feb 2024	796,377	915,833
DISCOVER FINANCIAL SVS	5.2% 27 Apr 2022	2,435,000	2,623,347
DOLLAR GENERAL CORP	3.25% 15 Apr 2023	3,000,000	2,960,475
DOW CHEMICAL CO/THE	4.125% 15 Nov 2021	1,675,000	1,769,854
ESTEE LAUDER CO INC	1.7% 10 May 2021	1,580,000	1,539,904
FANNIE MAE	0.01% 09 Oct 2019	6,940,000	6,581,223
FED HM LN PC POOL A90710	4.5% 01 Jan 2040	1,431,492	1,551,940
FED HM LN PC POOL A95289	4% 01 Dec 2040	2,501,959	2,643,014
FED HM LN PC POOL A96411	4% 01 Jan 2041	697,889	739,614
FED HM LN PC POOL C03517	4.5% 01 Sep 2040	1,944,176	2,097,861
FED HM LN PC POOL C91385	4% 01 Aug 2031	1,368,836	1,452,726
FED HM LN PC POOL D98903	3.5% 01 Jan 2032	4,198,386	4,378,002
FED HM LN PC POOL G06607	4.5% 01 Jun 2041	7,653,646	8,318,650
FED HM LN PC POOL G08635	3% 01 Apr 2045	3,317,581	3,297,821
FED HM LN PC POOL G08705	3% 01 May 2046	3,083,453	3,065,029
FED HM LN PC POOL G08706	3.5% 01 May 2046	2,632,490	2,697,848
FED HM LN PC POOL G08715	3% 01 Aug 2046	3,224,026	3,204,734
FED HM LN PC POOL G08718	2.5% 01 Jun 2046	3,272,312	3,112,860
FED HM LN PC POOL G08719	2.5% 01 Aug 2046	3,221,034	3,064,078
FED HM LN PC POOL Q04651	4% 01 Nov 2041	2,926,765	3,100,405
FED HM LN PC POOL Q05263	4% 01 Dec 2041	3,060,421	3,254,425
FED HM LN PC POOL Q14034	3.5% 01 Dec 2042	4,067,665	4,197,912
FED HM LN PC POOL Q14790	3.5% 01 Jan 2043	1,832,038	1,890,744
FED HM LN PC POOL Q26141	4% 01 May 2044	2,523,254	2,667,456
FIFTH THIRD BANCORP	5.45% 15 Jan 2017	1,680,000	1,682,307
FNMA POOL 190346	1% 01 Dec 2033	716,489	802,669
FNMA POOL 555531	1% 01 Jun 2033	264,484	296,273
FNMA POOL 555592	1% 01 Jul 2033	637,231	713,757
FNMA POOL 725027	1% 01 Nov 2033	853,499	937,530
FNMA POOL 725231	1% 01 Feb 2034	473,295	519,800
FNMA POOL 725425	1% 01 Apr 2034	628,613	704,780
FNMA POOL 735036	1% 01 Dec 2034	622,105	697,743
FNMA POOL 735484	1% 01 May 2035	743,901	813,547
FNMA POOL 735579	1% 01 Jun 2035	215,835	236,700
FNMA POOL 735580	1% 01 Jun 2035	693,186	755,742
FNMA POOL 735676	1% 01 Jul 2035	823,554	903,667
FNMA POOL 745140	1% 01 Nov 2035	1,851,917	2,022,825
FNMA POOL 745418	1% 01 Apr 2036	802,341	897,467
FNMA POOL 745515	1% 01 May 2036	633,169	691,390
FNMA POOL 931755	4.5% 01 Aug 2039	2,316,877	2,515,067
FNMA POOL AA7666	4.5% 01 Jun 2039	1,080,796	1,167,798
FNMA POOL AA9295	4.5% 01 Jun 2039	481,689	521,514
FNMA POOL AB3853	4% 01 Nov 2041	2,740,173	2,903,215
FNMA POOL AC1878	4.5% 01 Sep 2039	1,925,004	2,089,927
FNMA POOL AD0394	1% 01 Oct 2039	1,728,105	1,875,917
FNMA POOL AE0701	1% 01 Dec 2040	2,474,147	2,679,752
FNMA POOL AE0835	1% 01 Jan 2041	3,925,543	4,160,447
FNMA POOL AE0994	1% 01 Feb 2041	803,609	854,083
FNMA POOL AH6788	4.5% 01 Mar 2041	782,684	846,199
FNMA POOL AJ0794	4% 01 Sep 2041	2,323,928	2,458,666
FNMA POOL AJ5442	4.5% 01 Nov 2041	3,481,522	3,778,343
FNMA POOL AJ7685	4% 01 Dec 2041	2,802,168	2,970,538
FNMA POOL AJ9325	3.5% 01 Jan 2042	1,281,092	1,322,697
FNMA POOL AK0765	4% 01 Mar 2042	698,454	741,554
FNMA POOL AK9785	3.5% 01 May 2042	3,294,036	3,397,693
FNMA POOL AL1711	1% 01 Aug 2041	6,769,274	7,336,717
FNMA POOL AO5527	4% 01 Jul 2042	929,471	985,923
FNMA POOL AO8106	4% 01 Aug 2042	1,824,958	1,936,539
FNMA POOL AO8167	4% 01 Sep 2042	1,439,271	1,527,159
FNMA POOL AP3142	3.5% 01 Dec 2042	3,863,056	3,989,496
FNMA POOL AQ4597	3.5% 01 Dec 2042	2,321,761	2,394,112
FNMA POOL AQ6154	3.5% 01 Nov 2032	3,286,051	3,419,546
FNMA POOL AR6482	3.5% 01 Feb 2043	3,986,482	4,116,958
FNMA POOL AR6483	4% 01 Feb 2043	2,887,945	3,069,805
FNMA POOL AR6485	3.5% 01 Feb 2043	8,910,285	9,186,354
FNMA POOL AS0356	4% 01 Sep 2043	4,141,566	4,387,084
FNMA POOL AT6545	4% 01 Jun 2043	2,971,866	3,146,700
FNMA POOL BC9506	2.5% 01 Sep 2046	3,381,635	3,220,813
FORD MOTOR CREDIT CO LLC	5% 15 May 2018	3,820,000	3,969,859
FOUR TIMES SQUARE TRUST	5.401% 13 Dec 2028	2,694,967	2,962,118
GE CAPITAL INTL FUNDING	2.342% 15 Nov 2020	2,361,000	2,359,874
GENERAL ELECTRIC CO	4.65% 17 Oct 2021	735,000	806,251
GENERAL MOTORS FINL CO	3.7% 09 May 2023	3,505,000	3,448,874

	GNMA II POOL 004883	4.5% 20 Dec 2040	835,453	904,259
	GNMA II POOL 004947	5% 20 Feb 2041	1,507,225	1,658,591
	GNMA II POOL 005017	4.5% 20 Apr 2041	1,438,755	1,549,853
	GNMA II POOL AB2921	4% 20 Sep 2042	5,590,233	5,979,418
	GNMA II POOL AB9233	4% 20 Nov 2042	6,285,559	6,725,127
	GNMA II POOL MA3725	3% 20 Jun 2046	1,249,506	1,252,324
	GNMA POOL 470009	4% 15 Sep 2041	2,907,389	3,108,193
	GNMA POOL 479494	4% 15 Oct 2041	4,920,080	5,261,200
	GNMA POOL 711675	3.5% 15 Sep 2042	2,837,623	2,974,377
	GOLDMAN SACHS GROUP INC	7.5% 15 Feb 2019	3,737,000	4,142,767
	GOLDMAN SACHS GROUP INC	5.25% 27 Jul 2021	2,595,000	2,844,094
	HSBC FINANCE CORP	6.676% 15 Jan 2021	2,180,000	2,450,409
	HUNTINGTON BANCSHARES	3.15% 14 Mar 2021	2,620,000	2,656,939
*	JP MORGAN CHASE BANK NA	6% 01 Oct 2017	3,410,000	3,519,065
*	JPMORGAN CHASE + CO	4.35% 15 Aug 2021	1,010,000	1,080,493
	KRAFT HEINZ FOODS CO	2.8% 02 Jul 2020	3,220,000	3,250,596
	LIBERTY MUTUAL GROUP INC	5% 01 Jun 2021	3,200,000	3,481,504
	MARATHON PETROLEUM CORP	3.625% 15 Sep 2024	2,925,000	2,888,727
	MARRIOTT INTERNATIONAL	2.3% 15 Jan 2022	1,995,000	1,935,244
	MARRIOTT INTERNATIONAL	3.125% 15 Jun 2026	1,190,000	1,126,373
	MCKESSON CORP	3.796% 15 Mar 2024	2,495,000	2,571,524
	MERCK + CO INC	2.4% 15 Sep 2022	4,110,000	4,029,008
	MICROSOFT CORP	2% 08 Aug 2023	5,665,000	5,414,624
	MORGAN STANLEY	4.875% 01 Nov 2022	7,080,000	7,587,912
	NATIONAL OILWELL VARCO I	2.6% 01 Dec 2022	2,100,000	1,946,144
	NISOURCE FINANCE CORP	6.125% 01 Mar 2022	3,675,000	4,238,256
	ORACLE CORP	5.75% 15 Apr 2018	3,815,000	4,030,380
	PRECISION CASTPARTS CORP	1.25% 15 Jan 2018	3,950,000	3,942,167
	PRICELINE GROUP INC/THE	3.6% 01 Jun 2026	2,920,000	2,887,892
	PRINCIPAL LFE GLB FND II	2.375% 21 Nov 2021	3,225,000	3,180,640
	PRIVATE EXPORT FUNDING	2.05% 15 Nov 2022	4,710,000	4,641,889
	PROTECTIVE LIFE CORP	7.375% 15 Oct 2019	2,753,000	3,118,119
	PUBLIC SERVICE ELECTRIC	1.9% 15 Mar 2021	2,210,000	2,170,591
	REYNOLDS AMERICAN INC	4.45% 12 Jun 2025	1,720,000	1,815,995
	ROCHE HOLDINGS INC	2.875% 29 Sep 2021	5,160,000	5,248,659
	SAN DIEGO G + E	2.5% 15 May 2026	3,820,000	3,661,210
	SANTANDER UK PLC	3.05% 23 Aug 2018	2,920,000	2,966,098
	SOUTHERN CO	2.95% 01 Jul 2023	3,390,000	3,346,235
	SPRINT SPECTRUM / SPEC I	3.36% 20 Mar 2023	2,665,000	2,663,401
	SSGA	G STIFF ERISA QUALIFIED	4,264,033	4,264,033
	STARBUCKS CORP	2.1% 04 Feb 2021	4,955,000	4,939,154
	STRYKER CORP	2.625% 15 Mar 2021	2,530,000	2,539,771
	SYNCHRONY FINANCIAL	4.5% 23 Jul 2025	2,725,000	2,799,027
	SYSCO CORPORATION	3.3% 15 Jul 2026	1,010,000	991,144
	SYSCO CORPORATION	3.75% 01 Oct 2025	860,000	870,373
	TEVA PHARMACEUTICALS NE	3.15% 01 Oct 2026	1,445,000	1,332,185
	TEVA PHARMACEUTICALS NE	2.8% 21 Jul 2023	960,000	908,727
	TOTAL CAPITAL SA	1% 10 Jan 2017	3,995,000	3,994,980
	TYSON FOODS INC	4.5% 15 Jun 2022	3,030,000	3,224,299
	UNILEVER CAPITAL CORP	2% 28 Jul 2026	1,415,000	1,292,034
	UNITEDHEALTH GROUP INC	1.4% 15 Oct 2017	1,295,000	1,296,886
	US 10YR NOTE (CBT)MAR17	XCBT 20170322	(4,200,000)	(1,969)
	US 2YR NOTE (CBT) MAR17	XCBT 20170331	(25,000,000)	31,377
	US 5YR NOTE (CBT) MAR17	XCBT 20170331	(6,500,000)	1,016
	US DOLLAR		84,375	84,375
	US TREASURY N/B	1.5% 31 Jan 2019	9,000,000	9,048,870
	US TREASURY N/B	2.75% 15 Feb 2024	2,810,000	2,902,202
	US TREASURY N/B	2.25% 31 Jul 2021	8,575,000	8,709,319
	US TREASURY N/B	2.375% 15 Aug 2024	15,300,000	15,371,114
	US TREASURY N/B	2.25% 15 Nov 2024	8,620,000	8,567,134
	US TREASURY N/B	1.25% 31 Jan 2020	6,830,000	6,779,840
	US TREASURY N/B	0.875% 31 Dec 2016	2,435,000	2,435,000
	US TREASURY N/B	1.125% 15 Jun 2018	7,290,000	7,297,122
	US TREASURY N/B	1.625% 30 Jun 2020	24,710,000	24,721,589
	US TREASURY N/B	1.375% 30 Sep 2018	12,300,000	12,346,125
	US TREASURY N/B	0.875% 31 Jul 2019	14,830,000	14,657,942
	US TREASURY N/B	2.5% 15 Aug 2023	3,315,000	3,373,788
	US TREASURY N/B	2% 30 Sep 2020	6,470,000	6,543,292
	US TREASURY N/B	2% 30 Nov 2020	6,870,000	6,941,118
	VENTAS REALTY LP/CAP CRP	2.7% 01 Apr 2020	2,422,000	2,436,656
	VERIZON COMMUNICATIONS	5.15% 15 Sep 2023	2,370,000	2,620,611
	VERIZON COMMUNICATIONS	2.625% 15 Aug 2026	2,815,000	2,591,354
	VOYA FINANCIAL INC	3.65% 15 Jun 2026	1,135,000	1,109,775
	WAL MART STORES INC	3.3% 22 Apr 2024	2,360,000	2,426,670
	WAL MART STORES INC	3.25% 25 Oct 2020	1,065,000	1,109,950
	WALGREENS BOOTS ALLIANCE	3.3% 18 Nov 2021	2,720,000	2,771,057
	WASTE MANAGEMENT INC	3.125% 01 Mar 2025	535,000	535,691
	WELLS FARGO + COMPANY	4.3% 22 Jul 2027	4,645,000	4,777,726
	WYNDHAM WORLDWIDE CORP	4.25% 01 Mar 2022	965,000	997,865

XLIT LTD	4.45% 31 Mar 2025	1,600,000		1,586,510
ZIMMER BIOMET HOLDINGS	2.7% 01 Apr 2020	2,475,000		2,475,124

	Sub-Total: Fund 5744 12 of 16		Total	$558,402,553

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	ABBOTT LABORATORIES	2.35% 22 Nov 2019	2,200,000		$2,202,594
	ABBVIE INC	2.85% 14 May 2023	1,800,000		1,746,139
	ABBVIE INC	3.2% 06 Nov 2022	2,000,000		2,001,316
	ACTAVIS FUNDING SCS	3.8% 15 Mar 2025	1,650,000		1,651,944
	AERCAP IRELAND CAP/GLOBA	4.25% 01 Jul 2020	1,100,000		1,130,250
	AERCAP IRELAND CAP/GLOBA	4.625% 30 Oct 2020	1,700,000		1,768,000
	AIR LEASE CORP	2.625% 04 Sep 2018	574,000		578,003
	AMERICA MOVIL SAB DE CV	5% 16 Oct 2019	200,000		214,337
	AMERICAN INTL GROUP	3.9% 01 Apr 2026	600,000		610,549
	AMERICAN INTL GROUP	4.125% 15 Feb 2024	600,000		622,931
	APPLE INC	2.85% 06 May 2021	4,500,000		4,593,357
	AT+T INC	3% 30 Jun 2022	5,100,000		5,006,211
	AUST + NZ BANKING GROUP	1% 23 Sep 2019	3,300,000		3,303,835
	AUSTRALIAN DOLLAR		214,309		155,181
	AVIATION CAPITAL GROUP	7.125% 15 Oct 2020	2,000,000		2,310,000
	AVIATION CAPITAL GROUP	6.75% 06 Apr 2021	3,308,000		3,820,740
	BANC OF AMERICA COMMERCIAL MOR	1% 10 Apr 2049	3,915,233		3,933,731
	BANC OF AMERICA COMMERCIAL MOR	1% 10 Jun 2049	1,214,043		1,220,855
	BANC OF AMERICA COMMERCIAL MOR	5.492% 10 Feb 2051	1,536,177		1,562,629
	BANK OF AMERICA CORP	2.65% 01 Apr 2019	300,000		303,169
	BANK OF AMERICA CORP	5.7% 24 Jan 2022	600,000		673,943
	BANK OF AMERICA CORP	3.3% 11 Jan 2023	6,625,000		6,647,128
	BANK OF NY MELLON CORP	2.45% 27 Nov 2020	1,200,000		1,200,437
	BANK OF NY MELLON CORP	2.05% 03 May 2021	800,000		785,201
	BANQUE FED CRED MUTUEL	2% 12 Apr 2019	2,000,000		1,991,848
	BEAR STEARNS COMMERCIAL MORTGA	1% 11 Jun 2040	2,372,628		2,395,467
	BEAR STEARNS COMMERCIAL MORTGA	5.331% 11 Feb 2044	260,884		261,029
	BNP PARIBAS	5% 15 Jan 2021	4,000,000		4,363,876
	BP CAPITAL MARKETS PLC	2.5% 06 Nov 2022	1,500,000		1,470,282
	BPCE SA	4% 15 Apr 2024	2,400,000		2,491,231
	BRAZILIAN REAL	FOREIGN CURRENCY	0		0
	CALIFORNIA ST	6.65% 01 Mar 2022	1,650,000		1,952,363
	CAPITAL ONE MULTI ASSET EXECUT	1% 15 Feb 2022	3,800,000		3,815,436
	CCPC CSFB CCFOBZUS0 COC	CCPC CASSH COLLATERAL USD	1,608,000		1,608,000
	CHASE ISSUANCE TRUST	1.36% 15 Apr 2020	1,600,000		1,599,059
	CITIBANK CREDIT CARD ISSUANCE	1% 10 Sep 2020	2,148,000		2,155,716
	CITIGROUP COMMERCIAL MORTGAGE	2.984% 10 Apr 2048	2,000,000		2,014,562
	CITIGROUP INC	4.5% 14 Jan 2022	4,500,000		4,797,792
	CNOOC FINANCE 2012 LTD	3.875% 02 May 2022	4,500,000		4,599,945
	COMM MORTGAGE TRUST	3.04% 10 Feb 2048	1,650,000		1,683,845
	COMM MORTGAGE TRUST	3.257% 10 May 2048	1,500,000		1,546,917
	COMM MORTGAGE TRUST	3.421% 10 Jul 2048	400,000		412,862
	COMM MORTGAGE TRUST	3.142% 10 Feb 2048	1,150,000		1,176,924
	COMMONWEALTH BANK AUST	1.75% 07 Nov 2019	2,000,000		1,983,332
	CRED SUIS GP FUN LTD	3.8% 09 Jun 2023	1,900,000		1,897,906
	CRED SUIS GP FUN LTD	3.8% 15 Sep 2022	3,600,000		3,631,925
	CREDIT SUISSE SEC LLC COC	CREDIT SUISSE SEC FUTURES COC	123,000		123,000
	CROWN CASTLE TOWERS LLC	4.883% 15 Aug 2040	1,800,000		1,916,767
	CSAIL COMMERCIAL MORTGAGE TRUS	3.616% 15 Nov 2048	2,891,000		2,982,317
	CSAIL COMMERCIAL MORTGAGE TRUS	3.351% 15 Apr 2050	200,000		204,789
	DELPHI AUTOMOTIVE PLC	3.15% 19 Nov 2020	1,500,000		1,524,017
	DEUTSCHE BANK AG	4.25% 14 Oct 2021	2,100,000		2,108,098
	DOMINION GAS HLDGS LLC	2.8% 15 Nov 2020	2,075,000		2,093,883
	DUKE ENERGY CAROLINAS	2.5% 15 Mar 2023	2,850,000		2,824,664
	ELECTRICITE DE FRANCE SA	2.35% 13 Oct 2020	2,100,000		2,079,920
	ELECTRICITE DE FRANCE SA	6.5% 26 Jan 2019	900,000		979,139
	ENERGY TRANSFER PARTNERS	2.5% 15 Jun 2018	1,850,000		1,856,780
	ENTERPRISE PRODUCTS OPER	2.55% 15 Oct 2019	700,000		707,144
	EURO CURRENCY	FOREIGN CURRENCY	269,688		284,453
	EUROPEAN INVESTMENT BANK	2% 15 Mar 2021	3,400,000		3,385,730
	FANNIE MAE	5.5% 25 Aug 2035	1,012,200		1,118,113
	FANNIE MAE	1.25% 23 Aug 2019	2,700,000		2,681,386
	FANNIE MAE	1% 24 Oct 2019	20,000,000		19,728,702
	FANNIE MAE	1.75% 26 Nov 2019	10,000,000		10,076,480
	FANNIEMAE ACES	2.944% 25 Jul 2039	2,603,004		2,563,633
	FED HM LN PC POOL A43389	5.5% 01 Feb 2036	21,043		23,422
	FED HM LN PC POOL B15591	5% 01 Jul 2019	18,376		18,969
	FED HM LN PC POOL G01818	5% 01 May 2035	155,304		169,804
	FED HM LN PC POOL G01838	5% 01 Jul 2035	199,880		219,555
	FED HM LN PC POOL G02123	5.5% 01 Mar 2036	7,182		8,001
	FED HM LN PC POOL G02254	5.5% 01 Mar 2036	5,062		5,674
	FED HM LN PC POOL G04092	5.5% 01 Mar 2038	16,055		17,916

FED HM LN PC POOL G05267	5.5% 01 Dec 2038	88,510	98,578
FED HM LN PC POOL G06193	5.5% 01 May 2040	74,399	82,992
FED HM LN PC POOL G06872	5.5% 01 Sep 2039	147,787	166,792
FED HM LN PC POOL G07021	5% 01 Sep 2039	402,696	438,393
FED HM LN PC POOL G08105	5.5% 01 Jan 2036	2,660	2,976
FED HM LN PC POOL G08693	3.5% 01 Mar 2046	4,618,646	4,732,848
FED HM LN PC POOL G08716	3.5% 01 Aug 2046	2,328,572	2,386,577
FED HM LN PC POOL Q17641	3% 01 Apr 2043	728,676	728,379
FED HM LN PC POOL Q20537	3% 01 Jul 2043	772,618	770,388
FED HOME LN DISCOUNT NT	0.01% 18 Jan 2017	1,500,000	1,499,646
FED HOME LN DISCOUNT NT	0.01% 05 Jan 2017	6,600,000	6,599,641
FEDERAL HOME LOAN BANK	0.875% 05 Aug 2019	3,500,000	3,450,465
FHLMC MULTIFAMILY STRUCTURED P	1.78% 25 Jul 2019	700,000	697,634
FHLMC MULTIFAMILY STRUCTURED P	5.105% 25 May 2019	1,825,000	1,944,009
FIDELITY NATIONAL INFORM	3% 15 Aug 2026	2,200,000	2,065,648
FNMA POOL 251890	6.5% 01 Aug 2018	2,887	3,267
FNMA POOL 254634	5.5% 01 Feb 2023	103,886	115,374
FNMA POOL 256101	5.5% 01 Feb 2036	40,762	45,460
FNMA POOL 257371	5% 01 Sep 2028	166,683	181,478
FNMA POOL 429715	6.5% 01 Apr 2018	2,623	2,968
FNMA POOL 468551	3.98% 01 Jul 2021	1,687,500	1,805,687
FNMA POOL 469086	3.15% 01 Sep 2018	3,825,000	3,917,459
FNMA POOL 469616	3.5% 01 Nov 2021	1,138,736	1,197,168
FNMA POOL 499479	6.5% 01 Jun 2029	4,172	4,720
FNMA POOL 691210	6% 01 Jan 2037	16,400	18,553
FNMA POOL 735734	1% 01 Jul 2025	44,973	49,977
FNMA POOL 793029	1% 01 Jul 2034	1,506,081	1,584,134
FNMA POOL 804558	5.5% 01 Dec 2034	692,386	775,328
FNMA POOL 829329	5.5% 01 Sep 2035	18,867	21,120
FNMA POOL 831368	6% 01 Apr 2036	87,929	99,581
FNMA POOL 850752	5.5% 01 Dec 2035	510,942	572,366
FNMA POOL 852336	5.5% 01 Feb 2036	2,182	2,438
FNMA POOL 869944	5.5% 01 Apr 2036	1,409	1,565
FNMA POOL 878104	5.5% 01 Apr 2036	1,408	1,574
FNMA POOL 878528	5.5% 01 Feb 2036	32,548	36,409
FNMA POOL 881398	5.5% 01 May 2036	19,447	21,727
FNMA POOL 888637	1% 01 Sep 2037	1,052,376	1,191,347
FNMA POOL 889334	1% 01 Feb 2038	91,395	103,597
FNMA POOL 890365	1% 01 Jul 2041	688,064	767,272
FNMA POOL 891386	5.5% 01 Oct 2035	705,322	785,961
FNMA POOL 891580	6% 01 Jul 2036	297	336
FNMA POOL 898318	6% 01 Nov 2036	10,059	11,380
FNMA POOL 904266	5.5% 01 Nov 2036	1,966	2,184
FNMA POOL 928031	6% 01 Jan 2037	67,155	76,003
FNMA POOL 938016	5.5% 01 Jul 2037	394,103	438,596
FNMA POOL 938224	6% 01 Jul 2037	13,952	15,807
FNMA POOL 940765	5.5% 01 Jun 2037	824,493	917,850
FNMA POOL 961440	5.5% 01 Feb 2038	29,911	33,476
FNMA POOL 961655	5% 01 Feb 2038	9,226	10,044
FNMA POOL 962958	5.5% 01 May 2038	49,943	55,583
FNMA POOL 995018	1% 01 Jun 2038	720,581	803,826
FNMA POOL 995738	1% 01 Dec 2038	223,056	249,497
FNMA POOL 995759	1% 01 Nov 2038	234,193	261,859
FNMA POOL 995838	1% 01 May 2039	57,806	64,458
FNMA POOL AA6435	6% 01 May 2040	20,634	23,347
FNMA POOL AB0534	5.5% 01 Nov 2038	1,284,992	1,427,090
FNMA POOL AB7059	2.5% 01 Nov 2042	209,516	200,450
FNMA POOL AB8463	2.5% 01 Feb 2043	361,333	345,614
FNMA POOL AB8613	3% 01 Mar 2043	356,458	356,356
FNMA POOL AB9187	3% 01 Apr 2043	470,814	470,680
FNMA POOL AD7406	5% 01 Jul 2040	4,705	5,176
FNMA POOL AD8950	5% 01 Jul 2040	13,622	14,913
FNMA POOL AE8287	4% 01 Nov 2040	779,198	819,414
FNMA POOL AE8349	6% 01 Aug 2037	4,802	5,436
FNMA POOL AH1747	4% 01 Dec 2040	158,772	166,964
FNMA POOL AL1606	1% 01 Apr 2042	7,799	8,491
FNMA POOL AL2692	1% 01 Oct 2042	6,159,623	6,351,314
FNMA POOL AL3040	1% 01 Jan 2043	1,990,333	2,101,571
FNMA POOL AL3072	1% 01 Feb 2043	122,545	122,510
FNMA POOL AL3223	1% 01 Sep 2041	1,125,051	1,257,114
FNMA POOL AL5616	1% 01 Sep 2041	3,700,849	4,136,248
FNMA POOL AL7090	1% 01 Oct 2037	1,508,838	1,595,004
FNMA POOL AO4597	4% 01 Jun 2042	288,274	304,062
FNMA POOL AQ9316	2.5% 01 Jan 2043	1,085,998	1,038,851
FNMA POOL AQ9990	2.5% 01 Feb 2043	411,305	393,411
FNMA POOL AR2626	2.5% 01 Feb 2043	5,003,718	4,786,164
FNMA POOL AR6212	2.5% 01 Feb 2043	281,895	269,347
FNMA POOL AR7106	3% 01 May 2043	71,304	71,284
FNMA POOL AR7414	3% 01 Jul 2043	703,575	703,374

	FNMA POOL AS0513	2.5% 01 Aug 2043	441,202	421,414
	FNMA POOL AS0837	5% 01 Oct 2043	1,122,965	1,223,621
	FNMA POOL AS1338	5% 01 Dec 2043	2,667,726	2,906,678
	FNMA POOL AS6007	3.5% 01 Oct 2045	8,845,051	9,073,284
	FNMA POOL AT0681	3% 01 Mar 2043	4,443,797	4,442,533
	FNMA POOL AT0682	3% 01 Apr 2043	126,589	126,553
	FNMA POOL AT1572	3% 01 May 2043	738,297	738,086
	FNMA POOL AT2717	2.5% 01 May 2043	37,467	35,839
	FNMA POOL AT3526	3% 01 May 2043	69,639	69,619
	FNMA POOL AT4506	3% 01 May 2043	30,245	30,236
	FNMA POOL AT4827	3% 01 Jul 2043	33,054	33,045
	FNMA POOL AT5895	3% 01 Jun 2043	586,505	586,338
	FNMA POOL AT5898	3% 01 Jun 2043	73,216	73,195
	FNMA POOL AT8026	3% 01 Jul 2043	556,974	556,816
	FNMA POOL AT8341	3% 01 Jul 2043	26,891	26,883
	FNMA POOL AT8489	3% 01 Aug 2043	19,556	19,551
	FNMA POOL AT8912	3% 01 Jul 2043	25,647	25,640
	FNMA POOL AU1631	3% 01 Jul 2043	2,521,542	2,520,825
	FNMA POOL AU5341	3% 01 Jun 2043	30,582	30,573
	FNMA POOL AW9503	2.5% 01 Jan 2045	52,291	49,810
	FNMA POOL AW9530	2.5% 01 Apr 2045	437,817	417,010
	FNMA POOL AX5306	3.5% 01 Jan 2027	2,445,654	2,551,366
	FNMA POOL AX9656	2.5% 01 Apr 2045	820,043	781,047
	FNMA POOL AY8668	2.5% 01 Apr 2045	334,744	318,826
	FNMA POOL MA1493	2.5% 01 Jun 2043	386,818	369,469
	FNMA POOL MA2276	2.5% 01 Apr 2045	774,606	737,771
	FNMA POOL MA2705	3% 01 Aug 2046	2,830,933	2,817,773
	FNMA TBA 15 YR 2.5	2.5% 16 Feb 2032	10,900,000	10,904,896
	FNMA TBA 15 YR 2.5	2.5% 23 Jan 2032	16,000,000	16,025,312
	FNMA TBA 15 YR 3.5	3.5% 23 Jan 2032	4,400,000	4,583,992
	FNMA TBA 30 YR 3	3% 13 Feb 2047	98,700,000	97,901,506
	FNMA TBA 30 YR 3.5	3.5% 13 Feb 2047	17,000,000	17,397,442
	FNMA TBA 30 YR 4	4% 13 Feb 2047	2,150,000	2,257,290
	FNMA TBA 30 YR 5	5% 18 Jan 2047	12,000,000	13,072,500
	FORD CREDIT AUTO LEASE TRUST	1.04% 15 May 2018	1,521,325	1,521,243
	FORD MOTOR CREDIT CO LLC	8.125% 15 Jan 2020	1,300,000	1,499,135
	FORD MOTOR CREDIT CO LLC	5% 15 May 2018	2,600,000	2,701,998
	FORD MOTOR CREDIT CO LLC	5.875% 02 Aug 2021	2,250,000	2,484,828
	FOREST LABORATORIES LLC	5% 15 Dec 2021	600,000	648,710
	FREDDIE MAC	5% 15 Aug 2023	2,065,270	2,204,449
	FREDDIE MAC	2.375% 13 Jan 2022	11,800,000	11,993,603
	GNMA II POOL 004113	5% 20 Apr 2038	281,843	314,066
	GNMA II POOL 004314	5% 20 Dec 2038	303,562	336,019
	GNMA II POOL 005116	5% 20 Jul 2041	75,188	82,692
	GNMA II POOL 080594	1% 20 Apr 2032	187,451	194,323
	GNMA II TBA 30 YR 4	4% 21 Feb 2047	10,000,000	10,604,492
	GNMA II TBA 30 YR 4	4% 24 Jan 2047	3,000,000	3,185,918
	GNMA II TBA 30 YR 4.5	4.5% 24 Jan 2047	1,000,000	1,067,305
	GNMA POOL 678858	5% 15 Mar 2038	4,170	4,600
	GNMA POOL 720069	4.5% 15 Jun 2039	379,300	413,033
	GNMA POOL 726316	5% 15 Sep 2039	1,586,235	1,762,923
	GNMA POOL 736500	5% 15 Apr 2040	17,336	18,952
	GNMA POOL 737183	5% 15 Apr 2040	559,221	622,251
	GNMA POOL 738317	5% 15 May 2041	8,770	9,697
	GNMA POOL 782386	5% 15 Aug 2038	433,186	477,901
	GNMA POOL 782428	5% 15 Oct 2038	1,671	1,844
	GNMA POOL AC1428	2.69% 15 Jun 2033	4,669,821	4,589,732
	GNMA POOL AL5247	3.5% 15 Jan 2045	342,806	356,722
	GNMA POOL AL5414	3.5% 15 Feb 2045	389,059	404,853
	GOLDMAN SACHS GROUP INC	5.25% 27 Jul 2021	9,000,000	9,863,910
	GOVERNMENT NATIONAL MORTGAGE A	4.5% 20 Nov 2034	709,488	736,862
	GOVERNMENT NATIONAL MORTGAGE A	5% 16 Mar 2033	189,919	191,525
	GS MORTGAGE SECURITIES TRUST	3.12% 10 May 2050	2,200,000	2,224,746
	HONDA AUTO RECEIVABLES OWNER T	1.04% 18 Apr 2019	1,000,000	997,614
	HONDA AUTO RECEIVABLES OWNER T	0.92% 20 Nov 2017	498,971	498,901
	HSBC HOLDINGS PLC	3.6% 25 May 2023	900,000	905,218
	HSBC HOLDINGS PLC	4% 30 Mar 2022	4,200,000	4,344,262
	HYUNDAI CAPITAL AMERICA	2.875% 09 Aug 2018	1,055,000	1,067,283
	IMPERIAL BRANDS FIN PLC	2.95% 21 Jul 2020	1,400,000	1,408,565
	ING BANK NV	2.625% 05 Dec 2022	2,250,000	2,230,603
	INTESA SANPAOLO SPA	2.375% 13 Jan 2017	1,250,000	1,250,173
	INTL LEASE FINANCE CORP	5.875% 01 Apr 2019	300,000	318,594
	JACKSON NATL LIFE GLOBAL	1.875% 15 Oct 2018	2,100,000	2,104,339
	JACKSON NATL LIFE GLOBAL	2.25% 29 Apr 2021	1,400,000	1,380,660
	JP MORGAN CHASE COMMERCIAL MOR	5.439% 15 Jan 2049	1,384,199	1,388,242
	JP MORGAN CHASE COMMERCIAL MOR	1% 12 Feb 2051	948,030	962,571
	JPMBB COMMERCIAL MORTGAGE SECU	3.042% 15 Oct 2048	1,500,000	1,517,357
	JPMDB COMMERCIAL MORTGAGE SECU	2.994% 15 Dec 2049	2,200,000	2,187,698
*	JPMORGAN CHASE + CO	4.5% 24 Jan 2022	9,600,000	10,352,938

	KFW	1.5% 06 Feb 2019	2,250,000	2,248,891
	KRAFT HEINZ FOODS CO	3.5% 15 Jul 2022	1,500,000	1,522,658
	LB COMMERCIAL CONDUIT MORTGAGE	1% 15 Jul 2044	1,005,476	1,016,482
	LB UBS COMMERCIAL MORTGAGE TRU	5.43% 15 Feb 2040	98,524	98,724
	LOS ANGELES CA MUNI IMPT CORPL	2.846% 01 Nov 2019	1,300,000	1,326,845
	LOS ANGELES CNTY CA REDEV REFU	2% 01 Sep 2023	1,800,000	1,686,186
	LOS ANGELES CNTY CA REDEV REFU	2% 01 Sep 2022	700,000	663,138
	MEXICAN PESO (NEW)	FOREIGN CURRENCY	1,015,250	49,280
	MIZUHO FINANCIAL GROUP	1% 13 Sep 2021	2,400,000	2,399,184
	MIZUHO FINANCIAL GROUP	2.632% 12 Apr 2021	1,500,000	1,484,307
	MORGAN STANLEY	1% 27 Jan 2020	3,600,000	3,631,849
	MORGAN STANLEY	3.875% 29 Apr 2024	1,500,000	1,538,355
	MORGAN STANLEY	7.3% 13 May 2019	600,000	668,567
	MORGAN STANLEY	3.75% 25 Feb 2023	1,250,000	1,283,930
	MORGAN STANLEY BAML TRUST	3.069% 15 Feb 2048	1,525,000	1,546,981
	MORGAN STANLEY BAML TRUST	3.04% 15 Apr 2048	2,000,000	2,019,546
	MORGAN STANLEY BAML TRUST	3.326% 15 Dec 2047	6,700,000	6,872,152
	MORGAN STANLEY CAPITAL I TRUST	5.364% 15 Mar 2044	792,117	792,645
	MUFG AMERICAS HLDGS CORP	2.25% 10 Feb 2020	3,200,000	3,165,910
	NATIONAL AUSTRALIA BK/NY	2.625% 23 Jul 2020	1,850,000	1,861,022
	NAVIENT STUDENT LOAN TRUST	1% 26 Sep 2022	811,944	809,343
	NAVIENT STUDENT LOAN TRUST	1% 25 Jul 2030	921,282	920,493
	NELNET STUDENT LOAN TRUST	1% 24 Dec 2035	3,612,854	3,513,064
	NISSAN AUTO LEASE TRUST	1.18% 15 Dec 2017	1,258,338	1,258,715
	NORDEA BANK AB	1% 17 Sep 2018	1,900,000	1,911,372
	ORACLE CORP	2.5% 15 May 2022	1,900,000	1,886,805
	PENSKE TRUCK LEASING/PTL	2.5% 15 Jun 2019	2,000,000	2,004,844
	PHILIP MORRIS INTL INC	4.5% 26 Mar 2020	2,609,000	2,793,918
	PNC BANK NA	2.45% 05 Nov 2020	1,600,000	1,602,936
	QUALCOMM INC	3% 20 May 2022	1,300,000	1,317,272
	RABOBANK NEDERLAND NY	2.5% 19 Jan 2021	2,000,000	1,999,680
	REPO TORONTO DOMINION	0.6% 03 Jan 2017	25,900,000	25,900,000
	REPUBLIC OF SLOVENIA	5.5% 26 Oct 2022	5,500,000	6,077,368
	SANTANDER HOLDINGS USA	4.5% 17 Jul 2025	2,650,000	2,633,427
	SBA TOWER TRUST	2.877% 15 Jul 2021	2,000,000	1,982,960
	SHELL INTERNATIONAL FIN	1% 11 May 2020	6,200,000	6,203,999
	SIEMENS FINANCIERINGSMAT	2.9% 27 May 2022	1,800,000	1,813,511
	SLC STUDENT LOAN TRUST	1% 15 Jun 2024	654,113	652,474
	SLC STUDENT LOAN TRUST	1% 15 Sep 2026	1,893,898	1,876,688
	SLC STUDENT LOAN TRUST	1% 25 Nov 2042	3,134,641	3,138,962
	SLM STUDENT LOAN TRUST	1% 25 Oct 2024	1,279,237	1,272,730
	SLM STUDENT LOAN TRUST	1% 25 Jul 2019	525,361	524,578
	SLM STUDENT LOAN TRUST	1% 27 Oct 2025	404,581	404,294
	SLM STUDENT LOAN TRUST	1% 27 Jul 2026	796,406	793,724
	SLM STUDENT LOAN TRUST	1% 25 Jan 2028	1,759,846	1,759,394
	SLM STUDENT LOAN TRUST	1% 25 Jul 2023	1,140,663	1,136,327
	SLM STUDENT LOAN TRUST	1% 25 Apr 2023	872,337	870,145
	SOCIETE GENERALE	2.625% 16 Sep 2020	3,500,000	3,501,782
	SOLVAY FINANCE (AMERICA)	3.4% 03 Dec 2020	2,698,000	2,745,196
	SPRINT SPECTRUM / SPEC I	3.36% 20 Mar 2023	1,900,000	1,898,860
	SSGA	G STIFF ERISA QUALIFIED	649,845	649,845
	STATE BOARD OF REGENTS OF THE	1% 25 Sep 2056	6,807,147	6,757,296
*	STATE STREET CORP	1% 18 Aug 2020	3,100,000	3,141,463
	SUMITOMO MITSUI BANKING	1% 10 Jan 2017	7,000,000	7,000,350
	SUMITOMO MITSUI BANKING	1% 16 Jan 2018	1,550,000	1,551,944
	SVENSKA HANDELSBANKEN AB	2.4% 01 Oct 2020	4,000,000	3,991,524
	SWPC06ZO4 CDS USD P V 03MEVENT	1% 20 Dec 2019	(700,000)	(700,000)
	SWPC06ZO4 CDS USD R F 1.00000	1% 20 Dec 2019	700,000	705,624
	SWPC0CHQ6 CDS USD P V 03MEVENT	1% 20 Jun 2021	(7,800,000)	(7,800,000)
	SWPC0CHQ6 CDS USD R F 1.00000	1% 20 Jun 2021	7,800,000	7,930,268
	SWPC0D3B2 CDS USD P V 03MEVENT	1% 20 Jun 2021	(3,000,000)	(3,000,000)
	SWPC0D3B2 CDS USD R F 1.00000	1% 20 Jun 2021	3,000,000	3,032,613
	SWPC0DBM9 CDS USD P V 03MEVENT	1% 20 Jun 2021	(2,700,000)	(2,700,000)
	SWPC0DBM9 CDS USD R F 1.00000	1% 20 Jun 2021	2,700,000	2,729,473
	SWPC0DQ35 CDS USD P V 03MEVENT	1% 20 Jun 2021	(600,000)	(600,000)
	SWPC0DQ35 CDS USD R F 1.00000	1% 20 Jun 2021	600,000	604,877
	SWPC0DQR2 CDS USD P V 03MEVENT	1% 20 Dec 2021	(2,200,000)	(2,200,000)
	SWPC0DQR2 CDS USD R F 1.00000	1% 20 Dec 2021	2,200,000	2,207,198
	SWPC0DTU2 CDS USD P V 03MEVENT	1% 20 Dec 2021	(9,400,000)	(9,400,000)
	SWPC0DTU2 CDS USD R F 1.00000	1% 20 Dec 2021	9,400,000	9,542,231
	SWPC0DU30 CDS USD P V 03MEVENT	1% 20 Dec 2021	(500,000)	(500,000)
	SWPC0DU30 CDS USD R F 1.00000	1% 20 Dec 2021	500,000	503,882
	SWPC0DZ35 CDS USD P V 03MEVENT	1% 20 Dec 2021	(500,000)	(500,000)
	SWPC0DZ35 CDS USD R F 1.00000	1% 20 Dec 2021	500,000	492,607
	SWPC0E072 CDS EUR P V 03MEVENT	1% 20 Dec 2017	(1,000,000)	(1,054,750)
	SWPC0E072 CDS EUR R F 1.00000	1% 20 Dec 2017	1,000,000	1,055,432
	SWPC0E6W1 CDS USD P V 03MEVENT	1% 20 Jun 2021	(3,900,000)	(3,900,000)
	SWPC0E6W1 CDS USD R F 1.00000	1% 20 Jun 2021	3,900,000	3,870,528
	SYDNEY AIRPORT FINANCE	3.9% 22 Mar 2023	2,300,000	2,352,978

SYNCHRONY FINANCIAL	1% 03 Feb 2020	2,900,000		2,867,184
SYNCHRONY FINANCIAL	3.75% 15 Aug 2021	100,000		102,782
SYNCHRONY FINANCIAL	3% 15 Aug 2019	100,000		101,296
TELEFONICA EMISIONES SAU	5.877% 15 Jul 2019	1,750,000		1,896,717
TEVA PHARMACEUTICALS NE	1.7% 19 Jul 2019	1,100,000		1,080,781
TEVA PHARMACEUTICALS NE	2.8% 21 Jul 2023	2,200,000		2,082,500
TORONTO DOMINION BANK	2.125% 07 Apr 2021	1,900,000		1,870,953
TREASURY BILL	0.01% 19 Jan 2017	13,000,000		12,996,848
TSY INFL IX N/B	0.625% 15 Jan 2026	6,205,469		6,259,959
TSY INFL IX N/B	1.75% 15 Jan 2028	807,667		901,784
UBS GROUP FUNDING	2.95% 24 Sep 2020	4,750,000		4,752,095
UBS GROUP FUNDING	3% 15 Apr 2021	500,000		500,264
UNITED MEXICAN STATES	4% 02 Oct 2023	2,200,000		2,205,280
UNITEDHEALTH GROUP INC	3.35% 15 Jul 2022	2,850,000		2,936,372
US BANK NA CINCINNATI	1% 26 Jan 2018	2,150,000		2,150,611
US DOLLAR		(112,632)		(112,632)
US TREASURY N/B	1.25% 31 Jul 2023	3,000,000		2,824,218
US TREASURY N/B	1.375% 30 Sep 2023	2,800,000		2,651,578
US TREASURY N/B	1.125% 28 Feb 2021	22,350,000		21,746,729
US TREASURY N/B	1.125% 31 Jul 2021	2,665,000		2,576,098
US TREASURY N/B	1.125% 31 Aug 2021	7,100,000		6,860,098
US TREASURY N/B	1.625% 31 Mar 2019	14,000,000		14,111,020
US ULTRA BOND CBT MAR17	XCBT 20170322	(2,100,000)		27,658
UTAH ST	3.539% 01 Jul 2025	1,700,000		1,788,910
VERIZON COMMUNICATIONS	5.15% 15 Sep 2023	5,700,000		6,302,735
VOLKSWAGEN GROUP AMERICA	1.65% 22 May 2018	950,000		944,842
VOLKSWAGEN INTL FIN NV	2.125% 20 Nov 2018	200,000		199,929
WELLS FARGO + COMPANY	1% 04 Mar 2021	4,550,000		4,647,684
WELLS FARGO + COMPANY	3.55% 29 Sep 2025	4,000,000		3,993,372
WELLS FARGO + COMPANY	4.6% 01 Apr 2021	600,000		644,724
WELLS FARGO COMMERCIAL MORTGAG	2.788% 15 Jul 2048	1,800,000		1,776,966
WI TREASURY SEC	0.01% 23 Feb 2017	10,900,000		10,892,846
WI TREASURY SEC	0.01% 09 Mar 2017	9,500,000		9,492,910
WI TREASURY SEC	0.01% 16 Mar 2017	7,200,000		7,193,890
WI TREASURY SEC	0.01% 02 Feb 2017	1,100,000		1,099,658
WI TREASURY SEC	0.01% 02 Mar 2017	20,100,000		20,084,775
WI TREASURY SEC	0.01% 09 Feb 2017	20,000,000		19,991,008
WI TREASURY SEC	0.01% 16 Feb 2017	100,000		99,944
WI TREASURY SEC.	0.01% 12 Jan 2017	2,000,000		1,999,728

	Sub-Total: Fund 5745 13 of 16		Total	$842,432,820

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	METLIFE CONTRACT 32810	SEPARATE ACCOUNT GIC	15,377,146		$1,624,883,841

		Sub-Total: Fund 5747 14 of 16		Total	$1,624,883,841

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	21ST CENTURY FOX AMERICA	6.9% 01 Mar 2019	445,000		$488,759
	321 HENDERSON RECEIVABLES LLC	1% 15 Mar 2042	687,878		627,105
	321 HENDERSON RECEIVABLES LLC	3.87% 15 Mar 2058	196,335		191,266
	321 HENDERSON RECEIVABLES LLC	3.26% 15 Sep 2072	551,785		517,298
	321 HENDERSON RECEIVABLES LLC	1% 15 Jun 2041	445,588		434,049
	ABBOTT LABORATORIES	2.35% 22 Nov 2019	1,690,000		1,691,993
	ABBOTT LABORATORIES	3.75% 30 Nov 2026	1,115,000		1,107,296
	ACTAVIS FUNDING SCS	3% 12 Mar 2020	550,000		557,625
	ACTAVIS INC	6.125% 15 Aug 2019	135,000		147,491
	AETNA INC	3.2% 15 Jun 2026	710,000		702,381
	AETNA INC	2.4% 15 Jun 2021	600,000		597,283
	AFFILIATED MANAGERS GROU	3.5% 01 Aug 2025	950,000		896,372
	AIR LEASE CORP	5.625% 01 Apr 2017	115,000		116,006
	AIR LEASE CORP	3.375% 01 Jun 2021	2,245,000		2,276,104
	AIR LEASE CORP	3% 15 Sep 2023	1,050,000		1,003,155
	ALM LOAN FUNDING	1% 28 Jul 2026	1,215,000		1,214,995
	ALM LOAN FUNDING	1% 15 Oct 2028	1,450,000		1,453,297
	ALTRIA GROUP INC	9.7% 10 Nov 2018	210,000		240,147
	AMER AIRLN 14 1 A PTT	3.7% 01 Apr 2028	39,843		39,444
	AMEREN CORP	3.65% 15 Feb 2026	295,000		296,472
	AMERICAN CREDIT ACCEPTANCE REC	1.43% 12 Aug 2019	8,418		8,418
	AMERICAN INTL GROUP	6.4% 15 Dec 2020	1,070,000		1,218,285
	AMERICAN TOWER CORP	4.4% 15 Feb 2026	300,000		306,556
	AMERICAN TOWER TRUSTE I	3.07% 15 Mar 2048	610,000		604,583
	AMGEN INC	3.45% 01 Oct 2020	130,000		134,699
	AMGEN INC	4.1% 15 Jun 2021	60,000		63,250

AMPHENOL CORPORATION	0% 30 Jan 2017	2,000,000	1,998,228
ANADARKO PETROLEUM CORP	5.55% 15 Mar 2026	365,000	408,530
ANHEUSER BUSCH IN	0% 12 Apr 2017	7,000,000	6,977,415
ANHEUSER BUSCH INBEV WOR	7.75% 15 Jan 2019	850,000	946,788
APIDOS CLO	1% 15 Apr 2025	800,000	796,430
APPALACHIAN POWER CO	3.4% 01 Jun 2025	700,000	708,905
APPLEBEES/IHOP FUNDING LLC	4.277% 05 Sep 2044	159,000	157,305
ARCELORMITTAL	5.125% 01 Jun 2020	630,000	659,925
ARES CAPITAL CORP	3.875% 15 Jan 2020	905,000	917,646
ARL LLC	1% 15 Dec 2042	720,156	699,638
ARROW ELECTRONICS INC	3.5% 01 Apr 2022	465,000	460,370
AT+T INC	3% 30 Jun 2022	4,275,000	4,196,383
AT+T INC	1.75% 15 Jan 2018	2,000,000	2,001,222
AUTONATION INC	4.5% 01 Oct 2025	245,000	247,862
AVERY POINT CLO LTD	1% 05 Aug 2027	1,120,000	1,121,220
AVIATION CAPITAL GROUP	2.875% 17 Sep 2018	2,357,000	2,386,463
AVIS BUDGET RENTAL CAR FUNDING	2.802% 20 May 2018	500,000	501,431
AXIS SPECIALTY FINANCE	5.875% 01 Jun 2020	135,000	147,977
BANC OF AMERICA COMMERCIAL MOR	1% 10 Feb 2051	671,844	689,200
BANCOLOMBIA SA	5.95% 03 Jun 2021	450,000	488,385
BANK OF AMERICA CORP	6.875% 25 Apr 2018	1,867,000	1,984,453
BANK OF AMERICA CORP	8.57% 15 Nov 2024	140,000	176,046
BANK OF AMERICA CORP	6% 01 Sep 2017	770,000	792,314
BANK OF AMERICA CORP	3.3% 11 Jan 2023	525,000	526,754
BANK OF AMERICA CORP	4.125% 22 Jan 2024	450,000	467,663
BANK OF AMERICA CORP	7.625% 01 Jun 2019	960,000	1,078,767
BANK OF AMERICA CORP	5.625% 01 Jul 2020	470,000	516,790
BANK OF AMERICA CORP	5.42% 15 Mar 2017	320,000	322,319
BANK OF NOVA SCOTIA	4.5% 16 Dec 2025	495,000	508,507
BANK ONE CORP	7.625% 15 Oct 2026	40,000	50,807
BAXALTA INC	4% 23 Jun 2025	575,000	576,680
BAXALTA INC	3.6% 23 Jun 2022	215,000	216,645
BECTON DICKINSON&CO.	0% 22 Mar 2017	6,000,000	5,984,000
BGC PARTNERS INC	5.125% 27 May 2021	1,210,000	1,245,152
BLACKBIRD CAPITAL AIRCRAFT	1% 16 Dec 2041	680,000	681,063
BLUEMOUNTAIN CLO LTD	1% 18 Jul 2027	1,095,000	1,097,613
BM1066638 CDS USD P F 1.00000	1% 20 Dec 2021	(3,190,000)	(3,190,000)
BM1066638 CDS USD R V 03MEVENT	1% 20 Dec 2021	3,190,000	3,141,737
BRAMBLES USA INC	4.125% 23 Oct 2025	269,000	273,862
BRAZOS TX HGR EDU AUTH	1% 25 Jun 2026	400,000	379,216
BROADRIDGE FINANCIAL SOL	3.4% 27 Jun 2026	370,000	357,057
BUNGE LTD FINANCE CORP	3.5% 24 Nov 2020	335,000	340,971
BUNGE LTD FINANCE CORP	3.25% 15 Aug 2026	370,000	355,302
CALIFORNIA ST	6.2% 01 Oct 2019	280,000	311,052
CALIFORNIA ST	6.2% 01 Mar 2019	165,000	180,002
CARLYLE GLOBAL MARKET STRATEGI	1% 14 Feb 2025	900,000	900,013
CARLYLE GLOBAL MARKET STRATEGI	1% 15 Oct 2025	750,000	750,272
CBS CORP	4.3% 15 Feb 2021	40,000	42,408
CD COMMERCIAL MORTGAGE TRUST	1% 15 Nov 2044	1,278,852	1,299,730
CHARTER COMM OPT LLC/CAP	3.579% 23 Jul 2020	540,000	550,927
CHESAPEAKE FUNDING LLC	1% 07 Feb 2027	300,000	294,525
CHUBB INA HOLDINGS INC	2.7% 13 Mar 2023	225,000	222,638
CHUBB INA HOLDINGS INC	3.35% 03 May 2026	365,000	369,713
CIGNA CORP	4.375% 15 Dec 2020	165,000	175,404
CIGNA CORP	4% 15 Feb 2022	90,000	94,025
CIT EDUCATION LOAN TRUST	1% 15 Mar 2026	263,613	261,519
CIT EDUCATION LOAN TRUST	1% 25 Jun 2042	490,031	412,958
CITI HELD FOR ASSET ISSUANCE	1.85% 15 Dec 2021	9,033	9,032
CITIGROUP COMMERCIAL MORTGAGE	1% 10 Dec 2049	1,900,000	1,916,473
CITIGROUP COMMERCIAL MORTGAGE	1% 10 Dec 2049	1,227,468	1,251,895
CITIGROUP INC	6.125% 15 May 2018	2,650,000	2,795,774
CITIGROUP INC	4.05% 30 Jul 2022	300,000	310,495
CITIGROUP INC	3.375% 01 Mar 2023	1,705,000	1,713,552
CKE RESTAURANTS HOLDINGS INC	4.474% 20 Mar 2043	302,000	298,244
CNO FINANCIAL GROUP INC	4.5% 30 May 2020	469,000	480,725
CNO FINANCIAL GROUP INC	5.25% 30 May 2025	560,000	559,300
COLLEGIATE FUNDING SERVICES ED	1% 28 Sep 2026	90,256	89,952
CONOCOPHILLIPS COMPANY	2.4% 15 Dec 2022	320,000	309,414
CONOCOPHILLIPS COMPANY	4.2% 15 Mar 2021	420,000	446,133
CONOCOPHILLIPS COMPANY	2.875% 15 Nov 2021	1,077,000	1,085,211
CONSUMER CREDIT ORIGINATION LO	2.82% 15 Mar 2021	63,966	64,006
CONTL AIRLINES 2012 1 A	4.15% 11 Oct 2025	95,189	97,807
CONTL AIRLINES 2012 2 A	4% 29 Apr 2026	88,956	90,958
COX ENTERPRISES INC	0% 03 Jan 2017	5,500,000	5,499,725
CPS AUTO TRUST	1.77% 17 Jun 2019	176,609	176,845
CPS AUTO TRUST	1.53% 15 Jul 2019	181,483	181,538
CPS AUTO TRUST	2.07% 15 Nov 2019	289,317	289,664
CVS CORPORATION	0% 06 Feb 2017	6,000,000	5,993,400
DB MASTER FINANCE LLC	3.98% 20 Feb 2045	196,500	196,776

DB MASTER FINANCE LLC	3.262% 20 Feb 2045	677,925	678,814
DBUBS MORTGAGE TRUST	5.002% 10 Nov 2046	1,500,000	1,627,374
DELTA AIR LINES 2007 1 A	6.821% 10 Feb 2024	44,829	51,554
DIAMOND 1 FIN/DIAMOND 2	6.02% 15 Jun 2026	171,000	185,244
DIAMOND 1 FIN/DIAMOND 2	4.42% 15 Jun 2021	855,000	884,707
DIAMOND RESORTS OWNER TRUST	1.95% 20 Jan 2025	571,905	567,084
DIAMOND RESORTS OWNER TRUST	2.73% 20 Jul 2027	362,053	359,904
DIAMOND RESORTS OWNER TRUST	3.08% 20 Nov 2028	1,500,533	1,491,310
DIAMOND RESORTS OWNER TRUST	2.27% 20 May 2026	407,370	405,204
DISCOVER BANK	2% 21 Feb 2018	120,000	119,978
DISCOVER FINANCIAL SVS	5.2% 27 Apr 2022	530,000	570,996
DOLLAR TREE INC	5.75% 01 Mar 2023	1,040,000	1,101,173
DOMINION GAS HLDGS LLC	3.55% 01 Nov 2023	50,000	50,596
DOMINION RESOURCES	0% 18 Apr 2017	6,000,000	5,977,708
DOMINOS PIZZA MASTER ISSUER LL	3.484% 25 Oct 2045	1,019,700	1,009,095
DOW CHEMICAL CO/THE	4.25% 15 Nov 2020	250,000	264,770
DOW CHEMICAL CO/THE	8.55% 15 May 2019	115,000	131,799
DOW CHEMICAL CO/THE	4.125% 15 Nov 2021	410,000	433,218
DRB PRIME STUDENT LOAN TRUST	3.17% 25 Jul 2031	385,540	386,434
DRB PRIME STUDENT LOAN TRUST	1% 25 Apr 2040	471,342	482,408
DRB PRIME STUDENT LOAN TRUST	2.89% 25 Jun 2040	635,119	615,507
DRIVE AUTO RECEIVABLES TRUST	1.67% 15 Jul 2019	330,000	329,878
DRUG ROYALTY CORPORATION, INC.	1% 15 Jul 2024	167,038	169,394
DRUG ROYALTY II LP 1	3.484% 15 Jul 2023	148,526	147,510
DRYDEN SENIOR LOAN FUND	1% 18 Apr 2026	875,000	875,037
DT AUTO OWNER TRUST	1.73% 15 Aug 2019	209,112	208,904
DUKE ENERGY CORP	2.65% 01 Sep 2026	840,000	783,996
DUKE ENERGY INDIANA INC	3.75% 15 Jul 2020	55,000	57,712
DUKE REALTY LP	3.25% 30 Jun 2026	270,000	261,114
EARNEST STUDENT LOAN PROGRAM L	2.72% 25 Jan 2041	899,655	885,083
EATON VANCE CDO LTD	1% 15 Jul 2026	500,000	500,943
ECMC GROUP STUDENT LOAN TRUST	1% 26 Jul 2066	1,541,259	1,536,713
ECOLAB INC	4.35% 08 Dec 2021	160,000	172,905
EDUCATION FUNDING CAPITAL TRUS	1% 15 Jun 2043	1,000,000	995,558
EDUCATION FUNDING CAPITAL TRUS	1% 15 Jun 2043	700,000	671,780
EDUCATION LOAN ASSET BACKED TR	1% 25 Jun 2026	512,143	507,193
EDUCATIONAL SERVICES OF AMERIC	1% 25 Jul 2023	0	0
EDUCATIONAL SERVICES OF AMERIC	1% 25 Jun 2048	300,000	251,211
ELARA HGV TIMESHARE ISSUER	2.73% 25 Apr 2028	378,748	374,027
ELEMENT RAIL LEASING LLC	2.707% 19 Feb 2045	368,628	359,692
ENLINK MIDSTREAM PARTNER	4.85% 15 Jul 2026	165,000	166,441
ENTERGY ARKANSAS INC	3.5% 01 Apr 2026	150,000	152,857
ENTERGY NEW ORLEANS STORE RECO	2.67% 01 Jun 2027	327,192	330,387
ENTERPRISE PRODUCTS OPER	6.5% 31 Jan 2019	90,000	98,108
ENTERPRISE PRODUCTS OPER	3.35% 15 Mar 2023	350,000	354,325
ENTERPRISE PRODUCTS OPER	3.7% 15 Feb 2026	515,000	516,867
ENTERPRISE PRODUCTS OPER	3.75% 15 Feb 2025	40,000	40,642
EXPEDIA INC	7.456% 15 Aug 2018	2,370,000	2,563,269
EXPORT IMPORT BK KOREA	5.125% 29 Jun 2020	190,000	205,656
EXXON MOBIL CORPORATION	2.397% 06 Mar 2022	145,000	144,258
FANNIE MAE	4% 25 Apr 2027	832,249	885,610
FANNIE MAE	4% 25 Nov 2043	377,136	397,911
FANNIE MAE	1.875% 18 Sep 2018	540,000	546,259
FANNIE MAE	0.875% 28 Aug 2017	505,000	505,347
FED HM LN PC POOL C03537	4.5% 01 Aug 2040	518,752	561,522
FED HM LN PC POOL G06057	4.5% 01 Oct 2040	535,913	581,042
FED HM LN PC POOL G06601	4.5% 01 Dec 2040	485,321	526,811
FED HM LN PC POOL G08711	3.5% 01 Jun 2046	0	0
FED HM LN PC POOL G60172	4.5% 01 Sep 2043	775,184	842,514
FED HM LN PC POOL G60342	4.5% 01 May 2042	1,788,980	1,925,268
FED HM LN PC POOL G60469	4.5% 01 Jan 2042	456,117	493,832
FED HM LN PC POOL G60485	4.5% 01 Oct 2041	673,935	727,318
FED HM LN PC POOL Q05106	4% 01 Dec 2041	145,607	153,990
FED HM LN PC POOL Q37467	3.5% 01 Nov 2045	2,645,793	2,717,383
FED HM LN PC POOL Q37468	3.5% 01 Nov 2045	2,013,405	2,069,490
FED HM LN PC POOL Q41916	3.5% 01 Jul 2046	790,750	812,005
FED HM LN PC POOL Q42045	3.5% 01 Jul 2046	337,486	346,558
FED HM LN PC POOL Q44275	3.5% 01 Nov 2046	609,102	625,498
FED HM LN PC POOL Q44277	3.5% 01 Nov 2046	269,596	276,687
FHLMC TBA 30 YR 3	3% 18 Jan 2047	3,350,000	3,326,464
FHLMC TBA 30 YR 4	4% 13 Feb 2047	3,325,000	3,488,198
FIRST FRANKLIN MTG LOAN ASSET	1% 25 Apr 2035	692,646	683,634
FIRST HORIZON NATIONAL	3.5% 15 Dec 2020	1,250,000	1,261,385
FIRST INVESTORS AUTO OWNER TRU	1.59% 16 Dec 2019	173,624	173,571
FIRST INVESTORS AUTO OWNER TRU	1.87% 15 Nov 2021	540,000	534,821
FLAGSHIP CREDIT AUTO TRUST	1.98% 15 Oct 2020	171,342	171,612
FLAGSHIP CREDIT AUTO TRUST	1.63% 15 Jun 2020	101,355	101,066
FLAGSHIP CREDIT AUTO TRUST	2.05% 15 Nov 2020	900,000	896,071
FLIR SYSTEMS INC	3.125% 15 Jun 2021	435,000	436,149

FMC TECH INC	0% 13 Jan 2017	5,000,000	4,998,000
FNMA POOL 735382	1% 01 Apr 2035	264,151	288,864
FNMA POOL 735676	1% 01 Jul 2035	324,127	355,657
FNMA POOL AB1466	4.5% 01 Sep 2040	279,723	301,842
FNMA POOL AB4051	4% 01 Dec 2041	195,843	207,320
FNMA POOL AD6437	5% 01 Jun 2040	327,352	361,549
FNMA POOL AD6996	5% 01 Jul 2040	2,135,900	2,332,948
FNMA POOL AH6787	4.5% 01 Mar 2041	542,626	587,684
FNMA POOL AI2632	4.5% 01 Jun 2041	120,186	129,946
FNMA POOL AL2441	1% 01 Sep 2042	1,518,097	1,607,344
FNMA POOL AL6997	1% 01 Nov 2042	1,098,480	1,190,546
FNMA POOL AL7566	1% 01 Oct 2042	563,968	610,034
FNMA POOL AL8173	1% 01 Feb 2044	840,751	919,223
FNMA POOL AL8422	1% 01 Jan 2043	266,699	281,824
FNMA POOL AS1304	3.5% 01 Dec 2028	917,924	961,184
FNMA POOL AS6187	3.5% 01 Nov 2045	6,180,172	6,352,574
FNMA POOL AS6306	3.5% 01 Dec 2045	2,142,819	2,204,285
FNMA POOL AS6475	3.5% 01 Jan 2046	1,763,812	1,815,302
FNMA POOL AS6476	3.5% 01 Jan 2046	1,964,456	2,020,807
FNMA POOL AS6477	3.5% 01 Jan 2046	2,141,783	2,201,572
FNMA POOL AV1897	3.5% 01 Dec 2028	141,501	148,182
FNMA POOL AV2325	3.5% 01 Dec 2028	527,396	552,311
FNMA POOL AZ7917	4% 01 Mar 2041	223,365	235,991
FNMA POOL BC5984	4% 01 Apr 2046	423,871	446,258
FNMA TBA 15 YR 2.5	2.5% 23 Jan 2032	39,350,000	39,412,252
FNMA TBA 30 YR 3	3% 18 Jan 2047	10,050,000	9,983,809
FNMA TBA 30 YR 3.5	3.5% 18 Jan 2047	13,050,000	13,375,231
FNMA TBA 30 YR 4	4% 18 Jan 2047	6,800,000	7,148,898
FNMA TBA 30 YR 4.5	4.5% 13 Feb 2047	2,700,000	2,900,760
FORD MOTOR CREDIT CO	0% 01 Feb 2017	2,000,000	1,998,088
FORD MOTOR CREDIT CO LLC	2.375% 12 Mar 2019	4,325,000	4,322,435
FORTIVE CORPORATION	0% 09 Jan 2017	5,000,000	4,998,789
FREDDIE MAC	5.5% 15 Mar 2038	439,527	490,419
FREDDIE MAC	4% 15 Jun 2033	1,056,346	1,137,894
FREDDIE MAC	3.5% 15 Jun 2026	966,913	1,006,944
FREDDIE MAC	4% 15 Mar 2040	1,361,583	1,429,401
FREDDIE MAC	2.375% 13 Jan 2022	505,000	513,286
FREDDIE MAC	0.75% 12 Jan 2018	690,000	688,594
FREDDIE MAC	0.875% 07 Mar 2018	520,000	519,326
FREDDIE MAC STACR	1% 25 Oct 2027	232,940	233,091
GALAXY CLO LTD	1% 20 Jul 2027	1,095,000	1,096,416
GCCFC COMMERCIAL MORTGAGE TRUS	1% 10 Jul 2038	387,608	387,491
GE CAPITAL INTL FUNDING	2.342% 15 Nov 2020	495,000	494,764
GENERAL ELECTRIC CO	4.375% 16 Sep 2020	80,000	85,988
GENERAL ELECTRIC CO	5.55% 04 May 2020	35,000	38,666
GENERAL ELECTRIC CO	4.65% 17 Oct 2021	175,000	191,965
GENERAL MOTORS FINL CO	3.1% 15 Jan 2019	547,000	552,805
GENERAL MOTORS FINL CO	3.2% 13 Jul 2020	655,000	656,970
GENERAL MOTORS FINL CO	3.7% 09 May 2023	610,000	600,232
GLENCORE CANADA CORP	5.5% 15 Jun 2017	100,000	101,604
GLENCORE FINANCE CANADA	3.6% 15 Jan 2017	1,120,000	1,120,510
GLENCORE FUNDING LLC	4.625% 29 Apr 2024	145,000	148,263
GNMA II POOL 004979	5% 20 Mar 2041	262,833	290,774
GNMA II TBA 30 YR 2.5	2.5% 24 Jan 2047	5,025,000	4,876,171
GOAL CAPITAL FUNDING TRUST	1% 25 Aug 2048	557,893	540,015
GOAL CAPITAL FUNDING TRUST	1% 25 Sep 2043	200,000	175,825
GOLDENTREE LOAN OPPORTUNITIES	1% 19 Apr 2026	2,400,000	2,400,091
GOLDMAN SACHS GROUP INC	5.95% 18 Jan 2018	470,000	489,619
GOLDMAN SACHS GROUP INC	6.15% 01 Apr 2018	685,000	720,562
GOLDMAN SACHS GROUP INC	5.75% 24 Jan 2022	50,000	56,211
GOLDMAN SACHS GROUP INC	7.5% 15 Feb 2019	810,000	897,951
GOLDMAN SACHS GROUP INC	5.375% 15 Mar 2020	25,000	27,125
GOLDMAN SACHS GROUP INC	5.25% 27 Jul 2021	560,000	613,754
GS MORTGAGE SECURITIES TRUST	4.074% 10 Jan 2047	935,000	995,661
HARTFORD FINL SVCS GRP	5.5% 30 Mar 2020	560,000	611,479
HARTFORD FINL SVCS GRP	6% 15 Jan 2019	450,000	484,236
HEALTHCARE TRUST OF AMER	3.5% 01 Aug 2026	445,000	425,256
HELMERICH + PAYNE INTL	4.65% 15 Mar 2025	350,000	361,645
HERTZ FLEET LEASE FUNDING LP	1.96% 10 Apr 2030	440,000	438,498
HEWLETT PACKARD ENTERPRISE CO	0% 19 Jan 2017	6,000,000	5,996,610
HOST HOTELS + RESORTS LP	3.75% 15 Oct 2023	325,000	319,057
HP INC	0% 13 Jan 2017	6,000,000	5,997,720
HSBC HOLDINGS PLC	5.1% 05 Apr 2021	910,000	983,442
HYUNDAI CAPITAL AMERICA	0% 15 Mar 2017	6,000,000	5,984,183
IMPERIAL BRANDS FIN PLC	2.95% 21 Jul 2020	755,000	759,619
INGREDION INC	3.2% 01 Oct 2026	495,000	484,457
INTL LEASE FINANCE CORP	7.125% 01 Sep 2018	348,000	374,970
INTL LEASE FINANCE CORP	8.75% 15 Mar 2017	1,980,000	2,007,225
IPALCO ENTERPRISES INC	3.45% 15 Jul 2020	1,595,000	1,622,913

	ISRAEL ELECTRIC CORP LTD	7.25% 15 Jan 2019	445,000	480,552
	JANUS CAPITAL GROUP INC	4.875% 01 Aug 2025	655,000	674,938
*	JP MORGAN CHASE BANK NA	6% 01 Oct 2017	740,000	763,668
	JP MORGAN CHASE COMMERCIAL MOR	5.44% 12 Jun 2047	172,932	172,812
	JP MORGAN CHASE COMMERCIAL MOR	5.42% 15 Jan 2049	366,057	366,152
	JP MORGAN CHASE COMMERCIAL MOR	1% 12 Feb 2051	1,200,838	1,219,257
*	JPMORGAN CHASE + CO	3.25% 23 Sep 2022	190,000	192,145
*	JPMORGAN CHASE + CO	3.2% 25 Jan 2023	315,000	318,506
*	JPMORGAN CHASE + CO	3.375% 01 May 2023	60,000	59,785
*	JPMORGAN CHASE + CO	3.625% 13 May 2024	330,000	335,672
*	JPMORGAN CHASE + CO	6.3% 23 Apr 2019	745,000	814,089
*	JPMORGAN CHASE + CO	4.35% 15 Aug 2021	220,000	235,355
*	JPMORGAN CHASE + CO	3.875% 10 Sep 2024	75,000	75,888
	KEYCORP STUDENT LOAN TRUST	1% 25 May 2029	213,546	205,655
	KEYCORP STUDENT LOAN TRUST	1% 27 Sep 2035	923,989	914,860
	KEYCORP STUDENT LOAN TRUST	1% 27 Jan 2042	535,000	533,430
	KINDER MORGAN ENER PART	6% 01 Feb 2017	645,000	646,954
	KINDER MORGAN ENER PART	6.85% 15 Feb 2020	125,000	139,346
	KINDER MORGAN ENER PART	6.5% 01 Apr 2020	70,000	77,482
	KINDER MORGAN ENER PART	4.15% 01 Mar 2022	130,000	133,394
	KINDER MORGAN ENER PART	5% 01 Oct 2021	570,000	606,906
	LAM RESEARCH CORP	3.8% 15 Mar 2025	550,000	550,600
	LAM RESEARCH CORP	2.75% 15 Mar 2020	620,000	621,283
*	LAZARD GROUP LLC	4.25% 14 Nov 2020	1,240,000	1,297,980
	LCM LTD PARTNERSHIP	1% 20 Oct 2029	760,000	759,994
	LEAR CORP	4.75% 15 Jan 2023	323,000	329,460
	LEAR CORP	5.375% 15 Mar 2024	220,000	230,175
*	LEGG MASON INC	4.75% 15 Mar 2026	505,000	522,707
	LEIDOS HOLDINGS INC	4.45% 01 Dec 2020	1,555,000	1,601,806
	LENNAR CORP	4.5% 15 Nov 2019	943,000	979,541
	LG+E AND KU ENERGY LLC	3.75% 15 Nov 2020	105,000	109,207
	LIBERTY MUTUAL GROUP INC	5% 01 Jun 2021	700,000	761,579
	LYONDELLBASELL IND NV	5% 15 Apr 2019	3,764,000	3,977,238
	LYONDELLBASELL IND NV	6% 15 Nov 2021	315,000	357,232
	MADISON PARK FUNDING LTD	1% 20 Jul 2026	690,000	690,143
	MADISON PARK FUNDING LTD	1% 20 Jul 2026	350,000	350,094
	MAGELLAN MIDSTREAM PARTN	5% 01 Mar 2026	1,120,000	1,228,155
	MAJAPAHIT HOLDING BV	7.75% 20 Jan 2020	430,000	482,675
	MARRIOTT INTERNATION	0% 25 Jan 2017	5,000,000	4,996,167
	MARSH + MCLENNAN COS INC	3.3% 14 Mar 2023	155,000	157,522
	MCKESSON CORP	4.75% 01 Mar 2021	120,000	128,665
	MEDCO HEALTH SOLUTIONS	7.125% 15 Mar 2018	490,000	518,872
	MIRAMAX LLC	3.34% 20 Jul 2026	504,468	501,669
	MISSISSIPPI HIGHER EDUCATION A	1% 25 Oct 2035	577,679	562,439
	MOLEX ELECTRONIC TECHNOLOGIES	0% 25 Jan 2017	5,000,000	4,996,167
	MOLSON COORS BREWING CO	2.1% 15 Jul 2021	390,000	379,826
	MORGAN STANLEY	6.625% 01 Apr 2018	2,600,000	2,749,573
	MORGAN STANLEY	4.875% 01 Nov 2022	2,050,000	2,197,065
	MORGAN STANLEY CAPITAL I TRUST	1% 12 Feb 2044	440,000	438,550
	MYLAN NV	3.95% 15 Jun 2026	1,555,000	1,455,244
	MYLAN NV	3.15% 15 Jun 2021	615,000	603,553
	NAVIENT STUDENT LOAN TRUST	1% 25 Jun 2065	1,174,001	1,191,214
	NAVIENT STUDENT LOAN TRUST	1% 25 Jun 2065	800,000	799,925
	NAVIENT STUDENT LOAN TRUST	1% 25 Mar 2066	4,950,000	4,950,042
	NELNET STUDENT LOAN TRUST	1% 25 Oct 2033	637,479	619,481
	NELNET STUDENT LOAN TRUST	1% 25 Apr 2031	680,000	667,062
	NELNET STUDENT LOAN TRUST	1% 25 Jan 2037	491,467	482,602
	NEW RESIDENTIAL ADVANCE RECEIV	2.575% 15 Oct 2049	1,300,000	1,284,578
	NEW RESIDENTIAL ADVANCE RECEIV	3.106% 15 Dec 2050	1,100,000	1,099,999
	NEW YORK LIFE GLOBAL FDG	2.35% 14 Jul 2026	805,000	750,221
	NEWELL BRANDS INC	4.7% 15 Aug 2020	50,000	53,134
	NEWELL BRANDS INC	3.85% 01 Apr 2023	725,000	752,048
	NISOURCE FINANCE CORP	6.8% 15 Jan 2019	85,000	92,782
	NISOURCE FINANCE CORP	6.125% 01 Mar 2022	960,000	1,107,136
	NOMAD CLO LTD	1% 15 Jan 2025	1,000,000	999,623
	NORFOLK SOUTHERN CORP	5.9% 15 Jun 2019	195,000	212,752
	NOVASTAR HOME EQUITY LOAN	1% 25 Mar 2035	1,625,000	1,586,612
	ONDECK ASSET SECURITIZATION TR	4.21% 17 May 2020	300,000	296,200
	ONEMAIN FINANCIAL ISSUANCE TRU	2.47% 18 Sep 2024	309,737	309,864
	ONEOK PARTNERS LP	0% 12 Jan 2017	6,000,000	5,997,708
	ORANGE LAKE TIMESHARE TRUST	2.61% 08 Mar 2029	694,859	686,928
	OSCAR US FUNDING TRUST	2.73% 15 Dec 2020	1,800,000	1,779,448
	OSCAR US FUNDING TRUST	0.9% 17 Sep 2017	386,905	386,630
	PANHANDLE PLAINS STUDENT FINAN	1% 01 Dec 2031	600,000	579,188
	PENNSYLVANIA HIGHER EDUCATION	1% 25 Nov 2065	1,480,000	1,479,812
	PIONEER NATURAL RESOURCE	4.45% 15 Jan 2026	655,000	694,014
	PITNEY BOWES INC	6.25% 15 Mar 2019	710,000	763,561
	PITNEY BOWES INC	3.375% 01 Oct 2021	1,060,000	1,029,137
	PROGRESS ENERGY INC	4.875% 01 Dec 2019	320,000	343,642

PROLOGIS LP	3.75% 01 Nov 2025	325,000	333,018
PUGET ENERGY INC	3.65% 15 May 2025	685,000	675,078
QUALCOMM INC	3.45% 20 May 2025	332,000	337,818
REGIONS BANK	2.25% 14 Sep 2018	995,000	998,266
REINSURANCE GRP OF AMER	5% 01 Jun 2021	490,000	529,520
REINSURANCE GRP OF AMER	3.95% 15 Sep 2026	795,000	786,517
REPUBLIC SERVICES INC	5.5% 15 Sep 2019	105,000	114,266
REYNOLDS AMERICAN INC	3.25% 12 Jun 2020	260,000	266,413
ROCHE HOLDINGS INC	2.875% 29 Sep 2021	1,340,000	1,363,024
SANTANDER DRIVE AUTO RECEIVABL	3.1% 16 Nov 2020	500,000	506,334
SAPPI PAPIER HOLDNG GMBH	7.75% 15 Jul 2017	2,000,000	2,025,000
SEMPRA ENERGY HOLDIN	0% 08 Feb 2017	5,000,000	4,993,931
SENECA PARK CLO LTD	1% 17 Jul 2026	1,300,000	1,300,235
SHELLPOINT CO ORIGINATOR TRUST	1% 25 Oct 2031	1,801,069	1,811,623
SHIRE ACQ INV IRELAND DA	2.875% 23 Sep 2023	875,000	831,641
SLC STUDENT LOAN TRUST	1% 15 Mar 2055	600,000	540,569
SLC STUDENT LOAN TRUST	1% 15 Jul 2036	800,000	785,927
SLM STUDENT LOAN TRUST	1% 25 Oct 2028	680,000	662,068
SLM STUDENT LOAN TRUST	1% 15 Jun 2038	184,507	161,798
SLM STUDENT LOAN TRUST	1% 15 Jan 2043	530,000	549,191
SLM STUDENT LOAN TRUST	1% 25 Mar 2044	859,863	727,916
SLM STUDENT LOAN TRUST	1% 25 Oct 2040	553,358	478,946
SMB PRIVATE EDUCATION LOAN TRU	1% 15 Sep 2021	166,302	166,324
SMB PRIVATE EDUCATION LOAN TRU	1% 15 May 2023	1,150,329	1,152,294
SMB PRIVATE EDUCATION LOAN TRU	2.7% 15 May 2031	1,000,000	992,808
SMB PRIVATE EDUCATION LOAN TRU	1% 17 Feb 2032	360,000	368,610
SOCIAL PROFESSIONAL LOAN PROGR	1% 25 Aug 2032	0	0
SOCIAL PROFESSIONAL LOAN PROGR	2.42% 25 Mar 2030	0	0
SOCIAL PROFESSIONAL LOAN PROGR	2.74% 25 Oct 2032	720,000	717,874
SOCIAL PROFESSIONAL LOAN PROGR	2.36% 27 Dec 2032	200,000	196,974
SOCIAL PROFESSIONAL LOAN PROGR	1% 25 Jan 2039	372,301	373,513
SOCIAL PROFESSIONAL LOAN PROGR	2.49% 25 Jan 2036	570,000	564,887
SOUTH TEXAS HIGHER EDUCATION A	1% 01 Oct 2046	600,000	578,388
SPECTRA ENERGY CAPTL	0% 10 Jan 2017	6,000,000	5,998,350
SPIRIT AEROSYSTEMS INC	3.85% 15 Jun 2026	320,000	315,699
SPIRIT AIR 2015 1 PTT A	4.1% 01 Oct 2029	656,916	670,186
SPRINGFIELD FUNDING TRUST	3.16% 15 Nov 2024	180,000	181,422
SPS SERVICER ADVANCE RECEIVABL	2.92% 15 Jul 2047	420,000	420,334
SPS SERVICER ADVANCE RECEIVABL	2.53% 16 Nov 2048	1,520,000	1,519,866
STANLEY BLACK + DECKER I	2.451% 17 Nov 2018	560,000	564,799
STORE MASTER FUNDING LLC	3.75% 20 Apr 2045	0	0
SVO VOI MORTGAGE CORP	2% 20 Sep 2029	18,109	17,786
SYMPHONY CLO LTD	1% 17 Jan 2025	1,300,000	1,300,008
SYMPHONY CLO LTD	1% 17 Oct 2026	1,000,000	1,000,256
TACO BELL FUNDING, LLC	3.832% 25 May 2046	618,450	620,692
TENCENT HOLDINGS LTD	2.875% 11 Feb 2020	385,000	386,530
TEVA PHARMACEUTICALS NE	3.15% 01 Oct 2026	745,000	686,836
TEVA PHARMACEUTICALS NE	2.2% 21 Jul 2021	585,000	559,662
TIME WARNER CABLE LLC	8.75% 14 Feb 2019	105,000	118,329
TIME WARNER INC	4.75% 29 Mar 2021	340,000	364,242
TOWD POINT MORTGAGE TRUST	1% 25 May 2055	357,057	357,923
TRINITY ACQUISITION PLC	3.5% 15 Sep 2021	790,000	797,710
TRINITY ACQUISITION PLC	4.4% 15 Mar 2026	155,000	156,899
TSY INFL IX N/B	0.125% 15 Jul 2026	4,537,890	4,388,144
TURKIYE GARANTI BANKASI	4.75% 17 Oct 2019	480,000	477,240
UNION PACIFIC CORP	4% 01 Feb 2021	90,000	95,374
UNITED MEXICAN STATES	5.95% 19 Mar 2019	625,000	675,313
UNUM GROUP	3% 15 May 2021	345,000	343,992
US 10YR ULTRA FUT MAR17	XCBT 20170322	(1,000,000)	5,508
US 2YR NOTE (CBT) MAR17	XCBT 20170331	19,400,000	(20,446)
US 5YR NOTE (CBT) MAR17	XCBT 20170331	23,000,000	(75,844)
US DOLLAR		147,497	147,497
US LONG BOND(CBT) MAR17	XCBT 20170322	500,000	(3,984)
US TREASURY N/B	0.875% 15 Jul 2018	200,000	199,359
US TREASURY N/B	1.625% 30 Nov 2020	1,250,000	1,244,971
US TREASURY N/B	1.25% 31 Mar 2021	54,870,000	53,603,271
US TREASURY N/B	1.125% 30 Sep 2021	2,600,000	2,507,882
US TREASURY N/B	2% 15 Nov 2026	800,000	769,718
US TREASURY N/B	1.625% 15 May 2026	16,845,000	15,707,963
US ULTRA BOND CBT MAR17	XCBT 20170322	(100,000)	1,445
VERIZON COMMUNICATIONS	4.6% 01 Apr 2021	380,000	407,442
VIACOM INC	5.625% 15 Sep 2019	120,000	129,098
VIACOM INC	2.25% 04 Feb 2022	320,000	300,718
WALGREENS BOOTS ALLIANCE	3.3% 18 Nov 2021	590,000	601,075
WASTE MANAGEMENT INC	4.6% 01 Mar 2021	50,000	53,934
WEINGARTEN REALTY INVEST	3.25% 15 Aug 2026	190,000	179,243
WELK RESORTS LLC	2.79% 16 Jun 2031	277,669	274,044
WELLS FARGO COMMERCIAL MORTGAG	3.349% 15 Nov 2043	291,781	298,952
WENDYS FUNDING LLC	4.497% 15 Jun 2045	839,375	807,996

WENDYS FUNDING LLC	3.371% 15 Jun 2045	913,438		912,045
WILLIS TOWERS WATSON PLC	5.75% 15 Mar 2021	580,000		633,782
XCEL ENERGY INC	3.3% 01 Jun 2025	530,000		530,145
XLIT LTD	5.75% 01 Oct 2021	360,000		400,080
XLIT LTD	4.45% 31 Mar 2025	315,000		312,344
XLIT LTD	6.375% 15 Nov 2024	660,000		770,351
XYLEM INC	4.875% 01 Oct 2021	140,000		151,140
XYLEM INC	0% 03 Feb 2017	2,000,000		1,997,983

	Sub-Total: Fund 5748 15 of 16		Total	$519,110,473

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	3M COMPANY	1.625% 19 Sep 2021	2,015,000		$1,963,642
	ABBOTT LABORATORIES	2.9% 30 Nov 2021	3,055,000		3,046,293
	ABBVIE INC	1.8% 14 May 2018	3,060,000		3,062,298
	AIRGAS INC	3.05% 01 Aug 2020	560,000		572,546
	AMERICAN EXPRESS CREDIT	1% 22 Sep 2017	2,000,000		2,001,166
	AMERICREDIT AUTOMOBILE RECEIVA	2.24% 08 Apr 2022	865,000		856,217
	AMERICREDIT AUTOMOBILE RECEIVA	1.53% 08 Jul 2021	310,000		307,899
	AMERICREDIT AUTOMOBILE RECEIVA	1.54% 09 Mar 2020	1,755,000		1,756,629
	AMGEN INC	4.1% 15 Jun 2021	1,290,000		1,359,875
	ANZ NEW ZEALAND INTL/LDN	2.25% 01 Feb 2019	1,985,000		1,989,645
	APPLE INC	2.85% 23 Feb 2023	3,050,000		3,069,011
	APPLE INC	1.7% 22 Feb 2019	2,000,000		2,003,788
	ARES CAPITAL CORP	3.625% 19 Jan 2022	1,129,000		1,094,489
	AT+T INC	3.6% 17 Feb 2023	455,000		458,877
	AUST + NZ BANKING GRP NY	2.55% 23 Nov 2021	2,035,000		2,018,639
	AVIS BUDGET RENTAL CAR FUNDING	2.5% 20 Jul 2021	3,000,000		2,977,176
	AVIS BUDGET RENTAL CAR FUNDING	2.63% 20 Dec 2021	1,875,000		1,852,066
	BANC OF AMERICA COMMERCIAL MOR	5.377% 10 Jun 2049	2,040,000		2,060,968
	BANC OF AMERICA MERRILL LYNCH	1% 15 Dec 2033	1,370,000		1,369,716
	BANK OF AMERICA CORP	3.3% 11 Jan 2023	4,345,000		4,359,512
	BANK OF AMERICA CORP	1% 21 Oct 2022	1,425,000		1,449,672
	BANK OF AMERICA NA	1.75% 05 Jun 2018	2,185,000		2,184,908
	BANK OF AMERICA NA	2.05% 07 Dec 2018	1,960,000		1,970,500
	BANK OF MONTREAL	1.8% 31 Jul 2018	2,410,000		2,411,513
	BANK OF MONTREAL	2.1% 12 Dec 2019	1,030,000		1,029,996
	BANK OF NOVA SCOTIA	1.7% 11 Jun 2018	795,000		795,273
	BANK OF NY MELLON CORP	1.6% 22 May 2018	3,000,000		3,001,266
	BANK OF NY MELLON CORP	2.2% 16 Aug 2023	2,000,000		1,908,172
	BARCLAYS PLC	2.875% 08 Jun 2020	835,000		827,947
	BAXALTA INC	2.875% 23 Jun 2020	2,425,000		2,424,394
	BAYER US FINANCE LLC	2.375% 08 Oct 2019	1,390,000		1,392,462
	BAYVIEW OPPORTUNITY MASTER FUN	4% 28 Apr 2055	1,270,000		1,307,989
	BOSTON SCIENTIFIC CORP	2.85% 15 May 2020	2,385,000		2,420,568
	BP CAPITAL MARKETS PLC	4.75% 10 Mar 2019	1,280,000		1,356,884
	BP CAPITAL MARKETS PLC	3.216% 28 Nov 2023	2,000,000		2,019,978
	CAPITAL ONE MULTI ASSET EXECUT	2.08% 15 Mar 2023	1,185,000		1,188,702
	CARDINAL HEALTH INC	1.95% 15 Jun 2018	1,995,000		1,999,337
	CATERPILLAR FINANCIAL SE	1.7% 16 Jun 2018	2,305,000		2,307,033
	CELGENE CORP	2.125% 15 Aug 2018	2,265,000		2,274,096
	CHEVRON CORP	1.961% 03 Mar 2020	1,405,000		1,400,326
	CHEVRON CORP	1.79% 16 Nov 2018	1,985,000		1,992,551
	CHRYSLER CAPITAL AUTO RECEIVAB	1.64% 15 Jul 2021	810,000		803,589
	CISCO SYSTEMS INC	1.4% 20 Sep 2019	2,025,000		2,002,917
	CITIGROUP COMMERCIAL MORTGAGE	3.259% 10 Oct 2047	3,000,000		3,083,982
	CITIGROUP INC	1.7% 27 Apr 2018	3,205,000		3,197,936
	CITIGROUP INC	2.9% 08 Dec 2021	825,000		822,774
	COLONY AMERICAN FINANCE LTD	2.896% 15 Oct 2047	1,265,250		1,261,308
	COMM MORTGAGE TRUST	3.399% 05 Oct 2030	1,190,000		1,188,864
	CONOCOPHILLIPS COMPANY	1.5% 15 May 2018	1,980,000		1,973,318
	COOPERATIEVE RABOBANK UA	4.625% 01 Dec 2023	1,430,000		1,504,489
	CORNING INC	1.5% 08 May 2018	1,995,000		1,989,121
	COVIDIEN INTL FINANCE SA	6% 15 Oct 2017	1,260,000		1,304,881
	CPS AUTO TRUST	4.2% 17 May 2021	860,000		859,790
	CPS AUTO TRUST	3.18% 15 Sep 2020	515,000		513,079
	CRED SUIS GP FUN LTD	3.8% 09 Jun 2023	1,410,000		1,408,446
	CREDIT ACCEPTANCE AUTO LOAN TR	1.55% 15 Oct 2021	130,903		130,897
	CREDIT ACCEPTANCE AUTO LOAN TR	2% 15 Jul 2022	750,000		751,348
	CREDIT ACCEPTANCE AUTO LOAN TR	3.04% 15 Aug 2023	1,965,000		1,975,979
	CREDIT SUISSE MORTGAGE TRUST	1% 15 Sep 2040	1,385,947		1,405,754
	CREDIT SUISSE NEW YORK	2.3% 28 May 2019	1,175,000		1,177,875
	CRONOS CONTAINERS PROGRAM LTD	3.27% 18 Nov 2029	1,895,167		1,833,200
	CROWN CASTLE INTL CORP	5.25% 15 Jan 2023	560,000		602,700
	CROWN CASTLE INTL CORP	4.875% 15 Apr 2022	535,000		569,668
	CVS HEALTH CORP	4.125% 15 May 2021	1,265,000		1,338,515
	DAIMLER FINANCE NA LLC	1.65% 18 May 2018	800,000		798,520
	DBUBS MORTGAGE TRUST	4.537% 10 Jul 2044	1,520,000		1,637,851

DELPHI AUTOMOTIVE PLC	3.15% 19 Nov 2020	200,000	203,202
DEUTSCHE BANK AG	3.375% 12 May 2021	710,000	702,820
DIAMOND 1 FIN/DIAMOND 2	4.42% 15 Jun 2021	2,230,000	2,307,481
DISH DBS CORP	6.75% 01 Jun 2021	985,000	1,068,725
DISH DBS CORP	4.625% 15 Jul 2017	195,000	197,194
DR PEPPER SNAPPLE GROUP	3.13% 15 Dec 2023	1,170,000	1,170,269
DRIVE AUTO RECEIVABLES TRUST	2.76% 15 Jul 2021	1,350,000	1,358,602
DRIVE AUTO RECEIVABLES TRUST	2.37% 16 Nov 2020	1,200,000	1,196,752
DRIVE AUTO RECEIVABLES TRUST	1.67% 15 Jul 2019	465,000	464,828
DT AUTO OWNER TRUST	2.74% 17 Oct 2022	1,005,000	995,353
DT AUTO OWNER TRUST	4.25% 15 Feb 2022	540,000	546,162
DT AUTO OWNER TRUST	4.53% 17 Oct 2022	1,395,000	1,420,315
DTE ENERGY CO	1.5% 01 Oct 2019	1,010,000	993,212
EBAY INC	1% 01 Aug 2019	2,500,000	2,487,618
ECOPETROL SA	5.875% 18 Sep 2023	1,010,000	1,069,085
ENERGY TRANSFER PARTNERS	2.5% 15 Jun 2018	1,500,000	1,505,498
ENTERPRISE PRODUCTS OPER	1.65% 07 May 2018	1,155,000	1,151,756
ENTERPRISE PRODUCTS OPER	6.5% 31 Jan 2019	1,220,000	1,329,902
EXELON CORP	1.55% 09 Jun 2017	2,130,000	2,126,123
EXPORT IMPORT BANK KOREA	1.5% 21 Oct 2019	1,400,000	1,378,245
EXPRESS SCRIPTS HOLDING	3% 15 Jul 2023	565,000	546,927
FANNIE MAE	5% 25 Jun 2040	1,125,000	1,247,266
FANNIE MAE	7% 25 Mar 2045	1,457,755	1,697,449
FANNIE MAE	1% 25 Nov 2033	1,240,551	1,241,349
FANNIE MAE	1% 27 Oct 2037	433,684	433,216
FANNIE MAE	1% 25 Dec 2040	684,474	684,257
FANNIE MAE	1% 25 Sep 2041	678,095	680,186
FANNIE MAE	1% 25 Sep 2041	1,256,536	1,258,619
FANNIE MAE	1% 25 May 2040	1,693,402	1,692,471
FANNIE MAE	1% 25 Oct 2040	317,755	317,268
FANNIEMAE WHOLE LOAN	6.5% 25 Dec 2045	1,426,893	1,598,158
FHLMC STRUCTURED PASS THROUGH	1% 25 Jul 2044	1,789,417	1,793,447
FIDELITY NATIONAL INFORM	2.25% 15 Aug 2021	645,000	628,892
FIFTH THIRD BANK	2.3% 15 Mar 2019	1,395,000	1,404,409
FLAGSHIP CREDIT AUTO TRUST	2.43% 15 Jun 2021	475,000	473,141
FLAGSHIP CREDIT AUTO TRUST	3.08% 15 Dec 2021	1,235,000	1,239,820
FNMA POOL 735697	1% 01 Jun 2035	3,679,086	3,841,191
FNMA POOL 795297	1% 01 Jul 2044	163,029	166,157
FORD MOTOR CREDIT CO LLC	3.2% 15 Jan 2021	1,340,000	1,341,955
FORD MOTOR CREDIT CO LLC	2.24% 15 Jun 2018	2,200,000	2,202,981
FORD MOTOR CREDIT CO LLC	2.943% 08 Jan 2019	475,000	480,421
FORTIS INC	2.1% 04 Oct 2021	1,030,000	995,510
FORTUNE BRANDS HOME + SE	3% 15 Jun 2020	560,000	563,599
GCCFC COMMERCIAL MORTGAGE TRUS	5.736% 10 Dec 2049	1,212,576	1,229,924
GE CAPITAL INTL FUNDING	2.342% 15 Nov 2020	717,000	716,658
GENERAL ELECTRIC CO	2.2% 09 Jan 2020	280,000	280,911
GENERAL MILLS INC	2.2% 21 Oct 2019	1,400,000	1,406,814
GENERAL MOTORS FINL CO	3.15% 15 Jan 2020	1,385,000	1,393,685
GENERAL MOTORS FINL CO	4.25% 15 May 2023	435,000	440,226
GENERAL MOTORS FINL CO	3.2% 13 Jul 2020	1,530,000	1,534,602
GLOBAL SC FINANCE SRL	3.19% 17 Jul 2029	1,311,917	1,258,685
GNMA II POOL 710074	1% 20 Apr 2061	830,657	857,761
GNMA II POOL 765178	1% 20 Mar 2062	1,745,410	1,824,257
GNMA II POOL 765230	1% 20 Dec 2062	1,911,432	2,014,043
GNMA II POOL 766549	1% 20 Jul 2062	1,684,473	1,768,711
GNMA II POOL 791932	1% 20 Jan 2063	1,809,983	1,909,407
GNMA II POOL AE0471	1% 20 May 2064	1,479,358	1,598,808
GOLDMAN SACHS GROUP INC	2.6% 23 Apr 2020	1,590,000	1,591,666
GOLDMAN SACHS GROUP INC	5.95% 18 Jan 2018	705,000	734,428
GOLDMAN SACHS GROUP INC	1% 15 Sep 2020	2,000,000	2,018,644
GOVERNMENT NATIONAL MORTGAGE A	1% 20 May 2065	3,330,290	3,286,788
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Aug 2058	62,507	61,872
GOVERNMENT NATIONAL MORTGAGE A	1% 16 Sep 2042	1,091,228	1,098,635
GOVERNMENT NATIONAL MORTGAGE A	6% 16 Jun 2034	2,448,000	2,894,983
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Nov 2060	89,392	88,786
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Mar 2065	2,662,779	2,664,215
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Jun 2061	795,907	790,996
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Apr 2065	1,394,990	1,387,295
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Jul 2065	1,350,170	1,345,474
GS MORTGAGE SECURITIES TRUST	1% 10 Aug 2045	3,224,663	3,257,580
HANESBRANDS INC	4.625% 15 May 2024	220,000	213,400
HARRIS CORPORATION	1.999% 27 Apr 2018	1,405,000	1,405,856
HCP INC	4% 01 Dec 2022	1,990,000	2,048,532
HILTON GRAND VACA LLC/IN	6.125% 01 Dec 2024	170,000	176,588
HONEYWELL INTERNATIONAL	1.85% 01 Nov 2021	1,435,000	1,402,325
HP INC	4.3% 01 Jun 2021	1,290,000	1,350,089
HSBC USA INC	2% 07 Aug 2018	1,990,000	1,989,489
HUTCH WHAMPOA INT 14 LTD	1.625% 31 Oct 2017	1,415,000	1,411,710
HYUNDAI AUTO LEASE SECURITIZAT	1.66% 15 Jul 2019	2,800,000	2,808,007

	ING BANK NV	2.05% 17 Aug 2018	1,995,000	1,996,648
	JM SMUCKER CO	1.75% 15 Mar 2018	1,400,000	1,401,826
	JOHN DEERE CAPITAL CORP	1.25% 09 Oct 2019	1,025,000	1,006,736
	JP MORGAN CHASE COMMERCIAL MOR	5.716% 15 Feb 2051	852,456	871,539
	JP MORGAN CHASE COMMERCIAL MOR	1% 15 Jun 2049	2,044,097	2,056,415
	JP MORGAN CHASE COMMERCIAL MOR	1% 15 Jul 2031	1,801,764	1,803,636
	JP MORGAN CHASE COMMERCIAL MOR	1% 15 Aug 2027	3,000,000	3,003,477
	JP MORGAN CHASE COMMERCIAL MOR	1% 15 Jul 2036	1,700,000	1,712,793
*	JPMORGAN CHASE + CO	2.25% 23 Jan 2020	3,585,000	3,576,561
*	JPMORGAN CHASE + CO	1% 24 Oct 2023	1,435,000	1,463,656
*	JPMORGAN CHASE + CO	2.75% 23 Jun 2020	1,145,000	1,155,355
*	JPMORGAN CHASE + CO	1.85% 22 Mar 2019	1,155,000	1,151,355
	JUNIPER NETWORKS INC	3.125% 26 Feb 2019	1,980,000	2,011,613
	KELLOGG CO	2.65% 01 Dec 2023	1,440,000	1,393,046
	KEY BANK NA	3.18% 15 Oct 2027	875,000	884,069
	KLA TENCOR CORP	4.125% 01 Nov 2021	1,330,000	1,386,937
	LB COMMERCIAL CONDUIT MORTGAGE	1% 15 Jul 2044	2,009,295	2,036,004
	LINCOLN NATIONAL CORP	6.25% 15 Feb 2020	184,000	203,213
	LOWE S COS INC	1.15% 15 Apr 2019	915,000	903,672
	LSC COMMUNICATIONS INC	8.75% 15 Oct 2023	1,030,000	1,035,150
	MANUF + TRADERS TRUST CO	1.4% 25 Jul 2017	1,250,000	1,250,660
	MARATHON PETROLEUM CORP	2.7% 14 Dec 2018	1,945,000	1,970,894
	MARTIN MARIETTA MATERIAL	1% 30 Jun 2017	1,420,000	1,422,444
	MASCO CORP	3.5% 01 Apr 2021	135,000	135,338
	MCKESSON CORP	1.292% 10 Mar 2017	1,405,000	1,405,339
*	METLIFE INC	1% 15 Dec 2017	1,225,000	1,228,161
	MICROSOFT CORP	1.1% 08 Aug 2019	2,095,000	2,066,829
	MILL CITY MORTGAGE TRUST	1% 25 Apr 2057	584,018	581,379
	MONSANTO CO	1.15% 30 Jun 2017	1,950,000	1,948,534
	MORGAN STANLEY	1% 24 Oct 2023	605,000	611,722
	MORGAN STANLEY	2.8% 16 Jun 2020	3,125,000	3,150,575
	MORGAN STANLEY	1.875% 05 Jan 2018	1,630,000	1,632,429
	MORGAN STANLEY CAPITAL I TRUST	1% 15 Apr 2049	689,717	691,262
	NABORS INDUSTRIES INC	5.5% 15 Jan 2023	210,000	218,663
	NATIONAL AUSTRALIA BK/NY	1.875% 23 Jul 2018	2,355,000	2,358,264
	NAVIENT CORP	7.25% 25 Jan 2022	1,235,000	1,307,556
	NCL CORPORATION LTD	4.625% 15 Nov 2020	1,385,000	1,409,238
	NEXTGEAR FLOORPLAN MASTER OWNE	2.74% 15 Apr 2021	190,000	191,017
	NEXTGEAR FLOORPLAN MASTER OWNE	2.19% 15 Sep 2021	245,000	243,022
	NEXTGEAR FLOORPLAN MASTER OWNE	1.8% 15 Jul 2019	1,480,000	1,480,186
	ONEMAIN FINANCIAL ISSUANCE TRU	3.66% 20 Feb 2029	660,000	667,258
	ONEMAIN FINANCIAL ISSUANCE TRU	2.57% 18 Jul 2025	980,000	980,034
	OPEN TEXT CORP	5.875% 01 Jun 2026	1,315,000	1,387,325
	ORANGE SA	1.625% 03 Nov 2019	2,000,000	1,968,198
	PENTAIR FINANCE SA	2.9% 15 Sep 2018	885,000	895,228
	PEPSICO INC	1.7% 06 Oct 2021	2,025,000	1,967,237
	PETROLEOS MEXICANOS	6.375% 04 Feb 2021	1,120,000	1,192,800
	PHILIP MORRIS INTL INC	1.875% 15 Jan 2019	2,335,000	2,335,276
	PITNEY BOWES INC	3.375% 01 Oct 2021	1,025,000	995,156
	PLAINS ALL AMER PIPELINE	3.85% 15 Oct 2023	420,000	415,241
	PNC BANK NA	1.85% 20 Jul 2018	2,335,000	2,339,054
	PNC BANK NA	1.7% 07 Dec 2018	2,000,000	1,996,380
	PRESTIGE AUTO RECEIVABLES TRUS	1.76% 15 Jan 2021	2,045,000	2,034,733
	PRICOA GLOBAL FUNDING 1	1.45% 13 Sep 2019	1,025,000	1,009,672
	RAIT TRUST	1% 15 Dec 2031	254,141	254,486
	RELIANCE STAND LIFE II	2.15% 15 Oct 2018	715,000	718,552
	RYDER SYSTEM INC	2.5% 11 May 2020	3,000,000	2,986,278
	S+P GLOBAL INC	2.5% 15 Aug 2018	380,000	383,173
	SANTANDER DRIVE AUTO RECEIVABL	1.5% 17 Aug 2020	725,000	721,792
	SANTANDER DRIVE AUTO RECEIVABL	2.97% 15 Mar 2021	1,240,000	1,251,908
	SANTANDER DRIVE AUTO RECEIVABL	1.56% 15 May 2020	1,055,000	1,054,127
	SANTANDER UK GROUP HLDGS	2.875% 05 Aug 2021	1,230,000	1,202,762
	SCRIPPS NETWORKS INTERAC	2.8% 15 Jun 2020	1,985,000	1,989,385
	SHELL INTERNATIONAL FIN	2.125% 11 May 2020	2,960,000	2,956,463
	SHELL INTERNATIONAL FIN	1.625% 10 Nov 2018	395,000	395,446
	SHIRE ACQ INV IRELAND DA	1.9% 23 Sep 2019	2,040,000	2,014,137
	SOCIAL PROFESSIONAL LOAN PROGR	2.36% 27 Dec 2032	145,000	142,806
	SOCIAL PROFESSIONAL LOAN PROGR	1% 25 Jan 2039	200,470	201,122
	SOCIAL PROFESSIONAL LOAN PROGR	3.02% 25 Oct 2027	1,038,971	1,051,215
	SOCIAL PROFESSIONAL LOAN PROGR	2.74% 25 Oct 2032	335,000	334,011
	SOUTHERN CALIF GAS CO	1.55% 15 Jun 2018	2,525,000	2,526,896
	SOUTHERN POWER CO	2.5% 15 Dec 2021	1,555,000	1,522,829
	SSGA	G STIFF ERISA QUALIFIED	7,542,513	7,542,513
	STARWOOD PROPERTY TRUST	5% 15 Dec 2021	370,000	374,958
	STATOIL ASA	5.25% 15 Apr 2019	1,245,000	1,336,768
	SVENSKA HANDELSBANKEN AB	1.875% 07 Sep 2021	900,000	869,144
	SVENSKA HANDELSBANKEN AB	1.5% 06 Sep 2019	1,435,000	1,412,921
	TAL ADVANTAGE LLC	3.33% 20 May 2039	1,668,195	1,608,236
	TCF AUTO RECEIVABLES OWNER TRU	1.49% 16 Dec 2019	2,457,252	2,458,181

TESORO CORP	4.75% 15 Dec 2023	1,135,000	1,142,803
TESORO LOGISTICS LP/CORP	5.5% 15 Oct 2019	1,340,000	1,417,050
TOWD POINT MORTGAGE TRUST	1% 25 Nov 2060	912,114	911,869
TOWD POINT MORTGAGE TRUST	1% 25 Aug 2055	479,392	478,392
TOYOTA MOTOR CREDIT CORP	1.55% 18 Oct 2019	585,000	577,919
TOYOTA MOTOR CREDIT CORP	2.1% 17 Jan 2019	1,380,000	1,387,576
TRANSCANADA PIPELINES	1.875% 12 Jan 2018	1,390,000	1,392,182
TRANSCANADA PIPELINES	2.5% 01 Aug 2022	185,000	180,657
UNION PACIFIC CORP	2.25% 19 Jun 2020	2,400,000	2,405,359
UNITEDHEALTH GROUP INC	1.7% 15 Feb 2019	1,970,000	1,964,078
US DOLLAR		(132,832)	(132,832)
US TREASURY N/B	1.5% 15 Aug 2026	735,000	675,999
US TREASURY N/B	1.125% 31 Aug 2021	8,240,000	7,961,579
US TREASURY N/B	1.125% 30 Sep 2021	7,030,000	6,780,927
US TREASURY N/B	1% 15 Oct 2019	7,005,000	6,930,025
US TREASURY N/B	1.25% 31 Oct 2021	12,125,000	11,757,467
US TREASURY N/B	1.375% 30 Apr 2021	3,255,000	3,193,080
US TREASURY N/B	1.375% 31 May 2021	3,235,000	3,170,679
US TREASURY N/B	1.125% 30 Jun 2021	1,845,000	1,785,687
US TREASURY N/B	1.625% 15 Feb 2026	1,610,000	1,504,344
US TREASURY N/B	1.125% 31 Jul 2021	5,210,000	5,036,200
US TREASURY N/B	1.75% 30 Nov 2021	2,590,000	2,570,676
USAA CAPITAL CORP	2.45% 01 Aug 2020	1,155,000	1,158,535
VERIZON OWNER TRUST	1.42% 20 Jan 2021	245,000	243,295
VIACOM INC	2.25% 04 Feb 2022	1,020,000	958,539
VOLKSWAGEN GROUP AMERICA	1.25% 23 May 2017	985,000	983,404
WACHOVIA BANK COMMERCIAL MORTG	5.342% 15 Dec 2043	349,310	348,919
WALGREENS BOOTS ALLIANCE	1.75% 17 Nov 2017	1,390,000	1,393,468
WALT DISNEY COMPANY/THE	0.875% 12 Jul 2019	1,560,000	1,528,641
WELLS FARGO + COMPANY	1.4% 08 Sep 2017	3,015,000	3,011,451
WELLS FARGO + COMPANY	2.6% 22 Jul 2020	1,845,000	1,855,664
WHIRLPOOL CORP	1.65% 01 Nov 2017	455,000	455,651
WILLIAMS PARTNERS LP	3.6% 15 Mar 2022	595,000	598,148
WORLD FINANCIAL NETWORK CREDIT	3.14% 17 Jan 2023	1,835,000	1,884,864
WORLD FINANCIAL NETWORK CREDIT	2.15% 17 Apr 2023	1,000,000	1,003,715
XEROX CORPORATION	2.8% 15 May 2020	285,000	280,094
XEROX CORPORATION	6.35% 15 May 2018	385,000	405,896
ZIMMER BIOMET HOLDINGS	3.375% 30 Nov 2021	1,365,000	1,378,183

	Sub-Total: Fund 5749 16 of 16	Total	$406,875,593

	Sub-Total: Investment Income Fund-Underling Investments at Fair Value (16 funds)		$10,332,325,101

		(c) Description of investment including maturity date,		(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value	(d) Cost	value
(n/a)
Shares/
Par Value

	Royal Bank of Canada	Synthetic GIC, 3.81%		—
*	State Street Bank and Trust Company	Synthetic GIC, 3.81%		—
*	The Prudential Insurance Company of America	Synthetic GIC, 3.20%		—
*	Mass Mutual Life Insurance Company	Synthetic GIC, 3.17%		—
*	New York Life Insurance Company	Synthetic GIC, 2.83%		—
*	Metropolitan Life Insurance Company	Synthetic GIC, 2.68%		—

		Sub-Total: Investments Contracts at Fair Value		$—

		TOTAL: Interest Income Fund - at Fair Value		$10,332,325,101

		Adjustment from fair value to contract value for fully benefit-responsive investment contracts		(214,009,141)

		Interest Income Fund - at Contract Value		$10,118,315,960

n / a – Cost is not applicable